                                                                     EXHIBIT 2.1


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------X
IN RE:                                   :  CHAPTER 11
                                         :
ENRON CORP., ET AL.,                     :  CASE NO. 01-16034 (AJG)
                                         :
                      DEBTORS.           :  JOINTLY ADMINISTERED
-----------------------------------------X

                             PLAN SUPPLEMENT TO THE
             FIFTH AMENDED JOINT PLAN OF AFFILIATED DEBTORS PURSUANT
               TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE










                                         WEIL, GOTSHAL & MANGES LLP
                                         767 Fifth Avenue
                                         New York, New York  10153
                                         (212) 310-8000
                                                    - and -
                                         700 Louisiana
                                         Houston, Texas  77002
                                         (713) 546-5000
                                         Attorneys for Debtors and
                                           Debtors in Possession

Dated:  March 9, 2004

                                TABLE OF CONTENTS


                                                                             TAB
FORM OF LITIGATION TRUST AGREEMENT.............................................A
FORM OF SPECIAL LITIGATION TRUST AGREEMENT.....................................B
FORM OF PRISMA TRUST AGREEMENT.................................................C
FORM OF CROSSCOUNTRY TRUST AGREEMENT...........................................D
FORM OF PGE TRUST AGREEMENT....................................................E
FORM OF REMAINING ASSET TRUST AGREEMENT(S).....................................F
FORM OF COMMON EQUITY TRUST AGREEMENT..........................................G
FORM OF PREFERRED EQUITY TRUST AGREEMENT.......................................H
FORM OF PRISMA ARTICLES OF ASSOCIATION.........................................I
FORM OF PRISMA MEMORANDUM OF ASSOCIATION.......................................J
FORM OF CROSSCOUNTRY BY-LAWS/ORGANIZATIONAL AGREEMENT..........................K
FORM OF CROSSCOUNTRY CHARTER...................................................L
FORM OF PGE BY-LAWS............................................................M
FORM OF PGE ARTICLES OF INCORPORATION..........................................N
FORM OF REORGANIZED DEBTORS PLAN ADMINISTRATION AGREEMENT......................O
FORM OF REORGANIZED DEBTORS BY-LAWS............................................P
FORM OF REORGANIZED DEBTORS CERTIFICATE OF INCORPORATION.......................Q
FORM OF SEVERANCE SETTLEMENT FUND TRUST AGREEMENT..............................R
SCHEDULE OF THE TYPES OF CLAIMS ENTITLED TO THE BENEFITS OF
         SUBORDINATION AFFORDED BY THE DOCUMENTS REFERRED TO AND
         THE DEFINITIONS SET FORTH ON EXHIBIT "L" TO THE PLAN..................S
SCHEDULE OF ALLOWED GENERAL UNSECURED CLAIMS HELD BY AFFILIATED
         NON-DEBTOR ENTITIES AND STRUCTURES CREATED BY THE
         DEBTORS AND WHICH ARE CONTROLLED OR MANAGED BY THE
         DEBTORS OR THEIR AFFILIATES..T
SCHEDULE SETTING FORTH (1) THE IDENTITY OF THE PROPOSED SENIOR
         OFFICERS AND DIRECTORS OF REORGANIZED ENE AND (2) THE
         IDENTITY AND COMPENSATION OF ANY INSIDERS TO BE RETAINED
         OR EMPLOYED BY REORGANIZED ENE.....................................U, V


SCHEDULE SETTING FORTH THE LITIGATION COMMENCED BY THE DEBTORS ON
         OR AFTER DECEMBER 15, 2003 TO THE EXTENT THAT SUCH LITIGATION
         IS NOT SET FORTH IN THE DISCLOSURE STATEMENT..........................W
METHODOLOGY OR PROCEDURE AGREED UPON BY THE DEBTORS, THE CREDITORS'
         COMMITTEE AND THE ENA EXAMINER WITH RESPECT TO THE ADJUSTMENT
         OF ALLOWED INTERCOMPANY CLAIMS, AS REFERENCED IN SECTION
         1.21 OF THE PLAN, AND TO THE EXTENT ADJUSTED OR TO BE ADJUSTED
         PURSUANT TO SUCH METHODOLOGY OR PROCEDURE, AN UPDATED EXHIBIT
         "F" TO THE PLAN AND A RANGE OF ADJUSTMENT WHICH MAY BE MADE
         IN ACCORDANCE WITH SECTION 1.21(C) OF THE PLAN........................X
GUIDELINES OF THE DISPUTED CLAIMS RESERVE......................................Y
GUIDELINES FOR THE DCR OVERSEERS...............................................Z
SCHEDULE OR DESCRIPTION OF LITIGATION TRUST CLAIMS AND
         SPECIAL LITIGATION TRUST CLAIMS......................................AA
SCHEDULE OF CREDITOR CASH.....................................................BB
SEC ORDER REGARDING PLAN APPLICATION..........................................CC
SEC ORDER REGARDING OMNIBUS APPLICATION.......................................DD

                       FORM OF LITIGATION TRUST AGREEMENT







                                        A

                                                                      Schedule A

                     ENRON CORP. LITIGATION TRUST AGREEMENT

                                TABLE OF CONTENTS

Article 1 ESTABLISHMENT OF THE LITIGATION TRUST............................................................    2

    1.1     Establishment of Litigation Trust and Appointment of Original Trustee..........................    2
    1.2     Transfer of Assets and Rights to the Litigation Trustee........................................    2
    1.3     Title to Litigation Trust Claims...............................................................    3
    1.4     Valuation of Litigation Trust Assets...........................................................    3
    1.5     Nature and Purpose of the Litigation Trust.....................................................    3
    1.6     Incorporation of Plan..........................................................................    4
    1.7     Funding of the Litigation Trust................................................................    4

Article 2 LITIGATION TRUST INTERESTS.......................................................................    4

    2.1     Allocation of Litigation Trust Interests.......................................................    4
    2.2     Interests Beneficial Only......................................................................    5
    2.3     Certificates...................................................................................    5
    2.4     Securities Law Registration....................................................................    5
    2.5     Transfer and Exchange..........................................................................    5
    2.6     Access to the Registrar by the Beneficiaries...................................................    6
    2.7     Absolute Owners................................................................................    6
    2.8     Issuance of Certificates Upon Transfer.........................................................    6
    2.9     Mutilated, Defaced, Lost, Stolen or Destroyed Certificates.....................................    6

Article 3 THE LITIGATION TRUSTEE...........................................................................    7

    3.1     Litigation Trust Proceeds......................................................................    7
    3.2     Collection of Income...........................................................................    7
    3.3     Payment of Litigation Trust Expenses...........................................................    7
    3.4     Distributions..................................................................................    8
    3.5     Tenure, Removal, and Replacement of the Litigation Trustee.....................................    8
    3.6     Acceptance of Appointment by Successor Litigation Trustee......................................    9
    3.7     Regular Meetings of the Litigation Trustee and the Litigation Trust Board......................   10
    3.8     Special Meetings of the Litigation Trustee and the Litigation Trust Board......................   10
    3.9     Notice of, and Waiver of Notice for, Litigation Trustee and Litigation Trust Board Meetings....   10
    3.10    Manner of Acting...............................................................................   10
    3.11    Role of the Litigation Trustee.................................................................   11
    3.12    Authority of Litigation Trustee................................................................   11
    3.13    Limitation of Litigation Trustee's Authority...................................................   13
    3.14    Books and Records..............................................................................   14
    3.15    Inquiries into Trustee's Authority.............................................................   14
    3.16    Compliance with Laws...........................................................................   14
    3.17    Compensation of the Litigation Trustee.........................................................   14
    3.18    Reliance by Litigation Trustee.................................................................   14

    3.19    Investment and Safekeeping of Litigation Trust Assets.......................................   15
    3.20    Standard of Care; Exculpation...............................................................   15

Article 4 LITIGATION TRUST BOARD........................................................................   16

    4.1     Litigation Trust Board......................................................................   16
    4.2     Authority of the Litigation Trust Board.....................................................   16
    4.3     Regular Meetings of the Litigation Trust Board..............................................   16
    4.4     Special Meetings of the Litigation Trust Board..............................................   16
    4.5     Manner of Acting............................................................................   16
    4.6     Litigation Trust Board's Action Without a Meeting...........................................   17
    4.7     Tenure, Removal, and Replacement of the Members of the Litigation Trust Board...............   17
    4.8     Compensation of the Litigation Trust Board..................................................   19
    4.9     Standard of Care; Exculpation...............................................................   19

Article 5 JOINT TASK FORCE..............................................................................   19

    5.1     Role of the Joint Task Force; Creditors' Committee..........................................   19
    5.2     Fees and Expenses...........................................................................   20
    5.3     Standard of Care; Exculpation...............................................................   20

Article 6 TAX MATTERS...................................................................................   21

    6.1     Federal Income Tax Reporting................................................................   21
    6.2     Allocations of Litigation Trust Taxable Income..............................................   22

Article 7 DISTRIBUTIONS.................................................................................   22

    7.1     Annual Distribution; Withholding............................................................   22
    7.2     Manner of Payment or Distribution...........................................................   23
    7.3     Delivery of Litigation Trust Distributions..................................................   23
    7.4     Cash Distributions..........................................................................   23

Article 8 INDEMNIFICATION...............................................................................   23

    8.1     Indemnification of Litigation Trustee, the Litigation Trust Board and the Joint Task
            Force.......................................................................................   23

Article 9 NET LITIGATION TRUST RECOVERY/ASSIGNMENT OF CLAIMS............................................   24

    9.1     Net Judgment................................................................................   24
    9.2     Assignment..................................................................................   24

Article 10 REPORTS TO BENEFICIARIES.....................................................................   25

   10.1     Quarterly and Annual Reports................................................................   25

Article 11 TERMINATION OF THE LITIGATION TRUST..........................................................   26

   11.1     Termination of the Litigation Trust.........................................................   26
   11.2     Continuance of Trust for Winding Up.........................................................   27

Article 12 AMENDMENT AND WAIVER.........................................................................   27

   12.1     Amendment and Waiver........................................................................   27

Article 13 MISCELLANEOUS PROVISIONS.....................................................................   28

   13.1     Intention of Parties to Establish the Litigation Trust......................................   28
   13.2     Prevailing Party............................................................................   28
   13.3     Laws as to Construction.....................................................................   28
   13.4     Jurisdiction................................................................................   28
   13.5     Severability................................................................................   28
   13.6     Notices.....................................................................................   29
   13.7     Fiscal Year.................................................................................   30
   13.8     Headings....................................................................................   30
   13.9     Counterparts................................................................................   30
   13.10    Confidentiality.............................................................................   30
   13.11    Entire Agreement............................................................................   31

Exhibit A         ENA Examiner's Board Members

                                      iii

                  This Litigation Trust Agreement (this "Trust Agreement"), dated as of _____________, 2004, by and among Enron Corp., an Oregon corporation ("ENE"), and Stephen Forbes Cooper, LLC, a ___________ limited liability company, as the trustee (the "Original Trustee"), is executed in connection with the Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof, the "Plan"). Capitalized terms used in this Trust Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

                               W I T N E S S E T H

                  WHEREAS, on December 2, 2001, and continuing thereafter, ENE and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

                  WHEREAS, on January 9, 2004, ENE filed the Plan;

                  WHEREAS, on April __, 2004, the Bankruptcy Court entered an order confirming the Plan (the "Confirmation Order");

                  WHEREAS, this Litigation Trust is created pursuant to, and to effectuate certain provisions of, the Plan and to hold the Litigation Trust Claims (which Litigation Trust Claims, prior to the transfer to the Litigation Trust, are owned by ENE pursuant to the terms of the Plan and is contemplated by the Confirmation Order);

                  WHEREAS, the Litigation Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d); and

                  WHEREAS, the Litigation Trust is established for the sole purpose of liquidating its assets for the benefit of holders of Allowed Claims in Classes 3 through 190, and other holders of Allowed Claims and Allowed Equity Interests, if applicable (as more fully set forth in the Plan) and/or their transferees, as applicable (collectively, all such parties are referred to herein as, the "Beneficiaries"), in accordance with Treasury Regulation Section 301.7701-4(d), with no objective or authority to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidation purpose of this Litigation Trust and the Plan;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, ENE and the Litigation Trustee agree as follows:

                                   ARTICLE 1

                      ESTABLISHMENT OF THE LITIGATION TRUST

         1.1 Establishment of Litigation Trust and Appointment of Original Trustee. (a) Pursuant to the Plan, ENE and the Original Trustee hereby establish a trust which shall be known as the "Enron Corp. Litigation Trust" on behalf of the Beneficiaries.

                  (b) The Original Trustee is hereby appointed as trustee of the Litigation Trust effective as of the date hereof and agrees to accept and hold the assets of the Litigation Trust in trust for the Beneficiaries subject to the terms of the Plan and this Trust Agreement. The Original Trustee and each successor trustee serving from time to time hereunder (the "Litigation Trustee") shall have all the rights, powers and duties set forth herein.

         1.2 Transfer of Assets and Rights to the Litigation Trustee. (a) As of the date hereof, ENE hereby transfers, assigns, and delivers to the Litigation Trustee, (i) all of ENE's right, title, and interest in and to the Litigation Trust Claims free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person or entity and (ii) all of its right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Litigation Trust Claims (collectively, "Privileges"), which shall vest in the Litigation Trustee.

                  (b) On or after the date hereof, ENE shall (i) deliver or cause to be delivered to the Litigation Trustee any and all documents in connection with the Litigation Trust Claims (including those maintained in electronic format and original documents) whether held by ENE, its employees, agents, advisors, attorneys, accountants or any other professionals hired by ENE and (ii) provide access to such employees of ENE, its agents, advisors, attorneys, accountants or any other professionals hired by ENE with knowledge of matters relevant to the Litigation Trust Claims. Upon the reasonable request of the Litigation Trustee, ENE shall provide the Litigation Trustee with a list of all documents in connection with the Litigation Trust Claims known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (c) At any time and from time to time on and after the date hereof, ENE, on behalf of itself and the Reorganized Debtors, agrees (i) at the reasonable request of the Litigation Trustee to execute and/or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), (ii) to take, or cause to be taken, all such further actions as the Litigation Trustee may reasonably request in order to evidence or effectuate the transfer of the Litigation Trust Claims and the Privileges to the Litigation Trust and the consummation of the transactions contemplated hereby and by the Plan and to otherwise carry out the intent of the parties hereunder and under the Plan and
(iii) to cooperate with the Litigation Trustee in the prosecution of the Litigation Trust Claims.

         1.3 Title to Litigation Trust Claims. (a) The transfer of the Litigation Trust Claims to the Litigation Trust shall be made for the ratable benefit of the Beneficiaries to the extent such Beneficiaries are entitled to Litigation Trust Interests under the Plan. In this regard, the Litigation Trust Claims will be treated for tax purposes as being (i) transferred to the Beneficiaries in partial satisfaction of Allowed Claims, to be held by ENE on their behalf, and (ii) immediately thereafter, transferred to the Litigation Trust in exchange for Litigation Trust Interests for the ratable benefit of the Beneficiaries, in accordance with the Plan. Upon the transfer of the Litigation Trust Claims, the Litigation Trustee shall succeed to all of ENE's right, title and interest in and to the Litigation Trust Claims and ENE will have no further interest in or with respect to the Litigation Trust Claims or this Litigation Trust.

                  (b) For all Federal income tax purposes, all parties (including, without limitation, ENE, the Litigation Trustee and the Beneficiaries) shall treat the transfer of Litigation Trust Claims to the Litigation Trust in accordance with the terms of the Plan, as a transfer of the Litigation Trust Claims to the Beneficiaries followed by a transfer by such Beneficiaries to the Litigation Trust, and the Beneficiaries of the Litigation Trust shall be treated as the grantors and owners hereof.

         1.4 Valuation of Litigation Trust Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days after such date, (i) the Litigation Trust Board shall inform the Litigation Trustee and the Joint Task Force (as defined below in Section 5.1), in writing, of the value as of the date hereof of the assets transferred to the Litigation Trust, based on the good faith determination of the Litigation Trust Board and (ii) the Litigation Trustee shall apprise the Beneficiaries, in writing, of such valuation. The valuation shall be used consistently by all parties (including ENE, the Reorganized Debtors, the Litigation Trustee and the Beneficiaries) for all Federal income tax purposes.

         1.5 Nature and Purpose of the Litigation Trust. (a) Purpose. The Litigation Trust is a trust pursuant to which the Litigation Trustee, subject to the terms and conditions contained herein and in the Plan, is to (i) hold the assets of the Litigation Trust and dispose of the same in accordance with this Trust Agreement and the Plan in accordance with Treasury Regulation Section 301.7701-4(d) and (ii) oversee and direct the expeditious but orderly liquidation of the assets of the Litigation Trust. Accordingly, the primary purpose of this Litigation Trust is to liquidate the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the liquidation value of the assets of the Litigation Trust, and consistent with, the liquidating purpose of the Litigation Trust.

                  (b) Actions of the Litigation Trustee. The Litigation Trustee, upon direction of the Litigation Trust Board and in consultation with the Joint Task Force, except as set forth in Section 3.12 herein, and the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Litigation Trust, make timely distributions and not unduly prolong the duration of the Litigation Trust. The liquidation of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise. The Litigation Trustee, upon direction of the Litigation Trust Board and in consultation with the Joint Task Force, except as set forth in Section
3.12 herein, shall have the absolute right to pursue, settle and compromise or not pursue any and all Litigation Trust Claims as it determines is in the best interests of the Beneficiaries, and consistent with the purposes of the Litigation Trust, and shall have no liability for the outcome of its decision except for any damages caused by recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law.

                  (c) Relationship. This Trust Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a trust. The Litigation Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Litigation Trustee or the Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Beneficiaries to the Litigation Trustee shall be solely that of beneficiaries of a trust and shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Trust Agreement.

         1.6 Incorporation of Plan. The Plan and the Confirmation Order are each hereby incorporated into this Trust Agreement and made a part hereof by this reference; provided, however, to the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, and/or the Confirmation Order, each such document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.7 Funding of the Litigation Trust. On the date hereof, ENE shall transfer [$__________________] (together with all additions thereto pursuant to this Trust Agreement, the "Litigation Expense Fund") to the Litigation Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Litigation Trust. After such transfer, ENE and the Reorganized Debtors will have no further (i) interest in the Litigation Expense Funds or (ii) obligation to provide any additional funding with respect to the Litigation Trust.

                                   ARTICLE 2

                           LITIGATION TRUST INTERESTS

         2.1 Allocation of Litigation Trust Interests. The allocation and distribution of the Litigation Trust Interests shall be accomplished as set forth in the Plan, including, without limitation, Sections 7.1, 7.5, 8.1, 8.2, 9.1, 9.2, 17.2, 18.2, 19.2, and 22.1 of the Plan. In no event shall the number of Litigation Trust Interests distributed exceed the number of such interests issuable pursuant to the Plan.

         2.2 Interests Beneficial Only. The ownership of a Litigation Trust Interest shall not entitle any Beneficiary to any title in or to the assets of the Litigation Trust as such (which title shall be vested in the Litigation Trustee) or to any right to call for a partition or division of the assets of the Litigation Trust or to require an accounting.

         2.3 Certificates. The Litigation Trust Interests shall be represented by certificates (except that fractional Litigation Trust Interests shall be represented by appropriate book entries in the Trust Registrar (as defined below)). The Litigation Trustee may cause to be placed on such certificate such legends as it deems are required or appropriate under tax laws or regulations in connection with tax withholding pursuant to Section 7.1 or otherwise. Any Person to whom a certificate is issued or transferred, by virtue of the acceptance thereof, shall assent to and be bound by the terms and conditions of this Trust Agreement and the Plan. A certificate may represent any number of Litigation Trust Interests, except that no fractional Litigation Trust Interests shall be issued. The number of Litigation Trust Interests shall be designated on the face of such certificate. All certificates shall be executed by the manual or facsimile signature of the Litigation Trustee.

         2.4 Securities Law Registration. Under section 1145 of the Bankruptcy Code, the issuance of Litigation Trust Interests under the Plan shall be exempt from registration under the Securities Act of 1933, as amended and applicable state and local laws requiring registration of securities. If the Litigation Trustee determines, with the advice of counsel, that the Litigation Trust is required to comply with registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Investment Company Act of 1940, as amended (the "Investment Company Act"), then the Litigation Trustee shall take any and all actions to comply with such registration and reporting requirements, if any, and file periodic reports with the SEC.

         2.5 Transfer and Exchange. (a) The Litigation Trustee shall appoint a registrar and transfer agent, which may be the Litigation Trust (the "Registrar and Transfer Agent") for the purpose of registering and transferring the Litigation Trust Interests as herein provided. The Registrar and Transfer Agent may be a duly qualified institution or the Litigation Trust itself. For its services hereunder, the Registrar and Transfer Agent, unless it is the Litigation Trust, shall be entitled to receive reasonable compensation from the Litigation Trust as an expense of the Litigation Trust.

                  (b) The Litigation Trustee shall cause to be kept at the office of the Registrar and Transfer Agent, or at such other place or places as shall be designated by them from time to time, a registry of the Beneficiaries of the Litigation Trust (the "Trust Registrar") and shall permit to be transferred or registered thereon pursuant to such reasonable regulations as the Litigation Trustee and the Registrar and the Transfer Agent may prescribe, any Litigation Trust Interest issued under this Trust Agreement. Any registered Beneficiary may transfer his/her Litigation Trust Interests in person or by his/her duly authorized attorney, upon presentation of the certificate representing such Litigation Trust Interest (or indicating the acquisition of an interest in any fraction of a

Litigation Trust Interest) for cancellation, accompanied by delivery of a duly executed written instrument of transfer in the form approved by the Litigation Trustee and the Registrar and Transfer Agent and such other documents as may be reasonably required. Such Person shall pay reasonable transfer charges established by the Litigation Trustee or the Registrar and Transfer Agent for the purpose of reimbursing the Litigation Trust and the Registrar and Transfer Agent for the expenses incident thereto, including any tax or other governmental change. Allocation of Litigation Trust taxable income and loss shall be made by the Litigation Trustee between transferors and transferees of Litigation Trust Interests as provided in Section 6.2(b) herein.

         2.6 Access to the Registrar by the Beneficiaries. Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Registrar and Transfer Agent and the Litigation Trustee, and in accordance with the reasonable regulations prescribed by the Registrar and Transfer Agent and the Litigation Trustee, to inspect and, at the sole expense of the Beneficiary seeking the same, make copies of the Trust Registrar, in each case for a purpose reasonably related to such Beneficiary's interest in the Litigation Trust.

         2.7 Absolute Owners. The Litigation Trustee may deem and treat the Beneficiary of record as the absolute owner of such Litigation Trust Interests for the purpose of receiving distributions and payment thereon or on account thereof and for all other purposes whatsoever and, until any transfer of ownership is recorded in the Trust Registrar pursuant to Section 2.5 above, the Litigation Trustee shall not be charged with having received notice of any claim or demand to such Litigation Trust Interests or the interest therein of any other Person.

         2.8 Issuance of Certificates Upon Transfer. Whenever any certificate shall be presented for transfer or exchange as permitted by the provisions of Section 2.5, the Litigation Trustee shall cause the Registrar and Transfer Agent to issue, authenticate and deliver in exchange therefor, the certificate for the Litigation Trust Interest(s) that the person presenting such certificates shall be entitled to receive.

         2.9 Mutilated, Defaced, Lost, Stolen or Destroyed Certificates. If a Beneficiary claims that his/her certificate (the "Original Certificate") has been mutilated, defaced, lost, stolen or destroyed, the Litigation Trustee shall issue, and the Registrar and Transfer Agent shall authenticate, a replacement certificate if such Beneficiary submits a notarized affidavit certifying that
(i) he/she is the true, lawful, present and sole owner of the Original Certificate, (ii) he/she has diligently searched all of his/her financial and other records and the Original Certificate is nowhere to be found, (iii) the Original Certificate and any rights or interests therein were not endorsed, and have not been pledged, sold, delivered, transferred or assigned under any agreement, hypothecated or pledged for any loan, or disposed of in any manner by the Beneficiary or on his/her behalf, (iv) no other Person or other Entity has any right, title, claim, equity or interest in, to, or respecting the Original Certificate and (v) in the event of the recovery of the Original Certificate at any time after the issuance of a new certificate in exchange thereof, the Beneficiary will cause the recovered Original Certificate to be returned to the

Litigation Trust, or its successor, for cancellation. In addition, such Beneficiary will indemnify, and if required by the Litigation Trustee or the Registrar and Transfer Agent, provide a bond or other security sufficient in the reasonable judgment of the Litigation Trustee, the Registrar and Transfer Agent or any authenticating agent, from any loss which any of them may suffer if the Original Certificate is replaced, including a loss resulting from the assertion by any Entity or Person of the right to payment under the Original Certificate. Such Beneficiary shall pay reasonable charges established by the Litigation Trustee and the Registrar and Transfer Agent for the purpose of reimbursing the Litigation Trust and the Registrar and Transfer Agent for the expenses incident thereto, including any tax or other governmental charges. The Litigation Trustee shall incur no liability to anyone by reason of anything done or omitted to be done by it in good faith under the provisions of this Section 2.9. All Litigation Trust Interests shall be held and owned upon the express condition that the provisions of this Section 2.9 are exclusive in respect of the replacement or payment of mutilated, defaced, lost, stolen or destroyed certificates and shall, to the extent permitted by law, preclude any and all other rights or remedies respecting such replacement or the payment in respect thereto. Any duplicate certificate issued pursuant to this Section 2.9 shall constitute original interests in the Litigation Trust and shall be entitled in the manner provided herein to equal and proportionate benefits with all other Litigation Trust Interests issued hereunder in any monies or property at the time held by the Litigation Trustee for the benefit of the Beneficiaries. The Litigation Trustee and the Registrar and Transfer Agent shall not treat the Original Certificate as outstanding.

                                   ARTICLE 3

                             THE LITIGATION TRUSTEE

         3.1 Litigation Trust Proceeds. All of the proceeds and avails of the prosecution, compromise and settlement of Litigation Trust Claims ("Litigation Proceeds") shall be added to the assets of the Litigation Trust and held as a part thereof.

         3.2 Collection of Income. The Litigation Trustee shall collect all income earned with respect to the assets of the Litigation Trust, which shall thereupon be added to the assets of the Litigation Trust and held as a part thereof.

         3.3 Payment of Litigation Trust Expenses. (a) The Litigation Trustee may expend the assets of the Litigation Expense Fund (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including but not limited to, the costs and expenses of the Litigation Trustee, the Litigation Trust Board and the Joint Task Force and the fees, costs and expenses of all professionals retained by any of them or their members, as the case may be, any taxes imposed on the Litigation Trust or fees and expenses in connection with, arising out of or related to the Litigation Trust Claims, and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or this Trust Agreement.

                  (b) The Litigation Trustee may retain from the Litigation Proceeds and add to the Litigation Expense Fund, at any time and from time to time, such amounts as the Litigation Trustee deems reasonable and appropriate to ensure that the Litigation Expense Fund will be adequate to meet the expenses and liabilities described in subsection (a) of this Section.

                  (c) Notwithstanding any other provision of this Trust Agreement to the contrary, the Litigation Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Litigation Trust unless it shall have sufficient funds in the Litigation Expense Fund for that purpose.

         3.4 Distributions. The Litigation Trustee shall distribute the net distributable assets of the Litigation Trust to the Beneficiaries in accordance with the provisions of Article 7.

         3.5      Tenure, Removal, and Replacement of the Litigation Trustee.
(a) Each Litigation Trustee will serve until resignation and the appointment of a successor pursuant to subsection (b) below, removal pursuant to subsection (c) below or death (if applicable).

                  (b) The Litigation Trustee may resign by giving not less than ninety (90) days' prior written notice to the Litigation Trust Board with a copy to the members of the Joint Task Force. Such resignation will become effective on the later to occur of: (i) the day specified in such notice and
(ii) the appointment of a successor trustee as provided herein and the acceptance by such successor trustee of such appointment. If a successor trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Litigation Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor trustee;

                  (c) The Litigation Trustee may be removed for any reason by resolution of the Litigation Trust Board;

                  (d) To the extent that the Litigation Trustee is removed pursuant to the terms specified in Section 3.5(c) (a "Removal") or the Litigation Trustee resigns pursuant to the terms specified in Section 3.5(b) (a "Resignation"), and such Litigation Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as the Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any trust formed pursuant to the Plan (service by the Litigation Trustee in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Litigation Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation;

                  (e) In the event of a vacancy in the position of the Litigation Trustee (whether by removal, resignation or death, if applicable), the vacancy will be filled by the appointment of a successor trustee by (i) unanimous resolution of the Litigation Trust Board after consultation with the Joint Task Force, and by the acceptance of the Litigation Trust by the successor trustee in accordance with Section 3.6 or (ii) an order of the Bankruptcy Court after an opportunity for a hearing (provided, however, that only the Litigation Trust Board shall have standing to seek such an order). If a successor trustee is appointed by resolution, as provided in clause (i) of the preceding sentence, and such appointment is accepted by the successor trustee, the Litigation Trust Board shall file notice of such appointment and acceptance with the Bankruptcy Court, which notice will include the name, address, and telephone number of the successor trustee; provided that the filing of such notice shall not be a condition precedent to the vesting in the successor Litigation Trustee of all the estates, properties, rights, powers, trusts, and duties of its predecessor;

                  (f) Immediately upon the appointment of any successor trustee, all rights, powers, duties, authority, and privileges of the predecessor Litigation Trustee hereunder will be vested in and undertaken by the successor trustee without any further act; and the successor trustee will not be liable personally for any act or omission of the predecessor Litigation Trustee;

                  (g) Upon the appointment of a successor trustee, the predecessor Litigation Trustee (or the duly appointed legal representative of a deceased Litigation Trustee) shall, if applicable, when requested in writing by the successor trustee, execute and deliver an instrument or instruments conveying and transferring to such successor trustee upon the trust herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Litigation Trustee, and shall duly assign, transfer, and deliver to such successor trustee all property and money held hereunder, and all other assets and documents relating to the Litigation Trust, the Litigation Trust Claims, or the Litigation Trust Interests then in its possession and held hereunder; and

                  (h) During any period in which there is a vacancy in the position of litigation trustee, the Litigation Trust Board, in consultation with the Joint Task Force, shall appoint one of its members to serve as interim Litigation Trustee, (the "Interim Trustee"). The Interim Trustee shall be subject to all the terms and conditions applicable to a Litigation Trustee hereunder. Such Interim Trustee shall not be limited in any manner from exercising any rights or powers as a member of the Litigation Trust Board merely by its appointment as Interim Trustee.

         3.6 Acceptance of Appointment by Successor Litigation Trustee. Any successor trustee appointed hereunder shall execute an instrument accepting such appointment and assuming all of the obligations of the predecessor Litigation Trustee hereunder and thereupon the successor trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Litigation Trust hereunder with like effect as if originally named herein.

         3.7 Regular Meetings of the Litigation Trustee and the Litigation Trust Board. Meetings of the Litigation Trustee and the Litigation Trust Board are to be held with such frequency and at such place as the Litigation Trustee and the Litigation Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         3.8 Special Meetings of the Litigation Trustee and the Litigation Trust Board. Special meetings of the Litigation Trustee and the Litigation Trust Board may be held whenever and wherever called for either by the Litigation Trustee or the Litigation Trust Board.

         3.9 Notice of, and Waiver of Notice for, Litigation Trustee and Litigation Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Litigation Trustee and the members of the Litigation Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Litigation Trustee and the members of the Litigation Trust Board of any such special meeting will be deemed given sufficiently in advance when (i) if given by mail, the same is deposited in the United States mail at least ten (10) calendar days before the meeting date, with postage thereon prepaid, (ii) if given by facsimile transmission, the same is transmitted at least 24 hours prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Litigation Trustee and the members of the Litigation Trust Board or to an adult member of his/her office staff or household, at least 24 hours prior to the convening of the meeting. The Litigation Trustee and any member of the Litigation Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held, as provided by law. Except as provided in the next sentence below, the waiver must be in writing, signed by the Litigation Trustee or the applicable member or members of the Litigation Trust Board entitled to the notice, and filed with the minutes or records of the Litigation Trust. The attendance of the Litigation Trustee or a member of the Litigation Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         3.10 Manner of Acting. The Litigation Trustee or any member of the Litigation Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Litigation Trustee or any member of the Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

         3.11 Role of the Litigation Trustee. In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, the Litigation Trustee, subject to the terms and conditions contained herein and in the Plan, shall have the power to (i) prosecute, compromise and settle, abandon or dismiss for the benefit of the Litigation Trust all claims, rights and causes of action transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust or otherwise), and (ii) to otherwise perform the functions and take the actions provided or permitted in the Plan or in this Trust Agreement. In all circumstances, the Litigation Trustee shall act in the best interests of all the Beneficiaries of the Litigation Trust and in furtherance of the purpose of the Litigation Trust.

         3.12 Authority of Litigation Trustee. Subject to any limitations contained herein (including, without limitation, Article 5 hereof) or in the Plan, the Litigation Trustee shall have the following powers and authorities.

                  (a) hold legal title to any and all rights of the holders of the Litigation Trust Interests in or arising from the Litigation Trust Claims, including, without limitation, collecting, receiving any and all money and other property belonging to the Litigation Trust and, in consultation with the Joint Task Force, and upon the direction of the Litigation Trust Board, the right to vote any claim or interest relating to a Litigation Trust Claim in a case under the Bankruptcy Code and receive any distribution therein;

                  (b) in consultation with the Joint Task Force and upon the direction of the Litigation Trust Board, perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code, including, without limitation, commencing, prosecuting or settling causes of action, enforcing contracts or asserting claims, defenses, offsets and privileges; provided, however, that the Litigation Trustee shall not be required to (i) consult with the Joint Task Force, to the extent such matters do not involve claims against or Claims asserted by the Defendants (as defined below in Section 5.1) or (ii) take direction from the Litigation Trust Board, to the extent such matters involve a claim or cause of action where the amount demanded is less than or equal to $2,000,000 (a "De Minimis Claim or Cause of Action");

                  (c) protect and enforce the rights to the Litigation Trust Claims by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

                  (d) in consultation with the Joint Task Force and the Litigation Trust Board, obtain reasonable insurance coverage with respect to the liabilities and obligations of the Litigation Trustee, the Litigation Trust Board and the Joint Task Force under this Trust Agreement (in the form of an errors and omissions policy or otherwise);

                  (e) obtain insurance coverage with respect to real and personal property that may become assets of the Litigation Trust, if any;

                  (f) in consultation with the Joint Task Force and the Litigation Trust Board, retain and pay such counsel and other professionals, including, without limitation, any professionals previously retained by the Creditors' Committee or the Debtors, as the Litigation Trustee shall select to assist the Litigation Trustee in its duties, on such terms as the Litigation Trustee, the Litigation Trust Board and the Joint Task Force deem reasonable and appropriate, without Bankruptcy Court approval; in consultation with the Joint Task Force and the Litigation Trust Board, the Litigation Trustee may commit the Litigation Trust to and shall pay such counsel and other professionals reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

                  (g) in consultation with the Joint Task Force and the Litigation Trust Board, retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Litigation Trust as may be required by the SEC and applicable securities laws and as may be reasonable and appropriate in the Litigation Trustee's discretion and to prepare and file any tax returns, informational returns, or periodic or current reports as required by applicable securities laws, for the Litigation Trust as may be required; in consultation with the Litigation Trust Board and the Joint Task Force, the Litigation Trustee may commit the Litigation Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

                  (h) in consultation with the Joint Task Force and the Litigation Trust Board, retain and pay such third parties to assist the Litigation Trustee in carrying out its powers and duties under this Trust Agreement; in consultation with the Litigation Trust Board and the Joint Task Force, the Litigation Trustee may commit the Litigation Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Litigation Trust to indemnify any such parties in connection with the performance of services (provided that such indemnity shall not cover any losses, costs, damages, expenses or liabilities that result from the recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law by such party);

                  (i) in consultation with the Joint Task Force and the Litigation Trust Board, waive any privilege (including the Privileges) or any defense on behalf of the Litigation Trust or, with respect to the Litigation Trust Claims, ENE or the Debtors, as applicable; provided, however, that the Litigation Trustee shall not be required to consult with (i) the Joint Task Force, to the extent such matters do not involve claims against or Claims asserted by the Defendants or (ii) the Litigation Trust Board, to the extent such matters involve a De Minimis Claim or Cause of Action;

                  (j) in consultation with the Joint Task Force, and upon direction of the Litigation Trust Board, compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, exercise rights, powers, and privileges with respect to, or otherwise deal with and settle, in accordance with the terms set forth herein, all causes of action in favor of or against the Litigation Trust; provided, however, that the Litigation Trustee shall not be required to
(i) consult with the Joint Task Force, to the extent such matters do not involve claims against or Claims asserted by the Defendants or (ii) take direction from the

Litigation Trust Board, to the extent such matters involve De Minimis Claims or Causes of Action;

                  (k) avoid and recover transfers of the Debtor's property as provided for in the Plan as may be permitted by the Bankruptcy Code or applicable state law;

                  (l) execute offsets and assert counterclaims against Claims as provided for in the Plan;

                  (m) invest any moneys held as part of the Litigation Trust in accordance with the terms of Section 3.19 hereof, limited, however, to such investments that are consistent with the Litigation Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Litigation Trust, including, without limitation, a determination pursuant to Section 505 of the Bankruptcy Code;

                  (o) subject to applicable securities laws, establish and maintain a website for the purpose of providing notice of Litigation Trust activities in lieu of sending written notice to holders of Litigation Trust Interests, subject to providing notice of such website to such holders;

                  (p) seek the examination of any entity, subject to the provisions of Bankruptcy Rule 2004; and

                  (q) take or refrain from taking any and all other actions that the Litigation Trustee, upon consultation with the Joint Task Force, and upon the direction of the Litigation Trust Board, reasonably deems necessary or convenient for the continuation, protection and maximization of the Litigation Trust Claims or to carry out the purposes hereof; provided, however, that the Litigation Trustee shall not be required to (i) consult with the Joint Task Force, to the extent such actions do not involve claims against or Claims asserted by the Defendants, (ii) take direction from the Litigation Trust Board, to the extent such actions involve a De Minimis Claim or Cause of Action or
(iii) consult with the Joint Task Force or take direction from the Litigation Trust Board, to the extent such actions are purely ministerial in nature.

         3.13 Limitation of Litigation Trustee's Authority. (a) Notwithstanding anything herein to the contrary, the Litigation Trustee shall not (i) be authorized to engage in any trade or business, (ii) take such actions inconsistent with the orderly liquidation of the assets of the Litigation Trust as are required or contemplated by applicable law, the Plan and this Trust Agreement or (iii) be authorized to engage in any investments or activities inconsistent with the treatment of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Litigation Trust shall not hold 50% or more of the stock (in either vote or value) of any entity that is treated as a corporation for Federal income tax purposes, nor be the sole member of a limited liability company, nor have any interest in an entity that is treated as a partnership for Federal income tax purposes, unless such stock, membership interest, or partnership interest was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the assets of the Litigation Trust.

         3.14 Books and Records. (a) The Litigation Trustee shall maintain books and records relating to the assets of the Litigation Trust and income of the Litigation Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Litigation Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained on a modified cash or other comprehensive basis of accounting necessary to facilitate compliance with the tax reporting and securities law requirements of the Litigation Trust. Nothing in this Trust Agreement requires the Litigation Trustee to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust, or as a condition for managing any payment or distribution out of the assets of the Litigation Trust.

                  (b) The Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Litigation Trustee, to inspect and, at the sole expense of the Beneficiary seeking the same, make copies of the books and records relating to the Litigation Trust on any business day and as often as may be reasonably be desired.

         3.15 Inquiries into Trustee's Authority. Except as otherwise set forth in the Trust Agreement or in the Plan, no Person dealing with the Litigation Trust shall be obligated to inquire into the authority of the Litigation Trustee in connection with the protection, conservation or disposition of the Litigation Trust Claims.

         3.16 Compliance with Laws. Any and all distributions of assets of the Litigation Trust and proceeds of borrowings, if any, shall be in compliance with applicable laws, including, without limitation, applicable Federal and state securities laws.

         3.17 Compensation of the Litigation Trustee. Notwithstanding anything to the contrary contained herein, the Litigation Trustee shall be compensated for its services, and reimbursed for its expenses, in accordance with, and pursuant to the terms of, the Reorganized Debtor Plan Administration Agreement.

         3.18 Reliance by Litigation Trustee. Except as otherwise provided herein:

                  (a) the Litigation Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by the Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Litigation Trustee shall look only to the assets of the Litigation Trust to satisfy any liability incurred by the Litigation Trustee to such Person in carrying out the terms of this Trust Agreement, and neither the Litigation Trustee nor any member of the Litigation Trust Board shall have any personal obligation to satisfy any such liability.

         3.19 Investment and Safekeeping of Litigation Trust Assets. The Litigation Trustee shall invest all assets transferred to the Litigation Trust (other than Litigation Trust Claims), all Litigation Proceeds, the Litigation Expense Fund and all income earned by the Litigation Trust (pending periodic distributions in accordance with the provisions of the Plan) only in Cash Equivalents; provided, however, that (a) the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, (b) the Liquidation Trustee may retain any Litigation Proceeds received that are not Cash or Cash Equivalents in the form received only for so long as may be required for the prompt and orderly liquidation of such assets in Cash or Cash Equivalents; and (c) under no circumstances, shall the Litigation Trustee segregate the assets of the Litigation Trust on the basis of classification of the holders of Litigation Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         3.20. Standard of Care; Exculpation. Neither the Litigation Trustee nor any of its duly designated agents or representatives or professionals shall be liable for any act or omission taken or omitted to be taken by the Litigation Trustee in good faith, other than acts or omissions resulting from the Litigation Trustee's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Litigation Trustee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, the Litigation Trustee shall be under no obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Litigation Trustee, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

                                    ARTICLE 4

                             LITIGATION TRUST BOARD

         4.1 Litigation Trust Board. The Litigation Trust Board shall be comprised of five (5) Persons selected by ENE, after consultation with (i) the Creditors' Committee with respect to four (4) of ENE's selections (each a "Creditors' Committee Board Member") and (ii) the ENA Examiner with respect to one (1) of ENE's selections (the "ENA Examiner's Board Member"), and approved prior to the Effective Date by the Bankruptcy Court.

         4.2 Authority of the Litigation Trust Board. The Litigation Trust Board shall have the authority and responsibility to oversee, review, and guide the activities and performance of the Litigation Trustee and shall have the authority to remove the Litigation Trustee in accordance with Section 3.5(c) herein. The Litigation Trustee shall consult with and provide information to the Litigation Trust Board in accordance with and pursuant to the terms of this Trust Agreement and the Plan. The Litigation Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Litigation Trust Board deems necessary and desirable to assist the Litigation Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Litigation Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         4.3 Regular Meetings of the Litigation Trust Board. Meetings of the Litigation Trust Board are to be held with such frequency and at such place as the members of the Litigation Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.4 Special Meetings of the Litigation Trust Board. Special meetings of the Litigation Trust Board may be held whenever and wherever called for by any member of the Litigation Trust Board.

         4.5 Manner of Acting. (a) A majority of the total number of members of the Litigation Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Litigation Trust Board. The affirmative vote of a majority of the members of the Litigation Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Litigation Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Litigation Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof.

Any member of the Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                  (b) Any member of the Litigation Trust Board who is present and entitled to vote at a meeting of the Litigation Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Litigation Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Litigation Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Litigation Trust Board who votes in favor of the action taken.

                  (c) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Litigation Trust Board shall report to the Litigation Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Litigation Trust Board who are not "conflicted members."

         4.6 Litigation Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Litigation Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Litigation Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Litigation Trust Board and filed with the minutes or proceedings of the Litigation Trust Board.

         4.7 Tenure, Removal, and Replacement of the Members of the Litigation Trust Board. The authority of the members of the Litigation Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Litigation Trust is terminated in accordance with Section 11.1 hereof. The service of the members of the Litigation Trust Board will be subject to the following:

                  (a) The members of the Litigation Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection (c) below.

                  (b) A member of the Litigation Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Litigation Trust Board. Such resignation will be effective upon the date specified in the written notice.

                  (c) A member of the Litigation Trust Board may be removed by the unanimous resolution of the other members of the Litigation Trust Board, a copy of which shall be delivered to the removed Litigation Trust Board member; provided, however, that such removal may only be made for Cause. For purposes of this Section 4.7(c), "Cause" shall be defined as: (i) such Litigation Trust Board member's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) such Litigation Trust Board member's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; (iii) such Litigation Trust Board member's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of his or her duties; or (iv) such Litigation Trust Board member's failure to perform any of his or her other material duties under this Agreement; provided, however, that such Litigation Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and
(iv).

                  (d) In the event of a vacancy in the Litigation Trust Board (whether by removal, death or resignation), a new member may be appointed to fill such position by a majority of the remaining members of the Litigation Trust Board, with the consultation of (i) in the case of a replacement of a Creditors' Committee Board Member, if the Creditors' Committee has not been dissolved, the Creditors' Committee, or, if the Creditors' Committee has been dissolved in accordance with the terms of the Plan, the members of the Joint Task Force appointed by the Creditors' Committee, and (ii) in the case of a replacement of the ENA Examiner's Board Member, if the ENA Examiner has not been discharged and released from its obligations in accordance with the terms of the Plan, the ENA Examiner; provided, however, in the case of a replacement of the ENA Examiner's Board Member, the remaining members of the Litigation Trust Board shall select such new member from the list of potential ENA Examiner's Board Members set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve on the Litigation Trust Board and have not been previously removed from the Litigation Trust Board for Cause. In the event that there are no remaining members of the Litigation Trust Board, appointments to fill such vacancies that would have been made by a majority of the remaining members of the Litigation Trust Board shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court, upon motion of the Litigation Trustee with the appropriate consultations of the Creditors' Committee, the Joint Task Force or the ENA Examiner. The appointment of a successor member of the Litigation Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of the Litigation Trust Board.

                  (e) Immediately upon the appointment of any successor member of the Litigation Trust Board, all rights, powers, duties, authority, and privileges of the predecessor member of the Litigation Trust Board hereunder will be vested in and undertaken by the successor member of the Litigation Trust Board without any further

------------------------
(1) A list of four (4) potential ENA Examiner's Board Members to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

act; and the successor member of the Litigation Trust Board will not be liable personally for any act or omission of the predecessor member of the Litigation Trust Board.

         4.8 Compensation of the Litigation Trust Board. Each member of the Litigation Trust Board shall be paid, by Reorganized ENE, the amount of [$150,000] annually (in the aggregate) as compensation for its services hereunder and for all services rendered by such individual to the Reorganized Debtors and/or any of their Affiliates, including, without limitation, any services rendered as a member of any board of directors (or similar governing body), any services rendered in connection with any trust board (or similar governing body) or services rendered with respect to the Disputed Claim Reserve (all such duties or services are referred to herein as the "Duties"). Additionally, except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Litigation Trust Board in connection with the performance of the Duties shall be reimbursed, without duplication, by Reorganized ENE, upon demand for payment thereof.

         4.9 Standard of Care; Exculpation. None of the Litigation Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Litigation Trust Board, nor shall the Litigation Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Litigation Trust Board in good faith, other than acts or omissions resulting from the Litigation Trust Board's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Litigation Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Litigation Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Litigation Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

                                   ARTICLE 5

                                JOINT TASK FORCE

         5.1 Role of the Joint Task Force; Creditors' Committee. Notwithstanding anything contained herein to the contrary, and in accordance with the Plan and the agreements between ENE and the Creditors' Committee, to the extent any Litigation Trust Claim transferred to the Litigation Trust is a claim against financial institutions, law firms, accounting firms and similar defendants (the "Defendants"), the Litigation Trustee and the Litigation Trust Board shall use their best efforts to communicate with, and promote the active involvement of, the members of the joint task force formed in order to maximize coordination and cooperation between ENE and the Creditors' Committee in pursuing such claims (the "Joint Task Force"), with respect to all aspects of the investigation, development, analysis, settlement and prosecution of such claims. Without limiting the foregoing, the Litigation Trustee and the Litigation Trust Board shall:

                  (a) provide each member of the Joint Task Force with advance notice of, and the right to attend and actively participate in (i) any and all meetings, negotiations, mediations, or other formal or informal alternative dispute resolution activities with regard to such litigation, (ii) any and all meetings, discussions or activities relating to the development, analysis, settlement and prosecution of claims against the Defendants and (iii) any and all meetings of the Litigation Trust Board;

                  (b) seek the support of the Joint Task Force with respect to, and allow the Joint Task Force to attend and actively participate in (i) the organization of a mediation in which a critical mass of the Defendants participate, (ii) the identification and designation of additional potential Defendants, (iii) the creation of momentum to move any mediation or other dispute resolution processes forward, (iv) the development of complaints against the Defendants, and (v) the negotiation of settlements with the Defendants and the negotiation of an allocation of the settlements with the class actions or other plaintiffs already suing the Defendants;

                  (c) provide each member of the Joint Task Force with a copy of any proposed complaint at least 15 Business Days prior to initiating an adversary proceeding or other litigation against a potential Defendant;

                  (d) not commence a proposed action against a Defendant without first seeking approval of the Bankruptcy Court, if either (i) the majority of the non-conflicted members of the Creditors' Committee or (ii) the members of the Joint Task Force appointed by the Creditors' Committee, if the Creditors' Committee has been dissolved in accordance with the terms of the Plan, objects to the commencement of such action; or

                  (e) not settle nor seek approval from any court to settle any litigation claim against a Defendant where the proposed settlement has not been approved by either (i) the majority of the non-conflicted members of the Creditors' Committee or (ii) the members of the Joint Task Force appointed by the Creditors' Committee, if the Creditors' Committee has been dissolved in accordance with the terms of the Plan.

         5.2 Fees and Expenses. Except as set forth herein, all reasonable and documented out-of-pocket professional and other fees, costs and expenses incurred by members of the Joint Task Force in connection with the performance of their duties set forth herein and professionals retained by the Debtors and the Creditors' Committee to assist and advise them in connection with the Joint Task Force and the Litigation Trust Claims shall be reimbursed promptly as an expense of the Litigation Trust.

         5.3 Standard of Care; Exculpation. None of the Joint Task Force, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Joint Task Force, nor shall the Joint Task Force or any of its members be liable for any act or omission taken or omitted to be taken by the Joint Task Force in good faith, other than acts or omissions resulting from the Joint Task Force's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Joint Task Force and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Joint Task Force nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Joint Task Force or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

                                   ARTICLE 6

                                   TAX MATTERS

         6.1 Federal Income Tax Reporting. (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee (or ENE) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Litigation Trustee), the Litigation Trustee shall file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Article 6. The Litigation Trustee shall also annually send to each Beneficiary a separate statement setting forth such Beneficiary's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their Federal income tax returns.

                  (b) As soon as possible after the date hereof, but in no event later than thirty (30) days thereafter, (i) the Litigation Trust Board shall inform the Litigation Trustee and the Joint Task Force, in writing, of the value of the assets transferred to the Litigation Trust, based on the good faith determination of the Litigation Trust Board and (ii) the Litigation Trustee shall apprise the Beneficiaries, in writing of such valuation. The valuation shall be used consistently by all parties (including ENE, the Reorganized Debtors, the Litigation Trustee and the Beneficiaries) for all Federal income tax purposes. The Litigation Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Litigation Trust that are required by any governmental unit and pay taxes, if any, properly payable by the Litigation Trust.

                  (c) The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust under Section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.

         6.2 Allocations of Litigation Trust Taxable Income. (a) Allocations of Litigation Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the Beneficiaries, taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Litigation Trust Claims. The tax book value of the Litigation Trust Claims for this purposes shall equal their fair market value on the date hereof, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations and other applicable administrative and judicial authorities and pronouncements.

                  (b) With regard to transfers of Litigation Trust Interests in accordance with Section 2.5 herein, the Litigation Trustee shall promptly establish a standard convention for allocating and apportioning taxable income and loss between a transferor and its transferee and shall not be required to so allocate and apportion based on the actual Litigation Trust activities prior and subsequent to the date of any transfer. The Litigation Trustee shall notify the Beneficiaries of the convention adopted promptly after such adoption. The Litigation Trustee shall use its discretion to establish a fair and equitable convention to apply and may, but is not required to, adopt a monthly, quarterly or similar record date convention.

                                   ARTICLE 7

                                  DISTRIBUTIONS

         7.1 Annual Distribution; Withholding. The Litigation Trustee shall distribute at least annually to the Beneficiaries all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Litigation Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including the costs and expenses of the Litigation Trustee, the Litigation Trust Board and the Joint Task Force and the fees, costs and expenses of all professionals retained by any of them or their members, as the case may be, and any taxes imposed on the Litigation Trust or in respect of the assets of the Litigation Trust), and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Litigation Trust Interests held by a Beneficiary compared with the aggregate number of Litigation Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

         7.2 Manner of Payment or Distribution. All distributions made by the Litigation Trustee to holders of Litigation Trust Interests shall be payable to the holders of Litigation Trust Interests of record as of the 20th day prior to the date scheduled for the distribution, unless such day is not a Business Day, then such day shall be the following Business Day. If the distribution shall be in Cash, the Litigation Trustee shall distribute such Cash by wire, check, or such other method as the Litigation Trustee deems appropriate under the circumstances.

         7.3 Delivery of Litigation Trust Distributions. All distributions under this Trust Agreement to any holder of Litigation Trust Interests shall be made at the address of such holder as set forth in the Trust Registrar or at such other address as such holder of Litigation Trust Interests shall have specified for payment purposes in a written notice to the Litigation Trustee and the Registrar and Transfer Agent at least 15 days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Litigation Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Litigation Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Litigation Trustee shall reallocate the undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

         7.4 Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Litigation Trust.

                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 Indemnification of Litigation Trustee, the Litigation Trust Board and the Joint Task Force. (a) To the fullest extent permitted by law, the Litigation Trust, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Litigation Trustee and each of the members of the Litigation Trust Board and the Joint Task Force and each of their respective directors, members, shareholders, partners, officers, agents, employees, attorneys and other professionals (collectively, the "Indemnified Persons") from and against any and all losses, costs, damages, reasonable and documented out-of-pocket expenses (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person did, does or refrains from doing for the business or affairs of the Litigation Trust, except to the extent that the loss, cost, damage, expense or liability resulted primarily from the Indemnified Person's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. To the extent reasonable, the Litigation Trust will pay in advance or reimburse reasonable and documented out-of-pocket expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Litigation Trust.

                  (b) Any Indemnified Person may waive the benefits of indemnification under this Section 8.1, but only by an instrument in writing executed by such Indemnified Person.

                  (c) The rights to indemnification under this Section 8.1 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 8.1 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

                                   ARTICLE 9

               NET LITIGATION TRUST RECOVERY/ASSIGNMENT OF CLAIMS

         9.1 Net Judgment. Notwithstanding anything contained in the Plan or this Trust Agreement to the contrary, in the event that a defendant in a litigation brought by the Litigation Trustee for and on behalf of the Litigation Trust (i) is required by a Final Order to make payment to the Litigation Trust (the "Judgment Amount"), and (ii) is permitted by a Final Order to assert a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a "Valid Setoff"), (y) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (z) none of the Litigation Trust or the Beneficiaries shall be entitled to assert a claim against ENE or the Reorganized Debtors with respect to the Valid Setoff.

         9.2 Assignment. Notwithstanding anything contained in the Plan or this Trust Agreement to the contrary, in the event that a compromise and settlement of a Litigation Trust Claim or a Final Order with respect to a Litigation Trust Claim provides for a waiver, subordination or disallowance of a defendant's Claim or Claims against one or more of the Debtors, other than ENE, for purposes of computing amounts of distributions, (i) such Claim shall be deemed allowed at the lesser of (y) the "Estimated Allowed Amount" (which shall exclude duplicative Claims) of such Claim as reflected on the Debtors' claim management system and (z) the filed proof of claim with respect thereto; provided, however, that, in the event that such proof of claim was filed in a zero-dollar ($0.00), contingent or unliquidated amount, such Claim shall be deemed allowed at the "Estimated Allowed Amount" of such Claim on the Debtors' claims management system, (ii) such defendant shall be deemed to have assigned such Claim or Claims and right to receive distributions in accordance with the Plan to the Litigation Trust, (iii) the Disbursing Agent shall make distributions with respect to such Allowed Claims to the Litigation Trust and (iv) such defendant shall not be entitled to receive distributions from the Litigation Trust on account thereof; and provided, further, that, in the event that any modifications are made to the "Estimated Allowed Amount" of Claims as reflected in the Debtors' claims management system, and provided that the Creditors' Committee and the ENA Examiner have not been dissolved or released in accordance with the provisions of the Plan, the ENA Examiner and the Creditors' Committee shall have an opportunity to review such modifications.

                                   ARTICLE 10

                            REPORTS TO BENEFICIARIES

         10.1 Quarterly and Annual Reports. (a) The Litigation Trustee shall cause to be prepared, as applicable, either at such times as is required by the Exchange Act or (i) within [45 days] after the end of each of the first three quarters of a fiscal year (for such quarter) and (ii) within [90 days] after the end of each fiscal year (for such fiscal year), financial statements of the Litigation Trust as of the end of and for such periods, prepared in accordance with generally accepted accounting principles, including [(A) a balance sheet of the Litigation Trust, (B) a statement of receipts, disbursements and distributions, (C) a statement of profit and loss, (D) a schedule summarizing by type investments and assets, indicating acquisitions and dispositions and (E) a summary listing of the status of the resolution of Disputed Claims. In addition, such financial statements shall contain the following supplementary information:
(F) a statement of per unit Litigation Trust Interest data consisting of net investment income, income distributed, net realized gains or losses and increases or decreases in unrealized appreciation, net increases or decreases in net asset values, net asset values and the Litigation Trust Interests outstanding as of the beginning and end of the period, (G) a statement of changes in the number of Litigation Trust Interests outstanding, including distributions and cancellations from whatever source, (H) a schedule of investments acquired after the date hereof, including number of shares or principal amount, name and description and cost, and if disposed of, proceeds and gain or loss, (I) a schedule of expenses, including accrued and paid administrative expenses, (J) a schedule of Litigation Trust recoveries, including the source of such recoveries, (K) a statement of changes to each of the reserves, including beginning and ending balances, and (L) notes to the financial statements setting forth, at a minimum, (i) significant accounting policies, (ii) the basis for valuation of securities, including paid-in-kind securities, stock splits and exercise of warrants and securities of reorganized or restructured entities, (iii) accounting procedures for securities transactions, (iv) accounting for expenses and (v) income taxes.] The financial statements prepared as of the end of the fiscal year shall be audited by nationally recognized independent accountants in accordance with U.S. generally accepted accounting principles. The materiality and scope of audit determinations shall be established between the Litigation Trustee (in consultation with the Litigation Trust Board) and the appointed auditors with a view toward safeguarding the value of the assets of the Litigation Trust, but nothing relating to the mutually agreed scope of work shall result in any limitation of audit scope that would cause the auditors to qualify their opinion as to scope of work with respect to such financial statements.

                  (b) Other Reporting. If the Litigation Trustee is not required to file the periodic reports referred to in Section 10.1(a) above, within [45] days after the end of each of the first three quarters of a fiscal year (for such quarter) and within [90] days after the end of each fiscal year (for such fiscal year), and as soon as practicable upon termination of the Litigation Trust, the Litigation Trustee shall submit to each Beneficiary appearing on its records as of such date or the date of termination a written report including, without limitation, the following: [(i) financial statements of the Litigation Trust for such period prepared on a modified cash basis or other comprehensive basis of accounting, and, if the end of a calendar year, a report of an independent certified public accountant employed by the Litigation Trustee, which report shall reflect the result of such procedures relating to the financial accounting administration of the Litigation Trust as approved by the Litigation Trustee; and (ii) a description of any action taken by the Litigation Trustee in the performance of its duties that materially affects the Litigation Trust and of which notice has not previously been given to the Beneficiaries.] The Litigation Trustee shall promptly submit additional reports to the Beneficiaries whenever a material event or change occurs that affects either the Litigation Trust or the Beneficiaries hereunder. The annual reports furnished pursuant to this Section 10.1(b) shall include a description of the progress of converting Litigation Trust Claims to Cash and making distributions to the Beneficiaries and any other material information relating to the assets of the Litigation Trust and the administration of the Litigation Trust.

                  (c) Within ten (10) Business Days after the end of the relevant report preparation period the Litigation Trustee shall cause any information listed in Section 10.1(a) or (b) to be mailed to such Beneficiaries and to be filed with the Bankruptcy Court.

                  (d) Any report required to be distributed by the Litigation Trustee under Section 10.1(a) or (b) hereof shall also be distributed to the Persons listed in Section 13.6 hereof within ten Business Days of its distribution to the Beneficiaries under Section 10.1(a) or (b) hereof. The Litigation Trustee may post any report required to be provided under this
Section 10.1 on a web site maintained by the Litigation Trustee in lieu of actual notice to the Beneficiaries (unless otherwise required by law) subject to providing notice to the Persons listed in Section 13.6 herein.

                                   ARTICLE 11

                       TERMINATION OF THE LITIGATION TRUST

         11.1 Termination of the Litigation Trust. The Litigation Trust shall terminate on the earlier of: (a) thirty (30) days after the final distribution of all of the assets of the Litigation Trust in accordance with the terms of this Trust Agreement and the Plan and (b) the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, the Bankruptcy Court upon motion by a party in interest on notice with an opportunity for a hearing at least three (3) months before the expiration of the original term or any extended term, may extend, for a fixed period, the term of the Litigation Trust if it is necessary to facilitate or complete the liquidation of the assets of the Litigation Trust. The Bankruptcy Court may approve multiple extensions of the term of the Litigation Trust.

         11.2 Continuance of Trust for Winding Up. After the termination of the Litigation Trust and for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its duties have been fully performed. Prior to the final distribution of all of the remaining assets of the Litigation Trust and upon approval of the Litigation Trust Board, the Litigation Trustee shall be entitled to reserve from such assets any and all amounts required to provide for its own costs and expenses, in accordance with Section 3.17 herein, until such time as the winding up of the Litigation Trust is completed. Upon termination of the Litigation Trust, the Litigation Trustee shall retain for a period of two years the books, records, Beneficiary lists, the Trust Register, and certificates and other documents and files that have been delivered to or created by the Litigation Trustee. At the Litigation Trustee's discretion, all of such records and documents may, but need not, be destroyed at any time after two years from the completion and winding up of the affairs of the Litigation Trust. Except as otherwise specifically provided herein, upon the termination of the Litigation Trust, the Litigation Trustee shall have no further duties or obligations hereunder.

                                   ARTICLE 12

                              AMENDMENT AND WAIVER

         12.1 Amendment and Waiver. (a).The Litigation Trustee, with the prior approval of the Litigation Trust Board, may amend, supplement or waive any provision of, this Trust Agreement, without notice to or the consent of any Beneficiary or the approval of the Bankruptcy Court: (i) to cure any ambiguity, omission, defect or inconsistency in this Trust Agreement provided that such amendments, supplements or waivers shall not adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Litigation Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee, the ENA Examiner or the Joint Task Force under the Plan or this Trust Agreement;
(ii) to comply with any requirements in connection with the U.S. Federal income tax status of the Litigation Trust as a "liquidating trust"; (iii) to comply with any requirements in connection with maintaining that the Litigation Trust is not subject to registration or reporting requirements of the Exchange Act, or the Investment Company Act; and (iv) to evidence and provide for the acceptance of appointment hereunder by a successor trustee in accordance with the terms of this Trust Agreement and the Plan.

                  (b) Any substantive provision of this Trust Agreement may be amended or waived by the Litigation Trustee with the prior approval of the Litigation Trust Board, with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, that no change may be made to this Trust Agreement that would adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Litigation Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee, the ENA Examiner or the Joint Task Force under the Plan or this Trust Agreement . Notwithstanding this Section 12.1, any amendments to this Trust Agreement shall not be inconsistent with the purpose and intention of the Litigation Trust to liquidate in an expeditious but orderly manner the Litigation Trust Claims in accordance with Treasury Regulation
Section 301.7701-4(d).

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 Intention of Parties to Establish the Litigation Trust. This Trust Agreement is intended to create a liquidating trust for Federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended in accordance with Section 12.1 to comply with such Federal income tax laws, which amendments may apply retroactively.

         13.2 Prevailing Party. If the Litigation Trustee, the Litigation Trust Board or the Litigation Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Litigation Trustee, the Litigation Trust Board or the Litigation Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Litigation Trust has advanced such amounts, the Litigation Trust may recover such amounts from the non-prevailing party.

         13.3 Laws as to Construction. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         13.4 Jurisdiction. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Joint Task Force or the Creditors' Committee, hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.6.

         13.5 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust

Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         13.6 Notices. All notices, requests or other communications to the parties hereto shall be in writing and shall be sufficiently given only if (i) delivered in person; (ii) sent by electronic facsimile communication, as evidenced by a confirmed fax transmission report; (iii) sent by registered or certified mail, return receipt requested; or (iv) sent by commercial delivery service or courier. Until a change of address is communicated, as provided below, all notices, requests and other communications shall be sent to the parties at the following addresses or facsimile numbers:

                  If to the Litigation Trustee, to:

                  With a copy to:

                  If to the Litigation Trust Board, to:

                  With a copy to:

                  And to:

                  If to the members of the Joint Task Force to:

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, delivery service or courier, on the date of delivery; (ii) if by electronic facsimile communication, on the date of transmission of the communication; and (iii) if by mail, on the date of receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         13.7 Fiscal Year. The fiscal year of the Litigation Trust will begin on the first day of January and end on the last day of December of each year.

         13.8 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

         13.9 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         13.10 Confidentiality The Litigation Trustee and each successor trustee and each member of the Litigation Trust Board and each successor member of the Litigation Trust Board and each member of the Joint Task Force and each successor member of the Joint Task Force (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such individual's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the assets of the Litigation Trust relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Litigation Trust Board reasonably promptly (unless prohibited by law) so that the Litigation Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Litigation Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Litigation Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Litigation Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Litigation Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         13.11 Entire Agreement. This Trust Agreement (including the Recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                        ENRON CORP.

                                        ________________________________________
                                        By:
                                        Title:

                                        LITIGATION TRUSTEE:

                                        ________________________________________
                                        By:
                                        Title:

                                    Exhibit A

                         [ENA Examiner's Board Members]

                   FORM OF SPECIAL LITIGATION TRUST AGREEMENT





                                        B

                                                                      Schedule B

                 ENRON CORP. SPECIAL LITIGATION TRUST AGREEMENT

                                TABLE OF CONTENTS

Article 1 ESTABLISHMENT OF THE SPECIAL LITIGATION TRUST..............................................    2

    1.1     Establishment of Special Litigation Trust and Appointment of Original Trustee............    2
    1.2     Transfer of Assets and Rights to the Special Litigation Trustee..........................    2
    1.3     Title to Special Litigation Trust Claims.................................................    3
    1.4     Valuation of Special Litigation Trust Assets.............................................    3
    1.5     Nature and Purpose of the Special Litigation Trust.......................................    3
    1.6     Incorporation of Plan....................................................................    4
    1.7     Funding of the Special Litigation Trust..................................................    4

Article 2 SPECIAL LITIGATION TRUST INTERESTS.........................................................    5

    2.1     Allocation of Special Litigation Trust Interests.........................................    5
    2.2     Interests Beneficial Only................................................................    5
    2.3     Certificates.............................................................................    5
    2.4     Securities Law Registration..............................................................    5
    2.5     Transfer and Exchange....................................................................    5
    2.6     Access to the Registrar by the Beneficiaries.............................................    6
    2.7     Absolute Owners..........................................................................    6
    2.8     Issuance of Certificates Upon Transfer...................................................    6
    2.9     Mutilated, Defaced, Lost, Stolen or Destroyed Certificates...............................    6

Article 3 THE SPECIAL LITIGATION TRUSTEE.............................................................    7

    3.1     Special Litigation Trust Proceeds........................................................    7
    3.3     Payment of Litigation Trust Expenses.....................................................    8
    3.5     Selection, Tenure, Removal, and Replacement of the Special Litigation Trustee............    8
    3.6     Acceptance of Appointment by Successor Special Litigation Trustee........................   10
    3.7     Regular Meetings of the Special Litigation Trustee and the Special Litigation
            Trust Board..............................................................................   10
    3.8     Special Meetings of the Special Litigation Trustee and the Special Litigation
            Trust Board..............................................................................   10
    3.9     Notice of, and Waiver of Notice for, Special Litigation Trustee and Special
            Litigation Trust Board Meetings..........................................................   10
    3.10    Manner of Acting.........................................................................   11
    3.11    Role of the Special Litigation Trustee...................................................   11
    3.12    Authority of Special Litigation Trustee..................................................   11
    3.13    Limitation of Special Litigation Trustee's Authority.....................................   13
    3.14    Books and Records........................................................................   14
    3.15    Inquiries into Trustee's Authority.......................................................   14
    3.16    Compliance with Laws.....................................................................   14

   3.17     Reliance by Special Litigation Trustee...................................................   14
   3.18     Investment and Safekeeping of Special Litigation Trust Assets............................   15
   3.19     Standard of Care; Exculpation............................................................   15

Article 4 SPECIAL LITIGATION TRUST BOARD.............................................................   15

   4.1      Special Litigation Trust Board...........................................................   15
   4.2      Authority of the Special Litigation Trust Board..........................................   16
   4.3      Regular Meetings of the Special Litigation Trust Board...................................   16
   4.4      Special Meetings of the Special Litigation Trust Board...................................   16
   4.5      Manner of Acting.........................................................................   16
   4.6      Special Litigation Trust Board's Action Without a Meeting................................   17
   4.7      Tenure, Removal, and Replacement of the Members of the Special Litigation
            Trust Board..............................................................................   17
   4.8      Standard of Care; Exculpation............................................................   18

Article 5 TAX MATTERS................................................................................   18

   5.2      Allocations of Special Litigation Trust Taxable Income...................................   19

Article 6 DISTRIBUTIONS..............................................................................   20

   6.1      Annual Distribution; Withholding.........................................................   20
   6.2      Manner of Payment or Distribution........................................................   20
   6.3      Delivery of Special Litigation Trust Distributions.......................................   20
   6.4      Cash Distributions.......................................................................   21

Article 7 INDEMNIFICATION............................................................................   21

   7.1      Indemnification of Special Litigation Trustee and the Special Litigation Trust Board.....   21

Article 8 NET SPECIAL LITIGATION TRUST RECOVERY/ASSIGNMENT OF CLAIMS.................................   22

   8.1      Net Judgment.............................................................................   22
   8.2      Assignment...............................................................................   22

Article 9 REPORTS TO BENEFICIARIES...................................................................   22

   9.1      Quarterly and Annual Reports.............................................................   22

Article 10 TERMINATION OF THE SPECIAL LITIGATION TRUST...............................................   24

   10.1     Termination of the Special Litigation Trust..............................................   24
   10.2     Continuance of Trust for Winding Up......................................................   24

Article 11 AMENDMENT AND WAIVER......................................................................   25

   11.1     Amendment and Waiver.....................................................................   25

Article 12 MISCELLANEOUS PROVISIONS..................................................................   26

   12.1     Intention of Parties to Establish the Special Litigation Trust...........................   26
   12.2     Prevailing Party.........................................................................   26
   12.3     Laws as to Construction..................................................................   26
   12.4     Jurisdiction.............................................................................   26
   12.5     Severability.............................................................................   26
   12.6     Notices..................................................................................   26
   12.7     Fiscal Year..............................................................................   27
   12.8     Headings.................................................................................   27
   12.9     Counterparts.............................................................................   28
   12.10    Confidentiality..........................................................................   28
   12.11    Entire Agreement.........................................................................   28

                  This Special Litigation Trust Agreement (this "Trust Agreement"), dated as of _____________, 2004, by and among Enron Corp., an Oregon corporation ("ENE"), and __________________, a ________________, as the
trustee (the "Original Trustee"), is executed in connection with the Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof, the "Plan"). Capitalized terms used in this Trust Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

                               W I T N E S S E T H

                  WHEREAS, on December 2, 2001, and continuing thereafter, ENE and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

                  WHEREAS, on January 9, 2004, ENE filed the Plan;

                  WHEREAS, on April __, 2004, the Bankruptcy Court entered an order confirming the Plan (the "Confirmation Order");

                  WHEREAS, this Special Litigation Trust is created pursuant to, and to effectuate certain provisions of, the Plan and to hold the Special Litigation Trust Claims (which Special Litigation Trust Claims, prior to the transfer to the Special Litigation Trust, are owned by ENE pursuant to the terms of the Plan and is contemplated by the Confirmation Order);

                  WHEREAS, the Special Litigation Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d); and

                  WHEREAS, the Special Litigation Trust is established for the sole purpose of liquidating its assets for the benefit of holders of Allowed Claims in Classes 3 through 190, and other holders of Allowed Claims and Allowed Equity Interests, if applicable (as more fully set forth in the Plan) and/or their transferees, as applicable (collectively, all such parties are referred to herein as, the "Beneficiaries"), in accordance with Treasury Regulation Section 301.7701-4(d), with no objective or authority to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidation purpose of this Special Litigation Trust and the Plan;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, ENE and the Special Litigation Trustee agree as follows:

                                   ARTICLE 1

                  ESTABLISHMENT OF THE special lItiGATION TRUST

         1.1 Establishment of Special Litigation Trust and Appointment of Original Trustee. (a) Pursuant to the Plan, ENE and the Original Trustee hereby establish a trust which shall be known as the "Enron Corp. Special Litigation Trust" on behalf of the Beneficiaries.

                  (b) The Original Trustee is hereby appointed as trustee of the Special Litigation Trust effective as of the date hereof and agrees to accept and hold the assets of the Special Litigation Trust in trust for the Beneficiaries subject to the terms of the Plan and this Trust Agreement. The Original Trustee and each successor trustee serving from time to time hereunder (the "Special Litigation Trustee") shall have all the rights, powers and duties set forth herein.

         1.2 Transfer of Assets and Rights to the Special Litigation Trustee. (a) As of the Effective Date, ENE hereby transfers, assigns, and delivers to the Special Litigation Trustee, (i) all of ENE's right, title, and interest in and to the Special Litigation Trust Claims free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person or entity and (ii) all of its right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Special Litigation Trust Claims (collectively, "Privileges"), which shall vest in the Special Litigation Trustee and its representatives.

                  (b) On or after the date hereof, ENE shall (i) deliver or cause to be delivered to the Special Litigation Trustee any and all documents in connection with the Special Litigation Trust Claims (including those maintained in electronic format and original documents) whether held by ENE, its employees, agents, advisors, attorneys, accountants or any other professionals hired by ENE and (ii) provide access to such employees of ENE, its agents, advisors, attorneys, accountants or any other professionals hired by ENE with knowledge of matters relevant to the Special Litigation Trust Claims. Upon the reasonable request of the Special Litigation Trustee, ENE shall provide the Special Litigation Trustee with a list of all documents in connection with the Special Litigation Trust Claims known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (c) At any time and from time to time on and after the date hereof, ENE, on behalf of itself and the Reorganized Debtors, agrees (i) at the reasonable request of the Special Litigation Trustee to execute and/or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), (ii) to take, or cause to be taken, all such further actions as the Special Litigation Trustee may reasonably request in order to evidence or effectuate the transfer of the Special

Litigation Trust Claims and the Privileges to the Special Litigation Trust and the consummation of the transactions contemplated hereby and by the Plan and to otherwise carry out the intent of the parties hereunder and under the Plan and
(iii) to cooperate with the Special Litigation Trustee in the prosecution of the Special Litigation Trust Claims.

         1.3 Title to Special Litigation Trust Claims. (a) The transfer of the Special Litigation Trust Claims to the Special Litigation Trust shall be made for the ratable benefit of the Beneficiaries to the extent such Beneficiaries are entitled to Special Litigation Trust Interests under the Plan. In this regard, the Special Litigation Trust Claims will be treated for tax purposes as being (i) transferred to the Beneficiaries in partial satisfaction of Allowed Claims, to be held by ENE on their behalf, and (ii) immediately thereafter, transferred to the Special Litigation Trust in exchange for Special Litigation Trust Interests for the ratable benefit of the Beneficiaries, in accordance with the Plan. Upon the transfer of the Special Litigation Trust Claims, the Special Litigation Trustee shall succeed to all of ENE's right, title and interest in and to the Special Litigation Trust Claims and ENE will have no further interest in or with respect to the Special Litigation Trust Claims or this Special Litigation Trust.

                  (b) For all Federal income tax purposes, all parties (including, without limitation, ENE, the Special Litigation Trustee and the Beneficiaries) shall treat the transfer of Special Litigation Trust Claims to the Special Litigation Trust in accordance with the terms of the Plan, as a transfer of the Special Litigation Trust Claims to the Beneficiaries followed by a transfer by such Beneficiaries to the Special Litigation Trust, and the Beneficiaries of the Special Litigation Trust shall be treated as the grantors and owners hereof.

         1.4 Valuation of Special Litigation Trust Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days after such date, (i) the Special Litigation Trust Board shall inform the Special Litigation Trustee, in writing, of the value as of the date hereof of the assets transferred to the Special Litigation Trust, based on the good faith determination of the Special Litigation Trust Board and (ii) the Special Litigation Trustee shall apprise the Beneficiaries, in writing, of such valuation. The valuation shall be used consistently by all parties (including ENE, the Reorganized Debtors, the Special Litigation Trustee and the Beneficiaries) for all Federal income tax purposes.

         1.5 Nature and Purpose of the Special Litigation Trust. (a) Purpose. The Special Litigation Trust is a trust pursuant to which the Special Litigation Trustee, upon direction of the Special Litigation Trust Board, is to
(i) hold the assets of the Special Litigation Trust and dispose of the same in accordance with this Trust Agreement and the Plan in accordance with Treasury Regulation Section 301.7701-4(d) and (ii) oversee and direct the expeditious but orderly liquidation of the assets of the Special Litigation Trust. Accordingly, the primary purpose of this Special Litigation Trust is to liquidate the assets transferred to it with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the liquidation value of the assets of the Special Litigation Trust, and consistent with, the liquidating purpose of the Special Litigation Trust.

                (b) Actions of the Special Litigation Trustee. The Special Litigation Trustee, upon direction of the Special Litigation Trust Board and the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Special Litigation Trust, make timely distributions and not unduly prolong the duration of the Special Litigation Trust. The liquidation of the Special Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise. The Special Litigation Trustee, upon direction of the Special Litigation Trust Board shall have the absolute right to pursue or not pursue, settle and compromise any and all claims, rights or causes of action as it determines is in the best interests of the Beneficiaries, and consistent with the purposes of the Special Litigation Trust, and shall have no liability for the outcome of its decision except for any damages caused by gross negligence or willful misconduct.

                (c) Relationship. This Trust Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a trust. The Special Litigation Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Special Litigation Trustee or the Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Beneficiaries to the Special Litigation Trustee shall be solely that of beneficiaries of a trust and shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Trust Agreement.

         1.6 Incorporation of Plan. The Plan and the Confirmation Order are each hereby incorporated into this Trust Agreement and made a part hereof by this reference; provided, however, to the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, and/or the Confirmation Order, each such document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.7 Funding of the Special Litigation Trust. On the date hereof, ENE shall transfer [$__________________] (together with all additions thereto pursuant to this Trust Agreement, the "Special Litigation Expense Fund") to the Special Litigation Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Special Litigation Trust. After such transfer, ENE and the Reorganized Debtors will have no further (i) interest in the Special Litigation Expense Fund or (ii) obligation to provide any additional funding with respect to the Special Litigation Trust.

                                   ARTICLE 2

                       SPECIAL LITIGATION TRUST INTERESTS

         2.1 Allocation of Special Litigation Trust Interests. The allocation and distribution of the Special Litigation Trust Interests shall be accomplished as set forth in the Plan, including, without limitation, Sections 7.1, 7.5, 8.1, 8.2, 9.1, 9.2, 17.2, 18.2, 19.2, and 22.1 of the Plan. In no
event shall the number of Special Litigation Trust Interests distributed exceed the number of such interests issuable pursuant to the Plan.

         2.2 Interests Beneficial Only. The ownership of a Special Litigation Trust Interest shall not entitle any Beneficiary to any title in or to the assets of the Special Litigation Trust as such (which title shall be vested in the Special Litigation Trustee) or to any right to call for a partition or division of the assets of the Special Litigation Trust or to require an accounting.

         2.3 Certificates. The Special Litigation Trust Interests shall be represented by certificates (except that fractional Special Litigation Trust Interests shall be represented by appropriate book entries in the Trust Registrar (as defined below)). The Special Litigation Trustee may cause to be placed on such certificate such legends as it deems are required or appropriate under tax laws or regulations in connection with tax withholding pursuant to
Section 5.1 or otherwise. Any Person to whom a certificate is issued or transferred, by virtue of the acceptance thereof, shall assent to and be bound by the terms and conditions of this Trust Agreement and the Plan. A certificate may represent any number of Special Litigation Trust Interests, except that no fractional Special Litigation Trust Interests shall be issued. The number of Special Litigation Trust Interests shall be designated on the face of such certificate. All certificates shall be executed by the manual or facsimile signature of the Special Litigation Trustee.

         2.4 Securities Law Registration. Under section 1145 of the Bankruptcy Code, the issuance of Special Litigation Trust Interests under the Plan shall be exempt from registration under the Securities Act of 1933, as amended and applicable state and local laws requiring registration of securities. If the Special Litigation Trustee determines, with the advice of counsel, that the Special Litigation Trust is required to comply with registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Investment Company Act of 1940, as amended (the "Investment Company Act"), then the Special Litigation Trustee shall take any and all actions to comply with such registration and reporting requirements, if any, and file periodic reports with the SEC.

         2.5 Transfer and Exchange. (a) The Special Litigation Trustee shall appoint a registrar and transfer agent, which may be the Special Litigation Trust (the "Registrar and Transfer Agent") for the purpose of registering and transferring the Special Litigation Trust Interests as herein provided. The Registrar and Transfer Agent may be a duly qualified institution or the Special Litigation Trust itself. For its services hereunder, the Registrar and Transfer Agent, unless it is the Special Litigation Trust, shall be entitled to receive reasonable compensation from the Special Litigation Trust as an expense of the Special Litigation Trust.

                  (b) The Special Litigation Trustee shall cause to be kept at the office of the Registrar and Transfer Agent, or at such other place or places as shall be designated by them from time to time, a registry of the Beneficiaries of the Special Litigation Trust (the "Trust Registrar") and shall permit to be transferred or registered thereon pursuant to such reasonable regulations as the Special Litigation Trustee and the Registrar and the Transfer Agent may prescribe, any Special Litigation Trust Interest issued under this Trust Agreement. Any registered Beneficiary may transfer his/her Special Litigation Trust Interests in person or by his/her duly authorized attorney, upon presentation of the certificate representing such Special Litigation Trust Interest (or indicating the acquisition of an interest in any fraction of a Special Litigation Trust Interest) for cancellation, accompanied by delivery of a duly executed written instrument of transfer in the form approved by the Special Litigation Trustee and the Registrar and Transfer Agent and such other documents as may be reasonably required. Such Person shall pay reasonable transfer charges established by the Special Litigation Trustee or the Registrar and Transfer Agent for the purpose of reimbursing the Special Litigation Trust and the Registrar and Transfer Agent for the expenses incident thereto, including any tax or other governmental change. Allocation of Special Litigation Trust taxable income and loss shall be made by the Special Litigation Trustee between transferors and transferees of Special Litigation Trust Interests as provided in Section 5.2(b) herein.

         2.6 Access to the Registrar by the Beneficiaries. Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Registrar and Transfer Agent and the Special Litigation Trustee, and in accordance with the reasonable regulations prescribed by the Registrar and Transfer Agent and the Special Litigation Trustee, to inspect and, at the sole expense of the Beneficiary seeking the same, make copies of the Trust Registrar, in each case for a purpose reasonably related to such Beneficiary's interest in the Special Litigation Trust.

         2.7 Absolute Owners. The Special Litigation Trustee may deem and treat the Beneficiary of record as the absolute owner of such Special Litigation Trust Interests for the purpose of receiving distributions and payment thereon or on account thereof and for all other purposes whatsoever and, until any transfer of ownership is recorded in the Trust Registrar pursuant to Section 2.5 above, the Special Litigation Trustee shall not be charged with having received notice of any claim or demand to such Special Litigation Trust Interests or the interest therein of any other Person.

         2.8 Issuance of Certificates Upon Transfer. Whenever any certificate shall be presented for transfer or exchange as permitted by the provisions of Section 2.5, the Special Litigation Trustee shall cause the Registrar and Transfer Agent to issue, authenticate and deliver in exchange therefore, the certificate for the Special Litigation Trust Interest(s) that the person presenting such certificates shall be entitled to receive.

         2.9 Mutilated, Defaced, Lost, Stolen or Destroyed Certificates. If a Beneficiary claims that his/her certificate (the "Original Certificate") has been mutilated, defaced, lost, stolen or destroyed, the Special Litigation Trustee shall issue, and the Registrar and Transfer Agent shall authenticate, a replacement certificate if such Beneficiary submits a notarized affidavit certifying that
(i) he/she is the true, lawful, present and sole owner of the Original Certificate, (ii) he/she has diligently searched all of his/her financial and other records and the Original Certificate is nowhere to be found, (iii) the Original Certificate and any rights or interests therein were not endorsed, and have not been pledged, sold, delivered, transferred or assigned under any agreement, hypothecated or pledged for any loan, or disposed of in any manner by the Beneficiary or on his/her behalf, (iv) no other Person or other Entity has any right, title, claim, equity or interest in, to, or respecting the Original Certificate and (v) in the event of the recovery of the Original Certificate at any time after the issuance of a new certificate in exchange thereof, the Beneficiary will cause the recovered Original Certificate to be returned to the Special Litigation Trust, or its successor, for cancellation. In addition, such Beneficiary will indemnify, and if required by the Special Litigation Trustee or the Registrar and Transfer Agent, provide a bond or other security sufficient in the reasonable judgment of the Special Litigation Trustee, the Registrar and Transfer Agent or any authenticating agent, from any loss which any of them may suffer if the Original Certificate is replaced, including a loss resulting from the assertion by any Entity or Person of the right to payment under the Original Certificate. Such Beneficiary shall pay reasonable charges established by the Special Litigation Trustee and the Registrar and Transfer Agent for the purpose of reimbursing the Special Litigation Trust and the Registrar and Transfer Agent for the expenses incident thereto, including any tax or other governmental charges. The Special Litigation Trustee shall incur no liability to anyone by reason of anything done or omitted to be done by it in good faith under the provisions of this Section 2.9. All Special Litigation Trust Interests shall be held and owned upon the express condition that the provisions of this Section
2.9 are exclusive in respect of the replacement or payment of mutilated, defaced, lost, stolen or destroyed certificates and shall, to the extent permitted by law, preclude any and all other rights or remedies respecting such replacement or the payment in respect thereto. Any duplicate certificate issued pursuant to this Section 2.9 shall constitute original interests in the Special Litigation Trust and shall be entitled in the manner provided herein to equal and proportionate benefits with all other Special Litigation Trust Interests issued hereunder in any monies or property at the time held by the Special Litigation Trustee for the benefit of the Beneficiaries. The Special Litigation Trustee and the Registrar and Transfer Agent shall not treat the Original Certificate as outstanding.

                                   ARTICLE 3

                         THE SPECIAL LITIGATION TRUSTEE

         3.1 Special Litigation Trust Proceeds. All of the proceeds and avails of the prosecution, compromise and settlement of Special Litigation Trust Claims ("Special Litigation Proceeds") shall be added to the assets of the Special Litigation Trust and held as a part thereof.

         3.2 Collection of Income. The Special Litigation Trustee shall collect all income earned with respect to the assets of the Special Litigation Trust, which shall thereupon be added to the assets of the Special Litigation Trust and held as a part thereof.

         3.3      Payment of Litigation Trust Expenses

                  (a) The Special Litigation Trustee, in consultation with the Special Litigation Trust Board, may expend the assets of the Special Litigation Expense Fund (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Special Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including but not limited to, the costs and expenses of the Special Litigation Trustee and the Special Litigation Trust Board, and the fees, costs and expenses of all professionals retained by any of them or their members, as the case may be, any taxes imposed on the Special Litigation Trust or fees and expenses in connection with, arising out of or related to the Special Litigation Trust Claims, and (iii) to satisfy other liabilities incurred or assumed by the Special Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or this Trust Agreement.

                  (b) The Special Litigation Trustee, upon direction of the Special Litigation Trust Board, may retain from the Special Litigation Proceeds and add to the Special Litigation Expense Fund, at any time and from time to time, such amounts as the Special Litigation Trustee deems reasonable and appropriate to ensure that the Special Litigation Expense Fund will be adequate to meet the expenses and liabilities described in subsection (a) of this Section.

                  (c) Notwithstanding any other provision of this Trust Agreement to the contrary, the Special Litigation Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Special Litigation Trust unless it shall have sufficient funds in the Special Litigation Expense Fund for that purpose.

         3.4 Distributions. The Special Litigation Trustee shall distribute the net distributable assets of the Special Litigation Trust to the Beneficiaries in accordance with the provisions of Article 6.

         3.5 Selection, Tenure, Removal, and Replacement of the Special Litigation Trustee. (a) Notwithstanding anything to the contrary, the Special Litigation Trustee shall be selected by a vote of the Special Litigation Trust Board; a member of the Special Litigation Trust Board and/or a member of the Creditors' Committee (or if the Creditors' Committee has been dissolved, a member of the Creditors' Committee at the time of its dissolution) may be appointed as the Special Litigation Trustee.

                  (b) Each Special Litigation Trustee will serve until resignation and the appointment of a successor pursuant to subsection (c) below, removal pursuant to subsection (d) below or death (if applicable).

                  (c) The Special Litigation Trustee may resign by giving not less than sixty (60) days' prior written notice to the Special Litigation Trust Board. Such resignation will become effective on the later to occur of:
(i) the day specified in such notice and (ii) the appointment of a successor trustee as provided herein and the acceptance by such successor trustee of such appointment. If a successor trustee is not appointed or does not accept its appointment within sixty (60) days following delivery of notice of resignation, the Special Litigation Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor trustee;

                  (d) The Special Litigation Trustee may be removed for any reason by resolution of the Special Litigation Trust Board;

                  (e) In the event of a vacancy in the position of the Special Litigation Trustee (whether by removal, resignation or death, if applicable), the vacancy will be filled by the appointment of a successor trustee (which successor trustee may be a member of the Special Litigation Trust Board or a member of the Creditors' Committee (or if the Creditors' Committee has been dissolved, a member of the Creditors' Committee at the time of its dissolution)) by (i) vote of the Special Litigation Trust Board, and by the acceptance of the Special Litigation Trust by the successor trustee in accordance with Section 3.6 or (ii) an order of the Bankruptcy Court after an opportunity for a hearing (provided, however, that only the Special Litigation Trust Board shall have standing to seek such an order); if a successor trustee is appointed by resolution, as provided in clause (i) of the preceding sentence, and such appointment is accepted by the successor trustee, the Special Litigation Trust Board shall file notice of such appointment and acceptance with the Bankruptcy Court, which notice will include the name, address, and telephone number of the successor trustee; provided that the filing of such notice shall not be a condition precedent to the vesting in the successor Special Litigation Trustee of all the estates, properties, rights, powers, trusts, and duties of its predecessor;

                  (f) Immediately upon the appointment of any successor trustee, all rights, powers, duties, authority, and privileges of the predecessor Special Litigation Trustee hereunder will be vested in and undertaken by the successor trustee without any further act; and the successor trustee will not be liable personally for any act or omission of the predecessor Special Litigation Trustee;

                  (g) Upon the appointment of a successor trustee, the predecessor Special Litigation Trustee (or the duly appointed legal representative of a deceased Special Litigation Trustee) shall, if applicable, when requested in writing by the successor trustee, execute and deliver an instrument or instruments conveying and transferring to such successor trustee upon the trust herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Special Litigation Trustee, and shall duly assign, transfer, and deliver to such successor trustee all property and money held hereunder, and all other assets and documents relating to the Special Litigation Trust, the Special Litigation Trust Claims, or the Special Litigation Trust Interests then in its possession and held hereunder; and

                  (h) During any period in which there is a vacancy in the position of litigation trustee, the Special Litigation Trust Board shall appoint one of its members to serve as interim Special Litigation Trustee (the "Interim Trustee"). The Interim Trustee shall be subject to all the terms and conditions applicable to a Special Litigation Trustee hereunder. Such Interim Trustee shall not be limited in any manner from exercising any rights or powers as a member of the Special Litigation Trust Board merely by its appointment as Interim Trustee.

         3.6 Acceptance of Appointment by Successor Special Litigation Trustee. Any successor trustee appointed hereunder shall execute an instrument accepting such appointment and assuming all of the obligations of the predecessor Special Litigation Trustee hereunder and thereupon the successor trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Special Litigation Trust hereunder with like effect as if originally named herein.

         3.7 Regular Meetings of the Special Litigation Trustee and the Special Litigation Trust Board. Meetings of the Special Litigation Trustee and the Special Litigation Trust Board are to be held with such frequency and at such place as the Special Litigation Trustee and the Special Litigation Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         3.8 Special Meetings of the Special Litigation Trustee and the Special Litigation Trust Board. Special meetings of the Special Litigation Trustee and the Special Litigation Trust Board may be held whenever and wherever called for either by the Special Litigation Trustee or the Special Litigation Trust Board.

         3.9 Notice of, and Waiver of Notice for, Special Litigation Trustee and Special Litigation Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Special Litigation Trustee and the members of the Special Litigation Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Special Litigation Trustee and the members of the Special Litigation Trust Board of any such special meeting will be deemed given sufficiently in advance when (i) if given by mail, the same is deposited in the United States mail at least ten (10) calendar days before the meeting date, with postage thereon prepaid, (ii) if given by facsimile transmission, the same is transmitted at least 24 hours prior to the convening of the meeting, or
(iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Special Litigation Trustee and the members of the Special Litigation Trust Board or to an adult member of his/her office staff or household, at least 24 hours prior to the convening of the meeting. The Special Litigation Trustee and any member of the Special Litigation Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held, as provided by law. Except as provided in the next sentence below, the waiver must be in writing, signed by the Special Litigation Trustee or the applicable member or members of the Special Litigation Trust Board entitled to the notice, and filed with the minutes or records of the Special Litigation Trust. The attendance of the Special Litigation Trustee or a member of the Special Litigation Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         3.10 Manner of Acting. The Special Litigation Trustee or any member of the Special Litigation Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Special Litigation Trustee or any member of the Special Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

         3.11 Role of the Special Litigation Trustee. In furtherance of and consistent with the purpose of the Special Litigation Trust and the Plan, the Special Litigation Trustee, in consultation with, and upon the direction of, the Special Litigation Trust Board, shall have the power to (i) prosecute, compromise and settle, abandon or dismiss for the benefit of the Special Litigation Trust all claims, rights and causes of action transferred to the Special Litigation Trust (whether such suits are brought in the name of the Special Litigation Trust or otherwise), and (ii) to otherwise perform the functions and take the actions provided or permitted in the Plan or in this Trust Agreement. In all circumstances, the Special Litigation Trustee shall act in the best interests of all the Beneficiaries of the Special Litigation Trust and in furtherance of the purpose of the Special Litigation Trust.

         3.12 Authority of Special Litigation Trustee. Subject to any limitations contained herein or in the Plan, the Special Litigation Trustee shall have the following powers and authorities, by way of illustration and not of limitation, in each case, in consultation with, and upon the direction of, the Special Litigation Trust Board:

                  (a) hold legal title to any and all rights of the holders of the Special Litigation Trust Interests in or arising from the Special Litigation Trust Claims, including, without limitation, collecting, receiving any and all money and other property belonging to the Special Litigation Trust and the right to vote any claim or interest relating to a Special Litigation Trust Claim in a case under the Bankruptcy Code and receive any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code, including, without limitation, commencing, prosecuting or settling causes of action, enforcing contracts, and asserting claims, defenses, offsets and privileges, each as set forth herein or in the Plan;

                  (c) protect and enforce the rights to the Special Litigation Trust Claims by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

                  (d) obtain reasonable insurance coverage with respect to the liabilities and obligations of the Special Litigation Trustee and the Special Litigation Trust Board under this Trust Agreement (in the form of an errors and omissions policy or otherwise);

                  (e) obtain insurance coverage with respect to real and personal property that may become assets of the Special Litigation Trust, if any;

                  (f) retain and pay such counsel and other professionals, including, without limitation, any professionals previously retained by the Creditors' Committee or the Debtors, as the Special Litigation Trustee, in consultation with the Special Litigation Trust Board, shall select to assist the Special Litigation Trustee in its duties, on such terms as the Special Litigation Trustee and the Special Litigation Trust Board deem reasonable and appropriate, without Bankruptcy Court approval; in consultation with and upon direction of the Special Litigation Trust Board, the Special Litigation Trustee may commit the Special Litigation Trust to and shall pay such counsel and other professionals reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

                  (g) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Special Litigation Trust as may be required by the SEC and applicable securities laws and as may be reasonable and appropriate in the Special Litigation Trustee's and the Special Litigation Trust Board's discretion and to prepare and file any tax returns, informational returns, or periodic or current reports as required by applicable securities laws, for the Special Litigation Trust as may be required; in consultation with, and upon direction of, the Special Litigation Trust Board, the Special Litigation Trustee may commit the Special Litigation Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

                  (h) retain and pay such third parties to assist the Special Litigation Trustee in carrying out its powers and duties under this Trust Agreement; in consultation with, and upon direction of the Special Litigation Trust Board, the Special Litigation Trustee may commit the Special Litigation Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Special Litigation Trust to indemnify any such parties in connection with the performance of services (provided that such indemnity shall not cover any losses, costs, damages, expenses or liabilities that result from the recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law by such party);

                  (i) assert or waive any privilege (including the Privileges) or defense on behalf of the Special Litigation Trust or, with respect to the Special Litigation Trust Claims, ENE or the Debtors, as applicable;

                  (j) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, exercise rights, powers, and privileges with respect to, or otherwise deal with and settle, in accordance with the terms set forth herein, all causes of action in favor of or against the Special Litigation Trust;

                  (k) avoid and recover transfers of the Debtor's property as provided for in the Plan as may be permitted by the Bankruptcy Code or applicable state law;

                  (l) execute offsets and assert counterclaims against Claims as provided for in the Plan;

                  (m) invest any moneys held as part of the Special Litigation Trust in accordance with the terms of Section 3.19 hereof, limited, however, to such investments that are consistent with the Special Litigation Trust's status as a liquidating trust within the meaning of Treasury Regulation
Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Special Litigation Trust, including, without limitation, a determination pursuant to Section 505 of the Bankruptcy Code;

                  (o) subject to applicable securities laws, establish and maintain a website for the purpose of providing notice of Special Litigation Trust activities in lieu of sending written notice to holders of Special Litigation Trust Interests, subject to providing notice of such website to such holders;

                  (p) seek the examination of any entity, subject to the provisions of Bankruptcy Rule 2004; and

                  (q) take or refrain from taking any and all actions that the Special Litigation Trustee, upon direction of the Special Litigation Trust Board, reasonably deems necessary or convenient for the continuation, protection and maximization of the Special Litigation Trust Claims or to carry out the purposes hereof.

         3.13 Limitation of Special Litigation Trustee's Authority. (a) Notwithstanding anything herein to the contrary, the Special Litigation Trustee shall not (i) be authorized to engage in any trade or business, (ii) take such actions inconsistent with the orderly liquidation of the assets of the Special Litigation Trust as are required or contemplated by applicable law, the Plan and this Trust Agreement and (iii) be authorized to engage in any investments or activities inconsistent with the treatment of the Special Litigation Trust as a liquidating trust with the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C. B. 684.

                  (b) The Special Litigation Trust shall not hold 50% or more of the stock (in either vote or value) of any entity that is treated as a corporation for Federal income tax purposes, nor be the sole member of a limited liability company, nor have any interest in an entity that is treated as a partnership for Federal income tax purposes, unless such stock, membership interest, or partnership interest was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the assets of the Special Litigation Trust.

         3.14 Books and Records. (a) The Special Litigation Trustee shall maintain books and records relating to the assets of the Special Litigation Trust and income of the Special Litigation Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Special Litigation Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained on a modified cash or other comprehensive basis of accounting necessary to facilitate compliance with the tax reporting and securities law requirements of the Special Litigation Trust. Nothing in this Trust Agreement requires the Special Litigation Trustee to file any accounting or seek approval of any court with respect to the administration of the Special Litigation Trust, or as a condition for managing any payment or distribution out of the assets of the Special Litigation Trust.

                  (b) The Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Special Litigation Trustee, to inspect and, at the sole expense of the Beneficiary seeking the same, make copies of the books and records relating to the Special Litigation Trust on any business day and as often as may be reasonably be desired.

         3.15 Inquiries into Trustee's Authority. Except as otherwise set forth in the Trust Agreement or in the Plan, no Person dealing with the Special Litigation Trust shall be obligated to inquire into the authority of the Special Litigation Trustee in connection with the protection, conservation or disposition of the Special Litigation Trust Claims.

         3.16 Compliance with Laws. Any and all distributions of assets of the Special Litigation Trust and proceeds of borrowings, if any, shall be in compliance with applicable laws, including, without limitation, applicable Federal and state securities laws.

         3.17 Reliance by Special Litigation Trustee. Except as otherwise provided herein:

                  (a) the Special Litigation Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by the Special Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Special Litigation Trustee shall look only to the assets of the Special Litigation Trust to satisfy any liability incurred by the Special Litigation Trustee to such Person in carrying out the terms of this Trust Agreement, and neither the Special Litigation Trustee nor any member of the Special Litigation Trust Board shall have any personal obligation to satisfy any such liability.

         3.18 Investment and Safekeeping of Special Litigation Trust Assets. The Special Litigation Trustee shall invest all assets transferred to the Special Litigation Trust (other than Special Litigation Trust Claims), all Special Litigation Proceeds, the Special Litigation Expense Fund and all income earned by the Special Litigation Trust, (pending periodic distributions in accordance with the provisions of the Plan) only in Cash Equivalents; provided, however, that (a) the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, (b) the Special Liquidation Trustee may retain any Special Litigation Proceeds received that are not Cash or Cash Equivalents in the form received only for so long as may be required for the prompt and orderly liquidation of such assets in Cash or Cash Equivalents; and (c) under no circumstances, shall the Special Litigation Trustee segregate the assets of the Special Litigation Trust on the basis of classification of the holders of Special Litigation Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         3.19 Standard of Care; Exculpation. Neither the Special Litigation Trustee nor any of its duly designated agents or representatives or professionals, shall be liable for any act or omission taken or omitted to be taken by the Special Litigation Trustee in good faith, other than acts or omissions resulting from the Special Litigation Trustee's own gross negligence or willful misconduct. The Special Litigation Trustee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, the Special Litigation Trustee shall be under no obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Special Litigation Trustee, unless such determination is based on gross negligence or willful misconduct.

                                   ARTICLE 4

                         SPECIAL LITIGATION TRUST BOARD

         4.1 Special Litigation Trust Board. The Special Litigation Trust Board shall be comprised of no less than three (3) Persons and no more than five
(5) Persons (with each such Person a member of the Creditors' Committee). Three
(3) of the initial members of the Special Litigation Trust Board shall be representatives from ABN AMRO Bank, Credit Lyonnais and Wells Fargo Bank Minnesota, N.A., subject to the approval and appointment prior to the Effective Date by the Bankruptcy Court. The two (2) remaining initial members of the Special Litigation Trust Board, to the extent that such members are appointed (if any), will be determined and nominated by the Creditors' Committee and approved and appointed prior to the Effective Date by the Bankruptcy Court.

         4.2 Authority of the Special Litigation Trust Board. The Special Litigation Trust Board shall have the authority and responsibility to select, appoint, oversee, review, and guide the activities and performance of the Special Litigation Trustee and shall have the authority to remove the Special Litigation Trustee at any time and for any reason. The Special Litigation Trustee shall consult with and provide information to the Special Litigation Trust Board in accordance with and pursuant to the terms of this Trust Agreement and the Plan. The Special Litigation Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Special Litigation Trust Board deems necessary and desirable to assist the Special Litigation Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Special Litigation Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         4.3 Regular Meetings of the Special Litigation Trust Board. Meetings of the Special Litigation Trust Board are to be held with such frequency and at such place as the members of the Special Litigation Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.4 Special Meetings of the Special Litigation Trust Board. Special meetings of the Special Litigation Trust Board may be held whenever and wherever called for by any member of the Special Litigation Trust Board.

         4.5 Manner of Acting. (a) A majority of the total number of members of the Special Litigation Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Special Litigation Trust Board. The affirmative vote of a majority of the members of the Special Litigation Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Special Litigation Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Special Litigation Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Special Litigation Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                  (b) Any member of the Special Litigation Trust Board who is present and entitled to vote at a meeting of the Special Litigation Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Special Litigation Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Special Litigation Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Special Litigation Trust Board who votes in favor of the action taken.

                  (c) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Special Litigation Trust Board shall report to the Special Litigation Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Special Litigation Trust Board who are not "conflicted members."

         4.6 Special Litigation Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Special Litigation Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Special Litigation Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Special Litigation Trust Board and filed with the minutes or proceedings of the Special Litigation Trust Board.

         4.7 Tenure, Removal, and Replacement of the Members of the Special Litigation Trust Board. The authority of the members of the Special Litigation Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Special Litigation Trust is terminated in accordance with Section 10.1 hereof. The service of the members of the Special Litigation Trust Board will be subject to the following:

                  (a) The members of the Special Litigation Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection (c) below.

                  (b) A member of the Special Litigation Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Special Litigation Trust Board. Such resignation will be effective upon the date specified in the written notice.

                  (c) A member of the Special Litigation Trust Board may be removed, (i) by the Creditors' Committee or (ii) if the Creditors' Committee has been dissolved in accordance with the terms of the Plan, by the vote of the remaining members of the Special Litigation Trust Board. In the event of a vacancy in such member's position (whether by removal, death or resignation), a new member (who in each instance shall be a member of the Creditors' Committee or who shall have been a member of the Creditors' Committee upon its dissolution) may be appointed, (i) by the Creditors' Committee or (ii) if the Creditors' Committee has been dissolved in accordance with the terms of the Plan, by the vote of the remaining members of the Special Litigation Trust Board. The appointment of a successor member of the Special Litigation Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of the Special Litigation Trust Board.

                  (d) Immediately upon the appointment of any successor member of the Special Litigation Trust Board, all rights, powers, duties, authority, and privileges of the predecessor member of the Special Litigation Trust Board hereunder will be vested in and undertaken by the successor member of the Special Litigation Trust Board without any further act; and the successor member of the Special Litigation Trust Board will not be liable personally for any act or omission of the predecessor member of the Special Litigation Trust Board.

         4.8 Standard of Care; Exculpation. None of the Special Litigation Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Special Litigation Trust Board, nor shall the Special Litigation Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Special Litigation Trust Board in good faith, other than acts or omissions resulting from the Special Litigation Trust Board's own gross negligence or willful misconduct. The Special Litigation Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Special Litigation Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Special Litigation Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence or willful misconduct.

                                   ARTICLE 5

                                  TAX MATTERS

         5.1 Federal Income Tax Reporting. (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the

Special Litigation Trustee of a private letter ruling if the Special Litigation Trustee (or ENE) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Special Litigation Trustee), the Special Litigation Trustee shall file returns for the Special Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Article 5. The Special Litigation Trustee shall also annually send to each Beneficiary a separate statement setting forth such Beneficiary's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their Federal income tax returns.

                  (b) As soon as possible after the date hereof, but in no event later than thirty (30) days thereafter, (i) the Special Litigation Trust Board shall inform the Special Litigation Trustee, in writing, of the value of the assets transferred to the Special Litigation Trust, based on the good faith determination of the Special Litigation Trust Board and (ii) the Special Litigation Trustee shall apprise the Beneficiaries, in writing of such valuation. The valuation shall be used consistently by all parties (including ENE, the Reorganized Debtors, the Special Litigation Trustee and the Beneficiaries) for all Federal income tax purposes. The Special Litigation Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Special Litigation Trust that are required by any governmental unit and pay taxes, if any, properly payable by the Special Litigation Trust.

                  (c) The Special Litigation Trustee may request an expedited determination of taxes of the Special Litigation Trust under Section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Special Litigation Trust for all taxable periods through the dissolution of the Special Litigation Trust.

         5.2 Allocations of Special Litigation Trust Taxable Income. (a) Allocations of Special Litigation Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Special Litigation Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the Beneficiaries, taking into account all prior and concurrent distributions from the Special Litigation Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Special Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Special Litigation Trust Claims. The tax book value of the Special Litigation Trust Claims for this purposes shall equal their fair market value on the date hereof, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations and other applicable administrative and judicial authorities and pronouncements.

                  (b) With regard to transfers of Special Litigation Trust Interests in accordance with Section 2.5 herein, the Special Litigation Trustee shall promptly establish a standard convention for allocating and apportioning taxable income and loss between a transferor and its transferee and shall not be required to so allocate and apportion based on the actual Special Litigation Trust activities prior and subsequent to the date of any transfer. The Special Litigation Trustee shall notify the Beneficiaries of the convention adopted promptly after such adoption. The Special Litigation Trustee shall use its discretion to establish a fair and equitable convention to apply and may, but is not required to, adopt a monthly, quarterly or similar record date convention.

                                   ARTICLE 6

                                 DISTRIBUTIONS

         6.1 Annual Distribution; Withholding. The Special Litigation Trustee shall distribute at least annually to the Beneficiaries all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Special Litigation Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Special Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including the costs and expenses of the Special Litigation Trustee and the Special Litigation Trust Board and the fees, costs and expenses of all professionals retained by any of them or their members, as the case may be, and any taxes imposed on the Special Litigation Trust or in respect of the assets of the Special Litigation Trust), and (iii) to satisfy other liabilities incurred or assumed by the Special Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Special Litigation Trust Interests held by a Beneficiary compared with the aggregate number of Special Litigation Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Special Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Special Litigation Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

         6.2 Manner of Payment or Distribution. All distributions made by the Special Litigation Trustee to holders of Special Litigation Trust Interests shall be payable to the holders of Special Litigation Trust Interests of record as of the 20th day prior to the date scheduled for the distribution, unless such day is not a Business Day, then such day shall be the following Business Day. If the distribution shall be in Cash, the Special Litigation Trustee shall distribute such Cash by wire, check, or such other method as the Special Litigation Trustee deems appropriate under the circumstances.

         6.3 Delivery of Special Litigation Trust Distributions. All distributions under this Trust Agreement to any holder of Special Litigation Trust Interests shall be made at the address of such holder as set forth in the Trust Registrar or at such other address as such holder of Special Litigation Trust Interests shall have specified for payment purposes in a written notice to the Special Litigation Trustee and the Registrar and Transfer Agent at least 15 days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Special Litigation Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Special Litigation Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Special Litigation Trustee shall reallocate the undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

         6.4 Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Special Litigation Trust.

                                   ARTICLE 7

                                INDEMNIFICATION

         7.1 Indemnification of Special Litigation Trustee and the Special Litigation Trust Board. (a) To the fullest extent permitted by law, the Special Litigation Trust, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Special Litigation Trustee and each of the members of the Special Litigation Trust Board and each of their respective directors, members, shareholders, partners, officers, agents, employees, attorneys and other professionals (collectively, the "Indemnified Persons") from and against any and all losses, costs, damages, reasonable and documented out-of-pocket expenses (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person did, does or refrains from doing for the business or affairs of the Special Litigation Trust, except to the extent that the loss, cost, damage, expense or liability resulted primarily from the Indemnified Person's gross negligence or willful misconduct. To the extent reasonable, the Special Litigation Trust will pay in advance or reimburse reasonable and documented out-of-pocket expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Special Litigation Trust.

                  (b) Any Indemnified Person may waive the benefits of indemnification under this Section 7.1, but only by an instrument in writing executed by such Indemnified Person.

                  (c) The rights to indemnification under this Section 7.1 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 7.1 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

                                   ARTICLE 8

           NET SPECIAL LITIGATION TRUST RECOVERY/ASSIGNMENT OF CLAIMS

         8.1 Net Judgment. Notwithstanding anything contained in the Plan or this Trust Agreement to the contrary, in the event that a defendant in a litigation brought by the Special Litigation Trustee for and on behalf of the Special Litigation Trust (i) is required by a Final Order to make payment to the Special Litigation Trust (the "Judgment Amount"), and (ii) is permitted by a Final Order to assert a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a "Valid Setoff"),
(y) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (z) none of the Special Litigation Trust or the Beneficiaries shall be entitled to assert a claim against ENE or the Reorganized Debtors with respect to the Valid Setoff.

         8.2 Assignment. Notwithstanding anything contained in the Plan or this Trust Agreement to the contrary, in the event that a compromise and settlement of a Special Litigation Trust Claim or a Final Order with respect to a Special Litigation Trust Claim provides for a waiver, subordination or disallowance of a defendant's Claim or Claims against one or more of the Debtors, other than ENE, for purposes of computing amounts of distributions, (i) such Claim shall be deemed allowed at the lesser of (y) the "Estimated Allowed Amount" (which shall exclude duplicative Claims) of such Claim as reflected on the Debtors' claim management system and (z) the filed proof of claim with respect thereto; provided, however, that, in the event that such proof of claim was filed in a zero-dollar ($0.00), contingent or unliquidated amount, such Claim shall be deemed allowed at the "Estimated Allowed Amount" of such Claim on the Debtors' claims management system, (ii) such defendant shall be deemed to have assigned such Claim or Claims and right to receive distributions in accordance with the Plan to the Special Litigation Trust, (iii) the Disbursing Agent shall make distributions with respect to such Allowed Claims to the Special Litigation Trust and (iv) such defendant shall not be entitled to receive distributions from the Special Litigation Trust on account thereof; and provided, further, that, in the event that any modifications are made to the "Estimated Allowed Amount" of Claims as reflected in the Debtors' claims management system, and provided that the Creditors' Committee and the ENA Examiner have not been dissolved or released in accordance with the provisions of the Plan, the ENA Examiner and the Creditors' Committee shall have an opportunity to review such modifications.

                                   ARTICLE 9

                            REPORTS TO BENEFICIARIES

         9.1 Quarterly and Annual Reports. (a) The Special Litigation Trustee shall cause to be prepared, as applicable, either at such times as is required by the Exchange Act or (i) within [45 days] after the end of each of the first three quarters of a fiscal year

(for such quarter) and (ii) within [90 days] after the end of each fiscal year (for such fiscal year), financial statements of the Special Litigation Trust as of the end of and for such periods, prepared in accordance with generally accepted accounting principles, including [(A) a balance sheet of the Special Litigation Trust, (B) a statement of receipts, disbursements and distributions,
(C) a statement of profit and loss, (D) a schedule summarizing by type investments and assets, indicating acquisitions and dispositions and (E) a summary listing of the status of the resolution of Disputed Claims. In addition, such financial statements shall contain the following supplementary information:
(F) a statement of per unit Special Litigation Trust Interest data consisting of net investment income, income distributed, net realized gains or losses and increases or decreases in unrealized appreciation, net increases or decreases in net asset values, net asset values and the Special Litigation Trust Interests outstanding as of the beginning and end of the period, (G) a statement of changes in the number of Special Litigation Trust Interests outstanding, including distributions and cancellations from whatever source, (H) a schedule of investments acquired after the date hereof, including number of shares or principal amount, name and description and cost, and if disposed of, proceeds and gain or loss, (I) a schedule of expenses, including accrued and paid administrative expenses, (J) a schedule of Special Litigation Trust recoveries, including the source of such recoveries, (K) a statement of changes to each of the reserves, including beginning and ending balances, and (L) notes to the financial statements setting forth, at a minimum, (i) significant accounting policies, (ii) the basis for valuation of securities, including paid-in-kind securities, stock splits and exercise of warrants and securities of reorganized or restructured entities, (iii) accounting procedures for securities transactions, (iv) accounting for expenses and (v) income taxes.] The financial statements prepared as of the end of the fiscal year shall be audited by nationally recognized independent accountants in accordance with U.S. generally accepted accounting principles. The materiality and scope of audit determinations shall be established between the Special Litigation Trustee (in consultation with the Special Litigation Trust Board) and the appointed auditors with a view toward safeguarding the value of the assets of the Special Litigation Trust, but nothing relating to the mutually agreed scope of work shall result in any limitation of audit scope that would cause the auditors to qualify their opinion as to scope of work with respect to such financial statements.

                  (b) Other Reporting. If the Special Litigation Trustee is not required to file the periodic reports referred to in Section 9.1(a) above, within [45] days after the end of each of the first three quarters of a fiscal year (for such quarter) and within [90] days after the end of each fiscal year (for such fiscal year), and as soon as practicable upon termination of the Special Litigation Trust, the Special Litigation Trustee shall submit to each Beneficiary appearing on its records as of such date or the date of termination a written report including, without limitation, the following: [(i) financial statements of the Special Litigation Trust for such period prepared on a modified cash basis or other comprehensive basis of accounting, and, if the end of a calendar year, a report of an independent certified public accountant employed by the Special Litigation Trustee, which report shall reflect the result of such procedures relating to the financial accounting administration of the Special Litigation Trust as approved by the Special Litigation Trustee; and
(ii) a description of any action taken by the Special Litigation

Trustee in the performance of its duties that materially affects the Special Litigation Trust and of which notice has not previously been given to the Beneficiaries.] The Special Litigation Trustee shall promptly submit additional reports to the Beneficiaries whenever a material event or change occurs that affects either the Special Litigation Trust or the Beneficiaries hereunder. The annual reports furnished pursuant to this Section 9.1(b) shall include a description of the progress of converting Special Litigation Trust Claims to Cash and making distributions to the Beneficiaries and any other material information relating to the assets of the Special Litigation Trust and the administration of the Special Litigation Trust.

                  (c) Within ten (10) Business Days after the end of the relevant report preparation period the Special Litigation Trustee shall cause any information listed in Section 9.1(a) or (b) to be mailed to such Beneficiaries and to be filed with the Bankruptcy Court.

                  (d) Any report required to be distributed by the Special Litigation Trustee under Section 9.1(a) or (b) hereof shall also be distributed to the Persons listed in Section 12.6 hereof within ten Business Days of its distribution to the Beneficiaries under Section 9.1(a) or (b) hereof. The Special Litigation Trustee may post any report required to be provided under this Section 9.1 on a web site maintained by the Special Litigation Trustee in lieu of actual notice to the Beneficiaries (unless otherwise required by law) subject to providing notice to the Persons listed in Section 12.6 herein.

                                   ARTICLE 10

                   TERMINATION OF THE SPECIAL LITIGATION TRUST

         10.1 Termination of the Special Litigation Trust. The Special Litigation Trust shall terminate on the earlier of: (a) thirty (30) days after the final distribution of all of the assets of the Special Litigation Trust in accordance with the terms of this Trust Agreement and the Plan and (b) the fifth
(5th) anniversary of the Effective Date. Notwithstanding the foregoing, the Bankruptcy Court upon motion by a party in interest on notice with an opportunity for a hearing at least three (3) months before the expiration of the original term or any extended term, may extend, for a fixed period, the term of the Special Litigation Trust if it is necessary to facilitate or complete the liquidation of the assets of the Special Litigation Trust. The Bankruptcy Court may approve multiple extensions of the term of the Special Litigation Trust.

         10.2 Continuance of Trust for Winding Up. After the termination of the Special Litigation Trust and for the purpose of liquidating and winding up the affairs of the Special Litigation Trust, the Special Litigation Trustee shall continue to act as such until its duties have been fully performed. Prior to the final distribution of all of the remaining assets of the Special Litigation Trust and upon approval of the Special Litigation Trust Board, the Special Litigation Trustee shall be entitled to reserve from such assets any and all amounts required to provide for its own costs and expenses, in accordance with Section 3.17 herein, until such time as the winding up of the Special

Litigation Trust is completed. Upon termination of the Special Litigation Trust, the Special Litigation Trustee shall retain for a period of two years the books, records, Beneficiary lists, the Trust Register, and certificates and other documents and files that have been delivered to or created by the Special Litigation Trustee. At the Special Litigation Trustee's discretion, all of such records and documents may, but need not, be destroyed at any time after two years from the completion and winding up of the affairs of the Special Litigation Trust. Except as otherwise specifically provided herein, upon the termination of the Special Litigation Trust, the Special Litigation Trustee shall have no further duties or obligations hereunder.

                                   ARTICLE 11

                              AMENDMENT AND WAIVER

         11.1 Amendment and Waiver. (a) The Special Litigation Trustee, with the prior approval of the Special Litigation Trust Board, may amend, supplement or waive any provision of, this Trust Agreement, without notice to or the consent of any Beneficiary or the approval of the Bankruptcy Court: (i) to cure any ambiguity, omission, defect or inconsistency in this Trust Agreement provided that such amendments, supplements or waivers shall not adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Special Litigation Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee under the Plan or this Trust Agreement; (ii) to comply with any requirements in connection with the U.S. Federal income tax status of the Special Litigation Trust as a "liquidating trust"; (iii) to comply with any requirements in connection with maintaining that the Special Litigation Trust is not subject to registration or reporting requirements of the Exchange Act, or the Investment Company Act; and (iv) to evidence and provide for the acceptance of appointment hereunder by a successor trustee in accordance with the terms of this Trust Agreement and the Plan.

                  (b) Any substantive provision of this Trust Agreement may be amended or waived by the Special Litigation Trustee, with the prior approval of the Special Litigation Trust Board, with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, that no change may be made to this Trust Agreement that would adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Special Litigation Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee under the Plan or this Trust Agreement. Notwithstanding this Section 11.1, any amendments to this Trust Agreement shall not be inconsistent with the purpose and intention of the Special Litigation Trust to liquidate in an expeditious but orderly manner the Special Litigation Trust Claims in accordance with Treasury Regulation Section 301.7701-4(d).

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

         12.1 Intention of Parties to Establish the Special Litigation Trust. This Trust Agreement is intended to create a liquidating trust for Federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended in accordance with Section 11.1 to comply with such Federal income tax laws, which amendments may apply retroactively.

         12.2 Prevailing Party. If the Special Litigation Trustee, the Special Litigation Trust Board or the Special Litigation Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Special Litigation Trustee, the Special Litigation Trust Board or the Special Litigation Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Litigation Trust has advanced such amounts, the Litigation Trust may recover such amounts from the non-prevailing party.

         12.3 Laws as to Construction. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         12.4 Jurisdiction. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.6.

         12.5 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         12.6 Notices. All notices, requests or other communications to the parties hereto shall be in writing and shall be sufficiently given only if (i) delivered in person; (ii) sent by electronic facsimile communication, as evidenced by a confirmed fax transmission report; (iii) sent by registered or certified mail, return receipt requested; or

(iv) sent by commercial delivery service or courier. Until a change of address is communicated, as provided below, all notices, requests and other communications shall be sent to the parties at the following addresses or facsimile numbers:

                  If to the Special Litigation Trustee, to:

                  With a copy to:

                  If to the Special Litigation Trust Board, to:

                  With a copy to:

                  And to:

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, delivery service or courier, on the date of delivery; (ii) if by electronic facsimile communication, on the date of transmission of the communication; and (iii) if by mail, on the date of receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         12.7 Fiscal Year. The fiscal year of the Special Litigation Trust will begin on the first day of January and end on the last day of December of each year.

         12.8 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

         12.9 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         12.10 Confidentiality The Special Litigation Trustee and each successor trustee and each member of the Special Litigation Trust Board and each successor member of the Special Litigation Trust Board (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such individual's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the assets of the Special Litigation Trust relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Special Litigation Trust Board reasonably promptly (unless prohibited by law) so that the Special Litigation Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Special Litigation Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Special Litigation Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Special Litigation Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Special Litigation Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         12.11 Entire Agreement. This Trust Agreement (including the Recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                          ENRON CORP.

                          _________________________________________
                          By:
                          Title:

                          SPECIAL LITIGATION TRUSTEE:

                          _________________________________________
                          By:
                          Title:

                         FORM OF PRISMA TRUST AGREEMENT



                                       C

                                                                      SCHEDULE C

                                     PRISMA
                                 TRUST AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I             ESTABLISHMENT AND PURPOSE OF THE TRUST....................................................       3
         1.1      Purpose of the Trust..........................................................................       3
         1.2      Transfer of Property to Trustee...............................................................       3
         1.3      Relationship to the Plan......................................................................       3
         1.4      Title to Trust Assets.........................................................................       3
         1.5      Valuation of Assets...........................................................................       4
         1.6      Rights of Holders of Prisma Trust Interests...................................................       5
         1.7      Ownership and Control of Trust Fund...........................................................       5
         1.8      Actions of the Trustee........................................................................       5
         1.9      Funding of the Trust..........................................................................       5

ARTICLE II            PRISMA TRUST INTERESTS....................................................................       5
         2.1      Identification of Holders of Prisma Trust Interests...........................................       5
         2.2      Conflicting Claims to Beneficial Interests....................................................       6
         2.3      Non-Transferability of Prisma Trust Interests.................................................       6

ARTICLE III           AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES..........................................       6
         3.1      Periodic Distribution; Withholding............................................................       6
         3.2      Reporting Duties of the Trustee...............................................................       8
         3.3      Termination of Trust..........................................................................       8
         3.4      Continuance of Trust for Winding Up...........................................................       9
         3.5      General Powers of the Trustee.................................................................       9
         3.6      Limitation of Trustee's Authority.............................................................      11
         3.7      Books and Records.............................................................................      11
         3.8      Additional Powers.............................................................................      11
         3.9      Compliance with Laws..........................................................................      12

ARTICLE IV            THE TRUSTEE...............................................................................      12
         4.1      Generally.....................................................................................      12
         4.2      Liability of Trustee and Indemnification......................................................      12
         4.3      Reliance by Trustee...........................................................................      13
         4.4      Investment Powers.............................................................................      13
         4.5      Requirement of Adequate Resources.............................................................      14
         4.6      Trustee Expense Reimbursement and Compensation................................................      14
         4.7      No Bond.......................................................................................      14

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
         4.8      Regular Meetings of the Trustee and the Trust Board...........................................      14
         4.9      Special Meetings of the Trustee and the Trust Board...........................................      14
         4.10     Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings.........................      14
         4.11     Manner of Acting..............................................................................      15

ARTICLE V             THE TRUST BOARD...........................................................................      15
         5.1      Establishment of Trust Board..................................................................      15
         5.2      The Trust Board...............................................................................      15
         5.3      Authority of the Trust Board..................................................................      15
         5.4      Regular Meetings of the Trust Board...........................................................      16
         5.5      Special Meetings of the Trust Board...........................................................      16
         5.6      Manner of Acting..............................................................................      16
         5.7      Trust Board's Action Without a Meeting........................................................      17
         5.8      Tenure, Removal, and Replacement of the Members of the Trust Board............................      17
         5.9      Fees and Expenses.............................................................................      18
         5.10     Standard of Care; Exculpation.................................................................      18
         5.11     Compensation of the Trust Board...............................................................      19

ARTICLE VI            SUCCESSOR TRUSTEE.........................................................................      19
         6.1      Tenure........................................................................................      19
         6.2      Appointment of Successor Trustee..............................................................      19
         6.3      Actions by Trust Board During Periods of Vacancy..............................................      20

ARTICLE VII           REPORTS TO BENEFICIARIES..................................................................      20
         7.1      Regular Reports...............................................................................      20

ARTICLE VIII          AMENDMENT AND WAIVER......................................................................      20
         8.1      Amendment and Waiver..........................................................................      20

ARTICLE IX            MISCELLANEOUS PROVISIONS..................................................................      21
         9.1      Intention of Parties to Establish Trust.......................................................      21
         9.2      Laws as to Construction/Jurisdiction..........................................................      21
         9.3      Severability..................................................................................      21
         9.4      Notices.......................................................................................      21
         9.5      Fiscal Year...................................................................................      22
         9.6      Prevailing Party..............................................................................      22

                                       ii

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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         9.7      Counterparts..................................................................................      22
         9.8      Entire Agreement..............................................................................      22
         9.9      Confidentiality...............................................................................      23
         9.10     Headings......................................................................................      23

                         FORM OF PRISMA TRUST AGREEMENT

                  This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Debtors' [Fifth] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the Prisma Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

                  WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

                  WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382; and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan (collectively, the "Beneficiaries");

                  WHEREAS, the Plan provides that, upon certain circumstances, on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, and upon the joint determination of the Debtors and the Creditors' Committee, (i) the Debtors, on their own behalf and on behalf of the Beneficiaries shall execute this Trust Agreement and shall take all other steps necessary to establish this Trust, and (ii) the Prisma Common Stock is to be issued to the Trust, to be held for the benefit of the Beneficiaries and such Persons will be allocated beneficial Prisma Trust Interests;

                  WHEREAS, the Prisma Common Stock and any distributions on, or sales proceeds of, such Plan Securities shall collectively be referred to as the "Trust Assets" for the purposes of this Trust Agreement; and

                  WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                   ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding and liquidating the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of this Trust Agreement. The Trust shall not distribute any of the Prisma Common Stock prior to the date referred to in Section 32.1(c)(i) of the Plan.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date), and, on or as soon as practicable after the date hereof subject to appropriate or required governmental, agency or other consents and in accordance with and pursuant to the terms of Section 24.4 of the Plan the Debtors shall cause Prisma (and Prisma hereby agrees) to issue and deliver to the Trustee all of the Prisma Common Stock free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan and except as subject to any purchase agreement applicable thereto executed prior to the contribution of such securities to the Trust. The Trustee agrees to accept and hold the Trust Assets in trust for the holders of the Prisma Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Court, upon notice and a hearing in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4      Title to Trust Assets.

                  (a) The transfer of the Trust Assets shall be made, as provided in the Plan, for the benefit and on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity

Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date) only to the extent such Beneficiaries are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan, the Trust Assets shall be transferred to the Beneficiaries, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of the Beneficiaries, the Debtors shall transfer such Trust Assets for the benefit of the Beneficiaries, in accordance with the Plan and upon such transfer, the Debtors shall have no interest in the Trust Assets. Upon the receipt of the Trust Assets, the Trustee shall have all right, title and interest in the Trust Assets. For all federal income tax purposes (e.g. IRC Sections 61(a)(12), 483, 1001, 1012 and 1274), all parties (including, without limitation, the Debtors, the Trustee and the Beneficiaries) shall treat the transfer of assets to the Prisma Trust in accordance with the terms of the Plan, as a transfer to the Beneficiaries, followed by a transfer by such holders to the Prisma Trust and the Beneficiaries shall be treated as the grantors and owners thereof.

                  (b) As of the date hereof, the Debtors and Prisma hereby transfer, assign, and deliver to the Trustee, all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Trust Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (c) On or after the date hereof, the Debtors and Prisma shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Trust Assets (including those maintained in electronic format and original documents) whether held by the Debtors or Prisma, and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and Prisma and (ii) provide access to such employees of the Debtors and Prisma and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and Prisma with knowledge of matters relevant to the Trust Assets. Upon the reasonable request of the Trustee, the Debtors and Prisma shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (d) At any time and from time to time on and after the date hereof, the Debtors and Prisma, agree (i) at the reasonable request of the Trustee to execute and deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Trust Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Valuation of Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days hereafter, the Trust Board (as defined in Section 5.1) shall inform, in writing, the Trustee of the value of the Trust Assets, based on the good faith determination of the Trust Board, and the Trustee shall apprise the Beneficiaries in writing of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Trustee and the Beneficiaries of the Trust) for all federal income tax purpose.

         1.6 Rights of Holders of Prisma Trust Interests. The holders of the Prisma Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of Prisma Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her Prisma Trust Interests, and each holder of Prisma Trust Interests shall take and hold his or her Prisma Trust Interests subject to all of the terms and provisions of this Trust Agreement.

         1.7 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of Prisma Trust Interests shall have any title or right to, or possession, management or control of the Trust Assets, or any right to call for a partition, division or accounting of the Trust Assets, and no widower, widow, heir or devisee of any individual who may be a holder of Prisma Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of Prisma Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Trust Assets, but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the holders of Prisma Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.8 Actions of the Trustee. The Trustee, subject to the limitations provided for in the Plan and herein including, but not limited to Sections 3.6 and 5.3, and in the exercise of its duties as a fiduciary, shall, in an expeditious but orderly manner, liquidate (or otherwise dispose of) the Trust Assets, make timely distributions and not unduly prolong the duration of the Trust.

         1.9 Funding of the Trust. On the date hereof, ENE shall transfer [$__________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                             PRISMA TRUST INTERESTS

         2.1 Identification of Holders of Prisma Trust Interests. The record holders of Prisma Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The Prisma Trust Interests shall be allocated among the appropriate holders in accordance with
Section 32.1(c) of the Plan. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register.

Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the Prisma Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any Prisma Trust Interests resulting in adverse claims or demands being made in connection with such Prisma Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Prisma Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of Prisma Trust Interests. The Prisma Trust Interests shall not be certificated and shall not be transferable, assignable, pledged or hypothecated, in whole or in part, except with respect to a transfer by will or under the laws of descent and distribution. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such Prisma Trust Interest. Notwithstanding the foregoing, the Trustee may note in the register of the holders of the Prisma Trust Interests the appropriate allocation of such Prisma Trust Interests to the appropriate holders of Allowed Claims pursuant to Section
21.3 of the Plan as such Claims are allowed.

                                  ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1      (a)      Periodic Distribution; Withholding. The Trustee shall
distribute at least annually to the holders of Prisma Trust Interests all of the Trust's net cash income plus all net cash proceeds from the liquidation of Trust Assets (including as Cash for this purpose, all Cash Equivalents); provided however, that prior to making any distribution to holders of Prisma Trust Interests, the Trustee may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and the Trust Board and all professionals retained by any of them, as the case may be and any taxes imposed on the Trust or in respect of the Trust Assets), and (iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Trust Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Prisma Trust Interests held by a holder compared with the aggregate number of Prisma Trust Interests outstanding, subject to the terms of the Plan and this Trust

Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

                  (b) Distribution of Prisma Common Stock. Notwithstanding anything contained herein to the contrary, commencing on or as soon as practicable after the date hereof, subject to the availability of any historical financial information required to comply with applicable securities laws, the Trustee shall release to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim and an Allowed Intercompany Claim, an amount equal to such Creditor's share, if any, of Prisma Common Stock, as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan upon allowance of General Unsecured Claims in an amount which would result in the distribution of thirty percent (30%) of the issued and outstanding shares of Prisma Common Stock to holders of Allowed Claims; provided, however, that, in the event that a Sale Transaction with regard to Prisma has occurred, or an agreement for a Sale Transaction with regard to Prisma has been entered into and has not been terminated, prior to the satisfaction of the conditions for the distribution of Prisma Common Stock pursuant to this subsection (b), the proceeds thereof shall be distributed in accordance with the provisions of subsection (a) of this Section 3.1 in lieu of the Prisma Common Stock that are the subject of such Sale Transaction or agreement, or in the case of a Sale Transaction involving a sale of all or substantially all of the assets of Prisma, in lieu of the Prisma Common Stock (unless the agreement for such Sale Transaction terminates subsequent to the satisfaction of such applicable conditions in this subsection (b) of Section 3.1, in which case, the Prisma Common Stock shall be released pursuant to this subsection (b) of Section 3.1), with the balance of such Prisma Common Stock in the case of a Sale Transaction involving the sale of Prisma Common Stock, and not assets of its issuer, released in accordance with the provisions of this subsection (b) of Section 3.1.

                  (c) Manner of Payment or Distribution. All distributions made by the Trustee to holders of Prisma Trust Interests shall be payable to the holders of the Prisma Trust Interests of record as of the twentieth (20th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day. If the distribution shall be in Cash, the Trustee shall distribute such Cash by wire, check, or such other method as the Trustee deems appropriate under the circumstances.

                  (d) Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of Prisma Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of Prisma Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least fifteen (15) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

                  (e) Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Trust.

         3.2      Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with Section 24.8(a) of the Plan. The Trustee shall also annually send to each record holder of Prisma Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Prisma Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of Prisma Trust Interests entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Trust Assets. The tax book value of the Trust Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.3 Termination of Trust. The Trust shall terminate on the earlier of: (i) thirty (30) days after the final distribution of all of the Trust Assets in accordance with the terms of this Trust Agreement, the Plan and the Confirmation Order and (ii) the third (3rd) anniversary of the Confirmation Date provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (ii) if it is necessary to the liquidation of the Trust Assets. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (ii) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.

         3.4 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Trust Assets, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, and upon consultation with the Trust Board, all of such records and documents may be destroyed in accordance with Section 3.7. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under Section 3.7 hereof.

         3.5 General Powers of the Trustee. The Trustee shall have all powers and discretion conferred generally upon fiduciaries by applicable law subject to any limitation contained in the Plan and herein, including, without limitation, Sections 3.6 and 5.3, which powers and discretion include, without limitation, the following:

                  (a) hold legal title to any and all rights of the holders of the Prisma Trust Interests in or arising from the Trust Assets, including, but not limited to, voting the Prisma Common Stock, collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Trust Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Trust Assets;

                  (j) retain and pay such independent law firms as counsel to the Trust as the Trustee in its sole discretion may select to aid in the prosecution of any claims that constitute the Trust Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (k) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay such third parties as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (m) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (o) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of Prisma Trust Interests, subject to providing notice to those holders referred to in Section 9.4 hereof;

                  (p) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004;

                  (q) enter into, and close upon, a purchase agreement for the Prisma Common Stock;

                  (r) exercise all rights as a shareholder of Prisma in accordance with its organizational documents, applicable law or otherwise; and

                  (s) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Trust Assets consistent with the purposes hereof.

         3.6      Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business, except to the extent reasonably necessary to, and consistent with, the liquidation of this Trust and the Plan. Notwithstanding any other authority granted by Sections 3.1, 3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Trustee shall not distribute any of the Prisma Common Stock, prior to the date referred to in Section 32.1(c)(i) of the Plan.

         3.7      Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of Prisma Trust Interests books and records relating to the Trust Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Trust Assets. Holders of the Prisma Trust Interests shall have the right upon five (5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.8 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Trust Assets.

         3.9 Compliance with Laws. Any and all distributions of Trust Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Trust Assets consisting solely of Cash or Cash Equivalents for its own account as permitted by Section 4.6 hereof.

         4.2      Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and reasonable and documented out-of-pocket expenses) to be paid to the Trustee under this Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct; breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Trust Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to Trust Assets or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3      Reliance by Trustee. Except as otherwise provided in Section
4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Trust Assets consisting solely of Cash or Cash Equivalents to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability.

         4.4 Investment Powers. The right and power of the Trustee to invest Trust Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise; and provided, further, that, under no circumstances shall the

Trust segregate the Trust Assets on the basis of classification of the holders of Prisma Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6      Trustee Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Trust Assets consisting solely of Cash or Cash Equivalents that would otherwise be payable to holders of Prisma Trust Interests pursuant to Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable and documented out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust Assets.

                  (b) In the event anticipated expenses are likely to exceed the Trust Assets consisting solely of Cash or Cash Equivalents, as provided in subsection (a) of this Section, the Debtors shall (i) pay to the Trustee such amounts to enable the Trustee to satisfy all such expenses, or (ii) pay such expenses directly, as the Trustee may request from time to time.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

         4.8 Regular Meetings of the Trustee and the Trust Board. Meetings of the Trustee and the Trust Board are to be held with such frequency and at such place as the Trustee and the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.9 Special Meetings of the Trustee and the Trust Board. Special meetings of the Trustee and the Trust Board may be held whenever and wherever called for either by the Trustee or any member of the Trust Board.

         4.10 Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Trustee and the members of the Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Trustee and the members of the Trust Board of any such special meeting will be deemed given sufficiently in advance when
(i)
if given by mail, the same is deposited in the United States mail at least ten
(10) calendar days before the meeting date, with postage thereon prepaid, (ii) if given by facsimile transmission, the same is transmitted at least 48 hours prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Trustee and the members of the Trust Board or to an adult member of his/her office staff or household, at least 48 hours prior to the convening of the meeting. The Trustee and any member of the Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the Trustee or the applicable member or members of the Trust Board entitled to the notice, and filed with the minutes or records of the Trust. The attendance of the Trustee or a member of the Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         4.11 Manner of Acting. The Trustee or any member of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Trustee or any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                                   ARTICLE V

                                 THE TRUST BOARD

         5.1 Establishment of Trust Board. On or promptly after the date hereof, the Trust Board shall be established (the "Trust Board"). The members of the Trust Board shall disclose to the Trustee and all other members of the Trust Board whether any Claim that is held by them personally, by any relative or by any entity with which they are employed or affiliated, has been sold, transferred, or otherwise assigned, disposed of, or satisfied by any entity other than the Trust.

         5.2      The Trust Board. The Trust Board shall be comprised of five
(5) Persons selected by ENE, after consultation with (i) the Creditors' Committee with respect to four (4) of ENE's selections (each a "Creditors' Committee Board Member") and (ii) the ENA Examiner with respect to one (1) of ENE's selections (the "ENA Examiner's Board Member") and approved prior to the Effective Date by the Bankruptcy Court.

         5.3 Authority of the Trust Board. The Trust Board shall have the authority and responsibility to oversee, review and guide the activities and performance of the Trustee, and the Trustee shall be subject to such oversight, review and guidance. Without limitation of the generality of the foregoing, the Trustee shall obtain approval of the Trust Board prior to making any vote of the Prisma Common Stock or entering into any Sale Transaction with respect to the Prisma Common Stock. The Trustee shall consult with and provide information to the Trust

Board in all matters requiring the Trustee's vote of the Prisma Common Stock and with respect to any Sale Transaction involving the Prisma Common Stock. The Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Trust Board deems necessary and desirable to assist the Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         5.4 Regular Meetings of the Trust Board. Meetings of the Trust Board are to be held with such frequency and at such place as the members of the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         5.5 Special Meetings of the Trust Board. Special meetings of the Trust Board may be held whenever and wherever called for by any member of the Trust Board.

         5.6 Manner of Acting. (a) A majority of the total number of members of the Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Trust Board. The affirmative vote of a majority of the members of the Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting. Any member of the Trust Board who is present and entitled to vote at a meeting of the Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Trust Board who votes in favor of the action taken.

                  (b) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Trust Board shall report to the Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Trust Board who are not "conflicted members."

         5.7 Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Trust Board and filed with the minutes or proceedings of the Trust Board.

         5.8 Tenure, Removal, and Replacement of the Members of the Trust Board. The authority of the members of the Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Trust is terminated in accordance with the terms specified herein. The service of the members of the Trust Board will be subject to the following:

                  (a) The members of the Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection (c) below.

                  (b) A member of the Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Trust Board. Such resignation will be effective upon the date specified in the written notice.

                  (c) A member of the Trust Board may be removed by unanimous resolution of the other members of the Trust Board, a copy of which shall be delivered to the removed Trust Board member; provided, however, such removal may only be made for Cause (hereinafter defined). For purposes of this clause (c), "Cause" with respect to any member of the Trust Board shall be defined as: (i) such Trust Board member's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property;
(ii) such Trust Board member's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding;
(iii) such Trust Board member's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of his or her duties; or (iv) such Trust Board member's failure to perform any of its other material duties under this Agreement; provided, however, the Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and
(iv).

                  (d) In the event of a vacancy in the Trust Board (whether by removal, death or resignation), a new member of the Trust Board may be appointed to fill such position by a majority of the remaining members of the Trust Board, with the consultation of (i) in the case of a replacement of a Creditors' Committee Board Member, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA Examiner's Board Member, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner's Board Member, the remaining members of the Trust Board shall select such new member from the list of potential

ENA Examiner's Board Members set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve on the Trust Board and have not been previously removed from the Trust Board for Cause. In the event that there are no remaining members of the Trust Board, appointments to fill such vacancies that would have been made by a majority of the remaining members of the Trust Board shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court upon motion of the Trustee with the appropriate consultations of the Creditors' Committee or the ENA Examiner. The appointment of a successor member of the Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of the Trust Board.

                  (e) Immediately upon the appointment of any successor member of the Trust Board, all rights, powers, duties, authority, and Privileges of the predecessor member of the Trust Board hereunder will be vested in and undertaken by the successor member of the Trust Board without any further act; and the successor member of the Trust Board will not be liable personally for any act or omission of the predecessor member of the Trust Board.

         5.9 Fees and Expenses. Except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of their duties set forth herein shall be reimbursed promptly as an expense of the Trust.

         5.10 Standard of Care; Exculpation. None of the Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Trust Board, nor shall the Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Trust Board in good faith, other than acts or omissions resulting from the Trust Board's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust shall indemnify and hold harmless the Trust Board, its members, designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and reasonable and documented out-of-pocket expenses, including, but not limited to reasonable attorneys' fees and costs arising out of or due to their good faith actions or omissions, or consequences of such actions or omissions with respect to the Trust or the

-------------

(1) A list of four (4) potential ENA Examiner's Board Members to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

implementation or administration of this Plan; provided, however, that no such indemnification shall be made to such Persons for such actions or omissions as a result of gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

         5.11 Compensation of the Trust Board. Each member of the Trust Board shall be paid, by Reorganized ENE, the amount of [$150,000] annually (in the aggregate) as compensation for its services hereunder and for all services rendered by such individual to the Debtors and/or any of their affiliates, including, without limitation, any services rendered as a member of any board of directors (or similar governing body) or any services rendered in connection with any trust board (or similar governing body) (all such duties or services are referred to herein as the "Duties"). Additionally, except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of the Duties shall be reimbursed, without duplication, by the Trust, upon demand for payment thereof.

                                   ARTICLE VI

                                SUCCESSOR TRUSTEE

         6.1 Tenure. The service of the Trustee will be subject to the following:

                  (a) The Trustee will serve until resignation pursuant to subsection (b) below, removal pursuant to subsection (c) below, death (if applicable) or the termination of the Trust Agreement pursuant to the terms stated herein;

                  (b)      The Trustee may resign by giving not less than ninety
(90) days' prior written notice to the Trust Board. Such resignation will become effective on the later to occur of: (i) the day specified in such notice and
(ii) the appointment of a successor Trustee as provided herein and the acceptance by such successor trustee of such appointment. If a successor Trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor Trustee; and

                  (c) The Trustee may be removed for any reason by the Trust Board.

                  (d) Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 11(a) above (a "Removal") or the Trustee resigns pursuant to the terms specified in clause (b) above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         6.2 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 6.1 hereof, incompetency, or removal of the Trustee pursuant to Section 6.1 hereof, the Trust Board may appoint a successor Trustee. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Trust Board and to the retiring Trustee an instrument accepting the appointment under this Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee. The appointment of a successor Trustee will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of such Trustee.

         6.3 Actions by Trust Board During Periods of Vacancy. During any period in which there is a vacancy in the position of Trustee, the Trust Board, may take any action which a trustee is permitted to take hereunder.

                                  ARTICLE VII

                            REPORTS TO BENEFICIARIES

         7.1 Regular Reports. On a regular basis, but no less than quarterly, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the bankruptcy court, reports setting forth in reasonable detail (i) the financial condition, and changes in financial condition of the Trust, (ii) a description of any action taken by the Trustee in the performance of its duties that materially affects the Trust and of which notice has not previously been given to the Beneficiaries, (iii) any material event or change that occurs which, to the knowledge of the Trustee, affects either the Trust or the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles. As soon as reasonably practicable after audited financial statements of Prisma are available the Trustee will make such reports available on a website accessible by the Beneficiaries.

                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         8.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to the Beneficiaries with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as the consent of a majority of the Trust Board has been obtained and notice has been filed with the Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 8.1, any waiver or amendments to this Trust Agreement shall not: (i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any distribution by the Trust of the Prisma Common Stock prior to the satisfaction of the conditions set forth in Section 32.1(c)(i) of the Plan; or (iii) permit any amendment or waiver of this Section
8.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended, in accordance with Section 8.1, to comply with such federal income tax laws, which amendments, to the extent permitted by law, may apply retroactively.

         9.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to exclusive the jurisdiction and venue of the Bankruptcy Court.

         9.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         9.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

            If to the Trustee:     Stephen Forbes Cooper, LLC
                                   900 Third Avenue
                                   New York, New York 10022
                                   Telephone:  (212) 213-5555
                                   Telecopier:  (212) 213-1749
                                   Attn:  Stephen F. Cooper

            with copies to:        Kroll Zolfo Cooper LLC
                                   900 Third Avenue
                                   New York, New York 10022
                                   Telephone:  (212) 213-5555
                                   Telecopier:  (212) 213-1749

            If to the Debtors:     c/o Enron Corp.
                                   1221 Lamar, Suite 1600
                                   Houston, Texas 77010-1221
                                   Attn: Reorganized Debtor Plan Administrator
                                   Telephone: (713)______________________
                                   Telecopier:(713)______________________

                  If to a holder of a Prisma Trust Interest:

                           To the name and address set forth on the registry maintained by the Trustee.

         9.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         9.6 Prevailing Party. If the Trustee, the Trust Board or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee, the Trust Board or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         9.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         9.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         9.9 Confidentiality. The Trustee and each successor Trustee and each member of the Trust Board and each successor member of the Trust Board and their respective representatives (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trust Board reasonably promptly (unless prohibited by law) so that the Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         9.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                               Enron Corp.

                               By: _____________________________________________
                                   Name:    Stephen F. Cooper
                                   Title:   Acting President,
                                   Acting Chief Executive Officer and
                                   Chief Restructuring Officer

                               Prisma Energy International, Inc.

                               By: _____________________________________________
                                   Name: _______________________________________
                                   Title: ______________________________________

                               Enron Metals & Commodity Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron North America Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Power Marketing, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               PBOG Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Smith Street Land Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Broadband Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Services Operations, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Marketing Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Services, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Transportation Services, LLC

                               By: _____________________________________________

                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               BAM Lease Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ENA Asset Holdings L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Gas Liquids, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Global Markets LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Net Works LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Industrial Markets LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Operational Energy Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Engineering & Construction Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Engineering & Operational Services Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Garden State Paper Company, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Palm Beach Development Company, L.L.C.

                               By: _____________________________________________
                                  Name:    K. Wade Cline
                                  Title:   Authorized Representative

                               Tenant Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Information Solutions, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EESO Merchant Investments, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Federal Solutions, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Freight Markets Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Broadband Services, L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Energy Services North America, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron LNG Marketing LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Calypso Pipeline, LLC

                               By: _____________________________________________

                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Global LNG LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Fuel Management Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Natural Gas Marketing Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ENA Upstream Company LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Liquid Fuels, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron LNG Shipping Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Property & Services Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Capital & Trade Resources International
                               Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Communications Leasing Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Systems, LLC, f/k/a
                                        EREC Subsidiary I, LLC and successor to
                                        Enron Wind Systems Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Constructors LLC, f/k/a
                                        EREC Subsidiary II, LLC and successor to
                                        Enron Wind Constructors Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Energy Systems LLC, f/k/a
                                       EREC Subsidiary III, LLC and successor to
                                       Enron Wind Energy Systems Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Maintenance LLC, f/k/a
                                     EREC Subsidiary IV, LLC and successor to
                                     Enron Wind Maintenance Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind LLC, f/k/a
                                     EREC Subsidiary V, LLC and successor to
                                     Enron Wind Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Intratex Gas Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Processing Properties, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Methanol Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Ventures Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Mauritius Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron India Holdings Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Offshore Power Production C.V.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               The New Energy Trading Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EES Service Holdings, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Development LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ZWHC LLC

                               By: _____________________________________________

                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Zond Pacific, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Reserve Acquisition Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EPC Estates Services, Inc., f/k/a
                                        National Energy Production Corporation

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Power & Industrial Construction Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               NEPCO Power Procurement Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               NEPCO Services International, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               San Juan Gas Company, Inc.
                               |

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EBF LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Zond Minnesota Construction Company LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Fuels International, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               E Power Holdings Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS Construction Management Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Management, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Expat Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Artemis Associates, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Clinton Energy Management Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               LINGTEC Constructors L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EGS New Ventures Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Louisiana Gas Marketing Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Louisiana Resources Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               LGMI, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               LRCI, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Communications Group, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EnRock Management, LLC.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECI-Texas, L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EnRock, L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECI-Nevada Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Alligator Alley Pipeline Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Storm Lake I LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECT Merchant Investments Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EnronOnLine, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               St. Charles Development Company, L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Calcasieu Development Company, L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Calvert City Power I, L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron ACS, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               LOA, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron India LLC.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Holdings Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Middle East LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron WarpSpeed Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Modulus Technologies, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Telecommunications, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               DataSystems Group, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Risk Management & Trading Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Omicron Enterprises, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS I, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS II, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS III, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS V, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS VI, L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS VII, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS IX, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS X, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS XI, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS XII, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS XV, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS XVII, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Jovinole Associates

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS Holdings, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Operations Services, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Green Power Partners I LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               TLS Investors, L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECT Securities Limited Partnership

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECT Securities LP Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECT Securities GP Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               KUCC Cleburne, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Asset Management Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Brazil Power Holdings XI Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Holding Company L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Development Management Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Korea Holdings Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Caribe VI Holdings Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron International Asia Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Brazil Power Investments XI Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Paulista Electrical Distribution, L.L.C.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Pipeline Construction Services Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Pipeline Services Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Trailblazer Pipeline Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Liquid Services Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Machine and Mechanical Services, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Commercial Finance Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Permian Gathering Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Transwestern Gathering Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Gathering Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EGP Fuels Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Asset Management Resources, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Brazil Power Holdings I Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron do Brazil Holdings Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Storm Lake II LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Renewable Energy Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Acquisition III Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Wind Lake Benton LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Superior Construction Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS IV, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS VIII, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               EFS XIII, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Credit Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Power Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Richmond Power Enterprise, L.P.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ECT Strategic Value Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Development Funding Ltd.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Atlantic Commercial Finance, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               The Protane Corporation

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Asia Pacific/Africa/China LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Development Corp.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               ET Power 3 LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Nowa Sarzyna Holding B.V.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron South America LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Global Power & Pipelines LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Portland General Holdings, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Portland Transition Company, Inc.

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Cabazon Power Partners LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Cabazon Holdings LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Caribbean Basin LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Victory Garden Power Partners I LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Oswego Cogen Company, LLC

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Enron Equipment & Procurement Company

                               By: _____________________________________________
                                   Name:    K. Wade Cline
                                   Title:   Authorized Representative

                               Stephen Forbes Cooper, LLC, as Trustee

                               By: _____________________________________________
                                  Name:_________________________________________
                                  Title: _______________________________________

                      FORM OF CROSSCOUNTRY TRUST AGREEMENT





                                       D

                                                                      SCHEDULE D

                                  CROSSCOUNTRY
                                 TRUST AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                      PAGE
ARTICLE I             ESTABLISHMENT AND PURPOSE OF THE TRUST....................................................        3

         1.1      Purpose of the Trust..........................................................................        3

         1.2      Transfer of Property to Trustee...............................................................        3

         1.3      Relationship to the Plan......................................................................        3

         1.4      Title to Trust Assets.........................................................................        3

         1.5      Valuation of Assets...........................................................................        4

         1.6      Rights of Holders of CrossCountry Trust Interests.............................................        5

         1.7      Ownership and Control of Trust Fund...........................................................        5

         1.8      Actions of the Trustee........................................................................        5

         1.9      Funding of the Trust..........................................................................        5

ARTICLE II            CROSSCOUNTRY TRUST INTERESTS..............................................................        5

         2.1      Identification of Holders of CrossCountry Trust Interests.....................................        5

         2.2      Conflicting Claims to Beneficial Interests....................................................        6

         2.3      Non-Transferability of CrossCountry Trust Interests...........................................        6

ARTICLE III           AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES..........................................        6

         3.1      Periodic Distribution; Withholding............................................................        6

         3.2      Reporting Duties of the Trustee...............................................................        8

         3.3      Termination of Trust..........................................................................        8

         3.4      Continuance of Trust for Winding Up...........................................................        9

         3.5      General Powers of the Trustee.................................................................        9

         3.6      Limitation of Trustee's Authority.............................................................       11

         3.7      Books and Records.............................................................................       11

         3.8      Additional Powers.............................................................................       11

         3.9      Compliance with Laws..........................................................................       12

ARTICLE IV            THE TRUSTEE...............................................................................       12

         4.1      Generally.....................................................................................       12

         4.2      Liability of Trustee and Indemnification......................................................       12

         4.3      Reliance by Trustee...........................................................................       13

         4.4      Investment Powers.............................................................................       13

         4.5      Requirement of Adequate Resources.............................................................       14

         4.6      Trustee Expense Reimbursement and Compensation................................................       14

         4.7      No Bond.......................................................................................       14

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                       PAGE
         4.8      Regular Meetings of the Trustee and the Trust Board...........................................       14

         4.9      Special Meetings of the Trustee and the Trust Board...........................................       14

         4.10     Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings.........................       15

         4.11     Manner of Acting..............................................................................       15

ARTICLE V             THE TRUST BOARD...........................................................................       15

         5.1      Establishment of Trust Board..................................................................       15

         5.2      The Trust Board...............................................................................       15

         5.3      Authority of the Trust Board..................................................................       16

         5.4      Regular Meetings of the Trust Board...........................................................       16

         5.5      Special Meetings of the Trust Board...........................................................       16

         5.6      Manner of Acting..............................................................................       16

         5.7      Trust Board's Action Without a Meeting........................................................       17

         5.8      Tenure, Removal, and Replacement of the Members of the Trust Board............................       17

         5.9      Fees and Expenses.............................................................................       18

         5.10     Standard of Care; Exculpation.................................................................       18

         5.11     Compensation of the Trust Board...............................................................       19

ARTICLE VI            SUCCESSOR TRUSTEE.........................................................................       19

         6.1      Tenure........................................................................................       19

         6.2      Appointment of Successor Trustee..............................................................       20

         6.3      Actions by Trust Board During Periods of Vacancy..............................................       20

ARTICLE VII           REPORTS TO BENEFICIARIES..................................................................       20

         7.1      Regular Reports...............................................................................       20

ARTICLE VIII          AMENDMENT AND WAIVER......................................................................       20

         8.1      Amendment and Waiver..........................................................................       20

ARTICLE IX            MISCELLANEOUS PROVISIONS..................................................................       21

         9.1      Intention of Parties to Establish Trust.......................................................       21

         9.2      Laws as to Construction/Jurisdiction..........................................................       21

         9.3      Severability..................................................................................       21

         9.4      Notices.......................................................................................       21

         9.5      Fiscal Year...................................................................................       22

         9.6      Prevailing Party..............................................................................       22

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                       PAGE
         9.7      Counterparts..................................................................................       22

         9.8      Entire Agreement..............................................................................       22

         9.9      Confidentiality...............................................................................       23

         9.10     Headings......................................................................................       23

                      FORM OF CROSSCOUNTRY TRUST AGREEMENT

                  This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Debtors' [Fifth] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the CrossCountry Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

                  WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

                  WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382; and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan (collectively, the "Beneficiaries");

                  WHEREAS, the Plan provides that, upon certain circumstances, on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, and upon the joint determination of the Debtors and the Creditors' Committee, (i) the Debtors, on their own behalf and on behalf of the Beneficiaries shall execute this Trust Agreement and shall take all other steps necessary to establish this Trust, and (ii) the CrossCountry Common Equity is to be issued to the Trust, to be held for the benefit of the Beneficiaries and such Persons will be allocated beneficial CrossCountry Trust Interests;

                  WHEREAS, the CrossCountry Common Equity and any distributions on, or sales proceeds of, such Plan Securities shall collectively be referred to as the "Trust Assets" for the purposes of this Trust Agreement; and

                  WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                    ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding and liquidating the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of this Trust Agreement. The Trust shall not distribute any of the CrossCountry Common Equity prior to the date referred to in Section 32.1(c)(ii) of the Plan.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date), and, on or as soon as practicable after the date hereof subject to appropriate or required governmental, agency or other consents and in accordance with and pursuant to the terms of Section 24.4 of the Plan the Debtors shall cause CrossCountry (and CrossCountry hereby agrees) to issue and deliver to the Trustee all of the CrossCountry Common Equity free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan and except as subject to any purchase agreement applicable thereto executed prior to the contribution of such securities to the Trust. The Trustee agrees to accept and hold the Trust Assets in trust for the holders of the CrossCountry Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Court, upon notice and a hearing in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4 Title to Trust Assets.

                  (a) The transfer of the Trust Assets shall be made, as provided in the Plan, for the benefit and on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity

Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date) only to the extent such Beneficiaries are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan, the Trust Assets shall be transferred to the Beneficiaries, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of the Beneficiaries, the Debtors shall transfer such Trust Assets for the benefit of the Beneficiaries, in accordance with the Plan and upon such transfer, the Debtors shall have no interest in the Trust Assets. Upon the receipt of the Trust Assets, the Trustee shall have all right, title and interest in the Trust Assets. For all federal income tax purposes (e.g. IRC Sections 61(a)(12), 483, 1001, 1012 and 1274), all parties (including, without limitation, the Debtors, the Trustee and the Beneficiaries) shall treat the transfer of assets to the CrossCountry Trust in accordance with the terms of the Plan, as a transfer to the Beneficiaries, followed by a transfer by such holders to the CrossCountry Trust and the Beneficiaries shall be treated as the grantors and owners thereof.

                  (b) As of the date hereof, the Debtors and CrossCountry hereby transfer, assign, and deliver to the Trustee, all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Trust Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (c) On or after the date hereof, the Debtors and CrossCountry shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Trust Assets (including those maintained in electronic format and original documents) whether held by the Debtors or CrossCountry, and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and CrossCountry and (ii) provide access to such employees of the Debtors and CrossCountry and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and CrossCountry with knowledge of matters relevant to the Trust Assets. Upon the reasonable request of the Trustee, the Debtors and CrossCountry shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (d) At any time and from time to time on and after the date hereof, the Debtors and CrossCountry, agree (i) at the reasonable request of the Trustee to execute and deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Trust Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Valuation of Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days hereafter, the Trust Board (as defined in Section 5.1) shall inform, in writing, the Trustee of the value of the Trust Assets, based on the good faith determination of the Trust Board, and the Trustee shall apprise the Beneficiaries in writing of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Trustee and the Beneficiaries of the Trust) for all federal income tax purpose.

         1.6 Rights of Holders of CrossCountry Trust Interests. The holders of the CrossCountry Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of CrossCountry Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her CrossCountry Trust Interests, and each holder of CrossCountry Trust Interests shall take and hold his or her CrossCountry Trust Interests subject to all of the terms and provisions of this Trust Agreement.

         1.7 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of CrossCountry Trust Interests shall have any title or right to, or possession, management or control of the Trust Assets, or any right to call for a partition, division or accounting of the Trust Assets, and no widower, widow, heir or devisee of any individual who may be a holder of CrossCountry Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of CrossCountry Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Trust Assets, but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the holders of CrossCountry Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.8 Actions of the Trustee. The Trustee, subject to the limitations provided for in the Plan and herein including, but not limited to Sections 3.6 and 5.3, and in the exercise of its duties as a fiduciary, shall, in an expeditious but orderly manner, liquidate (or otherwise dispose of) the Trust Assets, make timely distributions and not unduly prolong the duration of the Trust.

         1.9 Funding of the Trust. On the date hereof, ENE shall transfer [$____________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                          CROSSCOUNTRY TRUST INTERESTS

         2.1 Identification of Holders of CrossCountry Trust Interests. The record holders of CrossCountry Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The CrossCountry Trust Interests shall be allocated among the appropriate holders in accordance with Section 32.1(c) of the Plan. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register. Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the CrossCountry Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any CrossCountry Trust Interests resulting in adverse claims or demands being made in connection with such CrossCountry Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the CrossCountry Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of CrossCountry Trust Interests. The CrossCountry Trust Interests shall not be certificated and shall not be transferable, assignable, pledged or hypothecated, in whole or in part, except with respect to a transfer by will or under the laws of descent and distribution. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such CrossCountry Trust Interest. Notwithstanding the foregoing, the Trustee may note in the register of the holders of the CrossCountry Trust Interests the appropriate allocation of such CrossCountry Trust Interests to the appropriate holders of Allowed Claims pursuant to Section 21.3 of the Plan as such Claims are allowed.

                                   ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1 (a) Periodic Distribution; Withholding. The Trustee shall distribute at least annually to the holders of CrossCountry Trust Interests all of the Trust's net cash income plus all net cash proceeds from the liquidation of Trust Assets (including as Cash for this purpose, all Cash Equivalents); provided however, that prior to making any distribution to holders of CrossCountry Trust Interests, the Trustee may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and the Trust Board and all professionals retained by any of them, as the case may be and any taxes imposed on the Trust or in respect of the Trust Assets), and
(iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Trust Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of CrossCountry Trust Interests held by a holder compared with the aggregate number of CrossCountry Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

                  (b) Distribution of CrossCountry Common Equity. Notwithstanding anything contained herein to the contrary, commencing on or as soon as practicable after the date hereof, subject to the availability of any historical financial information required to comply with applicable securities laws, the Trustee shall release to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim and an Allowed Intercompany Claim, an amount equal to such Creditor's share, if any, of CrossCountry Common Equity, as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan upon allowance of General Unsecured Claims in an amount which would result in the distribution of thirty percent (30%) of the issued and outstanding shares of CrossCountry Common Equity to holders of Allowed Claims; provided, however, that, in the event that a Sale Transaction with regard to CrossCountry has occurred, or an agreement for a Sale Transaction with regard to CrossCountry has been entered into and has not been terminated, prior to the satisfaction of the conditions for the distribution of CrossCountry Common Equity pursuant to this subsection (b), the proceeds thereof shall be distributed in accordance with the provisions of subsection (a) of this Section 3.1 in lieu of the CrossCountry Common Equity that are the subject of such Sale Transaction or agreement, or in the case of a Sale Transaction involving a sale of all or substantially all of the assets of CrossCountry, in lieu of the CrossCountry Common Equity (unless the agreement for such Sale Transaction terminates subsequent to the satisfaction of such applicable conditions in this subsection (b) of Section 3.1, in which case, the CrossCountry Common Equity shall be released pursuant to this subsection (b) of Section 3.1), with the balance of such CrossCountry Common Equity, in the case of a Sale Transaction involving the sale of CrossCountry Common Equity, and not assets of its issuer, released in accordance with the provisions of this subsection (b) of Section 3.1.

                  (c) Manner of Payment or Distribution. All distributions made by the Trustee to holders of CrossCountry Trust Interests shall be payable to the holders of the CrossCountry Trust Interests of record as of the twentieth
(20th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day. If the distribution shall be in Cash, the Trustee shall distribute such Cash by wire, check, or such other method as the Trustee deems appropriate under the circumstances.

                  (d) Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of CrossCountry Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of CrossCountry Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least fifteen (15) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the

Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

                  (e) Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Trust.

         3.2 Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with
Section 24.8(a) of the Plan. The Trustee shall also annually send to each record holder of CrossCountry Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the CrossCountry Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of CrossCountry Trust Interests entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Trust Assets. The tax book value of the Trust Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.3 Termination of Trust. The Trust shall terminate on the earlier of:
(i) thirty (30) days after the final distribution of all of the Trust Assets in accordance with the terms of this Trust Agreement, the Plan and the Confirmation Order and (ii) the third (3rd) anniversary of the Confirmation Date provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (ii) if it is necessary to the liquidation of the Trust Assets. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (ii) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.

         3.4 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Trust Assets, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, and upon consultation with the Trust Board, all of such records and documents may be destroyed in accordance with Section 3.7. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under Section 3.7 hereof.

         3.5 General Powers of the Trustee. The Trustee shall have all powers and discretion conferred generally upon fiduciaries by applicable law subject to any limitation contained in the Plan and herein, including, without limitation, Sections 3.6 and 5.3, which powers and discretion include, without limitation, the following:

                  (a) hold legal title to any and all rights of the holders of the CrossCountry Trust Interests in or arising from the Trust Assets, including, but not limited to, voting the CrossCountry Common Equity, collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Trust Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Trust Assets;

                  (j) retain and pay such independent law firms as counsel to the Trust as the Trustee in its sole discretion may select to aid in the prosecution of any claims that constitute the Trust Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (k) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay such third parties as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (m) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (o) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of CrossCountry Trust Interests, subject to providing notice to those holders referred to in Section 9.4 hereof;

                  (p) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004;

                  (q) enter into, and close upon, a purchase agreement for the CrossCountry Common Equity;

                  (r) exercise all rights as a shareholder of CrossCountry in accordance with its organizational documents, applicable law or otherwise; and

                  (s) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Trust Assets consistent with the purposes hereof.

         3.6 Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business, except to the extent reasonably necessary to, and consistent with, the liquidation of this Trust and the Plan. Notwithstanding any other authority granted by Sections 3.1, 3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Trustee shall not distribute any of the CrossCountry Common Equity prior to the date referred to in Section 32.1(c)(ii) of the Plan.

         3.7 Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of CrossCountry Trust Interests books and records relating to the Trust Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Trust Assets. Holders of the CrossCountry Trust Interests shall have the right upon five (5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.8 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Trust Assets.

         3.9 Compliance with Laws. Any and all distributions of Trust Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Trust Assets consisting solely of Cash or Cash Equivalents for its own account as permitted by Section 4.6 hereof.

         4.2 Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and reasonable and documented out-of-pocket expenses) to be paid to the Trustee under this Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct; breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Trust Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to Trust Assets or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3 Reliance by Trustee. Except as otherwise provided in Section 4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Trust Assets consisting solely of Cash or Cash Equivalents to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability.

         4.4 Investment Powers. The right and power of the Trustee to invest Trust Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise; and provided, further, that, under no circumstances shall the Trust segregate the Trust Assets on the basis of classification of the holders of CrossCountry Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6 Trustee Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Trust Assets consisting solely of Cash or Cash Equivalents that would otherwise be payable to holders of CrossCountry Trust Interests pursuant to Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable and documented out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust Assets.

                  (b) In the event anticipated expenses are likely to exceed the Trust Assets consisting solely of Cash or Cash Equivalents, as provided in subsection (a) of this Section, the Debtors shall (i) pay to the Trustee such amounts to enable the Trustee to satisfy all such expenses, or (ii) pay such expenses directly, as the Trustee may request from time to time.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

         4.8 Regular Meetings of the Trustee and the Trust Board. Meetings of the Trustee and the Trust Board are to be held with such frequency and at such place as the Trustee and the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.9 Special Meetings of the Trustee and the Trust Board. Special meetings of the Trustee and the Trust Board may be held whenever and wherever called for either by the Trustee or any member of the Trust Board.

         4.10 Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Trustee and the members of the Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Trustee and the members of the Trust Board of any such special meeting will be deemed given sufficiently in advance when
(i) if given by mail, the same is deposited in the United States mail at least ten (10) calendar days before the meeting date, with postage thereon prepaid,
(ii) if given by facsimile transmission, the same is transmitted at least 48 hours prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Trustee and the members of the Trust Board or to an adult member of his/her office staff or household, at least 48 hours prior to the convening of the meeting. The Trustee and any member of the Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the Trustee or the applicable member or members of the Trust Board entitled to the notice, and filed with the minutes or records of the Trust. The attendance of the Trustee or a member of the Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         4.11 Manner of Acting. The Trustee or any member of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Trustee or any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                                    ARTICLE V

                                 THE TRUST BOARD

         5.1 Establishment of Trust Board. On or promptly after the date hereof, the Trust Board shall be established (the "Trust Board"). The members of the Trust Board shall disclose to the Trustee and all other members of the Trust Board whether any Claim that is held by them personally, by any relative or by any entity with which they are employed or affiliated, has been sold, transferred, or otherwise assigned, disposed of, or satisfied by any entity other than the Trust.

         5.2 The Trust Board. The Trust Board shall be comprised of five (5) Persons selected by ENE, after consultation with (i) the Creditors' Committee with respect to four (4) of ENE's selections (each a "Creditors' Committee Board Member") and (ii) the ENA Examiner with respect to one (1) of ENE's selections (the "ENA Examiner's Board Member") and approved prior to the Effective Date by the Bankruptcy Court.

         5.3 Authority of the Trust Board. The Trust Board shall have the authority and responsibility to oversee, review and guide the activities and performance of the Trustee, and the Trustee shall be subject to such oversight, review and guidance. Without limitation of the generality of the foregoing, the Trustee shall obtain approval of the Trust Board prior to making any vote of the CrossCountry Common Equity or entering into any Sale Transaction with respect to the CrossCountry Common Equity. The Trustee shall consult with and provide information to the Trust Board in all matters requiring the Trustee's vote of the CrossCountry Common Equity and with respect to any Sale Transaction involving the CrossCountry Common Equity. The Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Trust Board deems necessary and desirable to assist the Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         5.4 Regular Meetings of the Trust Board. Meetings of the Trust Board are to be held with such frequency and at such place as the members of the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         5.5 Special Meetings of the Trust Board. Special meetings of the Trust Board may be held whenever and wherever called for by any member of the Trust Board.

         5.6 Manner of Acting. (a) A majority of the total number of members of the Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Trust Board. The affirmative vote of a majority of the members of the Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting. Any member of the Trust Board who is present and entitled to vote at a meeting of the Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Trust Board who votes in favor of the action taken.

                  (b) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Trust Board shall report to the Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Trust Board who are not "conflicted members."

         5.7 Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Trust Board and filed with the minutes or proceedings of the Trust Board.

         5.8 Tenure, Removal, and Replacement of the Members of the Trust Board. The authority of the members of the Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Trust is terminated in accordance with the terms specified herein. The service of the members of the Trust Board will be subject to the following:

                  (a) The members of the Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection
(c) below.

                  (b) A member of the Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Trust Board. Such resignation will be effective upon the date specified in the written notice.

                  (c) A member of the Trust Board may be removed by unanimous resolution of the other members of the Trust Board, a copy of which shall be delivered to the removed Trust Board member; provided, however, such removal may only be made for Cause (hereinafter defined). For purposes of this clause (c), "Cause" with respect to any member of the Trust Board shall be defined as: (i) such Trust Board member's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) such Trust Board member's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; (iii) such Trust Board member's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of his or her duties; or (iv) such Trust Board member's failure to perform any of its other material duties under this Agreement; provided, however, the Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and (iv).

                  (d) In the event of a vacancy in the Trust Board (whether by removal, death or resignation), a new member of the Trust Board may be appointed to fill such position by a majority of the remaining members of the Trust Board, with the consultation of (i) in the case of a replacement of a Creditors' Committee Board Member, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA

Examiner's Board Member, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner's Board Member, the remaining members of the Trust Board shall select such new member from the list of potential ENA Examiner's Board Members set forth on Exhibit A (1) to the extent that such individuals are available and willing to serve on the Trust Board and have not been previously removed from the Trust Board for Cause. In the event that there are no remaining members of the Trust Board, appointments to fill such vacancies that would have been made by a majority of the remaining members of the Trust Board shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court upon motion of the Trustee with the appropriate consultations of the Creditors' Committee or the ENA Examiner. The appointment of a successor member of the Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of the Trust Board.

                  (e) Immediately upon the appointment of any successor member of the Trust Board, all rights, powers, duties, authority, and Privileges of the predecessor member of the Trust Board hereunder will be vested in and undertaken by the successor member of the Trust Board without any further act; and the successor member of the Trust Board will not be liable personally for any act or omission of the predecessor member of the Trust Board.

         5.9 Fees and Expenses. Except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of their duties set forth herein shall be reimbursed promptly as an expense of the Trust.

         5.10 Standard of Care; Exculpation. None of the Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Trust Board, nor shall the Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Trust Board in good faith, other than acts or omissions resulting from the Trust Board's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust shall indemnify and hold harmless the Trust Board, its members, designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims,

-------------------
(1) A list of four (4) potential ENA Examiner's Board Members to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

costs and reasonable and documented out-of-pocket expenses, including, but not limited to reasonable attorneys' fees and costs arising out of or due to their good faith actions or omissions, or consequences of such actions or omissions with respect to the Trust or the implementation or administration of this Plan; provided, however, that no such indemnification shall be made to such Persons for such actions or omissions as a result of gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

         5.11 Compensation of the Trust Board. Each member of the Trust Board shall be paid, by Reorganized ENE, the amount of [$150,000] annually (in the aggregate) as compensation for its services hereunder and for all services rendered by such individual to the Debtors and/or any of their affiliates, including, without limitation, any services rendered as a member of any board of directors (or similar governing body) or any services rendered in connection with any trust board (or similar governing body) (all such duties or services are referred to herein as the "Duties"). Additionally, except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of the Duties shall be reimbursed, without duplication, by the Trust, upon demand for payment thereof.

                                   ARTICLE VI

                                SUCCESSOR TRUSTEE

         6.1 Tenure. The service of the Trustee will be subject to the following:

                  (a) The Trustee will serve until resignation pursuant to subsection (b) below, removal pursuant to subsection (c) below, death (if applicable) or the termination of the Trust Agreement pursuant to the terms stated herein;

                  (b) The Trustee may resign by giving not less than ninety (90) days' prior written notice to the Trust Board. Such resignation will become effective on the later to occur of: (i) the day specified in such notice and
(ii) the appointment of a successor Trustee as provided herein and the acceptance by such successor trustee of such appointment. If a successor Trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor Trustee; and

                  (c) The Trustee may be removed for any reason by the Trust Board.

                  (d) Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 11(a) above (a "Removal") or the Trustee resigns pursuant to the terms specified in clause (b) above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         6.2 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 6.1 hereof, incompetency, or removal of the Trustee pursuant to Section 6.1 hereof, the Trust Board may appoint a successor Trustee. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Trust Board and to the retiring Trustee an instrument accepting the appointment under this Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee. The appointment of a successor Trustee will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of such Trustee.

         6.3 Actions by Trust Board During Periods of Vacancy. During any period in which there is a vacancy in the position of Trustee, the Trust Board, may take any action which a trustee is permitted to take hereunder.

                                   ARTICLE VII

                            REPORTS TO BENEFICIARIES

         7.1 Regular Reports. On a regular basis, but no less than quarterly, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the bankruptcy court, reports setting forth in reasonable detail (i) the financial condition, and changes in financial condition of the Trust, (ii) a description of any action taken by the Trustee in the performance of its duties that materially affects the Trust and of which notice has not previously been given to the Beneficiaries, (iii) any material event or change that occurs which, to the knowledge of the Trustee, affects either the Trust or the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles. As soon as reasonably practicable after audited financial statements of CrossCountry are available the Trustee will make such reports available on a website accessible by the Beneficiaries.

                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         8.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to the Beneficiaries with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as the consent of a majority of the Trust Board has been obtained and notice has been filed with the Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 8.1, any waiver or amendments to this Trust Agreement shall not: (i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any distribution by the Trust of the CrossCountry Common Equity prior to the satisfaction of the conditions set forth in Section 32.1(c)(ii) of the Plan; or
(iii) permit any amendment or waiver of this Section 8.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended, in accordance with Section 8.1, to comply with such federal income tax laws, which amendments, to the extent permitted by law, may apply retroactively.

         9.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to exclusive the jurisdiction and venue of the Bankruptcy Court.

         9.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         9.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

                  If to the Trustee: Stephen Forbes Cooper, LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749
                                     Attn: Stephen F. Cooper

                  with copies to:    Kroll Zolfo Cooper LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749

                  If to the Debtors: c/o Enron Corp.
                                     1221 Lamar, Suite 1600
                                     Houston, Texas 77010-1221
                                     Attn: Reorganized Debtor Plan Administrator
                                     Telephone: (713)______________________
                                     Telecopier: (713)_____________________

                  If to a holder of a CrossCountry Trust Interest:

                           To the name and address set forth on the registry maintained by the Trustee.

         9.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         9.6 Prevailing Party. If the Trustee, the Trust Board or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee, the Trust Board or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         9.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         9.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         9.9 Confidentiality. The Trustee and each successor Trustee and each member of the Trust Board and each successor member of the Trust Board and their respective representatives (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trust Board reasonably promptly (unless prohibited by law) so that the Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         9.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                    Enron Corp.

                                    By: ________________________________________
                                        Name: Stephen F. Cooper
                                        Title: Acting President,
                                        Acting Chief Executive Officer and
                                        Chief Restructuring Officer

                                    CrossCountry Distributing Company

                                    By: ________________________________________
                                        Name: __________________________________
                                        Title: ________________________________

                                    Enron Metals & Commodity Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron North America Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power Marketing, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    PBOG Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Smith Street Land Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Broadband Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services Operations, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Marketing Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Transportation Services, LLC

                                    By: ________________________________________

                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    BAM Lease Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ENA Asset Holdings L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Gas Liquids, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global Markets LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Net Works LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Industrial Markets LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Operational Energy Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Engineering & Construction Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Engineering & Operational Services
                                    Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Garden State Paper Company, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Palm Beach Development Company, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Tenant Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Information Solutions, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EESO Merchant Investments, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Federal Solutions, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Freight Markets Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Broadband Services, L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services North America, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron LNG Marketing LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Calypso Pipeline, LLC

                                    By: ________________________________________

                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global LNG LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Fuel Management Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Natural Gas Marketing Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ENA Upstream Company LLC

                                    By: ________________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Liquid Fuels, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron LNG Shipping Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Property & Services Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Capital & Trade Resources
                                    International Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Communications Leasing Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Systems, LLC, f/k/a
                                          EREC Subsidiary I, LLC and successor
                                          to Enron Wind Systems Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Constructors LLC, f/k/a
                                          EREC Subsidiary II, LLC and successor
                                          to Enron Wind Constructors Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Energy Systems LLC, f/k/a
                                          EREC Subsidiary III, LLC and successor
                                          to Enron Wind Energy Systems Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Maintenance LLC, f/k/a
                                          EREC Subsidiary IV, LLC and successor
                                          to Enron Wind Maintenance Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind LLC, f/k/a
                                          EREC Subsidiary V, LLC and successor
                                          to Enron Wind Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Intratex Gas Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Processing Properties, Inc.

                                    By: ________________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Methanol Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Ventures Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Mauritius Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron India Holdings Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Offshore Power Production C.V.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    The New Energy Trading Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EES Service Holdings, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Development LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ZWHC LLC

                                    By: ________________________________________

                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Zond Pacific, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Reserve Acquisition Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EPC Estates Services, Inc., f/k/a
                                        National Energy Production Corporation

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power & Industrial Construction
                                    Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    NEPCO Power Procurement Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    NEPCO Services International, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    San Juan Gas Company, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EBF LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Zond Minnesota Construction Company LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Fuels International, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    E Power Holdings Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS Construction Management Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Management, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Expat Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Artemis Associates, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Clinton Energy Management Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    LINGTEC Constructors L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EGS New Ventures Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Louisiana Gas Marketing Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Louisiana Resources Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    LGMI, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    LRCI, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Communications Group, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EnRock Management, LLC.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECI-Texas, L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EnRock, L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECI-Nevada Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Alligator Alley Pipeline Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Storm Lake I LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Merchant Investments Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EnronOnLine, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    St. Charles Development Company, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Calcasieu Development Company, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Calvert City Power I, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron ACS, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    LOA, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron India LLC.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Holdings Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Middle East LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron WarpSpeed Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Modulus Technologies, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Telecommunications, Inc.

                                    By: ________________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    DataSystems Group, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Risk Management & Trading Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Omicron Enterprises, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title:Authorized Representative

                                    EFS I, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS II, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS III, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS V, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VI, L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VII, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS IX, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS X, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XI, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XII, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XV, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XVII, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Jovinole Associates

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS Holdings, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Operations Services, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Green Power Partners I LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    TLS Investors, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities Limited Partnership

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities LP Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities GP Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    KUCC Cleburne, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Asset Management Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Holdings XI Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Holding Company L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Management Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Korea Holdings Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Caribe VI Holdings Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Asia Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Investments XI Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Paulista Electrical Distribution, L.L.C.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Pipeline Construction Services Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Pipeline Services Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Trailblazer Pipeline Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Liquid Services Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Machine and Mechanical Services, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Commercial Finance Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Permian Gathering Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Transwestern Gathering Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Gathering Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EGP Fuels Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Asset Management Resources, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Holdings I Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron do Brazil Holdings Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Storm Lake II LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Renewable Energy Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Acquisition III Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Lake Benton LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Superior Construction Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS IV, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VIII, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XIII, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Credit Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Richmond Power Enterprise, L.P.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Strategic Value Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Funding Ltd.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Atlantic Commercial Finance, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    The Protane Corporation

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Asia Pacific/Africa/China LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Corp.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    ET Power 3 LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Nowa Sarzyna Holding B.V.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron South America LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global Power & Pipelines LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Portland General Holdings, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Portland Transition Company, Inc.

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Cabazon Power Partners LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Cabazon Holdings LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Caribbean Basin LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Victory Garden Power Partners I LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Oswego Cogen Company, LLC

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Equipment & Procurement Company

                                    By: ________________________________________
                                        Name: K. Wade Cline
                                        Title: Authorized Representative

                                    Stephen Forbes Cooper, LLC, as Trustee

                                    By: ________________________________________
                                        Name: _________________________________
                                        Title: ________________________________

                           FORM OF PGE TRUST AGREEMENT




                                       E

                                                                      SCHEDULE E

                                       PGE
                                 TRUST AGREEMENT

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I       ESTABLISHMENT AND PURPOSE OF THE TRUST....................................................       3

    1.1      Purpose of the Trust..........................................................................      3

    1.2      Transfer of Property to Trustee...............................................................      3

    1.3      Relationship to the Plan......................................................................      3

    1.4      Title to Trust Assets.........................................................................      4

    1.5      Valuation of Assets...........................................................................      5

    1.6      Rights of Holders of PGE Trust Interests......................................................      5

    1.7      Ownership and Control of Trust Fund...........................................................      5

    1.8      Actions of the Trustee........................................................................      5

    1.9      Funding of the Trust..........................................................................      5

ARTICLE II      PGE TRUST INTERESTS........................................................................      5

    2.1      Identification of Holders of PGE Trust Interests..............................................      5

    2.2      Conflicting Claims to Beneficial Interests....................................................      6

    2.3      Non-Transferability of PGE Trust Interests....................................................      6

ARTICLE III     AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES...........................................      6

    3.1      Periodic Distribution; Withholding............................................................      6

    3.2      Reporting Duties of the Trustee...............................................................      8

    3.3      Termination of Trust..........................................................................      8

    3.4      Continuance of Trust for Winding Up...........................................................      9

    3.5      General Powers of the Trustee.................................................................      9

    3.6      Limitation of Trustee's Authority.............................................................     11

    3.7      Books and Records.............................................................................     11

    3.8      Additional Powers.............................................................................     11

    3.9      Compliance with Laws..........................................................................     12

ARTICLE IV      THE TRUSTEE................................................................................     12

    4.1      Generally.....................................................................................     12

    4.2      Liability of Trustee and Indemnification......................................................     12

    4.3      Reliance by Trustee...........................................................................     13

    4.4      Investment Powers.............................................................................     13

    4.5      Requirement of Adequate Resources.............................................................     14

    4.6      Trustee Expense Reimbursement and Compensation................................................     14

    4.7      No Bond.......................................................................................     14

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
    4.8      Regular Meetings of the Trustee and the Trust Board...........................................     14

    4.9      Special Meetings of the Trustee and the Trust Board...........................................     14

    4.10     Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings.........................     14

    4.11     Manner of Acting..............................................................................     15

ARTICLE V       THE TRUST BOARD............................................................................     15

    5.1      Establishment of Trust Board..................................................................     15

    5.2      The Trust Board...............................................................................     15

    5.3      Authority of the Trust Board..................................................................     15

    5.4      Regular Meetings of the Trust Board...........................................................     16

    5.5      Special Meetings of the Trust Board...........................................................     16

    5.6      Manner of Acting..............................................................................     16

    5.7      Trust Board's Action Without a Meeting........................................................     17

    5.8      Tenure, Removal, and Replacement of the Members of the Trust Board............................     17

    5.9      Fees and Expenses.............................................................................     18

    5.10     Standard of Care; Exculpation.................................................................     18

    5.11     Compensation of the Trust Board...............................................................     19

ARTICLE VI      SUCCESSOR TRUSTEE..........................................................................     19

    6.1      Tenure........................................................................................     19

    6.2      Appointment of Successor Trustee..............................................................     19

    6.3      Actions by Trust Board During Periods of Vacancy..............................................     20

ARTICLE VII     REPORTS TO BENEFICIARIES...................................................................     20

    7.1      Regular Reports...............................................................................     20

ARTICLE VIII    AMENDMENT AND WAIVER.......................................................................     20

    8.1      Amendment and Waiver..........................................................................     20

ARTICLE IX      MISCELLANEOUS PROVISIONS...................................................................     21

    9.1      Intention of Parties to Establish Trust.......................................................     21

    9.2      Laws as to Construction/Jurisdiction..........................................................     21

    9.3      Severability..................................................................................     21

    9.4      Notices.......................................................................................     21

    9.5      Fiscal Year...................................................................................     22

    9.6      Prevailing Party..............................................................................     22

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
    9.7      Counterparts..................................................................................     22

    9.8      Entire Agreement..............................................................................     22

    9.9      Confidentiality...............................................................................     23

    9.10     Headings......................................................................................     23

                           FORM OF PGE TRUST AGREEMENT

                  This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Debtors' [Fifth] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the PGE Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

                  WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

                  WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382; and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan (collectively, the "Beneficiaries");

                  WHEREAS, the Plan provides that, upon certain circumstances, on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, and upon the joint determination of the Debtors and the Creditors' Committee, (i) the Debtors, on their own behalf and on behalf of the Beneficiaries shall execute this Trust Agreement and shall take all other steps necessary to establish this Trust, and (ii) the [PGE Common Stock is to be issued][Existing PGE Common Stock is to be transferred] to the Trust, to be held for the benefit of the Beneficiaries and such Persons will be allocated beneficial PGE Trust Interests;

                  WHEREAS, the [PGE Common Stock][Existing PGE Common Stock] and any distributions on, or sales proceeds of, such Plan Securities shall collectively be referred to as the "Trust Assets" for the purposes of this Trust Agreement; and

                  WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                   ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding and liquidating the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of this Trust Agreement. The Trust shall not distribute any of the PGE Common Stock prior to the date referred to in Section 32.1(c)(iii) of the Plan and shall never distribute any Existing PGE Common Stock.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date), and, on or as soon as practicable after the date hereof subject to appropriate or required governmental, agency or other consents and in accordance with and pursuant to the terms of Section 24.4 of the Plan the [Debtors shall cause PGE (and PGE hereby agrees) to issue and deliver to the Trustee all of the PGE Common Stock][Enron shall transfer and deliver to the Trustee the Existing PGE Common Stock] free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan and except as subject to any purchase agreement applicable thereto executed prior to the contribution of such securities to the Trust. The Trustee agrees to accept and hold the Trust Assets in trust for the holders of the PGE Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Court, upon notice and a hearing in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4      Title to Trust Assets.

                  (a) The transfer of the Trust Assets shall be made, as provided in the Plan, for the benefit and on behalf of the Beneficiaries (whether the Allowed Claims or Allowed Equity Interests, if any, of such Beneficiaries become Allowed on or after the Effective Date) only to the extent such Beneficiaries are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, and other holders of Allowed Claims and Allowed Equity Interests, as applicable, pursuant to the terms of the Plan, the Trust Assets shall be transferred to the Beneficiaries, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of the Beneficiaries, the Debtors shall transfer such Trust Assets for the benefit of the Beneficiaries, in accordance with the Plan and upon such transfer, the Debtors shall have no interest in the Trust Assets. Upon the receipt of the Trust Assets, the Trustee shall have all right, title and interest in the Trust Assets. For all federal income tax purposes (e.g. IRC Sections 61(a)(12), 483, 1001, 1012 and 1274), all parties (including, without limitation, the Debtors, the Trustee and the Beneficiaries) shall treat the transfer of assets to the PGE Trust in accordance with the terms of the Plan, as a transfer to the Beneficiaries, followed by a transfer by such holders to the PGE Trust and the Beneficiaries shall be treated as the grantors and owners thereof.

                  (b) As of the date hereof, the Debtors and PGE hereby transfer, assign, and deliver to the Trustee, all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Trust Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (c) On or after the date hereof, the Debtors and PGE shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Trust Assets (including those maintained in electronic format and original documents) whether held by the Debtors or PGE, and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and PGE and (ii) provide access to such employees of the Debtors and PGE and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and PGE with knowledge of matters relevant to the Trust Assets. Upon the reasonable request of the Trustee, the Debtors and PGE shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (d) At any time and from time to time on and after the date hereof, the Debtors and PGE, agree (i) at the reasonable request of the Trustee to execute and deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Trust Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Valuation of Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days hereafter, the Trust Board (as defined in Section 5.1) shall inform, in writing, the Trustee of the value of the Trust Assets, based on the good faith determination of the Trust Board, and the Trustee shall apprise the Beneficiaries in writing of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Trustee and the Beneficiaries of the Trust) for all federal income tax purpose.

         1.6 Rights of Holders of PGE Trust Interests. The holders of the PGE Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of PGE Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her PGE Trust Interests, and each holder of PGE Trust Interests shall take and hold his or her PGE Trust Interests subject to all of the terms and provisions of this Trust Agreement.

         1.7 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of PGE Trust Interests shall have any title or right to, or possession, management or control of the Trust Assets, or any right to call for a partition, division or accounting of the Trust Assets, and no widower, widow, heir or devisee of any individual who may be a holder of PGE Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of PGE Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Trust Assets, but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the holders of PGE Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.8 Actions of the Trustee. The Trustee, subject to the limitations provided for in the Plan and herein including, but not limited to Sections 3.6 and 5.3, and in the exercise of its duties as a fiduciary, shall, in an expeditious but orderly manner, liquidate (or otherwise dispose of) the Trust Assets, make timely distributions and not unduly prolong the duration of the Trust.

         1.9 Funding of the Trust. On the date hereof, ENE shall transfer [$___________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                               PGE TRUST INTERESTS

         2.1 Identification of Holders of PGE Trust Interests. The record holders of PGE Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The PGE Trust Interests shall be allocated among the appropriate holders in accordance with Section 32.1(c) of the Plan. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register. Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the PGE Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any PGE Trust Interests resulting in adverse claims or demands being made in connection with such PGE Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the PGE Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of PGE Trust Interests. The PGE Trust Interests shall not be certificated and shall not be transferable, assignable, pledged or hypothecated, in whole or in part, except with respect to a transfer by will or under the laws of descent and distribution. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such PGE Trust Interest. Notwithstanding the foregoing, the Trustee may note in the register of the holders of the PGE Trust Interests the appropriate allocation of such PGE Trust Interests to the appropriate holders of Allowed Claims pursuant to Section 21.3 of the Plan as such Claims are allowed.

                                   ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1 (a) Periodic Distribution; Withholding. The Trustee shall distribute at least annually to the holders of PGE Trust Interests all of the Trust's net cash income plus all net cash proceeds from the liquidation of Trust Assets (including as Cash for this purpose, all Cash Equivalents); provided however, that prior to making any distribution to holders of PGE Trust Interests, the Trustee may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and the Trust Board and all professionals retained by any of them, as the case may be and any taxes imposed on the Trust or in respect of the Trust Assets), and (iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Trust Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of PGE Trust Interests held by a holder compared with the aggregate number of PGE Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

                  (b) Distribution of PGE Common Stock. Notwithstanding anything contained herein to the contrary, commencing on or as soon as practicable after the date hereof, subject to the availability of any historical financial information required to comply with applicable securities laws, the Trustee shall release to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim and an Allowed Intercompany Claim, an amount equal to such Creditor's share, if any, of PGE Common Stock, as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan upon (a) allowance of General Unsecured Claims in an amount which would result in the distribution of thirty percent (30%) of the issued and outstanding shares of PGE Common Stock to holders of Allowed Claims and (b) obtaining the requisite consents for the issuance of the PGE Common Stock; provided, however, that, in the event that a Sale Transaction with regard to PGE has occurred, or an agreement for a Sale Transaction with regard to PGE has been entered into and has not been terminated, prior to the satisfaction of the conditions for the distribution of PGE Common Stock pursuant to this subsection (b), the proceeds thereof shall be distributed in accordance with the provisions of subsection (a) of this Section
3.1 in lieu of the PGE Common Stock that are the subject of such Sale Transaction or agreement (unless the agreement for such Sale Transaction terminates subsequent to the satisfaction of such applicable conditions in this subsection (b) of Section 3.1, in which case, the PGE Common Stock shall be released pursuant to this subsection (b) of Section 3.1), with the balance of such PGE Common Stock, in the case of a Sale Transaction involving the sale of PGE Common Equity, and not assets of its issuer, released in accordance with the provisions of this subsection (b) of Section 3.1.

                  (c) Manner of Payment or Distribution. All distributions made by the Trustee to holders of PGE Trust Interests shall be payable to the holders of the PGE Trust Interests of record as of the twentieth (20th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day. If the distribution shall be in Cash, the Trustee shall distribute such Cash by wire, check, or such other method as the Trustee deems appropriate under the circumstances.

                  (d) Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of PGE Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of PGE Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least fifteen (15) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

                  (e) Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Trust.

         3.2      Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with
Section 24.8(a) of the Plan. The Trustee shall also annually send to each record holder of PGE Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the PGE Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of PGE Trust Interests entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Trust Assets. The tax book value of the Trust Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.3 Termination of Trust. The Trust shall terminate on the earlier of: (i) thirty (30) days after the final distribution of all of the Trust Assets in accordance with the terms of this Trust Agreement, the Plan and the Confirmation Order and (ii) the third (3rd) anniversary of the Confirmation Date provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (ii) if it is necessary to the liquidation of the Trust Assets. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (ii) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.

         3.4 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Trust Assets, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, and upon consultation with the Trust Board, all of such records and documents may be destroyed in accordance with Section 3.7. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under Section 3.7 hereof.

         3.5 General Powers of the Trustee. The Trustee shall have all powers and discretion conferred generally upon fiduciaries by applicable law subject to any limitation contained in the Plan and herein, including, without limitation, Sections 3.6 and 5.3, which powers and discretion include, without limitation, the following:

                  (a) hold legal title to any and all rights of the holders of the PGE Trust Interests in or arising from the Trust Assets, including, but not limited to, voting the [PGE Common Stock][Existing PGE Common Stock], collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Trust Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Trust Assets;

                  (j) retain and pay such independent law firms as counsel to the Trust as the Trustee in its sole discretion may select to aid in the prosecution of any claims that constitute the Trust Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (k) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay such third parties as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (m) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (o) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of PGE Trust Interests, subject to providing notice to those holders referred to in Section 9.4 hereof;

                  (p) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004;

                  (q) enter into, and close upon, a purchase agreement for the PGE Common Stock or close upon the pending purchase agreement with Oregon Electric Utility Company, LLC, dated November 18, 2003, for the Existing PGE Common Stock;

                  (r) exercise all rights as a shareholder of PGE in accordance with its organizational documents, applicable law or otherwise; and

                  (s) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Trust Assets consistent with the purposes hereof.

         3.6      Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business, except to the extent reasonably necessary to, and consistent with, the liquidation of this Trust and the Plan. Notwithstanding any other authority granted by Sections 3.1, 3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Trustee shall (i) not distribute any of the PGE Common Stock prior to the date referred to in Section 32.1(c)(iii) of the Plan or (ii) distribute any Existing PGE Common Stock.

         3.7      Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of PGE Trust Interests books and records relating to the Trust Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Trust Assets. Holders of the PGE Trust Interests shall have the right upon five (5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.8 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Trust Assets.

         3.9 Compliance with Laws. Any and all distributions of Trust Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Trust Assets consisting solely of Cash or Cash Equivalents for its own account as permitted by Section 4.6 hereof.

         4.2      Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and reasonable and documented out-of-pocket expenses) to be paid to the Trustee under this

Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct; breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Trust Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to Trust Assets or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3      Reliance by Trustee. Except as otherwise provided in Section
4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Trust Assets consisting solely of Cash or Cash Equivalents to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability.

         4.4 Investment Powers. The right and power of the Trustee to invest Trust Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury

Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise; and provided, further, that, under no circumstances shall the Trust segregate the Trust Assets on the basis of classification of the holders of PGE Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6      Trustee Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Trust Assets consisting solely of Cash or Cash Equivalents that would otherwise be payable to holders of PGE Trust Interests pursuant to Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable and documented out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust Assets.

                  (b) In the event anticipated expenses are likely to exceed the Trust Assets consisting solely of Cash or Cash Equivalents, as provided in subsection (a) of this Section, the Debtors shall (i) pay to the Trustee such amounts to enable the Trustee to satisfy all such expenses, or (ii) pay such expenses directly, as the Trustee may request from time to time.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

         4.8 Regular Meetings of the Trustee and the Trust Board. Meetings of the Trustee and the Trust Board are to be held with such frequency and at such place as the Trustee and the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.9 Special Meetings of the Trustee and the Trust Board. Special meetings of the Trustee and the Trust Board may be held whenever and wherever called for either by the Trustee or any member of the Trust Board.

         4.10 Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Trustee and the members of the Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Trustee and the members of the Trust Board of any such special meeting will be deemed given sufficiently in advance when (i) if given by mail, the same is deposited in the United States mail at least ten (10) calendar days before the meeting date, with postage thereon prepaid, (ii) if given by facsimile transmission, the same is transmitted at least 48 hours prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Trustee and the members of the Trust Board or to an adult member of his/her office staff or household, at least 48 hours prior to the convening of the meeting. The Trustee and any member of the Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the Trustee or the applicable member or members of the Trust Board entitled to the notice, and filed with the minutes or records of the Trust. The attendance of the Trustee or a member of the Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         4.11 Manner of Acting. The Trustee or any member of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Trustee or any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                                   ARTICLE V

                                 THE TRUST BOARD

         5.1 Establishment of Trust Board. On or promptly after the date hereof, the Trust Board shall be established (the "Trust Board"). The members of the Trust Board shall disclose to the Trustee and all other members of the Trust Board whether any Claim that is held by them personally, by any relative or by any entity with which they are employed or affiliated, has been sold, transferred, or otherwise assigned, disposed of, or satisfied by any entity other than the Trust.

         5.2      The Trust Board. The Trust Board shall be comprised of five
(5) Persons selected by ENE, after consultation with (i) the Creditors' Committee with respect to four (4) of ENE's selections (each a "Creditors' Committee Board Member") and (ii) the ENA Examiner with respect to one (1) of ENE's selections (the "ENA Examiner's Board Member") and approved prior to the Effective Date by the Bankruptcy Court.

         5.3 Authority of the Trust Board. The Trust Board shall have the authority and responsibility to oversee, review and guide the activities and performance of the Trustee, and the Trustee shall be subject to such oversight, review and guidance. Without limitation of the generality of the foregoing, the Trustee shall obtain approval of the Trust Board prior to making any vote of the [PGE Common Stock][Existing PGE Common Stock] or entering into any Sale Transaction with respect to the [PGE Common Stock][Existing PGE Common Stock]. The Trustee shall consult with and provide information to the Trust Board in all matters requiring the Trustee's vote of the [PGE Common Stock][Existing PGE Common Stock] and with respect to any Sale Transaction involving the [PGE Common Stock][Existing PGE Common Stock]. The Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Trust Board deems necessary and desirable to assist the Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         5.4 Regular Meetings of the Trust Board. Meetings of the Trust Board are to be held with such frequency and at such place as the members of the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         5.5 Special Meetings of the Trust Board. Special meetings of the Trust Board may be held whenever and wherever called for by any member of the Trust Board.

         5.6 Manner of Acting. (a) A majority of the total number of members of the Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Trust Board. The affirmative vote of a majority of the members of the Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting. Any member of the Trust Board who is present and entitled to vote at a meeting of the Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Trust Board who votes in favor of the action taken.

                  (b) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Trust Board shall report to the Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Trust Board who are not "conflicted members."

         5.7 Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Trust Board and filed with the minutes or proceedings of the Trust Board.

         5.8 Tenure, Removal, and Replacement of the Members of the Trust Board. The authority of the members of the Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Trust is terminated in accordance with the terms specified herein. The service of the members of the Trust Board will be subject to the following:

                  (a) The members of the Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection
(c) below.

                  (b) A member of the Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Trust Board. Such resignation will be effective upon the date specified in the written notice.

                  (c) A member of the Trust Board may be removed by unanimous resolution of the other members of the Trust Board, a copy of which shall be delivered to the removed Trust Board member; provided, however, such removal may only be made for Cause (hereinafter defined). For purposes of this clause (c), "Cause" with respect to any member of the Trust Board shall be defined as: (i) such Trust Board member's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) such Trust Board member's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; (iii) such Trust Board member's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of his or her duties; or (iv) such Trust Board member's failure to perform any of its other material duties under this Agreement; provided, however, the Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and (iv).

                  (d) In the event of a vacancy in the Trust Board (whether by removal, death or resignation), a new member of the Trust Board may be appointed to fill such position by a majority of the remaining members of the Trust Board, with the consultation of (i) in the case of a replacement of a Creditors' Committee Board Member, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA Examiner's Board Member, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner's Board Member, the remaining members of the Trust Board shall select such new member from the list of potential ENA Examiner's Board Members set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve on the Trust Board and have not been previously removed from the Trust Board for Cause. In the event that there are no remaining members of the Trust Board, appointments to fill such vacancies that would have been made by a majority of the remaining members of the Trust Board shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court upon motion of the Trustee with the appropriate consultations of the Creditors' Committee or the ENA Examiner. The appointment of a successor member of the Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of the Trust Board.

                  (e) Immediately upon the appointment of any successor member of the Trust Board, all rights, powers, duties, authority, and Privileges of the predecessor member of the Trust Board hereunder will be vested in and undertaken by the successor member of the Trust Board without any further act; and the successor member of the Trust Board will not be liable personally for any act or omission of the predecessor member of the Trust Board.

         5.9 Fees and Expenses. Except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of their duties set forth herein shall be reimbursed promptly as an expense of the Trust.

         5.10 Standard of Care; Exculpation. None of the Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Trust Board, nor shall the Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Trust Board in good faith, other than acts or omissions resulting from the Trust Board's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust shall indemnify and hold harmless the Trust Board, its members, designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and reasonable and documented out-of-pocket expenses, including, but not limited to reasonable attorneys' fees and costs arising out of or due to their good faith actions or

---------------------

(1) A list of four (4) potential ENA Examiner's Borad Members to be seleted by the Debtors after consultaion with the ENA Examiner prior to the Effective Date.

omissions, or consequences of such actions or omissions with respect to the Trust or the implementation or administration of this Plan; provided, however, that no such indemnification shall be made to such Persons for such actions or omissions as a result of gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

         5.11 Compensation of the Trust Board. Each member of the Trust Board shall be paid, by Reorganized ENE, the amount of [$150,000] annually (in the aggregate) as compensation for its services hereunder and for all services rendered by such individual to the Debtors and/or any of their affiliates, including, without limitation, any services rendered as a member of any board of directors (or similar governing body) or any services rendered in connection with any trust board (or similar governing body) (all such duties or services are referred to herein as the "Duties"). Additionally, except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of the Duties shall be reimbursed, without duplication, by the Trust, upon demand for payment thereof.

                                   ARTICLE VI

                                SUCCESSOR TRUSTEE

         6.1 Tenure. The service of the Trustee will be subject to the following:

                  (a) The Trustee will serve until resignation pursuant to subsection (b) below, removal pursuant to subsection (c) below, death (if applicable) or the termination of the Trust Agreement pursuant to the terms stated herein;

                  (b)      The Trustee may resign by giving not less than ninety
(90) days' prior written notice to the Trust Board. Such resignation will become effective on the later to occur of: (i) the day specified in such notice and
(ii) the appointment of a successor Trustee as provided herein and the acceptance by such successor trustee of such appointment. If a successor Trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor Trustee; and

                  (c) The Trustee may be removed for any reason by the Trust Board.

                  (d) Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 11(a) above (a "Removal") or the Trustee resigns pursuant to the terms specified in clause (b) above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         6.2 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 6.1 hereof, incompetency, or removal of the Trustee pursuant to Section 6.1 hereof, the Trust Board may appoint a successor Trustee. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Trust Board and to the retiring Trustee an instrument accepting the appointment under this Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee. The appointment of a successor Trustee will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of such Trustee.

         6.3 Actions by Trust Board During Periods of Vacancy. During any period in which there is a vacancy in the position of Trustee, the Trust Board, may take any action which a trustee is permitted to take hereunder.

                                  ARTICLE VII

                            REPORTS TO BENEFICIARIES

         7.1 Regular Reports. On a regular basis, but no less than quarterly, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the bankruptcy court, reports setting forth in reasonable detail (i) the financial condition, and changes in financial condition of the Trust, (ii) a description of any action taken by the Trustee in the performance of its duties that materially affects the Trust and of which notice has not previously been given to the Beneficiaries, (iii) any material event or change that occurs which, to the knowledge of the Trustee, affects either the Trust or the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles. As soon as reasonably practicable after PGE files Form 8-K, 10Q or 10-K with the Securities and Exchange Commission in compliance with Securities Exchange Act of 1934 and the rules thereunder, as amended from time to time, the Trustee will make such reports available on a website accessible by the Beneficiaries.

                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         8.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to the Beneficiaries with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as the consent of a majority of the Trust Board has been obtained and notice has been filed with the

Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 8.1, any waiver or amendments to this Trust Agreement shall not:
(i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any distribution by the Trust of the PGE Common Stock prior to the satisfaction of the conditions set forth in
Section 32.1(c)(iii) of the Plan or the distribution of any Existing PGE Common Stock in any event; or (iii) permit any amendment or waiver of this Section 8.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended, in accordance with Section 8.1, to comply with such federal income tax laws, which amendments, to the extent permitted by law, may apply retroactively.

         9.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to exclusive the jurisdiction and venue of the Bankruptcy Court.

         9.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         9.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

                If to the Trustee:  Stephen Forbes Cooper, LLC
                                    900 Third Avenue
                                    New York, New York 10022
                                    Telephone:  (212) 213-5555
                                    Telecopier:  (212) 213-1749
                                    Attn:  Stephen F. Cooper

                with copies to:     Kroll Zolfo Cooper LLC
                                    900 Third Avenue
                                    New York, New York 10022
                                    Telephone:  (212) 213-5555
                                    Telecopier:  (212) 213-1749

                If to the Debtors:  c/o Enron Corp.
                                    1221 Lamar, Suite 1600
                                    Houston, Texas 77010-1221
                                    Attn: Reorganized Debtor Plan Administrator
                                    Telephone: (713)____________________________
                                    Telecopier: (713)___________________________

                If to a holder of a PGE Trust Interest:

                           To the name and address set forth on the registry maintained by the Trustee.

         9.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         9.6 Prevailing Party. If the Trustee, the Trust Board or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee, the Trust Board or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         9.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         9.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         9.9 Confidentiality. The Trustee and each successor Trustee and each member of the Trust Board and each successor member of the Trust Board and their respective representatives (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trust Board reasonably promptly (unless prohibited by law) so that the Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         9.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                    Enron Corp.

                                    By:  _______________________________________
                                         Name: Stephen F. Cooper
                                         Title: Acting President,
                                         Acting Chief Executive Officer and
                                         Chief Restructuring Officer

                                    Portland General Electric Company

                                    By:_________________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                    Enron Metals & Commodity Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron North America Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Power Marketing, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    PBOG Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Smith Street Land Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Broadband Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Services Operations, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Marketing Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Services, LLC

                                    By__________________________________________
                                         Name:  K. Wade Cline
                                         Title:  Authorized Representative

                                    Enron Transportation Services,LLC

                                    By:_________________________________________

                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    BAM Lease Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ENA Asset Holdings L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Gas Liquids, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Global Markets LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Net Works LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Industrial Markets LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Operational Energy Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Engineering & Construction Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Engineering & Operational Services
                                    Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Garden State Paper Company, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Palm Beach Development Conpany L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Tenant Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Information Solutions, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EESO Merchant Investments, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Federal Solutions, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Freight Markets Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Broadband Services, L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Energy Services North America, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron LNG Marketing LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Calypso Pipeline, LLC

                                    By:_________________________________________

                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Global LNG LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Fuel Management Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Natural Gas Marketing Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ENA Upstream Company LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Liquid Fuels, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron LNG Shipping Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Property & Services Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Capital & Trade Resources
                                    International Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Communications Leasing Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Systems, LLC, f/k/a
                                          EREC Subsidiary I, LLC and successor
                                          to Enron Wind Systems Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Constructors LLC, f/k/a
                                          EREC Subsidiary II, LLC
                                          and successor to
                                          Enron Wind Constructors Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Maintenance LLC, f/k/a
                                          EREC Subsidiary III, LLC and successor
                                          to Enron Wind  Maintenance Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind LLC, f/k/a
                                          EREC Subsidiary IV, LLC and successor
                                          to Enron Wind Crop.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Intratex Gas Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Processing Properties, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Methanol Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Ventures Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Mauritius Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron India Holdings Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Offshore Power Production C.V.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    The New Energy Trading Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EES Service Holdings, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Development LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ZWHC LLC

                                    By:_________________________________________

                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Zond Pacific, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Reserve Acquisition Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EPC Estates Services, Inc., f/k/a
                                          National Energy Production Corporation

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Power & Industrial Construction
                                    Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    NEPCO Power Procurement Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    NEPCO Services International, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    San Juan Gas Company, Inc.
                                    |

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EBF LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Zond Minnesota any LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Fuels International, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    E Power Holdings Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS Construction Management Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Management, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Expat Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Artemis Associates, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Clinton Energy Management Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    LINGTEC Constructors L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EGS New Ventures Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Louisiana Gas Marketing Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Louisiana Resources Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    LGMI, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    LRCI, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Communications Group, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title:  Authorized Representative

                                    EnRock Management, LLC.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECI-Texas, L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EnRock, L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECI-Nevada Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Alligator Alley Pipeline Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Storm Lake I LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECT Merchant Investments Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EnronOnLine, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    St. Charles Development Company, L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Calcasieu Development Company, L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Calvert City Power I, L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron ACS, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    LOA, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron India LLC.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Holdings Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Middle East LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron WarpSpeed Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Modulus Technologies, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Telecommunications, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    DataSystems Group, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Risk Management & Trading Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Omicron Enterprises, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS I, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS II, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS III, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title:Authorized Representative

                                    EFS V, Inc.

                                    By:_________________________________________
                                         Name: K. Wade Cline
                                         Title: Authorized Representative

                                    EFS VI, L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS VII, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS IX, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS X, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS XI, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS XII, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS XV, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS XVII, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Jovinole Associates

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS Holdings, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Operations Services, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Green Power Partners I LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    TLS Investors, L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECT Securities Limited Partnership

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECT Securities LP Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECT Securities GP Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    KUCC Cleburne, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Asset Management Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Brazil Power Holdings XI Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Holding Company L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Development Management Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Korea Holdings Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Caribe VI Holdings Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron International Asia Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Brazil Power Investment XI Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Paulista Electrical Distribution, L.L.C.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Pipeline Construction Services Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Pipeline Services Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Trailblazer Pipeline Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Liquid Services Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Machine and Mechanical Services, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Commercial Finance Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Permian Gathering Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Transwestern Gathering Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Gathering Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EGP Fuels Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Asset Managment Resources, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Brazil Power Holdings I Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron do Brazil Holdings Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Storm Lake II LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Renewable Energy Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Acquisition III Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Wind Lake Benton LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Superior Construction Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS IV, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS VIII, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    EFS XIII, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Credit Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Power Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Richmond Power Enterprise, L.P.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ECT Strategic Value Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Development Funding Ltd.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Atlantic Commercial Finance, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    The Protane Corporation

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Asia Pacific/Africa/China LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Development Corp.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    ET Power 3 LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Nowa Sarzyna Holding B.V.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron South America LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Global Power & Pipelines LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Portland General Holdings, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Portland Transition Company, Inc.

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Cabazon Power Partners LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Cabazon Holdings LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Caribbean Basin LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Victory Garden Power Partners I LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Oswego Cogen Company, LLC

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Enron Equipment & Procurement Company

                                    By:_________________________________________
                                         Name:  K. Wade Cline
                                         Title: Authorized Representative

                                    Stephen Forbes Cooper, LLC, as Trustee

                                    By:_________________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                   FORM OF REMAINING ASSET TRUST AGREEMENT(s)*







----------

* It is possible that there will be multiple Remaining Asset Trust Agreements given that there are a number of estates that possess Remaining Assets.



                                        F

                                                                      SCHEDULE F

                                 REMAINING ASSET
                                 TRUST AGREEMENT

                               TABLE OF CONTENTS

                                                                                                 PAGE
ARTICLE I             ESTABLISHMENT AND PURPOSE OF THE TRUST................................       3

         1.1      Purpose of the Trust......................................................       3

         1.2      Transfer of Property to Trustee...........................................       3

         1.3      Relationship to the Plan..................................................       3

         1.4      Title to Remaining Assets.................................................       3

         1.5      Valuation of Assets.......................................................       4

         1.6      Rights of Holders of Remaining Asset Trust Interests......................       4

         1.7      Ownership and Control of Trust Fund.......................................       5

         1.8      Actions of the Trustee....................................................       5

         1.9      Funding of the Trust......................................................       5

ARTICLE II            Remaining Asset TRUST INTERESTS.......................................       5

         2.1      Identification of Holders of Remaining Asset Trust Interests..............       5

         2.2      Conflicting Claims to Beneficial Interests................................       5

         2.3      Non-Transferability of Remaining Asset Trust Interests....................       6

ARTICLE III           AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES......................       6

         3.1      Periodic Distribution; Withholding........................................       6

         3.2      Manner of Payment or Distribution.........................................       6

         3.3      Delivery of Trust Distributions...........................................       7

         3.4      Cash Distributions........................................................       7

         3.5      Reporting Duties of the Trustee...........................................       7

         3.6      Termination of Trust......................................................       8

         3.7      Continuance of Trust for Winding Up.......................................       8

         3.8      General Powers of the Trustee.............................................       8

         3.9      Limitation of Trustee's Authority.........................................      10

         3.10     Books and Records.........................................................      11

         3.11     Additional Powers.........................................................      11

         3.12     Compliance with Laws......................................................      11

ARTICLE IV            THE TRUSTEE...........................................................      11

         4.1      Generally.................................................................      12

         4.2      Liability of Trustee and Indemnification..................................      12

         4.3      Reliance by Trustee.......................................................      13

         4.4      Investment Powers.........................................................      13

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                 PAGE
         4.5      Requirement of Adequate Resources.........................................      13

         4.6      Trustee Expense Reimbursement and Compensation............................      14

         4.7      No Bond...................................................................      14

         4.8      Regular Meetings of the Trustee and the Trust Board.......................      14

         4.9      Special Meetings of the Trustee and the Trust Board.......................      14

         4.10     Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings.....      14

         4.11     Manner of Acting..........................................................      15

ARTICLE V             THE TRUST BOARD.......................................................      15

         5.1      Establishment of Trust Board..............................................      15

         5.2      The Trust Board...........................................................      15

         5.3      Authority of the Trust Board..............................................      15

         5.4      Regular Meetings of the Trust Board.......................................      16

         5.5      Special Meetings of the Trust Board.......................................      16

         5.6      Manner of Acting..........................................................      16

         5.7      Trust Board's Action Without a Meeting....................................      16

         5.8      Tenure, Removal, and Replacement of the Members of the Trust Board........      17

         5.9      Fees and Expenses.........................................................      17

         5.10     Standard of Care; Exculpation.............................................      17

         5.11     Compensation of the Trust Board...........................................      18

ARTICLE VI            SUCCESSOR TRUSTEE.....................................................      18

         6.1      Tenure....................................................................      18

         6.2      Appointment of Successor Trustee..........................................      19

         6.3      Actions by Trust Board During Periods of Vacancy..........................      19

ARTICLE VII           REPORTS TO BENEFICIARIES..............................................      19

         7.1      Regular Reports...........................................................      19

ARTICLE VIII          AMENDMENT AND WAIVER..................................................      19

         8.1      Amendment and Waiver......................................................      20

ARTICLE IX            MISCELLANEOUS PROVISIONS..............................................      20

         9.1      Intention of Parties to Establish Trust...................................      20

         9.2      Laws as to Construction/Jurisdiction......................................      20

         9.3      Severability..............................................................      20

         9.4      Notices...................................................................      21

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                 PAGE
         9.5      Fiscal Year...............................................................      21

         9.6      Prevailing Party..........................................................      21

         9.7      Counterparts..............................................................      21

         9.8      Entire Agreement..........................................................      21

         9.9      Confidentiality...........................................................      22

         9.10     Headings..................................................................      22

                         REMAINING ASSET TRUST AGREEMENT

         This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, the Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Debtors' [Fifth] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the Remaining Asset Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

         WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

         WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Enron Claims in Classes 3 through 180, 183 through 189 and 376 through 382, and the other holders of Allowed Claims and Allowed Equity Interests, as applicable pursuant to the terms of the Plan (collectively, the "Beneficiaries");

         WHEREAS, the Plan provides that, under certain circumstances, the Remaining Assets are to be transferred to the Trust, to be held for the benefit of the Beneficiaries, and such Persons will be allocated beneficial Remaining Asset Trust Interests;

         WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                   ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding and liquidating the Remaining Assets in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of this Trust Agreement.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the Beneficiaries (whether the Allowed Claims of such Beneficiaries become Allowed on or after the Effective Date), and, on or as soon a practicable after the date hereof, the Debtors shall transfer the Remaining Assets, free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan and except as subject to any purchase agreement applicable thereto executed prior to the contribution of such Remaining Assets to the Trust. The Trustee agrees to accept and hold the Remaining Assets in trust for the holders of the Remaining Asset Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Bankruptcy Court, upon notice and an opportunity for a hearing, in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4      Title to Remaining Assets.

                  (a) The transfer of the Remaining Assets to the Trust shall be made by the Debtors for the benefit and on behalf of the Beneficiaries (whether the Allowed Claims of such Beneficiaries become Allowed on or after the Effective Date). Upon the receipt of the Remaining Assets, the Trustee shall have all right, title and interest in the Remaining Assets.

                  (b) The transfer of assets to the Trust shall be made, as provided in the Plan, for the benefit of the Beneficiaries, only to the extent such Beneficiaries are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, and the other holders of Allowed Claims and Allowed Equity Interests, as applicable pursuant to the terms of the Plan, the Remaining Assets shall be transferred to the Beneficiaries, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the Beneficiaries, the Debtors shall transfer such Remaining Assets for the benefit of the Beneficiaries, in accordance with the Plan, and upon such transfer, the Debtors shall have no interest in the Remaining Assets. For all federal income tax purposes, all parties (including without limitation, the Debtors, the Trustee and the Beneficiaries) shall treat the transfer of assets to the Remaining Asset Trust, in accordance with the terms of the Plan, as a transfer to the Beneficiaries, followed by a transfer by the Beneficiaries to the Remaining Asset Trust and the Beneficiaries shall be treated as the grantors and owners thereof.

                  (c) As of the date hereof, the Debtors hereby transfer, assign, and deliver to the Trustee, all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Remaining Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (d) On or after the date hereof, the Debtors shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Remaining Assets (including those maintained in electronic format and original documents) whether held by the Debtors and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors and (ii) provide access to such employees of the Debtors and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors with knowledge of matters relevant to the Remaining Assets. Upon the reasonable request of the Trustee, the Debtors shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (e) At any time and from time to time on and after the date hereof, the Debtors agree (i) at the reasonable request of the Trustee to execute and/or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Remaining Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and by the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Valuation of Assets. As soon as possible after the date hereof, but in no event later than thirty (30) days hereafter, the Trust Board (as defined in Section 5.1) shall inform, in writing, the Trustee of the value of the Remaining Assets, based on the good faith determination of the Trust Board, and the Trustee shall apprise the Beneficiaries in writing of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Trustee and the Beneficiaries of the Trust) for all federal income tax purposes.

         1.6 Rights of Holders of Remaining Asset Trust Interests. The holders of the Remaining Asset Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of Remaining Asset Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her Remaining Asset Trust Interests, and each holder of Remaining Asset Trust Interests shall take and hold his or her Remaining Asset Trust Interests subject to all of the terms and provisions of this Trust Agreement. The Remaining Asset Trust Interests are hereby declared and shall be in all respects personal property.

         1.7 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of Remaining Asset Trust Interests shall have any title or right to, or possession, management or control of the Remaining Assets, or any right to call for a partition division or accounting of the Remaining Assets, and no widower, widow, heir or devisee of any individual who may be a holder of Remaining Asset Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of Remaining Asset Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Remaining Assets, but the whole title to all of the Remaining Assets shall be vested in the Trustee and the sole interest of the holders of Remaining Asset Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.8 Actions of the Trustee. The Trustee, subject to the limitations provided for in the Plan and herein including, but not limited to Sections 3.9 and 5.3, and in the exercise of its duties as a fiduciary, shall, in an expeditious but orderly manner, liquidate (or otherwise dispose of) the Remaining Assets, make timely distributions and not unduly prolong the duration of the Trust.

         1.9 Funding of the Trust. On the date hereof, ENE shall transfer [$___________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                         REMAINING ASSET TRUST INTERESTS

         2.1 Identification of Holders of Remaining Asset Trust Interests. The record holders of Remaining Asset Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The Remaining Asset Trust Interests shall be allocated among the appropriate holders in accordance with Section 32.1(e) of the Plan. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register. Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the Remaining Asset Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any Remaining Asset Trust Interests resulting in adverse claims or demands being made in connection with such Remaining Asset Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Remaining Asset Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of Remaining Asset Trust Interests. The Remaining Asset Trust Interests shall not be certificated and shall not be transferable by the holder thereof except through the laws of descent or distribution; provided, however, that the deemed recipient thereof may hold such Remaining Asset Trust Interests through a single wholly owned Entity. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such Remaining Asset Trust Interest. Notwithstanding the foregoing, the Trustee may note in the register of the holders of the Remaining Asset Trust Interests the allocation of such interests to the appropriate holder of Allowed Claims pursuant to Section 21.3 of the Plan as such Claims are allowed.

                                  ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1 Periodic Distribution; Withholding. The Trustee shall distribute at least annually to the holders of Remaining Asset Trust Interests all net cash income of the Trust plus all net cash proceeds from the liquidation of the Remaining Assets (including as Cash for this purpose, all Cash Equivalents); provided however, that prior to making any distribution to holders of Remaining Asset Trust Interests, the Trustee may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Remaining Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and the Trust Board and all professionals retained by any of them, as the case may be and any taxes imposed on the Trust or in respect of the Remaining Assets), and (iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Remaining Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Remaining Asset Trust Interests held by a holder compared with the aggregate number of Remaining Asset Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement. Distributions from the Trust may only be made in the form of Cash and Cash Equivalents. If the distribution shall be in Cash, the Trustee shall distribute such cash by wire, check or such other method as the Trustee deems appropriate under the circumstances.

         3.2 Manner of Payment or Distribution. All distributions made by the Trustee to holders of Remaining Asset Trust Interests shall be payable to the holders of the Remaining Asset Trust Interests of record as of the twentieth
(20th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day.

         3.3 Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of Remaining Asset Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of Remaining Asset Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least fifteen (15) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

         3.4 Cash Distributions. No Cash distributions shall be required to be made in an amount less than $5.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all cash shall be distributed in the final distribution of the Trust.

         3.5      Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with Section 25.8(a) of the Plan. The Trustee shall also annually send to each record holder of Remaining Asset Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Remaining Asset Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of Remaining Asset Trust Interests entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Ownership Disputes and Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the Remaining Assets. The tax book value of the Remaining Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.6 Termination of Trust. The Trust shall terminate on the earlier of: (a) thirty (30) days after the final distribution of all of the Remaining Assets in accordance with the terms of this Trust Agreement and the Plan and (b) the third (3rd) anniversary of the Confirmation Date; provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (b) if it is necessary to the liquidation of the Remaining Assets. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (b) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.

         3.7 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Cash and Cash Equivalent proceeds of the Remaining Assets to the holders of Remaining Asset Trust Interests, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, and after consultation with the Trust Board, all of such records and documents may be destroyed in accordance with Section 3.10. Except as otherwise specifically provided herein, upon the distribution of all Cash and Cash Equivalent proceeds of the Remaining Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under Section 3.7 hereof.

         3.8 General Powers of the Trustee. The Trustee shall have all powers and discretion conferred generally upon fiduciaries by applicable law subject to any limitation contained in the Plan and herein, including, without limitation, Sections 3.9 and 5.3, which powers and discretion include, without limitation, the following:

                  (a) hold legal title to any and all rights of the holders of the Remaining Asset Trust Interests in or arising from the Remaining Assets, including, but not limited to, collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Remaining Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Remaining Assets;

                  (j) pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code until such time as the Bankruptcy Court enters a final decree closing each Debtor's Chapter 11 Case;

                  (k) retain and pay such independent law firms as counsel to the Trust as the Trustee may select to aid in the prosecution of any claims that constitute the Remaining Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (m) retain and pay such third parties as the Trustee, may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (n) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (o) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (p) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of Remaining Asset Trust Interests, subject to providing notice to those holders referred to in Section 9.5 hereof;

                  (q) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004; and

                  (r) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Remaining Assets consistent with the purposes hereof.

         3.9      Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business other than to liquidate the Remaining Assets, and distribute the Cash and Cash Equivalent income and proceeds thereof. Notwithstanding any other authority granted by Sections 3.1, 3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) Notwithstanding anything to the contrary contained herein or in the Plan, prior to taking the following actions, the Trustee shall be required to obtain approval of the Trust Board and, if requested by the Trust Board, the Bankruptcy Court:

                  (i) Enter into definitive documentation concerning any sale, transfer or other disposition (a "Sale") of any Asset that has a Book Value (hereinafter defined) greater than two million dollars ($2,000,000) unless (A) the aggregate proceeds to be received from such Sale are exclusively Cash or Cash Equivalents, (B) the aggregate proceeds from such Sale exceed ninety-five percent (95%) of the Book Value of such Asset and (C) the documentation for the Sale specifies that the transaction is on an "as is, where is" basis, with no indemnification obligations of the Reorganized Debtors or the Trust and no survival of representations, warranties or covenants made by the Reorganized Debtors or the Trust.

                  (ii) Compromise or settle any claim or cause of action that constitutes an Asset for which the initial amount demanded exceeds two million dollars ($2,000,000).

As used in this section, "Book Value" shall mean the value attributed to an Asset or Claim in Appendix C to the Disclosure Statement and/or in any supporting documentation and information upon which Appendix C is based.

         3.10     Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of Remaining Asset Trust Interests books and records relating to the Remaining Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting or seek approval of any court with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Remaining Assets. Holders of the Remaining Asset Trust Interests shall have the right upon five (5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.11 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Remaining Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Remaining Assets.

         3.12 Compliance with Laws. Any and all distributions of Remaining Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Remaining Assets consisting solely of cash for its own account as permitted by Section 4.6 hereof.

         4.2      Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and reasonable and documented out-of-pocket expenses) to be paid to the Trustee under this Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Remaining Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the Remaining Assets, the income thereon and the proceeds thereof or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting, statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3      Reliance by Trustee. Except as otherwise provided in Section
4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Remaining Assets, the income thereon and the proceeds thereof to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability.

         4.4 Investment Powers. The right and power of the Trustee to invest Remaining Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise; and provided, further, that, under no circumstances shall the Trust segregate the Remaining Assets, the income thereon and the proceeds thereof, on the basis of classification of the holders of Remaining Asset Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6      Trustee Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Remaining Assets consisting solely of Cash or Cash Equivalents that would otherwise be payable to holders of Remaining Asset Trust Interests pursuant to
Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable documented and out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Remaining Assets.

                  (b) In the event anticipated expenses are likely to exceed the Remaining Assets, as provided in subsection (a) of this Section, the Debtors shall (i) pay to the Trustee such amounts to enable the Trustee to satisfy all such expenses, or (ii) pay such expenses directly, as the Trustee may request from time to time.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

         4.8 Regular Meetings of the Trustee and the Trust Board. Meetings of the Trustee and the Trust Board are to be held with such frequency and at such place as the Trustee and the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         4.9 Special Meetings of the Trustee and the Trust Board. Special meetings of the Trustee and the Trust Board may be held whenever and wherever called for either by the Trustee or any member of the Trust Board.

         4.10 Notice of, and Waiver of Notice for, Trustee and Trust Board Meetings. Notice of the time and place (but not necessarily the purpose or all of the purposes) of any regular or special meeting will be given to the Trustee and the members of the Trust Board in person or by telephone, or via mail or facsimile transmission. Notice to the Trustee and the members of the Trust Board of any such special meeting will be deemed given sufficiently in advance when
(i) if given by mail, the same is deposited in the United States mail at least ten (10) calendar days before the meeting date, with postage thereon prepaid,
(ii) if given by facsimile transmission, the same is transmitted at least 48 hours prior to the convening of the meeting, or (iii) if personally delivered (including by overnight courier) or given by telephone, the same is handed, or the substance thereof is communicated over the telephone to the Trustee and the members of the Trust Board or to an adult member of his/her office staff or household, at least 48 hours prior to the convening of the meeting. The Trustee and any member of the Trust Board may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the Trustee or the applicable member or members of the Trust Board entitled to the notice, and filed with the minutes or records of the Trust. The attendance of the Trustee or a member of the Trust Board at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

         4.11 Manner of Acting. The Trustee or any member of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. The Trustee or any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting.

                                   ARTICLE V

                                 THE TRUST BOARD

         5.1 Establishment of Trust Board. On or promptly after the date hereof, the Trust Board shall be established (the "Trust Board"). The members of the Trust Board shall disclose to the Trustee and all other members of the Trust Board whether any Claim that is held by them personally, by any relative or by any entity with which they are employed or affiliated, has been sold, transferred, or otherwise assigned, disposed of, or satisfied by any entity other than the Trust.

         5.2      The Trust Board. The Trust Board shall be comprised of five
(5) Persons selected by ENE, after consultation with (i) the Creditors' Committee with respect to four (4) of ENE's selections (each a "Creditors' Committee Board Member") and (ii) the ENA Examiner with respect to one (1) of ENE's selections (the "ENA Examiner's Board Member"), and approved prior to the Effective Date by the Bankruptcy Court.

         5.3 Authority of the Trust Board. The Trust Board shall have the authority and responsibility to oversee, review and guide the activities and performance of the Trustee, and the Trustee shall be subject to such oversight, review and guidance. The Trustee shall consult with and provide information to the Trust Board on all matters requiring approval of the Trust Board pursuant to
Section 3.9(b). The Trust Board shall have the authority to select and engage such Persons, and select and engage such professional advisors, including, without limitation, any professional previously retained by the Creditors' Committee or the Debtors in accordance with the terms of the Plan and this Trust Agreement, as the Trust Board deems necessary and desirable to assist the Trust Board in fulfilling its obligations under this Trust Agreement and the Plan, and the Trust shall pay the reasonable fees of such Persons and reimburse such Persons for their reasonable and documented out-of-pocket costs and expenses consistent with the terms of this Trust Agreement.

         5.4 Regular Meetings of the Trust Board. Meetings of the Trust Board are to be held with such frequency and at such place as the members of the Trust Board may determine in their reasonable discretion, but in no event shall such meetings be held less frequently than quarterly.

         5.5 Special Meetings of the Trust Board. Special meetings of the Trust Board may be held whenever and wherever called for by any member of the Trust Board.

         5.6 Manner of Acting. (a) A majority of the total number of members of the Trust Board then in office shall constitute a quorum for the transaction of business at any meeting of the Trust Board. The affirmative vote of a majority of the members of the Trust Board present and entitled to vote at a meeting at which a quorum is present shall be the act of the Trust Board except as otherwise required by law or as provided in this Trust Agreement. Any or all of the members of the Trust Board may participate in a regular or special meeting by, or conduct the meeting through the use of, conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. Any member of the Trust Board participating in a meeting by this means is deemed to be present in person at the meeting. Any member of the Trust Board who is present and entitled to vote at a meeting of the Trust Board when action is taken is deemed to have assented to the action taken unless: (i) such member of the Trust Board objects at the beginning of the meeting (or promptly upon his/her arrival) to holding it or transacting business at the meeting; or (ii) his/her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he/she delivers written notice of his/her dissent or abstention to the Trust Board before its adjournment. The right of dissent or abstention is not available to any member of the Trust Board who votes in favor of the action taken.

                  (b) Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the Trust Board shall report to the Trust Board any conflict of interest such member has or may have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including, without limitation, disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the Trust Board who are not "conflicted members."

         5.7 Trust Board's Action Without a Meeting. Any action required or permitted to be taken by the Trust Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Trust Board as evidenced by one or more written consents describing the action taken, signed by all members of the Trust Board and filed with the minutes or proceedings of the Trust Board.

         5.8 Tenure, Removal, and Replacement of the Members of the Trust Board. The authority of the members of the Trust Board will be effective as of the date hereof and will remain and continue in full force and effect until the Trust is terminated in accordance with the terms specified herein. The service of the members of the Trust Board will be subject to the following:

                  (a) The members of the Trust Board will serve until death or resignation pursuant to subsection (b) below, or removal pursuant to subsection (c) below.

                  (b) A member of the Trust Board may resign at any time by providing a written notice of resignation to the remaining members of the Trust Board. Such resignation will be effective upon the date set forth in the written notice.

                  (c) A member of the Trust Board may be removed by the unanimous resolution of the other members of the Trust Board, a copy of which shall be delivered to the removed Trust Board member; provided, however, such removal may only be made for Cause (hereinafter defined). For purposes of this clause (c), "Cause" with respect to any member of the Trust Board shall be defined as: (i) such Trust Board member's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property;
(ii) such Trust Board member's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding;
(iii) such Trust Board member's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of his or her duties; or (iv) such Trust Board member's failure to perform any of its other material duties under this Agreement; provided, however, the Trust Board member shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and
(iv).

                  (d) In the event of a vacancy in the Trust Board (whether by removal, death or resignation), a new member of the Trust Board may be appointed to fill such position by a majority of the remaining members of the Trust Board, with the consultation of (i) in the case of a replacement of a Creditors' Committee Board Member, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA Examiner's Board Member, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner's Board Member, the remaining members of the Trust Board shall select such new member from the list of potential ENA Examiner's Board Members set forth on Exhibit A1 to the extent that such individuals are available and willing to serve on the Trust Board and have not been previously removed from the Trust Board for Cause. In the event that there are no remaining members of the Trust Board, appointments to fill such vacancies that would have been made by a majority of the remaining members of the Trust Board shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court upon motion of the Trustee with the appropriate consultations of the Creditors' Committee or the ENA Examiner. The appointment of a successor member of the Trust Board will be evidenced by the filing with the Bankruptcy Court of a notice of

---------------------------------
(1) A list of four (4) potential ENA Examiner's Board Members to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

appointment, which notice will include the name, address, and telephone number of the successor member of the Trust Board.

                  (e) Immediately upon the appointment of any successor member of the Trust Board, all rights, powers, duties, authority, and Privileges of the predecessor member of the Trust Board hereunder will be vested in and undertaken by the successor member of the Trust Board without any further act; and the successor member of the Trust Board will not be liable personally for any act or omission of the predecessor member of the Trust Board.

         5.9 Fees and Expenses. All reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of their duties set forth herein shall be reimbursed promptly as an expense of the Trust.

         5.10 Standard of Care; Exculpation. None of the Trust Board, its members, designees or professionals, or any of their duly designated agents or representatives, shall be liable for the act or omission of any other member, agent or representative of the Trust Board, nor shall the Trust Board or any of its members be liable for any act or omission taken or omitted to be taken by the Trust Board in good faith, other than acts or omissions resulting from the Trust Board's own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust Board and each of its members may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, neither the Trust Board nor any of its members shall be under any obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Trust Board or, as applicable, its members or designees, unless such determination is based on gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust shall indemnify and hold harmless the Trust Board, its members, designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and reasonable and documented out-of-pocket expenses, including, but not limited to attorneys' fees and costs arising out of or due to their good faith actions or omissions, or consequences of such actions or omissions with respect to the Remaining Asset Trust or the implementation or administration of this Plan; provided, however, that no such indemnification shall be made to such Persons for such actions or omissions as a result of gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law.

         5.11 Compensation of the Trust Board. Each member of the Trust Board shall be paid, by Reorganized ENE, the amount of [$150,000] annually (in the aggregate) as compensation for its services hereunder and for all services rendered by such individual to the Debtors and/or any of their affiliates, including, without limitation, any services rendered as a member of any board of directors (or similar governing body) or any services rendered in connection with any trust board (or similar governing body) (all such duties or services are referred to herein as the "Duties"). Additionally, except as set forth herein, all reasonable and documented out-of-pocket fees and expenses incurred by members of the Trust Board in connection with the performance of the Duties shall be reimbursed, without duplication, by the Trust, upon demand for payment thereof.

                                   ARTICLE VI

                                SUCCESSOR TRUSTEE

         6.1 Tenure. The service of the Trustee will be subject to the following:

                  (a) The Trustee will serve until resignation pursuant to subsection (b) below, removal pursuant to subsection (c) below, death (if applicable) or the termination of the Trust Agreement pursuant to the terms stated herein;

                  (b)      The Trustee may resign by giving not less than ninety
(90) days' prior written notice to the Trust Board. Such resignation will become effective on the later to occur of: (i) the day specified in such notice and
(ii) the appointment of a successor Trustee as provided herein and the acceptance by such successor Trustee of such appointment. If a successor Trustee is not appointed or does not accept its appointment within ninety (90) days following delivery of notice of resignation, the Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor Trustee; and

                  (c) The Trustee may be removed for any reason by the Trust Board.

                  (d) Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 11(a) above (a "Removal") or the Trustee resigns pursuant to the terms specified in clause (b) above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         6.2 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 6.1 hereof, incompetency, or removal of the Trustee pursuant to Section 6.1 hereof, the Trust Board may appoint a successor Trustee. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Trust Board and to the retiring Trustee an instrument accepting the appointment under this Remaining Asset Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee. The appointment of a successor Trustee will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor member of such Trustee.

         6.3 Actions by Trust Board During Periods of Vacancy. During any period in which there is a vacancy in the position of Trustee, the Trust Board may take any action which a trustee is permitted to take hereunder.

                                  ARTICLE VII

                            REPORTS TO BENEFICIARIES

         7.1 Regular Reports. On a regular basis, but no less than quarterly, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the bankruptcy court, reports setting forth in reasonable detail (i) the financial condition, and changes in financial condition, of the Trust, (ii) a description of any action taken by the Trustee in the performance of its duties that materially affects the Trust and of which notice has not previously been given to the Beneficiaries, (iii) any material event or change that occurs which, to the knowledge of the Trustee, affects either the Trust or the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles.

                                  ARTICLE VIII

                              AMENDMENT AND WAIVER

         8.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to the Beneficiaries with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as consent of a majority of the Trust Board has been obtained and notice has been filed with the Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 8.1, any waiver or amendments to this Trust Agreement shall not: (i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Remaining Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any transfer of the Remaining Asset Trust Interests other than in accordance with
Section 2.3 hereof; or (iii) permit any amendment or waiver of this Section 8.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended to comply with such federal income tax laws, which amendments may apply retroactively.

         9.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to exclusive the jurisdiction and venue of the Bankruptcy Court.

         9.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         9.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

               If to the Trustee:    Stephen Forbes Cooper, LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier:(212) 213-1749
                                     Attn: Stephen F. Cooper

               with copies to:       Kroll Zolfo Cooper LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier:(212) 213-1749

               If to the Debtors:    c/o Enron Corp.
                                     1221 Lamar, Suite 1600
                                     Houston, Texas 77010-1221
                                     Attn: Reorganized Debtor Plan Administrator

                                     Telephone: (713)______________________
                                     Telecopier:(713)______________________

               If to a holder of a Remaining Asset Trust Interest:

                      To the name and address set forth on the registry maintained by the Trustee.

         9.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         9.6 Prevailing Party. If the Trustee, the Trust Board or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee, the Trust Board or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         9.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         9.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         9.9 Confidentiality. The Trustee and each successor Trustee and each member of the Trust Board and each successor member of the Trust Board and their respective representatives (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trust Board reasonably promptly (unless prohibited by law) so that the Trust Board may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trust Board seeks such an order, the relevant Covered Person will provide cooperation as the Trust Board shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trust Board waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trust Board written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         9.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                          Enron Corp.

                          By:___________________________________________________
                             Name:  Stephen F. Cooper
                             Title: Acting President,
                                    Acting Chief Executive Officer and
                                    Chief Restructuring Officer

                          Enron Metals & Commodity Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron North America Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Power Marketing, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          PBOG Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Smith Street Land Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Broadband Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Services Operations, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Marketing Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Services, LLC

                          By:__________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Transportation Services, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          BAM Lease Company

                          By:__________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ENA Asset Holdings L.P.

                          By:__________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Gas Liquids, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Global Markets LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Net Works LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Industrial Markets LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Operational Energy Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Engineering & Construction Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Engineering & Operational Services Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Garden State Paper Company, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Palm Beach Development Company, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Tenant Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Information Solutions, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EESO Merchant Investments, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Federal Solutions, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Freight Markets Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Broadband Services, L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Energy Services North America, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron LNG Marketing LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Calypso Pipeline, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Global LNG LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Fuel Management Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Natural Gas Marketing Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ENA Upstream Company LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Liquid Fuels, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron LNG Shipping Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Property & Services Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Capital & Trade Resources International Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Communications Leasing Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Systems, LLC, f/k/a
                             EREC Subsidiary I, LLC and successor to
                             Enron Wind Systems Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Constructors LLC, f/k/a
                             EREC Subsidiary II, LLC and successor to
                             Enron Wind Constructors Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Energy Systems LLC, f/k/a
                             EREC Subsidiary III, LLC and successor to
                             Enron Wind Energy Systems Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Maintenance LLC, f/k/a
                             EREC Subsidiary IV, LLC and successor to Enron Wind Maintenance Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind LLC, f/k/a
                             EREC Subsidiary V, LLC and successor to
                             Enron Wind Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Intratex Gas Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Processing Properties, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Methanol Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Ventures Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Mauritius Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron India Holdings Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Offshore Power Production C.V.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          The New Energy Trading Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EES Service Holdings, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Development LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ZWHC LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Zond Pacific, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Reserve Acquisition Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EPC Estates Services, Inc., f/k/a
                          National Energy Production Corporation

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Power & Industrial Construction Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          NEPCO Power Procurement Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          NEPCO Services International, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          San Juan Gas Company, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EBF LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Zond Minnesota Construction Company LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Fuels International, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          E Power Holdings Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS Construction Management Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Management, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Expat Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Artemis Associates, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Clinton Energy Management Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          LINGTEC Constructors L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EGS New Ventures Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Louisiana Gas Marketing Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Louisiana Resources Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          LGMI, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          LRCI, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Communications Group, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EnRock Management, LLC.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECI-Texas, L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EnRock, L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECI-Nevada Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Alligator Alley Pipeline Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Storm Lake I LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECT Merchant Investments Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EnronOnLine, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          St. Charles DevelopmentCompany, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Calcasieu Development Company, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Calvert City Power I, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron ACS, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          LOA, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron India LLC.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Holdings Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Middle East LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron WarpSpeed Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Modulus Technologies, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Telecommunications, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          DataSystems Group, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Risk Management & Trading Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Omicron Enterprises, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS I, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS II, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS III, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS V, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS VI, L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS VII, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS IX, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS X, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS XI, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS XII, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS XV, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS XVII, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Jovinole Associates

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS Holdings, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Operations Services, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Green Power Partners I LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          TLS Investors, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECT Securities Limited Partnership

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECT Securities LP Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECT Securities GP Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          KUCC Cleburne, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Asset Management Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Brazil Power Holdings XI Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Holding Company L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Development Management Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Korea Holdings Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Caribe VI Holdings Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron International Asia Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Brazil Power Investments XI Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Paulista Electrical Distribution, L.L.C.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Pipeline Construction Services Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Pipeline Services Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Trailblazer Pipeline Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Liquid Services Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Machine and Mechanical Services, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Commercial Finance Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Permian Gathering Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Transwestern Gathering Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Gathering Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EGP Fuels Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Asset Management Resources, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Brazil Power Holdings I Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron do Brazil Holdings Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Storm Lake II LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Renewable Energy Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Acquisition III Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Wind Lake Benton LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Superior Construction Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS IV, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS VIII, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          EFS XIII, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Credit Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Power Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Richmond Power Enterprise, L.P.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ECT Strategic Value Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Development Funding Ltd.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Atlantic Commercial Finance, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          The Protane Corporation

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Asia Pacific/Africa/China LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Development Corp.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          ET Power 3 LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Nowa Sarzyna Holding B.V.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron South America LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Global Power & Pipelines LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Portland General Holdings, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Portland Transition Company, Inc.

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Cabazon Power Partners LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Cabazon Holdings LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Caribbean Basin LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Victory Garden Power Partners I LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Oswego Cogen Company, LLC

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Enron Equipment & Procurement Company

                          By:___________________________________________________
                             Name:  K. Wade Cline
                             Title: Authorized Representative

                          Stephen Forbes Cooper, LLC, as Trustee

                          By:__________________________________________________

                               Name:____________________________________________

                               Title:___________________________________________

                      FORM OF COMMON EQUITY TRUST AGREEMENT










                                       G

                                                                      SCHEDULE G

                          COMMON EQUITY TRUST AGREEMENT

                               TABLE OF CONTENTS

                                                                                                PAGE
ARTICLE I             ESTABLISHMENT AND PURPOSE OF THE TRUST................................      3

         1.1      Purpose of the Trust......................................................      3

         1.2      Transfer of Property to Trustee...........................................      3

         1.3      Relationship to the Plan..................................................      3

         1.4      Title to  Trust Assets....................................................      3

         1.5      Rights of Holders of Common Equity Trust Interests........................      4

         1.6      Ownership and Control of Trust Fund.......................................      5

         1.7      Funding of the Trust......................................................      5

ARTICLE II            COMMON EQUITY TRUST INTERESTS.........................................      5

         2.1      Identification of Holders of Common Equity Trust Interests................      5

         2.2      Conflicting Claims to Beneficial Interests................................      5

         2.3      Non-Transferability of Common Equity Trust Interests......................      6

ARTICLE III           AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES......................      6

         3.1      Periodic Distribution; Withholding........................................      6

         3.2      Reporting Duties of the Trustee...........................................      7

         3.3      Termination of Trust......................................................      7

         3.4      Continuance of Trust for Winding Up.......................................      8

         3.5      General Powers of the Trustee.............................................      8

         3.6      Limitation of Trustee's Authority.........................................      10

         3.7      Books and Records.........................................................      10

         3.8      Additional Powers.........................................................      11

         3.9      Compliance with Laws......................................................      11

         3.10     Voting of Shares..........................................................      11

ARTICLE IV            THE TRUSTEE...........................................................      11

         4.1      Generally.................................................................      11

         4.2      Liability of Trustee and Indemnification..................................      11

         4.3      Reliance by Trustee.......................................................      13

         4.4      Investment Powers.........................................................      13

         4.5      Requirement of Adequate Resources.........................................      13

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                 PAGE
         4.6      Expense Reimbursement and Compensation....................................      13

         4.7      No Bond...................................................................      14

ARTICLE V             SUCCESSOR TRUSTEE.....................................................      14

         5.1      Removal...................................................................      14

         5.2      Resignation...............................................................      14

         5.3      Simultaneous Removal and Resignation......................................      14

         5.4      Appointment of Successor Trustee..........................................      14

ARTICLE VI            REPORTS TO BENEFICIARIES..............................................      15

         6.1      Reports...................................................................      15

ARTICLE VII           AMENDMENT AND WAIVER..................................................      15

         7.1      Amendment and Waiver......................................................      15

ARTICLE VIII          MISCELLANEOUS PROVISIONS..............................................      15

         8.1      Intention of Parties to Establish Trust...................................      15

         8.2      Laws as to Construction/Jurisdiction......................................      15

         8.3      Severability..............................................................      16

         8.4      Notices...................................................................      16

         8.5      Fiscal Year...............................................................      16

         8.6      Prevailing Party..........................................................      17

         8.7      Counterparts..............................................................      17

         8.8      Entire Agreement..........................................................      17

         8.9      Confidentiality...........................................................      17

         8.10     Headings..................................................................      17

                          COMMON EQUITY TRUST AGREEMENT

         This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, the Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Debtors' [FIFTH] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the Common Equity Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

         WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

         WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Enron Common Equity Interests in Class 384 (collectively, the "Beneficiaries");

         WHEREAS, the Plan provides that on the Effective Date the Enron Common Equity Interests are to be canceled and the Debtors shall issue the Exchanged Enron Common Stock (which shall replace the canceled Enron Common Equity Interests) to the Trust, to be held for the benefit of the Beneficiaries, and such Persons shall receive beneficial Common Equity Trust Interests, in an aggregate number equal to the outstanding shares of Exchanged Enron Common Stock, which shall be allocated pro rata among the holders of the Allowed Enron Common Equity Interests in Class 384 based on the relative amounts of Allowed Enron Common Equity Interests held by such holders;

         WHEREAS, the Exchanged Enron Common Stock and any distributions to the Trust of Plan Currency and Trust Interests to be made under the Plan with respect to the Exchanged Enron Common Stock (such Plan Currency and Trust Interests referred to herein as the "Common Proceeds") and any Cash amounts contributed to the Trust to pay for Trust expenses shall collectively be referred to as the "Trust Assets" for the purposes of this Trust Agreement; and

         WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                   ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding the Exchanged Enron Common Stock and distributing the Common Proceeds, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. Accordingly, the Trustee shall, and hereby represents that it shall, in an expeditious but orderly manner, make timely distributions of the Common Proceeds and not unduly prolong the duration of the Trust. Nothing in this Section 1.1 shall be deemed to permit the Trustee to sell, liquidate, distribute or otherwise transfer the Exchanged Enron Common Stock.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the holders of Allowed Enron Common Equity Interests (whether or not Allowed on or after the Effective Date), and on the Effective Date, Enron shall issue and deliver to the Trust, all of the Exchanged Enron Common Stock, free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan. The Trustee agrees to accept and hold the Trust Assets in trust for the holders of the Common Equity Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Bankruptcy Court, upon notice and an opportunity for a hearing in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4      Title to Trust Assets.

                  (a) The transfer of the Trust Assets to the Trust shall be made by the Debtors for the benefit and on behalf of the holders of Allowed Enron Common Equity Interests (whether or not Allowed on or after the Effective
Date). Upon the issuance of the Exchanged Enron Common Stock, the Trustee shall have all right, title and interest in the Exchanged Enron Common Stock.

                  (b) For all federal income taxes purposes (e.g. IRC Sections 61(a)(12), 483, 1001, 1012 and 1274), all parties (including, without limitation, the Debtors, the Trustee, and the holders of the Common Equity Trust Interests) shall treat the issuance of the Exchanged Enron Common Stock to the Trust in accordance with the terms of the Plan as an issuance to holders of Allowed Enron Common Equity Interests in Class 384 followed by a transfer by such holders to the Trust and the holders of Common Equity Trust Interests shall be treated as the grantors and owners thereof.

                  (c) As of the date hereof, the Debtors hereby transfer, assign and deliver to the Trustee all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Trust Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (d) On or after the date hereof, the Debtors shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Trust Assets (including those maintained in electronic format and original documents) whether held by the Debtors and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors, and (ii) provide access to such employees of the Debtors and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors with knowledge of matters relevant to the Trust Assets. Upon the reasonable request of the Trustee, the Debtors shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (e) At any time and from time to time on and after the date hereof, the Debtors agree (i) at the reasonable request of the Trustee to execute and deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Trust Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and by the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Rights of Holders of Common Equity Trust Interests. The holders of the Common Equity Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of Common Equity Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her Common Equity Trust Interests, and each holder of Common Equity Trust Interests shall take and hold his or her Common Equity Trust Interests subject to all of the terms and provisions of this Trust Agreement, the Plan and the Confirmation Order.

         1.6 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of Common Equity Trust Interests shall have any title or right to, or possession, management or control of the Trust Assets, or any right to call for a partition, division or accounting of the Trust Assets, and no widower, widow, heir or devisee of any individual who may be a holder of Common Equity Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of Common Equity Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Trust Assets, but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the holders of Common Equity Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.7 Funding of the Trust. On the date hereof, ENE shall transfer [$___________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                          COMMON EQUITY TRUST INTERESTS

         2.1 Identification of Holders of Common Equity Trust Interests. The record holders of Common Equity Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The initial list of record holders of Common Equity Trust Interests shall be based on the list of holders of Allowed Enron Common Equity Interests in Class 384 as maintained by the Reorganized Debtor Plan Administrator. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register. Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the Common Equity Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any Common Equity Trust Interests resulting in adverse claims or demands being made in connection with such Common Equity Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Common Equity Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of Common Equity Trust Interests. The Common Equity Trust Interests shall not be certificated and shall not be transferable, assignable, pledged or hypothecated, in whole or in part, except with respect to a transfer by will or under the laws of descent and distribution. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such Common Equity Trust Interest.

                                  ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1      (a)      Periodic Distribution; Withholding. The Trustee shall
distribute at least annually to the holders of Common Equity Trust Interests all Common Proceeds; provided however, that prior to making any distribution to holders of Common Equity Trust Interests, the Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and all professionals it retains and any taxes imposed on the Trust or in respect of the Trust Assets), and (iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Trust Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Common Equity Trust Interests held by a holder compared with the aggregate number of Common Equity Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement. Notwithstanding the forgoing, in no event shall any holder of Common Equity Trust Interests receive a distribution of Exchanged Enron Common Stock.

                  (b) Manner of Payment or Distribution. All distributions made by the Trustee to holders of Common Equity Trust Interests shall be payable to the holders of the Common Equity Trust Interests of record as of the twentieth (20th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day. If the distribution shall be in Cash the Trustee shall distribute such Cash by wire, check or such other method as the Trustee deems appropriate under the circumstances.

                  (c) Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of Common Equity Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of Common Equity Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least fifteen (15) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

         3.2      Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with Section 27.7(a) of the Plan. The Trustee shall also annually send to each record holder of Common Equity Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the holders of Common Equity Trust Interests with instructions to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Common Equity Trust Interests (treating any holder of a Disputed Equity Interest, for this purpose, as a current holder of a Common Equity Trust Interest entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Ownership Disputes and Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Trust Assets. The tax book value of the Trust Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.3 Termination of Trust. The Trust shall terminate on the earlier of: (i) thirty (30) days after the final distribution of all of the Common Proceeds in accordance with the terms of this Trust Agreement, the Plan and the Confirmation Order and the cancellation of the Exchanged Enron Common Stock and
(ii) the third (3rd) anniversary of the Confirmation Date;

provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (ii) if it is necessary to the liquidation of the assets of the Trust. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (ii) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date. In any event, upon the termination of the Trust all of the Exchanged Enron Common Stock shall be canceled and otherwise void.

         3.4 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Trust Assets, which shall not include a distribution of the Exchanged Enron Common Stock to the holders of Common Equity Trust Interests, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all of such records and documents may be destroyed in accordance with Section 3.7. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under
Section 3.7 hereof.

         3.5 General Powers of the Trustee. In connection with the administration of the Trust, except as set forth in this Trust Agreement, the Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the Trust. Without limiting, but subject to, the foregoing and to Section 3.6 hereof, the Trustee shall be expressly authorized to:

                  (a) hold legal title to any and all rights of the holders of the Common Equity Trust Interests in or arising from the Trust Assets, including, but not limited to, voting the Exchanged Enron Common Stock (subject to Section 3.10), collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Trust Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Trust Assets;

                  (j) retain and pay such independent law firms as counsel to the Trust as the Trustee may select to aid in the prosecution of any claims that constitute the Trust Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (k) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay such third parties as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (m) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (o) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of Common Equity Trust Interests, subject to providing notice to those holders referred to in Section 7.4 hereof;

                  (p) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004; and

                  (q) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Trust Assets consistent with the purposes hereof.

         3.6      Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business or sell, liquidate or otherwise transfer any Trust Assets, other than to distribute Common Proceeds and perform such other activities pursuant to this Trust Agreement. Notwithstanding any other authority granted by Sections 3.1,
3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Trustee shall be restricted to receiving the Exchanged Enron Common Stock, administering the Exchanged Enron Common Stock as provided in Section 1.2, receiving the Common Proceeds, and investing and reinvesting the Common Proceeds subject to the limitations provided in Section 4.4, collecting income from the Trust Assets, and effecting the distributions specified in Section 3.1 and specified elsewhere in this Trust Agreement for the purposes of carrying out the terms of this Trust Agreement.

                  (c) Neither the Trustee nor any of its agents shall sell, distribute or otherwise transfer the Exchanged Enron Common Stock.

         3.7      Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of Common Equity Trust Interests books and records relating to the Trust Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Trust Assets. Holders of the Common Equity Trust Interests shall have the right upon five (5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies, may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.8 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Trust Assets.

         3.9 Compliance with Laws. Any and all distributions of Common Proceeds shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

         3.10 Voting of Shares. The Trustee shall vote the shares of the Exchanged Enron Common Stock, (i) with regard to the removal of any director of Enron, only as unanimously recommended by the other directors of Enron, and (ii) with regard to all other matters, only as recommended by the Board of Directors of Enron in a resolution passed in accordance with Enron's bylaws. No holder of Common Equity Trust Interests shall be entitled to exercise any voting rights associated with the Enron Exchanged Common Stock whatsoever (whether related to the election of board members or otherwise), and all such rights shall be vested in the Trustee. Notwithstanding anything to the contrary, the provisions set forth in this Section 3.10 are irrevocable and may not be modified, amended, or revoked by any holder of Common Equity Trust Interests or any other Person.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Trust Assets consisting solely of cash for its own account as permitted by Section 4.6 hereof.

         4.2      Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and documented and out-of-pocket expenses) to be paid to the Trustee under this Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Trust Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to Trust Assets or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting, statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3      Reliance by Trustee. Except as otherwise provided in Section
4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Trust Assets consisting solely of Cash or Cash Equivalents to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability. Nothing in this subsection (b) of Section 4.3 shall be deemed to permit the use of the Exchanged Enron Common Stock to satisfy such liabilities.

         4.4 Investment Powers. The right and power of the Trustee to invest Trust Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise and provided, further, that, under no circumstances shall the Trust segregate the Trust Assets on the basis of classification of the holders of Common Equity Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6      Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Trust Assets consisting solely of Cash or Cash Equivalents including, without limitation, Common Proceeds that would otherwise be payable to holders of Common Equity Trust Interests pursuant to Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable documented and out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust Assets.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

                                    ARTICLE V

                                SUCCESSOR TRUSTEE

         5.1 Removal. The Trustee may be removed by the Bankruptcy Court. Such removal shall become effective on the date such action is taken by the Bankruptcy Court.

         5.2 Resignation. The Trustee may resign by giving not less than ninety (90) days' prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of: (i) the day specified in such notice; or (ii) the appointment of a successor by the Bankruptcy Court and the acceptance by such successor of such appointment.

         5.3 Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 5.1 above (a "Removal") or the Trustee resigns pursuant to the terms specified in Section 5.2 above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         5.4 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 5.2 hereof, incompetency, or removal of the Trustee pursuant to Section 5.1 hereof, a successor trustee shall be appointed by Enron with the approval of the Bankruptcy Court upon entry of an order after an opportunity for hearing. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Bankruptcy Court and to the retiring Trustee an instrument accepting the appointment under this Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee.

                                   ARTICLE VI

                            REPORTS TO BENEFICIARIES

         6.1 Reports. As soon as practicable, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the bankruptcy court, reports setting forth in reasonable detail any material event or change that occurs with respect to the Trust, which, to the knowledge of the Trustee, affects the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles.

                                   ARTICLE VII

                              AMENDMENT AND WAIVER

         7.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to the Beneficiaries, with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as notice has been filed with the Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 7.1, any waiver or amendments to this Trust Agreement shall not: (i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any distribution or other transfer by the Trust of the Exchanged Enron Common Stock; (iii) permit any transfer of the Common Equity Trust Interests other than in accordance with Section 2.3 hereof; or (iv) permit any amendment or waiver of this Section 7.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended to comply with such federal income tax laws, which amendments may apply retroactively.

         8.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to the exclusive jurisdiction and venue of the Bankruptcy Court.

         8.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         8.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

                  If to the Trustee: Stephen Forbes Cooper, LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749
                                     Attn: Stephen F. Cooper

                  with copies to:    Kroll Zolfo Cooper LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749

                  If to the Debtors: c/o Enron Corp.
                                     1221 Lamar, Suite 1600
                                     Houston, Texas 77010-1221
                                     Attn: Reorganized Debtor Plan Administrator
                                     Telephone: (713)____________________
                                     Telecopier:  (713)__________________

                  If to a holder of Common Equity Trust Interests:

                           To the name and address set forth on the registry maintained by the Trustee.

         8.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         8.6 Prevailing Party. If the Trustee or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         8.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         8.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto regarding the subject matter hereof and there are no representations, warranties, covenants or obligations regarding the subject matter hereof except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         8.9 Confidentiality. Each predecessor Trustee and its representatives and the representatives of the Trustee (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trustee reasonably promptly (unless prohibited by law) so that the Trustee may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trustee seeks such an order, the relevant Covered Person will provide cooperation as the Trustee shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trustee waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trustee written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         8.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                   Enron Corp.

                                   By: _________________________________________
                                       Name: Stephen F. Cooper

                                       Title: Acting President, Acting Chief
                                              Executive Officer and
                                              Chief Restructuring Officer

                                   Enron Metals & Commodity Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron North America Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power Marketing, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   PBOG Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Smith Street Land Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Broadband Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services Operations, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Marketing Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Transportation Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   BAM Lease Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ENA Asset Holdings L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Gas Liquids, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global Markets LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Net Works LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Industrial Markets LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Operational Energy Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Engineering & Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Engineering & Operational Services
                                   Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Garden State Paper Company, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Palm Beach Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Tenant Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Information Solutions, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EESO Merchant Investments, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Federal Solutions, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Freight Markets Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Broadband Services, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services North America, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron LNG Marketing LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calypso Pipeline, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global LNG LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Fuel Management Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Natural Gas Marketing Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ENA Upstream Company LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Liquid Fuels, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron LNG Shipping Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Property & Services Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                 Enron Capital & Trade Resources International Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Communications Leasing Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind Systems, LLC, f/k/a
                                       EREC Subsidiary I, LLC and successor to
                                       Enron Wind Systems Inc.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind Constructors LLC, f/k/a
                                       EREC Subsidiary II, LLC and successor to
                                       Enron Wind Constructors Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind Energy Systems LLC, f/k/a
                                       EREC Subsidiary III, LLC and successor to
                                       Enron Wind Energy Systems Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind Maintenance LLC, f/k/a
                                       EREC Subsidiary IV, LLC and successor to
                                       Enron Wind Maintenance Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind LLC, f/k/a
                                       EREC Subsidiary V, LLC and successor to
                                       Enron Wind Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Intratex Gas Company

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Processing Properties, Inc.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                   Enron Methanol Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Ventures Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Mauritius Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron India Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Offshore Power Production C.V.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   The New Energy Trading Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EES Service Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Development LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ZWHC LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Zond Pacific, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Reserve Acquisition Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EPC Estates Services, Inc., f/k/a

                                   National Energy Production Corporation

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power & Industrial Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   NEPCO Power Procurement Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   NEPCO Services International, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   San Juan Gas Company, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EBF LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Zond Minnesota Construction Company LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Fuels International, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   E Power Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS Construction Management Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Management, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Expat Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Artemis Associates, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Clinton Energy Management Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LINGTEC Constructors L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EGS New Ventures Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Louisiana Gas Marketing Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Louisiana Resources Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LGMI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LRCI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Communications Group, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnRock Management, LLC.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECI-Texas, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnRock, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECI-Nevada Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Alligator Alley Pipeline Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Storm Lake I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Merchant Investments Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnronOnLine, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   St. Charles Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calcasieu Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calvert City Power I, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron ACS, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LOA, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron India LLC.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Middle East LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron WarpSpeed Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Modulus Technologies, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Telecommunications, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   DataSystems Group, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Risk Management & Trading Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Omicron Enterprises, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS I, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS II, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS III, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS V, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VI, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS IX, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS X, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XV, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XVII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Jovinole Associates

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Operations Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Green Power Partners I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   TLS Investors, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities Limited Partnership

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities LP Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities GP Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   KUCC Cleburne, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Asset Management Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Holdings XI Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Holding Company L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Management Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Korea Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Caribe VI Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Asia Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Investments XI Ltd.

                                   By: _________________________________________
                                         Name: K. Wade Cline
                                         Title: Authorized Representative

                                   Paulista Electrical Distribution, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Pipeline Construction Services Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Pipeline Services Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Trailblazer Pipeline Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Liquid Services Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Machine and Mechanical Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Commercial Finance Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Permian Gathering Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Transwestern Gathering Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Gathering Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EGP Fuels Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Asset Management Resources, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Holdings I Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron do Brazil Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Storm Lake II LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Renewable Energy Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Acquisition III Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Lake Benton LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Superior Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS IV, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VIII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XIII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Credit Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Richmond Power Enterprise, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Strategic Value Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Funding Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Atlantic Commercial Finance, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   The Protane Corporation

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Asia Pacific/Africa/China LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ET Power 3 LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Nowa Sarzyna Holding B.V.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron South America LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global Power & Pipelines LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Portland General Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Portland Transition Company, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Cabazon Power Partners LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Cabazon Holdings LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Caribbean Basin LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Victory Garden Power Partners I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Oswego Cogen Company, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Equipment & Procurement Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Stephen Forbes Cooper, LLC, as Trustee

                                   By: _________________________________________
                                       Name: ___________________________________
                                       Title:___________________________________

                    FORM OF PREFERRED EQUITY TRUST AGREEMENT











                                       H

                                                                      SCHEDULE H

                        PREFERRED EQUITY TRUST AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                  PAGE
ARTICLE I             ESTABLISHMENT AND PURPOSE OF THE TRUST....................................................    3

         1.1      Purpose of the Trust..........................................................................    3

         1.2      Transfer of Property to Trustee...............................................................    3

         1.3      Relationship to the Plan......................................................................    3

         1.4      Title to Trust Assets.........................................................................    3

         1.5      Rights of Holders of Preferred Equity Trust Interests.........................................    4

         1.6      Ownership and Control of Trust Fund...........................................................    5

         1.7      Funding of the Trust..........................................................................    5

ARTICLE II            PREFERRED EQUITY TRUST INTERESTS..........................................................    5

         2.1      Identification of Holders of Preferred Equity Trust Interests.................................    5

         2.2      Conflicting Claims to Beneficial Interests....................................................    5

         2.3      Non-Transferability of Preferred Equity Trust Interests.......................................    6

ARTICLE III           AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES..........................................    6

         3.1      Periodic Distribution; Withholding............................................................    6

         3.2      Reporting Duties of the Trustee...............................................................    7

         3.3      Termination of Trust..........................................................................    8

         3.4      Continuance of Trust for Winding Up...........................................................    8

         3.5      General Powers of the Trustee.................................................................    8

         3.6      Limitation of Trustee's Authority.............................................................   10

         3.7      Books and Records.............................................................................   10

         3.8      Additional Powers.............................................................................   11

         3.9      Compliance with Laws..........................................................................   11

ARTICLE IV            THE TRUSTEE...............................................................................   11

         4.1      Generally.....................................................................................   11

         4.2      Liability of Trustee and Indemnification......................................................   12

         4.3      Reliance by Trustee...........................................................................   13

         4.4      Investment Powers.............................................................................   13

         4.5      Requirement of Adequate Resources.............................................................   13

         4.6      Expense Reimbursement and Compensation........................................................   13

         4.7      No Bond.......................................................................................   14

ARTICLE V             SUCCESSOR TRUSTEE.........................................................................   14

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                  PAGE
         5.1      Removal.......................................................................................   14

         5.2      Resignation...................................................................................   14

         5.3      Simultaneous Removal and Resignation..........................................................   14

         5.4      Appointment of Successor Trustee..............................................................   14

ARTICLE VI            REPORTS TO BENEFICIARIES..................................................................   15

         6.1      Reports.......................................................................................   15

ARTICLE VII           AMENDMENT AND WAIVER......................................................................   15

         7.1      Amendment and Waiver..........................................................................   15

ARTICLE VIII          MISCELLANEOUS PROVISIONS..................................................................   16

         8.1      Intention of Parties to Establish Trust.......................................................   16

         8.2      Laws as to Construction/Jurisdiction..........................................................   16

         8.3      Severability..................................................................................   16

         8.4      Notices.......................................................................................   16

         8.5      Fiscal Year...................................................................................   17

         8.6      Prevailing Party..............................................................................   17

         8.7      Counterparts..................................................................................   17

         8.8      Entire Agreement..............................................................................   17

         8.9      Confidentiality...............................................................................   17

         8.10     Headings......................................................................................   18

                        PREFERRED EQUITY TRUST AGREEMENT

                  This Trust Agreement (the "Trust Agreement"), dated as of [______________], 2004, by and among Enron Corp. ("Enron"), Enron Metals & Commodity Corp., Enron North America Corp., Enron Power Marketing, Inc., PBOG Corp., Smith Street Land Company, Enron Broadband Services, Inc., Enron Energy Services Operations, Inc., Enron Energy Marketing Corp., Enron Energy Services, Inc., Enron Energy Services, LLC, Enron Transportation Services, LLC, BAM Lease Company, ENA Asset Holdings L.P., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Net Works LLC, Enron Industrial Markets LLC, Operational Energy Corp., Enron Engineering & Construction Company, Enron Engineering & Operational Services Company, Garden State Paper Company, LLC, Palm Beach Development Company, L.L.C., Tenant Services, Inc., Enron Energy Information Solutions, Inc., EESO Merchant Investments, Inc., Enron Federal Solutions, Inc., Enron Freight Markets Corp., Enron Broadband Services, L.P., Enron Energy Services North America, Inc., Enron LNG Marketing LLC, Calypso Pipeline, LLC, Enron Global LNG LLC, Enron International Fuel Management Company, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Liquid Fuels, Inc., Enron LNG Shipping Company, Enron Property & Services Corp., Enron Capital & Trade Resources International Corp., Enron Communications Leasing Corp., Enron Wind Corp., Enron Wind Systems, Inc., Enron Wind Energy Systems Corp., Enron Wind Maintenance Corp., Enron Wind Constructors Corp., EREC Subsidiary I, LLC, EREC Subsidiary II, LLC, EREC Subsidiary III, LLC, EREC Subsidiary IV, LLC, EREC Subsidiary V, LLC, Intratex Gas Company, Enron Processing Properties, Inc., Enron Methanol Company, Enron Ventures Corp., Enron Mauritius Company, Enron India Holdings Ltd., Offshore Power Production C.V., The New Energy Trading Company, EES Service Holdings, Inc., Enron Wind Development LLC, ZWHC LLC, Zond Pacific, LLC, Enron Reserve Acquisition Corp., EPC Estates Services, Inc., f/k/a National Energy Production Corporation, Enron Power & Industrial Construction Company, NEPCO Power Procurement Company, NEPCO Services International, Inc., San Juan Gas Company, Inc., EBF LLC, Zond Minnesota Construction Company LLC, Enron Fuels International, Inc., E Power Holdings Corp., EFS Construction Management Services, Inc., Enron Management, Inc., Enron Expat Services, Inc., Artemis Associates, LLC, Clinton Energy Management Services, Inc., LINGTEC Constructors L.P., EGS New Ventures Corp., Louisiana Gas Marketing Company, Louisiana Resources Company, LGMI, Inc., LRCI, Inc., Enron Communications Group, Inc., EnRock Management, LLC, ECI-Texas, L.P., EnRock, L.P., ECI-Nevada Corp., Enron Alligator Alley Pipeline Company, Enron Wind Storm Lake I LLC, ECT Merchant Investments Corp., EnronOnLine, LLC, St. Charles Development Company, L.L.C., Calcasieu Development Company, L.L.C., Calvert City Power I, L.L.C., Enron ACS, Inc., LOA, Inc., Enron India LLC, Enron International Inc., Enron International Holdings Corp., Enron Middle East LLC, Enron WarpSpeed Services, Inc., Modulus Technologies, Inc., Enron Telecommunications, Inc., DataSystems Group, Inc. Risk Management & Trading Corp., Omicron Enterprises, Inc., EFS I, Inc., EFS II, Inc., EFS III, Inc., EFS V, Inc., EFS VI, L.P., EFS VII, Inc., EFS IX, Inc., EFS X, Inc., EFS XI, Inc., EFS XII, Inc., EFS XV, Inc., EFS XVII, Inc., Jovinole Associates, EFS Holdings, Inc., Enron Operations Services, LLC, Green Power Partners I LLC, TLS Investors, L.L.C., ECT Securities Limited Partnership, ECT Securities LP Corp., ECT Securities GP Corp., KUCC Cleburne, LLC, Enron International Asset Management Corp., Enron Brazil Power Holdings XI Ltd., Enron Holding Company L.L.C., Enron Development Management Ltd., Enron International Korea Holdings Corp., Enron Caribe VI Holdings Ltd., Enron International Asia Corp., Enron Brazil Power Investments XI Ltd., Paulista Electrical

Distribution, L.L.C., Enron Pipeline Construction Services Company, Enron Pipeline Services Company, Enron Trailblazer Pipeline Company, Enron Liquid Services Corp., Enron Machine and Mechanical Services, Inc., Enron Commercial Finance Ltd., Enron Permian Gathering Inc., Transwestern Gathering Company, Enron Gathering Company, EGP Fuels Company, Enron Asset Management Resources, Inc., Enron Brazil Power Holdings I Ltd., Enron do Brazil Holdings Ltd., Enron Wind Storm Lake II LLC, Enron Renewable Energy Corp., Enron Acquisition III Corp., Enron Wind Lake Benton LLC, Superior Construction Company, EFS IV, Inc., EFS VIII, Inc., EFS XIII, Inc., Enron Credit Inc., Enron Power Corp., Richmond Power Enterprise, L.P., ECT Strategic Value Corp., Enron Development Funding Ltd., Atlantic Commercial Finance, Inc., The Protane Corporation, Enron Asia Pacific/Africa/China LLC, Enron Development Corp., ET Power 3 LLC, Nowa Sarzyna Holding B.V., Enron South America LLC, Enron Global Power & Pipelines LLC, Portland General Holdings, Inc., Portland Transition Company, Inc., Cabazon Power Partners LLC, Cabazon Holdings LLC, Enron Caribbean Basin LLC, Victory Garden Power Partners I LLC, Oswego Cogen Company, LLC and Enron Equipment & Procurement Company (collectively with Enron, as Debtors under the Plan (hereinafter defined), and, as applicable, the Reorganized Debtors under the Plan, the "Debtors") and Stephen Forbes Cooper, LLC as trustee (together with any successor trustee, the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Debtors' [FIFTH] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, including, without limitation, the Plan Supplement and the exhibits and schedules thereto, dated ________________, 2004 (as the same has been or may be amended, the "Plan") filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), provides for the establishment of the Preferred Equity Trust (as defined in the Plan) evidenced hereby (the "Trust") in accordance with the Plan.

                  WHEREAS, the Trust is created pursuant to, and to effectuate, the Plan, and except with respect to the terms defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan;

                  WHEREAS, the Trust is created on behalf of, and for the sole benefit of, the holders of Allowed Enron Preferred Equity Interests in Class 383 (collectively, the "Beneficiaries");

                  WHEREAS, the Plan provides that on the Effective Date the Enron Preferred Equity Interests are to be canceled and the Debtors shall issue the Exchanged Enron Preferred Stock (each class of which shall replace the corresponding canceled Enron Preferred Equity Interests with the same relative rights and priorities) to the Trust, to be held for the benefit of the Beneficiaries, and such Persons shall receive beneficial Preferred Equity Trust Interests, in the classes and in an aggregate number equal to the outstanding shares of Exchanged Enron Preferred Stock, which shall be allocated pro rata among the holders of the respective classes of the Allowed Enron Preferred Equity Interests in Class 383;

                  WHEREAS, the Exchanged Enron Preferred Stock and any distributions to the Trust of Plan Currency and Trust Interests to be made under the Plan with respect to the Exchanged Enron Preferred Stock (such Plan Currency and Trust Interests referred to herein as the "Preferred Proceeds") and any Cash amounts contributed to the Trust to pay for Trust expenses shall collectively be referred to as the "Trust Assets" for the purposes of this Trust Agreement; and

                  WHEREAS, the Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtors and the Trustee agree as follows:

                                    ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE TRUST

         1.1 Purpose of the Trust. The Trust is established for the sole purpose of holding the Exchanged Enron Preferred Stock and distributing the Preferred Proceeds, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. Accordingly, the Trustee shall, and hereby represents that it shall, in an expeditious but orderly manner, make timely distributions of the Preferred Proceeds and not unduly prolong the duration of the Trust. Nothing in this Section 1.1 shall be deemed to permit the Trustee to sell, liquidate, distribute or otherwise transfer the Exchanged Enron Preferred Stock.

         1.2 Transfer of Property to Trustee. Pursuant to the Plan, the Debtors and the Trustee hereby establish the Trust on behalf of the holders of Allowed Enron Preferred Equity Interests (whether or not Allowed on or after the Effective Date), and on the Effective Date, Enron shall issue and deliver to the Trust, all of the Exchanged Enron Preferred Stock, free and clear of any Lien, Claim, Equity Interest, encumbrance or other interest in such property of any other Person or entity except as provided in the Plan. The Trustee agrees to accept and hold the Trust Assets in trust for the holders of the Preferred Equity Trust Interests, subject to the terms of this Trust Agreement.

         1.3 Relationship to the Plan. The principal purpose of this Trust Agreement is to aid in the implementation of the Plan and therefore this Trust Agreement incorporates the provisions of the Plan and the Confirmation Order (which may amend or supplement the Plan). To that end, the Trustee shall have full power and authority to take any action consistent with the purpose and provisions of the Plan, the Confirmation Order and this Trust Agreement. Additionally, the Trustee may seek any orders from the Bankruptcy Court, upon notice and an opportunity for a hearing in furtherance of implementation of the Plan, the Confirmation Order and this Trust Agreement. To the extent that there is conflict between the provisions of this Trust Agreement, the provisions of the Plan, or the Confirmation Order, each document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Trust Agreement.

         1.4      Title to Trust Assets.

                  (a) The transfer of the Trust Assets to the Trust shall be made by the Debtors for the benefit and on behalf of the holders of Allowed Enron Preferred Equity Interests (whether or not Allowed on or after the Effective Date). Upon the issuance of the Exchanged Enron Preferred Stock, the Trustee shall have all right, title and interest in the Exchanged Enron Preferred Stock.

                  (b) For all federal income taxes purposes (e.g. IRC Sections 61(a)(12), 483, 1001, 1012 and 1274), all parties (including, without limitation, the Debtors, the Trustee, and the holders of the Preferred Equity Trust Interests) shall treat the issuance of the Exchanged Enron Preferred Stock to the Trust in accordance with the terms of the Plan as an issuance to holders of Allowed Enron Preferred Equity Interests in Class 383 followed by a transfer by such holders to the Trust and the holders of Preferred Equity Trust Interests shall be treated as the grantors and owners thereof.

                  (c) As of the date hereof, the Debtors hereby transfer, assign and deliver to the Trustee all of their right, title and interest in and to any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Trust Assets (collectively, "Privileges"), which shall vest in the Trustee and its representatives.

                  (d) On or after the date hereof, the Debtors shall (i) deliver or cause to be delivered to the Trustee any and all documents in connection with the Trust Assets (including those maintained in electronic format and original documents) whether held by the Debtors and each of their respective employees, agents, advisors, attorneys, accountants or any other professionals hired by the Debtors, and (ii) provide access to such employees of the Debtors and each of their respective agents, advisors, attorneys, accountants or any other professionals hired by the Debtors with knowledge of matters relevant to the Trust Assets. Upon the reasonable request of the Trustee, the Debtors shall provide the Trustee with a list of all documents in connection with the Trust Assets known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals. Such list shall contain a description of each document, to the extent feasible, as well as the name of the Entity or Person holding such document.

                  (e) At any time and from time to time on and after the date hereof, the Debtors agree (i) at the reasonable request of the Trustee to execute or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and (ii) to take, or cause to be taken, all such further actions as the Trustee may reasonably request in order to evidence or effectuate the transfer of the Trust Assets and the Privileges to the Trust and the consummation of the transactions contemplated hereby, by the Plan and by the Confirmation Order and to otherwise carry out the intent of the parties hereunder and under the Plan and the Confirmation Order.

         1.5 Rights of Holders of Preferred Equity Trust Interests. The holders of the Preferred Equity Trust Interests shall be the beneficial owners of the Trust created by this Trust Agreement and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein. Each holder of Preferred Equity Trust Interests shall be entitled to participation in the rights and benefits due to a beneficiary according to his or her Preferred Equity Trust Interests, and each holder of Preferred Equity Trust Interests shall take and hold his or her Preferred Equity Trust Interests subject to all of the terms and provisions of this Trust Agreement, the Plan and the Confirmation Order.

         1.6 Ownership and Control of Trust Fund. Except as is hereinafter expressly provided, no holder of Preferred Equity Trust Interests shall have any title or right to, or possession, management or control of the Trust Assets, or any right to call for a partition, division or accounting of the Trust Assets, and no widower, widow, heir or devisee of any individual who may be a holder of Preferred Equity Trust Interests, or bankruptcy trustee, receiver or similar person of any holder of Preferred Equity Trust Interests shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Trust Assets, but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the holders of Preferred Equity Trust Interests shall be the rights and benefits given to such persons under this Trust Agreement.

         1.7 Funding of the Trust. On the date hereof, ENE shall transfer [$___________] (the "Trust Funds") to the Trust free and clear of any and all Liens, Claims, encumbrances or interests of any kind in such property of any other Person, to fund the operations of the Trust. To the extent that the Trust Funds and other Cash and Cash Equivalents of the Trust are insufficient to satisfy expenses incurred by the Trust, the Trustee may request that the Debtors advance sufficient funds to the Trust to satisfy such expenses, which decision to provide such funds shall be in the sole discretion of the Debtors.

                                   ARTICLE II

                        PREFERRED EQUITY TRUST INTERESTS

         2.1 Identification of Holders of Preferred Equity Trust Interests. The record holders of Preferred Equity Trust Interests shall be recorded and set forth in a register maintained by the Trustee expressly for such purpose. The initial list of record holders of, and the allocation of the various classes of, Preferred Equity Trust Interests, as described below, shall be based on, and correspond to, the list of holders of the various classes of Allowed Enron Preferred Equity Interests in Class 383 as maintained by the Reorganized Debtor Plan Administrator pursuant to Section 18.1 of the Plan. All references in this Trust Agreement to holders shall be read to mean holders of record as set forth in the official register maintained by the Trustee and shall not mean any beneficial owner not recorded on such official register. Unless expressly provided herein, the Trustee may establish a record date, which he deems practicable for determining the holders for a particular purpose. Notwithstanding anything contained herein to the contrary, there shall be separate classes of Preferred Equity Trust Interests that (a) separately reflect the distributions and other economic entitlements and (b) maintain the following order of priority with respect to the separate classes of Exchanged Preferred Equity Interests contributed: (1) Series 1 Exchanged Preferred Stock and Series 2 Exchanged Preferred Stock on a pari passu per share basis; (2) then Series 3 Exchanged Preferred Stock; and (3) then Series 4 Exchanged Preferred Stock so that (a) the Series 1 Preferred Equity Trust Interests separately reflect the distributions and other economic entitlements of the Series 1 Exchanged Preferred Stock; (b) the Series 2 Preferred

Equity Trust Interests separately reflect the distributions and other economic entitlements of the Series 2 Exchanged Preferred Stock; (c) the Series 3 Preferred Equity Trust Interests separately reflect the distributions and other economic entitlements of the Series 3 Exchanged Preferred Stock; (d) the Series 4 Preferred Equity Trust Interests separately reflect the distributions and other economic entitlements of the Series 4 Exchanged Preferred Stock.

         2.2 Conflicting Claims to Beneficial Interests. If any conflicting claims or demands are made or asserted with respect to the ownership or control of the Preferred Equity Trust Interests of any holder thereof, or if there is any disagreement among persons claiming to be permitted successors of any Preferred Equity Trust Interests resulting in adverse claims or demands being made in connection with such Preferred Equity Trust Interests (an "Ownership Dispute"), then, in any of such events, the Trustee shall be entitled to refuse to comply with any demand or direction made by any party to such Ownership Dispute. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Preferred Equity Trust Interests relating to the Ownership Dispute, or any part thereof, and to refer such Ownership Dispute to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such Ownership Dispute. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any demand or direction made by them, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

         2.3 Non-Transferability of Preferred Equity Trust Interests. The Preferred Equity Trust Interests shall not be certificated and shall not be transferable, assignable, pledged or hypothecated, in whole or in part, except with respect to a transfer by will or under the laws of descent and distribution. Any such transfer, however, shall not be effective until and unless the Trustee receives written notice of such transfer and has been provided with evidence satisfactory to it of the legal right of such transferee to such Preferred Equity Trust Interest.

                                   ARTICLE III

                AUTHORITY, LIMITATIONS, DISTRIBUTIONS AND DUTIES

         3.1 (a) Periodic Distribution; Withholding. The Trustee shall distribute at least annually to the holders of Preferred Equity Trust Interests all Preferred Proceeds; provided however, that prior to making any distribution to holders of Preferred Equity Trust Interests, the Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including the reasonable fees, costs and expenses of the Trustee and all professionals it retains and any taxes imposed on the Trust or in respect of the Trust Assets), and (iii) to satisfy other liabilities incurred or assumed by the Trust (or to which the Trust Assets are otherwise subject) in accordance with the Plan or this Trust Agreement. All such distributions shall be pro rata based on the number of Preferred Equity Trust Interests held by a holder compared with the aggregate number of Preferred Equity Trust Interests outstanding, subject to the terms of the Plan and this Trust Agreement. The Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement. Notwithstanding the foregoing, any distributions to be made on account of the separate classes of Preferred Equity Trust Interests shall be made in the following order of priority with respect to the separate classes of Exchanged Preferred Equity Interests contributed: (1) Series 1 Exchange Preferred Stock and Series 2 Exchange Preferred Stock on a pari passu basis; (2) then Series 3 Exchange Preferred Stock; and (3) then Series 4 Exchange Preferred Stock. Notwithstanding the forgoing, in no event shall any holder of Preferred Equity Trust Interests receive a distribution of Exchanged Enron Preferred Stock.

                  (b) Manner of Payment or Distribution. All distributions made by the Trustee to holders of Preferred Equity Trust Interests shall be payable to the holders of the Preferred Equity Trust Interests of record as of the fifteenth (15th) day prior to the date scheduled for the distribution, unless such day is not a Business Day, in which case such day shall be the following Business Day. If the distribution shall be in Cash the Trustee shall distribute such Cash by wire, check or such other method as the Trustee deems appropriate under the circumstances.

                  (c) Delivery of Trust Distributions. All distributions under this Trust Agreement to any holder of Preferred Equity Trust Interests shall be made at the address of such holder as set forth in the register or at such other address as such holder of Preferred Equity Trust Interests shall have specified for payment purposes in a written notice to the Trustee at least twenty (20) days prior to such distribution date. In the event that any distribution to any holder is returned as undeliverable, the Trustee shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Trustee has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Trustee shall reallocate all undeliverable and unclaimed distributions for the benefit of all other Beneficiaries.

         3.2      Reporting Duties of the Trustee.

                  (a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall file returns for the Trust as a grantor trust (consisting of separate shares for each class of Exchanged Enron Preferred Stock owned by the Trust) pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with Section 27.7(a) of the Plan. The Trustee shall also annually send to each record holder of Preferred Equity Trust Interests a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the holders of Preferred Equity Trust Interests with instructions to report such items on their federal income tax returns.

                  (b) Allocations of Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Preferred Equity Trust Interests (treating any holder of a Disputed Equity Interest, for this purpose, as a current holder of a Preferred Equity Trust Interest entitled to distributions), taking into account all prior and concurrent distributions from the Trust (including all distributions held in escrow pending the resolution of Ownership Disputes and Disputed Claims). Similarly, taxable loss of the Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Trust Assets. The tax book value of the Trust Assets for this purpose shall equal their fair market value on the date the Trust was created or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

                  (c) The Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Trust that are required by any governmental unit.

         3.3 Termination of Trust. The Trust shall terminate on the earlier of: (i) thirty (30) days after the final distribution of all of the Preferred Proceeds in accordance with the terms of this Trust Agreement, the Plan and the Confirmation Order and the cancellation of the Exchanged Enron Preferred Stock and (ii) the third (3rd) anniversary of the Confirmation Date; provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest on notice with an opportunity for a hearing, may extend the maximum term of the Trust set forth in this clause (ii) if it is necessary to the liquidation of the assets of the Trust. Notwithstanding the foregoing, multiple extensions of the maximum term of the trust set forth in clause (ii) of this Section can be obtained so long as Bankruptcy Court approval is obtained (in accordance with the procedures set forth in the preceding sentence) at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date. In any event, upon the termination of the Trust all of the Exchanged Enron Preferred Stock shall be canceled and otherwise void.

         3.4 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. At such time, to the extent that any funds remain in the Trust that were provided to the Trustee by the Debtors to cover trust expenses, such funds shall be transferred to the Reorganized Debtor Plan Administrator for the purpose of distributing such funds to the Debtors in accordance with the Plan. Upon distribution of all Trust Assets, which shall not include a distribution of the Exchanged Enron Preferred Stock to the holders of Preferred Equity Trust Interests, the Trustee shall retain the books, beneficiary lists, registers, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all of such records and documents may be destroyed in accordance with Section 3.7. Except as otherwise specifically provided herein, upon the distribution of all Trust Assets, the Trustee shall have no further duties or obligations hereunder except the obligations under
Section 3.7 hereof.

         3.5 General Powers of the Trustee. In connection with the administration of the Trust, except as set forth in this Trust Agreement, the Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the Trust. Without limiting, but subject to, the foregoing and to Section 3.6 hereof, the Trustee shall be expressly authorized to:

                  (a) hold legal title to any and all rights of the holders of the Preferred Equity Trust Interests in or arising from the Trust Assets, including, but not limited to, voting the Exchanged Enron Preferred Stock (subject to Section 3.10), collecting any and all money and other property belonging to the Trust, and voting any claim or interest in a case under the Bankruptcy Code and receiving any distribution therein;

                  (b) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

                  (c) protect and enforce the rights to the Trust Assets by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

                  (d) compromise, adjust, arbitrate, sue on or defend, pursue, prosecute abandon, or otherwise deal with and settle any cause of action or Ownership Dispute in favor of or against the Trust as the Trustee shall deem advisable;

                  (e) determine and satisfy any and all liabilities created, incurred or assumed by the Trust;

                  (f) file, if necessary, any and all tax and information returns with respect to the Trust and pay taxes properly payable by the Trust, if any;

                  (g) execute offsets against claims as provided for in the Plan;

                  (h) assert or waive any Privileges or defense on behalf of the Trust;

                  (i) pay all expenses and make all other payments relating to the Trust Assets;

                  (j) retain and pay such independent law firms as counsel to the Trust as the Trustee may select to aid in the prosecution of any claims that constitute the Trust Assets, and to perform such other functions as may be appropriate. The Trustee may commit the Trust to and shall pay such independent law firms reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. The Trustee may retain counsel on a nunc pro tunc basis, to a date prior to the Effective Date. A law firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (k) retain and pay an independent public accounting firm to perform such reviews and/or audits of the financial books and records of the Trust as may be appropriate and to prepare and file any tax returns or informational returns for the Trust as may be required. The Trustee may retain an independent accounting firm on a nunc pro tunc basis, to a date prior to the Effective Date. The Trustee may commit the Trust to and shall pay such independent public accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred. An independent public accounting firm shall not be disqualified from serving as independent counsel to the Trust solely because of its prior retention by the Debtors, the Creditors' Committee, or a member of the Creditors' Committee;

                  (l) retain and pay such third parties as the Trustee may deem necessary or appropriate to assist the Trustee in carrying out its powers and duties under this Trust Agreement. The Trustee may commit the Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Trust to indemnify any such parties in connection with the performance of services, on a nunc pro tunc basis, to a date prior to the Effective Date;

                  (m) invest any moneys held as part of the Trust in accordance with the terms of Section 4.4 hereof, limited, however, to such investments that are consistent with the Trust's status as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684;

                  (n) request any appropriate tax determination with respect to the Trust, including, without limitation, a determination pursuant to section 505 of the Bankruptcy Code;

                  (o) establish and maintain a web site for the purpose of providing notice of Trust activities in lieu of sending written notice to holders of Preferred Equity Trust Interests, subject to providing notice to those holders referred to in Section 7.4 hereof;

                  (p) seek the examination of any entity under, and subject to, the provisions of Bankruptcy Rule 2004; and

                  (q) take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, and maximization of the Trust Assets consistent with the purposes hereof.

         3.6      Limitation of Trustee's Authority.

                  (a) Notwithstanding anything herein to the contrary, the Trustee shall not and shall not be authorized to engage in any trade or business or sell, liquidate or otherwise transfer any Trust Assets, other than to distribute Preferred Proceeds and perform such other activities pursuant to this Trust Agreement. Notwithstanding any other authority granted by Sections 3.1,
3.5 and 4.4 hereof, the Trustee is not authorized to engage in any investments or activities inconsistent with the treatment of the Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

                  (b) The Trustee shall be restricted to receiving the Exchanged Enron Preferred Stock, administering the Exchanged Enron Preferred Stock as provided in Section 1.2, receiving the Preferred Proceeds, and investing and reinvesting the Preferred Proceeds subject to the limitations provided in Section 4.4, collecting income from the Trust Assets, and effecting the distributions specified in Section 3.1 and specified elsewhere in this Trust Agreement for the purposes of carrying out the terms of this Trust Agreement.

                  (c) Neither the Trustee nor any of its agents shall sell, distribute or otherwise transfer the Exchanged Enron Preferred Stock.

         3.7      Books and Records.

                  (a) The Trustee shall maintain in respect of the Trust and the holders of Preferred Equity Trust Interests books and records relating to the Trust Assets and income of the Trust and the payment of expenses of, and liabilities of claims against or assumed by, the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Trust. Nothing in this Trust Agreement requires the Trustee to file any accounting with respect to the administration of the Trust, or as a condition for managing any payment or distribution out of the Trust Assets. Holders of the Preferred Equity Trust Interests shall have the right upon five
(5) Business Days' prior written notice delivered to the Trustee to inspect such books and records (including financial statements), provided that the Trustee, in a reasonable effort to preserve Privileges or confidential information or protect litigation or other strategies, may require such holder or such holder's authorized representatives to enter into a confidentiality agreement satisfactory in form and substance to the Trustee. Any books and records determined by the Trustee, in its sole discretion, not to be reasonably necessary for administering the Trust or for the Trustee's compliance with the provisions of this Trust Agreement may, to the extent not prohibited by applicable law or order, be destroyed.

                  (b) Nothing contained in this Trust Agreement shall preclude the Trustee from seeking a judicial settlement of its accounts.

         3.8 Additional Powers. Except as otherwise set forth in this Trust Agreement or in the Plan, and subject to the Treasury Regulations governing Trusts and the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Assets and over the protection, conservation and disposition thereof. No Person dealing with the Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation or disposition of the Trust Assets.

         3.9 Compliance with Laws. Any and all distributions of Preferred Proceeds shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

         3.10 Voting of Shares. The Trustee shall vote the shares of the Exchanged Enron Preferred Stock, (i) with regard to the removal of any director of Enron, only as unanimously recommended by the other directors of Enron, and
(ii) with regard to all other matters, only as recommended by the Board of Directors of Enron in a resolution passed in accordance with Enron's bylaws. No holder of Preferred Equity Trust Interests shall be entitled to exercise any voting rights associated with the Enron Exchanged Preferred Stock whatsoever (whether related to the election of board members or otherwise), and all such rights shall be vested in the Trustee. Notwithstanding anything to the contrary, the provisions set forth in this Section 3.10 are irrevocable and may not be modified, amended, or revoked by any holder of Preferred Equity Trust Interests or any other Person.

                                   ARTICLE IV

                                   THE TRUSTEE

         4.1 Generally. The Trustee's powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of this Trust and the Plan, except that the Trustee may deal with the Trust Assets consisting solely of cash for its own account as permitted by Section 4.6 hereof.

         4.2      Liability of Trustee and Indemnification.

                  (a) Indemnification of Trustee. To the fullest extent provided by applicable law, the Trustee shall be indemnified by and receive reimbursement from the Trust against and from any and all loss, liability, damage or reasonable and documented out-of-pocket expense that the Trustee may incur or sustain in the good faith exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of the law. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

                  (b) Indemnification for Taxes. To the fullest extent provided by applicable law, the Trust shall indemnify the Trustee against and hold the Trustee harmless from any and all liability for taxes assessable against the Trust that have been assessed against the Trustee personally for the Trust taxable year to which the return or audit or proceeding relates and for all losses, costs, and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal and accounting fees and expenses) incurred by the Trustee in defending against any assessment of taxes for such year, except for that which results from its own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law. The Trust's obligations pursuant to this Section shall survive until the expiry of the applicable statute of limitations. Nothing in this Section shall limit the Trustee's entitlement to the benefit of the Trust Agreement's general reliance, standard of care, exculpation, and indemnification provisions with respect to taxes. All losses, claims, costs, reasonable and documented out-of-pocket expenses and liabilities (including reasonable legal and accounting fees and documented and out-of-pocket expenses) to be paid to the Trustee under this Section shall be paid in accordance with, and subject to the limitations set forth in, subsection (a) of this Section 4.2.

                  (c) Liability to Third Persons. The Debtors shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the

Trust or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust or the affairs of this Trust, for actions or omissions taken or made in good faith, and without such Person's own recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law; and except as otherwise provided in this Trust Agreement, all such Persons shall look solely to the Trust Assets consisting solely of Cash or Cash Equivalents for satisfaction of claims of any nature arising in connection with affairs of the Trust.

                  (d) Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to Trust Assets or as to any other fact bearing upon the prior administration of the Trust, unless the successor Trustee believes such accounting, statement or representation to be untrue. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

                  (e) Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of the Debtors, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

         4.3      Reliance by Trustee. Except as otherwise provided in Section
4.2 hereof:

                  (a) the Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

                  (b) Persons dealing with the Trustee shall look only to the Trust Assets consisting solely of Cash or Cash Equivalents to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Trust Agreement, and the Trustee shall have no personal obligation to satisfy any such liability. Nothing in this subsection (b) of Section 4.3 shall be deemed to permit the use of the Exchanged Enron Preferred Stock to satisfy such liabilities.

         4.4 Investment Powers. The right and power of the Trustee to invest Trust Assets, the proceeds thereof, or any income earned by the Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 3.1) in Cash Equivalents; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise and provided, further, that, under no circumstances shall the

Trust segregate the Trust Assets on the basis of classification of the holders of Preferred Equity Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan or with respect to the separate classes of interests in the Trust referred to in Section 2.1.

         4.5 Requirement of Adequate Resources. Notwithstanding any other provision of this Trust Agreement the Trustee shall not be required to take any action or enter into or maintain any claim, demand, action or proceeding relating to the Trust unless the Trustee shall have sufficient funds on hand for that purpose.

         4.6      Expense Reimbursement and Compensation.

                  (a) The Trustee may retain as much or all of the Trust Assets consisting solely of Cash or Cash Equivalents including, without limitation, Preferred Proceeds that would otherwise be payable to holders of Preferred Equity Trust Interests pursuant to Section 3.1, as a reserve for the payment of reasonable and documented out-of-pocket expenses (except those resulting from its own gross negligence, recklessness, willful misconduct, breach of fiduciary duty or knowing violation of law) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, reasonable and documented out-of-pocket legal and accounting expenses, reasonable expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and reasonable documented and out-of-pocket expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust Assets.

         4.7 No Bond. Neither the Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a court of competent jurisdiction, and, if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed pursuant to Section 4.6 hereof.

                                    ARTICLE V

                                SUCCESSOR TRUSTEE

         5.1 Removal. The Trustee may be removed by the Bankruptcy Court. Such removal shall become effective on the date such action is taken by the Bankruptcy Court.

         5.2 Resignation. The Trustee may resign by giving not less than ninety (90) days' prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of: (i) the day specified in such notice; or (ii) the appointment of a successor by the Bankruptcy Court and the acceptance by such successor of such appointment.

         5.3 Simultaneous Removal and Resignation. To the extent that the Trustee is removed pursuant to the terms specified in Section 5.1 above (a "Removal") or the Trustee resigns pursuant to the terms specified in Section 5.2 above (a "Resignation"), and the Trustee is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Reorganized Debtor Plan Administrator, Disbursing Agent or as trustee of any other trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Responsibility" and collectively, the "Responsibilities"), the Trustee shall be deemed to be terminated (for all purposes and without any further action) from each of its other Responsibilities upon its Removal or Resignation.

         5.4 Appointment of Successor Trustee. In the event of the death (in the case of a Trustee that is a natural person), dissolution (in the case of a Trustee that is not a natural person), resignation pursuant to Section 5.2 hereof, incompetency, or removal of the Trustee pursuant to Section 5.1 hereof, a successor trustee shall be appointed by Enron with the approval of the Bankruptcy Court upon entry of an order after an opportunity for hearing. Such appointment shall specify the date on which such appointment shall be effective. Every successor Trustee appointed hereunder shall execute, acknowledge, and deliver to the Bankruptcy Court and to the retiring Trustee an instrument accepting the appointment under this Trust Agreement and agreeing to be bound thereto, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all rights, powers, trusts, and duties of the retiring Trustee; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustee.

                                   ARTICLE VI

                            REPORTS TO BENEFICIARIES

         6.1 Reports. As soon as practicable, the Trustee shall post on a website to which the Beneficiaries have access, and, while the Debtors' bankruptcy cases remain open, file with the Bankruptcy Court, reports setting forth in reasonable detail any material event or change that occurs with respect to the Trust, which, to the knowledge of the Trustee, affects the Beneficiaries hereunder, which reports shall not be required to be audited or in compliance with generally accepted accounting principles.

                                   ARTICLE VII

                              AMENDMENT AND WAIVER

         7.1 Amendment and Waiver. Any substantive provision of this Trust Agreement may be amended or waived by the Trustee, upon notice to those holders referred to in Section 8.4 hereof, with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing; provided, however, technical amendments to this Trust Agreement may be made, as necessary to clarify this Trust Agreement or enable the Trustee to effectuate the terms of this Trust Agreement, by the Trustee without Bankruptcy Court approval and without notice to the Beneficiaries so long as notice has been filed with the Bankruptcy Court with such technical amendment attached thereto. Notwithstanding this Section 7.1, any waiver or amendments to this Trust Agreement shall not: (i) be inconsistent with the purpose and intention of the Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d); (ii) permit any distribution or other transfer by the Trust of the Exchanged Enron Preferred Stock; (iii) permit any transfer of the Preferred Equity Trust

Interests other than in accordance with Section 2.3 hereof; or (iv) permit any amendment or waiver of this Section 7.1. Additionally, no change may be made to this Trust Agreement that would be inconsistent with the purpose and intention of the Trust as specified herein and in the Plan, adversely affect the distributions to be made under this Trust Agreement to any of the Beneficiaries, adversely affect the U.S. Federal income tax status of the Trust as a "liquidating trust" or adversely affect the rights of the Creditors' Committee or the ENA Examiner under the Plan or this Trust Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended to comply with such federal income tax laws, which amendments may apply retroactively.

         8.2 Laws as to Construction/Jurisdiction. This Trust Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the members of the Creditors' Committee, hereby consent to and submit to the exclusive jurisdiction and venue of the Bankruptcy Court.

         8.3 Severability. If any provision of this Trust Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

         8.4 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if personally delivered or sent by mail, postage prepaid, or by telecopy addressed to the person for whom such notice is intended as follows (or such other address as may be designated by notice given in accordance with this Section):

                  If to the Trustee: Stephen Forbes Cooper, LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749
                                     Attn: Stephen F. Cooper

                  with copies to:    Kroll Zolfo Cooper LLC
                                     900 Third Avenue
                                     New York, New York 10022
                                     Telephone: (212) 213-5555
                                     Telecopier: (212) 213-1749

                  If to the Debtors: c/o Enron Corp.
                                     1221 Lamar, Suite 1600
                                     Houston, Texas 77010-1221
                                     Attn: Reorganized Debtor Plan Administrator
                                     Telephone: (713)______________________
                                     Telecopier: (713)______________________

                  If to a holder of Preferred Equity Trust Interests:

                           To the name and address set forth on the registry maintained by the Trustee.

         8.5 Fiscal Year. The fiscal year of the Trust will begin on the first day of January and end on the last day of December of each year.

         8.6 Prevailing Party. If the Trustee or the Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Trust Agreement or the enforcement thereof, the Trustee or the Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys' fees, from the non-prevailing party incurred in connection with such dispute or enforcement action. To the extent that the Trust has advanced such amounts, the Trust may recover such amounts from the non-prevailing party.

         8.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

         8.8 Entire Agreement. This Trust Agreement (including the recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto regarding the subject matter hereof and there are no representations, warranties, covenants or obligations regarding the subject matter hereof except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

         8.9 Confidentiality. Each predecessor Trustee and its representatives and the representatives of the Trustee (each a "Covered Person") shall, during the period that they serve in such capacity under this Trust Agreement and following either the termination of this Trust Agreement or such Covered Person's removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the Trust Assets relates or of which it has become aware in its capacity (the "Information"), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify the Trustee reasonably promptly (unless prohibited by law) so that the Trustee may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if the Trustee seeks such an order, the relevant Covered Person will provide cooperation as the Trustee shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Trustee waives compliance with the terms of this Section and that any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give the Trustee written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         8.10 Headings. The section headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

                  IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

                                   Enron Corp.

                                   By: _________________________________________
                                       Name:  Stephen F. Cooper
                                       Title: Acting President,
                                   Acting Chief Executive Officer and
                                   Chief Restructuring Officer

                                   Enron Metals & Commodity Corp.

                                   By: _________________________________________
                                       Name:  K. Wade Cline
                                       Title: Authorized Representative

                                   Enron North America Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power Marketing, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   PBOG Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Smith Street Land Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Broadband Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services Operations, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Marketing Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Transportation Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   BAM Lease Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ENA Asset Holdings L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Gas Liquids, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global Markets LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Net Works LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Industrial Markets LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Operational Energy Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Engineering & Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Engineering & Operational Services
                                   Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Garden State Paper Company, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Palm Beach Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Tenant Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Information Solutions, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EESO Merchant Investments, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Federal Solutions, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Freight Markets Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Broadband Services, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Energy Services North America, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron LNG Marketing LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calypso Pipeline, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global LNG LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Fuel Management Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Natural Gas Marketing Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ENA Upstream Company LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Liquid Fuels, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron LNG Shipping Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Property & Services Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Capital & Trade Resources International Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Communications Leasing Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Systems, LLC, f/k/a
                                        EREC Subsidiary I, LLC and successor to
                                        Enron Wind Systems Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Constructors LLC, f/k/a
                                        EREC Subsidiary II, LLC and successor to
                                        Enron Wind Constructors Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                 Enron Wind Energy Systems LLC, f/k/a
                                      EREC Subsidiary III, LLC and successor to
                                      Enron Wind Energy Systems Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind Maintenance LLC, f/k/a
                                      EREC Subsidiary IV, LLC and successor to
                                      Enron Wind Maintenance Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Wind LLC, f/k/a
                                      EREC Subsidiary V, LLC and successor to
                                      Enron Wind Corp.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Intratex Gas Company

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                 Enron Processing Properties, Inc.

                                 By: _________________________________________
                                     Name: K. Wade Cline
                                     Title: Authorized Representative

                                   Enron Methanol Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Ventures Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Mauritius Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron India Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Offshore Power Production C.V.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   The New Energy Trading Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EES Service Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Development LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ZWHC LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Zond Pacific, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Reserve Acquisition Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EPC Estates Services, Inc., f/k/a

                                   National Energy Production Corporation

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power & Industrial Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   NEPCO Power Procurement Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   NEPCO Services International, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   San Juan Gas Company, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EBF LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Zond Minnesota Construction Company LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Fuels International, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   E Power Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS Construction Management Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Management, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Expat Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Artemis Associates, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Clinton Energy Management Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LINGTEC Constructors L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EGS New Ventures Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Louisiana Gas Marketing Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Louisiana Resources Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LGMI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LRCI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Communications Group, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnRock Management, LLC.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECI-Texas, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnRock, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECI-Nevada Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Alligator Alley Pipeline Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Storm Lake I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Merchant Investments Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EnronOnLine, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   St. Charles Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calcasieu Development Company, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Calvert City Power I, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron ACS, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   LOA, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron India LLC.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Middle East LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron WarpSpeed Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Modulus Technologies, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Telecommunications, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   DataSystems Group, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Risk Management & Trading Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Omicron Enterprises, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS I, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS II, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS III, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS V, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VI, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS IX, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS X, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XI, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XV, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XVII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Jovinole Associates

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Operations Services, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Green Power Partners I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   TLS Investors, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities Limited Partnership

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities LP Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Securities GP Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   KUCC Cleburne, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Asset Management Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Holdings XI Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Holding Company L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Management Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Korea Holdings Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Caribe VI Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron International Asia Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Investments XI Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Paulista Electrical Distribution, L.L.C.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Pipeline Construction Services Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Pipeline Services Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Trailblazer Pipeline Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Liquid Services Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Machine and Mechanical Services, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Commercial Finance Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Permian Gathering Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Transwestern Gathering Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Gathering Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EGP Fuels Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Asset Management Resources, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Brazil Power Holdings I Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron do Brazil Holdings Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Storm Lake II LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Renewable Energy Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Acquisition III Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Wind Lake Benton LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Superior Construction Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS IV, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS VIII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   EFS XIII, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Credit Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Power Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Richmond Power Enterprise, L.P.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ECT Strategic Value Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Funding Ltd.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Atlantic Commercial Finance, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   The Protane Corporation

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Asia Pacific/Africa/China LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Development Corp.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   ET Power 3 LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Nowa Sarzyna Holding B.V.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron South America LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Global Power & Pipelines LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Portland General Holdings, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Portland Transition Company, Inc.

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Cabazon Power Partners LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Cabazon Holdings LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Caribbean Basin LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Victory Garden Power Partners I LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Oswego Cogen Company, LLC

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Enron Equipment & Procurement Company

                                   By: _________________________________________
                                       Name: K. Wade Cline
                                       Title: Authorized Representative

                                   Stephen Forbes Cooper, LLC, as Trustee

                                   By:__________________________________________
                                   Name: _______________________________________
                                   Title: ______________________________________

                     FORM OF PRISMA ARTICLES OF ASSOCIATION

Prior to the distribution of the Prisma Common Stock to holders of Allowed Claims pursuant to the Plan, Prisma will be an indirect wholly owned subsidiary of Reorganized ENE or held by the Prisma Trust. Pursuant to the Prisma Contribution and Separation Agreement, the Articles of Association of Prisma will contain certain provisions pertaining to the indirect ownership of Prisma by Reorganized ENE or the Prisma Trust (the "Pre-Distribution Prisma Articles of Association"). If Prisma Common Stock is distributed to holders of Allowed Claims pursuant to the Plan, the Pre-Distribution Prisma Articles of Association will be amended and restated substantially in the form, which is attached hereto, that is consistent with the shares of Prisma Common Stock being held by holders of Allowed Claims and their transferees (the "Post-Distribution Prisma Articles of Association"). Together each of the Pre-Distribution Prisma Articles of Association and Post-Distribution Articles of Association constitute the "Prisma Articles of Association" as used and defined in the Plan. The forms of Pre-Distribution Prisma Articles of Association and Post-Distribution Prisma Articles of Association are attached hereto as follows.

Tab

(1) Pre-Distribution Prisma Articles of Association

(2) Post-Distribution Prisma Articles of Association*

----------

* This document may be revised prior to the distribution of Prisma Common Stock to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the Prisma Common Stock is listed, if applicable.



                                       I

                                                                   SCHEDULE I(1)

                                THE COMPANIES LAW

                            Company Limited by Shares

                              AMENDED AND RESTATED

                             ARTICLES OF ASSOCIATION

                                       OF

                        PRISMA ENERGY INTERNATIONAL INC.

    (As adopted by Special Resolutions dated__________ 2004, in substitution for the Conformed Articles of Association adopted by Special
                         Resolution dated 23 July 2003)

                                 INTERPRETATION

1. The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2003 Revision) shall not apply to this Company.

2.       (a)      In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:-

                  (i)        Articles            these Articles of Association
                                                 as from time to time amended by
                                                 Special Resolution;

                  (ii)       Auditors            the Auditors for the time
                                                 being of the Company, if any;

                  (iii)      Company             Prisma Energy International
                                                 Inc.;

                  (iv) Directors the directors of the Company for the time being or, as the case may be, the directors assembled as a board;

                  (v)        Law                 the Cayman Islands Companies
                                                 Law (2003 Revision) and any
                                                 amendment or other statutory
                                                 modification thereof and where
                                                 in these Articles any provision
                                                 of the Law is referred to, the
                                                 reference is to that provision
                                                 as modified by any law for the
                                                 time being in force;

                  (vi)       Member              a person who is registered in
                                                 the Register of Members as the
                                                 holder of any Share in the
                                                 Company;

                  (vii)      month               a calendar month;

                  (viii)     Ordinary            a resolution of a general
                             Resolution          meeting passed by a majority of
                                                 the Members entitled to vote
                                                 present at the meeting or a
                                                 written resolution signed by
                                                 all Members entitled to vote;

                  (ix)       Registered          the registered office of the
                             Office              Company as provided in Section
                                                 50 of the Law;

                  (x)        Register of         the register of Members to be
                             Members             kept pursuant to section 40 of
                                                 the Law;

                  (xi)       Secretary           any person appointed by the
                                                 Directors to perform any of the
                                                 duties of the secretary of the
                                                 Company and including any
                                                 assistant secretary;

                  (xii)      Seal                the common seal of the Company
                                                 (if applicable) or any
                                                 facsimile or official seal (if
                                                 applicable) for the use outside
                                                 of the Cayman Islands;

                  (xiii)     Share               an ordinary voting share in the
                                                 capital of the Company; and

                  (xiv)      Special             a resolution of a general
                             Resolution          meeting passed by a two thirds
                                                 majority of the Members
                                                 entitled to vote thereat
                                                 present at the meeting or a
                                                 written resolution signed by
                                                 all Members entitled to vote
                                                 and otherwise in accordance
                                                 with section 60 of the Law.

         (b) Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

         (c)      In these Articles unless the context otherwise requires:-

                  (i) words importing the singular number shall include the plural number and vice-versa;

                  (ii) words importing the masculine gender only shall include the feminine gender;

                  (iii) words importing persons only shall include companies or associations or bodies of persons whether incorporated or not;

                  (iv) a notice provided for herein shall be in writing unless otherwise specified and all reference herein to "in writing" and "written" shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form; and

                  (v) "may" shall be construed as permissive and "shall" shall be construed as imperative.

         (d) Headings used herein are intended for convenience only and shall not affect the construction of these Articles.

                                     SHARES

3.       (a)      Subject to the provisions, if any, in that behalf in the
                  Memorandum of Association and the restrictions set forth in
                  Article 97 hereof, and without prejudice to any special rights previously conferred on the holders of existing Shares, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of section 37 of the Law, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

         (b) Subject to the restrictions set forth in Article 97 hereof, if at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

4.       (a)      Every person whose name is entered as a Member in the Register of Members shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

         (b) If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

5. Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Law issue fractions of Shares.

6. Subject to the restrictions set forth in Article 97 hereof, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Law) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued unless it is fully paid.

                      TRANSFER AND TRANSMISSION OF SHARES

7. The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

8. Shares shall be transferred in the following form, or in any usual or common form approved by the Directors:

         I/we, ____________________ of _________________________ in
         consideration of the sum of $________________ paid to me/us by _____________________, of _____________________ (hereinafter called
         "the Transferee") do hereby transfer to the Transferee the _____ Share (or Shares) numbered ___________ in the Company called Prisma Energy International Inc. to hold the same unto the Transferee, subject to the several conditions on which I/we hold the same and I/we, the Transferee, do hereby agree to take the said Share (or Shares) subject to the conditions aforesaid.

         As witness our hands on the ______ day of _______________, 20__.

         __________________________              ____________________________
         Transferor                              Transferee

9.       (a)      The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of Shares to a person of whom they do not approve.

         (b) The Directors may also suspend the registration of transfers during the fourteen (14) days immediately preceding the annual general meeting in each year.

         (c) The Directors may decline to recognise any instrument of transfer unless (i) a fee not exceeding one dollar is paid to the Company in respect thereof, and (ii) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

         (d) If the Directors refuse to register a transfer of Shares, they shall within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

10. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the Share.

11. Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

12. A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

                             ALTERATION OF CAPITAL

13. Subject to the restrictions set forth in Article 97 hereof, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

14. Subject to the restrictions set forth in Article 97 hereof and any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 6.

15. Subject to the restrictions set forth in Article 97 hereof, the Company may by Ordinary Resolution:

         (a) consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

         (b) sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law; and

         (c) cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

16. Subject to the restrictions set forth in Article 97 hereof and the provisions of the Law and the Memorandum of Association, the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution and may make payment therefor or for any redemption of Shares in any manner authorised by the Law, including out of capital.

17. Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any nonvoting equity shares.

                               STATUTORY MEETINGS

18. The Company, if registered as an Ordinary Company under the Law, shall hold a general meeting once in every calendar year at such time and place as may be resolved by the Company in general meeting or, in default, at such time and place as the Directors may determine or, in default, at such time in the third month following that in which the anniversary of the Company's incorporation occurs, and at such place as the Directors shall appoint. In default of a general meeting being so held, a general meeting shall be held in the month next following and may be convened by any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote and in the same manner as nearly as possible as that in which meetings are to be convened by the Directors. The above-mentioned general meetings shall be called annual general meetings; all other general meetings shall be called extraordinary general meetings.

                                GENERAL MEETINGS

19. The Directors may whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within the Cayman Islands at such time, subject to the Company's Articles as to notice, as the persons convening the meeting fix.

20. Seven days notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company; but with the consent of all the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

21. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

22. All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting (if any) shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

23.      (a)      No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business; save as herein otherwise provided, one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

         (b) An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

24. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

25. The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

26. If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

27. The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

28. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy who together hold not less than fifteen per cent of the paid-up capital of the Company entitled to vote, and, unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

29. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

30. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

31. A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

                                VOTES OF MEMBERS

32. On a show of hands every Member present in person or by proxy and entitled to vote shall have one vote. On a poll every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the holder.

33. In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

34. A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

35. No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

36.      On a poll votes may be given either personally or by proxy.

37. The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a Director or officer or attorney duly authorised. A proxy need not be a Member of the Company. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is given Provided that no intimation in writing of such death, insanity or revocation as aforesaid shall have been received by the Company at its Registered Office before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

38. The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid PROVIDED that the chairman of the meeting may in his discretion accept an instrument of proxy sent by telex or telefax upon receipt of telex or telefax confirmation that the signed original thereof has been sent.

39. An instrument appointing a proxy may be in the following form or any other form approved by the Directors:

                        PRISMA ENERGY INTERNATIONAL INC.

         I, _________________, of ____________________________, hereby appoint
         ____________________ of ____________________ as my proxy, to vote for me and on my behalf at the [annual or extraordinary, as the case may be] general meeting of the Company to be held on the _____ day of _______________, 20__.

                  Signed this ______ day of ______________________, 20__.

40. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

         CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

41. Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

                             DIRECTORS AND OFFICERS

42.      (a)      The names of the first Directors shall be determined in
                  writing by the subscribers of the Memorandum of Association.

         (b) Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.

43. Subject to the restrictions set forth in Article 97 hereof, the remuneration of the Directors shall from time to time be determined by the Directors. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

44. No Share holding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

45. Any Director may in writing appoint another person who is approved by the majority of the Directors to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time, in writing, revoke the appointment of an alternate appointed by him. Every such alternate shall be an officer of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

46. Subject to the restrictions set forth in Article 97 hereof, the Directors may by resolution appoint one of their number to be Managing Director or President upon such terms as to duration of office remuneration and otherwise as they may think fit.

47. The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide.

                         POWERS AND DUTIES OF DIRECTORS

48. Subject to the restrictions set forth in Article 97 hereof, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

49. Subject to the restrictions set forth in Article 97 hereof, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

50.      (a)      The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

         (b) The Directors may delegate any of the powers exercisable by them to a Managing Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

         (c) All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

         (d) No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

51.      The Directors shall cause minutes to be prepared:-

         (a)      of all appointments of officers made by the Directors;

         (b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

         (a) of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

                  DISQUALIFICATION AND CHANGES OF DIRECTORS

52.      The office of Director shall be vacated if the Director:

         (a) becomes bankrupt or makes any arrangement or composition with his creditors generally; or

         (b)      is found to be or becomes of unsound mind; or

         (a)      resigns his office by notice in writing to the Company; or

         (b) if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

53. Subject to the restrictions set forth in Article 97 hereof, at the annual general meeting (if any) of the Company in every year the whole of the Directors shall retire from office, but shall be eligible for re-election.

54. Subject to the restrictions set forth in Article 97 hereof, the Company at the annual general meeting (if any) at which a Director retires in manner aforesaid may fill the vacated office by electing a person thereto and in default the retiring Director shall be deemed to have been re-elected unless at such meeting it is resolved not to fill such vacated office.

55. The number of Directors shall be not less than one, nor unless the Company in general meeting may otherwise determine, more than ten. The initial number of directors shall be seven (7).

56. The Directors shall not have power to fill any casual vacancy occurring in the Board of Directors.

57. The Directors shall not have power to appoint any person as an additional Director.

58. Subject to the restrictions set forth in Article 97 hereof, the Company may by Ordinary Resolution appoint and remove a Director or Directors.

                            PROCEEDINGS OF DIRECTORS

59. The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote.

60. A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED HOWEVER that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held PROVIDED FURTHER that notice or waiver thereof may be given by telex or telefax.

61. The quorum necessary for the transaction of the business of the Directors, may be fixed by the Directors and unless so fixed by the Directors, shall be two Directors or their proxies, save where the subscriber of the Memorandum of Association or the Members in general meeting have appointed a sole Director when such Director acting alone shall constitute a quorum. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

62. The continuing Directors may act not withstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of summoning a general meeting of the Company, but for no other purpose.

63. Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer provided that nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

64. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon and a general notice that a Director or alternate Director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

65. A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorise and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by telex or telefax. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.

66. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

67. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

68. The Directors shall elect the chairman of each committee; if at any committee meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

69. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall have a second or casting vote.

70. All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

71.      (a)      A resolution signed by all of the Directors or all of the
                  members of a committee of Directors, including a resolution signed in counterpart or by way of signed telefax transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

         (b) To the extent permitted by law, the Directors or a committee of Directors may also meet by telephone conference call where all Directors or committee members are capable of speaking to and hearing the other Directors or committee members at the same time.

         (c) When the Directors (being in number at least a quorum) sign the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together or that there may have been a technical defect in the proceedings.

                                SEALS AND DEEDS

72.      (a)      If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common
                  Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence.
                  Notwithstanding the provisions hereof, annual returns and notices filed under the Law may be executed either as a deed in accordance with the Law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

         (b) The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

         (c) In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

                             DIVIDENDS AND RESERVE

73. Subject to the restrictions set forth in Article 97 hereof, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

74. Subject to the restrictions set forth in Article 97 hereof, the Directors may from time to time pay to the Members interim dividends.

75. No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

76. Subject to the restrictions set forth in Article 97 hereof, the Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

77. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

78. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled or such joint holders as the case may be may direct.

79. The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

80. No dividend shall bear interest against the Company. All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend unclaimed by a Member six years after the dividend payment date shall revert to the Company.

                           CAPITALISATION OF PROFITS

81. Subject to the restrictions set forth in Article 97 hereof, the Company may upon the recommendation of the Directors by Ordinary Resolution authorise the

         Directors to capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

                                    ACCOUNTS

82. The books of account relating to the Company's affairs shall be kept in accordance with the Law and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors of the Company, subject to the restrictions set forth in Article 97 hereof.

83. Such Auditors may be appointed and the accounts relating to the Company's affairs may be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors.

                                   WINDING UP

84. Subject to the restrictions set forth in Article 97 hereof, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

85. Subject to the restrictions set forth in Article 97 hereof, if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

                                    NOTICES

86.      (a)      A notice may be given by the Company to any Member either
                  personally or by sending it by post, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

         (b) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three days after it was posted.

         (c) Where a notice is sent by telex or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

87. If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

88. A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

89. A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

90. Notice of every general meeting shall be given in some manner hereinbefore authorised to:

         (a) every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

         (b) every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

         No other persons shall be entitled to receive notices of general meetings.

                                  RECORD DATE

91. The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

                      AMENDMENT OF MEMORANDUM AND ARTICLES

92. Subject to the restrictions set forth in Article 97 hereof, and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part Provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 3(b).

                             ORGANISATION EXPENSES

93. The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

                             OFFICES OF THE COMPANY

94. The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

                                   INDEMNITY

95. Subject to the restrictions set forth in Article 97 hereof, every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happen through his own wilful neglect or default.

                            TRANSFER BY CONTINUATION

96. Subject to the restrictions set forth in Article 97 hereof, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a Special Resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

                            SHAREHOLDER PROTECTIONS

97. The Company acknowledges and agrees that its actions are, and will continue until the Distribution Date to be, governed by the Transaction Approval Process. In addition to compliance with the Transaction Approval Process, from the date of the Contribution and Separation Agreement, and until the Distribution Date, unless Enron approval for any such action has been obtained, and notwithstanding anything to the contrary in these Articles of Association, the Company shall not, and shall not permit any Subsidiary of the Company to, and shall use commercially reasonable efforts to not permit any other International Group Company in which it owns a direct or indirect equity interest to:

         (a) except as provided in Section 5.7 of the Contribution and Separation Agreement, declare, set aside, make or pay any dividend or other distribution in respect of the share capital of or other ownership interest in the Company, its Subsidiaries or any such International Group Company or repurchase, redeem or otherwise acquire any outstanding shares of the share capital or other securities of, or other ownership interests in, the Company, its Subsidiaries or any such International Group Company;

         (b) transfer, issue, convey, sell or dispose of any ordinary shares or other securities of, or any securities convertible into, or exercisable or exchangeable for securities or ownership interests in, the Company, its Subsidiaries or any such International Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire ordinary shares or other securities of, or other ownership interests in, the Company, its Subsidiaries or any such International Group Company;

         (c) effect any recapitalization, reclassification, share split or like change in the capitalization of the Company, its Subsidiaries or any such International Group Company;

         (d) permit the Company or any of its Subsidiaries or any such International Group Company to enter into, or agree to enter into any joint venture, partnership, merger or other business combination transaction with any other entity;

         (e) adopt or materially amend any equity-based bonus or equity-based employee benefit plan or program;

         (f) register securities of the Company, any Subsidiary of the Company or any such International Group Company for issuance under U.S. federal or state securities laws or the laws of any applicable foreign jurisdiction other than as required pursuant to Section 5.9(h) of the Contribution and Separation Agreement;

         (g) convey, sell or otherwise dispose of all or any significant portion of the assets of the Company, any Subsidiary of the Company or any International Group Company in one or a series of transactions;

         (h) amend in any manner the Formation Documents or any other organizational documents of the Company, its Subsidiaries or any such International Group Company. Notwithstanding any other provision of the Contribution and Separation Agreement or the Formation Documents, even in the event that majority Member approval for such amendment has been obtained, no such amendment shall be made without the prior written approval of Enron, subject to the Requisite Consent;

         (i) enter into or engage in any business other than such businesses as are currently conducted by the Company, its Subsidiaries or any such International Group Company;

         (j) establish or modify significant accounting methods, practices or policies or significant tax policies, except as required by law or mandated by GAAP;

         (k) change the fiscal year of the Company, any Subsidiary of the Company or any such International Group Company;

         (l) except for (i) trade payables incurred in the ordinary course of business and (ii) Indebtedness incurred to refinance Indebtedness outstanding on the date of the Contribution and Separation Agreement (provided that the aggregate principal amount of such refinancing Indebtedness shall not be greater than the aggregate principal amount of the Indebtedness so refinanced), create or assume any Indebtedness in excess of amounts provided in the Annual Budgets;

         (m) incur (x) any non-maintenance capital expenditures, or commitments to make non-maintenance capital expenditures, in excess of amounts provided in the Annual Budgets, or (y) annual maintenance capital expenditures, or commitments to make annual maintenance capital expenditures, in excess of amounts provided in the Annual Budgets;

         (n) enter into any compromise or settlement of any action, suit, litigation, arbitration or proceeding or any governmental investigation or audit relating to the assets, liabilities or business of the Company, any Subsidiaries of the Company or any such International Group Company in excess of US$2,000,000;

         (o) with respect to the Company, any Subsidiary of the Company or any such International Group Company, pursuant to or within the meaning of the Bankruptcy Code or any similar Cayman Islands, U.S. federal or state, or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an Order for relief against it in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or substantially all of its property or assets, or make a general assignment for the benefit of its creditors; or

         (p) with respect to the Company, change the composition or number of members of the Company's Board of Directors, which shall be composed initially of seven (7) members, other than to fill any vacancy.

         From and after the date of the Contribution and Separation Agreement and until the Distribution Date, the Company shall provide notice to the Enron Parties upon its becoming aware that any International Group Company (regardless of whether the Company holds an interest in such International Group Company) has taken or proposes to take any of the actions set forth in clauses (a) through (p) of this Article 97. For purposes of this Article 97, the following terms shall have the following meanings:

         "Annual Budgets" shall have the meaning provided in the Contribution and Separation Agreement.

         "Bankruptcy Code" shall have the meaning provided in the Contribution and Separation Agreement.

         "Contribution and Separation Agreement" shall mean that certain Contribution and Separation Agreement, dated as of _____________, by and among Enron Corp., certain affiliates of Enron set forth on Schedule A thereto, and the Company.

         "Distribution Date" shall have the meaning provided in the Contribution and Separation Agreement.

         "Enron" shall have the meaning provided in the Contribution and Separation Agreement.

         "Enron Parties" shall have the meaning provided in the Contribution and Separation Agreement.

         "Equity Interest" shall have the meaning provided in the Contribution and Separation Agreement.

         "Formation Documents" shall mean the Memorandum of Association and the Articles of Association of the Company.

         "GAAP" shall have the meaning provided in the Contribution and Separation Agreement.

         "Indebtedness" shall have the meaning provided in the Contribution and Separation Agreement.

         "Initial Closing Date" shall have the meaning provided in the Contribution and Separation Agreement.

         "International Group Company" shall have the meaning provided in the Contribution and Separation Agreement.

         "Order" shall have the meaning provided in the Contribution and Separation Agreement.

         "Requisite Consent" shall have the meaning provided in the Contribution and Separation Agreement.

         "Subsidiary" shall have the meaning provided in the Contribution and Separation Agreement.

         "Transaction Approval Process" shall have the meaning provided in the Contribution and Separation Agreement.

------------------------   -----------------   -------------------------------
   NAME OF SUBSCRIBER          ADDRESS         DESCRIPTION OF SUBSCRIBER
------------------------   -----------------   -------------------------------
Huntlaw Nominees Ltd.      P.O. Box 1350 GT,            Company
Signed: Peter Stafford       Grand Cayman
________________________    Cayman Islands

------------------------   -----------------   -------------------------------

DATED the 24th day of June, Two Thousand and Three.

Witness to the above signature:-

Signed:  Pat Ebanks

___________________________

                                                                   SCHEDULE I(2)

                               THE COMPANIES LAW

                           Company Limited by Shares

                              AMENDED AND RESTATED

                            ARTICLES OF ASSOCIATION

                                       OF

                        PRISMA ENERGY INTERNATIONAL INC.

         (As adopted by Special Resolutions dated [-], in substitution for the Conformed Amended and Restated Articles of Association adopted by
                       Special Resolution dated [-] 2004)

                                 INTERPRETATION

1. The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2003 Revision) shall not apply to this Company.

2.       (a)      In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:

                  (i)        Articles            these Articles of Association
                                                 as from time to time amended by
                                                 Special Resolution;

                  (ii)       Audit Committee     one of the standing committees
                                                 of the Board of Directors
                                                 established pursuant to Article
                                                 66;

                  (iii)      Auditors            the independent auditors of the
                                                 Company for the time being as
                                                 appointed by the Audit
                                                 Committee;

                  (iv)       Company             Prisma Energy International
                                                 Inc.;

                  (v)        Compensation        one of the standing committees
                             Committee           of the Board of Directors
                                                 established pursuant to Article
                                                 66;

                  (vi)       Directors           the directors of the Company
                                                 for the time being or, as the
                                                 case may be, the directors
                                                 assembled as a Board;

                  (vii)      Exchange Act        the Securities Exchange Act of
                                                 1934, as amended, of the United
                                                 States of America;

                  (viii)     Independent         a Director who meets the
                             Director            standards of independence
                                                 required by (i) any applicable
                                                 listing standards or legal
                                                 requirement to which the
                                                 Company is subject, and (ii)
                                                 the charter of any committee of
                                                 the Company on which such
                                                 Director is intended to serve;

                  (ix)       Law                 the Cayman Islands Companies
                                                 Law (2003 Revision) and any
                                                 amendment or other statutory
                                                 modification thereof and where
                                                 in these Articles any provision
                                                 of the Law is referred to, the
                                                 reference is to that provision
                                                 as modified by any law for the
                                                 time being in force;

                  (x)        Member              a person who is registered in
                                                 the Register of Members as the
                                                 holder of any Share in the
                                                 Company;

                  (xi)       month               a calendar month;

                  (xii)      Nominating and      one of the standing committees
                             Corporate           of the Board of Directors
                             Governance          established pursuant to Article
                             Committee           66;

                  (xiii)     Ordinary            a resolution of a general
                             Resolution          meeting at which a quorum is
                                                 present passed by a simple
                                                 majority vote of those Shares
                                                 represented at a meeting, or a
                                                 written resolution signed by
                                                 all Members entitled to vote;

                  (xiv)      Registered          the registered office of the
                             Office              Company as provided in section
                                                 50 of the Law;

                  (xv)       Register of         the register of Members to be
                             Members             kept pursuant to section 40 of
                                                 the Law;

                  (xvi)      Secretary           any person appointed by the
                                                 Directors to perform any of the
                                                 duties of the secretary of the
                                                 Company and including any
                                                 assistant secretary;

                  (xvii)     Seal                the common seal of the Company
                                                 (if applicable) or any
                                                 facsimile or official seal (if
                                                 applicable) for the use outside
                                                 of the Cayman Islands;

                  (xviii)    Share               an ordinary voting share in the
                                                 capital of the Company; and

                  (xix)      Special             a resolution of a general
                             Resolution          meeting at which a quorum is
                                                 present passed by a two-thirds
                                                 (2/3) vote of those Shares
                                                 represented at a meeting, or a
                                                 written resolution signed by
                                                 all Members entitled to vote
                                                 and otherwise in accordance
                                                 with section 60 of the Law.

         (b) Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

         (c)      In these Articles unless the context otherwise requires:

                  words importing the singular number shall include the plural number and vice-versa;

                  words importing the masculine gender only shall include the feminine gender;

                  words importing persons only shall include companies or
                          associations or bodies of persons whether incorporated or not;

                  a notice provided for herein shall be in writing unless
                          otherwise specified and all reference herein to "in riting" and "written" shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form; and

                  "may" shall be construed as permissive and "shall" shall be construed as imperative.

         (d) Heading used herein are intended for convenience only and shall not affect the construction of these Articles.

                                     SHARES

3.       (a)      The Shares shall be at the disposal of the Directors, and the
                  Directors may (subject to the provisions of the Law) allot, issue or grant options, warrants or other convertible or exchangeable securities over or with respect to, or otherwise issue and dispose of the Shares to such persons, on such terms and conditions, and at such times as they may decide, but no Share shall be issued unless it is fully paid.

         (b) Subject to the provisions, if any, in that behalf in the Memorandum of Association, and without prejudice to any special rights previously conferred on the holders of existing Shares, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special Resolution determine, and subject to the provisions of section 37 of the Law, any Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

4.       (a)      Every person whose name is entered as a Member in the Register of Members shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a Share to one
                  (1) of several joint holders shall be sufficient delivery to all. The Directors may authorise certificates to be issued with the seal (if any) and authorised signatories affixed by some method or system of mechanical process.

         (b) If a Share certificate is defaced, lost or destroyed it may be renewed by the Directors on the payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as determined by the Directors.

5. The Company shall not issue, and shall not issue certificates for, fractional Shares.

6. Subject to the provisions of the Law and the Memorandum of Association, the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by the Directors, and may make payment therefor or for any redemption of Shares in any manner authorised by the Law, including out of capital.

7. Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

8. If at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the written consent of the holders of three-fourths (3/4) of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths (3/4) of the holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply.

9. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of any new or additional classes of Shares or further shares ranking pari passu.

                          COMMISSION ON SALE OF SHARES

10. The Company may, insofar as the Law from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

                             ALTERATIONS OF CAPITAL

11. The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

12. Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 3(a). Any new Shares shall be subject to the same provisions with respect to transfer and otherwise as the Shares in the original Share capital.

13.      The Company may by Ordinary Resolution:

         (a) consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

         (b) sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law; and

         (c) cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

14. Pursuant to section 1123 of the Bankruptcy Reform Act of 1978, as amended, of the United States of America, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any nonvoting equity shares.

                      TRANSFER AND TRANSMISSION OF SHARES

15. The instrument of transfer of any Share shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

16. Shares shall be transferred in the following form, or in any usual or common form approved by the Directors:

         I/we, ____________________ of _________________________, in
         consideration of the sum of $________________ paid to me/us by _____________________, of _____________________ (hereinafter called
         "the Transferee"), do hereby transfer to the Transferee the _____ Share/Shares numbered ___________ in the Company called Prisma Energy International Inc. to hold the same unto the Transferee, subject to the several conditions on which I/we hold the same.

         As witness our hands on the ______ day of _______________, 20__.

                                                        ________________________
                                                        Transferor

17. The Directors may from time to time appoint one (1) or more transfer agents and one (1) or more registrars for the Shares, with such powers and duties as the Board of Directors determines by resolution, until otherwise determined by the Directors. After the appointment of any such registrar of transfers, no certificate thereafter issued for Shares shall be binding upon the Company, or have any validity, unless countersigned by any such registrar of transfers, or by a successor of any such registrar appointed by the Directors. The signature of officers of the Company upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or by a registrar other than the Company itself or an employee of the Company. The Directors may also adopt such other procedures and instruments and forms of transfer as are necessary and appropriate following the appointment of one (1) or more transfer agents and one (1) or more registrar of Shares and to facilitate public trading in the Shares.

                                GENERAL MEETINGS

18. The Company shall hold a general meeting once in every calendar year at such time and place as the Directors may determine or, in default, at such time in the third month following that in which the anniversary of the Company's incorporation occurs, and at such place as the Directors shall appoint. In default of a general meeting being so held, a general meeting shall be held in the month next following and may be convened by any one (1) or more Members holding in the aggregate not less than one-tenth (1/10) of the total issued share capital of the Company entitled to vote for Directors and in the same manner as nearly as possible as that in which meetings are to be convened by the Directors. The above-mentioned general meetings shall be called annual general meetings; all other general meetings shall be called extraordinary general meetings.

19. The Directors may at any time convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one (1) or more Members holding in the aggregate not less than one-tenth (1/10) of the Shares issued and outstanding entitled to vote at general meetings may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the written request of one (1) or more Members holding in the aggregate not less than one-tenth (1/10) of the Shares issued and outstanding entitled to vote at general meetings as of the date of the request, convene an extraordinary general meeting. Any such request shall express the object of the meeting proposed to be called, and shall be delivered to the Registered Office. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such request being delivered to the Registered Office, the requesting Members or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth (1/10) of the Shares issued and outstanding as at the date of the request carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office or at some convenient place within the Cayman Islands at such time, subject to the Company's Articles as to notice, as the persons convening the meeting fix.

20. At least ten (10), and not more than sixty (60), days' notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided (or in such other manner, if any, as may be prescribed by the Company in general meetings), to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company; but with the consent of all the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may decide.

21. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

22. For purposes of determining the information to be included in any notice of a meeting, all business transacted at an extraordinary general meeting shall be deemed special, and all business transacted at an annual general meeting (if any) shall be deemed special with the exception of the sanction of a dividend (if required), the consideration of the accounts, balance sheets, the report of the

         Directors and Auditors, the election of Directors and other officers of the Company in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors. For the avoidance of doubt, nothing in this Article shall be construed to determine what vote is required to approve any such business.

23.      (a)      No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business; save as herein otherwise provided, one
                  (1) or more Members holding in the aggregate not less than one-half (1/2) of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum. When a quorum is once present, it is not broken by the subsequent withdrawal of any Member from the meeting.

         (b) An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all Members being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

24. A complete list of Members entitled to vote at any general meeting, arranged in alphabetical order for each class of Shares entitled to vote at the meeting and showing the address of each such Member and the number of Shares registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten
         (10) days before the meeting, at the principal place of business of the Company. The list of Members entitled to vote shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

25. If within a reasonable amount of time, as determined by the chairman of the meeting, and if none, by a majority of the Shares represented at the meeting, from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place.

26. The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

27. If there is no such chairman, or if at any meeting he is not present within a reasonable amount of time, as determined by a majority of the Shares represented at the meeting, from the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one (1) of their number to be chairman.

28. The chairman may with the consent of Members holding a majority of the Shares outstanding present at a meeting at which a quorum is present (and shall if so directed by such a majority) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

29. At any general meeting a resolution put to the vote of the meeting shall be voted upon by poll in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was made.

30. To the extent permitted by law, the Directors may, with respect to any meeting of Members, determine that the meeting may be held solely by means of remote communication, or, that Members and proxyholders not physically present at a meeting may, by means of remote communication, participate in such meeting and be deemed to be present in person and vote at a meeting, provided that all Members are capable of speaking to and hearing the other Members at the same time. In such case, the Directors shall determine and set guidelines and procedures for the holding of any meeting by remote communication.

                                VOTES OF MEMBERS

31. Every vote shall be taken by poll and every Member present in person or by proxy and entitled to vote shall have one (1) vote for each Share of which he is the holder. No Member shall be entitled to vote at any general meeting unless such Member is registered as a shareholder of the Company in the Register of Members on the record date for such meeting.

32. In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33. A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

34. An instrument appointing a proxy may be in any form approved by the Directors, provided that it shall be in compliance with all provisions of applicable law, including without limitation, the Exchange Act and the regulations promulgated thereunder, as applicable. A proxy need not be a Member of the Company. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is given, provided that no intimation in writing of such death, insanity or revocation as aforesaid shall have been received by the Company at its Registered Office before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

35. The instrument appointing a proxy shall be delivered to the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid provided that the chairman of the meeting may accept an instrument of proxy sent by telex or telefax upon receipt of telex or telefax confirmation that the signed original thereof has been sent.

                            INSPECTORS OF ELECTIONS

36. The Directors may, and shall if required by applicable law, in advance of any meeting of Members, appoint one (1) or more inspectors of election, who may (unless otherwise required by applicable law) be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof. The Directors may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Members, the chairman of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of Shares issued and outstanding and the voting power of each such Share, (b) determine the Shares represented at the meeting and the validity of proxies and polls, (c) count all votes and polls, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of Shares represented at the meeting and such inspectors' count of all votes and polls. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and polls cast at any meeting of Members, the inspectors may consider such information as is permitted by applicable law. No person who is a nominee for an office of the Company at an election may serve as an inspector at such election.

               CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

37. Any corporation which is a Member of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

                             DIRECTORS AND OFFICERS

38. The names of the first Directors were determined in writing by the subscribers of the Memorandum of Association.

39. The remuneration of the Directors shall from time to time be determined by the Directors. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company.

40. No Share holding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

41. The Directors may by resolution appoint one (1) of their number to be Managing Director or President upon such terms as to duration of office remuneration and otherwise as they may decide.

42. The Directors may also by resolution appoint a Secretary and such other officers of the Company as they may decide upon such terms as to duration of office, remuneration and otherwise as they may decide. Such Secretary or other officers of the Company need not be Directors and, in the case of the other officers of the Company, may be ascribed such titles as the Directors may decide. Any officer of the Company shall be subject to removal, with or without cause, at any time by resolution of the Directors.

43. Unless otherwise provided by resolution of the Directors, no officer of the Company shall have the power or authority to delegate to any person such officer's rights and powers as an officer to manage the business and affairs of the Company.

                         POWERS AND DUTIES OF DIRECTORS

44. The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting. The Directors will nevertheless be subject to any clause of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting. No regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

45. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

46.      (a)      The Directors may, from time to time (and at any time by power of attorney) appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may decide, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may decide.

         (b) The Directors may delegate any of the powers exercisable by them to manage the business of the Company to a Managing Director, President, officer or officers of the Company, or any other person or persons acting individually or jointly as they may, from time to time, appoint by resolution upon such terms and conditions and with such restrictions as they may decide. The Directors may also from time to time by resolution revoke, withdraw, alter or vary all or any such powers. The Directors may not, however, appoint any persons to any offices not specifically enumerated in the appointing resolution or in these Articles.

         (c) All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

         (d) No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer of the Company, or person who shall have executed the same and/or affixed the Seal (if any) thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

47.      The Directors shall cause minutes to be prepared:

         (a) of all appointments of officers of the Company made by the Directors;

         (b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

         (c) of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

                   DISQUALIFICATION AND CHANGES OF DIRECTORS

48.      The office of a Director shall be vacated if the Director:

         (a)      is found to be of unsound mind; or

         (b)      resigns his office by notice in writing to the Company; or

         (c) if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of law or enactment by a judicial body with jurisdiction over the Directors or the Company.

49. At each annual general meeting of the Company, the whole of the Directors shall retire from office, but shall be eligible for re-election.

50. The Company shall fill any vacated office of a Director by electing a person thereto at the annual general meeting at which a Director retires in the manner provided in Article 49, unless at such meeting it is resolved not to fill such vacated office.

51. The number of Directors shall be not less than one (1), nor unless the Company in general meeting may otherwise determine, more than ten (10). The initial number of Directors was two (2), and the number of Directors as of the date of adoption of these Amended and Restated Articles is seven (7).

52. The Directors shall not have power to fill any vacancy in the Board of Directors arising for whatever reason between annual general meetings. Any such vacancy in the Board of Directors may be filled by the Company electing a person thereto at any time by Ordinary Resolution.

53. The Directors shall not have power to appoint any person as an additional Director.

54. The Company may, by Ordinary Resolution, appoint a Director or Directors and remove, with or without cause, any or all of the Directors.

                             INDEPENDENT DIRECTORS

55. The Directors shall when required present to the Members nominees for election as Directors (or recommend the election of such nominees as nominated by others) and take such other actions as may be reasonably required to provide that, to the best knowledge of the Directors, if such nominees are elected by the Members, the composition of the Board of Directors shall meet (a) any independence requirements under the then applicable listing standards to which the Company is subject, (b) the requirements of Article 66(a) regarding the composition of the Audit Committee, and (c) the requirements of Article 66(b) regarding the composition of the Compensation Committee. The foregoing provisions of this Article shall not cause a Director who, by reason of any change in circumstances, has ceased to qualify as an Independent Director or ceased to qualify for service on the Audit Committee or Compensation Committee from serving the remainder of the term for which such Director has been elected. Notwithstanding the foregoing provisions of this Article, no action of the Directors shall be invalid by reason of the failure at any time of the Directors to be constituted in accordance with this Article.

                            PROCEEDINGS OF DIRECTORS

56. Except as otherwise provided by law, a majority of the Directors currently in office shall constitute a quorum for the transaction of the business of the Directors. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice.

57. The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they may decide. Questions arising at any meeting shall be decided by a majority of votes of Directors present at a meeting at which there is a quorum. In case of an equality of votes, the chairman shall have a second or casting vote.

58. A Director may, and the Secretary at the request of a Director shall, at any time, summon a meeting of Directors by at least five (5) days notice in writing to every Director. Such notice shall set forth the general nature of the business to be considered provided, however that notice may be waived by all the Directors either at, before or after the meeting is held; and provided further that notice or waiver thereof may be given by telex or telefax.

59. The continuing Directors may continue to act, notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of summoning a general meeting of the Company, but for no other purpose.

60.      (a)      No contract or transaction between the Company and one (1) or more of its Directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one (1) or more of its Directors or officers, are directors or officers, or have a material financial interest, shall be void or voidable, nor shall any such Director be liable to account to the Company for any profit realised by any such contract or transaction, solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because any such Director's or officer's votes are counted for such purpose, and such Director or officer shall not be disqualified from the office of Director or officer because of the existence of any such contract or transaction, if:

                  (i) The material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed to all of the Directors and the Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

                  (ii) The material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed to the holders of Shares entitled to vote thereon, and the contract or transaction is specifically approved in good faith by an Ordinary Resolution.

                  A general notice that a Director or officer of the Company is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

         (b) Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Directors which authorizes any contract or transaction contemplated by this
                  Article 60.

61. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within a reasonable amount of time after the time appointed for holding the same, the Directors present may choose one (1) of their number to be chairman of the meeting.

62. All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

63.      (a)      A resolution signed by all of the Directors or all of the
                  members of a committee of Directors, including a resolution signed in counterpart or by way of signed telefax transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

         (b) To the extent permitted by law, the Directors or a committee of Directors may also meet by telephone conference call where all Directors or committee members are capable of speaking to and hearing the other Directors or committee members at the same time.

         (c) When the Directors (being in number at least a quorum) sign the minutes of a meeting of the Directors, such meeting shall be deemed to have been duly held notwithstanding that the Directors have not actually come together or that there may have been a technical defect in the proceedings.

64. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

                      COMMITTEES OF THE BOARD OF DIRECTORS

65. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they may decide; any committee so formed shall, in the exercise of powers so delegated, conform to any regulations that may be imposed on it by the Directors. Subject to the following provisions of these Articles, any committee, to the extent provided in the resolution of the Directors authorizing such committee, shall have and may exercise any or all of the authority, powers and responsibility of the Directors in the management of the business and affairs of the Company, except as otherwise provided by law. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Directors.

66. The Directors shall establish standing committees of the Directors as provided by the following provisions of this Article. In the event any or all of the members of any committee are required to be Independent Directors for the performance of some, but not all, of the duties of such committee, the Directors may establish a separate committee for the performance of only those duties the performance of which requires such Independent Directors.

         (a) Audit Committee. The Audit Committee shall be composed of at least three (3) Directors, each of whom shall be an Independent Director. The Audit Committee shall assist the Directors in overseeing the Company's financial reporting and shall have such other authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto, as is normally incident to the functioning of the Audit Committee of a publicly-traded company and shall perform the other functions provided to be performed by it by the Articles and such other functions as are from time to time assigned to it by the Directors.

         (b) Compensation Committee. The Compensation Committee shall be composed of at least three (3) Directors, each of whom shall be an Independent Director and shall meet such other qualifications as would be necessary to qualify as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act (as from time to time in effect) and as an outside director under section 162(m) of the Internal Revenue Code of 1986, as amended, of the United States of America (and as from time to time in effect). No member of the committee shall be eligible to participate in any compensation plan or program of the Company or any Subsidiary of the Company that is administered or overseen by the committee. The Compensation Committee shall assist the Directors in overseeing the compensation of the Company's officers, the Company's employee stock option or other equity-based compensation plans and programs and the Company's compensation policies and shall have such other authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Directors, as is normally incident to the functioning of the Compensation Committee of a publicly-traded company and shall perform the other functions provided to be performed by it by these Articles and such other functions as are from time to time assigned to it by the Directors. Unless reviewed and, if necessary, approved by the committee, the Company shall not cause or permit any Subsidiary of the Company to pay or grant any compensation to any officer or employee of the Company which, if paid or granted by the Company, would require review or approval of the Compensation Committee.

                  (i) For purposes of this subsection, "Subsidiary" means any company controlled, directly or indirectly, by the Company. Unless otherwise determined by the Directors, the Company shall be considered to control any company of which it, directly or through one (1) or more Subsidiaries, owns a majority of the securities or Shares entitled to vote in the election of the directors thereof (or persons performing similar functions) or securities or Shares entitled to elect a majority of the directors thereof (or persons performing similar functions) and any partnership of which it owns, directly or through one
                           (1) or more Subsidiaries, a general partner interest and any limited liability company of which it owns, directly or through one (1) or more Subsidiaries, a managing member interest, and the Company shall not be considered to control a company in which it does not own, directly or through one (1) or more Subsidiaries, such an interest.

         (c) Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall be composed of at least three (3) Directors, each of whom shall be an Independent Director. The Nominating and Corporate Governance Committee (i) shall have authority and responsibility to recommend to the Directors for approval the nominees to be recommended by the Directors to the Members for election as Directors of the Company, (ii) shall advise the Directors on its policies and procedures for carrying out its responsibilities and on the Company's policies and procedures respecting Member participation in corporate governance, (iii) shall have such other authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Directors, as is normally incident to the functioning of the nominating or corporate governance committee of a publicly-traded company, and (iv) shall perform the other functions provided to be performed by it by these Articles and such other functions as are from time to time assigned to it by the Directors.

         (d) Committee Charters. The Directors shall approve a charter describing the purposes, functions and responsibilities of each standing committee of the Directors (as outlined above). Each standing committee of the Directors shall prepare and recommend to the Directors for its approval the committee's charter and shall, at least annually, review and report to the Directors on the adequacy thereof. In addition to and without limiting the provisions of paragraphs (a) through (c) of this Article, each standing committee of the Directors shall have the authority and responsibility provided by its Director-approved charter, subject to further action by the

                  Directors, and no further authorization of the Directors shall be necessary for actions by a committee within the scope of its charter. Any other committee of the Directors may likewise prepare and recommend to the Directors a charter for the committee and shall have the authority and responsibility provided by its Director-approved charter.

         (e) Committee Advisors and Resources. Each standing committee of the Directors shall have the authority to retain, at the Company's expense, such legal and other counsel and advisors as it determines to be necessary or appropriate to carry out its responsibilities within the scope of its charter. Each other committee of the Directors shall have like authority to the extent provided by its charter or otherwise authorized by the Directors. The Company shall pay the compensation of the Auditor for all audit services, as approved by the Audit Committee, without need for further authorization.

         (f) Term. In the event any person shall cease to be a Director of the Company, such person shall simultaneously and automatically therewith cease to be a member of any committee appointed by the Directors.

                                SEALS AND DEEDS

67.      (a)      If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common
                  Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence.
                  Notwithstanding the provisions hereof, annual returns and notices filed under the Law may be executed either as a deed in accordance with the Law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one (1) Director or the Secretary.

         (b) The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

         (c) In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

                             DIVIDENDS AND RESERVE

68. Subject always to the provisions of Law and the Memorandum of Association, the Directors shall have full power to declare dividends and to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to Members.

69. The Directors may from time to time pay to the Members interim dividends.

70. No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

71. Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, each Member shall be entitled to any dividends declared by the Directors on a pro rata basis according to its holding of Shares.

72. The Directors may, before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time decide.

73. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the Share.

74. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or in the case of joint holders to any one (1) of such joint holders at his registered address or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled or such joint holders as the case may be may direct.

75. The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company of in any one (1) or more of such ways, and the Directors shall give effect to such resolution.

76. No dividend shall bear interest against the Company. All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend unclaimed by a Member six (6) years after the dividend payment date shall revert to the Company.

                           CAPITALISATION OF PROFITS

77. The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalisation. The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

                                    ACCOUNTS

78. The Company shall keep at its principal office or such other office designated by the Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and affairs and minutes of the proceedings of the Members, the Directors and each committee of the Directors. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Memorandum of Association and these Articles and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Directors and officers of the Company; and the Company's United States of America, Cayman Islands and/or foreign tax returns, as applicable, for the Company's six (6) most recent tax years.

79. The books of account relating to the Company's affairs shall be kept in accordance with the Law, Generally Accepted Accounting Principles in the United States of America and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or, failing such determination, by the Directors of the Company.

80. The Directors shall use commercially reasonable efforts to ensure that the books of account of the Company shall be examined by, and reported upon, as of the end of each fiscal year by the Auditor. Such Auditor shall be appointed by the Audit Committee.

81. The Company shall have the same fiscal year for United States of America federal income tax purposes and for accounting purposes.

                                   WINDING UP

82. If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall decide, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

83. If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

                                    NOTICES

84.      (a)      A notice may be given by the Company to any Member either
                  personally or by sending it by post, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

         (b) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three (3) days after it was posted.

         (c) Where a notice is sent by telex or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

85. If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands and one (1) or more newspapers in the United States of America with national circulation shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

86. A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

87. A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

88. Notice of every general meeting shall be given in some manner hereinbefore authorised to:

         (a) every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

         (b) every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

         No other persons shall be entitled to receive notices of general meetings.

                                  RECORD DATES

89. The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members which record date shall be not more than sixty (60) nor less than ten (10) days (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) before the date of such meeting. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, nor shall it be more than ten (10) days after the adoption of such resolution. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within sixty (60) days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

                      AMENDMENT OF MEMORANDUM AND ARTICLES

90. Insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part.

                             ORGANISATION EXPENSES

91. The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

                             OFFICES OF THE COMPANY

92. The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

                                   INDEMNITY

93. Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including traveling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee of the Company or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the monies of the Company, which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happen through his own wilful neglect or default.

                            TRANSFER BY CONTINUATION

94. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a Special Resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

------------------------   -----------------   -------------------------------
   NAME OF SUBSCRIBER          ADDRESS         DESCRIPTION OF SUBSCRIBER
------------------------   -----------------   -------------------------------
Huntlaw Nominees Ltd.      P.O. Box 1350 GT,            Company
Signed: Peter Stafford       Grand Cayman
________________________    Cayman Islands

------------------------   -----------------   -------------------------------

DATED the 24th day of June, Two Thousand and Three.

Witness to the above signature:-

Signed:  Pat Ebanks

___________________________

                    FORM OF PRISMA MEMORANDUM OF ASSOCIATION

Prior to the distribution of the Prisma Common Stock to holders of Allowed Claims pursuant to the Plan, Prisma will be an indirect wholly owned subsidiary of Reorganized ENE or held by the Prisma Trust. Pursuant to the Prisma Contribution and Separation Agreement, the Memorandum of Association of Prisma will contain certain provisions pertaining to the indirect ownership of Prisma by Reorganized ENE or the Prisma Trust (the "Pre-Distribution Prisma Memorandum of Association"). If Prisma Common Stock is distributed to holders of Allowed Claims pursuant to the Plan, the Pre-Distribution Prisma Memorandum of Association will be amended and restated substantially in the form, which is attached hereto, that is consistent with the shares of Prisma Common Stock being held by holders of Allowed Claims and their transferees (the "Post-Distribution Prisma Memorandum of Association"). Together, each of the Pre-Distribution Prisma Memorandum of Association and Post-Distribution Memorandum of Association constitute the "Prisma Memorandum of Association" as used and defined in the Plan. The forms of Pre-Distribution Prisma Memorandum of Association and Post-Distribution Prisma Memorandum of Association are attached hereto as follows.

Tab

(1) Pre-Distribution Prisma Memorandum of Association

(2) Post-Distribution Prisma Memorandum of Association*

----------

* This document may be revised prior to the distribution of Prisma Common Stock to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the Prisma Common Stock is listed, if applicable.




                                       J

                                                                   SCHEDULE J(1)

                              AMENDED AND RESTATED

                           MEMORANDUM OF ASSOCIATION

                                       OF

                        PRISMA ENERGY INTERNATIONAL INC.

    (As adopted by Special Resolutions dated _________ 2004, in substitution for the Conformed Memorandum of Association adopted by Special
                         Resolution dated 23 July 2003)

1.       The name of the Company is Prisma Energy International Inc.

2. The registered office will be situated at the offices of Huntlaw Corporate Services Ltd., P.O. Box 1350 GT, the Huntlaw Building, 75 Fort Street, George Town in the Island of Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3. Except as set forth in Clause 7 hereof, the objects for which the Company is established are unrestricted and shall include, but without limitation, the following:-

         (a)      (1)      To carry on the business of an investment company and
                           for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares
                           (including shares in the Company), stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

         (b)      (1)      To lend money with or without security either at
                           interest or without and to invest money of the Company in such manner as the Directors think fit.

                  (2) To acquire by purchase, lease, exchange, wire or otherwise, lands and hereditaments of any tenure or any interest in the same in any part of the world.

                  (3) To sell, lease, let, mortgage or otherwise dispose of the lands, houses, buildings, hereditaments and other property of the Company.

                  (4) To carry on the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organised commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

                  (5) To carry on the business of a building construction company and to erect and construct either by the Company or through other parties and for the Company's own use or investment or for any other person, firm or company, houses, hotels, apartment blocks, marinas, harbours, offices, roads, buildings or works of every description on any land of the Company or upon any other lands or hereditaments and to pull down, build or rebuild, enlarge, alter and improve existing houses, hotels, apartment blocks, marinas, harbours, offices, roads, buildings or works thereon, to convert and appropriate any such land into and for roads, streets, squares, gardens and pleasure grounds and other conveniences and generally to deal with and improve the property of the Company and its clients.

                  (6) To carry on all or any of the businesses of tourist agents and charter services and for such purposes to carry on the safekeeping, cleaning, repairing, refuelling and the general care of motor vehicles, boats, yachts, sport and fishing craft of all kinds, whatever form of propulsion may be used.

                  (7) To carry on all or any of the businesses of general wholesale and/or retail merchants and dealers in hardware and other building requisites, builders merchants, general engineers, metal founders, shipwrights, wharfingers, carriers by sea or land, forwarding agents and commission and general agents, exporters, importers and merchants.

                  (8) To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers, company promoters, realtors, financial agents, land owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

                  (9) To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licences, secret processes and any real or personal property of any kind whatsoever.

                  (10) To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be used in the business of shipping, transportation, chartering and other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

                  (11) To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, wharfingers, customs brokers, ship agents, ship managers, warehousemen, bonded or otherwise and carriers and to transact every kind of agency factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

                  (12) To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organisations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

                  (13) To carry on the business of manufacturers, producers, refiners, developers and dealers in all kinds of metals, materials, minerals, chemicals, substances and products, whether natural or artificial and of commodity traders, importers, exporters, manufacturers' representatives, wholesale and/or retail merchants, forwarding agents, commission and general agents and brokers, and generally to carry on and execute all kinds of commercial, hire purchase, trading and other operations.

         (c) To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

         (d) To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

         (e) To acquire and take over or undertake all or any part of the real estate, business assets or liabilities of any persons and companies carrying on business of any kind.

         (f) To purchase, take on lease or in exchange, hire or otherwise acquire any real or personal property, patents, licences, rights or privileges which the Company may think necessary or convenient for the purposes of its business and to construct maintain and alter any building or works necessary or convenient for the purposes of the Company.

         (g) To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

         (h) To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall think fit.

         (i) To draw, make, accept, endorse, discount, execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

         (j) To take or otherwise acquire and hold shares in any other company for the benefit of this Company and to sell, improve, repair, lease or mortgage or in any way turn into account all or any part of the property and rights of the Company.

         (k) To make, accept or otherwise handle consignments of goods, wares and merchandise or any of them.

         (l) To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

         (m) To establish, promote and otherwise assist any company or companies for the purposes of furthering any of the objects of which company may seem to benefit this Company.

         (n) To sell or dispose of, lease or let the undertaking of this Company or any part thereof for such consideration as the Company may think fit and in particular for shares, fully or partly paid-up debentures or securities of any other company.

         (o) To distribute any of the property of the Company among the Members in specie.

         (p) To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation carrying on any business or possessed of any property or rights suitable for the purposes of this Company.

         (q) To take or otherwise acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

         (r) To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

         (s) To lend and advance moneys or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company's undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

         (t) To enter into partnership or into any arrangements for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, amalgamation or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

         (u) To enter into any arrangements with any authorities, municipal or local or otherwise and to obtain from any such authority any rights, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.

         (v) To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of them.

         AND IT IS HEREBY DECLARED that each and every paragraph of this Clause 3 shall be construed independently and shall be treated as an independent and main object of the Company and that, subject to the restrictions set forth in Clause 7 hereof, the powers conferred on the Company by any paragraph shall not be restricted by reference to any other paragraph except those of Clause 7 hereof or to the name of the Company or by the juxtaposition of two or more objects and that in the event of any ambiguity, this Clause and every other paragraph except those of Clause 7 hereof shall be construed in such a way as to widen and not to restrict the powers of the Company.

4. Except as prohibited or limited by the laws of the Cayman Islands and subject to the restrictions set forth in Clause 7 hereof, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.       The liability of the Members is limited.

6. Subject to the restrictions set forth in Clause 7 hereof, the authorised share capital of the Company is Five Hundred Thousand United States Dollars (US$500,000.00) consisting of 50,000,000 shares of US$0.01 each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

7. The Company acknowledges and agrees that its actions are, and will continue until the Distribution Date to be, governed by the Transaction Approval Process. In addition to compliance with the Transaction Approval Process, from the date of the Contribution and Separation Agreement, and until the Distribution Date, unless Enron approval for any such action has been obtained, and notwithstanding anything to the contrary in this Memorandum of Association, the Company shall not, and shall not permit any Subsidiary of the Company to, and shall use commercially reasonable efforts to not permit any other International Group Company in which it owns a direct or indirect equity interest to:

         (a) except as provided in Section 5.7 of the Contribution and Separation Agreement, declare, set aside, make or pay any dividend or other distribution in respect of the share capital of or other ownership interest in the Company, its Subsidiaries or any such International Group Company or repurchase, redeem or otherwise acquire any outstanding shares of the share capital or other securities of, or other ownership interests in, the Company, its Subsidiaries or any such International Group Company;

         (b) transfer, issue, convey, sell or dispose of any ordinary shares or other securities of, or any securities convertible into, or exercisable or exchangeable for securities or other ownership interests in, the Company, its Subsidiaries or any such International Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire ordinary shares or other securities of, or other ownership interests in, the Company, its Subsidiaries or any such International Group Company;

         (c) effect any recapitalization, reclassification, share split or like change in the capitalization of the Company, its Subsidiaries or any such International Group Company;

         (d) permit the Company or any of its Subsidiaries or any such International Group Company to enter into, or agree to enter into any joint venture, partnership, merger or other business combination transaction with any other entity;

         (e) adopt or materially amend any equity-based bonus or equity-based employee benefit plan or program;

         (f) register securities of the Company, any Subsidiary of the Company or any such International Group Company for issuance under U.S. federal or state securities laws or the laws of any applicable foreign jurisdiction other than as required pursuant to Section 5.9(h) of the Contribution and Separation Agreement;

         (g) convey, sell or otherwise dispose of all or any significant portion of the assets of the Company, any Subsidiary of the Company or any International Group Company in one or a series of transactions;

         (h) amend in any manner the Formation Documents or any other organizational documents of the Company, its Subsidiaries or any such International Group Company. Notwithstanding any other provision of the Contribution and Separation Agreement or the Formation Documents, even in the event that majority Member approval for such amendment has been obtained, no such amendment shall be made without the prior written approval of Enron, subject to the Requisite Consent;

         (i) enter into or engage in any business other than such businesses as are currently conducted by the Company, its Subsidiaries or any such International Group Company;

         (j) establish or modify significant accounting methods, practices or policies or significant tax policies, except as required by law or mandated by GAAP;

         (k) change the fiscal year of the Company, any Subsidiary of the Company or any such International Group Company;

         (l) except for (i) trade payables incurred in the ordinary course of business and (ii) Indebtedness incurred to refinance Indebtedness outstanding on the date of the Contribution and Separation Agreement (provided that the aggregate principal amount of such refinancing Indebtedness shall not be greater than the aggregate principal amount of the Indebtedness so refinanced), create or assume any Indebtedness in excess of amounts provided in the Annual Budgets;

         (m) incur (x) any non-maintenance capital expenditures, or commitments to make non-maintenance capital expenditures, in excess of amounts provided in the Annual Budgets, or (y) annual maintenance capital expenditures, or commitments to make annual maintenance capital expenditures, in excess of amounts provided in the Annual Budgets;

         (n) enter into any compromise or settlement of any action, suit, litigation, arbitration or proceeding or any governmental investigation or audit relating to the assets, liabilities or business of the Company, any Subsidiaries of the Company or any such International Group Company in excess of US$2,000,000;

         (o) with respect to the Company, any Subsidiary of the Company or any such International Group Company, pursuant to or within the meaning of the Bankruptcy Code or any similar Cayman Islands, U.S. federal or state, or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an Order for relief against it in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or substantially all of its property or assets, or make a general assignment for the benefit of its creditors; or

         (p) with respect to the Company, change the composition or number of members of the Company's Board of Directors, which shall be composed initially of seven (7) members, other than to fill any vacancy.

         From and after the date of the Contribution and Separation Agreement and until the Distribution Date, the Company shall provide notice to the Enron Parties upon its becoming aware that any International Group Company (regardless of whether the Company holds an interest in such International Group Company) has taken or proposes to take any of the actions set forth in clauses (a) through (p) of this Clause 7. For purposes of this Clause 7, the following terms shall have the following meanings:

         "Annual Budgets" shall have the meaning provided in the Contribution and Separation Agreement.

         "Bankruptcy Code" shall have the meaning provided in the Contribution and Separation Agreement.

         "Contribution and Separation Agreement" shall mean that certain Contribution and Separation Agreement, dated as of ____________, by and among Enron Corp., certain affiliates of Enron set forth on Schedule A thereto, and the Company.

         "Distribution Date" shall have the meaning provided in the Contribution and Separation Agreement.

         "Enron" shall have the meaning provided in the Contribution and Separation Agreement.

         "Enron Parties" shall have the meaning provided in the Contribution and Separation Agreement.

         "Equity Interest" shall have the meaning provided in the Contribution and Separation Agreement.

         "Formation Documents" shall mean the Memorandum of Association and the Articles of Association of the Company.

         "GAAP" shall have the meaning provided in the Contribution and Separation Agreement.

         "Indebtedness" shall have the meaning provided in the Contribution and Separation Agreement.

         "Initial Closing Date" shall have the meaning provided in the Contribution and Separation Agreement.

         "International Group Company" shall have the meaning provided in the Contribution and Separation Agreement.

         "Order" shall have the meaning provided in the Contribution and Separation Agreement.

         "Requisite Consent" shall have the meaning provided in the Contribution and Separation Agreement.

         "Subsidiary" shall have the meaning provided in the Contribution and Separation Agreement.

         "Transaction Approval Process" shall have the meaning provided in the Contribution and Separation Agreement.

8. Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any nonvoting equity shares.

The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the shares in the capital of the Company set opposite their name.

DATED the 24th day of June, Two Thousand and Three.

----------------------   ---------------   ----------   ------------------------
                                                         NO. OF SHARES TAKEN BY
 NAME OF SUBSCRIBER          ADDRESS       OCCUPATION         SUBSCRIBER
----------------------   ---------------   ----------   ------------------------
Huntlaw Nominees Ltd.    P.O. Box 1350GT    Company        1 Ordinary Share
Signed: Peter Stafford    Grand Cayman
__________________       Cayman Islands

----------------------   ---------------   ----------   ------------------------

WITNESS TO THE ABOVE SIGNATURE:-

Signed:  Pat Ebanks

_________________________
Witness

                                                                   SCHEDULE J(2)

                              AMENDED AND RESTATED

                            MEMORANDUM OF ASSOCIATION

                                       OF

                        PRISMA ENERGY INTERNATIONAL INC.

         (As adopted by Special Resolutions dated [-], in substitution for the Conformed Amended and Restated Memorandum of Association adopted by
                      Special Resolution dated [-], 2004)

1.       The name of the Company is Prisma Energy International Inc.

2. The registered office will be situated at the offices of Huntlaw Corporate Services Ltd., P.O. Box 1350 GT, the Huntlaw Building, 75 Fort Street, George Town in the Island of Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

         (a)      (1)      To carry on the business of an investment company and
                           for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares
                           (including shares in the Company), stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

         (b)      (1)      To lend money with or without security either at
                           interest or without and to invest money of the Company in such manner as the Directors decide.

                  (2) To acquire by purchase, lease, exchange, wire or otherwise, lands and hereditaments of any tenure or any interest in the same in any part of the world.

                  (3) To sell, lease, let, mortgage or otherwise dispose of the lands, houses, buildings, hereditaments and other property of the Company.

                  (4) To carry on the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organised commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

                  (5) To carry on the business of a building construction company and to erect and construct either by the Company or through other parties and for the Company's own use or investment or for any other person, firm or company, houses, hotels, apartment blocks, marinas, harbours, offices, roads, buildings or works of every description on any land of the Company or upon any other lands or hereditaments and to pull down, build or rebuild, enlarge, alter and improve existing houses, hotels, apartment blocks, marinas, harbours, offices, roads, buildings or works thereon, to convert and appropriate any such land into and for roads, streets, squares, gardens and pleasure grounds and other conveniences and generally to deal with and improve the property of the Company and its clients.

                  (6) To carry on all or any of the businesses of tourist agents and charter services and for such purposes to carry on the safekeeping, cleaning, repairing, refueling and the general care of motor vehicles, boats, yachts, sport and fishing craft of all kinds, whatever form of propulsion may be used.

                  (7) To carry on all or any of the businesses of general wholesale and/or retail merchants and dealers in hardware and other building requisites, builders merchants, general engineers, metal founders, shipwrights, wharfingers, carriers by sea or land, forwarding agents and commission and general agents, exporters, importers and merchants.

                  (8) To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers, company promoters, realtors, financial agents, land owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

                  (9) To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licences, secret processes and any real or personal property of any kind whatsoever.

                  (10) To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be used in the business of shipping, transportation, chartering and other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

                  (11) To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, wharfingers, customs brokers, ship agents, ship managers, warehousemen, bonded or otherwise and carriers and to transact every kind of agency factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

                  (12) To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organisations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

                  (13) To carry on the business of manufacturers, producers, refiners, developers and dealers in all kinds of metals, materials, minerals, chemicals, substances and products, whether natural or artificial and of commodity traders, importers, exporters, manufacturers' representatives, wholesale and/or retail merchants, forwarding agents, commission and general agents and brokers, and generally to carry on and execute all kinds of commercial, hire purchase, trading and other operations.

         (c) To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

         (d) To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

         (e) To acquire and take over or undertake all or any part of the real estate, business assets or liabilities of any persons and companies carrying on business of any kind.

         (f) To purchase, take on lease or in exchange, hire or otherwise acquire any real or personal property, patents, licences, rights or privileges which the Company may think necessary or convenient for the purposes of its business and to construct, maintain and alter any building or works necessary or convenient for the purposes of the Company.

         (g) To invest and deal with the monies of the Company not immediately required in such manner as may from time to time be determined.

         (h) To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall decide.

         (i) To draw, make, accept, endorse, discount, execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

         (j) To take or otherwise acquire and hold shares in any other company for the benefit of this Company and to sell, improve, repair, lease or mortgage or in any way turn into account all or any part of the property and rights of the Company.

         (k) To make, accept or otherwise handle consignments of goods, wares and merchandise or any of them.

         (l) To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

         (m) To establish, promote and otherwise assist any company or companies for the purposes of furthering any of the objects of which company may seem to benefit this Company.

         (n) To sell or dispose of, lease or let the undertaking of this Company or any part thereof for such consideration as the Company may decide and in particular for shares, fully or partly paid-up debentures or securities of any other company.

         (o) To distribute any of the property of the Company among the Members in specie.

         (p) To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation carrying on any business or possessed of any property or rights suitable for the purposes of this Company.

         (q) To take or otherwise acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

         (r) To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

         (s) To lend and advance monies or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company's undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

         (t) To enter into partnership or into any arrangements for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, amalgamation or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

         (u) To enter into any arrangements with any authorities, municipal or local or otherwise and to obtain from any such authority any rights, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.


         (v) To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of them.

         AND IT IS HEREBY DECLARED that each and every paragraph of this Clause 3 shall be construed independently and shall be treated as an independent and main object of the Company and that the powers conferred on the Company by any paragraph shall not be restricted by reference to any other paragraph or to the name of the Company or by the juxtaposition of two (2) or more objects and that in the event of any ambiguity, this Clause and every other paragraph shall be construed in such a way as to widen and not to restrict the powers of the Company.

4. Except as prohibited or limited by the laws of the Cayman Islands and subject to the restriction set forth in Clause 7 hereof, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.       The liability of the Members is limited.

6. Subject to the restriction set forth in Clause 7 hereof, the authorised share capital of the Company is Five Hundred Thousand United States Dollars (US$500,000.00) consisting of fifty million (50,000,000) shares of One United States Cent (US$0.01) each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

7. Pursuant to section 1123 of the Bankruptcy Reform Act of 1978, as amended, of the United States of America, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any nonvoting equity shares.

DATED the 24th day of June, Two Thousand and Three.


--------------------------------------------------------------------------------
                                                             NO. OF SHARES TAKEN
NAME OF SUBSCRIBER        ADDRESS             OCCUPATION        BY SUBSCRIBER
--------------------------------------------------------------------------------
Huntlaw Nominees Ltd.     P.O. Box 1350GT     Company        1 Ordinary Share
Signed: Peter Stafford    Grand Cayman
                          Cayman Islands
--------------------------------------------------------------------------------

WITNESS TO THE ABOVE SIGNATURE:-

Signed:  Pat Ebanks

_____________________
Witness

              FORM OF CROSSCOUNTRY BY-LAWS/ORGANIZATIONAL AGREEMENT

Prior to the distribution of shares of CrossCountry Common Equity to holders of Allowed Claims pursuant to the Plan, the assets that will be held by CrossCountry Distributing Company will be held by CrossCountry Energy, LLC, which will be subject to the CrossCountry LLC Agreement attached behind Tab (1) (the "Pre-Distribution CrossCountry LLC Agreement"). If shares of CrossCountry Common Equity are distributed to holders of Allowed Claims pursuant to the Plan, shortly before such distribution, and as more fully described in the Disclosure Statement, CrossCountry Distributing Company will obtain ownership of the CrossCountry Assets, whether by merger or otherwise. In that event, CrossCountry Distributing Company may take the form of a corporation or a limited liability company. If CrossCountry Distributing Company takes the form of a limited liability company, it will be governed pursuant to a Limited Liability Company Agreement substantially in the form attached behind Tab (2) (the "Post-Distribution CrossCountry LLC Agreement"). If CrossCountry Distributing Company takes the form of a corporation, it will have bylaws substantially in the form attached behind Tab (3) (the "Post-Distribution CrossCountry Bylaws"). Together, each of the Pre-Distribution CrossCountry LLC Agreement, the Post-Distribution CrossCountry LLC Agreement and the Post-Distribution CrossCountry Bylaws constitute the CrossCountry Bylaws/Organizational Agreement as used and defined in the Plan.

Tab

(1) Pre-Distribution CrossCountry LLC Agreement(1)

(2) Post-Distribution CrossCountry LLC Agreement(2)

(3) Post-Distribution CrossCountry Bylaws(3)

----------

(1) In the event that CrossCountry Energy, LLC is converted to a corporation at a time that is prior to the distribution of CrossCountry Common Equity to the holders of Allowed Claims, the organizational documents of such corporation will contain the same shareholder protections as those set forth in the Pre-Distribution CrossCountry LLC Agreement.

(2) This document may be revised prior to the distribution of CrossCountry Common Equity to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the CrossCountry Common Equity is listed, if applicable.

(3) This document may be revised prior to the distribution of CrossCountry Common Equity to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the CrossCountry Common Equity is listed, if applicable.



                                       K

                                                                   SCHEDULE K(1)


            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            CrossCountry Energy, LLC

                      A Delaware Limited Liability Company

                       Dated as of ________________, 2004

                               TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I         ORGANIZATION OF THE COMPANY.............................    1

         1.1      Name....................................................    1

         1.2      Formation...............................................    1

         1.3      Term....................................................    1

         1.4      Purposes................................................    2

         1.5      Powers..................................................    2

         1.6      Principal Business Office...............................    2

         1.7      Registered Office.......................................    2

ARTICLE II        MEMBERSHIP..............................................    2

         2.1      Members.................................................    2

         2.2      Limited Liability.......................................    2

         2.3      Annual Meetings.........................................    2

         2.4      Special Meetings........................................    2

         2.5      Place of Meetings.......................................    3

         2.6      Notice of Meetings......................................    3

         2.7      Quorum..................................................    3

         2.8      Organization............................................    3

         2.9      Voting; Proxies.........................................    3

         2.10     Required Vote...........................................    3

         2.11     Action Without a Meeting................................    4

ARTICLE III       MANAGEMENT OF THE COMPANY...............................    4

         3.1      Management by Managers..................................    4

                  (a)      Managers.......................................    4

                  (b)      Qualifications.................................    5

                  (c)      Term; Removal and Resignation..................    5

                  (d)      Remuneration...................................    5

                  (e)      Quorum; Required Vote..........................    5

                  (f)      Place of Meetings..............................    5

                  (g)      Annual Meeting.................................    5

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                  (h)      Regular Meetings..............................     5

                  (i)      Special Meetings..............................     5

                  (j)      Participation By Telephone....................     6

                  (k)      Organization..................................     6

                  (l)      Action Without a Meeting......................     6

         3.2      Board Committees.......................................     6

                  (a)      Appointment...................................     6

                  (b)      Procedures, Quorum and Manner of Acting.......     6

                  (c)      Action Without a Meeting......................     7

                  (d)      Term; Termination.............................     7

         3.3      Officers...............................................     7

                  (a)      Generally.....................................     7

                  (b)      Titles and Number.............................     7

                  (c)      Appointment; Term of Office and Remunera......     7

                  (d)      Resignation; Removal..........................     7

                  (e)      Chairman of the Board.........................     7

                  (f)      President and Chief Executive Officer.........     8

                  (g)      Vice Presidents...............................     8

                  (h)      Secretary and Assistant Secretaries...........     8

                  (i)      Treasurer and Assistant Treasurer.............     8

                  (j)      Delegation of Authority.......................     8

         3.4      Duties of Managers and Officers........................     9

         3.5      Limitation on Liability; Indemnification...............     9

         3.6      Member Consent Requirements............................    11

ARTICLE IV            CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS.........    13

         4.1      Capital Account........................................    13

         4.2      Contributions..........................................    13

         4.3      Profits and Losses.....................................    13

ARTICLE V             DISTRIBUTIONS......................................    14

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
         5.1      Distributions..........................................    14

ARTICLE VI        DISSOLUTION............................................    14

         6.1      Dissolution............................................    14

         6.2      Winding-Up and Termination.............................    14

                  (a)      Liquidating Trustee...........................    14

                  (b)      Distribution of Assets........................    15

                  (c)      Termination...................................    15

ARTICLE VII       BOOKS AND RECORDS; INFORMATION AND ACCOUNTS............    15

         7.1      Maintenance of Books and Records.......................    15

         7.2      Information............................................    15

         7.3      Accounts...............................................    15

         7.4      Independent Accountants................................    16

ARTICLE VIII      MISCELLANEOUS..........................................    16

         8.1      Fiscal Year............................................    16

         8.2      Notices................................................    16

         8.3      Entire Agreement.......................................    16

         8.4      Severability...........................................    16

         8.5      Binding Effect.........................................    16

         8.6      Counterparts...........................................    17

         8.7      Headings and Sections..................................    17

         8.8      Transfers and Assignments..............................    17

         8.9      Governing Law..........................................    17

         8.10     Amendments.............................................    17

         AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            CROSSCOUNTRY ENERGY, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


         This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CROSSCOUNTRY ENERGY, LLC (the "Agreement"), dated as of _____________ __, 2004, is adopted, executed and agreed to by Enron Corp., an Oregon corporation ("Enron"), EOC Preferred, LLC, a Delaware limited liability company ("EOC Preferred"), Enron Transportation Services, LLC, a Delaware limited liability company ("ETS") and Enron Operations Services, LLC, a Delaware limited liability company ("EOS", each party being a "Member" and, collectively, the "Members").

                                   ARTICLE I

                           ORGANIZATION OF THE COMPANY

         1.1 Name. The name of the limited liability company governed hereby is CrossCountry Energy, LLC (the "Company").

         1.2    Formation.

         (a) The Company was formed upon the filing of the Certificate of Formation of the Company (the "Certificate of Formation") with the Secretary of State of the State of Delaware on November 20, 2003, pursuant to the Delaware Limited Liability Company Act (the "Act"). This Agreement shall constitute the "limited liability company agreement" (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

         (b) Any Officer of the Company who is an "authorized person" within the meaning of the Act, is hereby authorized, at any time that the Members have approved an amendment to the Certificate of Formation in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Act.

         1.3 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with ARTICLE VI of this Agreement.

         1.4 Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

         1.5 Powers. The Company shall have the power to do any and all acts which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing acts pursuant to the arrangements set forth in this Agreement.

         1.6 Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers of the Company (the "Board of Managers").

         1.7 Registered Office. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent for service of process on the Company in the State of Delaware are:
National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, or such other office (which need not be the principal place of business of the Company) as the Board of Managers may designate from time to time in accordance with the Act.

                                   ARTICLE II

                                   MEMBERSHIP

         2.1 Members. Each Member is deemed admitted as a Member of the Company upon delivery of this Agreement. Each Member's "Percentage Interest," representing such Member's percentage share of the total membership interests in the Company ("Membership Interests"), is set forth on Schedule A attached hereto, which shall be amended from time to time by the Company to reflect any change in such Percentage Interest.

         2.2 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

         2.3 Annual Meetings. The annual meeting of the Members for the election of Managers and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time as the Board of Managers shall determine.

         2.4 Special Meetings. Special meetings of the Members for the transaction of such business as may properly come before the meeting may be called by order of the Board of Managers or of Members holding together at least ten percent (10%) of the Membership Interests of the Company, and shall be held at such date and time as may be specified by such order.

         2.5 Place of Meetings. Meetings of the Members may be held at any place within or without the State of Delaware, as may from time to time be decided by the Board of Managers, or at such other place as the majority of the Members may decide.

         2.6 Notice of Meetings. Notice of all meetings of the Members shall be given by or at the direction of the Chairman of the Board, the President, the Secretary or other person(s) calling the meeting to each Member entitled to vote thereat. Such notice shall state the place, date and hour of the meeting, and shall be delivered to each Member not less than ten (10) nor more than sixty
(60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

         2.7 Quorum. Except as otherwise provided by applicable law or this Agreement, a quorum for the transaction of business at any meeting of the Members shall consist of the holders of a majority of the then outstanding Membership Interests represented in person or by proxy. If there be no such quorum, the holders of a majority of the Membership Interests present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained.

         2.8 Organization. Meetings of the Members shall be presided over by the Chairman of the Board, if any, or if none or in the Chairman of the Board's absence, the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a Chairman of the Board to be chosen by the Members entitled to vote who are represented in person or by proxy at the meeting. The Secretary of the Company, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting of the Members, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

         2.9 Voting; Proxies. At all meetings of the Members at which a quorum is present, except as otherwise provided by law or by this Agreement, each Member shall have the right to vote their respective Membership Interests on all matters to come before a meeting of the Members. At each meeting of Members, the Members shall be entitled to vote in person or by proxy appointed
(i) by instrument in writing executed by such Member or by such Member's duly authorized attorney-in-fact or (ii) by electronic transmission. Each such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy.

         2.10 Required Vote. At all meetings of Members at which a quorum is present, all matters, except as otherwise provided by law or this Agreement, shall be determined by the affirmative vote of Members holding not less than a majority of the

Membership Interests, voting together as one class, represented in person or by proxy, and entitled to vote thereat.

         2.11 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Members may, except as otherwise required by law or this Agreement, be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by the holders of Membership Interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Interests entitled to vote thereon were present and voted, and the writing or transmission is filed with the minutes of the meeting. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

                                  ARTICLE III

                            MANAGEMENT OF THE COMPANY

         3.1 Management by Managers. Except for situations in which the action or approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, (x) the powers of the Company will be exercised by or under the authority of the Board of Managers, and (y) the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement

         (a) Managers. The number of Managers constituting the Board of Managers shall be five (5), one of whom may be selected by the Board of Managers to be the Chairman of the Board (the "Chairman of the Board"). The Managers of the Company (the "Managers") shall be Messrs. Raymond M. Troubh, Corbin McNeill, James L. Gaffney, Michael L. Muse and Gary L. Rosenthal. The composition or size of the Board of Managers may be changed upon the affirmative vote of Members holding not less than a majority of the Membership Interests; provided, that any such change in composition or size shall require approval of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), pursuant to (i) that certain Order, Pursuant to Sections 105 and 363 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 2002, 6004 and 9013, Authorizing and Approving, (A) the Execution, Delivery and Performance, by Enron Corp., Enron Transportation Services Company, Enron Operations Services Corp., Enron Operations, L.P. and CrossCountry Energy Corp., of a Contribution and Separation Agreement and Certain Agreements Related Thereto, and (B) the Consummation of the Transactions Contemplated Thereby, Free and Clear of All Liens, Claims, Encumbrances, Rights of Setoff, Netting, Recoupment and Deduction (the "September Order") and (ii) that certain Supplemental Order Regarding CrossCountry Energy Corp., dated December 18, 2003 (the "December Order" and, collectively with the September Order, the "Approval Orders"). The use of the phrase "entire Board" herein refers to the total number of Managers which the Company would have if there were no vacancies.

         (b) Qualifications. Each Manager shall be at least 18 years of age. A Managerneed not be a Member, a citizen of the United States, or a resident of the State of Delaware.

         (c) Term; Removal and Resignation. The Managers shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal. The Members may remove or replace any of the Managers at any time upon the affirmative vote of Members holding not less than a majority of the Membership Interests, subject to the approval of the Bankruptcy Court pursuant to the Approval Orders. Any Manager may resign at any time upon written notice to the Members and the remaining Managers, and such resignation shall take effect upon receipt by the Members and the remaining Managers of such notice. Vacancies on the Board of Managers, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of Managers or otherwise, shall be filled by the majority vote of the Members, subject to the approval of the Bankruptcy Court pursuant to the Approval Orders.

         (d) Remuneration. Managers may be paid their expenses, if any, of attendance at each meeting of the Board of Managers and may be paid a fee for attendance at each meeting of the Board of Managers. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         (e) Quorum; Required Vote. Except as otherwise provided by law, a majority of the entire Board of Managers shall constitute a quorum. A majority of the Managers present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

         (f) Place of Meetings. Meetings of the Board of Managers may be held at any place, within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Managers, or as may be specified in the notice of meeting.

         (g) Annual Meeting. Following the annual meeting of the Members, the Board of Managers shall meet for the purpose of the election of Officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of the Members at the same place at which such Members' meeting is held.

         (h) Regular Meetings. Regular meetings of the Board of Managers shall be held at such times and places as the Board of Managers shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Managers held at times and places fixed by resolution of the Board of Managers.

         (i) Special Meetings. Special meetings of the Board of Managers shall be held whenever called by the Chairman of the Board, President or by a majority of the

Managers then in office. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Managers shall be given to each Manager by mailing the same at least two (2) days before the special meeting, or by electronic transmission, telecopy or by delivering the same personally, not later than the day before the day of the meeting. Meetings may be held at any time without notice if all the Managers are present or if those not present waive notice of the meeting in writing.

         (j) Participation By Telephone. Any one or more members of the Board of Managers or any committee thereof may participate in a meeting of the Board of Managers or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute the presence of the person at the meeting.

         (k) Organization. Meetings of the Board of Managers shall be presided over by the Chairman of the Board, if any, or if none or in the Chairman of the Board's absence, the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a Chairman of the Board to be chosen by the Board of Managers. The Secretary of the Company, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting of the Board of Managers, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

         (l) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the Board of Managers.

         3.2    Board Committees.

         (a) Appointment. From time to time the Board of Managers by a resolution adopted by a majority of the entire Board of Managers may designate one or more committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Managers in the resolution designating the committee.

         (b) Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Managers. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Managers.

         (c) Action Without a Meeting. Any action required or permitted to be taken at any meeting of any committee of the Board of Managers may be taken without a meeting if all the members of the committee consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the committee.

         (d) Term; Termination. In the event any person shall cease to be a Manager of the Company, such person shall simultaneously therewith cease to be a member of any committee designated by the Board of Managers.

         3.3    Officers.

         (a) Generally. The Board of Managers may appoint agents of the Company, which agents shall be referred to as "Officers" of the Company, having the titles, power, authority and duties described in this Section 3.3 or as otherwise granted by the Board of Managers, in each case, subject to the limitations set forth in Section 3.6 of this Agreement and by nonwaivable provisions of applicable law. Subject to the foregoing, the Company's Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company's assets in accordance with the provisions of this Agreement. Any delegation pursuant to this Section 3.3 may be revoked at any time by the Board of Managers.

         (b) Titles and Number. The Officers of the Company may include a Chairman of the Board, President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Managers may desire. Any person may hold two or more offices.

         (c) Appointment; Term of Office and Remuneration. The Officers may be appointed by the Board of Managers at such times and for such terms as the Board of Managers shall determine. Any Officer may be removed, with or without cause, at any time by vote of a majority of the entire Board of Managers. Vacancies in any office may be filled only by the Board of Managers. The remuneration of all Officers shall be fixed by the Board of Managers or in such manner as the Board of Managers shall provide.

         (d) Resignation; Removal. Any Officer may resign at any time upon written notice to the Company and such resignation shall take effect upon receipt thereof by the Chairman of the Board, President or Secretary, unless otherwise specified in the resignation.

         (e) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may from time to time be assigned by the Board of Managers. Unless the Board of Managers provides otherwise, the Chairman of the Board shall be an Officer of the Company.

         (f) President and Chief Executive Officer. The President shall be the chief executive officer of the Company, and shall be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute and deliver all documents, powers of attorney, contracts, bonds and other obligations and instruments, and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Managers.

         (g) Vice Presidents. In the absence of the President, each Vice President appointed by the Board of Managers shall have all of the powers and duties conferred upon the President, including the same power as the President to execute and deliver documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Managers or the President. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board of Managers.

         (h) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of meetings or actions of the Board of Managers, shall see that all notices are given in accordance with the provisions of this Agreement and as required by law, shall be the custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by applicable law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Managers or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

         (i) Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Managers or the President. The Treasurer, subject to the order of the Board of Managers, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Managers or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving in the absence of the appointed Treasurer and Assistant Treasurer, such other Officer as the Board of Managers shall select shall have the powers and duties conferred upon the Treasurer.

         (j) Delegation of Authority. Unless otherwise provided by resolution of the Board of Managers, no Officer shall have the power or authority to delegate to any person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

         3.4 Duties of Managers and Officers. Except to the extent otherwise provided herein or as required by applicable law, each Manager and Officer of the Company shall owe to the Company and its Members the same fiduciary duties of loyalty, care and good faith that the Manager or Officer would owe to a corporation and its stockholders if such person was serving as a director or officer of a corporation organized under the Delaware General Corporation Law.

         3.5    Limitation on Liability; Indemnification.

         (a) Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be personally liable either to the Company or to any Member for monetary damages for breach of fiduciary duty as Manager, except for liability (i) for any breach of the Manager's duty of loyalty to the Company or its Members, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the Manager shall have derived an improper personal benefit or (iv) any action which would constitute a violation of Section 18-607 of the Act. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Agreement inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph
(a) of this Section 3.5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         (b) The Company shall indemnify any Manager or Officer who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a Manager or Officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such Manager or Officer acted in good faith and in a manner the Manager or Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Manager or Officer did not act in good faith and in a manner which the Manager or Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by any Manager or Officer in defending or testifying in such action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager or Officer to repay such amount if it shall ultimately be determined that such Manager or Officer is not entitled to be indemnified by the Company against such expenses as authorized by this Section 3.5, and the Company may enter into agreements with such persons for the purpose of providing for such advances.

         (c) The Company shall have the power to indemnify any employee or agent of the Company who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such employee or agent acted in good faith and in a manner the employee or agent reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and the Company may enter into agreements with any such person for the purpose of providing for such indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the employee or agent did not act in good faith and in a manner which the employee or agent reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by an employee or agent in defending or testifying in such action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that such employee or agent is not entitled to be indemnified by the Company against such expenses as authorized by this Section
3.5 and the Company may enter into agreements with such persons for the purpose of providing for such advances.

         (d) The indemnification permitted by this Section 3.5 shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, affirmative vote of Members holding not less than a majority of the Membership Interests or disinterested Managers or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a Manager, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         (e) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 3.5 or otherwise.

         3.6 Member Consent Requirements. Notwithstanding any other provision of this Agreement, from and after the Closing Date (as defined in the Contribution and Separation Agreement) and prior to a distribution of any capital stock or any other equity interest of a Distributing Company in accordance with the Joint Plan of Affiliated Debtors pursuant to chapter 11 of the Bankruptcy Code for Enron Corp., including, without limitation, the exhibits and schedules attached thereto, as the same may be modified or supplemented from time to time (the "Plan"), without the affirmative vote of Members holding not less than a majority of Membership Interests, the Company shall not, and shall not vote, directly or indirectly, any capital stock or other equity interests owned by the Company in any Pipeline Group Company to:

         (a) convey, sell or otherwise dispose of any capital stock or other equity interests, as applicable, held directly or indirectly by the Company in any Pipeline Group Company, or sell all or any significant portion of the assets of the Company or any Pipeline Group Company in one or a series of transactions;

         (b) enter into any business other than owning and operating natural gas pipelines, coal slurry pipelines, natural gas gathering facilities, midstream gas processing facilities, gas and hydrocarbon liquids storage facilities and related businesses;

         (c) establish or modify significant accounting methods, practices or policies or significant tax policies, except as required by law or mandated by generally accepted accounting principles;

         (d) change the fiscal year of the Company or any Subsidiary of the Company;

         (e) register securities of the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus for issuance under federal or state securities laws;

         (f) issue any capital stock or other equity interests of the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus or any securities convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus;

         (g) create or assume any indebtedness for borrowed money in excess of $40,000,000 in the aggregate for the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus, except for renewals, roll-overs or refinancings of existing indebtedness;

         (h) adopt or materially amend any equity-based bonus or equity-based employee benefit plan or program;

         (i) incur (x) any non-maintenance capital expenditures, or commitments to make non-maintenance capital expenditures, in excess of $15,000,000 in the aggregate per fiscal year of the Company and/or per project or group of related projects or (y) annual maintenance capital expenditures, or commitments to make annual maintenance capital expenditures, in excess of $50,000,000 in the aggregate, in each case, by the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus;

         (j) enter into any compromise or settlement of any action, suit, litigation, arbitration or proceeding or any governmental investigation or audit relating to the assets, liabilities or business of the Company or any Pipeline Group Company, in excess of $2,000,000; or

         (k) with respect to the Company, any Subsidiary of the Company, Citrus or any Subsidiary of Citrus, enter into any joint venture, partnership, merger or other business combination transaction.

         For purposes of this Section 3.6, the following terms have the following meanings:

         "CITRUS" means Citrus Corp., a Delaware corporation.

         "CONTRIBUTION AND SEPARATION AGREEMENT" means that certain Amended and Restated Contribution and Separation Agreement, dated as of _____________ __, 2004, by and among the Company, CrossCountry Energy Corp., a Delaware corporation, CrossCountry Citrus Corp., a Delaware corporation, Enron, Enron Transportation Services, LLC, a Delaware limited liability company (as successor-in-interest to Enron Transportation Services Company), Enron Operations Services, LLC, a Delaware limited liability company (as successor-in-interest to Enron Operations Services Corp.) and EOC Preferred, LLC, a Delaware limited liability company (as successor-in-interest to Enron Operations, L.P.), as such agreement may be amended, modified or supplemented from time to time.

         "DISTRIBUTING COMPANY" means the Company or such other company designated under the Plan to distribute shares of capital stock or other equity interests representing the Company's interest in the Pipeline Assets.

         "PIPELINE ASSETS" means the Equity Interests, Voting Trust Certificate and Shared Services Assets as defined in the Contribution and Separation Agreement.

         "PIPELINE GROUP COMPANY" means Citrus, Florida Gas Transmission Company, Citrus Trading Corp., Citrus Energy Services, Inc., Northern Plains Natural Gas Company, Pan Border Gas Company, Northern Border Pipeline Corporation, Transwestern Holding Company, Inc., Transwestern Pipeline Company, NBP Services Corporation, CrossCountry Energy Services, LLC, Northern Border Partners, L.P., Northern Border Intermediate Limited Partnership, any other Subsidiary of the Company or any of their respective Subsidiaries, successors or assigns.

         "SUBSIDIARY" means, with respect to any entity, any corporation, limited liability company, joint venture or partnership of which such entity (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided, however, that Northern Border Partners, L.P., Northern Border Intermediate Limited Partnership and their respective Subsidiaries shall not be included as Subsidiaries of the Company for any purposes under this Agreement.

                                   ARTICLE IV

                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         4.1 Capital Account. A capital account ("Capital Account") shall be maintained for each Member on the books of the Company. Such Capital Account shall be adjusted to reflect each Member's shares of allocations and distributions as provided in Sections 4.2 and 5.1 of this Agreement, and any additional capital contributions to the Company or distributions from the Company. The total capital of a Member in the Company from time to time shall be referred to as such Member's "Capital".

         4.2 Contributions. Without creating any rights in favor of any third party, each Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

         4.3 Profits and Losses. The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to each Member in accordance with such Member's Percentage Interest. As used herein, "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Section 4.3, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

         (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; and

         (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss.

Notwithstanding the foregoing, for federal income tax purposes, the Company is a disregarded entity wholly owned by Enron and all items of income, gain, deduction, loss and credit of the Company shall be reported by Enron for federal income tax purposes.

                                   ARTICLE V

                                  DISTRIBUTIONS

         5.1 Distributions. The Board of Managers shall have the power to make distributions to the Members at such times and in such amounts as may be determined by the Board of Managers. Subject to any other provisions of this Agreement, Members shall be entitled to receive such dividends and other distributions in cash, equity interests or membership units of the Company, or any property of the Company as may be declared thereon by the Board of Managers from time to time out of assets or funds of the Company legally available therefor. Distributions shall be shared among the Members in accordance with their respective Percentage Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

                                   ARTICLE VI

                                   DISSOLUTION

         6.1 Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, of the occurrence of any of the following:

         (a) the affirmative vote of Members holding not less than a majority of the Membership Interests;

         (b) at any time that there are no Members, unless the Company is continued in accordance with the Act; or

         (c) the entry of a decree of judicial dissolution under ss. 18-802 of the Act.

         6.2    Winding-Up and Termination.

         (a) Liquidating Trustee. Upon dissolution, the Board of Managers shall select one or more individuals or entities to act as liquidating trustee (the "Liquidating Trustee"). The Liquidating Trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the Liquidating Trustee shall continue to operate the Company's properties with all of the power and authority of the Board of Managers.

         (b) Distribution of Assets. Any assets of the Company remaining after satisfaction of the creditors of the Company (whether by payment or reasonable provision for payment) shall be distributed among the Members pro rata.

         (c) Termination. Upon completion of the distribution of the assets of the Company, the Company shall be terminated and the Liquidating Trustee shall cause the cancellation of the Certificate of Formation in the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

                                  ARTICLE VII

                   BOOKS AND RECORDS; INFORMATION AND ACCOUNTS

         7.1 Maintenance of Books and Records. The Company shall keep at its principal office or such other office designated by the Board of Managers complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and affairs and minutes of the proceedings of the Members, the Board of Managers and each committee of the Board of Managers. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate of Formation and this Agreement and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Managers and Officers; and the Company's federal, state and local tax returns for the Company's six most recent tax years.

         7.2 Information. In addition to the other rights specifically set forth in this Agreement and subject to such reasonable standards (including standards governing what information and documents are to be furnished and at what time and location and at whose expense) as may be established by the Board of Managers or any Officer, for a purpose reasonably related to such Member's interest in the Company, each Member is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, including the condition that the Board of Managers shall have the right to keep certain information confidential in accordance with Section 18-305(c) of the Act.

         7.3 Accounts. The Board of Managers may establish, or direct or authorize any Officer to establish, one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company's name with financial institutions and firms that the Board of Managers, or any Officer so directed or authorized, determines.

         7.4 Independent Accountants. The books of account of the Company shall be examined by and reported upon as of the end of each fiscal year by a nationally recognized firm of independent certified public accountants.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

         8.2 Notices. All notices, demands or other communications to be given to, or served upon, any of the parties to this Agreement by reason of this Agreement shall (i) be in writing and either shall be delivered in person or by first-class mail with return receipt requested and postage prepaid, addressed to the address set forth in the records of the Company (ii) sent by facsimile to the number at which the party has consented to receive notice as set forth in the records of the Company or (iii) by electronic transmission directed to the electronic mail address at which the party has consented to receive notice as set forth in the records of the Company. Every notice, demand or other communication hereunder shall be deemed to have been duly given or served on the date on which delivered, faxed, or directed by electronic transmission. Whenever notice is required to be given by this Agreement or by law, a written waiver thereof signed by the party entitled to said notice, or a waiver by electronic transmission by the party entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

         For the purposes of this Agreement, electronic transmission shall mean any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient and that may be directly reproduced in paper form by such a recipient through an automated process.

         8.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supercedes any earlier limited liability company agreement of the Company.

         8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         8.5 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

         8.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the

Member who executed the same, but all of such counterparts shall constitute the same agreement.

         8.7 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

         8.8 Transfers and Assignments. Each Member may transfer, assign, pledge or hypothecate, in whole or in part, its Membership Interest, as determined in its sole discretion, and such transferee or assignee shall become an additional or substituted member of the Company, as applicable, with full rights of a member as set forth herein and in the Act.

         8.9 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAWS PROVISIONS OF SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION).

         8.10 Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by the Members holding a majority of the Membership Interests in the Company; provided, however, that any amendment or modification reducing disproportionately a Member's Percentage Interest or other interest in the Profits or Losses or in distributions shall be effective only with that Member's consent. Any amendment to this Agreement shall be instituted subject to the approval of the Bankruptcy Court pursuant to the Approval Orders.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.


                                      ENRON CORP.

                                      By:
                                         ---------------------------------------
                                         Name:  Raymond M. Bowen, Jr.
                                         Title: Executive Vice President, Chief
                                                Financial Officer and Treasurer



                                      EOC PREFERRED, LLC
                                           By:  Enron Corp., as sole member


                                      By:
                                         ---------------------------------------
                                         Name:  Raymond M. Bowen, Jr.
                                         Title: Executive Vice President, Chief
                                                Financial Officer and Treasurer


                                      ENRON TRANSPORTATION SERVICES, LLC


                                      By:
                                         ---------------------------------------
                                         Name:  Stanley C. Horton
                                         Title: President and Chief Executive
                                                Officer


                                     ENRON OPERATIONS SERVICES, LLC


                                     By:
                                        ----------------------------------------
                                        Name:  Stanley C. Horton
                                        Title: President

                                   SCHEDULE A

                              Percentage Interests

--------------------------------------------------------
Member                                       Percentage
                                              Interest
--------------------------------------------------------
Enron Corp.                                    57.70%
Enron Transportation Services, LLC             42.06%
Enron Operations Services, LLC                  0.18%
EOC Preferred, LLC                              0.06%
----------------------------------------------------

                                                                   SCHEDULE K(2)

            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                       [CROSSCOUNTRY DISTRIBUTING COMPANY]

                      A Delaware Limited Liability Company

                       Dated as of _____________ __, 200_

                                TABLE OF CONTENTS

                                                                            Page
Article I         Organization of the Company.............................    1

         1.1      Name....................................................    1

         1.2      Formation...............................................    1

         1.3      Term....................................................    1

         1.4      Purposes................................................    2

         1.5      Powers..................................................    2

         1.6      Principal Business Office...............................    2

         1.7      Registered Office.......................................    2

Article II        MEMBERSHIP..............................................    2

         2.1      Members.................................................    2

         2.2      Limited Liability.......................................    2

         2.3      Certificates............................................    3

         2.4      Register, Registration of Transfer and Exchange.........    3

         2.5      Lost, Destroyed, Mutilated or Stolen Certificates.......    4

Article III       AUTHORIZATION AND ISSUANCE OF MEMBERSHIP INTERESTS......    5

         3.1      Issuance of Membership Interests; Powers................    5

         3.2      No Fractional Membership Interests......................    6

         3.3      Common Membership Interests.............................    6

         3.4      Splits and Combinations.................................    7

Article IV        Meetings of the Members.................................    7

         4.1      Annual Meetings.........................................    8

         4.2      Special Meetings........................................    8

         4.3      Place of Meetings.......................................    8

         4.4      Notice of Meetings......................................    8

         4.5      Fixing the Record Date..................................    8

         4.6      Member Lists............................................    9

         4.7      Adjournment.............................................    9

         4.8      Waiver of Notice, Approval of Meeting, Approval of Minutes  9

         4.9      Quorum..................................................    9

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            Page
         4.10     Organization...........................................    10

         4.11     Voting; Proxies........................................    10

         4.12     Required Vote..........................................    11

         4.13     Action Without a Meeting...............................    11

         4.14     Inspectors of Election.................................    11

Article V         management of the company..............................    12

         5.1      Management by Managers.................................    12

         5.2      Board Committees.......................................    14

         5.3      Officers...............................................    17

         5.4      Duties of Managers and Officers........................    19

         5.5      Limitation on Liability; Indemnification...............    19

Article VI        DISTRIBUTIONS..........................................    21

         6.1      Distributions..........................................    21

         6.2      Repurchase of Membership Interests.....................    22

Article VII       Dissolution............................................    22

         7.1      Dissolution............................................    22

         7.2      Winding-Up and Termination.............................    22

Article VIII      BOOKS AND RECORDS; INFORMATION AND ACCOUNTS............    23

         8.1      Maintenance of Books and Records.......................    23

         8.2      Information............................................    23

         8.3      Accounts...............................................    24

         8.4      Independent Accountants................................    24

Article IX        Miscellaneous..........................................    24

         9.1      Fiscal Year............................................    24

         9.2      Notices................................................    24

         9.3      Entire Agreement.......................................    24

         9.4      Severability...........................................    24

         9.5      Binding Effect.........................................    25

         9.6      Counterparts...........................................    25

         9.7      Headings and Sections..................................    25

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            Page
         9.8      Transfers and Assignments..............................    25

         9.9      Governing Law..........................................    25

         9.10     Amendments.............................................    25

Article X         DEFINITIONS............................................    25

            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                       [CROSSCOUNTRY DISTRIBUTING COMPANY]
                      A DELAWARE LIMITED LIABILITY COMPANY


         This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") OF [CROSSCOUNTRY DISTRIBUTING COMPANY], dated as of _____ __, 200_, is adopted, executed and agreed to, for good and valuable consideration, by and among any Persons or entities who are or become Members (as defined below) of the Company as provided herein.

                                    ARTICLE I

                           ORGANIZATION OF THE COMPANY

         1.1 Name. The name of the limited liability company governed hereby is [CrossCountry Distributing Company] (the "Company").

         1.2    Formation.

         (a) The Company was formed upon the filing of the Certificate of Formation of the Company (the "Certificate of Formation") with the Secretary of State of the State of Delaware on November 20, 2003, pursuant to the Delaware Limited Liability Company Act (the "Act"). This Agreement amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement, dated as of ____________, and as so amended and restated shall constitute the "limited liability company agreement" (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of any Person executing this Agreement as of the date of this Agreement and any Person who hereafter purchases or otherwise lawfully acquires any Membership Interest (with or without the execution of this Agreement) and becomes a Record Holder of any Membership Interest in accordance with Section 2.4 of this Agreement (each, a "Member") shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

         (b) Any Officer of the Company who is an "authorized person" within the meaning of the Act, is hereby authorized, at any time that the Members have approved an amendment to the Certificate of Formation in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Act.

         1.3 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with 7.1 of this Agreement.

         1.4 Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

         1.5 Powers. The Company shall have the power to do any and all acts which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing acts pursuant to the provisions of this Agreement.

         1.6 Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers of the Company (the "Board of Managers").

         1.7 Registered Office. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent for service of process on the Company in the State of Delaware are:
National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, or such other office (which need not be the principal place of business of the Company) as the Board of Managers may designate from time to time in accordance with the Act.

                                   ARTICLE II

                                   MEMBERSHIP

         2.1    Members.


         (a) A Person shall be admitted as a Member and shall become bound by this Agreement if such Person executes this Agreement, or, without such execution, if such Person purchases or otherwise lawfully acquires any common [or preferred] membership interests in the Company ("Membership Interests") and becomes the Record Holder of such Membership Interests in accordance with the provisions of Section 4.6. Unless otherwise provided in this Agreement [or as otherwise provided with respect to a series of preferred interests in any designation creating such series], a Person may become a Record Holder without the consent or approval of any of the Members.

         (b) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall update the books and records from time to time as necessary to reflect accurately the information therein (or to cause the Transfer Agent to do so, as applicable). A Member's Membership Interests shall be represented by the Certificate(s) held by such Member, as provided in Section 2.3.

         2.2 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

         2.3 Certificates. Certificates ("Certificates") evidencing Membership Interests shall be in such form, not inconsistent with that required by the Act or any other Law and this Agreement, as shall be approved by the Board of Managers. The Company shall issue to each Member one or more Certificates, signed by (a) the Chairman of the Board, the President or any Vice President and (b) the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company and countersigned by the Transfer Agent, certifying the number of Membership Interests (and, if there shall be more than one class or series of Membership Interests, the class and series of such Membership Interests) owned by such Member. Any of or all of the signatures on the Certificate may be a facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature or signatures shall have been placed upon any such Certificate or Certificates shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the holder's name and number of Membership Interests. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent.

         2.4    Register, Registration of Transfer and Exchange.

         (a) The Company shall keep or cause to be kept on behalf of the Company a register that, subject to any requirements of the Board of Managers and subject to the provisions of Section 2.4(b), will provide for the registration and transfer of Membership Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Membership Interests and transfers of Membership Interests as herein provided. The Company shall not recognize transfers of Membership Interests unless the same are effected in the manner described in this Section 2.4. Upon surrender for registration of transfer of any Certificate and subject to the provisions of
Section 2.4(b), the appropriate Officers of the Company shall execute (or cause a facsimile signature to be attached to) and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Membership Interests as were evidenced by the Certificate so surrendered.

         (b) The Company shall not recognize any transfer of Membership Interests until the Certificates evidencing such Membership Interests are surrendered to the Transfer Agent for registration of transfer. No charge shall be imposed by the Company for such transfer, provided, that, as a condition to the issuance of any new Certificate under this Section 2.4, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

         (c)    By transfer of Membership Interests in accordance with this
Section 2.4, (i) each transferee of Membership Interests (including any nominee holder or an agent acquiring such Membership Interests for the account of another Person) shall be admitted to the Company as a Member with respect to the Membership Interests so transferred to such Person when any such transfer and admission is reflected in the books and records of the Company, with or without execution of this Agreement and (ii) each transferee of Membership Interests (including any nominee holder or an agent acquiring such Membership Interests for the account of another Person) shall be deemed to agree to be bound by the terms of this Agreement.

         (d) The Company shall be entitled to recognize the Record Holder as the owner of Membership Interests and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interests on the part of any other Person, whether or not the company shall have actual or other notice thereof, except as otherwise provided by Law or any applicable rule, regulation, guideline or requirement of any securities exchange on which the Membership Interests are listed for trading. Subject to (i) the foregoing sentence, (ii) this Section 2.4, (iii) any contractual provision binding upon any Member, including this Agreement, (iv) the provisions of any Law including the Securities Act of 1933 (the "Securities Act") [, and (v) with respect to any series of preferred Membership Interests, the provisions of any designation creating such series,] Membership Interests shall be freely transferable to any Person. The transfer of any Membership Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

         (e) Any Distributions in respect of Membership Interests made in accordance with Article VI or Section 3.4 of this Agreement shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the record date set for the Distributions pursuant to Section 6.1(c). Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

         2.5    Lost, Destroyed, Mutilated or Stolen Certificates.

         (a) The holder of any Certificate issued by the Company shall immediately notify the Transfer Agent of any loss, destruction, mutilation or theft of such Certificate, or of a failure to receive such Certificate. Upon such notification, the Transfer Agent shall, at the Company's direction and discretion and in accordance with Section 2.3 hereof, cause to be issued a new Certificate in lieu of such lost, destroyed, mutilated or stolen Certificate, if the Record Holder of the Certificate:

            i. provides such mutilated Certificate to the Company in exchange for a Certificate newly issued in accordance with this Section;

         ii. makes proof by affidavit in form and substance satisfactory to an Officer that a previously issued Certificate has been lost, destroyed or stolen;

         iii. requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a "protected purchaser" (as defined in 6 Del.C. 8-303);

         iv. if requested, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may reasonably direct, in its sole discretion, to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

         v. satisfies any other reasonable requirements imposed by the Company.

         (b)    As a condition to the issuance of any new Certificate under this
Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

                                   ARTICLE III

               AUTHORIZATION AND ISSUANCE OF MEMBERSHIP INTERESTS

         3.1    Issuance of Membership Interests; Powers.

         (a) Subject to the provisions of this Section 3.1, the requirements of the Act and other applicable Law, and any requirements of any National Securities Exchange on which the Membership Interests are listed, the Board of Managers shall have the sole authority and discretion to cause the Company to issue from time to time [common] Membership Interests or classes or series thereof,(1) or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue, any unsecured or secured debt obligations of the Company or debt obligations of the Company convertible into any class or series of equity securities of the Company, all without the consent or approval of the holders of Membership Interests or any percentage or class thereof.

----------
(1) It is contemplated that CrossCountry may issue one or more series of preferred Membership Interests prior to distribution on terms to be agreed upon. References to preferred Membership Interests herein have been bracketed.

         (b) The Board of Managers shall have the power to create and cause the Company to issue, whether or not in connection with the issuance and sale of any Membership Interests or other securities of the Company, rights or options entitling the holders thereof to purchase from the Company any Membership Interests of any class or series (whether or not such class or series have theretofore been created), such rights or options to be evidenced by such instrument or instruments as shall be approved by the Board of Managers. The terms upon which, including the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which any such Membership Interests may be purchased from the Company upon the exercise of any such right or option shall be such as shall be stated in a resolution adopted by the Board of Managers providing for the creation and issuance of such rights or options and, in every such case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options.

         (c) The consideration for, subscriptions to, or the purchase of any Membership Interests or rights or options to purchase Membership Interests shall be paid in such form and in such manner as the Board of Managers shall determine. The judgment of the Board of Managers as to the value of such consideration shall be conclusive. Membership Interests so issued shall be deemed to be fully paid and, except to the extent specified in Section 18-607(b) of the Act, non-assessable. The consideration determined by the Board of Managers for the issuance of Membership Interests shall be the sole contribution (as such term is defined in the Act) that the Members shall be required to make and, unless set forth in the resolution of the Board of Managers approving the issuance of Membership Interests, the purchase of any particular Membership Interests shall have no continuing responsibility or obligation to make additional contributions other than the contribution made by such Person upon the purchase of such Membership Interests.

         3.2 No Fractional Membership Interests. No fractional Membership Interests shall be issued by the Company.

         3.3    Common Membership Interests.

         (a) The class of common Membership Interests, issued pursuant to this Agreement, shall be known as "Common Membership Interests". Each Common Membership Interest shall have the voting powers, designations, preferences and relative, participating, optional or other special rights, powers and duties, and qualifications, limitations and restrictions thereof, relating to the Common Membership Interests as are set forth in this Section. Each Common Membership Interest shall represent an equal right or interest as any other Common Membership Interest and shall have a par value of $0.01. The total number of Common Membership Interests which the Company shall have authority to issue is ___________ interests.

         (b) Subject to the rights, if any, of the holders of any other classes or series of Membership Interests, the Record Holders of Common Membership Interests (i) shall be entitled on a pro rata basis to such Distributions, if any, as shall be declared thereon from time to time by the Board of Managers in accordance with Section
6.1 hereof, (ii) except to the extent otherwise provided in Section 7.1, upon liquidation or dissolution of the Company shall be entitled on a pro rata basis to all remaining assets after satisfaction (by payment or reasonable provision for payment) of the Company's liabilities to creditors, (iii) shall not be subject to any right of redemption by the Company, (iv) shall have no conversion or exchange rights and (v) shall be entitled to one vote per Common Membership Interest on matters submitted to a vote or consent of Members, which votes shall not be cumulative in the election of Managers or on any other matter. Each Common Membership Interest shall be identical in all respects with each other Common Membership Interest. Holders of Common Membership Interests shall have no preemptive or similar rights, except as may otherwise be provided in this Agreement.

         3.4    Splits and Combinations.

         (a) Subject to the provisions of Section 3.4(c) [and the designation of any preferred Membership Interests], and in accordance with Section 6.1, the Board of Managers may make a Distribution in Membership Interests, to all Record Holders or may effect a subdivision or combination of Membership Interests, but in each case only on a pro rata basis.

         (b) Whenever such a Distribution, subdivision or combination is declared, the Board of Managers shall select a record date as of which the Distribution, subdivision or combination shall be effective and shall notify each Record Holder of the Distribution, subdivision or combination. Promptly following such Distribution, subdivision or combination, the Board of Managers may cause the Company to issue to the Record Holders as of such record date new Certificates representing the new number of Membership Interests held by such Record Holders, or adopt such other procedures as it may deem appropriate to reflect such Distribution, subdivision or combination; provided, however, that in the case of any such Distribution, subdivision or combination resulting in a smaller total number of outstanding Membership Interests the Board of Managers may require, as a condition to the delivery of such new Certificate, the surrender of any Certificate representing the Membership Interests prior to such declaration.

         (c) The Company shall not issue fractional Membership Interests upon any Distribution, subdivision or combination of Membership Interests. If a Distribution, subdivision or combination of Membership Interests would result in the issuance of fractional Membership Interests but for the provisions of
Section 3.2 and this Section 3.4(c), each fractional Membership Interest shall be rounded to the nearest whole Membership Interest (and a 0.5 Membership Interest shall be rounded to the next higher Membership Interests).

                                   ARTICLE IV

                             MEETINGS OF THE MEMBERS

         4.1 Annual Meetings. The annual meeting of the Members for the election of Managers and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time as the Board of Managers shall determine.

         4.2 Special Meetings. Special meetings of the Members for the transaction of such business as may properly come before the meeting may be called by order of the Board of Managers or of Members holding together at least ten percent (10%) of the Membership Interests of the Company entitled to vote at a meeting of the Members, and shall be held at such date and time as may be specified by such order.

         4.3 Place of Meetings. Meetings of the Members may be held at any place within or without the State of Delaware, as may from time to time be decided by the Board of Managers, or at such other place as the majority of the Members may decide.

         4.4 Notice of Meetings. Notice of all meetings of the Members shall be given by or at the direction of the Chairman of the Board, the President, the Secretary or other person(s) calling the meeting to each Member entitled to vote thereat. Such notice shall state the place, date and hour of the meeting, and shall be delivered to each Member not less than ten (10) nor more than sixty
(60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

         4.5    Fixing the Record Date.

         (a) In order that the Company may determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board of Managers may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Managers, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Managers, the record date for determining Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided that the Board of Managers may fix a new record date for the adjourned meeting.

         (b) In order that the Company may determine the Members entitled to consent to company action in writing without a meeting, the Board of Managers may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Managers, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Managers. If no record date has been fixed by the Board of Managers, the record date for determining Members entitled to consent to company action in writing without a meeting, when no prior action by the Board of Managers is required by the Act, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded. Delivery made to the Company's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Managers and prior action by the Board of Managers is required by the Act, the record day for determining Members entitled to consent to company action in writing without a meeting shall be at the close of business on the day on which the Board of Managers adopts the resolution taking such prior action.

         4.6 Member Lists. A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order for each class of Membership Interests entitled to vote at the meeting and showing the address of each such Member and the number of Membership Interests registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten
(10) days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

         4.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Section 4.7.

         4.8 Waiver of Notice, Approval of Meeting, Approval of Minutes. Whenever notice to the Members (or to any class of Members) is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board of Managers. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

         4.9 Quorum. Except as otherwise provided by applicable Law or this Agreement, a quorum for the transaction of business at any meeting of the Members shall consist of the holders of a majority of the then outstanding Membership Interests entitled to vote at such meeting represented in person or by proxy. If there be no such quorum, the holders of a majority of the Membership Interests entitled to vote at such meeting present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained.

         4.10 Organization. Meetings of the Members shall be presided over by the Chairman of the Board, if any, or if none or in the Chairman of the Board's absence, the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a Chairman of the Board to be chosen by the Members entitled to vote who are represented in person or by proxy at the meeting. The Secretary of the Company, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting of the Members, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

         4.11   Voting; Proxies.

         (a) Each Member entitled to vote at a meeting of Members may authorize another Person or Persons to act for such Member by proxy, but no such proxy shall be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period.

         (b) Without limiting the manner in which a Member may authorize another Person or Persons to act for such Member as proxy pursuant to Section 4.11(a), the following shall constitute a valid means by which a Member may grant such authority.

         i. A Member may execute a writing authorizing another Person or Persons to act for such Member as proxy. Execution may be accomplished by the Member or such Member's authorized officer, director, employee or agent signing such writing or causing such Person's signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

         ii. A Member may authorize another Person or Persons to act for such Member as proxy by transmitting or authorizing the transmission by means of electronic transmission to the Person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the Person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member. If it is determined that such electronic transmissions are valid, the inspectors or, if there are no inspectors, such other Persons making that determination shall specify the information upon which they relied.

         (c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to Section 4.11(b) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

         4.12 Required Vote. At all meetings of Members at which a quorum is present, all matters, except as otherwise provided by Law or this Agreement, shall be determined by the affirmative vote of Members holding not less than a majority of the Membership Interests, voting together as one class, represented in person or by proxy, and entitled to vote thereat.

         4.13 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Members may, except as otherwise required by Law or this Agreement, be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by the holders of Membership Interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Interests entitled to vote thereon were present and voted, and the writing or transmission is filed with the minutes of the meeting. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

         4.14 Inspectors of Election. The Company may, and shall if required by Law, in advance of any meeting of Members, appoint one or more inspectors of election, who may (unless otherwise required by applicable Law) be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Members, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of Membership Interests of the Company outstanding and the voting power of each such Membership Interests, (b) determine the Membership Interests of the Company represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of Membership Interests of the Company represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by Law. In determining the validity and counting of proxies and ballots cast at any meeting of Members of the Company, the inspectors may consider such information as is permitted by applicable Law. No person who is a candidate for an office at an election may serve as an inspector at such election.

                                    ARTICLE V

                            MANAGEMENT OF THE COMPANY

         5.1 Management by Managers. Except for situations in which the action or approval of the Members is required by this Agreement or by nonwaivable provisions of applicable Law, (x) the powers of the Company will be exercised by or under the authority of the Board of Managers, and (y) the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement

         (a) Managers. The number of Managers of the Company (the "Managers") constituting the Board of Managers shall be five, one of whom may be selected by the Board of Managers to be the Chairman of the Board (the "Chairman of the Board"). The composition or size of the Board of Managers may be changed upon the affirmative vote of Members holding not less than a majority of the Membership Interests entitled to vote at a meeting of the Members. The use of the phrase "entire Board" herein refers to the total number of Managers which the Company would have if there were no vacancies.

         (b) Qualifications. Each Manager shall be at least 18 years of age. A Manager need not be a Member, a citizen of the United States, or a resident of the State of Delaware.

         (c) Term; Removal and Resignation. The Managers shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal. The Members may remove or replace any of the Managers at any time, with or without cause, upon the affirmative vote of Members holding not less than a majority of the Membership Interests entitled to vote at a meeting of the Members. Any Manager may resign at any time upon written notice to the Members and the remaining Managers, and such resignation shall take effect upon receipt by the Members and the remaining Managers of such notice. Vacancies on the Board of Managers, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of Managers or otherwise, shall be filled by the majority vote of the Members entitled to vote at a meeting of the Members.

         (d) Independent Managers. The Board shall present to the Members nominees for election to the Board (or recommend the election of such candidates as nominated by others) and take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board, if such candidates are elected by the Members, (i) the composition of the Board shall meet any independence requirements under the then applicable listing standards of any National Securities

Exchange to which the Company is subject, (ii) the requirements of Section 5.2(c)(i) of this article regarding the composition of the audit committee shall be satisfied and (iii) the requirements of Section 5.2(c)(ii) of this article regarding the composition of the compensation committee shall be satisfied. The foregoing provisions of this section shall not cause a Manager who, by reason of any change in circumstances, has ceased to qualify as an independent Manager or ceased to qualify for service on the audit committee or compensation committee from serving the remainder of the term for which such Manager has been elected. Notwithstanding the foregoing provisions of this section, no action of the Board shall be invalid by reason of the failure at any time of the Board to be constituted in accordance with this subsection (d).

         (e) Remuneration. Managers may be paid their expenses, if any, of attendance at each meeting of the Board of Managers and may be paid a fee for attendance at each meeting of the Board of Managers. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         (f) Quorum; Required Vote. Except as otherwise provided by Law, a majority of the entire Board of Managers shall constitute a quorum. A majority of the Managers present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

         (g) Place of Meetings. Meetings of the Board of Managers may be held at any place, within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Managers, or as may be specified in the notice of meeting.

         (h) Annual Meeting. Following the annual meeting of the Members, the Board of Managers shall meet for the purpose of the election of Officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of the Members at the same place at which such Members' meeting is held.

         (i) Regular Meetings. Regular meetings of the Board of Managers shall be held at such times and places as the Board of Managers shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Managers held at times and places fixed by resolution of the Board of Managers. The independent Managers shall meet periodically in regularly scheduled executive sessions without any Officers present and, except as the independent Managers may otherwise determine, without any other Manager present to consider the overall performance of management and the performance of the role of the independent Managers in the governance of the Company; such meetings shall be held in connection with a regularly scheduled meeting of the Board except as the independent Managers shall otherwise determine.

         (j) Special Meetings. Special meetings of the Board of Managers shall be held whenever called by the Chairman of the Board, President or by a majority of the Managers then in office. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Managers shall be given to each Manager by mailing the same at least two (2) days before the special meeting, or by electronic transmission, telecopy or by delivering the same personally, not later than the day before the day of the meeting. Meetings may be held at any time without notice if all the Managers are present or if those not present waive notice of the meeting in writing.

         (k) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may from time to time be assigned by the Board of Managers. The Chairman of the Board shall not be an Officer of the Company.

         (l) Participation By Telephone. Any one or more members of the Board of Managers or any committee thereof may participate in a meeting of the Board of Managers or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute the presence of the person at the meeting.

         (m) Organization. Meetings of the Board of Managers shall be presided over by the Chairman of the Board, if any, or if none or in the Chairman of the Board's absence, the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a Chairman of the Board to be chosen by the Board of Managers. The Secretary of the Company, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting of the Board of Managers, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

         (n) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the Board of Managers.

         5.2    Board Committees.

         (a) Appointment. From time to time the Board of Managers by a resolution adopted by a majority of the entire Board of Managers may designate one or more committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Managers in the resolution designating the committee. The Board of Managers may designate one or more

Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

         (b) Procedures, Quorum and Manner of Acting. Subject to this Section 5.2(b), any committee, to the extent provided in the resolution of Board of Managers authorizing such committee, shall have and may exercise any or all of the authority and responsibility of the Board of Managers in the management of the business and affairs of the Company, except that no such committee shall have the power or authority in reference to the following matters: (i) adopting, amending or repealing any provision of this Agreement, or (ii) approving or adopting, or recommending to the Members for approval, any action or matter expressly required by this Agreement or the Act to be submitted to the Members for approval, or that would be required to be submitted to stockholders of a corporation for approval under the General Corporation Law of the State of Delaware. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Managers. Except as otherwise provided by Law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Managers.

         (c) Standing Committees. The Board of Managers shall establish standing committees of the Board of Managers as provided by the following provisions of this subsection. In the event any or all of the members of any committee are required to be independent under any then applicable listing standards to which the Company is subject or any other legal requirement, for the performance of some, but not all, of the duties of such committee, the Board of Managers may establish a separate committee for the performance of only those duties the performance of which requires such independent Managers.

  i. Audit Committee. The audit committee shall be composed of at least three members of the Board, each of whom (1) shall be an independent Manager, (2) shall not, in relation to the Company, be an "affiliated person" as defined in Rule 10A-3 under the Securities Exchange Act of 1934 ("Exchange Act") (as from time to time in effect) and (3) shall meet such other qualifications for membership on the audit committee as are from time to time required by the listing standards of any National Securities Exchange applicable to the Company. The audit committee shall assist the Board of Managers in overseeing the Company's financial reporting and shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto, as is normally incident to the functioning of the audit committee of a publicly-traded company and shall perform the other functions provided to be performed by it by this Agreement and such other functions as are from time to time assigned to it by the Board of Managers.

  ii. Compensation Committee. The compensation committee shall be composed of at least three members of the Board of Managers, each of whom shall be independent, if required, under any then applicable listing standards to which the Company is subject, and shall meet such other qualifications as would be necessary to qualify such manager as a "non-employee director" under Rule 16b-3 of the Exchange Act (as from time to time in effect) and as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (and as from time to time in effect). No member of the committee shall be eligible to participate in any compensation plan or program of the Company or any Subsidiary of the Company that is administered or overseen by the committee. The compensation committee shall assist the Board of Managers in overseeing the compensation of the Company's officers, the Company's employee stock option or other equity-based compensation plans and programs and the Company's compensation policies and shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Board of Managers, as is normally incident to the functioning of the compensation committee of a publicly-traded company and shall perform the other functions provided to be performed by it by this Agreement and such other functions as are from time to time assigned to it by the Board. Unless reviewed and, if necessary, approved by the committee, the Company shall not cause or permit any Subsidiary of the Company to pay or grant any compensation to any officer or employee of the Company which, if paid or granted by the Company, would require review or approval of the committee.

  iii. Nominating and Corporate Governance Committee. The nominating and corporate governance committee shall be composed of at least three members of the Board of Managers, each of whom shall be independent, if required, under any then applicable listing standards to which the Company is subject. The nominating and corporate governance committee (1) shall have authority and responsibility to recommend to the Board of Managers for approval the candidates to be recommended by the Board to the stockholders for election as managers of the Company or to be elected by the Board to fill a vacancy on the Board of Managers, who shall be such as to cause, if such candidates are elected, the composition of the Board of Managers to satisfy the requirements of this Agreement regarding manager independence and the requirements of this section and any other requirements of any then applicable listing standards, (2) shall advise the Board of Managers on its policies and procedures for carrying out its responsibilities and on the Company's policies and procedures respecting member participation in corporate governance, (3) shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Board of Managers, as is normally incident to the functioning of the nominating or corporate governance committee of a publicly-traded company and (4) shall perform the other functions provided to be performed by it by this Agreement and such other functions as are from time to time assigned to it by the Board of Managers.

  iv. Committee Charters. The Board of Managers, by majority vote of the entire Board of Managers, shall approve a charter describing the purposes, functions and responsibilities of each standing committee of the Board of Managers. Each standing committee of the Board of Managers shall prepare and recommend to the Board of Managers for its approval the committee's charter and shall, at least annually, review and report to the Board of Managers on the adequacy thereof. In addition to and without limiting the provisions of paragraphs (i) through (iii) of this section, each standing committee of the Board of Managers shall have the authority and responsibility provided by its Board of Managers approved charter, subject to further action by the Board of Managers, and no further authorization of the Board of Managers shall be necessary for actions by a committee within the scope of its charter. Any other committee of the Board of Managers may likewise prepare and recommend to the Board of Managers a charter for the committee and shall have the authority and responsibility provided by its Board of Managers approved charter.

  v. Committee Advisors and Resources. Each standing committee of the Board of Managers shall have the authority to retain, at the Company's expense, such legal and other counsel and advisors as it determines to be necessary or appropriate to carry out its responsibilities within the scope of its charter. Each other committee of the Board of Managers shall have like authority to the extent provided by its charter or otherwise authorized by the Board of Managers. The Company shall pay the compensation of the independent auditor of the Company for all audit services, as approved by the audit committee, without need for further authorization.

         (d) Action Without a Meeting. Any action required or permitted to be taken at any meeting of any committee of the Board of Managers may be taken without a meeting if all the members of the committee consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the committee.

         (e) Term; Termination. In the event any person shall cease to be a Manager of the Company, such person shall simultaneously therewith cease to be a member of any committee designated by the Board of Managers.

         5.3    Officers.

         (a) Generally. The Board of Managers may appoint agents of the Company, which agents shall be referred to as "Officers" of the Company, having the titles, power, authority and duties described in this Section 5.3 or as otherwise granted by the Board of Managers, in each case, subject to nonwaivable provisions of applicable Law. Subject to the foregoing, the Company's Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company's assets in accordance with the provisions of this Agreement. Any delegation pursuant to this Section 5.3 may be revoked at any time by the Board of Managers.

         (b) Titles and Number. The Officers of the Company may include a, President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Managers may desire. Any person may hold two or more offices.

         (c) Appointment; Term of Office and Remuneration. The Officers may be appointed by the Board of Managers at such times and for such terms as the Board of Managers shall determine. Any Officer may be removed, with or without cause, at any time by vote of a majority of the entire Board of Managers. Vacancies in any office may be filled only by the Board of Managers. The remuneration of all Officers shall be fixed by the Board of Managers or in such manner as the Board of Managers shall provide.

         (d) Resignation; Removal. Any Officer may resign at any time upon written notice to the Company and such resignation shall take effect upon receipt thereof by the Chairman of the Board, President or Secretary, unless otherwise specified in the resignation.

         (e) President and Chief Executive Officer. The President shall be the chief executive officer of the Company, and shall be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute and deliver all documents, powers of attorney, contracts, bonds and other obligations and instruments, and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Managers.

         (f) Vice Presidents. In the absence of the President, each Vice President appointed by the Board of Managers shall have all of the powers and duties conferred upon the President, including the same power as the President to execute and deliver documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Managers or the President. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board of Managers.

         (g) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of meetings or actions of the Board of Managers, shall see that all notices are given in accordance with the provisions of this Agreement and as required by Law, shall be the custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by applicable Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Managers or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

         (h) Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Managers or the President. The Treasurer, subject to the order of the Board of Managers, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Managers or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving in the absence of the appointed Treasurer and Assistant Treasurer, such other Officer as the Board of Managers shall select shall have the powers and duties conferred upon the Treasurer.

         (i) Delegation of Authority. Unless otherwise provided by resolution of the Board of Managers, no Officer shall have the power or authority to delegate to any person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

         5.4 Duties of Managers and Officers. Except to the extent otherwise provided herein or as required by applicable Law, each Manager and Officer of the Company shall owe to the Company and its Members the same fiduciary duties of loyalty, care and good faith that the Manager or Officer would owe to a corporation and its stockholders if such person was serving as a director or officer of a corporation organized under the Delaware General Corporation Law.

         5.5    Limitation on Liability; Indemnification.

         (a) Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be personally liable either to the Company or to any Member for monetary damages for breach of fiduciary duty as Manager, except for liability (i) for any breach of the Manager's duty of loyalty to the Company or its Members, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the Law, (iii) for any transaction from which the Manager shall have derived an improper personal benefit or (iv) any action which would constitute a violation of Section 18-607 of the Act. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Agreement inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Section 5.5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         (b) The Company shall indemnify any Manager or Officer who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a Manager or Officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such Manager or Officer acted in good faith and in a manner the Manager or Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Manager or Officer did not act in good faith and in a manner which the Manager or Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by any Manager or Officer in defending or testifying in such action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Manager or Officer to repay such amount if it shall ultimately be determined that such Manager or Officer is not entitled to be indemnified by the Company against such expenses as authorized by this Section 5.5, and the Company may enter into agreements with such persons for the purpose of providing for such advances.

         (c) The Company shall have the power to indemnify any employee or agent of the Company who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such employee or agent acted in good faith and in a manner the employee or agent reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and the Company may enter into agreements with any such person for the purpose of providing for such indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the employee or agent did not act in good faith and in a manner which the employee or agent reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Expenses incurred by an employee or agent in defending or testifying in such action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that such employee or agent is not entitled to be indemnified by the Company against such expenses as authorized by this Section
5.5 and the Company may enter into agreements with such persons for the purpose of providing for such advances.

         (d) The indemnification permitted by this Section 5.5 shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, affirmative vote of Members holding not less than a majority of the Membership Interests or disinterested Managers or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a Manager, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         (e) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 5.5 or otherwise.

                                   ARTICLE VI

                                  DISTRIBUTIONS

         6.1    Distributions.

         (a)    Subject to the terms of any Membership Interest designation,
Section 6.1(d) and Article 4, the Board of Managers may declare, and the Company may pay, Distributions on the Common Membership Interests and/or on any series of Membership Interests.

         (b) Distributions may be paid in cash, property, or any Membership Interests.

         (c) In order that the Company may determine the Members entitled to receive payment of any Distribution or other allotment of any rights or the Members entitled to exercise any rights in respect of any change, conversion or exchange of Membership Interests, or for the purpose of any other lawful action, the Board of Managers may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days before such action. If no record date is fixed, the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Managers adopts the resolution relating thereto.

         (d) The Company, and the Board of Managers on behalf of the Company, may not declare and pay Distributions to the extent that the payment of such Distributions violates Section 18-607(a) of the Act or other applicable Law.

         6.2    Repurchase of Membership Interests.

         (a) Unless otherwise provided in this Agreement or as otherwise provided with respect to a series of Membership Interests in any Membership Interest designation creating such class or series, the Board of Managers may cause the Company to purchase or otherwise acquire any Membership Interests (with the consent of the holder or holders thereof); provided that the Company may not purchase Membership Interests for cash or other property if prohibited by Section 18-607 of the Act.

         (b) Interests of any class of Membership Interests that are converted into other securities or property, redeemed, purchased or otherwise acquired by the Company or any wholly owned Subsidiary of the Company, shall resume the status of authorized and unissued interests of such class or series, and shall no longer be outstanding. The Company shall not vote any Membership Interests held by it, nor shall such Membership Interests be counted in determining a quorum.

                                  ARTICLE VII

                                   DISSOLUTION

         7.1 Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, of the occurrence of any of the following:

         (a) the affirmative vote of Members holding not less than a majority of the Membership Interests entitled to vote at a meeting of the Members;

         (b) at any time that there are no Members, unless the Company is continued in accordance with the Act; or

         (c) the entry of a decree of judicial dissolution under ss. 18-802 of the Act.

         7.2    Winding-Up and Termination.

         (a) Liquidating Trustee. Upon dissolution, the Board of Managers shall select one or more individuals or entities to act as liquidating trustee (the "Liquidating Trustee"). The Liquidating Trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final Distribution, the Liquidating Trustee shall continue to operate the Company's properties with all of the power and authority of the Board of Managers.

         (b) Distribution of Assets. Any assets of the Company remaining after satisfaction of the creditors of the Company (whether by payment or reasonable provision for payment) [and payments required to be made to holders of preferred Membership Interests] shall be distributed among the holders of Common Membership Interests pro rata subject to any Membership Interest designation set forth by the Board of Managers.

         (c) Termination. Upon completion of the Distribution of the assets of the Company, the Company shall be terminated and the Liquidating Trustee shall cause the cancellation of the Certificate of Formation in the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

                                  ARTICLE VIII

                   BOOKS AND RECORDS; INFORMATION AND ACCOUNTS

         8.1 Maintenance of Books and Records. The Company shall keep at its principal office or such other office designated by the Board of Managers complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and affairs and minutes of the proceedings of the Members, the Board of Managers and each committee of the Board of Managers. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate of Formation and this Agreement and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Managers and Officers; and the Company's federal, state and local tax returns for the Company's six most recent tax years.

         8.2 Information. In addition to the other rights specifically set forth in this Agreement and subject to such reasonable standards (including standards governing what information and documents are to be furnished and at what time and location and at whose expense) as may be established by the Board of Managers or any Officer, for a purpose reasonably related to such Member's interest in the Company, each Member is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, including the condition that the Board of Managers shall have the right to keep certain information confidential in accordance with Section 18-305(c) of the Act.

         8.3 Accounts. The Board of Managers may establish, or direct or authorize any Officer to establish, one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company's name with financial institutions and firms that the Board of Managers, or any Officer so directed or authorized, determines.

         8.4 Independent Accountants. The books of account of the Company shall be examined by and reported upon as of the end of each fiscal year by a nationally recognized firm of independent certified public accountants.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

         9.2 Notices. All notices, demands or other communications to be given to, or served upon, any of the parties to this Agreement by reason of this Agreement shall (i) be in writing and either shall be delivered in person or by first-class mail with return receipt requested and postage prepaid, addressed to the address set forth in the records of the Company (ii) sent by facsimile to the number at which the party has consented to receive notice as set forth in the records of the Company or (iii) by electronic transmission directed to the electronic mail address at which the party has consented to receive notice as set forth in the records of the Company. Every notice, demand or other communication hereunder shall be deemed to have been duly given or served on the date on which delivered, faxed, or directed by electronic transmission. Whenever notice is required to be given by this Agreement or by Law, a written waiver thereof signed by the party entitled to said notice, or a waiver by electronic transmission by the party entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

         For the purposes of this Agreement, electronic transmission shall mean any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient and that may be directly reproduced in paper form by such a recipient through an automated process.

         9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes any earlier limited liability company agreement of the Company.

         9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         9.5 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

         9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

         9.7 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

         9.8 Transfers and Assignments. Each Member may transfer, assign, pledge or hypothecate, in whole or in part, its Membership Interest, as determined in its sole discretion, and such transferee or assignee shall become an additional or substituted member of the Company, as applicable, with full rights of a member as set forth herein and in the Act.

         9.9 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAWS PROVISIONS OF SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION).

         9.10 Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by the Members holding a majority of the Membership Interests in the Company and entitled to vote at a meeting of the Members.

                                   ARTICLE X

                                  DEFINITIONS

         "Act"  shall have the meaning set forth in Section 1.2.

         "Agreement" shall have the meaning set forth in the recitals hereto.

         "Board of Managers" shall have the meaning set forth in Section 1.6.

         "Certificate of Formation" shall have the meaning set forth in Section 1.2.

         "Certificates" shall have the meaning set forth in Section 2.3.

         "Chairman of the Board" shall have the meaning set forth in Section 5.1(a).

         "Code" shall have the meaning set forth in Section 5.2(c)(ii).

         "Company" shall have the meaning set forth in Section 1.1.

         "Common Membership Interests" shall have the meaning set forth in
Section 3.3(a).

         "Distribution" shall mean all distributions of cash, securities or other property of the Company, other than distributions on liquidation, lawfully paid or payable to any Member pursuant to the rights and preferences of the Membership Interests held by such Member.

                   "Entity" shall mean a corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

         "Exchange Act" shall have the meaning set forth in Section 5.2.

         "Law" shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority, and includes any applicable rule of any exchange or automated quotation system on which Membership Interests are traded or listed.

         "Liquidating Trustee" shall have the meaning set forth in Section

7.2(a).

         "Manager" shall have the meaning set forth in Section 5.1(a).

         "Member" or "Members" shall have the meaning set forth in Section
1.2(a).

         "Membership Interests" shall have the meaning set forth in Section 2.1(a).

         "Officers" shall have the meaning set forth in Section 5.3.

         "Person" shall mean a natural person or an Entity.

         "Record Holder" shall mean the Person in whose name a Membership Interest is registered in the books and records of the Transfer Agent as contemplated in Section 2.4. The Company shall not be a Record Holder by virtue of any Member Interests it holds.

         "Securities Act" shall have the meaning set forth in Section 2.4(d).

         "Subsidiary" shall mean any company controlled, directly or indirectly, by the Company. Unless otherwise determined by the Board of Managers, the Company shall be considered to control any company of which it, directly or through one of more Subsidiaries, owns a majority of the securities entitled to vote in the election of the directors thereof (or persons performing similar functions) or securities entitled to elect a majority of the directors thereof (or persons performing similar functions) and any partnership of which it owns, directly or through one or more Subsidiaries, a general partner interest and any limited liability company of which it owns, directly or through one or more Subsidiaries, a managing member interest, and the Company shall not be considered to control a company in which it does not own, directly or through one or more Subsidiaries, such an interest.

         "Transfer Agent" shall have the meaning set forth in Section 2.1(b).

         IN WITNESS WHEREOF, the undersigned hereby certifies that this Amended and Restated Limited Liability Company Agreement has been duly authorized and approved by the Board of Managers and the Members of the Company in accordance with the Agreement and is effective as of the date first set forth above.




                                            By:
                                              _______________________________

                                               Name:   [__________________]
                                               Title:  [__________________]

                                                                   SCHEDULE K(3)

                                     BY-LAWS
                                       OF
                       [CROSSCOUNTRY DISTRIBUTING COMPANY]
                            (a Delaware corporation)

                                    PREAMBLE

                  These by-laws (these "By-laws") of [CrossCountry Distributing Company], a Delaware corporation (the "Corporation"), are subject to, and governed by, the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL") and the certificate of incorporation (as amended from time to time, the "Certificate of Incorporation") of the Corporation. In the event of a direct conflict between the provisions of these By-laws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation of the Corporation, such provisions of the DGCL or the Certificate of Incorporation, as the case may be, shall control.

                                   ARTICLE I

                                     Offices

                  SECTION 1. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

                  SECTION 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine or as the business of the Corporation may require.

                                   ARTICLE II

                                  Stockholders

                  SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

                  SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least ten percent (10%) of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.

                  SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders shall be given by or at the direction of the Chairman of the Board, the President, the Secretary or other person(s) calling the meeting to each stockholder entitled to vote thereat. Such notice shall state the place, date and hour of the meeting, and shall be mailed or delivered to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held. Any notice to stockholders may be given by electronic transmission if the form of electronic transmission has been consented to by the stockholder to whom the notice is given. Such consent shall be maintained by the Secretary of the Corporation together with the records of the Corporation. Where such consent is given, any notice shall be deemed given, if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice; if by electronic mail, when directed to the electronic mail address at which the stockholder has consented to receive notice. The Secretary or Assistant Secretary of the Corporation or the transfer agent of the Corporation shall file with the Corporation an affidavit that such notice has been given by form of electronic transmission.

                  SECTION 4. Stockholder Meetings by Remote Communication. The Board of Directors may, in its sole discretion, with respect to any meeting of stockholders, determine that the meeting may be held solely by means of remote communication, or, that stockholders and proxyholders not physically present at a meeting may, by means of remote communication, participate in such meeting and be deemed to be present in person and vote at a meeting of stockholders. In such case, the Board of Directors shall determine and set guidelines and procedures for the holding of any meeting by remote communication.

                  SECTION 5. Quorum. Except as otherwise provided by law or the Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of all classes of the capital stock of the Corporation entitled to vote at the meeting, present in person, by proxy, or by remote communication, if applicable. Where a separate vote by a class or classes of stockholders is required by law or the Certificate of Incorporation, a quorum shall consist of the holders of record of a majority of the issued and outstanding shares of capital stock of such class entitled to vote at such meeting, present in person, by proxy, or by remote communication, if applicable. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

                  SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman's absence, the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the

Secretary's absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

                  SECTION 7. Voting; Proxies; Required Vote. (a) At all meetings of the stockholders at which a quorum is present, except as otherwise provided by law or by the Certificate of Incorporation, the holders of record of the issued and outstanding shares of all classes of stock of the Corporation shall have the right to vote, in person, by proxy, or by remote communication, if applicable, together as one class, on all matters to come before a meeting of the stockholders. At each meeting of stockholders, the holders of shares of all classes shall be entitled to vote in person or by proxy appointed by instrument in writing subscribed by such stockholder or by such stockholder's duly authorized attorney-in-fact, or by transmitting or authorizing the transmission of a telegram, cablegram or electronic transmission, and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote thereat. Each such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after three years from the date of its execution, unless otherwise provided in the proxy.

                  (b) At all meetings of stockholders at which a quorum is present, all matters, except as otherwise provided by law, the Certificate of Incorporation, or these By-laws, shall be determined by a majority vote of the holders of record of the issued and outstanding shares of all classes of stock of the Corporation, voting together as one class, present in person, by proxy, or by remote communication, if applicable, and entitled to vote thereat. Where a separate vote by a class or classes is required by law or the Certificate of Incorporation, at all meetings where a quorum of such class or classes is present in person, by proxy, or by remote communication, if applicable, the affirmative vote of the majority of holders of record of the issued and outstanding shares of such class or classes of stock of the Corporation present in person, by proxy, or by remote communication, if applicable, entitled to vote shall be the act of such class or classes, unless otherwise provided in the Certificate of Incorporation.

                  SECTION 8. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

                  (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record day for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

                  (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                  SECTION 9. Stockholder Lists. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock entitled to vote at the meeting and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days before the meeting, at the principal place of business of the Corporation. The stockholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                  SECTION 10. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Section 10.

                  SECTION 11. Waiver of Notice, Approval of Meeting, Approval of Minutes. Whenever notice to the stockholders (or to any class of stockholders) is required to be given under these By-laws, a written waiver, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at any such meeting of the stockholders shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by resolution of the Board of Directors. All waivers and approvals shall be filed with the Corporation records or made part of the minutes of the meeting.

                  SECTION 12. Action Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                  SECTION 13. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may (unless otherwise required by applicable law) be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

                                  ARTICLE III

                               Board of Directors

                  SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors and subject to restrictions imposed by law or the Certificate of Incorporation or By-laws of the Corporation, the Board of Directors may exercise all powers of the Corporation.

                  SECTION 2. Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be at least five, one of whom may be selected by the Board of Directors to be its Chairman. Subject to the foregoing limitation, such number may be fixed from time to time by action of the Board. No decrease in the number of directors shall shorten the term of any incumbent director. The use of the phrase "entire Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies.

                  (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

                  (c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fee for attendance at each meeting of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                  SECTION 3. Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The Chairman of the Board shall not be an officer of the Company.

                  SECTION 4. Independent Directors. The Board of Directors shall present to the stockholders nominees for election to the Board of Directors (or recommend the election of such candidates as nominated by others) and take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board of Directors, if such candidates are elected by the stockholders, (a) the composition of the Board of Directors shall meet any independence requirements under the then applicable listing standards to which the Corporation is subject, (b) the requirements of subsection 3(a) of Article IV regarding the composition of the audit committee shall be satisfied and (c) the requirements of subsection 3(b) of Article IV regarding the composition of the compensation committee shall be satisfied. The foregoing provisions of this section shall not cause a director who, by reason of any change in circumstances, has ceased to qualify as an independent director or ceased to qualify for service on the audit committee or compensation committee from serving the remainder of the term for which such director has been elected. Notwithstanding the foregoing provisions of this section, no action of the Board of Directors shall be invalid by reason of the failure at any time of the Board of Directors to be constituted in accordance with this Section 3.

                  SECTION 5. Quorum; Required Vote. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

                  SECTION 6. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

                  SECTION 7. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders' meeting is held.

                  SECTION 8. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors. The independent directors shall meet periodically in regularly scheduled executive sessions without any member of management present and, except as the independent directors may otherwise determine, without any other director present to consider the overall performance of management and the performance of the role of the independent directors in the governance of the Corporation; such meetings shall be held in connection with a regularly scheduled meeting of the Board of Directors except as the independent directors shall otherwise determine.

                  SECTION 9. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the special meeting, or by telephone, facsimile transmission or electronic transmission or by delivering the same personally not later than the day before the day of the meeting. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.

                  SECTION 10. Participation By Telephone. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute the presence of the person at the meeting.

                  SECTION 11. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman's absence or inability to act the President, or in the President's absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President's absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary's absence, the presiding officer may appoint any person to act as secretary.

                  SECTION 12. Resignation; Removal. Any director may resign at any time upon written notice or by electronic transmission to the Corporation and such resignation shall take effect upon receipt thereof by the Chairman, President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

                  SECTION 13. Vacancies. Vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

                  SECTION 14. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the Board of Directors.

                                   ARTICLE IV

                                   Committees

                  SECTION 1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

                  SECTION 2. Procedures, Quorum and Manner of Acting. Subject to the following provisions of this Article, any committee, to the extent provided in the resolution of Board of Directors authorizing such committee, shall have and may exercise any or all of the authority and responsibility of the Board of Directors in the management of the business and affairs of the Corporation, except as otherwise provided by law. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

                  SECTION 3. Standing Committees. The Board of Directors shall establish standing committees of the Board of Directors as provided by the following provisions of this section. In the event any or all of the members of any committee are required to be independent under any then applicable listing standards to which the Corporation is subject or any other legal requirement, for the performance of some, but not all, of the duties of such committee, the Board of Directors may establish a separate committee for the performance of only those duties the performance of which requires such independent Directors.

                  (a) Audit Committee. The audit committee shall be composed of at least three members of the Board, each of whom
                  (i) shall be an independent Director, (ii) shall not, in relation to the Corporation, be an "affiliated person" as defined in Rule 10A-3 under the Securities Exchange Act of 1934 ("Exchange Act") (as from time to time in effect) and
                  (iii) shall meet such other qualifications for membership on the audit committee as are from time to time required by the listing standards of the National Securities Exchange applicable to the Corporation. The audit committee shall assist the Board of Directors in overseeing the Corporation's financial reporting and shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto, as is normally incident to the functioning of the audit committee of a publicly-traded company and shall perform the other functions provided to be performed by it by the By-laws and such other functions as are from time to time assigned to it by the Board of Directors.

                  (b) Compensation Committee. The compensation committee shall be composed of at least three members of the Board of Directors, each of whom shall be independent, if required, under any then applicable listing standards to which the Corporation is subject, and shall meet such other qualifications as would be necessary to qualify as a non-employee director under Rule 16b-3 of the Exchange Act (as from time to time in effect) and as an outside director under
                  Section 162(m) of the Internal Revenue Code of 1986, as amended (and as from time to time in effect). No member of the committee shall be eligible to participate in any compensation plan or program of the Corporation or any Subsidiary of the Corporation that is administered or overseen by the committee. The compensation committee shall assist the Board of Directors in overseeing the compensation of the Corporation's officers, the Corporation's employee stock option or other equity-based compensation plans and programs and the Corporation's compensation policies and shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Board of Directors, as is normally incident to the functioning of the compensation committee of a publicly-traded company and shall perform the other functions provided to be performed by it by the By-laws and such other functions as are from time to time assigned to it by the Board of Directors. Unless reviewed and, if necessary, approved by the committee, the Corporation shall not cause or permit any Subsidiary of the Corporation to pay or grant any compensation to any officer or employee of the Corporation which, if paid or granted by the Corporation, would require review or approval of the committee.

                           For purposes of this subsection, "Subsidiary" means
                  any company controlled, directly or indirectly, by the Corporation. Unless otherwise determined by the Board of Directors, the Corporation shall be considered to control any company of which it, directly or through one of more Subsidiaries, owns a majority of the securities entitled to vote in the election of the directors thereof (or persons performing similar functions) or securities entitled to elect a majority of the directors thereof (or persons performing similar functions) and any partnership of which it owns, directly or through one or more Subsidiaries, a general partner interest and any limited liability company of which it owns, directly or through one or more Subsidiaries, a managing member interest, and the Corporation shall not be considered to control a company in which it does not own, directly or through one or more Subsidiaries, such an interest.

                  (c) Nominating and Corporate Governance Committee. The nominating and corporate governance committee shall be composed of at least three members of the Board of Directors, each of whom shall be independent, if required, under any then applicable listing standards to which the Corporation is subject. The nominating and corporate governance committee (i) shall have authority and responsibility to recommend to the Board of Directors for approval the candidates to be recommended by the Board of Directors to the stockholders for election as directors of the Corporation or to be elected by the Board of Directors to fill a vacancy on the Board of Directors, who shall be such as to cause, if such candidates are elected, the composition of the Board of Directors to satisfy the requirements of the Certificate of Incorporation regarding director independence and the requirements of this section and any other requirements of any then applicable listing standards, (ii) shall advise the Board of Directors on its policies and procedures for carrying out its responsibilities and on the Corporation's policies and procedures respecting shareholder participation in corporate governance, (iii) shall have such authority and responsibility as is provided in the committee's charter (as hereinafter provided for) and, subject thereto and subject to other direction of the Board of Directors, as is normally incident to the functioning of the nominating and corporate governance committee of a publicly-traded company and (iv) shall perform the other functions provided to be performed by it by the By-laws and such other functions as are from time to time assigned to it by the Board of Directors.

                  (d) Committee Charters. The Board of Directors, by majority vote of the entire Board of Directors, shall approve a charter describing the purposes, functions and responsibilities of each standing committee of the Board of Directors. Each standing committee of the Board of Directors shall prepare and recommend to the Board of Directors for its approval the committee's charter and shall, at least annually, review and report to the Board of Directors on the adequacy thereof. In addition to and without limiting the provisions of paragraphs (a) through (c) of this section, each standing committee of the Board of Directors shall have the authority and responsibility provided by its Board-approved charter, subject to further action by the Board of Directors, and no further authorization of the Board of Directors shall be necessary for actions by a committee within the scope of its charter. Any other committee of the Board of Directors may likewise prepare and recommend to the Board of Directors a charter for the committee and shall have the authority and responsibility provided by its Board-approved charter.

                  (e) Committee Advisors and Resources. Each standing committee of the Board of Directors shall have the authority to retain, at the Corporation's expense, such legal and other counsel and advisors as it determines to be necessary or appropriate to carry out its responsibilities within the scope of its charter. Each other committee of the Board of Directors shall have like authority to the extent provided by its charter or otherwise authorized by the Board of Directors. The Corporation shall pay the compensation of the independent auditor of the Corporation for all audit services, as approved by the audit committee, without need for further authorization.

                  SECTION 4. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing or by electronic transmission, and the writing or transmission is filed with the minutes of proceedings of the committee.

                  SECTION 5. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

                                   ARTICLE V

                                    Officers

                  SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors. Any two or more offices may be held by the same person.

                  SECTION 2. Term of Office and Remuneration. Each officer shall hold office until his or her respective successor has been duly elected and qualified, or until his or her earlier resignation or removal. Any vacancy in any office arising from any cause may be filled by the Board of Directors. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

                  SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the Chairman, President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

                  SECTION 4. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

                  SECTION 5. Vice-President. A Vice-President may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments and, in addition, shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

                  SECTION 6. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

                  SECTION 7. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

                  SECTION 8. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

                                   ARTICLE VI

                                Books and Records

                  SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these By-laws.

                  SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or by electronic transmission, or mailed to each stockholder, in each case in accordance with these By-laws, at the stockholder's address as it appears on the records of the Corporation.

                                  ARTICLE VII

                         Certificates Representing Stock

                  SECTION 1. Certificates; Signatures. (a) The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

                  (b) Every certificate for shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-laws, applicable securities laws, agreements among or between stockholders or any agreement to which the Corporation is a party shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction and that the Corporation retains a copy of the restriction. Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the designations, relative rights, preferences limitations of the shares of each class and series authorized to be issued and the authority of the Board of Directors to determine variations for future series or a statement of the existence of such designations, relative rights, preferences and limitations and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

                  (c) The name and mailing address of the person to whom the shares represented thereby are issued with the number of shares and date of issue shall be entered on the stock transfer books of the Corporation. Each stockholder shall have the duty to notify the Corporation of his or her mailing address. All certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until a former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors prescribes.

                  SECTION 2. Transfers of Stock. The shares of capital stock of the Corporation shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

                  SECTION 3. Fractional Shares. The Corporation shall not issue certificates for fractional shares.

                  SECTION 4. Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

                  SECTION 5. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

                  SECTION 6. Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the Corporation, with such powers and duties as the Board of Directors determines by resolution. The signature of officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer Agent or by a registrar other than the Corporation itself or an employee of the Corporation.

                                  ARTICLE VIII

                                    Dividends

                  Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE IX

                             Electronic Transmission

                  For the purposes of these By-laws, electronic transmission shall mean any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient and that may be directly reproduced in paper form by such a recipient through an automated process.

                                   ARTICLE X

                                 Corporate Seal

                  The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

                                   ARTICLE XI

                                   Fiscal Year

                  The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

                                  ARTICLE XII

                                Waiver of Notice

                  Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof signed by the person entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

                                  ARTICLE XIII

                     Bank Accounts, Drafts, Contracts, Etc.

                  SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he or she may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

                  SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

                  SECTION 3. Proxies; Powers of Attorney; Other Instruments. Unless otherwise directed by the Board of Directors, the Chairman or President, along with the Secretary or Assistant Secretary, shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them, together with the Secretary or Assistant Secretary, on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

                  SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

                                  ARTICLE XIV

                                   Amendments

                  The Board of Directors shall have power to adopt, amend or repeal By-laws. By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders, and the stockholders may prescribe that any By-law made by them shall not be altered, amended or repealed by the Board of Directors.

                                   ARTICLE XV

                                  Severability

                  Any determination that any provision of these By-laws is for any reason inapplicable, invalid, illegal or otherwise ineffective shall not affect or invalidate any other provision of these By-laws.

                          FORM OF CROSSCOUNTRY CHARTER

Prior to the distribution of shares of CrossCountry Common Equity to holders of Allowed Claims pursuant to the Plan, the assets that will be held by CrossCountry Distributing Company will be held by CrossCountry Energy, LLC, which will be subject to the CrossCountry Certificate of Formation attached behind Tab (1) (the "Pre-Distribution CrossCountry Certificate of Formation"). If shares of CrossCountry Common Equity are distributed to holders of Allowed Claims pursuant to the Plan, shortly before such distribution and as more fully described in the Disclosure Statement, CrossCountry Distributing Company will obtain ownership of the CrossCountry Assets, whether by merger or otherwise. In that event, CrossCountry Distributing Company may take the form of a corporation or a limited liability company. If CrossCountry Distributing Company takes the form of a limited liability company, it will be governed pursuant to a Certificate of Formation substantially in the form attached behind Tab (2) (the "Post-Distribution CrossCountry Certificate of Formation"). If CrossCountry Distributing Company takes the form of a corporation, it will have a Certificate of Incorporation substantially in the form attached behind Tab (3) (the "Post-Distribution CrossCountry Certificate of Incorporation"). Together, each of the Pre-Distribution CrossCountry Certificate of Formation, the Post-Distribution CrossCountry Certificate of Formation and the Post-Distribution CrossCountry Certificate of Incorporation constitute the CrossCountry Charter as used and defined in the Plan.

Tab

(1) Pre-Distribution CrossCountry Certificate of Formation

(2) Post-Distribution CrossCountry Certificate of Formation(4)

(3) Post-Distribution CrossCountry Certificate of Incorporation(5)


----------

(4) This document may be revised prior to the distribution of CrossCountry Common Equity to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the CrossCountry Common Equity is listed, if applicable.

(5) This document may be revised prior to the distribution of CrossCountry Common Equity to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the CrossCountry Common Equity is listed, if applicable.

                                        L

                                                                   SCHEDULE L(l)

                              AMENDED AND RESTATED

                            CERTIFICATE OF FORMATION

                                       OF

                            CROSSCOUNTRY ENERGY, LLC

                             ______  ____, _______


                  This Amended and Restated Certificate of Formation of CrossCountry Energy, LLC (the "LLC") is being duly executed and filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

                  1. The name of the limited liability company is CrossCountry Energy, LLC.

                  2. The date of filing of the original Certificate of Formation of the LLC (the "Certificate of Formation") was November 20, 2003.

                  3. This Amended and Restated Certificate of Formation amends and restates the Certificate of Formation in its entirety.

                  4. The Certificate of Formation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read as follows:

                  FIRST: The name of the limited liability company formed hereby is CrossCountry Energy, LLC.

                  SECOND: The address of the registered office of the LLC in the State of Delaware and the name and address of the registered agent for service of process on the LLC in the State of Delaware are: National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901.

                  THIRD: Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the LLC shall not issue any non-voting equity securities.

                  IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first set forth.

                                      _____________________________________

                                        By:________________________________
                                        Name:______________________________
                                        Title:_____________________________

                                                                   SCHEDULE L(2)

                              AMENDED AND RESTATED

                            CERTIFICATE OF FORMATION

                                       OF

                            CROSSCOUNTRY ENERGY, LLC

                              _______  ____, _____

                  This Amended and Restated Certificate of Formation of CrossCountry Energy, LLC (the "LLC") is being duly executed and filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

                  1. The name of the limited liability company is CrossCountry Energy, LLC.

                  2. The date of filing of the original Certificate of Formation of the LLC (the "Certificate of Formation") was November 20, 2003.

                  3. This Amended and Restated Certificate of Formation amends and restates the Certificate of Formation in its entirety.

                  4. The Certificate of Formation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read as follows:

                  FIRST: The name of the limited liability company formed hereby is [CrossCountry Distributing], LLC.

                  SECOND: The address of the registered office of the LLC in the State of Delaware and the name and address of the registered agent for service of process on the LLC in the State of Delaware are: National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901.

                  THIRD: Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the LLC shall not issue any non-voting equity securities.

                  IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first set forth.

                                      _______________________________________

                                         By:_________________________________
                                         Name:_______________________________
                                         Title:______________________________

                                                                   SCHEDULE L(3)

                          CERTIFICATE OF INCORPORATION
                                       OF
                       [CROSSCOUNTRY DISTRIBUTING COMPANY]

                  [CrossCountry Distributing Company], a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL") (as from time to time amended), does hereby certify that:

                  1. The name of the Corporation is [CrossCountry Distributing Company].

                  2. The text of the Certificate of Incorporation of the Corporation reads as follows:

                  FIRST: The name of the Corporation is [CrossCountry Distributing Company (the "Corporation")].

                  SECOND: The registered office of the Corporation in the State of Delaware is located at 9 East Loockerman Street, Suite 1B, City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent is National Registered Agents, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                  FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is [ __________ ( __________ )] shares, of which [ __________ ] shares shall be common stock ("Common Stock") having a par value of $0.01 per share.1

                  FIFTH: Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue any non-voting equity securities.

                  SIXTH: The relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock of the Corporation shall be as follows:

-------------
(1) It is contemplated that CrossCountry may issue one or more series of preferred stock prior to distribution on terms to be agreed upon. References to preferred stock herein have been bracketed.

                  (1) Dividends and Distributions. Subject [to the preferential and other dividend rights of any outstanding series of Preferred Stock and] to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or equity interests in any entity, shares of Common Stock of the Corporation or any property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

                  (2) Voting Rights. Subject to applicable law [and the rights of any outstanding series of Preferred Stock to vote as a separate class or series], at every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in its name on the transfer books of the Corporation, in connection with the election of directors and all other matters submitted to a vote of stockholders.

                  (3) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock [, subject to the preferential rights of any outstanding series of Preferred Stock]. For purposes of this subparagraph (3), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                  SEVENTH: The minimum amount of capital with which the Corporation shall commence business is one thousand dollars ($1,000).

                  EIGHTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-laws adopted by the Board of Directors of the Corporation may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

                  NINTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  (b) The Corporation shall indemnify any director or officer of the Corporation who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Expenses incurred by a director or officer in defending or testifying in such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article NINTH, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

                  (c) The Corporation shall have the power to indemnify any employee or agent of the Corporation who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware General Corporation Law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Expenses incurred by an employee or agent in defending or testifying in such action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that such employee or agent is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article NINTH, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

                  (d) The indemnification permitted by this Article NINTH shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  (e) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article NINTH or otherwise.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this __ day of ____________, 200__.

                                         CROSSCOUNTRY DISTRIBUTING
                                         COMPANY

                                         By:____________________________________
                                               Name: Stanley C. Horton
                                               Title:President and Chief
                                                     Executive Officer

                               FORM OF PGE BYLAWS

Prior to the distribution of the PGE Common Stock to holders of Allowed Claims pursuant to the Plan, PGE will be a wholly owned subsidiary of Reorganized ENE or held by the PGE Trust. The current PGE Bylaws are included in PGE's filings with the SEC , which may be amended from time to time in accordance with applicable law (the "Pre-Distribution PGE Bylaws"). If PGE Common Stock is distributed to holders of Allowed Claims pursuant to the Plan, the PGE Bylaws will be amended and restated substantially in the form, which is attached hereto, that is consistent with the shares of PGE Common Stock being held by holders of Allowed Claims and their transferees (the "Post-Distribution PGE Bylaws")*. Together, each of the Pre-Distribution PGE Bylaws and Post-Distribution PGE Bylaws constitute the "PGE Bylaws" as used and defined in the Plan.

The Pre-Distribution PGE Bylaws can be found as Exhibit (3) to PGE's Form 10-K for the fiscal year ended December 31, 2001.


----------

* This document may be revised prior to the distribution of PGE Common Stock to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the PGE Common Stock is listed, if applicable.

                                       M

                                                                      SCHEDULE M

                       SECOND AMENDED AND RESTATED BYLAWS

                                       OF

                        PORTLAND GENERAL ELECTRIC COMPANY
                             (AN OREGON CORPORATION)

                                    ARTICLE I

                                     OFFICES

         1.1. Registered Office. The registered office of the corporation required by the Oregon Business Corporation Act (the "Act") to be maintained in the State of Oregon shall be CT Corporation System, 520 S.W. Yamhill, Suite 800, Portland, Oregon 97204, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law.

         1.2. Other Offices. The corporation may also have offices at such other places both within and without the State of Oregon as the Board of Directors may from time-to-time determine or the business of the corporation may require.

                                   ARTICLE II

                                  SHAREHOLDERS

         2.1 Annual Meeting. The annual meeting of the shareholders shall be held on the date and at the time as fixed by the Board of Directors and stated in the notice of the meeting.

         2.2 Special Meetings. Special meetings of the shareholders may be called by the President or by the Board of Directors, and shall be called by the President (or in the event of absence, incapacity or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The requesting shareholders shall sign, date and deliver to the Secretary a written demand describing the purpose or purposes for holding the special meeting.

         2.3 Place of Meetings. Meetings of the shareholders shall be held at the principal business office of the corporation or at such other places within or without the State of Oregon as may be determined by the Board of Directors.

         2.4 Notice of Meetings. Written notices stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to each shareholder entitled to vote at the meeting at the shareholder's address shown in the corporation's current record of shareholders, with postage thereon pre-paid, not less than 10 nor more than 60 days before the date of the meeting. Any previously scheduled meeting of the shareholders called by or at the direction of Board of Directors may be postponed, and (unless the Articles of Incorporation or applicable law otherwise provide) any such meeting of the shareholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

         2.5 Waiver of Notice. A shareholder may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. The waiver must be in writing, be signed by the shareholder entitled to the notice and be delivered to the corporation for inclusion in the minutes for filing with the corporate records. A shareholder's attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. The shareholder's attendance also waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

         2.6      Record Date.

                  (a) For the purpose of determining shareholders entitled to notice of a shareholders' meeting, to demand a special meeting or to vote or to take any other action, the Board of Directors of the corporation may fix a future date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days nor less than ten days before the meeting or action requiring a determination of shareholders. The record date shall be the same for all voting groups.

                  (b) A determination of shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

                  (c) If a court orders a meeting adjourned to a date more than 120 days after the date fixed for the original meeting, it may provide that the original record date continue in effect or it may fix a new record date.

         2.7 Shareholders' List for Meeting. After a record date for a meeting is fixed, the corporation shall prepare an alphabetical list of the names of all its shareholders entitled to notice of a shareholders' meeting. The list must be arranged by voting group and within each voting group by class or series of shares and show the address of and number of shares held by each shareholder. The shareholders' list must be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. The corporation shall make the shareholders' list available at the meeting, and any shareholder or the shareholder's agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment. Refusal or failure to prepare or make available the shareholder's list does not affect the validity of action taken at the meeting.

         2.8 Quorum: Adjournment. Shares entitled to vote may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter constitutes a quorum for action on that matter. If, however, such quorum is not present or represented at any meeting of the shareholders, then either: (i) the Chairman of the meeting, or (ii) the shareholders by the vote of the holders of a majority of votes present in person or represented by proxy at the meeting, shall have power to adjourn the meeting to a different time and place without further notice to any shareholder of any adjournment except that notice is required if a new record date is or must be set for the new meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting originally held. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is set for the adjourned meeting.

         2.9 Voting Requirements. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast by the shares entitled to vote favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation. Directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present.

         2.10     Proxies.

                  (a) A shareholder may vote shares in person or by proxy by signing an appointment, either personally or by the shareholder's designated officer, director, employee, agent, or attorney-in-fact. An appointment of a proxy shall be effective when received by the Secretary or other officer of the corporation authorized to tabulate votes. An appointment is valid for 11 months unless a longer period is expressly provided for in the appointment form. An appointment is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest that has not been extinguished.

                  (b) The death or incapacity of the shareholder appointing a proxy shall not affect the right of the corporation to accept the proxy's authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises the proxy's authority under the appointment.

         2.11 Organization. Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the President. The Secretary, or in his or her absence, an Assistant Secretary, or, in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

                  The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

         2.12 Inspectors of Election. Before any meeting of shareholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any shareholder or a shareholder's proxy shall, appoint a person to fill that vacancy.

                  Such inspectors shall:

                  (a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

                  (b)      receive votes, ballots or consents;

                  (c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

                  (d)      count and tabulate all votes or consents;

                  (e)      determine when the polls shall close;

                  (f)      determine the result; and

                  (g) do any other acts that may be proper to conduct the election or vote with fairness to all shareholders.

                  The inspector(s) of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

         2.13 Action Without a Meeting. Except as otherwise provided under the Articles of Incorporation and applicable law, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. The action will be evidenced by one or more written consents describing the action taken, signed by those shareholders taking action under this Section 2.13 and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 2.13 is effective when the consent or consents bearing sufficient signatures are delivered to the Corporation, unless the consent or consents specify an earlier or later effective date. If not otherwise determined by law, the record date for determining shareholders entitled to take action without a meeting under this
Section 2.13 is the date the first shareholder signs the consent. A consent signed under this Section 2.13 has the effect of a meeting vote and may be described as such in any document.

                                   ARTICLE III

                               BOARD OF DIRECTORS

         3.1 Duties of Board of Directors. All corporate powers shall be exercised by or under the authority of and the business and affairs of the corporation shall be managed by its Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not required by the Act, the Articles of Incorporation, or these Bylaws to be exercised or done by the shareholders.

         3.2 Number, Election and Qualification. The number of directors of the corporation shall be determined from time to time by the Board of Directors. The Board of Directors may periodically change the number of directors by resolution, provided that no decrease shall have the effect of shortening the term of any incumbent director. The directors shall hold office until the next annual meeting of shareholders, and until their successors shall have been elected and qualified, until earlier death, resignation or removal or until there is decrease in the number of directors. Directors need not be residents of the State of Oregon or shareholders of the corporation.

         3.3 Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Oregon, for the holding of additional regular meetings without other notice than the resolution.

         3.4 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President, or by a majority of the directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Oregon, as the place for holding any special meeting of the Board of Directors called by them.

         3.5 Notice. Notice of the date, time and place of any special meetings of the Board of Directors shall be given in any manner reasonably likely to be received at least 24 hours prior to the meeting by any means provided by law. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         3.6 Waiver of Notice. A director may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. A director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director's arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

         3.7 Quorum, Majority Vote. Unless otherwise set forth in these Bylaws or the Articles of Incorporation, a majority of the number of directors established by the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is required by law, the Articles of Incorporation or these Bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

         3.8      Meeting by Telephone Conference: Action Without Meeting.

                  (a) Members of the Board of Directors may hold a board meeting by conference telephone or other communications equipment by means of which all persons participating in the meeting can simultaneously hear each other. Participation in such a meeting shall constitute presence in person at the meeting.

                  (b) Any action that is required or permitted to be taken by the directors at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the directors entitled to vote on the matter. The action shall be effective on the date when the last signature is placed on the consent or at such earlier or later time as is set forth therein. Such consent, which shall have the same effect as a unanimous vote of the directors, shall be filed with the minutes of the corporation.

         3.9 Vacancies. Any vacancy, including a vacancy resulting from an increase in a number of directors, occurring on the Board of Directors may be filled by the shareholders, the Board of Directors or the affirmative vote of a majority of the remaining directors if less than a quorum of the Board of Directors or by a sole remaining director. If the vacant office is filled by the shareholders and was held by a director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill the vacancy. Any directorship not so filed by the directors may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. A director elected to fill a vacancy shall be elected to serve until the next annual meeting of shareholders and until a successor shall be elected and qualified. A vacancy that will occur at a specific later date, by reason of a resignation or otherwise, may be filled before the vacancy occurs, and the new director shall take office when the vacancy occurs.

         3.10 Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.

         3.11 Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or a committee of the Board of Directors shall be deemed to have assented to the action taken unless: (a) the director's dissent to, or abstention from, the action is entered in the minutes of the meeting, (b) a written dissent or abstention to the action is filed with the presiding officer of the meeting before the adjournment thereof or forwarded by certified or registered mail to the Secretary of the corporation immediately after the adjournment of the meeting, or (c) the director objects at the beginning of the meeting, or promptly upon arrival, to the holding of the meeting or transacting business at the meeting. The right to dissent or abstention shall not apply to a director who voted in favor of the action.

         3.12     Director Conflict of Interest.

                  (a) A transaction in which a director of the corporation has a direct or indirect interest shall be valid notwithstanding the director's interest in the transaction if: (1) the material facts of the transaction and the director's interest are disclosed or known to the Board of Directors or a committee thereof and it authorizes, approves or ratifies the transaction, (2) the material facts of the transaction and the director's interest are disclosed or known to shareholders entitled to vote and they authorize, approve or ratify the transaction, or (3) the transaction is fair to the corporation.

                  (b) For purposes of Section 3.12(a)(1) above, a conflict of interest transaction may be authorized, approved or ratified if it receives the affirmative vote of a majority of directors or committee members thereof, who have no direct or indirect interest in the transaction. If such a majority of such members vote to authorize, approve or ratify the transaction, a quorum is present for the purpose of taking action.

                  (c) For purposes of Section 3.12(a)(2) above, a conflict of interest transaction may be authorized, approved or ratified by a majority vote of shareholders entitled to vote thereon. Shares owned by or voted under the control of a director, or an entity controlled by a director, who has a direct or indirect interest in the transaction may be counted in a vote of shareholders to determine whether to authorize, approve or ratify a conflict of interest transaction.

                  (d) A director has an indirect interest in a transaction if another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction or another entity of which the director is a director, officer or trustee is a party to the transaction and the transaction is or should be considered by the Board of Directors of the corporation.

         3.13 Removal. The shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose, unless the Articles of Incorporation provide for removal for cause only. A director may be removed only if the number of votes cast to remove a director exceed the number cast not to remove the director. If a director is elected by a voting group of shareholders, only those shareholders may participate in the vote to remove the director.

         3.14 Resignation. Any director may resign by delivering written notice to the Board of Directors, its chairperson or the corporation. Such resignation shall be effective: (a) on receipt, (b) five days after its deposit in the United States mails, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by addressee, unless the notice specifies a later effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

                                   ARTICLE IV

                             COMMITTEES OF THE BOARD

         4.1 Appointment. Unless the Articles of Incorporation provide otherwise, the Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have one or more members who serve at the pleasure of the Board of Directors. A majority of all directors in office must approve the creation of a committee and the appointment of its members. The Board of Directors shall have the power at any time to increase or decrease the number of members of any committee, to fill vacancies thereon, to change any member thereof and to change the functions or terminate the existence thereof.

         4.2 Limitation on Powers of a Committee. A committee shall not have or exercise any power or authority of the Board of Directors prohibited by the Act.

         4.3 Conduct of Meetings. Each committee shall conduct its meetings in accordance with the applicable provisions of these Bylaws relating to meetings and action without meetings of the Board of Directors. Each committee shall adopt any further rules regarding its conduct, keep minutes and other records and appoint subcommittees and assistants as it deems appropriate.

         4.4 Compensation. By resolution of the Board of Directors, committee members may be paid reasonable compensation for services on committees and their expenses of attending committee meetings.

                                    ARTICLE V

                                    OFFICERS

         5.1 Number. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. At this meeting, or at any other time, the Board of Directors may appoint one of its members as Chairman of the Board. Other officers and assistant officers as may be deemed necessary or desirable may be appointed by the Board of Directors and shall have such powers and duties prescribed by the Board of Directors or the officer authorized by the Board of Directors to prescribe the duties of other officers. A duly appointed officer may appoint one or more officers or assistant officers if such appointment is authorized by the Board of Directors. Any two or more offices may be held by the same person.

         5.2 Appointment and Term of Office. The officers of the corporation shall be appointed annually by the Board of Directors at the first meeting of the Board of Directors held after the annual meeting of the shareholders. If the appointment of officers shall not be held at the meeting, it shall be held as soon thereafter as is convenient. Each officer shall hold office until a successor shall have been duly appointed and shall have qualified or until the officer's death, resignation or removal in the manner hereinafter provided.

         5.3 Qualification. No officer need be a director, shareholder or Oregon resident.

         5.4 Resignation and Removal. An officer may resign at any time by delivering notice to the corporation. A resignation is effective on receipt unless the notice specifies a later effective date. If the corporation accepts a specified later effective date, the Board of Directors may fill the pending vacancy before the effective date but the successor may not take office until the effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors. Any officer appointed by the Board of Directors may be removed from the officer position at any time with or without cause. Appointment of an officer shall not of itself create contract rights. Removal or resignation of an officer shall not affect the contract rights, if any, of the corporation or the officer.

         5.5 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

         5.6 Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors. In the absence of a Chairman of the Board of Directors, the directors then present shall select one member to act as Chairman of each meeting.

         5.7 President. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the corporation and shall be in general charge of its business and affairs, subject to the control of the Board of Directors. The President shall from time to time report to the Board of Directors all matters within the President's knowledge affecting the corporation that should be brought to the attention of the board. The President shall have authority to vote all shares of stock in other corporations owned by the corporation and to execute proxies, waivers of notice, consents and other instruments in the name of the corporation with respect to such stock and has authority to delegate this authority to any other officer. The President shall perform such other duties as may be prescribed by the Board of Directors. The President has authority to sign stock certificates representing the shares of the corporation.

         5.8 Secretary. The Secretary shall keep the minutes of all meetings of the directors and shareholders and shall have custody of the minute books and other records pertaining to the corporate business. The Secretary shall countersign all stock certificates and other instruments requiring the seal of the corporation and shall perform such other duties assigned by the Board of Directors.

         5.9 Vice President. Each Vice president shall perform duties and responsibilities prescribed by the Board of Directors or the President. The Board of Directors or the president may confer a special title upon a Vice President.

         5.10 Treasurer. The Treasurer shall keep correct and complete records of accounts showing the financial condition of the corporation. The Treasurer shall be legal custodian of all moneys, notes, securities and other valuables that may come into the possession of the corporation. The Treasurer shall deposit all funds of the corporation that come into the Treasurer's hands in depositories that the Board of Directors may designate. The Treasurer shall pay the funds out only on the check of the corporation signed in the manner authorized by the Board of Directors. The Treasurer shall perform such other duties as assigned by the Board of Directors may require.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Directors and Officers. The corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

         6.2 Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Act.

         6.3 No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

         6.4 Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation in advance at the written request of the director or officer, if the director or officer:

                  (a) furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

                  (b) furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation. Such advances shall be made without regard to the person's ability to repay such expenses, and without regard to the person's ultimate entitlement to indemnification under this Article VI or otherwise.

         6.5 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this Article VI shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this Article VI and relevant provisions of the Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this Article VI to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if: (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to a commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         6.6 Non-Exclusivity of Rights. The right conferred on any person by this Article VI shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

         6.7      Survival of Rights. The right conferred on any person by this
Article VI shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         6.8 Insurance. To the fullest extent permitted by the Act, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this
Article VI.

         6.9      Amendments. Any repeal of or modification or amendment to this
Article VI shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         6.10 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

         6.11 Certain Definitions. For the purposes of this Article VI, the following definitions shall apply:

                  (a) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  (b) The term "expenses" shall be broadly construed and shall include without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under Section 6.5 of this
Article VI, but shall not include amounts paid in settlement by the indemnified party or the amount of judgments or fines against the indemnified party.

                  (c) The term "corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

                  (d) References to a "director," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  (e) References to "other enterprises' shall include employee benefit plans; references to "fines" in the Act shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involved services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VI.

                                   ARTICLE VII

                               ISSUANCE OF SHARES

         7.1      Certificate for Shares.

                  (a) Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed, either manually or in facsimile, by two officers of the corporation, at least one of whom shall be the President or a Vice President and by the Secretary or an Assistant Secretary and may be sealed with the seal of the corporation or a facsimile thereof. All certificates or shares shall be consecutively numbered or otherwise identified.

                  (b) Every certificate for shares of stock that are subject to any restriction on transfer pursuant to the Articles of Incorporation, the Bylaws, applicable securities laws, agreements among or between shareholders or any agreement to which the corporation is a party shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction and that the corporation retains a copy of the restriction. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the designations, relative rights, preferences limitations of the shares of each class and series authorized to be issued and the authority of the Board of Directors to determine variations for future series or a statement of the existence of such designations, relative rights, preferences and limitations and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

                  (c) The name and mailing address of the person to whom the shares represented thereby are issued with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. Each shareholder shall have the duty to notify the corporation of his or her mailing address. All certificates surrendered to the corporation for transfer shall be canceled, and no new certificates shall be issued until a former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors prescribes.

         7.2 Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by the holder's legal representative, who shall furnish proper evidence of authority to transfer, or by the holder's attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

         7.3 Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more Transfer Agents and one or more Registrars for the shares of the corporation, with such powers and duties as the Board of Directors determines by resolution. The signature of officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a Transfer Agent or by a Registrar other than the corporation itself or an employee of the corporation.

         7.4 Officer Ceasing to Act. If the person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate is nevertheless valid.

         7.5 Fractional Shares. The corporation shall not issue certificates for fractional shares.

                                  ARTICLE VIII

                 CONTRACTS, LOANS, CHECKS AND OTHER INSTRUMENTS

         8.1 Contracts. The Board of Directors may authorize any officer or officers and agent or agents to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

         8.2 Loans. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name less authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

         8.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money and notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers and agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 Seal. If the Board of Directors adopts a corporate seal, the seal of the corporation shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words "Corporate Seal."

         9.2 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, invalid, illegal or otherwise ineffective shall not affect of invalidate any other provision of these Bylaws.

                                    ARTICLE X

                                   AMENDMENTS

                  These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the corporation.

                      FORM OF PGE ARTICLES OF INCORPORATION

Prior to the distribution of the PGE Common Stock to holders of Allowed Claims pursuant to the Plan, PGE will be a wholly owned subsidiary of Reorganized ENE or held by the PGE Trust. The PGE Articles of Incorporation are included in PGE's filings with the SEC, which may be amended from time to time in accordance with applicable law (the "Pre-Distribution PGE Articles of Incorporation"). If PGE Common Stock is distributed to holders of Allowed Claims pursuant to the Plan, the PGE Articles of Incorporation will be amended and restated substantially in the form, which is attached hereto, that is consistent with the shares of PGE Common Stock being held by holders of Allowed Claims and their transferees (the "Post-Distribution PGE Articles of Incorporation")*. Together each of the Pre-Distribution PGE Articles of Incorporation and Post-Distribution PGE Articles of Incorporation constitute the "PGE Articles of Incorporation" as used and defined in the Plan.

The Pre-Distribution PGE Articles of Incorporation are attached as Exhibits to the following filings of PGE with the SEC:

    o Copy of Articles of Incorporation of Portland General Electric Company, Registration No. 2-78085, Exhibit (4);

    o Certificate of Amendment, dated July 2, 1987, to the Articles of Incorporation limiting the personal liability of directors of Portland General Electric Company, Form 10-K for the fiscal year ended December 31, 1987, Exhibit (3);

    o Articles of Amendment, dated July 8, 1992, for series of Preferred Stock ($7.75 Series), Registration Statement No. 33-46357, Exhibit
         (4)(a); and

    o Articles of Amendment to PGE Articles of Incorporation, dated September 30, 2002, creating Limited Voting Junior Preferred Stock, Form 10-Q for the quarter ended September 30, 2002, Exhibit (3)(i).

----------

* This document may be revised prior to the distribution of PGE Common Stock to respond to, and comply with, changes in applicable law and to comply with listing standards of any exchange on which the PGE Common Stock is listed, if applicable.

                                        N

                                                                      SCHEDULE N

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        PORTLAND GENERAL ELECTRIC COMPANY

                  The Articles of Incorporation, as amended, of Portland General Electric Company (the "Corporation"), are hereby amended and restated under
60.451 of the Oregon Business Corporation Act (the "Act"). The date of filing of the Corporation's Articles of Incorporation was July 25, 1930.

                                   ARTICLE I.
                                      Name

                  The name of the Corporation is:

                        PORTLAND GENERAL ELECTRIC COMPANY

                                   ARTICLE II.
                                    Duration

                  The Corporation shall exist perpetually.

                                  ARTICLE III.
                                    Purposes

                  The Corporation is organized for the following purposes:

                  1. To construct, purchase, lease, and otherwise acquire ownership of and improve, maintain, use and operate every type and kind of real and personal property for the generation, manufacture, production and furnishing of electric energy, and to use, furnish and sell to the public, including other corporations, towns, cities and municipalities, at wholesale and retail, electric energy.

                  2. To engage in any lawful activity for which corporations may be organized under the Act and any amendment thereto.

                  3. To engage in any lawful activity and to do anything in the operation of the Corporation or for the accomplishment of any of its purposes or for the exercise of any of its powers which shall appear necessary for or beneficial to the Corporation.

                  The authority conferred in this Article III shall be exercised consistently with the requirements of applicable state and federal laws and regulations governing the activities of a public utility.

                                   ARTICLE IV.
                            Classes of Capital Stock

                  The amount of the capital stock of the Corporation is:

                  COMMON STOCK. Common Stock of the Corporation shall consist of a class without par value consisting of 80,000,000 shares.

                  PREFERRED STOCK. Preferred Stock of the Corporation shall consist of a class without par value consisting of 30,000,000 shares issuable in series as hereinafter provided.

                  LIMITED VOTING JUNIOR PREFERRED STOCK. Limited Voting Junior Preferred Stock of the Corporation shall consist of a class of one share having a par value of $1.00.

                  A statement of the preferences, limitations, and relative rights of each class of the capital stock of the Corporation, namely, the Preferred Stock without par value, the Limited Voting Junior Preferred Stock and the Common Stock, of the variations and relative rights and preferences as between series of the Preferred Stock insofar as the same are fixed by these Amended and Restated Articles of Incorporation (these "Articles") and of the authority vested in the Board of Directors of the Corporation to establish series of Preferred Stock, and to fix and determine the variations in the relative rights and preferences as between series insofar as the same are not fixed by these Articles is as follows:

                                 PREFERRED STOCK

                  (a) As used in these Articles, the term "Preferred Stock" shall mean the Preferred Stock without par value, and shall not include the Limited Voting Junior Preferred Stock. The Preferred Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of capital stock of the Corporation. To the extent that these Articles shall not have established series of the Preferred Stock and fixed and determined the variations in the relative rights and preferences as between series, the Board of Directors shall have authority, and is hereby expressly vested with authority, to divide the Preferred Stock into series and, with the limitations set forth in these Articles and such limitations as may be provided by law, to fix and determine the relative rights and preferences of any series of the Preferred Stock so established. Such action by the Board of Directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series, which resolution or resolutions shall also set forth the distinguishing designation of the particular series of the Preferred Stock established thereby. Without limiting the generality of the foregoing, authority is hereby expressly vested in the Board of Directors to fix and determine with respect to any series of the Preferred Stock:

                  (1) The rate of dividend;

                  (2) The price at which and the terms and conditions on which shares may be sold or redeemed;

                  (3) The amount payable upon shares in the event of voluntary liquidation and the amount payable in the event of involuntary liquidation, but such involuntary liquidation amount shall not exceed the price at which the shares may be sold as fixed in the resolution or resolutions creating the series;

                  (4) Sinking fund provisions for the redemption or purchase of shares; and

                  (5) The terms and conditions on which shares maybe converted.

                  All shares of the Preferred Stock of the same series shall be identical except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative; and all shares of the Preferred Stock, irrespective of series, shall constitute one and the same class of stock, shall be of equal rank, and shall be identical except as to the designation thereof, the date or dates from which dividends on shares thereof shall be cumulative, and the relative rights and preferences set forth above in clauses (1) through (5) of this subdivision (a), as to which there may be variations between different series. Except as may be otherwise provided by law, by subdivision (g) of this Article IV, or by the resolutions establishing any series of Preferred Stock in accordance with the foregoing provisions of this subdivision (a), whenever the presence, written consent, affirmative vote, or other action on the part of the holders of the Preferred Stock may be required for any purpose, such consent, vote or other action shall be taken by the holders of the Preferred Stock as a single body irrespective of series and shall be determined by weighing the vote cast for each share so as to reflect the involuntary liquidation amount fixed in the resolution or resolutions creating the series, such that each share shall have one vote per $100 of involuntary liquidation value.

                  (b) The holders of shares of the Preferred Stock of each series shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any funds legally available for the payment of dividends, at the annual rate fixed and determined with respect to each series in accordance with subdivision (a) of this Article IV, and no more, payable quarterly on the first days of January, April, July and October in each year or on such other date or dates as the Board of Directors shall determine. Such dividends shall be cumulative in the case of shares of each series either from the date of issuance of shares of such series or from the first day of the current dividend period within which shares of such series shall be issued, as the Board of Directors shall determine, so that if dividends on all outstanding shares of each particular series of the Preferred Stock, at the annual dividend rates fixed and determined by the Board of Directors for the respective series, shall not have been paid or declared and set apart for payment for all past dividend periods and for the then current dividend periods, the deficiency shall be fully paid or dividends equal thereto declared and set apart for payment at said rates before any dividends on the Common Stock shall be paid or declared and set apart for payment. In the event more than one series of the Preferred Stock shall be outstanding, the Corporation, in making any dividend payment on the Preferred Stock, shall make payments ratably upon all outstanding shares of the Preferred Stock in proportion to the amount of dividends accumulated thereon to the date of such dividend payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

                  (c) In the event of any dissolution, liquidation or winding up of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock or the Limited Voting Junior Preferred Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders the respective involuntary liquidation amount for each share as fixed and determined with respect to each series in accordance with Subdivision (a) of this Article IV, plus in all cases unpaid accumulated dividends thereon, if any, to the date of payment, and no more, unless such dissolution, liquidation or winding up shall be voluntary, in which event the amount which such holders shall be entitled so to be paid shall be the respective voluntary liquidation amounts per share fixed and determined with respect to each series in accordance with subdivision (a) of this Article IV, and no more. If upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of all outstanding shares of Preferred Stock of all series the full amounts to which they shall be respectively entitled as aforesaid, the entire net assets of the Corporation available for distribution shall be distributed ratably to the holders of all outstanding shares of Preferred Stock of all series in proportion to the amounts to which they shall be respectively so entitled. For the purposes of this subdivision (c), any dissolution, liquidation or winding up which may arise out of or result from the condemnation or purchase of all or a major portion of the properties of the Corporation by (1) the United States Government or any authority, agency or instrumentality thereof, (2) a State of the United States or any political subdivision, authority, agency or instrumentality thereof, or (3) a district, cooperative or other association or entity not organized for profit, shall be deemed to be an involuntary dissolution, liquidation or winding up; and a consolidation, merger or amalgamation of the Corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

                  (d) Subject to the limitations set forth in subdivision (c) of
Article V, the Preferred Stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time or from time to time, at the then applicable redemption price fixed and determined with respect to each series in accordance with subdivision (a) of this Article IV. If less than all of the shares of any series are to be redeemed, the redemption shall be made either pro rata or by lot in such manner as the Board of Directors shall determine.

                  In the event the Corporation shall so elect to redeem shares of the Preferred Stock, notice of the intention of the Corporation to do so and of the date and place fixed for redemption shall be mailed not less than thirty days before the date fixed for redemption to each holder of shares of the Preferred Stock to be redeemed at his address as it shall appear on the books of the Corporation, and on and after the date fixed for redemption and specified in such notice (unless the Corporation shall default in making payment of the redemption price), such holders shall cease to be shareholders of the Corporation with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares, excepting only the right to receive the redemption price therefor from the Corporation on the date fixed for redemption, without interest, upon endorsement, if required, and surrender of their certificates for such shares.

                  Contemporaneously with the mailing of notice of redemption of any shares of the Preferred Stock as aforesaid or at any time thereafter on or before the date fixed for redemption, the Corporation may, if it so elects, deposit the aggregate redemption price of the shares to be redeemed with any bank or trust company doing business in the City of New York, N. Y., the City of Chicago, Illinois, the City of San Francisco, California, or the City of Portland, Oregon, having a capital and surplus of at least $5,000,000, named in such notice, payable on the date fixed for redemption in the proper amounts to the respective holders of the shares to be redeemed, upon endorsement, if required, and surrender of their certificates for such shares, and on and after the making of such deposit such holders shall cease to be shareholders of the Corporation with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares, excepting only the right to exercise such redemption or exchange rights, if any, on or before the date fixed for redemption as may have been provided with respect to such shares or the right to receive the redemption price of their shares from such bank or trust company on the date fixed for redemption, without interest, upon endorsement, if required, and surrender of their certificates for such shares.

                  If the Corporation shall have elected to deposit the redemption moneys with a bank or trust company as permitted by this subdivision
(d), any moneys so deposited which shall remain unclaimed at the end of six years after the redemption date shall be repaid to the Corporation, and upon such repayment holders of Preferred Stock who shall not have made claim against such moneys prior to such repayment shall be deemed to be unsecured creditors of the Corporation for an amount, without interest, equal to the amount they would theretofore have been entitled to receive from such bank or trust company. Any redemption moneys so deposited which shall not be required for such redemption because of the exercise, after the date of such deposit, of any right of conversion or exchange or otherwise, shall be returned to the Corporation forthwith. The Corporation shall be entitled to receive any interest allowed by any bank or trust company on any moneys deposited with such bank or trust company as herein provided, and the holders of any shares called for redemption shall have no claim against any such interest.

                  Except as set forth in subdivision (c) of Article V, nothing herein contained shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

                  (e) The holders of shares of the Preferred Stock shall have no right to vote in the election of directors or for any other purpose except as may be otherwise provided by law, by subdivisions (f), (g) and (h) of this
Article IV, or by resolutions establishing any series of Preferred Stock in accordance with subdivision (a) of this Article IV. Holders of Preferred Stock shall be entitled to notice of each meeting of shareholders at which they shall have any right to vote, but shall not be entitled to notice of any other meeting of shareholders.

                  (f) If at any time dividends payable on any share or shares of Preferred Stock shall be in arrears in an amount equal to four full quarterly dividends or more per share, a default in preferred dividends for the purpose of this subdivision (f) shall be deemed to have occurred, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all unpaid accumulated dividends on all shares of Preferred Stock shall have been paid to the last preceding dividend period. If and whenever a default in preferred dividends shall occur, a special meeting of shareholders of the Corporation shall be held for the purpose of electing directors upon the written request of the holders of at least 10% of the Preferred Stock then outstanding. Such meeting shall be called by the secretary of the Corporation upon such written request and shall be held at the earliest practicable date upon like notice as that required for the annual meeting of shareholders of the Corporation and at the place for the holding of such annual meeting. If notice of such special meeting shall not be mailed by the secretary within thirty days after personal service of such written request upon the secretary of the Corporation or within thirty days of mailing the same in the United States of America by registered mail addressed to the secretary at the principal office of the Corporation, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting and the person so designated may call such meeting upon like notice as that required for the annual meeting of shareholders and to be held at the place for the holding of such annual meeting. Any holder of Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to the foregoing provisions of this paragraph.

                  At any such special meeting, or at the next annual meeting of shareholders of the Corporation for the election of directors and at each other meeting, annual or special, for the election of directors held thereafter (unless at the time of any such meeting such default in preferred dividends shall no longer exist), the holders of the outstanding Preferred Stock, voting separately as herein provided, shall have the right to elect the smallest number of directors which shall constitute at least one-fourth of the total number of directors of the Corporation, or two directors, whichever shall be the greater, and the holders of the outstanding shares of Common Stock, voting as a class, shall have the right to elect all other members of the Board of Directors, anything herein or in the Bylaws of the Corporation to the contrary notwithstanding. The terms of office, as directors, of all persons who may be directors of the Corporation at any time when such special right to elect directors shall become vested in the holders of the Preferred Stock shall terminate upon the election of any new directors to succeed them as aforesaid.

                  At any meeting, annual or special, of the Corporation, at which the holders of Preferred Stock shall have the special right to elect directors as aforesaid, the presence in person or by proxy of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum of such stock for the election of directors, and the presence in person or by proxy of the holders of a majority of the Common Stock then outstanding shall be required to constitute a quorum of such stock for the election of directors; provided, however, that the absence of a quorum of the holders of either stock shall not prevent the election at any such meeting or adjournment thereof of directors by the other stock if the necessary quorum of the holders of such other stock shall be present at such meeting or any adjournment thereof; and, provided further, that in the absence of a quorum of holders of either stock a majority of the holders of such stock who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such stock from time to time, without notice other than announcement at the meeting, until the requisite quorum of holders of such stock shall be present in person or by proxy, but no such adjournment shall be made to a date beyond the date for the mailing of the notice of the next annual meeting of shareholders of the Corporation or special meeting in lieu thereof.

                  So long as a default in preferred dividends shall exist, any vacancy in the office of a director elected by the holders of the Preferred Stock may be filled at any meeting of shareholders, annual or special, for the election of directors held thereafter, and a special meeting of shareholders, or of the holders of shares of the Preferred Stock, may be called for the purpose of filling any such vacancy. So long as a default in preferred dividends shall exist, any vacancy in the office of a director elected by the holders of the Common Stock may be filled by majority vote of the remaining directors elected by the holders of Common Stock.

                  If and when the default in preferred dividends which permitted the election of directors by the holders of the Preferred Stock shall cease to exist, the holders of the Preferred Stock shall be divested of any special right with respect to the election of directors, and the voting power of the holders of the Preferred Stock and of the holders of the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on the Preferred Stock were not paid in full, subject to revesting in the event of each and every subsequent like default in preferred dividends. Upon the termination of any such special right, the terms of office of all persons who may have been elected directors by vote of the holders of the Preferred Stock pursuant to such special right shall forthwith terminate, and the resulting vacancies shall be filled by the majority vote of the remaining directors.

                  (g) So long as any shares of the Preferred Stock shall be outstanding, the Corporation shall not without the written consent or affirmative vote of the holders of at least two-thirds of the Preferred Stock then outstanding, (1) create or authorize any new stock ranking prior to the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, or (2) amend, alter or repeal any of the express terms of the Preferred Stock then outstanding in a manner substantially prejudicial to the holders thereof. Notwithstanding the foregoing provisions of this subdivision (g), if any proposed amendment, alteration or repeal of any of the express terms of any outstanding shares of the Preferred Stock would be substantially prejudicial to the holders of shares of one or more, but not all, of the series of the Preferred Stock, only the written consent or affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of all series so affected shall be required. Any affirmative vote of the holders of the Preferred Stock, or of any one or more series thereof, which may be required in accordance with the foregoing provisions of this subdivision (g), upon a proposal to create or authorize any stock ranking prior to the Preferred Stock or to amend, alter or repeal the express terms of outstanding shares of the Preferred Stock or of any one or more series thereof in a manner substantially prejudicial to the holders thereof may be taken at a special meeting of the holders of the Preferred Stock or of the holders of one or more series thereof called for the purpose, notice of the time, place and purposes of which shall have been given to the holders of the shares of the Preferred Stock entitled to vote upon any such proposal, or at any meeting, annual or special, of the shareholders of the Corporation, notice of the time, place and purposes of which shall have been given to holders of shares of the Preferred Stock entitled to vote on such a proposal.

                  (h) So long as any shares of the Preferred Stock shall be outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the Preferred Stock then outstanding:

                  (1) issue any shares of Preferred Stock, or of any other class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless (a) the net income of the Corporation available for the payment of dividends for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance of such shares (including, in any case in which such shares are to be issued in connection with the acquisition of new property, the net income of the property so to be acquired, computed on the same basis as the net income of the Corporation) is at least equal to two times the annual dividend requirements on all shares of the Preferred Stock, and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued, and (b) the gross income (defined as the sum of net income and interest charges, to securities evidencing indebtedness deducted in arriving at such net income) of the Corporation available for the payment of interest for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance of such shares (including, in any case in which such shares are to be issued in connection with the acquisition of new property, the gross income, as heretofore defined, of the property so to be acquired, computed on the same basis as the gross income, as heretofore defined, of the Corporation) is at least equal to one and one-half times the aggregate of the annual interest requirements on all securities evidencing indebtedness of the Corporation, and the annual dividend requirements on all shares of the Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued; or

                  (2) issue any shares of the Preferred Stock, or of any other class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the aggregate of the capital of the Corporation applicable to the Common Stock and the surplus of the Corporation (paid-in, earned or other, if any) shall be not less than the aggregate amount payable on the involuntary dissolution, liquidation, or winding up of the Corporation on all shares of the Preferred Stock, and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued; provided, however, that if, for the purposes of meeting the requirements of this subparagraph (2), it shall become necessary to take into consideration any surplus of the Corporation, the Corporation shall not thereafter pay any dividends on shares of the Common Stock which would result in reducing the aggregate of the capital of the Corporation applicable to the Common Stock and the surplus of the Corporation to an amount less than the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation, on all shares of the Preferred Stock and of any stock ranking prior to or on a parity with the Preferred Stock, as to dividends or upon dissolution, liquidation or winding up, at the time outstanding.

                  In any case where it would be appropriate, under generally accepted accounting principles, to combine or consolidate the financial statements of any predecessor or subsidiary of the Corporation with those of the Corporation, the foregoing computations may be made on the basis of such combined or consolidated financial statements. Any affirmative vote of the holders of the Preferred Stock which may be required in accordance with the foregoing provisions of this subdivision (h) may be taken at a special meeting of the holders of the Preferred Stock called for the purpose, notice of the time, place and purposes of which shall have been given to the holders of the outstanding shares of the Preferred Stock, or at any meeting, regular or special, of the shareholders of the Corporation, notice of the time, place and purposes of which shall have been given to the holders of the outstanding shares of the Preferred Stock.

                      LIMITED VOTING JUNIOR PREFERRED STOCK

                  (i) The Limited Voting Junior Preferred Stock shall not be entitled to receipt of any dividends, and no dividends shall be paid thereon.

                  (j) Subject to the limitations set forth in subdivision (c) of this Article IV (and subject to the rights of any other class of stock hereafter authorized), in the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holder of the Limited Voting Junior Preferred Stock shall be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders the par value of the Limited Voting Junior Preferred Stock and no more. For the purposes of this subdivision, a consolidation, merger or amalgamation of the Corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

                  (k) Subject to the final sentence of this subdivision (k) of this Article IV, so long as the share of Limited Voting Junior Preferred Stock shall be outstanding, the Corporation shall not, without the written consent or affirmative vote of the holder of the Limited Voting Junior Preferred Stock: (i) make an assignment for the benefit of creditors; (ii) file a petition for relief under the United States Bankruptcy Code; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for a substantial part of its property; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) accept or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property; or (vi) admit the Corporation's inability to pay its debts generally as they become due, on behalf of the Corporation; provided, however, that notwithstanding the foregoing, the affirmative vote of the holder of the Limited Voting Junior Preferred Stock shall not be required to file a petition for relief under the United States Bankruptcy Code if (a) the Corporation or any person or entity in Control (as defined in subdivision l of this Article IV) of the Corporation has entered into a contract to sell (whether by direct sale, merger or otherwise) the Corporation or its assets and the buyer conditions its obligations to consummate such transaction on obtaining the entry of an order pursuant to section 363 or section 1129 of the United States Bankruptcy Code approving such transaction and
(b) if, but only if, such transaction involves the sale of assets by the Corporation in a case where ownership of the Corporation is not being transferred, following consummation of such sale, all of the indebtedness for borrowed money of the Corporation shall have been paid in full (or adequate provision for the payment thereof shall have been made) or assumed by the buyer. In exercising discretion under this subdivision (k) of this Article IV, the holder of Limited Voting Junior Preferred Stock shall be entitled to, and shall, consider and have due regard for, the interests of the shareholders of the Corporation and its creditors in addition to such other considerations as such holder shall consider relevant and in the best interests of the Corporation; provided that nothing in this sentence is intended to create any contractual rights in any person other than the Corporation and such holder. Except as provided by applicable law, the holder of the Limited Voting Junior Preferred Stock shall be entitled to notice of each meeting of shareholders at which such holder shall have any right to vote, but shall not be entitled to notice of any other meeting of shareholders. Notwithstanding the foregoing provisions, the holder of the Limited Voting Junior Preferred Stock shall not have any voting rights under this subdivision (k) of this Article IV at any time when the Corporation has the right to redeem the Limited Voting Junior Preferred Stock pursuant to subdivision (l) of this Article IV (and regardless of whether there may then exist any restriction not set forth in such subdivision (l) on the Corporation's ability to redeem the Limited Voting Junior Preferred Stock). Except as provide in this subdivision (k) of this Article IV or as otherwise provided by law, the holder of the Limited Voting Junior Preferred Stock shall have no right to vote in the election of directors or for any other purpose.

                  (l) The Limited Voting Junior Preferred Stock may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time by payment of an amount equal to the par value of such share; provided, that the Corporation shall not be empowered to call the Limited Voting Junior Preferred Stock for redemption at any time in which Control of the Corporation shall be held or exercised by any person or entity, or by any Affiliate of such person or entity, which person or entity shall be subject to an order for relief under the United States Bankruptcy Code or any successor statute. For purposes of this subdivision (l), "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise, and "Affiliate" shall mean with respect to any person or entity, any other person or entity directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with such person or entity.

                  (m) The Limited Voting Junior Preferred Stock shall be issued and held, and may be transferred on the shareholder records of the Corporation, only upon approval of the Oregon Public Utility Commission, and only to persons or entities which are during the period of such ownership, and shall have been for the five-year period prior to such ownership, Independent. For purposes of this subdivision (m), "Independent" shall mean a person or entity which is not
(i) an Affiliate (as defined in subdivision (l) above), employee, director, equity security holder, partner, member or officer of the Corporation or any of its Affiliates; (ii) employed by, or an Affiliate of, a supplier of goods or services to the Corporation or any of its Affiliates that derives more than ten percent of its revenues from the Corporation or any of its Affiliates; or (iii) a member of the immediate family of a person or entity that is an Affiliate of or that Controls (as defined in subdivision (l) above) the Corporation. Certificates or other evidence of ownership of the Limited Voting Junior Preferred Stock shall bear a legend or other prominent notice of the restriction contained in this subdivision (m).

                  (n) The Limited Voting Junior Preferred Stock shall not be convertible into Common Stock, Preferred Stock or any other class or series of securities issued by the Corporation.

                  (o) If the share of the Limited Voting Junior Preferred Stock is redeemed, purchased or otherwise acquired by the Corporation, it shall be cancelled and shall not be reissued.

                                  COMMON STOCK

                  (p) Subject to the limitations set forth in subdivision (b) of this Article IV (and subject to the rights of any class of stock hereafter authorized) dividends may be paid upon the Common Stock when and as declared by the Board of Directors of the Corporation out of any funds legally available for the payment of dividends.

                  (q) Subject to the limitations set forth in subdivision (c) and (j) of this Article IV (and subject to the rights of any other class of stock hereafter authorized), upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed ratably to the holders of the Common Stock.

                  (r) Subject to the limitations set forth in subdivisions (f),
(g), (h) and (k) of this Article IV (and subject to the rights of any class of stock hereafter created), and except as may be otherwise provided by law, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

                  (s) Upon the issuance for money or other consideration of any shares of capital stock of the Corporation, or of any security convertible into capital stock of the Corporation, no holder of shares of the capital stock, irrespective of the class or kind thereof, shall have any preemptive or other right to subscribe for, purchase, or receive any proportionate or other amount of such shares of capital stock, or such security convertible into capital stock, proposed to be issued; and the Board of Directors may cause the Corporation to dispose of all or any of such shares of capital stock, or of any such security convertible into capital stock, as and when said Board may determine, free of any such right, either by offering the same to the Corporation's then shareholders or by otherwise selling or disposing of such shares or other securities, as the Board of Directors may deem advisable.

                  (t) The Corporation from time to time, with the approving vote of the holders of at least a majority of its then outstanding shares of Common Stock, may authorize additional shares of its capital stock, with or without nominal or par value, including shares of such other class or classes, and having such designations, preferences, rights, and voting powers, or restrictions or qualifications thereof, as may be approved by such vote and be stated in amended or restated articles of incorporation executed and filed in the manner provided by law.

                  (u) The provisions of subdivision (s) and of this subdivision
(u) of this Article IV shall not be changed unless the holders of at least a majority of the outstanding shares of Common Stock shall consent thereto in writing, or by vote at a meeting in the notice of which action on the proposed change shall have been set forth.

                                   ARTICLE V.
                      Designation of Series Preferred Stock

                  7.75% SERIES CUMULATIVE PREFERRED STOCK, WITHOUT PAR VALUE.

                  7.75% Series Cumulative Preferred Stock, Without Par Value of the Corporation shall consist of 300,000 shares. Such series of Preferred Stock is hereinafter referred to as "Preferred Stock of the First Series, Without Par Value." Shares of Preferred Stock of the First Series, Without Par Value shall have the following relative rights and preferences in addition to those fixed in
Article IV above:

                  (a) The rate of dividend payable upon shares of Preferred Stock of the First Series, Without Par Value shall be 7.75 percent per annum. Dividends upon shares of Preferred Stock of the First Series, Without Par Value shall be cumulative from the date of original issue and shall be payable on the 15th day of January, April, July and October of each year thereafter.

                  (b) Subject to the provisions of subdivision (d) of Article IV of the Articles, prior to June 15, 2002, and prior to June 15 in each year thereafter until June 15, 2006, so long as any of the Preferred Stock of the First Series, Without Par Value shall remain outstanding, the Corporation shall deposit with its Transfer Agent, as a Sinking Fund for the Preferred Stock of the First Series, Without Par Value, an amount sufficient to redeem a minimum of 15,000 shares of the Preferred Stock of the First Series, Without Par Value, plus an amount equal to dividends accrued thereon to each such June 15 and, in addition, the Corporation may, at its option, prior to each such June 15, deposit an amount sufficient to retire through the operation of the Sinking Fund not more than 15,000 additional shares of Preferred Stock of the First Series, Without Par Value, but the right to make such optional deposit shall not be cumulative and shall not reduce any subsequent mandatory Sinking Fund payment for the Preferred Stock of the First Series, Without Par Value, and prior to June 15, 2007 the Corporation shall deposit with its Transfer Agent, as the final Sinking Fund payment, an amount sufficient to redeem all shares of the Preferred Stock of the First Series, Without Par Value outstanding on June 15, 2007. The Corporation shall not declare or pay or set apart for, or make or order any other distribution in respect of, or purchase or otherwise acquire for value any shares of, the Common Stock of the Corporation, or any class of stock as to which the Preferred Stock of the Corporation has priority as to payments of dividends, unless all amounts required to be paid or set aside for any Sinking Fund payment to retire shares of the Preferred Stock of the First Series, Without Par Value, shall have been paid or set aside. The Corporation's Transfer Agent shall, in accordance with the provisions set forth herein, apply the moneys in the Sinking Fund to redeem (i) pro rata, or by lot if so determined by the Board of Directors, on June 15, 2002, and on June 15 in each year thereafter until June 15, 2006, shares of the Preferred Stock of the First Series, Without Par Value, and (ii) on June 15, 2007 all outstanding shares of Preferred Stock of the First Series, Without Par Value, in each case at One hundred Dollars ($100.00) per share plus dividends accrued to the date of redemption. The Corporation may, upon notice to its Transfer Agent prior to a date 45 days prior to June 15 in any year, commencing with the year 2002 through and including the year 2006, in which the Corporation shall be obligated to redeem shares of the Preferred Stock of the First Series, Without Par Value through the operation of the Sinking Fund, elect to reduce its obligation in respect of the redemption of shares required to be redeemed pursuant to the Sinking Fund by directing that any shares of the Preferred Stock of the First Series, Without Par Value previously purchased by the Corporation (other than shares purchased pursuant to the operation of the Sinking Fund or previously applied as a credit against the Sinking Fund) shall be applied as a credit, in whole or in part, in an amount equal to the aggregate liquidation value of the shares so applied, against the aggregate liquidation value of the shares required to be redeemed in such year pursuant to the operation of the Sinking Fund.

                  (c) The Preferred Stock of the First Series, Without Par Value shall not be subject to redemption, except pursuant to the Sinking Fund established for such Series.

                  (d) In the event of (i) any voluntary dissolution, liquidation or winding up of the Corporation, holders of the Preferred Stock of the First Series, Without Par Value shall be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders One hundred Dollars ($100.00) per share, plus unpaid accumulated dividends thereon, if any, to the date of payment, and no more, and (ii) any involuntary dissolution, liquidation or winding up of the Corporation, holders of the Preferred Stock of the First Series, Without Par Value shall be entitled to be paid out of the net assets of the Corporation One hundred Dollars ($100.00) per share, plus unpaid accumulated dividends thereon, if any, to the date of payment, and no more.

                                   ARTICLE VI.
                          Vacancy on Board of Directors

                  Any vacancy occurring on the Board of Directors, including a vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of directors then in office , although less than a quorum, provided that so long as a default in preferred dividends shall exist, any vacancy in the office of a director elected by the holders of the Preferred Stock may be filled only as provided in subdivision (f) of Article IV.

                                  ARTICLE VII.
                             Limitation of Liability

                  To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this provision shall adversely affect any right or protection of a director existing at the time of such amendment or repeal. No change in the law shall reduce or eliminate the right and protections applicable at the time this provision became effective unless the change in law shall specifically require such reduction or elimination. If the law is amended, after this Article VII shall become effective, to authorize corporate action further eliminating or limiting the personal liability of directors, officers, employees or agents of the Corporation, then the liability of directors, officers, employees or agents of the Corporation shall be eliminated or limited to the fullest extent permitted by the law, as so amended.

                                  ARTICLE VIII.
                                 Indemnification

                  The Corporation may indemnify to the fullest extent permitted by law any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan of the Corporation or any of its subsidiaries, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Any indemnification provided pursuant to this Article VIII shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any provision of articles of incorporation, bylaws, agreement, statute, policy of insurance, vote of shareholders or Board of Directors, or otherwise.

                                   ARTICLE IX.
                      Shareholder Action Without a Meeting

                  Except as otherwise provided under these Articles of Incorporation and applicable law, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or rules of a national securities association or exchange, action required or permitted by the Act to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

            FORM OF REORGANIZED DEBTORS PLAN ADMINISTRATION AGREEMENT


                                       O

                                                                      SCHEDULE O

                               REORGANIZED DEBTOR
                          PLAN ADMINISTRATION AGREEMENT

                  This REORGANIZED DEBTOR PLAN ADMINISTRATION AGREEMENT (this "Agreement"), dated as of April __, 2004, between Enron Corp., an Oregon corporation ("Enron"), each of the other Debtors that are signatories hereto and Stephen Forbes Cooper, LLC (the "SFC").

                              W I T N E S S E T H :

                  WHEREAS, commencing on December 2, 2001, Enron and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined in the Plan); and

                  WHEREAS, by order, dated April __, 2004, the Bankruptcy Court confirmed the [FIFTH] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated ___________, 2004, including, without limitation, the Plan Supplement and all schedules and exhibits thereto (as the same has been or may be amended, the "Plan"); and

                  WHEREAS, in accordance with Article XXXVI of the Plan, certain duties and responsibilities shall be borne by the Reorganized Debtor Plan Administrator; and

                  WHEREAS, effective upon the Effective Date of the Plan, Enron desires to appoint SFC to serve as Reorganized Debtor Plan Administrator under the Plan, and SFC is willing to serve in such capacity, in each case upon the terms set forth herein and pursuant to the Plan;

                  NOW, THEREFORE, the parties hereby agree as follows.

         1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Plan.

         2. Appointment. Enron hereby appoints SFC to serve as Reorganized Debtor Plan Administrator under the Plan, and SFC hereby accepts such appointment and agrees to serve in such capacity, in each case effective upon the Effective Date of the Plan. On the Effective Date, compliance with the provisions of the Plan shall become the general responsibility of the Reorganized Debtor Plan Administrator, as an employee of the Reorganized Debtors, (subject to the supervision of the Board of Directors of the Reorganized Debtors) pursuant to and in accordance with the provisions of the Plan and this Agreement.

         3. Responsibilities. The responsibilities of the Reorganized Debtor Plan Administrator shall include (a) facilitating the Reorganized Debtors' prosecution or settlement of objections to and estimations of Claims,
(b) prosecution or settlement of claims and causes of action held by the Debtors and Debtors in Possession, (c) assisting the Litigation Trustee and the Special Litigation Trustee in performing their respective duties, (d) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (e) causing to be filed all required tax returns and paying taxes and all other obligations on behalf of the Reorganized Debtors from funds held by the Reorganized Debtors,
(f) quarterly reporting (in a manner determined by the Reorganized ENE Board or as otherwise required by the Bankruptcy Code, the Plan or by the Bankruptcy Court) to the Bankruptcy Court of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, (g) liquidating the Remaining Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (h) consulting with, and providing information to, the DCR Overseers in connection with the voting or sale of the Plan Securities to be deposited into the Disputed Claims reserve to be created in accordance with Section 21.3 of the Plan, and (i) such other responsibilities as may be vested in this Agreement pursuant to the Plan, this Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan. Notwithstanding anything to the contrary the Plan Administrator shall report to, and follow, as if it were an officer of each of the Reorganized Debtors, the direction, guidance and oversight of the Board of Directors of Reorganized ENE.

         4. Powers. The powers of the Reorganized Debtor Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Reorganized Debtors from funds held by the Reorganized Debtor Plan Administrator and/or the Reorganized Debtors in accordance with the Plan, (b) the power to compromise and settle claims and causes of action on behalf of or against the Reorganized Debtors, other than Litigation Trust Claims, Special Litigation Trust Claims and claims and causes of action which are the subject of the Severance Settlement Fund Litigation, and (c) such other powers as may be vested in or assumed by the Reorganized Debtor Plan Administrator pursuant to the Plan, this Agreement or as may be deemed necessary and proper to carry out the provisions of the Plan.

         5. Certain Limitations on Powers. Notwithstanding anything to the contrary contained herein or in the Plan, prior to taking the following actions, the Plan Administrator shall be required to obtain approval of the board of directors of Reorganized ENE and, if requested by the board of directors, the Bankruptcy Court:

                  (a) Allowance of Claims. Compromise or settle any Claim to the extent such resolution (i) provides for the allowance of a Claim against a Debtor that exceeds one hundred million dollars ($100,000,000), (ii) provides for the allowance of a Claim against a Debtor that exceeds one million dollars ($1,000,000) and constitutes more than twenty percent (20%) of such Debtor's Book Value (hereinafter defined) of Claims, (iii) provides for the allowance of a Claim that exceeds twenty million dollars ($20,000,000) and constitutes more than one hundred five percent (105%) of such Claim's Book Value and (iv) provides for the allowance of a Claim of a current or former employee or insider of the Debtors that exceeds one hundred thousand dollars ($100,000).

                  (b) Disposition of Assets. Enter into definitive documentation concerning any sale, transfer or other disposition (a "Sale") of any Asset that has a Book Value greater than two million dollars ($2,000,000) unless (i) the aggregate proceeds to be received from such Sale are exclusively Cash or Cash Equivalents, (ii) the aggregate proceeds from such Sale exceed ninety-five percent (95%) of the Book Value of such Asset and (iii) the documentation for the Sale specifies that the transaction is on an "as is, where is" basis, with no indemnification obligations of the Reorganized Debtors and no survival of representations, warranties or covenants made by the Reorganized Debtors.

                  (c) Causes of Action. Compromise or settle any claim or cause of action that constitutes an Asset for which the initial amount demanded exceeds two million dollars ($2,000,000).

                  As used in this section, "Book Value" shall mean the value attributed to an Asset or Claim in Appendix C to the Disclosure Statement and/or in any supporting documentation and information upon which Appendix C is based.

         6. Other Activities. The Reorganized Debtor Plan Administrator shall be entitled to perform services for and be employed by third parties, provided that such performance or employment affords the Reorganized Debtor Plan Administrator sufficient time to carry out its responsibilities as Reorganized Debtor Plan Administrator.

         7.       Representatives.

                  (a) To satisfy its obligations under the Agreement to provide services to the Reorganized Debtors, SFC may utilize (i) the Associate Directors of Restructuring (each an "Associate Director") approved by Enron's Board of Directors and/or the Bankruptcy Court prior to the Effective Date to provide services to the Debtors on behalf of SFC, and (ii) each Associate Director designated by SFC after the Effective Date (A) in a written notice given to Enron's Board of Directors or (B) in a verbal notice given to Enron's Board of Directors as reflected in the Minutes of a meeting of such Board of Directors, to provide services to the Reorganized Debtors pursuant to this Agreement (each a "Post Effective Date Appointed Associate Director"), provided, that, (X) if Enron's Board of Directors objects to the use of any Post Effective Date Appointed Associate Director by SFC for such services, SFC shall obtain the approval of the Bankruptcy Court, after notice and an opportunity for hearing, and (Y) if Enron's Board of Directors approves of the use of a Post Effective Date Appointed Associate Director by SFC for such services, SFC shall follow and satisfy the notice procedures with regard to such Post Effective Date Appointed Associate Director set forth in Schedule 2, in each case prior to utilizing such Post Effective Date Appointed Associate Director.

                  (b) In the event that the Board of Directors of Enron requests that SFC reduce the number of Associate Directors utilized to provide the services set forth herein, and SFC refuses to make such a reduction, such Board of Directors may request the Bankruptcy Court to reduce the number of Associate Directors authorized to provide such services. If the Bankruptcy Court grants such request, the Associate Directors authorized to provide such services pursuant to clause (a) above shall be adjusted as set forth in the applicable order of the Bankruptcy Court.

                  (c)      Prior to the Effective Date, SFC shall cause Stephen
F. Cooper ("Cooper") and each of SFC's other employees and principals that will provide services on behalf of the Reorganized Debtors (collectively with Cooper, the "Representatives") pursuant to this Agreement to enter into an agreement in the form attached hereto as Exhibit A, and shall undertake diligent efforts to cause each Representative to comply with the terms and conditions of such agreement.

         8.       Compensation and Reimbursement of SFC.

                  (a)      SFC's compensation shall consist of the following:

                           (i)      an annual payment of $1,320,000, payable
monthly in the amount of $110,000 in immediately available funds throughout the term hereof for the services of SFC. The initial monthly payment under this Agreement shall be on the Effective Date in a prorated amount based upon the remaining days following the Effective Date in the month of the Effective Date. The monthly payment for each subsequent month shall be on the first day of each calendar month for which the services are being provided.

                           (ii)     an annual payment of $864,000 for each
Associate Director permitted to provide services to the Reorganized Debtors pursuant to Section 7(a) on the basis of 160 hours per month as a full time equivalent ("FTE") for an Associate Director, such fee to be payable monthly in the amount of $72,000 in immediately available funds. The initial monthly payment under this Agreement shall be on the Effective Date in a prorated amount based upon the remaining days following the Effective Date in the month of the Effective Date. The monthly payment for each subsequent month shall be on the first day of each calendar month and will be determined as set forth in Section 8(c). Additionally, a quarterly adjustment to the amounts paid monthly pursuant to Sections 8(a) and 8(b) shall be made beginning with first the calendar quarter ending after the Effective Date, in accordance with Section 8(c).

                           (iii)    a fee requested by SFC of, and subject to
the approval of, Enron's Board of Directors and the Bankruptcy Court, which shall be reasonable under the circumstances, to be fixed and paid promptly after the earlier of either (i) termination of this Agreement other than for Cause (hereinafter defined)(in addition to any fee payable to Section 12(d)), or (ii) liquidation of substantially all of the Reorganized Debtors' material assets, in an amount to take into account, among other things, SFC's dedication to Reorganized Debtors after the effectiveness of the Plan to the exclusion of other business, comparable fees, results achieved, value maximization, and diligent progress and efforts towards the liquidation of the Reorganized Debtors and their affiliates; provided, however, if Enron's Board of Directors does not approve such fee requested by SFC, SFC may request approval of such fee by the Bankruptcy Court, in which case such fee shall be payable as approved by the Bankruptcy Court without approval of Enron's Board of Directors.

                  (b) The Reorganized Debtors shall reimburse SFC for all reasonable out-of-pocket expenses incurred and billed consistent with practices used prior to the Effective Date, including, but not limited to, reasonable costs of travel, reproduction, typing, computer usage, reasonable fees of legal counsel (including legal counsel to draft and enforce this Agreement) and other similar direct expenses and any and all taxes (other than state, local and federal income taxes) on any of the foregoing.

                  (c) The Reorganized Debtors shall pay to SFC the compensation set forth in Section 7(a) and shall reimburse expenses in accordance with Section 7(b) based upon the submission of monthly invoices by SFC setting forth the number of Associate Directors for the prior calendar month, a general description of the services provided and a detailed listing of the expenses sought to be reimbursed. SFC shall make a retroactive upward or downward adjustment on a quarterly basis to the fee calculated pursuant to Sections 8(a)(i) and 8(a)(ii) hereof based on the actual level of efforts (i.e., the FTE's actually worked during the quarter) and experience (as indicated on
Schedule 1 by the normal billing rate for similar engagements) of the individuals providing services. Any hourly rate increases shall only be effective to the extent they are generally effective for other similar clients of SFC or Kroll Zolfo Cooper LLC. Such retroactive adjustment shall be reported to the Board of Directors of Enron and shall be binding upon the Reorganized Debtors, unless the Board of Directors of Enron affirmatively objects to the calculation of such adjustment and gives written notice of such objection to SFC within ten (10) days after date such adjustment is reported to the Board of Directors. In the event of such objection SFC may seek approval of such adjustment from the Bankruptcy Court, in which case such adjustment shall be binding upon the Reorganized Debtors only upon its approval by the Bankruptcy Court.

                  (d) Notwithstanding anything to the contrary, the fees and expenses payable to SFC pursuant to the terms of this Agreement shall serve as sole compensation and reimbursement for all services rendered by SFC or any of its employees or affiliates to the Reorganized Debtors or any of the Reorganized Debtors' Affiliates as Plan Administrator, Disbursing Agent or trustee of any trust formed pursuant to the Plan (the "Services"). No other fees or expenses shall be paid on account of the rendering of such Services.

                  (e) Each time that SFC adjusts the hourly rates charged for its Associate Directors, it shall provide a notice setting forth such rates to Enron's Board of Directors as promptly as practicable after such rates are determined.

         9.       Confidentiality.

                  (a) The Reorganized Debtors and their Boards of Directors shall treat any information received from SFC or any Representative as confidential, and, except as specified in this Section 9(a), will not publish, distribute or otherwise disclose in any manner any information developed by or received from SFC or any Representative without SFC's or such Representative's prior approval. Such approval shall not be required if (i) the information sought is required to be disclosed by an order binding on the Reorganized Debtor and issued by a court having competent jurisdiction over such Reorganized Debtor and such information is disclosed only pursuant to the terms of such order, (ii) such information is required to be disclosed by applicable law based on the advice of legal counsel, (iii) the information is otherwise publicly available other than, to the knowledge of such disclosing Person, through disclosure by a party in breach of a confidentiality obligation with respect thereto, or (iv) any of such Boards of Directors determines that it is required to disclose such information to satisfy it fiduciary duties and such Board of Directors obtains (A) approval of the Bankruptcy Court to make such disclosure, or (B) an opinion of counsel affirming that such disclosure is required.

                  (b) SFC agrees, and shall cause each Representative, to treat any information received from the Reorganized Debtors or their representatives as confidential, and, except as specified in this Section 9(b), will not publish, distribute or otherwise disclose in any manner any information developed by or received from the Reorganized Debtors or their representatives without the Enron's prior approval. Such approval shall not be required if (i) the information sought is required to be disclosed by an order binding on SFC or such Representative, as the case may be, and issued by a court having competent jurisdiction over SFC or such Representative, as the case may be, and such information is disclosed only pursuant to the terms of such order, (ii) such information is required to be disclosed by applicable law based on the advice of legal counsel or (iii) the information is otherwise publicly available other than, to the knowledge of such disclosing Person, through disclosure by a party in breach of a confidentiality obligation with respect thereto.

         10.      Exculpation; Indemnification.

                  (a) None of the Reorganized Debtor Plan Administrator nor any Representative shall be liable to any Persons or Entities, including, without limitation, holders of Claims or Equity Interests or other parties in interest, for any claim, cause of action and other assertion of liability arising out of the discharge of the powers and duties conferred upon the Reorganized Debtor Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law of Reorganized Debtor Plan Administrator or such Representative. No holder of a Claim or Equity Interest or other party in interest will have any claim or cause of action against the Reorganized Debtor Plan Administrator or any Representative for making payments in accordance with the Plan or for implementing the provisions of the Plan, except for actions or omissions to act arising out of recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law.

                  (b) The Reorganized Debtors shall indemnify and hold harmless the Reorganized Debtor Plan Administrator and each Representative to the fullest extent permitted under (i) the Articles of Incorporation and by-laws of the Reorganized Debtors, (ii) the laws of the jurisdiction in which the applicable Reorganized Debtor is organized applicable to an officer of a corporation.

         11. Term. This Agreement shall terminate on the earlier of: (a) the termination of the Reorganized Debtors Plan Administrator by the board of directors of Reorganized ENE with or without Cause or the effectiveness of its resignation pursuant to Section 12 and (b) thirty (30) days following the closing of the bankruptcy cases of the Reorganized Debtors. Notwithstanding the foregoing, the Bankruptcy Court, upon motion by the board of directors of Reorganized ENE on notice with an opportunity for a hearing at least three (3) months before the expiration of the original term or an extended term, may extend, for a fixed period, the term of this Agreement if it is necessary to facilitate or complete the transactions contemplated herein and by the Plan. The Bankruptcy Court may approve multiple extensions of the term of this Agreement.

         12.      Removal & Resignation of Reorganized Debtor Plan
Administrator.

                  (a) Removal. The Reorganized Debtor Plan Administrator may be removed with or without Cause by resolution of the board of directors of Reorganized ENE, a copy of which shall be delivered to the removed Reorganized Debtor Plan Administrator, and, in the case of a Section 12(a)(v) removal, such notice shall be provided not less than ten (10) days prior to the effectiveness of such removal. For purposes of this Agreement, "Cause" shall be defined as:
(i) the Reorganized Debtor Plan Administrator's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) the Reorganized Debtor Plan Administrator's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; (iii) the Reorganized Debtor Plan Administrator's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of its duties; (iv) the Reorganized Debtor Plan Administrator's failure to perform any of its other material duties under this Agreement; or (v) the Reorganized Debtor Plan Administrator's failure to follow any lawful direction of the board of directors of Reorganized ENE with respect to the responsibility of the Reorganized Debtor Plan Administrator as specified in Sections 3, 4 and 5 above; provided, however, the Reorganized Debtor Plan Administrator has been given (A) a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and (iv) and
(B) ten (10) days to cure any alleged Cause under clause (v).

                  (b) Simultaneous Removal and Resignation. To the extent that the Reorganized Debtor Plan Administrator is removed pursuant to the terms specified in Section 12(a) above (a "Removal") or the Reorganized Debtor Plan Administrator resigns pursuant to the terms specified in Section 12(c) below (a "Resignation"), and such Reorganized Debtor Plan Administrator is then serving in any other capacity for or on behalf of any of the Reorganized Debtors or any of their Affiliates or is serving as Disbursing Agent or as trustee of any trust formed pursuant to the Plan (service by the Reorganized Debtor Plan Administrator in each such additional capacity, a "Duty" and collectively, the "Duties"), the Reorganized Debtor Plan Administrator shall be deemed to be terminated (for all purposes and without any further action) from each of its other Duties upon its Removal or Resignation.

                  (c) Resignation. SFC may resign as Reorganized Debtor Plan Administrator hereunder upon delivery of forty five (45) days' written notice to the board of directors of Reorganized ENE. If a successor Reorganized Debtor Plan Administrator has not been appointed by the end of such forty five
(45) day period, the Reorganized Debtor Plan Administrator shall continue as Reorganized Debtor Plan Administrator for up to an additional forty five (45) days if so requested by the board of directors of Reorganized ENE pursuant to the terms specified herein.

                  (d) Termination Fee. In the event of a termination of the Reorganized Debtor Plan Administrator without Cause, the Reorganized Plan Administrator shall be paid a fee of $2,900,000. This fee represents liquidated damages intended by the parties to compensate SFC for the lost opportunity costs and reallocation of resources upon termination without Cause.

                  (e) Expiration of Rights and Obligations. The duties, responsibilities and powers of the Reorganized Debtor Plan Administrator and the Reorganized Debtors will terminate upon the termination of this Agreement.

         13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, addressed as follows or to such other address as any party shall have given notice of pursuant hereto:

                  In the case of the Reorganized Debtor Plan Administrator:

                           Stephen Forbes Cooper LLC
                           900 Third Avenue
                           New York, New York 10022
                           Telephone:  (212) 213-5555
                           Telecopier:  (212) 213-1749
                           Attn: Stephen F. Cooper

                  with a copy to:

                           Stephen Forbes Cooper LLC
                           101 Eisenhower Parkway, 3rd Floor
                           Roseland, New Jersey 07068
                           Telephone: (973) 618-5100
                           Telecopier: (973) 618-9430
                           Attn: Elizabeth S. Kardos,
                                 General Counsel

                  In the case of Enron or any other Debtor:

                           Enron Corp.
                           1221 Lamar, Suite 1600
                           Houston, Texas  77010-1221
                           Attention:  General Counsel
                           Telephone: (713) ________
                           Telecopier: (713) _________

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  Brian S. Rosen, Esq.
                           Telephone: (212) 310-8000
                           Telecopier:  (212) 310-8007

         14. Jurisdiction. The Bankruptcy Court shall have the continuing and exclusive jurisdiction to interpret and enforce this Agreement and to determine all disputes arising hereunder.

         15.      Governing Law; Jurisdiction; Board Standing.

                  (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws. Without limiting any Person or Entity's right to appeal any order of the

Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the exclusive jurisdiction and venue of the Bankruptcy Court.

                  (b) In the event that (i) SFC makes a request of the Bankruptcy Court with regard to any matter arising out of this Agreement, and any Board of Directors of the Reorganized Debtors desires to object to the granting of such request, or (ii) any Board of Directors of the Reorganized Debtors is required, or desires, to obtain approval, or an order, of the Bankruptcy Court pursuant to this Agreement, such Board of Directors may retain counsel or other advisors at the reasonable expense of the Reorganized Debtor to advise or otherwise represent such Board of Directors in connection with the matters specified in (i) and (ii) of the clause (b), including, without limitation, to object to, seek approval or an order with regard to, and/or appear at the hearing regarding, such matters. Nothing in this clause (b) shall be deemed to require the approval of any Board of Directors of the Reorganized Debtors for the granting of any request by SFC of the Bankruptcy Court.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and which together shall constitute a single instrument.

         17. Entire Agreement. This Reorganized Debtor Plan Administrator Agreement constitutes the entire agreement by and among the parties hereto regarding the subject matter hereof. This Reorganized Debtor Plan Administrator Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder, including without limitation the [set forth all prior SFC Engagement Letters]; provided, however, this Agreement shall not limit any compensation due to SFC for services provided prior to the Effective Date pursuant to any other agreement or order of the Bankruptcy Court.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    Enron Corp.

                                    By: ______________________________________
                                        Name: Stephen F. Cooper
                                              Title: Acting President, Acting
                                                     Chief Executive Officer and
                                                     Chief Restructuring Officer

                                    Enron Metals & Commodity Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron North America Corp.


                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power Marketing, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    PBOG Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Smith Street Land Company

                                    By: ______________________________________

                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Broadband Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services Operations, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Marketing Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Transportation Services, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    BAM Lease Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ENA Asset Holdings L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Gas Liquids, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global Markets LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Net Works LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Industrial Markets LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Operational Energy Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Engineering & Construction Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Engineering & Operational Services
                                    Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Garden State Paper Company, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Palm Beach Development Company, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Tenant Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Information Solutions, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EESO Merchant Investments, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Federal Solutions, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Freight Markets Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Broadband Services, L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Energy Services North America, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron LNG Marketing LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Calypso Pipeline, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global LNG LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Fuel Management Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Natural Gas Marketing Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ENA Upstream Company LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Liquid Fuels, Inc.

                                    By: ______________________________________

                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron LNG Shipping Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Property & Services Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Capital & Trade Resources
                                    International Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Communications Leasing Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Systems, LLC, f/k/a
                                        EREC Subsidiary I, LLC and
                                        successor to
                                        Enron Wind Systems Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Constructors LLC, f/k/a
                                        EREC Subsidiary II, LLC and
                                        successor to

                                        Enron Wind Constructors Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Energy Systems LLC, f/k/a
                                        EREC Subsidiary III, LLC and
                                        successor to
                                        Enron Wind Energy Systems Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Maintenance LLC, f/k/a
                                        EREC Subsidiary IV, LLC and
                                        successor to
                                        Enron Wind Maintenance Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind LLC, f/k/a
                                        EREC Subsidiary V, LLC and
                                        successor to
                                        Enron Wind Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Intratex Gas Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Processing Properties, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Methanol Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Ventures Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Mauritius Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron India Holdings Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Offshore Power Production C.V.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    The New Energy Trading Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EES Service Holdings, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Development LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ZWHC LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Zond Pacific, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Reserve Acquisition Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EPC Estates Services, Inc., f/k/a
                                    National Energy Production Corporation

                                    By: ______________________________________

                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power & Industrial Construction
                                    Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    NEPCO Power Procurement Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    NEPCO Services International, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    San Juan Gas Company, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EBF LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Zond Minnesota Construction Company LLC

                                    By: ______________________________________

                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Fuels International, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    E Power Holdings Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS Construction Management Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Management, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Expat Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Artemis Associates, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Clinton Energy Management Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    LINGTEC Constructors L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EGS New Ventures Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Louisiana Gas Marketing Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Louisiana Resources Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    LGMI, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    LRCI, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Communications Group, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EnRock Management, LLC.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECI-Texas, L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EnRock, L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECI-Nevada Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Alligator Alley Pipeline Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Storm Lake I LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Merchant Investments Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EnronOnLine, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    St. Charles Development Company, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Calcasieu Development Company, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Calvert City Power I, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron ACS, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    LOA, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron India LLC.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Holdings Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Middle East LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron WarpSpeed Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Modulus Technologies, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Telecommunications, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    DataSystems Group, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Risk Management & Trading Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Omicron Enterprises, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS I, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS II, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS III, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS V, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VI, L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VII, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS IX, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS X, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XI, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XII, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XV, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XVII, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Jovinole Associates

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS Holdings, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Operations Services, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Green Power Partners I LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    TLS Investors, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities Limited Partnership

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities LP Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Securities GP Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    KUCC Cleburne, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Asset Management Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Holdings XI Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Holding Company L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Management Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Korea Holdings Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Caribe VI Holdings Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron International Asia Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Investments XI Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Paulista Electrical Distribution, L.L.C.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Pipeline Construction Services Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Pipeline Services Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Trailblazer Pipeline Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Liquid Services Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Machine and Mechanical Services, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Commercial Finance Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Permian Gathering Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Transwestern Gathering Company

                                    By: ______________________________________

                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Gathering Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EGP Fuels Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Asset Management Resources, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Brazil Power Holdings I Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron do Brazil Holdings Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Storm Lake II LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Renewable Energy Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Acquisition III Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Wind Lake Benton LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Superior Construction Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS IV, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS VIII, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    EFS XIII, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Credit Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Power Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Richmond Power Enterprise, L.P.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ECT Strategic Value Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Funding Ltd.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Atlantic Commercial Finance, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    The Protane Corporation

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Asia Pacific/Africa/China LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Development Corp.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    ET Power 3 LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Nowa Sarzyna Holding B.V.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron South America LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Global Power & Pipelines LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Portland General Holdings, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Portland Transition Company, Inc.

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Cabazon Power Partners LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Cabazon Holdings LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Caribbean Basin LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Victory Garden Power Partners I LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Oswego Cogen Company, LLC

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Enron Equipment & Procurement Company

                                    By: ______________________________________
                                        Name:  K. Wade Cline
                                        Title: Authorized Representative

                                    Stephen Forbes Cooper, LLC

                                    By:______________________________________
                                        Name:__________________________
                                        Title:_________________________

                                   SCHEDULE 1

                                      RATES

                                   SCHEDULE 2

                POST EFFECTIVE DATE APPOINTED ASSOCIATE DIRECTOR

SFC will file a Notice of Proposed Employment of Approved Professional (the "Notice") with the Bankruptcy Court listing which Post Effective Date Appointed Associate Director(s) it would like to deploy. Such deployment may be to replace departing employees of the Reorganized Debtors or to handle workload that the existing employees of Reorganized Debtors are unable to handle.

If such deployment is to replace departing employees of the Reorganized Debtors, the Notice shall provide certain comparable statistics between the additional Post Effective Date Appointed Associate Director(s) and the Reorganized Debtor employee(s) that the Post Effective Date Appointed Associate Director(s) are intended to replace. In particular, the Notice shall state the age, salary, experience and education of both the additional Post Effective Date Appointed Associate Director(s) and the Reorganized Debtor employee(s) being replaced. In the event that a Post Effective Date Appointed Associate Director is being deployed to work on additional work, as opposed to replacing a departing Reorganized Debtor employee, the Notice shall make a statement to that effect and set forth the name, age, salary, experience, education and reason for deployment of such Post Effective Date Appointed Associate Director.

If no party in interest objects to the Notice within 10 days of the Notice being filed, the deployment of the approved Post Effective Date Appointed Associate Director(s) listed in the notice shall be deemed approved without further order of the Bankruptcy Court.

If a party in interest objects to a Post Effective Date Appointed Associate Director listed in the Notice within 10 days of the Notice being filed and the objection cannot be consensually resolved, the employment of the such Post Effective Date Appointed Associate Director(s) shall be subject to the entry of an order by the Bankruptcy Court following a noticed hearing.

                                                 EXHIBIT A TO REORGANIZED DEBTOR
                                                    PLAN ADMINISTRATOR AGREEMENT

                            DUTY OF LOYALTY AGREEMENT

                  This Duty of Loyalty Agreement (this "Agreement") is made and entered into as of ____________, 2004, by and between Enron Corp., an Oregon corporation (as a debtor and as reorganized, "Enron"), and ________________ (the "Associate Director").

                              W I T N E S S E T H:

         WHEREAS, commencing on December 2, 2001, Enron and certain of its subsidiaries and Affiliates (as hereinafter defined) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined in the Plan); and

         WHEREAS, by order, dated April __, 2004, the Bankruptcy Court (as defined in the Plan) confirmed the [FIFTH] Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated ___________, 2004, including, without limitation, the Plan Supplement and the exhibits and schedules thereto (as the same may be amended from to time, the "Plan");

         WHEREAS, in connection with the Plan, Enron entered into a Reorganized Debtor Plan Administrator Agreement with Stephen Forbes Cooper, LLC ("SFC"), dated as of __________, 2004 (the "Reorganized Debtor Plan Administrator Agreement");

         WHEREAS, the Reorganized Debtors require that each employee and principal of SFC that performs services on behalf of the Reorganized Debtors execute an agreement in the form of this Agreement;

         WHEREAS, the Associate Director is [an employee] [a principal] of SFC and will provide services to the Reorganized Debtors pursuant to the Reorganized Debtor Plan Administrator Agreement;

         [WHEREAS, the Associate Director has provided services to the Debtors (as defined in the Plan) prior to the effectiveness of the Plan;]

         WHEREAS, the Associate Director's provision of services to the Reorganized Debtors will create a relationship of confidence and trust between the Associate Director and the Reorganized Debtors with respect to the business of the Reorganized Debtors and their Affiliates and to the business of any client or customer of the Reorganized Debtors or their Affiliates; and

         WHEREAS, in the course of providing services to any of the Reorganized Debtors, the Associate Director has had and/or will have access to confidential and other non-public information of the Reorganized Debtors and their Affiliates;

                  NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, Enron and the Associate Director hereby agree as follows:

                                          Associate Director's Initials_________

         1. Definitions. For the purposes of this Agreement, terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan, and the following terms shall have the following meanings:

                  (a) "Affiliate" shall mean any person, corporation or other entity directly or indirectly under the common control of Enron. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  (b) "Competitor" shall mean a person or entity (including, without limitation, the Associate Director) that in any way engages in competition with Enron or any of its Affiliates. Notwithstanding the foregoing, the Associate Director and his affiliates shall be permitted to engage in the same or similar types of businesses as SFC, including advisory and restructuring of troubled companies, that it is conducting as of this Agreement.

         The terms "competition," "competitive" and "compete" have meanings correlative to the foregoing.

                  (c) "Confidential Information" shall mean all nonpublic and/or proprietary information respecting the business of Enron or any of its Affiliates, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data, and methods of design, distribution, marketing, service or procurement, regardless of whether such information has been reduced to documentary form. Confidential Information also includes information concerning Enron's or any of its Affiliates' clients, customers and suppliers, such as their identity, address and other information kept by Enron or any of its Affiliates. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Associate Director or SFC.

                  (d) "Inventions" shall mean all inventions, products, discoveries, improvements, processes, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Associate Director, whether at the request or suggestion of Enron, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise, during the period of his service with Enron, which may pertain to the business, products, or processes of Enron or any of its Affiliates, and all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any of the Inventions.

                                          Associate Director's Initials_________

                  (e) "Restricted Period" shall mean the period during which the Associate Director is providing services to Enron and the twelve (12) month period after the Associate Director's service with Enron ceases, regardless of the reason for the cessation.

         2. Consideration. In consideration for the Associate Director's agreement to abide by the restrictions contained herein, the Associate Director is receiving compensation from SFC, which is in turn receiving fees from Enron.

         3. Confidential Information and Inventions. The Associate Director hereby covenants, agrees and acknowledges as follows:

                  (a) The Associate Director possesses and will continue to possess Confidential Information that has been created, discovered or developed by, or otherwise is maintained by Enron and its Affiliates (including, without limitation, information created, discovered or developed by, or made known to, the Associate Director during the course of or arising out of his provision of services to Enron) or in which property rights have been or may be assigned or otherwise conveyed to Enron or any Affiliate, which information has commercial value in the business in which Enron or any Affiliate is engaged and is treated by Enron and its Affiliates as confidential.

                  (b) The Associate Director will keep confidential all Confidential Information and will not without the prior written consent of the Board of Directors of Enron:

                  (i) use for his benefit or disclose at any time during his service with Enron, or thereafter, except to the extent required by the performance by him of service with Enron, any Confidential Information obtained or developed by him while he is providing services to Enron; or

                  (ii) take any Confidential Information with him upon the cessation of his service to Enron.

                  Notwithstanding the foregoing, the Associate Director may disclose Confidential Information pursuant to court order or other legal process. In the event that the Associate Director is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Confidential Information, the Associate Director shall notify the Board of Directors of Enron reasonably promptly (unless prohibited by law) so that Enron may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section (and if Enron seeks such an order, the Associate Director will provide cooperation as Enron shall reasonably request). In the event that no such protective order or other remedy is obtained, or that the Enron waives compliance with the terms of this Section and that any Associate Director is nonetheless legally compelled to disclose the Confidential Information, the Associate Director will furnish only that portion of the Confidential Information, which the Associate Director, advised by counsel, is legally required and will give the Board of Directors of Enron written notice (unless prohibited by law) of the Confidential Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

                                          Associate Director's Initials_________

                  (c) The Associate Director will keep confidential all Inventions and will hold for Enron's sole benefit any Invention, which is to be the exclusive property of Enron or any of its Affiliates under this Section 3, regardless of whether any patent, copyright, trademark or other right or protection is issued. Any and all Inventions will be promptly and fully disclosed by the Associate Director to an appropriate senior executive officer of Enron (other than the Associate Director), and is hereby assigned to Enron, without any additional compensation therefore.

                  (d) The Associate Director agrees that upon the cessation of his service with Enron for any reason, or at such earlier time as Enron may request, the Associate Director shall forthwith return to Enron all documents and other property in his possession belonging to Enron or any of its Affiliates.

                  (e) The foregoing provisions of this Section 3 shall be binding upon the Associate Director's heirs, successors and legal representatives.

                  (f)      The restriction of this Section 3 shall expire two
         (2) years after the Associate Director ceases providing services for Enron.

         4. Non-Competition. During the Restricted Period, the Associate Director will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

                  (a) make any statements or perform any acts intended to advance, reasonably likely to advance or having the effect of advancing, an interest of any existing or prospective Competitor of Enron or any of its Affiliates in any way that will or may injure an interest of Enron or any of its Affiliates in its relationship and dealings with existing or potential customers or clients;

                  (b) discuss with any existing or potential customers or clients of Enron or any of its Affiliates the present or future availability of any services or products of any business that are competitive with services or products which Enron or any of its Affiliates provides;

                  (c) make any statements or do any acts intended to cause, reasonably likely to cause or having the effect of causing, any existing or potential customers or clients of Enron or any of its Affiliates to make use of the services or purchase the products of any business in which the Associate Director has or expects to acquire any interest, is or expects to become an employee, officer or director, or has received or expects to receive any remuneration, if such services or products in any way compete with the services or products sold or provided or expected to be sold or provided by Enron or any of its Affiliates to any existing or potential customer or client; the Associate Director shall be deemed to expect to acquire an interest in a business or to be made an officer or director of such business if such possibility has been discussed with any officer, director, employee, agent, or promoter of such business;

                  (d) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in

                                          Associate Director's Initials_________
         competition with Enron or any of its Affiliates in any geographical area in which any business was or is carried on by Enron or any of its Affiliates (i) as of the date hereof or (ii) during the Restricted Period; provided, however, that the provisions of this Section 4(d) shall not be deemed to prohibit the Associate Director's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company; or

                  (e) hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered other services or sold any products to Enron or any of its Affiliates if such action by the Associate Director would have an adverse effect on the business, assets or financial condition of Enron or any of its Affiliates.

                  (f) Notwithstanding the foregoing, the Associate Director and his affiliates shall be permitted to engage in the business they are conducting as of the date of this Agreement.

         5. Non-Solicitation. During the Restricted Period, the Associate Director will not, without the consent of Enron, directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

                  (a) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of Enron or any of its Affiliates or retain or attempt to retain the services of any individuals who are independent contractors for Enron or any Affiliate; or

                  (b) solicit or encourage any employee of Enron or any of its Affiliates to leave the employ of Enron or the Affiliate, to do any act that is disloyal to Enron or any of its Affiliates, is inconsistent with the interests of Enron or any of its Affiliates or violates of any provision of this Agreement or any agreement such employee has with Enron or any Affiliate, or to do any of the foregoing with respect to any individuals who are independent contractors for Enron or any Affiliate.

         6. Reasonableness of Restrictions. The Associate Director represents that his experience, capabilities and circumstances are such that the provisions of this Agreement will not prevent him from earning a livelihood. The Associate Director further agrees that the limitations set forth in this Agreement are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the businesses of Enron and its Affiliates. It is understood and agreed that the covenants made by the Associate Director in this Agreement shall survive the termination of his employment with Enron.

         7. Injunctive Relief. The Associate Director acknowledges and agrees that any remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and, therefore, agrees that Enron and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Enron or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                                          Associate Director's Initials_________

         8. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, if to Enron, at Enron's principal place of business, and if to the Associate Director, at his home address most recently filed with Enron, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         9.       Miscellaneous.

                  (a) Severability. The Associate Director agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction against the Associate Director, such provision shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is finally held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  (b) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  (c) Entire Agreement; Modifications; Third Party Beneficiaries. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto. The Reorganized Debtors are intended third party beneficiaries of the rights of Enron under this Agreement. Except with respect to the Reorganized Debtors, noting in this Agreement is intended or shall be construed or confer upon or give any person other than the parties hereto any rights, benefits or remedies under or by reason of this Agreement.

                  (d) Relevant Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without regard to the conflict of laws principles thereof. Without limiting the parties' or the Reorganized Debtors' right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be maintained only in the Bankruptcy Court, and the parties, hereby consent to and submit to the jurisdiction and

                                          Associate Director's Initials_________
         venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 8.

                  (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         10. Acknowledgement. The Associate Director represents and acknowledges the following:

                  (a)      He has carefully read this Agreement in its entirety;

                  (b) He understands the terms and conditions contained herein;

                  (c) He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by Enron or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                  (d) He is entering into this Agreement knowingly and voluntarily.

                  IN WITNESS WHEREOF, Enron and the Associate Director have duly executed and delivered this Agreement as of the day and year first above written.

                                  ENRON CORP.

                                  By:____________________________________
                                     Name:
                                     Title:

                                     Name:  [Associate Director]
                                     Title: Associate Director of Restructuring

                                          Associate Director's Initials_________

                       FORM OF REORGANIZED DEBTORS BY-LAWS

The Reorganized Debtors will consist of domestic corporations, Cayman limited companies, a Mauritius corporation (which such corporation incorporates both bylaws and charter into one document, see Tab Q(4)), Offshore Power Production C.V. (a Dutch partnership), domestic limited liability companies and domestic limited partnerships. As used and defined in the Plan, the "Reorganized Debtors By-laws" will be substantially in the forms of the following, as conformed for the applicable jurisdiction and capital structure of the respective Reorganized
Debtors:

Tab

(1) Bylaws of Reorganized ENE.

(2) Form of Bylaws for domestic corporation Reorganized Debtors other than Reorganized ENE.

(3) Form of Cayman Debtors Articles of Association.

(4) Form of Offshore Power Production C.V. Partnership Agreement.*

(5) Form of Limited Liability Company Agreement for Reorganized Debtors that are domestic limited liability companies.

(6) Form of Limited Partnership Agreement for Reorganized Debtors that are domestic limited partnerships.

----------

* Language shall be added to this document pursuant to Section 1123(a)(6) of the Bankruptcy Code to state that notwithstanding any other provision contained therein to the contrary, the entity shall not issue any non-voting equity securities.

                                       P

                                                                   SCHEDULE P(1)

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                   ENRON CORP.

                              An Oregon Corporation

                                Date of Adoption

                                 ________, 2004

                          to be effective _______, 2004

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                                TABLE OF CONTENTS

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Article I               SHAREHOLDERS:  MEETINGS AND VOTING..........................................    1
            Section 1.              PLACE OF MEETINGS ..............................................    1
            Section 2.              ANNUAL MEETINGS ................................................    1
            Section 3.              SPECIAL MEETINGS ...............................................    2
            Section 4.              NOTICE OF MEETINGS .............................................    2
            Section 5.              QUORUM AND VOTING REQUIREMENTS FOR VOTING
                                    GROUPS..........................................................    2
            Section 6.              VOTING RIGHTS...................................................    3
            Section 7.              VOTING OF SHARES BY CERTAIN HOLDERS ............................    3
            Section 8.              PROXIES.........................................................    4
            Section 9.              SHAREHOLDER LISTS ..............................................    4
Article II              DIRECTORS:  MANAGEMENT .....................................................    5
            Section 1.              POWERS .........................................................    5
            Section 2.              NUMBER AND QUALIFICATIONS ......................................    5
            Section 3.              ELECTION AND TENURE OF OFFICE...................................    5
            Section 4.              VACANCIES.......................................................    5
            Section 5.              RESIGNATION OF DIRECTORS .......................................    6
            Section 6.              MEETINGS .......................................................    6
            Section 7.              NOTICE OF SPECIAL MEETINGS .....................................    6
            Section 8.              QUORUM AND VOTE ................................................    7
            Section 9.              COMPENSATION ...................................................    7
            Section 10.       CHAIR OF THE BOARD ...................................................    8
Article III             COMMITTEES OF THE BOARD OF DIRECTORS .......................................    8
            Section 1.              GENERAL AUTHORITY ..............................................    8
            Section 2.              ACTION OF COMMITTEES ...........................................    8
            Section 3.              LIMITATION ON BOARD AUTHORITY...................................    8
Article IV              OFFICERS....................................................................    8
            Section 1.              DESIGNATION; ELECTION...........................................    8
            Section 2.              COMPENSATION AND TERM OF OFFICE ................................    9
            Section 3.              PRESIDENT ......................................................    9
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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            Section 4.              VICE PRESIDENTS ...............................................     9
            Section 5.              SECRETARY .....................................................    10
            Section 6.              TREASURER OR CHIEF FINANCIAL OFFICER ..........................    10
            Section 7.              ASSISTANTS.....................................................    10
Article V               CORPORATE RECORDS AND REPORTS - INSPECTION ................................    10
            Section 1.              RECORDS .......................................................    10
            Section 2.              INSPECTION OF RECORDS..........................................    11
            Section 3.              CHECKS, DRAFTS, ETC............................................    11
            Section 4.              EXECUTION OF DOCUMENTS.........................................    11
Article VI              CERTIFICATES AND TRANSFER OF SHARES .......................................    11
            Section 1.              CERTIFICATES FOR SHARES........................................    11
            Section 2.              TRANSFER ON THE BOOKS .........................................    12
            Section 3.              LOST, STOLEN OR DESTROYED CERTIFICATES ........................    12
            Section 4.              TRANSFER AGENTS AND REGISTRARS ................................    12
            Section 5.              CLOSING STOCK TRANSFER BOOKS ..................................    12
Article VII             GENERAL PROVISIONS ........................................................    12
            Section 1.              SEAL ..........................................................    12
            Section 2.              AMENDMENT OF BYLAWS ...........................................    12
            Section 3.              WAIVER OF NOTICE...............................................    13
            Section 4.              ACTION WITHOUT A MEETING.......................................    13
            Section 5.              TELEPHONIC MEETINGS............................................    14
            Section 6.              FACSIMILE SIGNATURES ..........................................    14
Article VIII            INDEMNIFICATION ...........................................................    14
Article IX              TRANSACTIONS WITH INTERESTED DIRECTORS ....................................    15
            Section 1.              VALIDITY OF TRANSACTION .......................................    15
            Section 2.              APPROVAL BY BOARD..............................................    16
            Section 3.              APPROVAL BY SHAREHOLDERS ......................................    16
Article X               LIMITATION OF DIRECTOR AND OFFICER LIABILITY ..............................    16
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                           AMENDED AND RESTATED BYLAWS

                                       OF

                                   ENRON CORP.

                                   ARTICLE I
                        SHAREHOLDERS: MEETINGS AND VOTING

Section 1.  PLACE OF MEETINGS

                  Meetings of the shareholders of Enron Corp., an Oregon corporation (the "Corporation"), will be held at the principal office of the Corporation, or any other place, either within or without the state of Oregon, selected by the Board of Directors.

Section 2.  ANNUAL MEETINGS

                  (a) The annual meeting of the shareholders will be held on such date and at such time as fixed by the Board of Directors and specified in the notice of the meeting. At the annual meeting, the shareholders will elect by vote a Board of Directors, consider reports of the affairs of the Corporation as may be submitted to them, and transact such other business as may properly be brought before the meeting.

                  (b) At the annual meeting of the shareholders, only such matters as will have been properly brought before the meeting will be considered and acted upon. To be properly brought before an annual meeting, a matter must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by a shareholder. For any matter to be properly brought before the annual meeting by a shareholder, including any nominations for director other than nominations made by the existing Board of Directors or any nominating committee appointed by the Board of Directors, the shareholder must have given prior written notice to the Secretary of the Corporation which must be received at the principal executive offices of the Corporation not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of shareholders of the corporation. A shareholder's notice to the Secretary in order to be valid must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the matter proposed to be brought before the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter. No matter will be considered or acted upon at an annual meeting except in accordance with the procedures set forth in this Section 2.. The presiding officer at any annual meeting will determine whether any matter was properly brought before the meeting in accordance with the

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provisions of this section. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and any such matter will not be considered or acted upon.

Section 3.  SPECIAL MEETINGS

                  The Corporation will hold a special meeting of shareholders upon the call of the Board of Directors, or if the holders of not less than 25 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Section 4.  NOTICE OF MEETINGS

                  (a) The Corporation will notify shareholders in writing of the date, time and place of each annual and special shareholders meeting not earlier than 60 days nor less than ten days before the meeting date. Unless Oregon law or the Articles of Incorporation require otherwise, the Corporation is required to give notice only to shareholders entitled to vote at the meeting. Such notice is effective when mailed if it is mailed postage prepaid and is correctly addressed to the shareholder's address shown in the Corporation's current record of shareholders. Unless required by law or by the Articles of Incorporation, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting will include a description of the purpose or purposes for which the meeting is called.

                  (b) If an annual or special shareholders meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed, or is required by law to be fixed, notice of the adjourned meeting will be given to persons who are shareholders as of the new record date. A determination of shareholders entitled to notice of or to vote at a shareholders meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

                  (c) A shareholder's attendance at a meeting waives objection to: (i) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (ii) consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 5.  QUORUM AND VOTING REQUIREMENTS FOR VOTING GROUPS

                  (a) Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless otherwise required by law, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting

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group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

                  (b) In the absence of a quorum, a majority of those present in person or represented by proxy may adjourn the meeting from time to time until a quorum exists. Any business that might have been transacted at the original meeting may be transacted at the adjourned meeting if a quorum exists.

Section 6.  VOTING RIGHTS

                  (a) The persons entitled to receive notice of and to vote at any shareholders meeting will be determined from the records of the Corporation on the close of business on the day before the mailing of the notice or on such other date not more than 70 nor less than 10 days before such meeting as may be fixed in advance by the Board of Directors.

                  (b) Except as otherwise provided in the Articles of Incorporation or by law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting. Only shares are entitled to vote.

                  (c) Unless otherwise provided in the Articles of Incorporation or by law, if a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action.

                  (d) Unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present.

Section 7.  VOTING OF SHARES BY CERTAIN HOLDERS

                  (a) If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the Corporation, if acting in good faith, is entitled to accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the Corporation, if acting in good faith, is nevertheless entitled to accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if:

                           (i) The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

                           (ii) The name signed purports to be that of an administrator, executor, guardian or conservator representing the shareholder and, if the Corporation

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                  requests, evidence of fiduciary status acceptable to the
                  Corporation has been presented with respect to the vote, consent, waiver or proxy appointment;

                           (iii) The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation has been presented with respect to the vote, consent, waiver or proxy appointment;

                           (iv) The name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory's authority to sign for the shareholder has been presented with respect to the vote, consent, waiver or proxy appointment; or

                           (v) Two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

Section 8.  PROXIES

                  A shareholder may vote shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by the shareholder's attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for 11 months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

Section 9.  SHAREHOLDER LISTS

                  After fixing a record date for a meeting, the Corporation will prepare an alphabetical list of the names of all of its shareholders who are entitled to notice of the meeting. The list must be arranged by voting group, and within each voting group, by class or series of shares and show the address of and the number of shares held by each shareholder.

                  The shareholder list will be available for inspection by any shareholder, beginning two business days after notice of the meeting for which the list was prepared is given and continuing through the meeting. Such list will be kept on file at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder, or the shareholder's agent or attorney, will be entitled on written demand to inspect and, subject to the requirements of law, to copy the list during regular business hours and at the shareholder's expense during the period it is available for inspection.

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                  The Corporation will make the shareholder list available at the meeting, and any shareholder, or the shareholder's agent or attorney, is entitled to inspect the list at any time during the meeting or any adjournment.

                  Refusal or failure to prepare or make available the shareholder list does not affect the validity of action taken at the meeting.

                                   ARTICLE II
                              DIRECTORS: MANAGEMENT

Section 1.  POWERS

                  The Corporation will have a Board of Directors. All corporate powers will be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors, subject to any limitation set forth in the Articles of Incorporation.

Section 2.  NUMBER AND QUALIFICATIONS

                  The number of directors that shall constitute the whole Board of Directors shall be as provided in the Articles of Incorporation. Any decrease in the number of directors implemented by the Board of Directors does not shorten an incumbent director's term. Directors need not be residents of the state of Oregon or shareholders of the Corporation, unless required by the Articles of Incorporation.

Section 3.  ELECTION AND TENURE OF OFFICE

                  Subject to Section 4 of this Article II, the directors will be elected by ballot at the annual meeting of the shareholders. The terms of all directors expire at the next annual shareholders meeting following their election. The term of a director elected to fill a vacancy expires at the next shareholders meeting at which directors are elected. Despite the expiration of a director's term, the director continues to serve until the director's successor is elected or until there is a decrease in the number of directors. Subject to paragraph (c) of Section 4 of this Article II, a director's term of office will begin immediately after election.

Section 4.  VACANCIES

                  (a) A vacancy in the Board of Directors will exist upon the death, resignation or removal of any director or upon an increase in the number of directors.

                  (b) If a vacancy occurs on the Board of Directors, the Board of Directors may fill the vacancy, subject to the limitations set forth in the Articles of Incorporation. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

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                  (c)      A vacancy that will occur at a specific later date,
by reason of a resignation effective at the later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

                  (d) If the vacancy has not been filled by action of the Board of Directors prior to the next meeting of the shareholders occurring after the vacancy was created, the shareholders may fill the vacancy.

Section 5.  RESIGNATION OF DIRECTORS

                  A director may resign at any time by delivering written notice to the Board of Directors, its chairperson or the Corporation. Unless the notice specifies a later effective date, a resignation is effective at the earliest of the following: (a) when received; (b) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postage prepaid and correctly addressed; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

Section 6.  MEETINGS

                  (a) The Board of Directors may hold regular or special meetings in or out of the state of Oregon.

                  (b) Annual meetings of the Board of Directors will be held without notice immediately following the adjournment of the annual meetings of the shareholders.

                  (c) Unless the Articles of Incorporation provide otherwise, regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. The Board of Directors may fix, by resolution, the time and place for the holding of regular meetings.

                  (d) Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Corporation's Chair of the Board or by any director. The person calling a special meeting of the Board of Directors may fix the time and place of the special meeting.

Section 7.  NOTICE OF SPECIAL MEETINGS

                  (a) Special meetings of the Board of Directors will be preceded by at least 48 hours' notice of the date, time and place of the meeting. The notice need not describe the purpose of the special meeting unless required by the Articles of Incorporation. The notice shall be delivered in writing either personally, by mail or by electronic transmission. Such notice is effective at the earliest of the following: (i) when received; (ii) five days after its deposit in the United States mail, as evidenced by the postmark, if it is mailed postage prepaid and is correctly

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addressed to the director's address shown in the Corporation's records; or (iii)
on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

                  (b) A director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director's arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

                  (c) Notice of the time and place of holding an adjourned meeting need not be given if such time and place are fixed at the meeting adjourned.

Section 8.  QUORUM AND VOTE

                  (a) Unless the Articles of Incorporation provide otherwise, a majority of the directors in office will constitute a quorum for the transaction of business. A majority of the directors present, in the absence of a quorum, may adjourn from time to time but may not transact any business.

                  (b) If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors unless the Articles of Incorporation require the vote of a greater number of directors.

                  (c) A director of the Corporation who is present at a meeting of the Board of Directors, or is present at a meeting of a committee of the Board of Directors, when corporate action is taken is deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director's arrival, to holding the meeting or transacting business at the meeting, (ii) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 9.  COMPENSATION

                  The Board of Directors may, by resolution, provide that the directors be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and provide that directors be paid a fixed sum for attendance at each meeting of the Board of Directors or any committee thereof, or a stated retainer for service on the Board of Directors or any committee thereof. No such payment will preclude any director from serving the Corporation in any other capacity and receiving compensation for that service.

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Section 10. CHAIR OF THE BOARD

                  The Chair of the Board shall be chosen by a majority of the Board of Directors and will preside at all meetings of the Board of Directors and at meetings of the shareholders, and will have all powers and responsibilities attendant therewith. If the Chair of the Board is absent, the Board of Directors shall appoint an interim Chair of the Board to serve and perform the responsibilities and duties of the Chair of the Board during the Chair's absence. The Chair of the Board shall not be an officer of the Corporation.

                                  ARTICLE III
                      COMMITTEES OF THE BOARD OF DIRECTORS

Section 1.  GENERAL AUTHORITY

                  Subject to law, the provisions of the Articles of Incorporation and these Bylaws, the Board of Directors may create such committees as it deems necessary or appropriate from time to time, consisting of such number of its members and having such powers as it may designate. Each such committee will have one or more members, who will serve at the pleasure of the Board of Directors.

Section 2.  ACTION OF COMMITTEES

                  All actions of a committee will be reflected in minutes to be kept of such meetings and reported to the Board of Directors at the next succeeding meeting thereof. The provisions of Article II of these Bylaws governing meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees and their members as well.

Section 3.  LIMITATION ON BOARD AUTHORITY

                  Notwithstanding anything to the contrary herein, the power of the Board of Directors to: (a) create committees of the Board of Directors; (b) grant or remove authority of such committees; and (c) appoint or remove members of such committees, shall in each such case be subject to prior approval by the director that was appointed to the Board of Directors after consultation with the ENA Examiner (as defined in the Corporation's Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Code, as amended or supplemented from time to time) (the "ENA Examiner Approved Director"), unless the ENA Examiner Approved Director is appointed to such committee.

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                                   ARTICLE IV
                                    OFFICERS

Section 1.  DESIGNATION; ELECTION

                  (a) The officers of the Corporation will be a President, a Secretary and such other officers and assistant officers as the Board of Directors will from time to time appoint, none of whom need be members of the Board of Directors. The officers will be elected by, and hold office at the pleasure of, the Board of Directors. A duly appointed officer may appoint one or more officers or assistant officers if such appointment is authorized by the Board of Directors. The same individual may simultaneously hold more than one office in the Corporation.

                  (b) A vacancy in any office because of death, resignation, removal or any other cause will be filled in the manner prescribed in these Bylaws for regular appointments to such office.

Section 2.  COMPENSATION AND TERM OF OFFICE

                  (a) The compensation and term of office of all the officers of the Corporation will be fixed by the Board of Directors.

                  (b) The Board of Directors may remove any officer at any time, either with or without cause.

                  (c) Any officer may resign at any time by giving written notice to the Board of Directors, the Corporation's chief executive officer or the Secretary of the Corporation. Unless the notice specifies a later effective date, a resignation is effective at the earliest of the following: (i) when received; (ii) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postage prepaid and correctly addressed; or
(iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date, if the Board of Directors provides that the successor will not take office until the effective date.

                  (d) This section will not affect the rights of the Corporation or any officer under any express contract of employment.

Section 3.  PRESIDENT

                  The President will be the chief executive officer of the Corporation and will, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation.

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Section 4.  VICE PRESIDENTS

                  The Vice Presidents, if any, will perform such duties as the Board of Directors prescribes. In the absence or disability of the President, the President's duties and powers will be performed and exercised by a senior Vice President, as designated by the Board of Directors.

Section 5.  SECRETARY

                  (a) The Secretary will keep or cause to be kept at the principal office, or such other place as the Board of Directors may order, a book of minutes of all meetings of directors and shareholders showing the time and place of the meeting, and if a special meeting, how authorized, the notice given, the names of those present at directors meetings, the number of shares present or represented at shareholders meetings and the proceedings thereof.

                  (b) The Secretary will keep or cause to be kept, at the principal office or at the office of the Corporation's transfer agent, a share register, or a duplicate share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for such shares and the number and date of cancellation of certificates surrendered for cancellation.

                  (c) The Secretary will give or cause to be given such notice of the meetings of the shareholders and of the Board of Directors as is required by these Bylaws. If the Corporation elects to have a seal, the Secretary will keep the seal and affix it to all documents requiring a seal. The Secretary will have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 6.  TREASURER OR CHIEF FINANCIAL OFFICER

                  The Treasurer or Chief Financial Officer, as designated by the Board of Directors if such office is established, will be responsible for the funds of the Corporation, will pay them out only on the checks of the Corporation signed in the manner authorized by the Board of Directors, will deposit and withdraw such funds in such depositories as may be authorized by the Board of Directors, and will keep full and accurate accounts of receipts and disbursements in books maintained at the Corporation's principal offices.

Section 7.  ASSISTANTS

                  The Board of Directors may appoint or authorize the appointment of assistants to the Secretary or Treasurer or Chief Financial Officer. Such assistants may exercise the powers of the Secretary or Treasurer or Chief Financial Officer, as the case may be, and will perform such duties as are prescribed by the Board of Directors.

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                                   ARTICLE V
                   CORPORATE RECORDS AND REPORTS - INSPECTION

Section 1.  RECORDS

                  The Corporation will maintain all records required by law. All such records will be kept at its principal office, registered office or at any other place designated by the Corporation's chief executive officer, or as otherwise provided by law.

Section 2.  INSPECTION OF RECORDS

                  The records of the Corporation will be open to inspection by the shareholders or the shareholders' agents or attorneys in the manner and to the extent required by law.

Section 3.  CHECKS, DRAFTS, ETC.

                  All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, will be signed or endorsed by such person or persons and in such manner as may be determined from time to time by resolution of the Board of Directors.

Section 4.  EXECUTION OF DOCUMENTS

                  The Board of Directors may, except as otherwise provided in these Bylaws, authorize any officer or agent of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, or unless inherent in the authority vested in the office under the provision of these Bylaws, no officer, agent or employee of the Corporation will have any power or authority to bind the Corporation by any contract or engagement, or to pledge its credit, or to render it liable for any purpose or for any amount.

                                   ARTICLE VI
                       CERTIFICATES AND TRANSFER OF SHARES

Section 1.  CERTIFICATES FOR SHARES

                  (a) Certificates for shares will be in such form as the Board of Directors may designate, will designate the name of the Corporation and the state law under which the Corporation is organized, will state the name of the person to whom the shares represented by the certificate are issued, and will state the number and class of shares and the designation of the series, if any, the certificate represents. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class, the variations and rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series will be summarized on the front or back of each certificate, or in lieu thereof each certificate may state conspicuously on its front or back that the Corporation will furnish shareholders with this information on request in writing and without charge.

                  (b) Each certificate for shares must be signed, either manually or in facsimile, by the Chair, the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation. The certificates may bear the corporate seal or its facsimile if the Corporation maintains a corporate seal.

                  (c) If any officer who has signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate is nevertheless valid.

Section 2.  TRANSFER ON THE BOOKS

                  Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and subject to any limitations on transfer appearing on the certificate or in the Corporation's stock transfer records, the Corporation will issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.  LOST, STOLEN OR DESTROYED CERTIFICATES

                  In the event a certificate is represented to be lost, stolen or destroyed, a new certificate will be issued in place thereof upon such proof of the loss, theft or destruction and upon the giving of such bond or other indemnity as may be required by the Board of Directors.

Section 4.  TRANSFER AGENTS AND REGISTRARS

                  The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the Corporation who will have such powers and duties as the Board of Directors may specify.

Section 5.  CLOSING STOCK TRANSFER BOOKS

                  The Board of Directors may close the transfer books and defer any requested transfer of shares for a period not exceeding 70 days nor less than 10 days preceding any annual or special meeting of the shareholders or the day appointed for the payment of a dividend.

                                  ARTICLE VII
                               GENERAL PROVISIONS

Section 1.  SEAL

                  If the Corporation elects to have a corporate seal, the seal will be circular in form and will have inscribed thereon the name of the Corporation and the state of its incorporation.

Section 2.  AMENDMENT OF BYLAWS

                  (a) Except as otherwise provided by law or by the Articles of Incorporation, the Board of Directors may amend or repeal these Bylaws unless:

                           (i) The Articles of Incorporation or Oregon law reserve this power exclusively to the shareholders in whole or in part; or

                           (ii) The shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw.

                  (b) Subject to the voting requirements established in the Articles of Incorporation, the Corporation's shareholders may amend or repeal these Bylaws even though these Bylaws may also be amended or repealed by the Board of Directors.

                  (c) Whenever an amendment or new Bylaw is adopted, it will be copied in the minute book with the original Bylaws in the appropriate place. If any Bylaw is repealed, the fact of repeal and the date on which the repeal occurred will be stated in such book and place.

Section 3.  WAIVER OF NOTICE

                  (a) A shareholder may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in paragraph (c) of Section 4 of Article I of these Bylaws, the waiver will be in writing, will be signed by the shareholder entitled to the notice, and will be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

                  (b) A director may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in paragraph (b) of Section 8 of Article II of these Bylaws, the waiver will be in writing, will be signed by the director entitled to the notice, will specify the meeting for which notice is waived and will be filed with the minutes or appropriate records.

Section 4.  ACTION WITHOUT A MEETING

                  (a) Action required or permitted by law to be taken at a shareholders meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action will be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 4 is effective when the last shareholder signs the consent, unless the consent specifies an earlier or later effective date. If not otherwise determined by law, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent. A consent signed under this Section 4 has the effect of a meeting vote and may be described as such in any document.

                  (b) Unless the Articles of Incorporation or Bylaws provide otherwise, action required or permitted by law to be taken at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, may be taken without a meeting if the action is taken by all members of the Board. The action will be evidenced by one or more written consents describing the action taken, signed by each director and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last director signs the consent, unless the consent specifies an earlier or later effective date. A consent signed under this section has the effect of a meeting vote and may be described as such in any document.

Section 5.  TELEPHONIC MEETINGS

                  (a) Unless the Articles of Incorporation provide otherwise, the Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through, use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

                  (b) Unless the Articles of Incorporation provide otherwise, shareholders may participate in any annual or special shareholder meeting by, and any such meeting may be conducted through, use of any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

Section 6.  FACSIMILE SIGNATURES

                  The officers may issue stock certificates by use of facsimile signatures in any name allowed by law and may use facsimile signatures for any purposes authorized by the Board of Directors.

                                  ARTICLE VIII
                                 INDEMNIFICATION

                  (a) The Corporation will indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to or witness in, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (excluding any action, suit or proceeding by or in the right of the Corporation) by reason of the fact that:

                           (i) the person is or was a director or officer of the Corporation or any of its subsidiaries;

                           (ii) the person is or was serving as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or any of its subsidiaries; or

                           (iii) the person is or was serving, at the request of the Corporation or any of its subsidiaries, as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

                  (b) The Corporation shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law.

                  (c) The expenses incurred by a director or officer or other indemnified person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, which the director or officer is made or threatened to be made a party to or witness in, or is otherwise involved in, may be authorized by the Board of Directors to be paid by the Corporation in advance upon written request if the indemnified person:

                           (i)      furnishes the Corporation a written
                  affirmation that in good faith the person believes that he or she is entitled to be indemnified by the Corporation; and

                           (ii)     furnishes the Corporation a written
                  undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation.

                  (d)      The rights of indemnification provided in this
Article VIII will be in addition to any rights to which a person may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or Board of Directors, or otherwise; will continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation; and will inure to the benefit of the heirs, executors and administrators of such person.

                  (e) Any repeal of this Article VIII will be prospective only and no repeal or modification of this Article VIII will adversely affect any right or protection that is based upon this Article VIII and pertains to an act or omission that occurred prior to the time of such repeal or modification. Notwithstanding anything to the contrary herein, this Article VIII shall not be deemed to provide any right or protection to any person with regard to any act or omission that occurred prior to the adoption of this Article VIII.

                                   ARTICLE IX
                     TRANSACTIONS WITH INTERESTED DIRECTORS

Section 1.  VALIDITY OF TRANSACTION

                  No transaction involving the Corporation will be voidable by the Corporation solely because of a director's direct or indirect interest in the transaction if:

                  (a) The material facts of the transaction and the director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors, and the Board of Directors or committee authorized, approved or ratified the transaction; or

                  (b) The material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and a majority of those shareholders authorized, approved or ratified the transaction; or

                  (c)      The transaction was fair to the Corporation.

                  Solely for purposes of this Article IX, a director of the Corporation has an indirect interest in a transaction if another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction or the transaction is with another entity of which the director is a director, officer or trustee and the transaction is or should be considered by the Board of Directors.

Section 2.  APPROVAL BY BOARD

                  For purposes of Section 1 of this Article IX, a transaction in which a director has an interest is authorized, approved or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors, or on the committee, who have no direct or indirect interest in the transaction. A transaction may not be authorized, approved or ratified under this Article IX by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve or ratify the transaction, a quorum will be deemed to be present for the purpose of taking action under this Article IX. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any action taken by the Board of Directors or a committee thereof if the transaction is otherwise authorized, approved or ratified in any manner as provided in Section 1.

Section 3.  APPROVAL BY SHAREHOLDERS

                  For purposes of Section 1 of this Article IX, a transaction in which a director has an interest is authorized, approved or ratified if it receives the vote of a majority of the shares entitled to be counted under this
Article IX, voting as a single voting group. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of any entity affiliated with the director as described in Section 1 of this Article IX may be counted in a vote of shareholders to determine whether to authorize, approve or ratify a transaction by vote of the shareholders under this Article IX. A majority of the shares, whether or not present, that are entitled to be counted in a vote on the transaction under this Article IX constitutes a quorum for the purpose of taking action under this Article IX.

                                   ARTICLE X
                  LIMITATION OF DIRECTOR AND OFFICER LIABILITY

                  To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director or officer. Without limiting the generality of the foregoing, if the Oregon Business Corporation Act (the "Act") is amended after this Article X becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Corporation, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. No amendment or repeal of this Article X nor the adoption of any provision of these Bylaws inconsistent with this Article X nor a change in the law shall adversely affect any right or protection that is based upon this Article X and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article X unless the change in the law specifically requires such reduction or elimination. Notwithstanding anything to the contrary herein, this Article X shall not be deemed to provide any right or protection to any person with regard to any act or omission that occurred prior to the adoption of this Article X.

                                                                   SCHEDULE P(2)

                              AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                                    [Debtor]
                             (a [state] corporation)

                                    ARTICLE I

                                  Stockholders

                  SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of _______, as the Board of Directors shall determine.

                  SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of ________, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

                  SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

                  SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                  SECTION 5. Quorum. Except as otherwise provided by law or the Corporation's Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

                  SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman's absence the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

                  SECTION 7. Voting; Proxies; Required Vote. (a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder's duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

                  (b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                  SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

                                   ARTICLE II

                               Board of Directors

                  SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

                  SECTION 2. Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of ________. The number of directors constituting the entire Board shall be ___, or such larger number as may be fixed from time to time by action of the stockholders or Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase "entire Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies.

                  (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

                  (c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                  SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

                  SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of ________, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

                  SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders' meeting is held.

                  SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

                  SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President, _________ or by a majority of the directors then in office.

                  SECTION 8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least five days before the special meeting, or by telephoning the same or by delivering the same personally not later than the day before the day of the meeting.

                  SECTION 9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman's absence or inability to act the President, or in the President's absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President's absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary's absence, the presiding officer may appoint any person to act as secretary.

                  SECTION 10. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

                  SECTION 11. Vacancies. Unless otherwise provided in these By-laws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

                  SECTION 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

                                   ARTICLE III

                                   Committees

                  SECTION 1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

                  SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

                  SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

                  SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

                                   ARTICLE IV

                                    Officers

                  SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person except the offices of President and Secretary.

                  SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

                  SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

                  SECTION 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

                  SECTION 5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in
Section 1 of this Article IV; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

                  SECTION 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

                  SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

                  SECTION 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

                  SECTION 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

                                    ARTICLE V

                                Books and Records

                  SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of _________ as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the By-laws and by such officer or agent as shall be designated by the Board of Directors.

                  SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder's address as it appears on the records of the Corporation.

                  SECTION 3. Fixing Date for Determination of Stockholders of Record. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                  (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of ____, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this chapter, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

                  (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                                   ARTICLE VI

                         Certificates Representing Stock

                  SECTION 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

                  SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

                  SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

                  The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

                  SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

                                   ARTICLE VII

                                    Dividends

                  Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                  ARTICLE VIII

                                  Ratification

                  Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

                                   ARTICLE IX

                                 Corporate Seal

                  The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

                                    ARTICLE X

                                   Fiscal Year

                  The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

                                   ARTICLE XI

                                Waiver of Notice

                  Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

                                   ARTICLE XII

                     Bank Accounts, Drafts, Contracts, Etc.

                  SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

                  SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

                  SECTION 3. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of shareholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been duly appointed, in which event such inspector or inspectors shall decide all such questions.

         No proxy shall be valid after eleven (11) months from its date, unless the proxy expressly provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

         Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each person designated to act as proxy and so attending shall be entitled to exercise such powers in respect of such portion of the shares as is equal to the reciprocal of the fraction equal to the number of persons designated to act as proxies and in attendance divided by the total number of share represented by such proxies.

                  SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

                                  ARTICLE XIII

                                   Amendments

                  The Board of Directors shall have power to adopt, amend or repeal By-laws. By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders, and the stockholders may prescribe that any By-law made by them shall not be altered, amended or repealed by the Board of Directors.

                                                                   SCHEDULE P(3)

                                THE COMPANIES LAW

                            Company Limited by Shares

                             ARTICLES OF ASSOCIATION

                                       OF

                                 [COMPANY NAME]

                                 INTERPRETATION

1. The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2003 Revision) shall not apply to this Company.

2.       (a)      In these Articles the following terms shall have the
                  meanings set opposite unless the context otherwise requires:-

                 (i)    Articles        these Articles of Association as from
                                        time to time amended by Special
                                        Resolution;

                 (ii)   Auditors        the Auditors for the time being of the
                                        Company, if any;

                 (iii)  Company         ;

                 (iv)   Directors       the directors of the Company for the
                                        time being or, as the case may be, the
                                        directors assembled as a board;

                 (v)    Law             the Cayman Islands Companies Law (2003
                                        Revision) and any amendment or other
                                        statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by any law for the time being in force;

                 (vi)   Member          a person who is registered in the
                                        Register of Members as the holder of any Share in the Company;

                 (vii)  Month           a calendar month;

                 (viii) Ordinary        a resolution of a general meeting passed
                        Resolution      by a majority of the Members entitled to
                                        vote present at the meeting or a written resolution signed by all Members entitled to vote;

              (ix)    Registered Office the registered office of the Company as
                                        provided in Section 50 of the Law;

              (x)     Register of       the register of Members to be kept
                      Members           pursuant to section 40 of the Law;

              (xi)    Secretary         any person appointed by the Directors to
                                        perform any of the duties of the
                                        secretary of the Company and including
                                        any assistant secretary;

              (xii)   Seal              the common seal of the Company (if
                                        applicable) or any facsimile or official seal (if applicable) for the use outside of the Cayman Islands;

              (xiii)  Share             an ordinary voting share in the capital
                                        of the Company; and

              (xiv)   Special           a resolution of a general meeting passed
                      Resolution        by a two thirds majority of the Members
                                        entitled to vote thereat present at the
                                        meeting or a written resolution signed
                                        by all Members entitled to vote and
                                        otherwise in accordance with section 60
                                        of the Law.

         (b) Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

         (c)      In these Articles unless the context otherwise requires:-

                  (i) words importing the singular number shall include the plural number and vice-versa;

                  (ii) words importing the masculine gender only shall include the feminine gender;

                  (iii) words importing persons only shall include companies or associations or bodies of persons whether incorporated or not;

                  (iv) a notice provided for herein shall be in writing unless otherwise specified and all reference herein to "in writing" and "written" shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form; and

                  (v) "may" shall be construed as permissive and "shall" shall be construed as imperative.

         (d) Heading used herein are intended for convenience only and shall not affect the construction of these Articles.

                                     SHARES

3.       (a)      Subject to the provisions, if any, in that behalf in the
                  Memorandum of Association, and without prejudice to any special rights previously conferred on the holders of existing
                  Shares, any Share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of Share capital or otherwise, as the Company may from time to time by Special
                  Resolution determine, and subject to the provisions of section
                  37 of the Law, any Share may, with the sanction of a Special
                  Resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

         (b) If at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued Shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

4.       (a)      Every person whose name is entered as a Member in the Register of Members shall be entitled, without payment, to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

         (b) If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

5. Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Law issue fractions of Shares.

6. The Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Law) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Law.

7. Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any non-voting Shares.

                       TRANSFER AND TRANSMISSION OF SHARES

8. The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

9. Shares shall be transferred in the following form, or in any usual or common form approved by the Directors:

         I/we, ____________________ of _________________________ in
         consideration of the sum of $________________ paid to me/us by _____________________, of _____________________ (hereinafter called
         "the Transferee") do hereby transfer to the Transferee the _____ Share (or Shares) numbered ___________ in the Company called _____________________ to hold the same unto the Transferee, subject to the several conditions on which I/we hold the same and I/we, the Transferee, do hereby agree to take the said Share (or Shares) subject to the conditions aforesaid.

         As witness our hands on the ______ day of _______________, 20__.

         ________________________                    __________________________
         Transferor                                  Transferee

10.      (a)      The Directors may also suspend the registration of transfers during the fourteen days immediately preceding the annual general meeting in each year.

         (b) The Directors may decline to recognise any instrument of transfer unless (a) a fee not exceeding one dollar is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

         (c) If the Directors refuse to register a transfer of Shares, they shall within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

11. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the Share.

12. Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

13. A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

                              ALTERATION OF CAPITAL

14. The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

15. Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 6.

16.      The Company may by Ordinary Resolution:

         (a) consolidate and divide all or any of its Share capital into Shares of larger amount than its existing Shares;

         (b) sub-divide its existing Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law; and

         (c) cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

17. Subject to the provisions of the Law and the Memorandum of Association, the Company may purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution and may make payment therefor or for any redemption of Shares in any manner authorised by the Law, including out of capital.

                               STATUTORY MEETINGS

18. The Company, if registered as an Ordinary Company under the Law, shall hold a general meeting once in every calendar year at such time and place as may be resolved by the Company in general meeting or, in default, at such time and place as the Directors may determine or, in default, at such time in the third month following that in which the anniversary of the Company's incorporation occurs, and at such place as the Directors shall appoint. In default of a general meeting being so held, a general meeting shall be held in the month next following and may be convened by any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote and in the same manner as nearly as possible as that in which meetings are to be convened by the Directors. The above-mentioned general meetings shall be called annual general meetings; all other general meetings shall be called extraordinary general meetings.

                                GENERAL MEETINGS

19. The Directors may whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within the Cayman Islands at such time, subject to the Company's Articles as to notice, as the persons convening the meeting fix.

20. Seven days notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company; but with the consent of all the Members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

21. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

22. All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

23.      (a)      No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business; save as herein otherwise provided, one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

         (b) An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

24. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

25. The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

26. If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

27. The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

28. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy who together hold not less than fifteen per cent of the paid-up capital of the Company entitled to vote, and, unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

29. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

30. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

31. A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

                                VOTES OF MEMBERS

32. On a show of hands every Member present in person or by proxy and entitled to vote shall have one vote. On a poll every Member present in person or by proxy and entitled to vote shall have one vote for each Share of which he is the holder.

33. In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

34. A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

35. No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

36.      On a poll votes may be given either personally or by proxy.

37. The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy need not be a Member of the Company. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is given Provided that no intimation in writing of such death, insanity or revocation as aforesaid shall have been received by the Company at its Registered Office before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

38. The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid PROVIDED that the chairman of the meeting may in his discretion accept an instrument of proxy sent by telex or telefax upon receipt of telex or telefax confirmation that the signed original thereof has been sent.

39. An instrument appointing a proxy may be in the following form or any other form approved by the Directors:

                                 [COMPANY NAME]

         "I, _________________, of ____________________________, hereby appoint
         ____________________ of ____________________ as my proxy, to vote for me and on my behalf at the [annual or extraordinary, as the case may be] general meeting of the Company to be held on the _____ day of _______________, 20__.

             Signed this ______ day of ______________________, 20__.

40. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

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                                     - 10 -

                CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

41. Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

                             DIRECTORS AND OFFICERS

42.      (a)      The names of the first Directors shall be determined in
                  writing by the subscribers of the Memorandum of Association.

         (b) Notwithstanding any provision in these Articles to the contrary, a sole Director shall be entitled to exercise all of the powers and functions of the Directors which may be imposed on them by Law or by these Articles.

43. The remuneration of the Directors shall from time to time be determined by the Company in general meeting. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

44. No Share holding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.

45. Any Director may in writing appoint another person who is approved by the majority of the Directors to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time, in writing, revoke the appointment of an alternate appointed by him. Every such alternate shall be an officer of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

46. The Directors may by resolution appoint one of their number to be Managing Director or President upon such terms as to duration of office remuneration and otherwise as they may think fit.

47. The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide.

                         POWERS AND DUTIES OF DIRECTORS

48. The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

49. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

50.      (a)      The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

         (b) The Directors may delegate any of the powers exercisable by them to a Managing Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

         (c) All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

         (d) No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

51.      The Directors shall cause minutes to be prepared:-

         (a)      of all appointments of officers made by the Directors;

         (b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

         (c) of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

                    DISQUALIFICATION AND CHANGES OF DIRECTORS

52.      The office of Director shall be vacated if the Director:-

         (a) becomes bankrupt or makes any arrangement or composition with his creditors generally; or

         (b)      is found to be or becomes of unsound mind; or

         (c)      resigns his office by notice in writing to the Company; or

         (d) if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

53. At the annual general meeting of the Company in every year the whole of the Directors shall retire from office, but shall be eligible for re-election.

54. The Company at the annual general meeting (if any) at which a Director retires in manner aforesaid may fill the vacated office by electing a person thereto and in default the retiring Director shall be deemed to have been re-elected unless at such meeting it is resolved not to fill such vacated office.

55. The number of Directors shall be not less than one, nor unless the Company in general meeting may otherwise determine, more than ten.

56. Any casual vacancy occurring in the Board of Directors may be filled by the Directors.

57. The Directors shall have the power at any time, and from time to time, to appoint a person as an additional Director or persons as additional Directors.

58. The Company may by Ordinary Resolution appoint and remove a Director or Directors.

                            PROCEEDINGS OF DIRECTORS

59. The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote.

60. A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED HOWEVER that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held PROVIDED FURTHER that notice or waiver thereof may be given by telex or telefax.

61. The quorum necessary for the transaction of the business of the Directors, may be fixed by the Directors and unless so fixed by the Directors, shall be two Directors or their proxies, save where the subscriber of the Memorandum of Association or the Members in general meeting have appointed a sole Director when such Director acting alone shall constitute a quorum. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

62. The continuing Directors may act not withstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

63. Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer Provided that nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

64. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any

         Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon and a general notice that a Director or alternate Director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

65. A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorise and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by telex or telefax. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.

66. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

67. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

68. A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

69. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall have a second or casting vote.

70. All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

71.      (a)      A resolution signed by all of the Directors or all of the
                  members of a committee of Directors, including a resolution signed in counterpart or by way of signed telefax transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly called and constituted.

         (b) To the extent permitted by law, the Directors or a committee of Directors may also meet by telephone conference call where all Directors or committee members are capable of speaking to and hearing the other Directors or committee members at the same time.

         (c) When the Directors (being in number at least a quorum) sign the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together or that there may have been a technical defect in the proceedings.

                                 SEALS AND DEEDS

72.      (a)      If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common
                  Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence.
                  Notwithstanding the provisions hereof, annual returns and notices filed under the Law may be executed either as a deed in accordance with the Law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

         (b) The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

         (c) In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

                              DIVIDENDS AND RESERVE

73. The Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

74. The Directors may from time to time pay to the Members interim dividends.

75. No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

76. The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

77. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

78. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled or such joint holders as the case may be may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled or such joint holders as the case may be may direct.

79. The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

80. No dividend shall bear interest against the Company. All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend unclaimed by a Member six years after the dividend payment date shall revert to the Company.

                            CAPITALISATION OF PROFITS

81. The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

                                    ACCOUNTS

82. The books of account relating to the Company's affairs shall be kept in accordance with the Law and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors of the Company.

83. Such Auditors may be appointed and the accounts relating to the Company's affairs may be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors.

                                   WINDING UP

84. If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

85. If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

                                     NOTICES

86.      (a)      A notice may be given by the Company to any Member either
                  personally or by sending it by post, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

         (b) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three days after it was posted.

         (c) Where a notice is sent by telex or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

87. If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

88. A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

89. A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

90. Notice of every general meeting shall be given in some manner hereinbefore authorised to:

         (a) every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

         (b) every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

         No other persons shall be entitled to receive notices of general meetings.

                                   RECORD DATE

91. The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

                      AMENDMENT OF MEMORANDUM AND ARTICLES

92. Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part Provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 3(b).

                              ORGANISATION EXPENSES

93. The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

                             OFFICES OF THE COMPANY

94. The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

                                    INDEMNITY

95. Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happen through his own wilful neglect or default.

                                                         DESCRIPTION OF
  NAME OF SUBSCRIBER              ADDRESS                  SUBSCRIBER
-----------------------------------------------------------------------
Huntlaw Nominees Ltd.          P.O. Box 1350 GT,            Company
                                 Grand Cayman
                                Cayman Islands
__________________________

DATED the ______ day of _________, Two Thousand and ________.

Witness to the above signature:-

__________________________

                                                                   SCHEDULE P(4)

                        LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                              C.V.

         This agreement is made this                     by and between:

1.                                       ., a private company with limited
         liability, incorporated and organized under the laws of              ,
         having its registered seat in                    , hereinafter referred
         to as: "the General Partner";

and

2.                       .,a private company with limited liability,
         incorporated and organized under the laws of               having its
         registered seat in                   ., herein after referred to as:
         "the Limited Partner";

         WHEREAS:

         The parties hereto wish to enter into a limited partnership ("commanditaire vennootschap" or "C.V.") under the name
                        , under the laws of The Netherlands for the purpose of direct and/or indirect investment and/or participation in other legal entities, companies, and/or enterprises;

         NOW IT IS HEREBY AGREED AS FOLLOWS:

1        NAME, REGISTERED OFFICE, OBJECTS AND POWERS

1.1      The name of the limited partnership shall be              (the "C.V.").

1.2      The registered office of the C.V. shall be at          The Netherlands.

1.3      The objects of the C.V. shall be:

         a. to participate in, to manage and finance other legal entities or companies, enterprises and corporations in any way whatsoever and to be a general or limited partner in any partnership and to provide project development support services;

         b. to obtain, invest in, possess, alienate, encumber, rent, let, lease and lease out and otherwise dispose of securities, bonds, shares, options, commodities, futures and currency contracts, and such other securities and/or movable and real property, participations and interests in legal entities, companies and enterprises (collectively hereinafter referred to as "the Securities"); and

                                                                   SCHEDULE P(4)

         c. to develop activities in a commercial, financial and industrial field;

         and to do everything that is or may be connected therewith or conducive thereto in or outside The Netherlands, all in the widest sense.

1.4 The C.V. shall have the power to give and/or take loans, to put up and obtain collateral security (including all sorts of guarantees), to buy, sell, lease, mortgage and encumber real property, to open bank accounts and to place funds on deposit, to declare trusts and to place securities or other personal property in safe custody in or outside The Netherlands.

1.5 The C.V. shall have power to receive dividend and/or payments, rents and other revenues and proceeds; to convert any of the Securities as it deems fit and to pay out or distribute funds or the Securities as it deems fit.

2        DURATION

         The C.V. shall commence on the day and year first above written and shall continue for thirty years.

3        PARTNERS

         There shall be one or more general partners (each referred to as:
         "General Partner" and collectively referred to as: "General Partners") and one or more limited partners (each referred to as: "Limited Partner" and collectively referred to as: "Limited Partners"). At the signing date of this agreement there will be one general partner (hereinafter also referred to as: "the first General Partner") and one limited partner (hereinafter also referred to as: "the first Limited Partner").

4        MANAGEMENT

4.1 The management and administration of the C.V. and of its capital shall be entrusted solely to and carried out by the General Partners.

4.2 The Limited Partners shall not participate in the management or the administration of the C.V.

5        REPRESENTATION AND AUTHORITY OF THE GENERAL PARTNER

5.1 Subject to article 5.4 hereof, the General Partners shall be authorised to enter into contracts and all other transactions conducted on behalf of the C.V. in the name of the C.V., as well as sign and execute all declarations, returns, forms and applications necessary in the conduct of the business of the C.V., to appoint the auditor ("registeraccountant") for the C.V., to appoint consultants, to issue powers of attorney and to authorise third parties to act for and on behalf of the C.V. and furthermore to do

                                                                   SCHEDULE P(4)

         everything the General Partners deem fit in view of the conduct of the business of the C.V.

5.2 Subject to article 5.3 hereof, all resolutions relating to the management of the C.V. shall be passed by the General Partners.

5.3 Resolutions of the General Partners relating to the alienation, transfer, disposition or encumbrance of or the granting of security over the assets of the C.V. may only be passed with the approval of the Limited Partners provided that the General Partners may give instructions in relation to the purchase and sale of all or any of the Securities and/or any other assets of the partnership in the normal course of the conduct of the business of the C.V. Any lack of such approval may not be invoked by or against third parties.

5.4 Each and any General Partner shall have full power and authority to bind the C.V. individually.

5.5 The powers of the General Partners to bind the C.V. shall not be restricted by virtue of any conflict of interest between (either of) the General Partners and the C.V.

6        CAPITAL AND OTHER CONTRIBUTIONS

6.1      The first General Partner shall contribute the amount set out in
         Schedule 1 hereto to the capital of the C.V., being 1% (one per cent) of the capital of the C.V., as well as its know-how, labour and efforts.

6.2      The first Limited Partner shall contribute the amount set out in
         Schedule 1 hereto to the capital of the C.V., being 99% (ninety-nine per cent) of the capital of the C.V.

6.3 The capital account of the partners in the C.V.'s account books ("the Capital Account") shall be credited with an amount equal to the value of their respective present or future contributions whether in securities or otherwise. The value of the know-how, labour and efforts contributed by a General Partner shall not be added to its capital account. Repayments of capital contributions out of the Capital Account shall only be permitted after written approval of all partners. Repayments of capital contributions out of the Capital Account of a Limited Partner shall only be effected simultaneously with an amendment of the registration of the amount of the contribution of that Limited Partner with the trade register of the Chamber of Commerce.

6.4 The contributed amounts as appear from the Capital Account of the respective partners shall bear no interest.

6.5 Assets contributed to the C.V. shall be valued on the basis of their market value established according to generally accepted accounting principles in The Netherlands. Where the market value of any asset of the C.V. cannot be readily determined such value shall be determined by all partners unanimously or in default of unanimity by an auditor ("registeraccountant") or an expert chosen by that registeraccountant. The identity and

                                                                   SCHEDULE P(4)

         terms of reference of such registeraccountant shall be unanimously agreed by the partners or, in default of unanimity, shall be determined by the Chairman of the Netherlands Institute for Registeraccountants ("NIVRA").

6.6 Any amount the C.V. is due to pay to any partner or any amount any partner is due to pay to the C.V., other than the capital contributions as mentioned in this article, will be recorded in the current account of the relevant partner ("the Current Account").

6.7 All amounts as appear from the Current Account of the respective partners shall bear no interest, unless otherwise agreed.

7        PARTICIPATION IN THE C.V.

         The General Partner and Limited Partner may dispose of, transfer, pledge or encumber their participation in the C.V. without the approval of all the partners.

8        FINANCIAL YEAR

         The financial year of the C.V. shall coincide with the calendar year. The first financial year of the C.V. shall run from the commencement of
         the C.V. to the 31st day of December     .

9        ANNUAL ACCOUNTS

         At the end of each financial year the General Partners shall draw up the annual accounts in the currency in which the capital mentioned in
         Schedule 1 is stated or in the currency agreed upon by all partners of the C.V. at the end of each financial year. Unless the Limited Partners have granted an extension of time, the annual accounts (containing the balance sheet, profit and loss account and the explanatory notes) shall be drawn up and submitted to the other partners within five (5) months after the end of the financial year.

10       PROFITS AND LOSSES

10.1 1% (one per cent) of the profits shown in the annual accounts shall be credited to the Current Account of the first General Partner and 99% (ninety-nine per cent) to the first Limited Partner. If there is more than one General Partner or if there is more than one Limited Partner, the profits shall be credited to the Current Account of each General Partner or Limited Partner in proportion to the contribution made by that partner to the capita] of the C.V.

10.2 If the C.V. makes a loss in any financial year, that loss shall be borne by the partners in the same proportion as they are entitled to profits under article 10.1 above provided that no Limited Partner shall bear any loss in excess of its contribution to the capital of the C.V.

                                                                   SCHEDULE P(4)

11       CONTINUATION

         In the event of the bankruptcy, liquidation or winding-up of any partner or in case any partner shall be granted a payments moratorium, that partner shall be deemed to have ceased to be a partner on the day of its bankruptcy, liquidation or winding-up respectively on the day its payments moratorium has been granted.

         If a partner is deemed to have ceased to be a partner as referred to in Clause 11.1 above, the C.V. shall be dissolved.

12       DISSOLUTION

12.1 On dissolution of the C.V. the liquidation and winding-up shall be carried out by the General Partners or such other person or body as the partners shall appoint, as soon as possible.

12.2 On dissolution of the C.V. each partner shall be entitled to the amount credited to its capital account increased or decreased by the balance of its Current Account. Any remaining amounts to be distributed will be distributed to the partners in proportion to their respective previous contributions made to the capital of the C.V. (as appeared from the Capital Account).

12.3 During any liquidation the provisions of this Agreement shall remain in force to the extent possible.

13       AMENDMENTS

         This Agreement may only be amended in writing, such amendment to be signed by all the partners and attached hereto.

14       DISPUTES

         This Agreement shall be governed by and construed in accordance with the laws of The Netherlands and all disputes in connection with the C.V. or this Agreement, other than in connection with article 6.5 of this Agreement, shall be brought before the competent court of Amsterdam.

15       SINGULAR AND PLURAL

         Throughout this Agreement the singular shall include the plural and vice versa and the terms General Partner and Limited Partner shall include the plural if and when there shall be more than one General Partner and more than one Limited Partner respectively.

                                                                   SCHEDULE P(4)

16       ENTIRE AGREEMENT

         This agreement contains the entire understanding of the parties.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorised representatives in three counterparts the day and year first above written.

                                      B.V.

         By:_____________________________________
         Name:
         Title:

         India Power Ventures Inc.

         By:_____________________________________

                                                                   SCHEDULE P(5)

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                  [DEBTOR] LLC

     This Amended and Restated Limited Liability Company Agreement (this "Agreement") of [Debtor] LLC is entered into this ___ day of _______, 2004 by __________ (the "Managing Member") and _________ (the "Non-managing Member" and, collectively with the Managing Member, the "Members") pursuant to and in accordance with the [________] Limited Liability Company Act Section___________, as amended from time to time (the "Act").

                  1. Name. The name of the limited liability company governed hereby is [Debtor] LLC (the "Company").

                  2. Certificates; Amendment and Restatement. The Company was formed on ______________________, by the execution, delivery and filing of a Certificate of Formation of the Company with the Secretary of State of the State of [__________], which was amended and restated on _________________. Upon formation of the Company, the Members executed a Limited Liability Company Agreement dated as of ________________ (the "Original Agreement"). The Members hereby amend and restate the Original Agreement with this Agreement. The Managing Member shall continue to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

                  4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement, including Section 16 of this Agremeent.

                  5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company's business shall be conducted from, such place or places as may hereafter be determined by the Managing Member.

                  6. Registered Office. The address of the registered office of the Company in the State of [_________] is c/o
___________________________________________________________________________
_________________________________________________.

                  7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of [__________] are
___________________________________________________________________.

                  8. Members. The names and the mailing addresses of the Members are as follows:

                           Name                Address

                           _________________   _________________________
                                               _________________________

                           _________________   _________________________
                                               _________________________

                  9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with
Section 23 of this Agreement.

                  10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

                  11. Capital Contributions. Each Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The initial contributions of the Members consist of the assets set forth on Schedule A attached hereto. The total capital of a Member in the Company from time to time shall be referred to as such Member's "Capital."

                  12. Additional Contributions. The Members are not required to make additional capital contributions to the Company.

                  13. Capital Accounts. Separate Capital accounts shall be maintained for each Member on the books of the Company, which accounts shall set forth the Capital of such Member in the Company. Each Capital account shall be adjusted to reflect such Member's shares of allocations and distributions as provided in Section 15 of this Agreement, and any additional Capital contributions to the Company or withdrawals of Capital from the Company. Such Capital accounts shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"), as interpreted in good faith by the Managing Member.

                  14. Profits and Losses. The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to each Member in accordance with the ratio which such Member's Capital in the Company bears to the total Capital of all Members in the Company at the time of such allocation. As used herein, "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; and

                  (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss.

                  15.      Allocations and Distributions.

                           a.       Allocations of Profit and Loss. Whenever a
proportionate part of the Company's Profit and Loss is allocated to a Member, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss applicable to the period during which such Profit or Loss was realized shall be allocated to such Member in the same proportion.

                           b.       Distributions. Distributions shall be made
to the Members at such times and in such amounts as may be determined in the sole discretion of the Managing Member. Distributions shall be shared among the Members in accordance with their Capital contributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate Section [_____] of the Act or other applicable law.

                  16.      Management.

                           a.       The business and affairs of the Company
shall be managed by the Managing Member. Subject to the express limitations contained in any provision of this Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

                           b.       Subject to the rights and powers of the
Managing Member and the limitations thereon contained herein, the Managing Member may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.

                           c.       No Member (other than the Managing Member)
shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Company except those expressly granted to it by the terms of this Agreement, or those conferred on it by law.

                           d.       The Managing Member shall hold office until
the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the Non-managing Member shall be appointed the Managing Member. Upon the later to occur of (i) the termination, dissolution or other inability to act in such capacity and (ii) the death, disability or other inability of the Non-managing Member to act in the capacity of Managing Member , a successor Managing Member will be appointed by the legal representative of the Managing Member or of the Non-managing member, as the case may be.

                           e.       The Managing Member shall not be compensated
for its services as the managing member of the Company without the consent of a majority of the Members; provided, however, the Managing Member may receive reimbursement for its reasonable documented expenses incurred in the performance of its duties as Managing Member without requiring the consent of the other Members.

                  17. Officers. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the [state law governing corporations], the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 17 may be revoked at any time by the Managing Member.

                  18. Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

                  19. Indemnification. To the fullest extent permitted by applicable law, a Member (including the Managing Member) or Officer (each an "Indemnified Party") shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such

Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence, willful misconduct, breach of fiduciary duty or bad faith; provided, however, that any indemnity under this
Section 19 shall be provided out of and to the extent of Company assets only, and no Member (including the Managing Member) shall have personal liability on account thereof.

                  20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Managing Member.

                  21. Termination of Membership. Subject to Section 23 of this Agreement, the termination, dissolution, death, bankruptcy or adjudicated incompetency of a Member shall not cause a dissolution of the Company, but the rights of such Member to share in the Profits and Losses of the Company, to receive distributions and to assign its interest in the Company pursuant to
Section 22 of this Agreement shall, on the happening of such an event, devolve on its legal representative for the purpose of settling its estate or administering its property.

                  22. Assignments. A Member may not transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest without the prior written consent of the Managing Member.

                  23.      Dissolution.

                           a.       The Company shall dissolve, and its affairs
shall be wound up, upon the first to occur of the following: (i) the written consent of the Managing Member, (ii) the death, disability or withdrawal of the last remaining Member and (iii) the entry of a decree of judicial dissolution under Section [______] of the Act.

                           b.       In the event of dissolution, the Company
shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

                  24. Tax Matters Partner. The Managing Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code. All expenses incurred by the tax matters partner in connection with his duties as tax matters partner shall be expenses of the Company.

                  25. Elections. The Managing Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Managing Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections in good faith.

                  26. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

                  27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

                  28. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

                  29. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of [_________] (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

                  30. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members.

                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

[MANAGING MEMBER]

By: __________________________
    Name:
    Title:

[NON-MANAGING MEMBER]

By: __________________________
    Name:
    Title:

                                   SCHEDULE A

Name                                               Capital Contribution

                                                                   SCHEDULE P(6)

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                 [Debtor], L.P.

                  This Amended and Restated Agreement of Limited Partnership (this "Agreement") of [Debtor], L.P. is entered into this ___ day of _______, 2004 by __________ (the "General Partner") and [Debtor] (the "Limited Partner" and, collectively with the General Partner, the "Partners") pursuant to and in accordance with the ________ Revised Uniform Limited Partnership Act
Section ___________, as amended from time to time (the "Act").

                  1. Name. The name of the partnership governed hereby is [Debtor], L.P. (the "Partnership").

                  2. Certificate of Limited Partnership. The Partnership was formed on _____________________ by the Partners entering into an Agreement of Limited Partnership (the "Original Agreement"). The General Partner has filed a Certificate of Limited Partnership for the Partnership on _________________ and an Amended and Restated Certificate of Limited Partnership on _________________, with the Secretary of State of the State of _______. The Partners hereby amend and restate the Original Agreement with this Agreement.

                  3. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in all lawful activities for which partnerships may be formed under the Act.

                  4. Powers. The Partnership shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Partnership and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement, including Section 15.

                  5. Principal Business Office. The principal place of business and office of the Partnership shall be located at, and the Partnership's business shall be conducted from, such place or places as may hereafter be determined by the General Partner.

                  6. Registered Office. The address of the registered office of the Partnership in the State of ________ is ________________________ .

                  7. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of ________ are _____________________________________________________.

                  8. Term. The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until dissolution of the Partnership in accordance with Section 22 of this Agreement.

                  9. Limitation on Liabilities of Limited Partners. Notwithstanding any provision of this Agreement, the Limited Partners shall not be liable for any of the losses, debts or liabilities of the Partnership in excess of their respective Capital contributions.

                  10. Capital Contributions. Each Partner is deemed admitted as a Partner of the Partnership upon his or its execution and delivery of this Agreement. The initial contributions of the Partners consist of the assets set forth on Schedule A attached hereto.

                  11. Additional Contributions. The Partners are not required to make additional capital contributions to the Partnership.

                  12. Capital Accounts. Separate capital accounts shall be maintained for each Partner on the books of the Partnership. Each capital account shall be adjusted to reflect such Partner's shares of allocations and distributions as provided in Section 14 of this Agreement, and any additional capital contributions to the Partnership or withdrawals of capital from the Partnership. Such capital accounts shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"), as interpreted in good faith by the General Partner.

                  13.      Allocations and Distributions.

                  a. Allocations of Profit and Loss. All items of income, gain, loss, deduction and credit shall be allocated among the Partners in accordance with their Percentage Interests (as indicated and defined on Schedule A attached hereto).

                  b. Distributions. Distributions shall be made to the Partners at such times and in such amounts as may be determined in the sole discretion of the General Partner. Distributions shall be shared among the Partners in accordance with their Percentage Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to the Partners on account of their interest in the Partnership if such distribution would violate Section [________] of the Act or other applicable law.

                  14.      Management.

                  a. The business and affairs of the Partnership shall be managed by the General Partner. Subject to the express limitations contained in any provision of this Agreement, the General Partner shall have complete and absolute control of the affairs and business of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement. The General Partner has the authority to bind the Partnership.

                  b. Subject to the rights and powers of the General Partner and the limitations thereon contained herein, the General Partner may appoint, contract or otherwise deal with any person to perform any acts or services for the Partnership as the General Partner may reasonably determine.

                  c. No Partner (other than the General Partner) shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Partnership except those expressly granted to it by the terms of this Agreement, or those conferred on it by law.

                  d. The General Partner shall remain general partner of the Partnership until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the Limited Partner shall appoint a successor general partner. Upon the termination, dissolution or other inability of such successor General Partner to act in such capacity, a successor general partner will be appointed by the designee of the Limited Partner.

                  e. The General Partner shall not be compensated for its services as the general partner of the Partnership without the consent of a majority of the Partners; provided, however, the General Partner may receive reimbursement for its reasonable documented expenses incurred in the performance of its duties as General Partner without requiring the consent of the other Partners.

                  15. Officers. The General Partner may, from time to time as it deems advisable, appoint officers of the Partnership (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation formed under the ________ [law governing corporations], the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the General Partner.

                  16. Other Business. The Partners may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

                  17.      Indemnification of General Partner.

                  a. To the fullest extent permitted by law, the Partnership shall indemnify the General Partner against any loss, damage or expense (including amounts paid in satisfaction of judgments, in settlements, as fines and penalties and reasonable legal and other costs and expenses of investigation or defense) incurred by it by reason of any act or omission so performed or omitted by it on behalf of the partnership (and not involving gross negligence, willful misconduct, breach of fiduciary duty or bad faith) and any such amount shall be paid by the Partnership to the extent assets are available, but the Limited Partners shall not have any personal liability to the General Partner or the Partnership on account of such loss, damage or expense.

                  b. The General Partner may consult with legal counsel, accountants and other professional experts selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other professional experts shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act, provided such counsel, accountants or other professional experts were selected with reasonable care.

                  c. To the fullest extent permitted by law, expenses incurred by the General Partner in defense or settlement of any claim that may, at the determination of the General Partner, be subject to a right of indemnification hereunder may be paid by the Partnership in advance of the final disposition thereof upon receipt by the partnership of an undertaking by or on behalf of the General Partner to repay such amount to the Partnership if it shall be determined, by a court of competent jurisdiction pursuant to a final non-appealable judgment, order or decree, that the General Partner is not entitled to be indemnified hereunder.

                  18. Admission of Additional Partners. One (1) or more additional persons may be admitted to the Partnership as Partners with the written consent of the General Partner.

                  19. Dissolution of the Partnership. Subject to Section 22 of this Agreement, the termination, dissolution, death, bankruptcy or adjudicated incompetency of a Partner shall not cause a dissolution of the Partnership, but the rights of such Partner to share in the allocations and distributions and to assign its interest in the Partnership pursuant to Section 21 of this Agreement shall, on the happening of such an event, devolve on its legal representative for the purpose of settling its estate or administering its property.

                  20. Assignments. A Partner may not transfer, assign, pledge or hypothecate, in whole or in part, its limited partnership interest without the prior written consent of the General Partner.

                  21.      Dissolution.

                  a. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the General Partner, (ii) the death, disability, termination, dissolution or withdrawal of the last remaining General Partner (subject to Section 15.d.) and
(iii) the entry of a decree of judicial dissolution under Section [______] of the Act.

                  b. In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner).

                  22. Tax Matters Partner. The General Partner shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code. All expenses incurred by the tax matters partner in connection with its duties as tax matters partner shall be expenses of the Partnership.

                  23. Elections. The General Partner shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Partnership or any other method or procedure related to the preparation of such tax returns. The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws, and the General Partner shall not be liable for any consequences to any previously admitted or subsequently admitted Partners resulting from their making or failing to make any such elections in good faith.

                  24. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

                  25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

                  26. Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof.

                  27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of _________ (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

                  28. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Partners.

                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

                                           GENERAL PARTNER:

                                           ________________________

                                           By:
                                               _________________________________
                                               Name:
                                               Title:

                                           LIMITED PARTNER:

                                           _____________________________________

                                   SCHEDULE A

Name                    Capital Contribution           Percentage Interest
----                    --------------------           -------------------
General Partner:

Limited Partner:

            FORM OF REORGANIZED DEBTORS CERTIFICATE OF INCORPORATION

The Reorganized Debtors will consist of domestic corporations, Cayman limited companies, a Mauritius corporation (which such corporation incorporates both bylaws and charter into one document, see Tab (4) below), Nowa Sarzyna Holding B.V. (a Dutch corporation), domestic limited liability companies and domestic limited partnerships. As used and defined in the Plan, the "Reorganized Debtors Certificate of Incorporation" will be substantially in the forms of the following, as conformed for the applicable jurisdiction and capital structure of the respective Reorganized Debtors:

Tab

(1) Articles of Incorporation of Reorganized ENE.

(2) Form of Articles of Incorporation for domestic corporation Reorganized Debtors other than Reorganized ENE.

(3) Form of Cayman Debtors Memorandum of Association.

(4) Form of Mauritius Debtors Constitution.

(5) Form of Nowa Sarzyna Holding B.V. Articles of Association.*

(6) Form of Certificate of Limited Liability Company for Reorganized Debtors that are domestic limited liability companies.

(7) Form of Certificate of Limited Partnership for Reorganized Debtors that are domestic limited partnerships.

----------

* Because this is a statutory form that cannot be changed under Netherlands law, the prohibition provided in Section 1123 of the Bankruptcy Code on the issuance of non-voting equity interests cannot be added. This entity will not, however, issue non-voting equity interests.

                                       Q

                                                                   SCHEDULE Q(1)

                       SECRETARY OF STATE, STATE OF OREGON
                    Corporation Division - Business Registry
                        255 Capitol Street NE, Suite 151
                              Salem, OR 97310-1327
                               FilingInOregon.com

Registry Number:_____________

                              ARTICLES OF AMENDMENT
                           Pursuant to Reorganization
                                  (ORS 60.454)

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   ENRON CORP.

                  THE UNDERSIGNED, being a natural person for the purpose of amending Articles of Incorporation under the Oregon Revised Statutes of the State of Oregon (the "ORS"), hereby certifies that:

                  1. The name of the Corporation is Enron Corp. (the "Corporation").

                  2. These Second Amended and Restated Articles of Incorporation have been duly adopted in accordance with Section 60.454 of the ORS to put into effect and carry out the Fifth Amended Joint Plan of Affiliated Debtors (In re:
Enron Corp., et al., Case No. 01-16034 (AJG) (the "Proceeding")) under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") (as amended or supplemented from time to time, the "Plan"), as confirmed on __________ ___, 2004 by order (the "Order") of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Provision for the making of these Second Amended and Restated Articles of Incorporation is contained in the Order of the Bankruptcy Court, which had jurisdiction under the Bankruptcy Code to order the amendment and restatement of these Articles of Incorporation, approved this amendment and restatement as of the date of the Order, and designated the undersigned to deliver these Second Amended and Restated Articles of Incorporation to the Oregon Secretary of State for filing.

                  3. The Articles of Incorporation of the Corporation are hereby further amended and restated in their entirety as follows:

                                    ARTICLE 1

                  The name of this Corporation is Enron Corp.

                                    ARTICLE 2

                  The address of the registered office of this Corporation in the State of Oregon is 520 S.W. Yamhill, Suite 800, Portland, Oregon 97204, and the name of its resident agent at such address is CT Corporation System. The mailing address of this Corporation at which notices may be delivered pursuant to the Oregon Business Corporation Act is c/o CT Corporation System, 520 S.W. Yamhill, Suite 800, Portland, Oregon 97204.

                                    ARTICLE 3

                  The nature of the business or purposes to be transacted, promoted or carried on by this Corporation is to engage in any lawful business or activity for which corporations may lawfully be organized under the laws of the State of Oregon.

                                    ARTICLE 4

Section 4.1 General.

                  The total number of shares of all classes of stock which this Corporation shall have authority to issue is one billion two hundred sixteen million five hundred thousand (1,216,500,000) shares of capital stock consisting of the following:

                  (1) Sixteen million five hundred thousand (16,500,000) shares of Preferred Stock (the "Preferred Stock"), of which there is hereby designated a series of one million three hundred seventy-one thousand eight hundred seventy-nine (1,371,879) shares of Series 1 Exchanged Preferred Stock ("Series 1 Exchanged Preferred Stock"), and a series of thirty-six (36) shares of Series 2 Exchanged Preferred Stock ("Series 2 Exchanged Preferred Stock"), and a series of Series 3 Exchanged Preferred Stock ("Series 3 Exchanged Preferred Stock") in the number of shares as provided in Section 4.4.A., and a series of one hundred eighty-two thousand nine hundred eight (182,908) shares of Series 4 Exchanged Preferred Stock ("Series 4 Exchanged Preferred Stock"); and

                  (2) One billion two hundred million (1,200,000,000) shares of Common Stock (the "Common Stock").

Pursuant to Section 1123 of the Bankruptcy Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

Section 4.2 Series 1 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 1 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 1,371,879 shares, which number shall not be increased.

B. Voting Rights. The holder of each share of Series 1 Exchanged Preferred Stock shall have the right to one vote for each share of Series 1 Exchanged Preferred Stock held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.2.B. that are effective with the requirement of a default, each share of Series 1 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by holders of each share of the Corporation's Cumulative Second Preferred Convertible Stock as set forth in that Statement of Resolutions Establishing the Cumulative Second Preferred Convertible Stock Series of Enron Oregon Corp., adopted on June 17, 1997 and attached hereto as Exhibit A (the "Resolutions Establishing the Cumulative Second Preferred Convertible Stock"), immediately prior to its cancellation pursuant to the Plan, including without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such Cumulative Second Preferred Convertible Stock had not been cancelled by the Plan and the shares of Series 1 Exchanged Preferred Stock were actually shares of such Cumulative Second Preferred Convertible Stock; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Cumulative Second Preferred Convertible Stock shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's Cumulative Second Preferred Convertible Stock, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.3 Series 2 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 2 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 36 shares, which number shall not be increased.

B. Voting Rights. The holder of each share of Series 2 Exchanged Preferred Stock shall have the right to one vote for each share of Series 2 Exchanged Preferred Stock held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.3.B that are effective with the requirement of a default, each share of Series 2 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's 9.142% Perpetual Second Preferred Stock as set forth in that Statement of Resolutions Establishing the 9.142% Perpetual Second Preferred Stock Series of Enron Oregon Corp., adopted on June 17, 1997 and attached hereto as Exhibit B (the "Resolutions Establishing the 9.142% Perpetual Second Preferred Stock"), immediately prior to its cancellation pursuant to the Plan, including without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such

9.142% Perpetual Second Preferred Stock had not been cancelled by the Plan and the shares of Series 2 Exchanged Preferred Stock were actually shares of such 9.142% Perpetual Second Preferred Stock; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the 9.142% Perpetual Second Preferred Stock shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's 9.142% Perpetual Second Preferred Stock, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.4 Series 3 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series shall be the "Series 3 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be an indefinite number of shares up to the number of shares necessary to fulfill the Corporation's obligations pursuant to the Share Settlement Agreement (as defined in the Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B (hereinafter defined)), but in no event more than the number of authorized but unissued shares of Preferred Stock, with shares initially issued being the number of shares of the Corporation's Mandatorily Convertible Junior Preferred Stock Series B outstanding immediately prior to their cancellation pursuant to the Plan.

B. Voting Rights. The holder of each share of Series 3 Exchanged Preferred Stock shall have the right to one vote for each share of Series 3 Exchanged Preferred Stock held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.4.B that are effective with the requirement of a default, each share of Series 3 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's Mandatorily Convertible Junior Preferred Stock, Series B as set forth in that Statement of Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B of Enron Oregon Corp., adopted on September 17, 1999, and attached hereto as Exhibit C (the "Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B") immediately prior to its cancellation pursuant to the Plan, including without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such Mandatorily Convertible Junior Preferred Stock, Series B had not been cancelled by the Plan and the shares of Series 3 Exchanged Preferred Stock were actually shares of such Mandatorily Convertible Junior Preferred Stock, Series B; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Mandatorily Convertible Junior Preferred Stock, Series B, shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class 383) (as defined in the Plan), with regard to the Corporation's Mandatorily Convertible Junior Preferred Stock, Series B, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.5 Series 4 Exchanged Preferred Stock.

A. Designation. The distinctive designation of the series of Preferred Stock created by this Statement of Resolutions shall be the "Series 4 Exchanged Preferred Stock." The number of shares that shall constitute such series shall be 182,908 shares.

B. Voting Rights. The holder of each share of Series 4 Exchanged Preferred Stock shall have the right to one vote for each share of Series 4 Exchanged Preferred Stock held by such holder, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the ORS and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

C. Other Rights. Except for the addition of voting rights provided in paragraph 4.5.B that are effective with the requirement of a default, each share of Series 4 Exchanged Preferred Stock, upon its issuance pursuant to the Plan, shall provide the holders thereof with the same relative, participating, optional or other special rights and powers as those held by the holders of each share of the Corporation's Mandatorily Convertible Single Reset Preferred Stock, Series C as set forth in that Statement of Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C of Enron Oregon Corp., adopted on June 13, 2001, and attached hereto as Exhibit D (the "Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C"), immediately prior to its cancellation pursuant to the Plan, including without limitation, rights to accrued cumulative dividends, existing conversion rates, rights to elect directors and redemption rights, as if such Mandatorily Convertible Single Reset Preferred Stock Series C had not been cancelled by the Plan and the shares of Series 4 Exchanged Preferred Stock were actually shares of such Mandatorily Convertible Single Reset Preferred Stock Series C; provided, however, the remedies for default by the Corporation with respect to the election of directors provided in the Resolutions Establishing the Mandatorily Convertible Single Reset Preferred Stock, Series C, shall not be effective until the holders of Allowed Enron Preferred Equity Interests (Class
383) (as defined in the Plan), with regard to the Corporation's Mandatorily Convertible Single Reset Preferred Stock, Series C, are entitled to distribution of Plan Currency and Trust Interests under the Plan.

Section 4.6 Common Stock.

                  Subject to the terms of any Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock with respect to the payment of dividends or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

                  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

                  Subject to any special voting rights of any Preferred Stock, the holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them on all matters submitted to a vote or consent of the shareholders.

A. No Preemptive Rights. No holder of shares of stock of the Corporation shall have any preemptive or other rights to acquire the Corporation's unissued shares, except as such rights are expressly provided by contract or in the terms of any series of Preferred Stock established hereunder.

B. Shareholder Action By Written Consent. If the Corporation's shareholders are permitted by law to take any action required or permitted to be taken at a shareholders' meeting without a meeting, such action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

Section 4.7 Subject to Chapter 11 Plan

                  Notwithstanding any other provision herein to the contrary, nothing in these Articles of Incorporation shall be deemed to (i) give the holders of any share of Common Stock, Series 1 Exchanged Preferred Stock, Series 2 Exchanged Preferred Stock, Series 3 Exchanged Preferred Stock, or Series 4 Exchanged Preferred Stock any rights, including, without limitation, any right to receive distributions of Plan Currency or Trust Interests (each as defined in the Plan), in excess of the rights given or allocated to such holders under the Plan, (ii) confer upon any third party any rights under any agreement, note or indenture referenced in any Exhibit to these Articles of Incorporation (iii) be an acceptance, acknowledgment or assumption of any liability or obligation of the Corporation under any agreement, note or indenture referred to in any Exhibit to these Articles of Incorporation that was entered into by the Corporation prior to its filing of a petition for bankruptcy under chapter 11 of the United States Bankruptcy Code on December 2, 2001.

                                    ARTICLE 5

Section 5.1 Number and Removal of Directors

         The number of directors of the Corporation shall be five. No shareholder of the Corporation shall have any right to cumulate votes in the election of directors. Except as otherwise provided in these Articles of Incorporation with regard to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office from time to time, but only for cause, by the affirmative vote of not less than 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.1, "cause" shall be defined as: (i) a director's theft or embezzlement or attempted theft or embezzlement of money, or tangible or intangible assets or property; (ii) a director's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; or (iii) a director's gross negligence, willful misconduct or knowing violation of law, in the performance of the director's duties; provided, however, the director shall have been given a reasonable period to cure any alleged cause under clause (iii) above (other than willful misconduct) prior to the taking of a vote on the director's removal.

Section 5.2 Vacancy in the Board of Directors

                  If a vacancy occurs in the Board of Directors following the death, resignation or removal of a director, such vacancy may be filled by the affirmative vote of a majority of the remaining directors; provided, however, if applicable, such vacancy may only be filled by the Board of Directors after (i) if the former director creating such vacancy was elected or appointed by the shareholders after consultation with the Creditors' Committee (as defined in the Plan), and the Creditors' Committee has not been dissolved, consultation with the Creditors' Committee, or (ii) if the former director creating such vacancy was elected or appointed by the shareholders after consultation with the ENA Examiner (as defined in the Plan) (an "ENA Examiner's Board Member"), and the ENA Examiner has not been discharged, consultation with the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner's Board Member, the remaining members of the Board of Directors shall select such new member from the list of potential ENA Examiner's Board Members set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve on the Board of Directors and have not been previously removed from the Board of Directors for Cause. The appointment of a successor member to the Board of Directors shall be evidenced by a filing with the Bankruptcy Court of a notice of appointment.

Section 5.3 Removal of Directors by Judicial Proceeding

                  For purposes of ORS 60.327, the failure of a director to manage the assets and operations of the Corporation in a manner intended to maximize the value of the assets of the Corporation for the benefit of creditors in accordance with and pursuant to the Plan shall constitute gross abuse of the director's authority and discretion with respect to the Corporation. To the extent that an order, judgment or finding is entered by the circuit court of Oregon to remove a director pursuant to ORS 60.327, then notice of such order, judgment or finding must be promptly filed by the Corporation with the Bankruptcy Court.

                                    ARTICLE 6

A.       Personal Liability of Directors and Officers.

                  To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a

-------------------------
(1) A list of four (4) potential ENA Examiner's Board Members to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date (as defined in the Plan).

director or officer. Without limiting the generality of the foregoing, if the ORS is amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Corporation, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. No amendment or repeal of this Article nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article nor a change in the law shall adversely affect any right or protection that is based upon this Article and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article unless the change in the law specifically requires such reduction or elimination.

B.       Indemnification.

                  The Board of Directors of the Corporation shall provide pursuant to bylaws or other actions or agreements, that the Corporation shall indemnify to the fullest extent permitted by the Act, as in effect at the time of the determination, any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or any of its subsidiaries, or serves or served at the request of the Corporation, or any of its subsidiaries, as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust or other enterprise. The rights of indemnification provided in this Article shall be in addition to any rights to which any such person may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or board of directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

C.       Effectiveness.

                  Notwithstanding anything to the contrary herein, this Article shall not be deemed to provide any right or protection to any person with regard to any act or omission that occurred prior to the effectiveness of this Article.

                                    ARTICLE 7

                  The provisions of the Oregon Control Share Act (ORS Sections 60.801-60.816) shall not be applicable to acquisitions of voting shares of the Corporation.

                                    ARTICLE 8

                  The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Incorporation or Bylaws of the Corporation, from time to time, to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a shareholder of the Corporation by the Articles of Incorporation or any amendment thereof are conferred subject to such right.

                                    ARTICLE 9

                  Special meetings of the shareholders for any purpose or purposes may be called at any time by the holders of not less than 25% of all shares entitled to vote on any issue at the proposed special meeting, if such holders sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held, at such time and at such place as may be stated in the notice of the meeting. Business transacted at a special meeting shall be confined to the purpose(s) stated in the notice of such meeting.

                                   ARTICLE 10

                  In furtherance and not in limitation of the powers conferred by the ORS, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of not less than 75% of the total number of votes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE 11

                  Notwithstanding any other provision of these Second Amended and Restated Articles of Incorporation, the affirmative vote of the holders of not less than 75% of the total number of votes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles 5, 6, 8, 9, 10 and 11 of these Second Amended and Restated Articles of Incorporation.

Signature                     Printed Name             Title

_______________________       ___________________      _________________________

________________________________________________________________________________

CONTACT NAME (To resolve questions with this filing.)   DAYTIME PHONE NUMBER
                                                        (Include area code.)

____________________________________       _____________________________________

                                    EXHIBIT A

                    STATEMENT OF RESOLUTIONS ESTABLISHING THE
              CUMULATIVE SECOND PREFERRED CONVERTIBLE STOCK SERIES,
                            ADOPTED ON JUNE 17, 1997

                                    EXHIBIT B

                    STATEMENT OF RESOLUTIONS ESTABLISHING THE
                 9.142% PERPETUAL SECOND PREFERRED STOCK SERIES,
                            ADOPTED ON JUNE 17, 1997

                                    EXHIBIT C

                    STATEMENT OF RESOLUTIONS ESTABLISHING THE
 MANDATORILY CONVERTIBLE JUNIOR PREFERRED STOCK, SERIES B OF ENRON OREGON CORP.,
                          ADOPTED ON SEPTEMBER 17, 1999

                                    EXHIBIT D

                    STATEMENT OF RESOLUTIONS ESTABLISHING THE
     MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK, SERIES C OF ENRON
                     OREGON CORP., ADOPTED ON JUNE 13, 2001

                                                                   SCHEDULE Q(2)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                    [Debtor]

                  THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the [law governing corporations] of the State of _______, hereby certifies that:

                  1. The name of the Corporation is ______________________ (the "Corporation").

                  2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of ________ on ____________ ___, _____.

                  3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section ______ of the [law governing corporations], pursuant to the authority granted to the Corporation under Section ______ of the [law governing corporations] to put into effect and carry out the [FIFTH] Amended Joint Plan of Affiliated Debtors (Case No. 01-16034
(AJG)) under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") (the "Plan"), as confirmed on __________ ___, 2004 by order (the "Order") of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the formation of the Corporation.

                  4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                                   ARTICLE I.

                        The name of the Corporation is _______________________ .
_______________________________________________________________________________

                                   ARTICLE II.

                  The address of the registered office of the Corporation in the State of _______ is ______________, City of ________, County of ________, State
of __________. The name of the registered agent of the Corporation in the State of __________ at such address is _________________________.

                                  ARTICLE III.

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the [law governing corporations] of the State of _________, as from time to time amended.

                                   ARTICLE IV.

                  The total number of shares of capital stock that the Corporation shall have authority to issue is ______, all of which shares shall be Common Stock having a par value of ______.

                                   ARTICLE V.

                  Pursuant to Section 1123 of the Bankruptcy Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

                                   ARTICLE VI.

                  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

                                  ARTICLE VII.

                  1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the [law governing corporations], as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the [law governing corporations] requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  2. If a claim under paragraph 2 of the Article VII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the [law governing corporations] for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the [law governing corporations], nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the [law governing corporations].

            [The Remainder of This Page is Intentionally Left Blank.]

                  IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this _____________ day of _________________, 2004.

                                        ________________________________________

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                                                   SCHEDULE Q(3)

                            MEMORANDUM OF ASSOCIATION

                                       OF

                                 [COMPANY NAME]

1.       The name of the Company is.

2. The registered office will be situated at the offices of Huntlaw Corporate Services Ltd., P.O. Box 1350 GT, the Huntlaw Building, 75 Fort Street, George Town in the Island of Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

         (a)      (1)      To carry on the business of an investment company and
for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, land and real estate, gold and silver bullion, shares (including shares in the Company), stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign, ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world.

         (b)      (1)      To lend money with or without security either at
interest or without and to invest money of the Company in such manner as the Directors think fit.

                  (2) To acquire by purchase, lease, exchange, wire or otherwise, lands and hereditaments of any tenure or any interest in the same in any part of the world.

                  (3) To sell, lease, let, mortgage or otherwise dispose of the lands, houses, buildings, hereditaments and other property of the Company.

                  (4) To carry on the business of a commodity, commodity futures and forward contracts trader and for that purpose to enter into spot, future or forward contracts for the purchase and sale of any commodity including, but without prejudice to the generality of the foregoing, any raw materials, processed materials, agricultural products, produce or livestock, gold and silver bullion, specie and precious or semi-precious stones, goods, articles, services, currencies, rights and interests which may now or in the future be bought and sold in commerce and whether such trading is effected on an organized commodity exchange or otherwise and either to take delivery of, or to sell or exchange any such commodities pursuant to any contract capable of being entered into on any such commodities exchange.

                  (5) To carry on the business of a building construction company and to erect and construct either by the Company or through other parties and for the Company's own use or investment or for any other person, firm or company, houses, hotels, apartment blocks, marinas, harbors, offices, roads, buildings or works of every description on any land of the Company or upon any other lands or hereditaments and to pull down, build or rebuild, enlarge, alter and improve existing houses, hotels, apartment blocks, marinas, harbors, offices, roads, buildings or works thereon, to convert and appropriate any such land into and for roads, streets, squares, gardens and pleasure grounds and other conveniences and generally to deal with and improve the property of the Company and its clients.

                  (6) To carry on all or any of the businesses of tourist agents and charter services and for such purposes to carry on the safekeeping, cleaning, repairing, refuelling and the general care of motor vehicles, boats, yachts, sport and fishing craft of all kinds, whatever form of propulsion may be used.

                  (7) To carry on all or any of the businesses of general wholesale and/or retail merchants and dealers in hardware and other building requisites, builders merchants, general engineers, metal founders, shipwrights, wharfingers, carriers by sea or land, forwarding agents and commission and general agents, exporters, importers and merchants.

                  (8) To carry on whether as principals, agents or otherwise the business of providing and supplying goods, equipment, materials and services of whatsoever nature, and of financiers, company promoters, realtors, financial agents, land owners and dealers in or managers of companies, estates, lands, buildings, goods, materials, services, stocks, leases, annuities and securities of whatsoever type or kind.

                  (9) To purchase or otherwise acquire and hold any rights, privileges, concessions, patents, patent rights, licenses, secret processes and any real or personal property of any kind whatsoever.

                  (10) To build, equip, furnish, outfit, repair, purchase, own, charter and lease steam, motor, sail or other vessels, ships, boats, tugs, barges, lighters or other property to be used in the business of shipping, transportation, chartering and other communication and transport operations for the use of the Company or for others, and to sell, charter, lease, mortgage, pledge or transfer the same or any interest therein to others.

                  (11) To carry on the business of importers, exporters and merchants of goods, produce, stores and articles of all kinds both wholesale and retail, packers, wharfingers, customs brokers, ship agents, ship managers, warehousemen, bonded or otherwise and carriers and to transact every kind of agency factor and brokerage business or transaction which may seem to the Company directly or indirectly conducive to its interests.

                  (12) To carry on the business of consultants in connection with all manner of services and advisers on all matters relating to companies, firms, partnerships, charities, political and non-political persons and organizations, governments, principalities, sovereign and republican states and countries and to carry on all or any of the businesses of financial, industrial, development, architectural, engineering, manufacturing, contracting, management, advertising, professional business and personal consultants and to advise upon the means and methods for extending, developing, marketing and improving all types of projects, developments, businesses or industries and all systems or processes relating to such businesses and the financing, planning, distribution, marketing and sale thereof.

                  (13) To carry on the business of manufacturers, producers, refiners, developers and dealers in all kinds of metals, materials, minerals, chemicals, substances and products, whether natural or artificial and of commodity traders, importers, exporters, manufacturers' representatives, wholesale and/or retail merchants, forwarding agents, commission and general agents and brokers, and generally to carry on and execute all kinds of commercial, hire purchase, trading and other operations.

         (c) To act as a management company in all branches of that activity and without limiting the generality of the foregoing, to act as managers of investments and hotels, estates, real property, buildings and businesses of every kind and generally to carry on business as managers, consultants or agents for or representatives of owners of property of every kind, manufacturers, funds, syndicates, persons, firms and companies for any purpose whatsoever.

         (d) To carry on any other trade or business which may seem to the Company capable of being carried on conveniently in connection with any business of the Company.

         (e) To acquire and take over or undertake all or any part of the real estate, business assets or liabilities of any persons and companies carrying on business of any kind.

         (f) To purchase, take on lease or in exchange, hire or otherwise acquire any real or personal property, patents, licenses, rights or privileges which the Company may think necessary or convenient for the purposes of its business and to construct maintain and alter any building or works necessary or convenient for the purposes of the Company.

         (g) To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

         (h) To borrow or raise money by the issue of ordinary debenture stock or on mortgage or in such other manner as the Company shall think fit.

         (i) To draw, make, accept, endorse, discount, execute and issue all instruments both negotiable and non-negotiable and transferable including promissory notes, bills of exchange, bills of lading, warrants, debentures and bonds.

         (j) To take or otherwise acquire and hold shares in any other company for the benefit of this Company and to sell, improve, repair, lease or mortgage or in any way turn into account all or any part of the property and rights of the Company.

         (k) To make, accept or otherwise handle consignments of goods, wares and merchandise or any of them.

         (l) To establish branches or agencies in the Cayman Islands and elsewhere and to regulate and to discontinue the same.

         (m) To establish, promote and otherwise assist any company or companies for the purposes of furthering any of the objects of which company may seem to benefit this Company.

         (n) To sell or dispose of, lease or let the undertaking of this Company or any art thereof for such consideration as the Company may think fit and in particular for shares, fully or partly paid-up debentures or securities of any other company.

         (o) To distribute any of the property of the Company among the Members in specie.

         (p) To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation carrying on any business or possessed of any property or rights suitable for the purposes of this Company.

         (q) To take or otherwise acquire and hold shares, stock, debentures or other securities of or interest in any other company carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

         (r) To grant pensions, allowances, gratuities and bonuses to employees or ex-employees of the Company or the dependents of such persons and to support, establish or subscribe to any charitable or other institutions, clubs, societies or funds or to any national or patriotic fund.

         (s) To lend and advance moneys or give credit to such persons and on such terms as may be thought fit and to guarantee or stand surety for the obligations of any third party whether such third party is related to the Company or otherwise and whether or not such guarantee or surety is to provide any benefits to the Company and for that purpose to mortgage or charge the Company's undertaking, property and uncalled capital or any part thereof, on such terms and conditions as may be thought expedient in support of any such obligations binding on the Company whether contingent or otherwise.

         (t) To enter into partnership or into any arrangements for sharing profits, union of interests, co-operation, joint venture, reciprocal concession, amalgamation or otherwise with any person or persons or company engaged or interested or about to become engaged or interested in the carrying on or conduct of any business or enterprise from which this Company would or might derive any benefit whether direct or indirect and to lend money, guarantee the contracts of or otherwise assist any such person or company and to take subscribe for or otherwise acquire shares and securities of any such company and to sell, hold, re-issue with or without guarantee or otherwise deal with the same.

         (u) To enter into any arrangements with any authorities, municipal or local or otherwise and to obtain from any such authority any rights, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges or concessions.

         (v) To do all such things as are incidental to or which the Company may think conducive to the attainment of the above objects or any of them.

                  AND IT IS HEREBY DECLARED that each and every paragraph of this Clause 3 shall be construed independently and shall be treated as an independent and main object of the Company and the powers conferred on the Company by any paragraph shall not be restricted by reference to any other paragraph or to the name of the Company or by the juxtaposition of two or more objects and that in the event of any ambiguity, this Clause and every other paragraph hereof shall be construed in such a way as to widen and not to restrict the powers of the Company.

4. Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.       The liability of the Members is limited.

6. The authorized share capital of the Company is __________ United States Dollars (US$________.__) consisting of ________ shares of US$___ each with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

7. Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any non-voting shares.

                  The Subscriber whose name and address is subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the shares in the capital of the Company set opposite their name.

                  DATED the _____ day of __________ Two Thousand and _______.

                                                  NO. OF SHARES
 NAME OF                                             TAKEN BY
SUBSCRIBER        ADDRESS        OCCUPATION         SUBSCRIBER
---------------------------------------------------------------

---------------------------------------------------------------

WITNESS TO THE ABOVE SIGNATURE:

_________________________________
Witness

                                                                   SCHEDULE Q(4)

                                  Constitution

                                       of

                                 ("the Company")

                       A Private Company Limited by Shares

                                                                   SCHEDULE Q(4)

                                    CONTENTS

                  1.       NAME

                  2.       OBJECTS

                  3.       CAPITAL

                  4.       TYPE OF COMPANY

                  5.       REGISTERED OFFICE

                  6.       ISSUE OF NEW SHARES

                  7.       TRANSFER OF SHARES

                  8.       DIRECTORS' RIGHT TO REFUSE REGISTRATION OF TRANSFERS

                  9.       PURCHASE OR OTHER ACQUISITION OF OWN SHARES

                  10.      CALLS ON SHARES AND FORFEITURE OF SHARES

                  11.      SHAREHOLDERS MEETINGS

                  12.      DIRECTORS

                  13.      ALTERNATE DIRECTORS

                  14.      REMUNERATION OF DIRECTORS

                  15.      PROCEEDINGS OF DIRECTORS

                  16.      DIVIDENDS

                  17.      WINDING UP

                  18.      DECLARATION OF APPLICANT

                                 Constitution of

                       a private company limited by shares

         The regulations contained in/or made applicable in the Companies Act 2001 and in particular in the Second, Fourth, Fifth, Seventh and Eighth Schedules to the Companies Act 2001 (the "Act") shall, except as hereinafter provided, and so far as the same are not inconsistent with the provisions of this Constitution and with the provisions of the Financial Services Development Act 2001, apply to the Company.

1.       NAME

         The Name of the Company is

2.       OBJECTS

         The objects of the Company is to carry out any business or activity permitted under its Category 1 Global Business Licence.

3.       CAPITAL

         The Company has issued   share having a present cash value of   each.

4.       TYPE OF COMPANY

         The Company is a private company holding a Category 1 Global Business Licence.

5.       REGISTERED OFFICE

         The Registered Office of the Company will be at 10, Frere Felix de Valois Street, Port Louis, Mauritius, or in such other place as the Board of Directors may from time to time determine.

6.       ISSUE OF NEW SHARES

         (a) The Board may issue shares at any time, to any person and in any number it thinks fit without the prior approval of an ordinary resolution of the shareholders.

         (b) Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Company shall not issue any non-voting shares.

         (c)      The pre-emptive rights on the issue of shares contained in section 55 of the Act are hereby negated. The Board is expressly permitted to issue further shares at any time which rank equally with, or in priority to shares already issued by the Company as to voting or distribution rights

         (c)      The Board may issue shares which are redeemable:

                  (i)      at the option of the Company;

                  (ii)     at the option of the holder of the share; or

                  (iii)    at a specified date;

                  for a consideration that is -

                  (A)      specified;

                  (B)      to be calculated by reference to a formula; or

                  (C) required to be fixed by a suitably qualified person who is not associated with or interested in the Company.

7.       TRANSFER OF SHARES

         There shall be no restrictions on the transfer of shares in the Company.

8.       DIRECTORS' RIGHT TO REFUSE REGISTRATION OF TRANSFERS

         Subject to compliance with sections 87 to 89 of the Act, the Board may refuse or delay the registration of any transfer of any share to any person whether an existing shareholder or not, where -

         (a)      so required by law;

         (b) registration would impose on the transferee a liability to the Company and the transferee has not signed the transfer;

         (c) a holder of any such share has failed to pay on the due date any amount payable thereon either in terms of the issue thereof or in accordance with the constitution (including any call made thereon);

         (d)      the transferee is a minor or a person of unsound mind;

         (e) the transfer is not accompanied by such proof as the Board reasonably requires of the right of the transferor to make the transfer; or

         (f) the Board acting in good faith decides in its sole discretion that registration of the transfer would not be in the best interests of the Company and/or any of its shareholders.

9.       PURCHASE OR OTHER ACQUISITION OF OWN SHARES

         (a)      Authority to acquire own shares

                  For the purposes of section 68 of the Act, the Company shall be expressly authorised to purchase or otherwise acquire shares issued by it.

         (b)      Authority to hold own shares

                  Subject to any restrictions or conditions imposed by law, the Company shall be expressly authorised to hold shares acquired by it pursuant to section 68 or 110 of the Act.

10.      CALLS ON SHARES AND FORFEITURE OF SHARES

         Calls on shares and forfeiture of shares shall be conducted in accordance with the provisions set out in the Fourth Schedule of the Act.

11.      SHAREHOLDERS MEETINGS

         Shareholders meetings shall be conducted in accordance with the provisions of the Fifth Schedule of the Act.

12.      DIRECTORS

         12.1 The directors of the Company shall be such person or persons as may be appointed from time to time by an ordinary resolution but so that the total number of directors shall not at any time exceed the number fixed pursuant to paragraph 12.2 or by ordinary resolution pursuant to paragraph 12.3.

         The provisions of section 137(1) of the Act shall not apply to the appointment of the directors of the Company.

         12.2     The maximum number of directors of the Company shall be 10.

         12.3 The Company may by ordinary resolution increase or reduce the number of directors.

         12.4     The First Directors of the Company shall be:

NAMES                   ADDRESSES
---------------------------------
---------------------------------

---------------------------------

---------------------------------

         12.5 The directors may appoint any person to be a director to fill a casual vacancy or as an addition to the existing directors but the total number of directors shall not at any time exceed the number fixed in accordance with paragraph 12.2 or by ordinary resolution pursuant to paragraph 12.3.

         12.6 Any director appointed under paragraph 12.5 shall hold office only until the next following annual meeting and shall then retire but shall be eligible for appointment at that meeting.

         12.7 A director shall hold office until removed by an ordinary resolution or ceasing to hold office pursuant to section 139 of the Act.

13.      ALTERNATE DIRECTORS

         Each director shall have the power from time to time to nominate, by notice in writing to the Company, any person not already a director and who is acceptable to the majority of the other directors to act as an alternate director in his or her place either for a specified period or generally during the absence from time to time of such director and in the like manner to remove any such alternate director. Unless otherwise provided for by the terms of his or her appointment, an alternate director shall have the same rights, powers and privileges (including the right to receive notice of meetings of the Board but excluding the power to appoint an alternate director) and shall discharge all the duties of and be subject to the same provisions as the director in whose place he or she acts. An alternate director shall not be remunerated otherwise than out of the remuneration of the director in whose place he or she acts and shall ipso facto vacate office if and when the director in whose place he or she acts vacates office. Any notice appointing or removing an alternate director may be given by delivering the same or by sending the same through post or by facsimile to the Company and shall be effective as from the receipt thereof.

14.      REMUNERATION OF DIRECTORS

         The remuneration of directors shall be determined in accordance with section 159(1) of the Act.

15.      PROCEEDINGS OF DIRECTORS

         The directors meetings and the proceedings of directors shall be conducted in accordance with the provisions of the Eighth Schedule of the Act.

16.      DIVIDENDS

         (a) A dividend may be authorised and declared by the Board at such time and such amount (subject to the solvency test) as it thinks fit.

         (b) Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect of which the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this paragraph (that is paragraph 16) as paid on the share.

         (c) All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but where any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

         (d) The directors may deduct from any dividend payable to any shareholder all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

         (e)      No dividend shall bear interest against the Company.

         (f) Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or postal or money order sent through the post directed to the registered address of the holder, or in the case of joint holders, to the registered address of that one of the joint holders who is first named on the share register or to such person and to such address as the holder or joint holders may in writing direct.

         (g) Every such cheque or postal or money order shall be made payable to the order of the person to whom it is sent.

         (h) Any one of the 2 or more joint holders may give effectual receipts for any dividends, bonuses, or other money payable in respect of the shares held by them as joint holders.

         (i) Subject to the requirement of section 64 of the Act, the Board may issue shares to any shareholders who have agreed to accept the issue of shares, wholly or partly, in lieu of proposed dividend or proposed future dividend.

17.      WINDING UP

         (a) Subject to paragraphs (b) and (c) and to the terms of issue of any shares in the Company, upon the winding up of the Company, the assets, if any, remaining after payment of the debts and liabilities of the Company and the costs of winding up (the surplus assets), shall be distributed among the shareholders in proportion to their shareholding.

         (b) The holders of shares not fully paid up shall only receive a proportionate share of their entitlement being an amount paid to the company in satisfaction of the liability of the shareholder to the Company in respect of the shares either under the constitution of the Company or pursuant to the terms of issue of the shares.

         (a) Where the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company, divide in kind amongst the members the assets of the Company, whether they consist of property of the same kind or not, and may for that purpose set such value as he deems fair upon any property to be divided and may determine how the division is to be carried out as between the shareholders or different classes of shareholders.

18.      DECLARATION OF APPLICANT

         We, the undersigned, declare having adopted this document as the Constitution of the Company and agree to abide by it.

         ______________________                            Date
         For Multiconsult Ltd
         Applicant

                                                                   SCHEDULE Q(5)

CHAPTER 1.

DEFINITIONS.

ARTICLE 1.

In these articles of association the following expressions shall have the following meanings:

a.       the general meeting: the body of the company formed by shareholders;

b.       the general meeting of shareholders: the meeting of shareholders;

c. the distributable part of the net assets: that part of the company's net assets which exceeds the aggregate of the issued capital and the reserves which must be maintained by virtue of law;

d. the annual accounts: the balance sheet and the profit and loss account with the explanatory notes;

e. the annual meeting: the general meeting of shareholders held for the purpose of discussion and adoption of the annual accounts;

(f)      accountant: a "register-accountant" or other accountant referred to in
         Article 393, Book 2 of the Civil Code, as well as an organisation within which such accountants practice.

CHAPTER II.

NAME, SEAT, OBJECTS.

ARTICLE 2. NAME AND SEAT.

1.       The name of the company is

2.       The official seat of the company is in Rotterdam.

ARTICLE 3. OBJECTS.

The objects of the company are:

a. to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

b.       to finance businesses and companies;

c. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

d. to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

e. to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

f. to obtain, alienate, manage and exploit registered property and items of property in general;

g.       to trade in currencies, securities and items of property in general;

h. to develop and trade in patent, trade marks, licenses, know-how and other industrial propertyrights;
         to perform any and all activity of industrial, financial or commercial nature

                                                                   SCHEDULE Q(5)

as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

CHAPTER III.

CAPITAL AND SHARES. REGISTER.

ARTICLE 4. AUTHORIZED CAPITAL.

1.       The authorized capital amounts to ninety thousand euro (EUR 90,000)

2. The authorized capital is divided into two hundred (200) shares of four hundred fifty euro (EUR 450) each.

3. All shares are to be registered shares. No share certificates shall be issued.

ARTICLE 5. REGISTER OF SHAREHOLDERS.

1. The management board shall keep a register in which the names and ad-dresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification, and the amount paid on each share.

2. The names and addresses of those with a right of usufruct ('life interest') or a pledge on the shares shall also be entered in the register, stating the date on which they acquired the right, and the date of acknowledgement or notification.

3. Each shareholder, each beneficiary of a life interest and each pledgee is required to give written notice of his address to the company.

4. The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

5. On application by a shareholder, a beneficiary of a life interest or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share.

6. The management board shall make the register available at the company's office for inspection by the shareholders.

CHAPTER IV.

ISSUANCE OF SHARES. OWN SHARES.

ARTICLE 6. ISSUANCE OF SHARES.

BODY OF THE COMPANY COMPETENT TO ISSUE SHARES.

NOTARIAL DEED.

1. The issuance of shares may only be effected pursuant to a resolution of the general meeting, insofar as the general meeting has not designated another body of the company in this respect.

2. The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

ARTICLE 7. CONDITIONS OF ISSUANCE. RIGHTS OF PRE-EMPTION.

1. A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

                                                                   SCHEDULE Q(5)

2. Upon issuance of shares, each shareholder shall have a right of pre-emption in proportion to the aggregate nominal amount of his shares, subject to the limitations set by law.

3. Shareholders shall have a similar right of pre-emption if options are granted to subscribe for shares.

4. Prior to each single issuance the right of pre-emption may be limited or excluded by the body of the company competent to issue.

ARTICLE 8. PAYMENT FOR SHARES.

1.       The full nominal amount of each share must be paid in on issue.

2. Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. Payment in foreign currency can be made only after approval by the company.

ARTICLE 9. OWN SHARES.

1. When issuing shares, the company shall not be entitled to subscribe for its own shares.

2. The company may, subject to the relevant provisions of the law, acquire fully paid in shares in its own capital or depository receipts thereof, up to the maximum permitted by law.

3. The company may give loans with a view to the subscription for or acquisition of shares in its capital or depository receipts thereof, but only up to the amount of the distributable reserves.

4. The disposal of shares or depository receipts thereof held by the company shall be effected pursuant to a resolution of the general meeting, with due observance of the provisions of the blocking clause.

5. No voting rights may be exercised in the general meeting for any share held by the company or any of its subsidiaries, nor in respect of any share of which the company or any of its subsidiaries holds depository receipts.

CHAPTER V.

TRANSFER OF SHARES. LIMITED RIGHTS.

ISSUANCE OF DEPOSITORY RECEIPTS.

ARTICLE 10. TRANSFER OF SHARES. SHAREHOLDERS' RIGHTS.

LIFE INTEREST ("VRUCHTGEBRUIK"). PLEDGING ("PANDRECHT").

ISSUANCE OF DEPOSITORY RECEIPTS.

1. The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2. Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3. If a share is pledged or the owner creates a life interest in a share, the voting right cannot be assigned to the beneficiary of the life interest or the pledgee.

                                                                   SCHEDULE Q(5)

4. The company shall not cooperate to the issuance of depository receipts for its shares.

CHAPTER VI.

BLOCKING CLAUSE.

ARTICLE 11. OFFER.

1. Any shareholder wishing to transfer one or more shares, shall first offer to sell those shares to his co-shareholders in accordance with the provisions of this article. The obligation to make this offer is not applicable if, either all shareholders have given their written approval to the proposed transfer, which approval shall be valid for a period of three months, or a shareholder is obligated by law to transfer his shares to a prior shareholder.

2. The price at which the shares can be purchased by the other shareholders shall be agreed between the offeror and his co-shareholders. Failing agreement between the parties the price shall be set by an independent expert on request by the most willing party to be appointed by the chairman of the Chamber of Commerce and Factories in whose district the company has is seated, unless the expert is appointed by the parties by mutual consent. The expert referred to in the preceding sentence shall be authorized to inspect all books and records of the company and to obtain all such information as will be useful for his setting the price.

3. If the co-shareholders together are interested in purchasing more shares than have been offered, the offered shares shall be distributed among them as far as possible in proportion to the shareholding of each interested party. However no interested party shall thus acquire more shares than he has applied for.

4. The offeror remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested parties he can sell all the shares included in the offer and at what price.

5. If it is established that the co-shareholders do not accept the offer or that not all shares included in the offer shall be purchased against payment in cash, the offeror shall be free to transfer the shares within three months thereafter to whomsoever he wishes.

6. The company itself as holder of one or more shares shall be entitled to apply for the offered shares only with the consent of the offeror.

7. In case of suspension of payments, bankruptcy or placement under curatorship of a shareholder and in case of appointment of an administrator by the court over the property of a shareholder or over his shares in the company or in case of death of a shareholder who is an individual, the shares of the shareholder concerned shall be put on offer in accordance with the foregoing provisions hereof, within three months of the relevant event. If applications are made for all shares on offer, the offer may not be withdrawn.

 CHAPTER VII.

                                                                   SCHEDULE Q(5)

MANAGEMENT.

ARTICLE 12. MANAGEMENT BOARD.

The management of the company shall be constituted by a management board, consisting of one or more members.

ARTICLE 13. APPOINTMENT. SUSPENSION AND DISMISSAL.

REMUNERATION.

1.       The general meeting shall appoint the members of the management board.

2. A member of the management board may at any time be suspended or dismissed by the general meeting.

3. The general meeting shall determine the remuneration and further conditions of employment for each member of the management board.

ARTICLE 14. DUTIES OF THE MANAGEMENT BOARD.

DECISION MAKING PROCESS. ALLOCATION OF DUTIES.

1. Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2. The management board may lay down rules regarding its own decision making process.

3 Resolutions of the management board may also be adopted in writing without recourse to a management board meeting, provided they are adopted by a unanimous vote of all members of the management board. The expression in writing shall include any document transmitted by current means of communication and received in writing.

4. The management board may determine the duties with which each member of the management board will be charged in particular.

ARTICLE 15. REPRESENTATION.

1 The management board shall be authorized to represent the company. Each member of the management board is also authorized to represent the company.

2. The management board may appoint staff members with general or limited power to represent the company. Each staff member shall be competent to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3. In the event of a conflict of interest between the company and a member of the management board, the company shall be represented by one of the other members of the management board. The general meeting shall at all times be competent to designate one or more other persons for this purpose. If it concerns a conflict of interest between the company and all members of the management board, or the sole member of the management board, the company shall be represented by one or more persons to be designated by the general meeting.

4. Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-a-vis a holder of all of the shares, or vis-a-vis a participant

                                                                   SCHEDULE Q(5)

         in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

5. Paragraph 4 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

ARTICLE 16. APPROVAL OF DECISIONS OF THE MANAGEMENT BOARD.

1. The general meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

2. The lack of approval referred to in paragraph 1 does not affect the authority of the management board or its members to represent the company.

ARTICLE 17. ABSENCE OR PREVENTION.

If a member of the management board is absent or prevented from performing his duties, the remaining members or member of the management board shall be temporarily entrusted with the entire management of the company. If all members of the management board, or the sole member of the management board, are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the general meeting.

CHAPTER VIII.

ANNUAL ACCOUNTS. PROFITS.

ARTICLE 18. FINANCIAL YEAR.

DRAWING UP OF THE ANNUAL ACCOUNTS. ACCOUNTANT.

1.       The financial year shall be the calendar year.

2. Annually, not later than five months after the end of the financial year unless by reason of special circumstances this term is extended by the general meeting by not more than six months, the management board shall draw up annual accounts.

3. The annual accounts shall be signed by all the members of the management board. If the signature of one or more of them is lacking, this shall be stated and reasons given.

4. The company may, and if the law so requires shall, appoint an accountant to audit the annual accounts.

ARTICLE 19. ADOPTION OF THE ANNUAL ACCOUNTS. PUBLICATION.

1.       The general meeting shall adopt the annual accounts.

2. Unconditional adoption of the annual accounts by the general meeting shall serve to constitute a discharge of the members of the management board for the management, insofar as such management is apparent from the annual accounts.

3. The company shall publish the annual accounts within eight days following the adoption thereof subject to statutory exemptions, if applicable.

                                                                   SCHEDULE Q(5)

ARTICLE 20. PROFITS.

1.       The general meeting shall determine the allocation of accrued profits.

2. Dividends may be paid only up to an amount which does not exceed the amount of the distributable part of the net assets.

3. Dividends shall be paid after adoption of the annual accounts from which it appears that payment of dividends is permissible.

4. The management board, may subject to due observance of paragraph 2, re-solve to pay an interim dividend.

5. The general meeting may, subject to due observance of paragraph 2, resolve to make payments to the charge of any reserve which need not be maintained by virtue of the law.

6. A claim of a shareholder for payment of dividend shall be barred after five years have elapsed.

CHAPTER IX.

GENERAL MEETINGS OF SHAREHOLDERS.

ARTICLE 21. ANNUAL MEETING. OTHER MEETINGS. CONVOCATION.

1. The annual meeting shall be held annually, and not later than six months after the end of the financial year, for the purpose of discussion and adoption of the annual accounts.

2. Other general meetings of shareholders shall be held as often as the management board deems such necessary.

3. General meetings of shareholders shall be convoked by the management board, by letter mailed to the addresses of the shareholders as shown in the register of shareholders.

4. The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

5. The general meetings of shareholders shall be held in the municipality in which the company has its official seat according to these articles of association.

6. The general meetings shall itself appoint its chairman. Until that moment a member of the management board shall act as chairman and in the absence of such a member the eldest person present at the meeting shall act as chairman.

7. The members of the management board shall, as such, have the right to give advice in the general meeting of shareholders.

ARTICLE 22. WAIVER OF FORMALITIES. RECORDS.

1. As long as the entire issued capital is represented at a general meeting of shareholders valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

                                                                   SCHEDULE Q(5)

2. The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

ARTICLE 23. VOTING RIGHTS.

1.       Each share confers the right to cast one vote.

2. The right to take part in the meeting may be exercised by a proxy authorized in writing.

3. To the extent that the law does not require a qualified majority, all resolutions shall be adopted by a majority of the votes cast.

4.       If there is a tie of votes the proposal is thus rejected.

ARTICLE 24. RESOLUTIONS OUTSIDE OF MEETINGS. RECORDS.

1. Resolutions of shareholders may also be adopted in writing without recourse to a general meeting of shareholders, provided they are adopted by a unanimous vote representing the entire issued capital. The provision of article 14 paragraph 3, second sentence, shall apply correspondingly.

2. The provision of article 21 paragraph 7 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3. The management board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the management board is in-formed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

CHAPTER X.

AMENDMENT OF THE ARTICLES OF ASSOCIATION AND DISSOLUTION.

LIQUIDATION.

ARTICLE 25.

AMENDMENT OF THE ARTICLES OF ASSOCIATION AND DISSOLUTION.

When a proposal to amend the articles of association or to dissolve the company is to be made to the general meeting, this must be mentioned in the notification of the general meeting of shareholders. As regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company's office for inspection by shareholders and depository receipt holders until the end of the meeting.

ARTICLE 26. LIQUIDATION.

                                                                   SCHEDULE Q(5)

1. In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the management board shall be charged with the liquidation of the business of the company.

2. During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3. The balance remaining after payment of debts shall be transferred to the shareholders in proportion to the aggregate amount of their shareholdings.

4. The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 of the Civil Code. -- --

FINAL PROVISION.

ARTICLE 27.

The first financial year of the company shall end on the thirty-first day of December two thousand.

                                                                   SCHEDULE Q(6)

                              AMENDED AND RESTATED
                            CERTIFICATE OF FORMATION

                                       OF

                                  [Debtor], LLC

                             __________ ____, ______

                  This Amended and Restated Certificate of Formation of [Debtor], LLC (the "LLC") is being duly executed and filed by ____________, as an authorized person, to form a limited liability company under the [state] Limited Liability Company Act Section ___________.

                  1. The name of the limited liability company is [Debtor], LLC.

                  2. The date of filing of the original Certificate of Formation of the LLC (the "Certificate of Formation") was _____________.

                  3. This Amended and Restated Certificate of Formation amends and restates the Certificate of Formation in its entirety.

                  4. The Certificate of Formation, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of _________, read as follows:

                  FIRST: The name of the limited liability company is [Debtor], LLC.

                  SECOND: The address of the registered office of the LLC in the State of __________ is _____________, ____________, in the City of _______,
County of ______. The name of its registered agent at such address is
_______________.

                  THIRD: Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the LLC shall not issue any non-voting equity securities.

                                    * * * * *

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first set forth.

                                             ___________________________________

                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                                                   SCHEDULE Q(7)

                              AMENDED AND RESTATED
                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                                    [DEBTOR]

                  This Amended and Restated Certificate of Limited Partnership of ________________________ (the "Partnership"), dated as of the ____ day of ______, 200__, is being duly executed and filed in accordance with Section _____ of the [State] Revised Uniform Limited Partnership Act by
________________________, as the sole general partner of the Partnership.

                  1. The name of the Partnership is ___________________________.

                  2. The date of filing of the original Certificate of Limited Partnership of the Partnership (the "Certificate of LP") was _____________.

                  3. This Amended and Restated Certificate of Limited Partnership amends and restates the Certificate of LP in its entirety.

                  4. The Certificate of LP, as amended and restated hereby, shall, upon its filing with the Secretary of State of the State of _________, read as follows:

                  FIRST: The name of the Partnership is _______________________.

                  SECOND: The registered office of the Partnership in the State of [_____] is located at _________________________________________, _________.
The name of the registered agent of the Partnership at such address is
___________________.

                  THIRD: The name and the business address of the sole general partner of the Partnership are as follows:

                          _____________________________

                          _____________________________

                          _____________________________

                  FOURTH: Pursuant to Section 1123 of the Bankruptcy Reform Act of 1978, as amended, to the extent codified in Title 11, United States Code, notwithstanding any other provision contained herein to the contrary, the Partnership shall not issue any non-voting equity securities.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has executed this Amended and Restated Certificate of Limited Partnership as of the date first above written.

                                        _______________________________

                                        By: ___________________________
                                        Name: _________________________
                                        Title: ________________________

                FORM OF SEVERANCE SETTLEMENT FUND TRUST AGREEMENT


                                       R

                                                                      SCHEDULE R

                            SEVERANCE SETTLEMENT FUND
                           LITIGATION TRUST AGREEMENT

DATED AS OF AUGUST 12, 2003

                           SEVERANCE SETTLEMENT FUND
                           LITIGATION TRUST AGREEMENT

                  THIS SEVERANCE SETTLEMENT FUND LITIGATION TRUST AGREEMENT ("Litigation Trust Agreement" or "Agreement") is made this 12th day of August, 2003, between the Employment Related Issues Committee (the "Employee Committee") of Enron Corp., et al., Ian Gazes, as the Severance Settlement Fund Litigation Trustee (the "Litigation Trustee") and the law firms of McClain, Leppert & Maney, P.C. (the "Special Litigation Counsel") and Kronish Lieb Weiner & Hellman LLP ("Employee Committee Counsel") (collectively the "Parties") to provide for the establishment of the Litigation Trust hereby.

                  WHEREAS, on August 28, 2002, the United States Bankruptcy Court for the Southern District of New York (the "Court") entered an Order of Final Approval Under 11 U.S.C. Sections 105(a), 363(b), 1103(c)(5) And 1109(b) And Fed. R. Bankr. P. 9019, Approving Settlement Of Severance Claims Of Similarly-Situated Claimants And Authorizing The Official Employment-Related Issues Committee To Commence Certain Avoidance Actions On Behalf Of Estates (the "Order"); and

                  WHEREAS, in order to declare the terms and conditions hereof, and in consideration of the Order and of other good and valuable consideration, the receipt whereof is hereby acknowledged, the Parties have executed this Litigation Trust Agreement which Agreement shall define the relationship between the Parties and set forth the terms and conditions herein for the primary purpose of the litigation and liquidation of the 90-Day Bonus Avoidance Actions (the "Avoidance Actions") assigned to the Employee Committee for the benefit of the Settling Former Employees(1); and

                  WHEREAS, the Order conferred authority and standing upon the Employee Committee to investigate and prosecute as a representative and on behalf of the Debtors' estates, the Avoidance Actions and to distribute the net proceeds of any recoveries on a pro rata basis to the Settling Former Employees in accordance with the Stipulation of Settlement approved by the Court; and

                  WHEREAS, the Employee Committee retained the law firms of McClain & Leppert P.C. and Wynne & Maney LLP to investigate, and if appropriate, to prosecute the Avoidance Actions, which retention was approved by the Court on November 21, 2002 (the "Retention Order"); and

                  WHEREAS, the law firm of McClain, Leppert & Maney, P.C. is the successor law firm of McClain & Leppert P.C. and of Wynne & Maney LLP, with respect to the Retention Order, and shall be compensated pursuant to the Retention Order; and

----------
(1) 90-Day Bonus Avoidance Actions and Settling Former Employees shall have the meaning as described in the Stipulation of Settlement dated June 14, 2002, approved by the Court and later amended by Clarifying Order dated May 12, 2003, and any subsequent clarifications or modifications of the Court.

                  WHEREAS, the Employee Committee has selected Ian Gazes to serve as the Litigation Trustee and fulfill his responsibilities and obligations in accordance with the provisions of this Litigation Trust Agreement; and

                  WHEREAS, the Parties have determined to create the Litigation Trust to receive proceeds of the Avoidance Actions and make distributions of the Litigation Proceeds (as defined herein) recovered pursuant to the Order.

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Certain Definitions.

                  "Debtors" shall have the meaning set forth in the preamble.

                  "Enron" shall have the meaning set forth in the preamble.

                  "Holder" means the record holder of a Beneficial Interest on the register maintained under Section 3.2 hereof.

                  "IRS" means the Internal Revenue Service.

                  "Litigation Administrative Costs" has the meaning assigned to such term in Section 4.11(iv) of this Litigation Trust Agreement.

                  "Litigation Monitoring Committee" has the meaning assigned to such term in Section 4.1 of this Litigation Trust Agreement.

                  "Litigation Trust" means the Litigation Trust established pursuant to this Litigation Trust Agreement.

                  "Litigation Trust Agreement" means this Litigation Trust Agreement as amended from time to time.

                  "Litigation Trustee" means Ian Gazes, the Litigation Trustee selected and appointed by the Employee Committee in accordance with the provisions of this Litigation Trust Agreement.

                  "Litigation Trust Reserve" has the meaning assigned to such term in Section 4.9(a) of this Litigation Trust Agreement.

                  "Permitted Investments" means (i) demand or time deposits, such as short-term certificates of deposits, in banks or other financial institutions with a minimum capital stock and surplus aggregating at least $100,000,000 and whose short-term debt obligations are rated by at least two nationally recognized rating agencies in one of the two highest categories therefore, or (ii) other temporary, liquid investments that are insured or guaranteed by the United States or by a department, agency or instrumentality of the United States or backed by the full faith and credit of the United States such as Treasury bills; provided, however, that the scope of any such Permissible Investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust may be permitted to hold pursuant to Treasury Regulations
Section 301.7701-4(d), any amendment or addition to the Tax Code or to the Treasury Regulations, or any modification in IRS guidelines whether set forth in IRS rulings, other IRS pronouncements or otherwise.

                  "Tax Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Treasury Regulations" shall mean the regulations promulgated under the Tax Code by the Department of Treasury of the United States.

                  "Trust Assets" means all assets of any kind or nature acquired or received by the Litigation Trust, including, without limitation, the Debtors' Avoidance Actions, the proceeds of any recoveries and all interest income earned on such proceeds or the Litigation Trust Reserve.

                  "Trust Beneficiaries" shall mean the Settling Former Employees as defined in the Stipulation of Settlement dated June 14, 2002 approved by the Court on August 28, 2002.

                                   ARTICLE II

                              CREATION OF THE TRUST

                  2.1 Creation and Name. The Parties, in compliance with the Order, hereby constitute and create the Litigation Trust, which shall bear the name "Severance Settlement Fund Litigation Trust."

                  2.2 Purpose. The sole purpose of the Litigation Trust is to receive proceeds of the Avoidance Actions and distribute any proceeds of the Avoidance Actions recovered to the Trust Beneficiaries in accordance with Treasury Regulations Section 301.7701-4(d), with no objective to conduct a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Litigation Trust.

                  2.3 Administration and Distribution of Proceeds. The proceeds recovered from the Avoidance Actions shall be, upon the consent of the Litigation Monitoring Committee, administered and distributed by the Litigation Trustee pursuant to this Litigation Trust Agreement on behalf of the Trust Beneficiaries.

                  2.4 Funding the Litigation Trust. The Litigation Trust shall be funded by the proceeds of the Avoidance Actions.

                  2.5 Termination of The Litigation Trust. The Litigation Trust shall terminate upon the later to occur of: (i) the date on which all of the Avoidance Actions have been litigated, settled, transferred, abandoned, or otherwise disposed of, or (ii) all proceeds of the Avoidance Actions have been distributed pursuant to this Litigation Trust.

                                   ARTICLE III

                  BENEFICIAL INTERESTS IN THE LITIGATION TRUST

                  3.1 Allocation of Beneficial Interests. Pursuant to the Stipulation of Settlement approved by the Order, each Settling Former Employee shall be allocated a beneficial interest in the Litigation Trust (a "Beneficial Interest") based upon their ratable proportion of all severance claims held by the Settling Former Employees as determined using the severance pay formula contained in the Debtors' pre-petition severance pay plan (the "Enron Severance Plan").

                  3.2 Register; Ownership of Beneficial Interests. The Litigation Trustee shall rely on those records kept by the Debtors which exhibit the names, addresses and amount of severance claim entitlement due settling former employees pursuant to the Enron Severance Plan.

                                   ARTICLE IV

                     RIGHTS, POWERS AND DUTIES OF LITIGATION
                              MONITORING COMMITTEE

                  4.1 Litigation Monitoring Committee. A committee of three (3) members of the Employee Committee has been selected by the Employee Committee to serve as its representatives in connection with matters relating to the Litigation Trust (the "Litigation Monitoring Committee"). The Litigation Monitoring Committee shall be comprised of: Richard Rathvon, Monet Ewing and Kevin Hyatt. A member of each of the Employee Committee Counsel and the Special Litigation Counsel, shall serve as non-voting ex-officio members of the Litigation Monitoring Committee.

                  4.2 Responsibilities. The Litigation Monitoring Committee will
(a) monitor and review settlement proposals, abandonment or other disposition proposals submitted to the Employee Committee with respect to the Avoidance Actions (including any counterclaims, cross claims or third party actions), (b) approve of settlements in respect of any Avoidance Action pursuant to the terms as set forth in Section 4.9 herein, (c) consult with the Employee Committee Counsel and Special Litigation Counsel regarding settlement, abandonment, or other disposition and/or prosecution of the Avoidance Actions (including any counterclaims), (d) monitor, oversee and consult with the Litigation Trustee relative to the administration of the Litigation Trust, (e) direct the Litigation Trustee in writing to whom and when to distribute the Litigation Trust assets, (f) review status reports to be received from Special Litigation Counsel on a monthly basis, (g) report periodically to the Employee Committee on the activities of the Litigation Monitoring Committee and (h) perform such other tasks as set forth in the Litigation Trust Agreement.

                  4.3 Compensation of Professionals. The Litigation Monitoring Committee will make all reasonable and customary arrangements for payment of compensation or reimbursement of expenses to the Special Litigation Counsel, Employee Committee Counsel, the Litigation Trustee or any other professional for services rendered and the reimbursement of expenses on behalf of the Litigation Monitoring Committee consistent with Sections 4.3(a), (b), (c) and 4.6 herein and the Retention Order. Payment for such services or reimbursement of expenses shall be paid from the Litigation Trust Reserve upon a majority vote of the Litigation Monitoring Committee.

                           (a) The Special Litigation Counsel has been retained
by the Employee Committee pursuant to the Retention Order to investigate, and if necessary, prosecute the Avoidance Actions. The Special Litigation Counsel shall be compensated for services rendered and reimbursed for out of pocket expenses pursuant to the contingency terms embodied in the Retention Order. The Litigation Trustee shall pay to the Special Litigation Counsel its fees and expenses promptly upon receipt of written direction by and authorization from the Litigation Monitoring Committee.

                           (b) Employee Committee Counsel shall be compensated
for services rendered on behalf of the Litigation Trust on an hourly basis, which such hourly billing to be commensurate with the hourly billing being charged to represent the Employee Committee in the Enron case pending in the Bankruptcy Court for the Southern District of New York. Employee Committee Counsel shall be required to submit a detailed bill, on a monthly basis with individual time entries and disbursements attached, to each member of the Litigation Monitoring Committee. If such bill is not objected to within 20 days of receipt of the bill then the Litigation Monitoring Committee shall authorize in writing the Litigation Trustee to pay said bill. Any dispute as to the bill shall be resolved by the Litigation Monitoring Committee and Employee Committee Counsel with written notice issued by the Litigation Monitoring Committee of the resolution given to the Litigation Trustee.

                           (c) The Litigation Trustee shall be paid pursuant to
the terms and conditions as set forth in Section 5.10 herein.

                  4.4 Quorum; Meetings; Votes. A quorum for the Litigation Monitoring Committee shall consist of a majority of the then existing members of the Litigation Monitoring Committee. No meeting of the Litigation Monitoring Committee, whether held in person or telephonically, shall be held unless a quorum is present at the beginning of any meeting. Any member of the Litigation Monitoring Committee may call for a meeting to be convened upon notice of such meeting being given at least one (1) day prior to the proposed date of the meeting, which notice may be given by telephone, overnight mail, e-mail or facsimile transmission, to each of the other members of the Litigation Monitoring Committee. Meetings shall be held in person or by telephone conference call. Except as otherwise expressly provided herein, any action by the Litigation Monitoring Committee shall require the affirmative vote of a majority of those voting provided that a quorum is present at the time of the vote. Unless the Litigation Monitoring Committee decides otherwise (which decision shall rest in the sole discretion of the Litigation Monitoring Committee, whether or not such decision is reasonable), Employee Committee Counsel or members of the Special Litigation Counsel may attend meetings of the Litigation Monitoring Committee.

                  4.5 Resignations. Any Person may resign as a member of the Litigation Monitoring Committee at any time. In the event that any Person resigns as a member of the Litigation Monitoring Committee, the Employee Committee shall select a replacement for such Person. If in the event a conflict shall arise as to a specific issue to be voted upon by the Litigation Monitoring Committee, that member with such conflict may either voluntarily recuse him/her from said specific issue or shall be excused by a majority vote of the Employee Committee.

                  4.6 Reimbursement of Expenses. The members of the Litigation Monitoring Committee shall not receive any compensation for serving as members of the Litigation Monitoring Committee. The Litigation Trust will reimburse the members of the Litigation Monitoring Committee for all reasonable, out of pocket expenses incurred by the members in connection with the performance of each of their duties thereunder.

                  4.7 Liability. The members of the Litigation Monitoring Committee and the Litigation Trustee will not be liable, in damages or otherwise, to the Litigation Trust or to any Trust Beneficiary for anything it may do or refrain from doing, except for actions or omissions arising out of its gross negligence, willful misconduct, breach of its fiduciary duty or knowing violation of law in connection with the performance of its duties hereunder.

                  4.8 Indemnification. Except in those situations in which a member of the Litigation Monitoring Committee is not exonerated of personal liability as aforesaid, each member of the Litigation Monitoring Committee shall be defended, held harmless and indemnified from time to time from the Trust Assets against any and all losses, claims, costs, expenses and liabilities (including legal fees and expenses) and any costs of defending any action to which the member of the Litigation Monitoring Committee may be subject in connection with any action, suit, proceeding or investigation brought or threatened against such member in such member's capacity as a member of the Litigation Monitoring Committee or in any other capacity contemplated by this Litigation Trust Agreement, or in any matter arising out of or related to this Litigation Trust Agreement.

                  4.9 Authority to Settle. Special Litigation Counsel, consistent with its authority to investigate, and if necessary, prosecute the Avoidance Actions will advise the Litigation Monitoring Committee and/or the Employee Committee of any proposal for the settlement in respect of any Avoidance Action prior to making or rejecting any such proposal. The Litigation Monitoring Committee or the Employee Committee, as the case may be, shall determine the propriety of any such settlement. Notwithstanding the provisions of Section 4.4, Special Litigation Counsel shall be permitted to obtain approval of any proposal through e-mail correspondence, conference calls, calls to individual members or other communications, provided it does not act without a majority vote of the Litigation Monitoring Committee.

                  4.10 Distribution of Litigation Proceeds.

                           (a) The Litigation Trust shall distribute any
proceeds of the Avoidance Actions, net of amounts paid after payment or reservation in full of the Litigation Administrative Costs (as defined below) (such proceeds, the "Litigation Proceeds"), at such times as the Litigation Monitoring Committee deems appropriate, but not less often than annually, and only pursuant to this Litigation Trust Agreement. The Litigation Trust shall reserve for any additional reasonable Litigation Administrative Costs and taxes that may be incurred thereafter (the "Litigation Trust Reserve").

                           (b) The Litigation Proceeds shall be distributed
among the Trust Beneficiaries in accordance with their Beneficial Interests on a pro rata basis.

                           (c) The Litigation Trust shall pay, or cause to be
paid, out of the funds held in the Litigation Trust Reserve, any tax imposed by any federal, state, or local taxing authority on any income related to any payments received by the Litigation Trust.

                  4.11     Application of Proceeds and Expenses. Subject to
Section 4.10(a) herein, upon receipt of the proceeds from any of the Avoidance Actions, the Litigation Trustee shall reasonably determine, in consultation with the Litigation Monitoring Committee, whether to distribute the proceeds to the Trust Beneficiaries or to hold the proceeds. Special Litigation Counsel shall be consulted regarding appropriate Litigation Trust Reserves for upcoming litigation expenses prior to any such distribution. If it is determined to distribute proceeds to the Trust Beneficiaries, or if there are no more proceeds that can be recovered by the Litigation Trust, then the Litigation Trustee shall apply such proceeds remaining in the Litigation Trust, net of amounts paid or deductions taken as follows:

                           (i) First, to the payment of the fees and expenses of the Special Litigation Counsel as provided for in the Retention Order;

                           (ii) Second, after utilizing amounts in the Litigation Trust Reserve, to the payment of any associated taxes and unpaid administrative expenses of the Litigation Trust, the Litigation Trustee and the Litigation Monitoring Committee;

                           (iii) Third, to the payment of the reasonable unpaid fees and expenses incurred by employed professionals of the Litigation Trust, the Litigation Monitoring Committee and the Employee Committee in accordance with the terms hereof;

                           (iv) Fourth, to the Litigation Trust Reserve for the reasonably anticipated amount of any future expenses and obligations to the extent the amounts in such reserves are insufficient, (the foregoing (i) through (iv) the "Litigation Administrative Costs;" and

                           (v) Fifth, the balance for distribution to the Trust Beneficiaries in accordance with Section 4.10 hereof.

                                    ARTICLE V

                               LITIGATION TRUSTEE

                  5.1 Appointment and Acceptance of Litigation Trustee. In accordance with the provisions of the Litigation Trust Agreement, Ian Gazes is hereby named, constituted, and appointed as Litigation Trustee, to act and serve as trustee of the Litigation Trust upon and subject to the terms and conditions set forth herein and in the Litigation Trust Agreement. The Litigation Trustee is willing, and does hereby accept the appointment, to act and serve as trustee of the Litigation Trust, and to hold and administer the Trust Assets pursuant to the terms and conditions of this Litigation Trust Agreement and the Litigation Trust Agreement.

                  5.2 Powers and Duties. With respect to the Litigation Trust, the Litigation Trustee shall at all times act solely for the benefit of the Litigation Trust. The Litigation Trustee shall be empowered: (i) to take all steps and execute all instruments and documents necessary to effectuate the Litigation Trust, (ii) to pay all Litigation Administrative Costs of the Litigation Trust, (iii) to make distributions contemplated by the Litigation Trust, (iv) to comply with this Litigation Trust Agreement and the obligations thereunder, (v) to invest any Cash held by the Litigation Trustee pending distribution in Permitted Investments in accordance with the provisions of this Litigation Trust Agreement, (vi) to perform, and cause the Litigation Trust to fulfill, all of the duties and responsibilities of the Litigation Trustee and the Litigation Trust under this Litigation Trust Agreement, (vii) to appoint additional Professionals upon consultation and approval of the Litigation Monitoring Committee and Special Litigation Counsel relative to the appointment of Professionals for litigation purposes, and (viii) to exercise such other powers as may be vested in the Litigation Trustee pursuant to this Litigation Trust Agreement or those powers that the Litigation Monitoring Committee deem to be necessary and proper to carry out the provisions of this Litigation Trust Agreement. The Litigation Trustee, to the best of his ability, shall make vigorous and continuing efforts to discharge his duties, to make prompt and timely distributions of the Litigation Proceeds, and to avoid undue prolongation of the duration of the Litigation Trust.

                  5.3 Application of Proceeds and Expenses. Upon receipt of the proceeds of the Avoidance Actions, the Litigation Trustee shall consult with the Litigation Monitoring Committee and pursuant to sections 2.4, 4.10 and 4.11 above, shall effectuate any and all distributions of Litigation Proceeds to Trust Beneficiaries. Proceeds shall not be held in excess of a reasonable amount to further the duties of the Litigation Trustee and the Litigation Monitoring Committee. If the Litigation Monitoring Committee decides to distribute proceeds to the Trust Beneficiaries, or if there are no more proceeds that can be realized by the Litigation Trust, then the Litigation Trustee shall apply such proceeds, net of amounts paid, pursuant to section 4.11 of this Litigation Trust Agreement.

                  5.4 Calculation of Litigation Proceeds. Pursuant to the terms of the Litigation Trust Agreement, the Litigation Trustee shall consult with the Litigation Monitoring Committee and shall calculate the Litigation Proceeds by reducing any such proceeds by amounts paid and after payment or the reservation in full of the Litigation Administrative Costs of the Litigation Trust. Upon calculating the amount of the Litigation Proceeds, the

Litigation Trustee shall deliver written notice to the Litigation Monitoring Committee setting forth the Litigation Trustee's determination of the amount of the Litigation Proceeds and provide the Litigation Monitoring Committee with a period of at least twenty (20) days to review the reasonableness of the Litigation Proceeds. The determination of the Litigation Monitoring Committee relative to the calculation and distribution of Litigation Proceeds shall be final.

                  5.5 Distribution of Litigation Proceeds. The Litigation Trustee shall distribute the Litigation Proceeds at least annually to the Trust Beneficiaries, but only after paying all outstanding Litigation Administrative Costs and reserving for any additional reasonable Litigation Administrative Costs that may be incurred thereafter.

                  5.6 Records. The Litigation Trustee shall maintain good and sufficient books and records of account relating to the proceeds of the Avoidance Actions and all transactions undertaken by the Litigation Trustee, all expenses incurred by or on behalf of the Litigation Trust, and all distributions either contemplated or effectuated under this Litigation Trust Agreement.

                  5.7 Periodic Reports. The Litigation Trustee shall prepare the following reports and shall distribute such reports to the Litigation Monitoring Committee with copies to the Employee Committee Counsel and Special Litigation
Counsel:

                           (A) on a quarterly basis commencing with the first
                  calendar quarter ending after the Effective Date, within forty-five (45) days after the end of such calendar quarter a report of the activities of the Litigation Trustee detailing for the preceding quarterly period the Litigation Trust activities including:

                                    (i)      an unaudited operating statement
                           (prepared on a cash basis) showing all revenues received by the Litigation Trustee and all expenses of operations of the Litigation Trustee;

                                    (ii)     an unaudited written report and
                           accounting showing (a) the assets and known liabilities of the Litigation Trust at the end of such period, (b) any changes in the Trust Assets, (c) the amount of any reserves or escrows of the Litigation Trust, and (d) any material action taken by the Litigation Trustee in the performance of his duties under this Litigation Trust Agreement; and

                                    (iii)    an overall status report of the
                           Litigation Trust for the next quarterly period;

                           and

                           (B) to the extent required by applicable law (or to
                  gain an exemption from applicable law), within ninety (90) days after the end of each calendar year, beginning with the first year end occurring after the Effective Date, the Litigation Trustee shall prepare reports for the prior year as described in clause (i) and (ii) above, except that such reports shall be for a full year (or portion thereof in which the Litigation Trust has been in existence); the financial statements included in such reports need not be audited unless otherwise required by law.

                  5.8 Tax Information. The Litigation Trustee shall hire an accountant who shall timely furnish to the Trust Beneficiaries and other recipients of distributions from the Litigation Trust such information and returns with respect to any federal or state tax as shall be required by law.

                  5.9 Additional Reports and Filings. The Litigation Trustee shall timely (i) prepare, file and distribute such additional statements, reports and submissions as may be necessary to cause the Litigation Trust and the Litigation Trustee to be in compliance with applicable law.

                  5.10 Trustee's Compensation and Reimbursement. In addition to reimbursement for the actual out-of-pocket expenses incurred, which the Litigation Trustee may pay upon submission of a bill therefore to the Litigation Monitoring Committee, the Litigation Trustee, and any employees or professionals engaged or retained by the Litigation Trustee, shall be entitled to compensation for services rendered in connection with the implementation of the Litigation Trust Agreement. Compensation for the Litigation Trustee shall be one (1) percent of the first $25M of proceeds realized by the Litigation Trust and one half (1/2) of one percent on proceeds realized in excess of $25M. Such compensation shall be payable upon the distribution and disbursement of the Litigation Proceeds to Trust Beneficiaries, however, such compensation shall be payable no less than on a quarterly basis. At such time the Litigation Trustee shall submit his invoice to the Litigation Monitoring Committee. If such invoice is not objected to in writing within 20 days of receipt of the invoice, then the Litigation Trustee is authorized to pay said invoice. The Litigation Trustee shall serve the aforesaid invoice upon the Litigation Monitoring Committee by facsimile and first class mail. With respect to any employees engaged and professionals retained, such compensation shall be in an amount and on such terms as may be agreed to by such employees or professionals and the Litigation Monitoring Committee. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, as determined by the full Employee Committee.

                  5.11 Resignation. The Litigation Trustee may resign as Litigation Trustee hereunder by an instrument in writing signed by the Litigation Trustee and served upon the Litigation Monitoring Committee. Such resignation shall become effective ninety (90) days following the giving of such notice or upon the earlier appointment of a successor Litigation Trustee.

                  5.12 Removal. The Litigation Trustee may be removed by a majority determination by the members of the Litigation Monitoring Committee without any showing of cause, in which case the Litigation Trustee shall be entitled to compensation pursuant to Section 5.10 above. However, such compensation shall be restricted to the amount of proceeds realized by the Litigation Trust at the time of removal.

                  5.13 Appointment of Successor Trustee. In the event of the resignation or removal of the Litigation Trustee, the Litigation Monitoring Committee shall designate a successor Litigation Trustee. Any successor Litigation Trustee appointed hereunder shall execute, acknowledge and deliver to the retiring Litigation Trustee an instrument duly accepting such appointment and agreeing to be bound by the terms of this Litigation Trust Agreement and thereupon such successor Litigation Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Litigation Trustee under this Litigation Trust Agreement.

                  5.14 Trust Continuance. The resignation or removal of the Litigation Trustee shall not operate to terminate the Litigation Trust created by this Litigation Trust Agreement or to revoke any existing agency created pursuant to the terms of this Litigation Trust Agreement or invalidate any action theretofore taken by the Litigation Trustee or any prior Litigation Trustee. In the event of the resignation or removal of the Litigation Trustee, such Litigation Trustee shall promptly execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor Litigation Trustee to effect the termination of the Litigation Trustee's capacity under this Litigation Trust Agreement and the conveyance of the Trust Assets then held by the Litigation Trustee to such Litigation Trustee's successor; deliver to the successor Litigation Trustee all documents, instruments, records and other writings related to the Litigation Trust as may be in the possession of the Litigation Trustee; and otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Litigation Trustee.

                  5.15 Reliance by Litigation Trustee. The Litigation Trustee may consult with and rely on the advice of legal counsel as shall have been retained pursuant to this Litigation Trust Agreement and shall be fully protected in respect of any action taken or suffered by him in accordance with the written opinion of legal counsel.

                  5.16 Trustee's Standard of Care; Exculpation. The Litigation Trustee, the members of the Litigation Monitoring Committee, Employee Committee Counsel and Special Litigation Counsel shall be exculpated by all Persons, holders of Claims and Equity Interests, entities, and other parties in interest receiving Distributions under the Litigation Trust Agreement, from any and all claims, causes of action, and other assertions of liability arising from the discharge of the powers and duties conferred upon the Litigation Trustee, the Litigation Monitoring Committee, Employee Committee Counsel and Special Litigation Counsel by this Litigation Trust Agreement, or applicable law, except solely for actions or omissions arising out of gross negligence, willful misconduct or breach of their respective fiduciary duties

                  5.17 Indemnification. Except in those situations in which the Litigation Trustee, the Employee Committee Counsel or the Special Litigation Counsel is not exonerated of personal liability as aforesaid, the Litigation Trustee (including, each former Litigation Trustee or estate of a decedent Litigation Trustee), the Employee Committee Counsel or the Special Litigation Counsel shall be defended, held harmless and indemnified from time to time from the Trust Assets against any and all losses, claims, costs, expenses and liabilities (including legal fees and expenses) and any costs of defending any action to which the Litigation Trustee, the Employee Committee Counsel or the Special Litigation

Counsel may be subject in connection with any action, suit, proceeding or investigation brought or threatened against such Litigation Trustee, the Employee Committee Counsel or the Special Litigation Counsel in their capacity contemplated by this Litigation Trust Agreement, or in any matter arising out of or related to this Litigation Trust Agreement. The Litigation Trust may indemnify and hold harmless employees and agents of the Litigation Trust to the same extent as is provided for above.

                  5.18 Insurance. If the Litigation Trustee so desires, and if available on commercially reasonably terms, the Litigation Trustee shall obtain insurance covering liabilities of the Litigation Trustee (and such insurance coverage may extend beyond the term of the Litigation Trust for a reasonable period), or employees or agents of the Litigation Trust incurred in connection with their services to the Litigation Trust and with such coverages and limits as the Litigation Trustee deems desirable. The Litigation Trust shall pay the premium for such insurance including any deductible portion thereof.

                  5.19 No Liability for Acts of Predecessors. No Litigation Trustee or any successor Litigation Trustee shall be in any way responsible for the acts or omissions of the Debtors, or officers, directors, agents, predecessors or successors thereof; or the Litigation Trustee in office prior to the date on which such person becomes Litigation Trustee, unless a successor Litigation Trustee expressly assumes such responsibility.

                  5.20 Bond Requirement; Exercise of Powers. The Litigation Trustee shall be required to furnish a bond to secure the proper performance of his duties hereunder. If the Litigation Trustee is required to purchase a bond in addition to his current general bond as posted as a requirement in the Southern District of New York, then in that event, the premium for such bond and any renewal thereof shall be paid by the Litigation Trust. Except as otherwise expressly provided in this Litigation Trust Agreement, the Litigation Trustee shall not be required to procure authorization by any court in the exercise of any power conferred upon the Litigation Trustee by this Litigation Trust Agreement. The Litigation Trustee will give an affirmation that he will maintain the bonding as described above and will advise the Litigation Monitoring Committee of any adverse judgments or pending litigations wherein the Litigation Trustee is the defendant.

                  5.21 Instructions and Exculpatory Provisions.

                  (A) If in (i) performing the Litigation Trustee's duties under this Litigation Trust Agreement the Litigation Trustee is required to decide between alternative courses of action, or (ii) the Litigation Trustee is unsure of the application of any provision of this Litigation Trust Agreement, then the Litigation Trustee may, promptly deliver a notice to the Litigation Monitoring Committee, requesting written instructions as to the course of action desired by the Litigation Monitoring Committee. The Litigation Monitoring Committee shall make any determination required pursuant to this section. If the Litigation Trustee does not receive such written directions within 10 business days after it has delivered such notice, or such shorter period of time set forth in such notice, the Litigation Trustee may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Litigation Trust Agreement as the Litigation Trustee shall deem advisable.

                   (B) The Litigation Trustee shall not have any obligation, responsibility or liability for:

                                    (i)      any representations as to the value
                           of the Avoidance Actions or any part thereof or as to the claim of the Debtors thereto;

                                    (ii)     the validity, execution (except the
                           Litigation Trustee's own execution), enforceability, legality, or sufficiency of this Litigation Trust Agreement;

                                    (iii)    taking any action under this
                           Litigation Trust Agreement if taking such action (x) would subject the Litigation Trustee to a tax in any jurisdiction where the Litigation Trustee is not then subject to a tax or (y) would require the Litigation Trustee to qualify to do business in any jurisdiction where the Litigation Trustee is not then so qualified, unless the Litigation Trustee receives an indemnity satisfactory to the Litigation Trustee against such tax (or equivalent liability), or any liability resulting from such qualification; and

                                    (iv)     expending the Litigation Trustee's
                           personal funds or otherwise incurring any financial liability in the performance of the Litigation Trustee's rights or powers hereunder if the Litigation Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to the Litigation Trustee

                  5.22 Tax Returns and Reports. To the extent required by law and applicable Treasury Regulations Section 1.671-4(a), the Litigation Trustee shall cause to be prepared and filed, at the cost and expense of the Litigation Trust, an annual information tax return (Form 1041) with the Internal Revenue Service, with a schedule attached showing the item of income, deduction, and credit attributable to the Litigation Trust and detailing the allocation of such items of income, deduction, and credit among the Trust Beneficiaries as required pursuant to the Form 1041 instructions for grantor trusts. Copies of such Form 1041 and attached schedules will be delivered promptly to each Trust Beneficiary. In addition, the Litigation Trustee shall cause to be prepared and filed in a timely manner, such other state or local tax returns as are required by applicable law by virtue of the existence and operation of the Litigation Trust and shall pay any taxes shown as due thereon. To the extent required by law, within sixty (60) days after the end of each calendar year, the Litigation Trustee shall cause to be prepared and mailed to a Trust Beneficiary such other information as may be requested by such Trust Beneficiary in writing to enable such Trust Beneficiary to complete and file his, her or its federal, state and local income and other tax returns.

                  5.23 Withholding. The Litigation Trustee may withhold from the amount distributable from the Litigation Trust at any time such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges which have been or may be imposed on a distributee or upon the Litigation Trust with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for any law, regulation, rule, ruling, directive, or other governmental requirement.

                  5.24 Tax Identification Number. The Litigation Trustee may require any Trust Beneficiary or other distributee to furnish to the Litigation Trustee its Employer or Taxpayer Identification Number as assigned by the Internal Revenue Service and the Litigation Trustee may condition any distribution to any Trust Beneficiary or other distributee upon receipt of such identification number. If any such Trust Beneficiary or other distributee fails to supply a Taxpayer Identification Number to the Litigation Trustee within ninety (90) days of the initial request by the Litigation Trustee, the Litigation Trustee shall have the authority to apply to the Bankruptcy Court to have the claims of such Trust Beneficiary or other distributee disallowed and expunged

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Governing Law. THIS LITIGATION TRUST AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LITIGATION TRUST AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS LITIGATION TRUST AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LITIGATION TRUST AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

                  6.2 Relationship Created. The only relationship created by this Litigation Trust is the trustee-beneficiary relationship between the Litigation Trustees and the Trust Beneficiaries. No other relationship or liability is created. Nothing contained herein shall be construed so as to constitute the Litigation Trustees and the Trust Beneficiaries or their successors in interest as creating any association, partnership, or joint venture of any kind.

                  6.3 Interpretation. The enumeration and heading contained in this Litigation Trust are for convenience of reference only and are not intended to have any substantive significance in interpreting the same.

                  6.4 Partial Invalidity. If any term or provision of this Litigation Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Litigation Trust Agreement, such term or provision shall be fully severable and this Litigation Trust Agreement hall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a pat of this Litigation Trust Agreement; and the remaining terms and provisions of this Litigation Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or enforceable provision or by its severance from this Litigation Trust Agreement and this Litigation Trust Agreement shall be construed so as to limit any term or provision so as to make it legal, valid and enforceable provision, provided that such construction, to the maximum extent possible, shall give effect to the purposes of the Plan.

                  6.5 Entire Agreement. This Litigation Trust Agreement (including the recitals hereof) constitute the entire agreement by and among the parties, and there are no representations, warranties, covenants, or obligations except as set forth herein. This Litigation Trust Agreement supersede all prior and contemporaneous agreements, understandings negotiations, and discussions, written or oral, if any, of the parties hereto relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, nothing in this Litigation Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto and the Litigation Trust Beneficiaries any rights or remedies under or by reason of this Litigation Trust Agreement.

                  6.6 Counterparts. This Litigation Trust Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

                  6.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (i) if to the Litigation Trustee, to Gazes & Associates LLP, 1675 Broadway, New York, New York 10019, attn: Ian J. Gazes, Esq., with a copy to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of Americas, New York, NY 10036 attn:, James A. Beldner, Esq., or Ronald R. Sussman, Esq., as counsel to the Employee Committee and McClain, Leppert & Maney, P.C., Two Houston Center, 909 Fanin, Suite 4050, Houston, Texas 77010, Attn: David McClain, Esq., as Special Litigation Counsel or (ii) if to the members of the Litigation Monitoring Committee, to (a) Richard Rathvon, (b) Monet Ewing and (c) Kevin Hyatt, with a copy to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of Americas, New York, NY 10036 attn:, James A. Beldner, Esq., or Ronald R. Sussman, Esq., as counsel to the Employee Committee and McClain, Leppert & Maney, P.C., Two Houston Center, 909 Fanin, Suite 4050, Houston, Texas 77010, Attn: David McClain, Esq., as Special Litigation Counsel, or such other address as each member of the Litigation Monitoring Committee, as applicable, will have furnished to the Litigation Trustee in writing in accordance with this Section 6.7. All such notices, request, consents and other communications shall be given by facsimile, hand delivery, overnight delivery, and shall be deemed given when actually delivered.

                  6.8 Notice of Actions by Bankruptcy Court. To the extent that the Bankruptcy Court can adjudicate proceedings or matters relating to the Litigation Trust, unless specifically provided otherwise herein, the party in interest seeking such relief is hereby required to serve copies of its moving papers solely upon each of the following: (a) the Litigation Trustee at the address(es) set forth in Section 5.7 hereof, and (b) to the members of the Litigation Monitoring Committee at the addresses set forth in Section 5.7 hereof. Unless otherwise ordered by the Bankruptcy Court, no other or further notice need be given. At the request of any party in interest, the Litigation Trustee shall provide a list of the names and addresses of the Persons set forth in subsections (c) and (d) above.

                  6.9 Tax Year. The taxable year of the Litigation Trust shall, unless otherwise required by the Tax Code, be the calendar year.

                  6.10 Amendment of Litigation Trust. This Litigation Trust Agreement may be amended, modified or altered only by a majority vote of the Employee Committee.

IN WITNESS WHEREOF, the undersigned have executed this Litigation Trust Agreement as of the date and year first above written.

                                  LITIGATION TRUSTEE

                                  By:__________________________________
                                  Solely as the Litigation Trustee of the 90-Day Bonus Avoidance Action Litigation Trust

                                  s/Ian Gazes
                                  -------------------------------------
                                  Name:

                                  MCCLAIN, LEPPERT & MANEY, P.C.

                                  By:s/Michael Leppert
                                     ----------------------------------
                                            A member of the firm

                                  KRONISH LIEB WEINER & HELLMAN LLP

                                  By:s/James A. Beldner
                                     ----------------------------------
                                            A member of the firm

CONSENTED AND AGREED TO BY:

THE MEMBERS OF THE LITIGATION
MONITORING COMMITTEE

     Richard Rathvon, solely in his capacity as a Member of the Litigation Monitoring Committee

     s/Richard Rathvon
     -------------------------------
     Richard Rathvon

Monet Ewing, solely in her capacity as a Member of the Litigation Monitoring Committee

s/Monet Ewing
------------------------------------
Monet Ewing

Kevin Hyatt, solely in his capacity as a Member of the Litigation Monitoring Committee

s/Kevin Hyatt
------------------------------------
Kevin Hyatt

    SCHEDULE OF THE TYPES OF CLAIMS ENTITLED TO THE BENEFITS OF SUBORDINATION
     AFFORDED BY THE DOCUMENTS REFERRED TO AND THE DEFINITIONS SET FORTH ON
                             EXHIBIT "L" TO THE PLAN


                                       S

                                                                      SCHEDULE S

                      SCHEDULE OF TYPES OF CLAIMS ENTITLED
                    TO THE BENEFITS OF SUBORDINATION AFFORDED
                          BY THE DOCUMENTS SET FORTH ON
                             EXHIBIT "L" OF THE PLAN

         This schedule lists the instruments set forth on Exhibit "L" to the Plan and the types of claims the Debtors believe, as of March 9, 2004, are entitled to the benefits of subordination according to the provisions of the underlying documents; provided, however, that, (a) the Debtors reserve the right to modify this schedule at any time up to and including the date of the initial distribution of Cash to be made to holders of Allowed General Unsecured Claims in accordance with Section 32.1(a) of the Plan, (b) the failure of the Debtors to list a type of claim entitled to the benefits of subordination in accordance with such documentation shall not, nor shall it be construed to, preclude the Debtors from determining that additional types of claims may be entitled to the benefits of such subordination provisions, (c) the inclusion of a type of claim as of the date hereof shall not, nor shall it be construed to, preclude the Debtors from determining that any such type of claim may not be entitled to the benefits of such subordination provisions and (d) the inclusion of a type of claim as of March 9, 2004 shall not, nor shall it be construed to, be an admission as to the ultimate allowance of such claim nor shall it preclude the Debtors from objecting to a claim on any grounds available to them. The Debtors will file with the Bankruptcy Court a revised form of this schedule, if necessary, prior to the initial distribution of Cash to be made to holders of Allowed General Unsecured Claims in accordance with Section 32.1(a) of the Plan. THE DEBTORS SUGGEST THAT EACH CREDITOR CONSULT WITH ITS COUNSEL AS TO ITS ENTITLEMENT TO THE BENEFITS OF THE RESPECTIVE SUBORDINATION PROVISIONS.

         A. CLAIMS ENTITLED TO BENEFITS OF SUBORDINATION OF ENRON SUBORDINATED DEBENTURES

              1. Claims arising from and relating to 4.375% bonds due 4/08/04 (CUSIP XS0096366686)

              2. Claims arising from and relating to that certain U.S. $1.75 billion 364-Day Revolving Credit Agreement dated May 14, 2001 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              3. Claims arising from and relating to that certain U.S. $1.25 billion Long-Term Revolving Credit Agreement dated May 18, 2000 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              4. Claims arising from and relating to convertible senior note due 2021 (CUSIP 293561CC8/293561CD6)

              5. Claims arising from and relating to floating rate notes due 6/18/03 (Yen CUSIP XS0130764649)

              6. Claims arising from and relating to 0.77% bond due 6/18/03 (CUSIP XS0130765026)

              7. Claims arising from and relating to 0.97% bond due 6/18/04 (CUSIP XS0130823593)

              8. Claims arising from and relating to 0.52% bond due 5/15/02 (CUSIP XS0129515077)

              9. Claims arising from and relating to 0.493% bond due 6/13/02 (CUSIP XS0131599044)

              10. Claims arising from and relating to 7.00% Exchangeable Note Payable due 7/31/02 (CUSIP 293561882)

              11. Claims arising from and relating to 9.125% Note Payable due 4/01/03 (CUSIP 293561AQ9)

              12. Claims arising from and relating to 9.875% Note Payable due 6/15/03 (CUSIP 293561AF3)

              13. Claims arising from and relating to 7.875% Note Payable due 6/15/03 (CUSIP 293561CBO)

              14. Claims arising from and relating to 6.625% Note Payable due 10/15/03 (CUSIP 293561BN5)

              15. Claims arising from and relating to 7.625% Note Payable due 9/10/04 (CUSIP 293561AR7)

              16. Claims arising from and relating to 6.75% Note Payable due 9/01/04 (CUSIP 293561A42)

              17. Claims arising from and relating to 8.375% Note Payable due 5/23/05 (CUSIP 29357WAA5)

              18. Claims arising from and relating to 6.625% Note Payable due 11/15/05 (CUSIP 293561BS4)

              19. Claims arising from and relating to 9.625% Note Payable due 3/15/06 (CUSIP 460575AR4)

              20. Claims arising from and relating to 6.40% Note Payable due 7/15/06 (CUSIP 293561BT2)

              21. Claims arising from and relating to 6.875% Note Payable due 10/15/07 (CUSIP 293561AZ9)

              22. Claims arising from and relating to 6.725% Note Payable due 11/15/08 (CUSIP 293561BP0)

              23. Claims arising from and relating to 6.75% Note Payable due 8/01/09 (CUSIP 293561BA3)

              24. Claims arising from and relating to 7.375% Note Payable due 5/15/19 (CUSIP 293561BX3)

              25. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BW5)

              26. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BU9)

              27. Claims arising from and relating to 6.50% Note Payable due 8/01/02 (CUSIP 293561BL9)

              28. Claims arising from and relating to 6.75% Senior Notes due 9/15/04 (CUSIP 293561BM7)

              29. Claims arising from and relating to 7.125% Senior Notes due 5/15/07 (CUSIP 293561AX4)

              30. Claims arising from and relating to 7.00% Senior Debentures due 8/15/23 (CUSIP 293561AU0

              31. Claim of Prudential Insurance Company of America arising from and relating to 7.0285% Senior Loan due 6/30/15

              32. Claim of Prudential Insurance Company of America arising from and relating to 7.544% Senior Loan due 12/30/15

              33. Claim of Aquila arising from and relating to Note 1 and Note 2 (as defined in Claim No. 12508)

              34. Claim of Bayerische Hypo-Und Vereinsbank AG, arising from and relating to guarantee of Aeolos Loan and Megali Loan (as defined in Claim No. 14154)

              35. Claim of Allied Irish Banks, P.L.C. relating to the $12,000,000 13-Month Term Credit Agreement among Enron Corp., as Borrower, the Banks party thereto, and Toronto-Dominion (Texas) Inc. (the "TD Credit Agreement"), as Agent, Claim No. 12301

              36. Claim of UBS AG, Stamford Branch relating that certain Promissory Note dated November 15, 1993 by Enron Corp. in favor of UBS AG, Stamford Branch, by assignment in the original principal amount of $100,000,000

              37. Claim of Barclays Bank relating to that certain Promissory Note dated March 15, 1991 between Barclays Bank PLC and Enron Corp., Claim No. 11303

              38. Partial Claim of Deutsche Bank, as Trustee, on behalf of Nordea Bank Norge ASA, arising from and relating to $12,000,000 13-Month Term Credit Agreement, Claim No. 5337

              39. Claim of Banco Popolare di Verona e Novara relating to the TD Credit Agreement, Claim No. 5337

              40. Claim of Advanced Mobile Power Systems, LLC arising from and relating to Promissory Note dated January 12, 2000, Claim No. 14316

              41. Claims arising from and relating to issuance of letters of credit

              42. Claim arising from and relating to the Second Amended and Restated Parent Guaranty [Methanol] dated December 7, 2000 by Enron Corp. in favor of State Street Bank and Trust Company of Connecticut, National Association

              43. Claims arising from and relating to the Guaranty dated August 10, 2001 by Enron Corp. in favor of the lenders party from time to time to the Credit Agreement dated August 10, 2001 among San Juan Gas Company, Inc., the lenders party thereto and Banco Bilbao Vizcaya Argentaria Puerto Rico, as Administrative Agent, and in favor of the Administrative Agent, approximately $15.8 million

              44. Claims arising from and relating to that certain Senior Demand Note dated on or around July 25, 2001 in the approximate principal amount of $11.7 million made by Enron Corp. in favor of United States Trust Company in its capacity as Securities Intermediary for the European Power Limited Company, in connection with Margaux structure

              45. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $22.7 million

              46. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $59.3 million

              47. Claims arising from and relating to that certain Promissory Note dated April 5, 1996 made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $25.1 million

              48. Claims arising from and relating the Demand Promissory Note dated November 21, 2000 executed by Enron Corp., as Maker, and Enron Finance Partners LLC, the Payee by assignment, in the original principal amount of $125,000,000

              49. Claims arising from and relating to the Deed of Indemnity dated March 6, 2000 among Enron Corp., Enron Funding Corp. and Winterthur International Insurance Company Ltd.

              50. Claims arising from and relating to the Master Lease Financing Agreement dated March 29, 2001 between General Electric Capital Corporation, for itself and as agent for certain participants, the Lessor, and Enron Corp., the Lessee

              51. Claim arising from and relating to Fuji software synthetic lease, Claim No. 12085

              52. Claim arising from and relating to the guarantee of ECT Investing Partners' obligations in Steele transaction

              53. Claim of West LB AG, New York Branch, relating to guarantee of drawn letter of credit obligations of Teeside, Claim No. 13676

              54. Claim arising from and relating to the Land and Facilities Lease Agreement dated April 14, 1997 among Brazos Office Holdings, L.P. and Organizational Partner, Inc.

              55. Claim of U.S. Department of Transportation, Claim No. 22453, relating to PQP LLC

              56. Claim of U.S. Department of Transportation, Claim No. 22454, relating to Corinto Bonds

              57. Claim of U.S. Department of Transportation, Claim No. 22455, relating to SECLP Bonds

              58. Claim of ING Bank N.V., London Branch, Claim No. 3793, relating to EEL Loan

              59. Claim of Mizuho Corporate Bank, Ltd., Claim No. 5244, relating to Enron Japan funding agreement

              60. Claim of Bank of America, N.A., Claim No. 90050, relating to drawn letter of credit

              61. Claim of National Australia Bank Limited, Claim No. 131200, relating to drawn letter of credit

              62. Certain Claims arising from and relating to ENE guarantee of limited claims in connection with Riverside structure

         B.   CLAIMS ENTITLED TO BENEFITS OF SUBORDINATION OF ENRON TOPRS
              DEBENTURES

              1. Claims arising from and relating to 4.375% bonds due 4/08/04 (CUSIP XS0096366686)

              2. Claims arising from and relating to that certain U.S. $1.75 billion 364-Day Revolving Credit Agreement dated May 14, 2001 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              3. Claims arising from and relating to that certain U.S. $1.25 billion Long-Term Revolving Credit Agreement dated May 18, 2000 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              4. Claims arising from and relating to convertible senior note due 2021 (CUSIP 293561CC8/293561CD6)

              5. Claims arising from and relating to floating rate notes due 6/18/03 (Yen CUSIP XS0130764649)

              6. Claims arising from and relating to 0.77% bond due 6/18/03 (CUSIP XS0130765026)

              7. Claims arising from and relating to 0.97% bond due 6/18/04 (CUSIP XS0130823593)

              8. Claims arising from and relating to 0.52% bond due 5/15/02 (CUSIP XS0129515077)

              9. Claims arising from and relating to 0.493% bond due 6/13/02 (CUSIP XS0131599044)

              10. Claims arising from and relating to 7.00% Exchangeable Note Payable due 7/31/02 (CUSIP 293561882)

              11. Claims arising from and relating to 9.125% Note Payable due 4/01/03 (CUSIP 293561AQ9)

              12. Claims arising from and relating to 9.875% Note Payable due 6/15/03 (CUSIP 293561AF3)

              13. Claims arising from and relating to 7.875% Note Payable due 6/15/03 (CUSIP 293561CBO)

              14. Claims arising from and relating to 6.625% Note Payable due 10/15/03 (CUSIP 293561BN5)

              15. Claims arising from and relating to 7.625% Note Payable due 9/10/04 (CUSIP 293561AR7)

              16. Claims arising from and relating to 6.75% Note Payable due 9/01/04 (CUSIP 293561A42)

              17. Claims arising from and relating to 8.375% Note Payable due 5/23/05 (CUSIP 29357WAA5)

              18. Claims arising from and relating to 6.625% Note Payable due 11/15/05 (CUSIP 293561BS4)

              19. Claims arising from and relating to 9.625% Note Payable due 3/15/06 (CUSIP 460575AR4)

              20. Claims arising from and relating to 6.40% Note Payable due 7/15/06 (CUSIP 293561BT2)

              21. Claims arising from and relating to 6.875% Note Payable due 10/15/07 (CUSIP 293561AZ9)

              22. Claims arising from and relating to 6.725% Note Payable due 11/15/08 (CUSIP 293561BP0)

              23. Claims arising from and relating to 6.75% Note Payable due 8/01/09 (CUSIP 293561BA3)

              24. Claims arising from and relating to 7.375% Note Payable due 5/15/19 (CUSIP 293561BX3)

              25. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BW5)

              26. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BU9)

              27. Claims arising from and relating to 6.50% Note Payable due 8/01/02 (CUSIP 293561BL9)

              28. Claims arising from and relating to 6.75% Senior Notes due 9/15/04 (CUSIP 293561BM7)

              29. Claims arising from and relating to 7.125% Senior Notes due 5/15/07 (CUSIP 293561AX4)

              30. Claims arising from and relating to 7.00% Senior Debentures due 8/15/23 (CUSIP 293561AU0

              31. Claim of Prudential Insurance Company of America arising from and relating to 7.0285% Senior Loan due 6/30/15

              32. Claim of Prudential Insurance Company of America arising from and relating to 7.544% Senior Loan due 12/30/15

              33. Claim of Aquila arising from and relating to Note 1 and Note 2 (as defined in Claim No. 12508)

              34. Claim of Bayerische Hypo-Und Vereinsbank AG, arising from and relating to guarantee of Aeolos Loan and Megali Loan (as defined in Claim No. 14154)

              35. Claim of Allied Irish Banks, P.L.C. relating to the $12,000,000 13-Month Term Credit Agreement among Enron Corp., as Borrower, the Banks party thereto, and Toronto-Dominion (Texas) Inc. (the "TD Credit Agreement"), as Agent, Claim No. 12301

              36. Claim of UBS AG, Stamford Branch relating that certain Promissory Note dated November 15, 1993 by Enron Corp. in favor of UBS AG, Stamford Branch, by assignment in the original principal amount of $100,000,000

              37. Claim of Barclays Bank relating to that certain Promissory Note dated March 15, 1991 between Barclays Bank PLC and Enron Corp., Claim No. 11303

              38. Partial Claim of Deutsche Bank, as Trustee, on behalf of Nordea Bank Norge ASA, arising from and relating to $12,000,000 13-Month Term Credit Agreement, Claim No. 5337

              39. Claim of Banco Popolare di Verona e Novara relating to the TD Credit Agreement, Claim No. 5337

              40. Claim of Advanced Mobile Power Systems, LLC arising from and relating to Promissory Note dated January 12, 2000, Claim No. 14316

              41. Claims arising from and relating to issuance of letters of credit

              42. Claim arising from and relating to the Second Amended and Restated Parent Guaranty [Methanol] dated December 7, 2000 by Enron Corp. in favor of State Street Bank and Trust Company of Connecticut, National Association

              43. Claims arising from and relating to the Guaranty dated August 10, 2001 by Enron Corp. in favor of the lenders party from time to time to the Credit Agreement dated August 10, 2001 among San Juan Gas Company, Inc., the lenders party thereto and Banco Bilbao Vizcaya Argentaria Puerto Rico, as Administrative Agent, and in favor of the Administrative Agent, approximately $15.8 million

              44. Claims arising from and relating to that certain Senior Demand Note dated on or around July 25, 2001 in the approximate principal amount of $11.7 million made by Enron Corp. in favor of United States Trust Company in its capacity as Securities Intermediary for the European Power Limited Company, in connection with Margaux structure

              45. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $22.7 million

              46. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $59.3 million

              47. Claims arising from and relating to that certain Promissory Note dated April 5, 1996 made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $25.1 million

              48. Claims arising from and relating the Demand Promissory Note dated November 21, 2000 executed by Enron Corp., as Maker, and Enron Finance Partners LLC, the Payee by assignment, in the original principal amount of $125,000,000

              49. Claims arising from and relating to the Deed of Indemnity dated March 6, 2000 among Enron Corp., Enron Funding Corp. and Winterthur International Insurance Company Ltd.

              50. Claims arising from and relating to the Master Lease Financing Agreement dated March 29, 2001 between General Electric Capital Corporation, for itself and as agent for certain participants, the Lessor, and Enron Corp., the Lessee

              51. Claim arising from and relating to Fuji software synthetic lease, Claim No. 12085

              52. Claim arising from and relating to the guarantee of ECT Investing Partners' obligations in Steele transaction

              53. Claim of West LB AG, New York Branch, relating to guarantee of drawn letter of credit obligations of Teeside, Claim No. 13676

              54. Claim arising from and relating to the Land and Facilities Lease Agreement dated April 14, 1997 among Brazos Office Holdings, L.P. and Organizational Partner, Inc.

              55. Claim of U.S. Department of Transportation, Claim No. 22453, relating to PQP LLC

              56. Claim of U.S. Department of Transportation, Claim No. 22454, relating to Corinto Bonds

              57. Claim of U.S. Department of Transportation, Claim No. 22455, relating to SECLP Bonds

              58. Claim of ING Bank N.V., London Branch, Claim No. 3793, relating to EEL Loan

              59. Claim of Mizuho Corporate Bank, Ltd., Claim No. 5244, relating to Enron Japan funding agreement

              60. Claim of Bank of America, N.A., Claim No. 90050, relating to drawn letter of credit

              61. Claim of National Australia Bank Limited, Claim No. 131200, relating to drawn letter of credit

              62. Certain Claims arising from and relating to ENE guarantee of limited claims in connection with Riverside structure

         C. CLAIMS ENTITLED TO BENEFITS OF SUBORDINATION OF ENRON CAPITAL RESOURCES, L.P. 9% CUMULATIVE PREFERRED SECURITIES, SERIES A

              1. Claims arising from and relating to 4.375% bonds due 4/08/04 (CUSIP XS0096366686)

              2. Claims arising from and relating to that certain U.S. $1.75 billion 364-Day Revolving Credit Agreement dated May 14, 2001 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              3. Claims arising from and relating to that certain U.S. $1.25 billion Long-Term Revolving Credit Agreement dated May 18, 2000 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              4. Claims arising from and relating to convertible senior note due 2021 (CUSIP 293561CC8/293561CD6)

              5. Claims arising from and relating to floating rate notes due 6/18/03 (Yen CUSIP XS0130764649)

              6. Claims arising from and relating to 0.77% bond due 6/18/03 (CUSIP XS0130765026)

              7. Claims arising from and relating to 0.97% bond due 6/18/04 (CUSIP XS0130823593)

              8. Claims arising from and relating to 0.52% bond due 5/15/02 (CUSIP XS0129515077)

              9. Claims arising from and relating to 0.493% bond due 6/13/02 (CUSIP XS0131599044)

              10. Claims arising from and relating to 7.00% Exchangeable Note Payable due 7/31/02 (CUSIP 293561882)

              11. Claims arising from and relating to 9.125% Note Payable due 4/01/03 (CUSIP 293561AQ9)

              12. Claims arising from and relating to 9.875% Note Payable due 6/15/03 (CUSIP 293561AF3)

              13. Claims arising from and relating to 7.875% Note Payable due 6/15/03 (CUSIP 293561CBO)

              14. Claims arising from and relating to 6.625% Note Payable due 10/15/03 (CUSIP 293561BN5)

              15. Claims arising from and relating to 7.625% Note Payable due 9/10/04 (CUSIP 293561AR7)

              16. Claims arising from and relating to 6.75% Note Payable due 9/01/04 (CUSIP 293561A42)

              17. Claims arising from and relating to 8.375% Note Payable due 5/23/05 (CUSIP 29357WAA5)

              18. Claims arising from and relating to 6.625% Note Payable due 11/15/05 (CUSIP 293561BS4)

              19. Claims arising from and relating to 9.625% Note Payable due 3/15/06 (CUSIP 460575AR4)

              20. Claims arising from and relating to 6.40% Note Payable due 7/15/06 (CUSIP 293561BT2)

              21. Claims arising from and relating to 6.875% Note Payable due 10/15/07 (CUSIP 293561AZ9)

              22. Claims arising from and relating to 6.725% Note Payable due 11/15/08 (CUSIP 293561BP0)

              23. Claims arising from and relating to 6.75% Note Payable due 8/01/09 (CUSIP 293561BA3)

              24. Claims arising from and relating to 7.375% Note Payable due 5/15/19 (CUSIP 293561BX3)

              25. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BW5)

              26. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BU9)

              27. Claims arising from and relating to 6.50% Note Payable due 8/01/02 (CUSIP 293561BL9)

              28. Claims arising from and relating to 6.75% Senior Notes due 9/15/04 (CUSIP 293561BM7)

              29. Claims arising from and relating to 7.125% Senior Notes due 5/15/07 (CUSIP 293561AX4)

              30. Claims arising from and relating to 7.00% Senior Debentures due 8/15/23 (CUSIP 293561AU0

              31. Claim of Prudential Insurance Company of America arising from and relating to 7.0285% Senior Loan due 6/30/15

              32. Claim of Prudential Insurance Company of America arising from and relating to 7.544% Senior Loan due 12/30/15

              33. Claim of Aquila arising from and relating to Note 1 and Note 2 (as defined in Claim No. 12508)

              34. Claim of Bayerische Hypo-Und Vereinsbank AG, arising from and relating to guarantee of Aeolos Loan and Megali Loan (as defined in Claim No. 14154)

              35. Claim of Allied Irish Banks, P.L.C. relating to the $12,000,000 13-Month Term Credit Agreement among Enron Corp., as Borrower, the Banks party thereto, and Toronto-Dominion (Texas) Inc. (the "TD Credit Agreement"), as Agent, Claim No. 12301

              36. Claim of UBS AG, Stamford Branch relating that certain Promissory Note dated November 15, 1993 by Enron Corp. in favor of UBS AG, Stamford Branch, by assignment in the original principal amount of $100,000,000

              37. Claim of Barclays Bank relating to that certain Promissory Note dated March 15, 1991 between Barclays Bank PLC and Enron Corp., Claim No. 11303

              38. Partial Claim of Deutsche Bank, as Trustee, on behalf of Nordea Bank Norge ASA, arising from and relating to $12,000,000 13-Month Term Credit Agreement, Claim No. 5337

              39. Claim of Banco Popolare di Verona e Novara relating to the TD Credit Agreement, Claim No. 5337

              40. Claim of Advanced Mobile Power Systems, LLC arising from and relating to Promissory Note dated January 12, 2000, Claim No. 14316

              41. Claims arising from and relating to issuance of letters of credit

              42. Claim arising from and relating to the Second Amended and Restated Parent Guaranty [Methanol] dated December 7, 2000 by Enron Corp. in favor of State Street Bank and Trust Company of Connecticut, National Association

              43. Claims arising from and relating to the Guaranty dated August 10, 2001 by Enron Corp. in favor of the lenders party from time to time to the Credit Agreement dated August 10, 2001 among San Juan Gas Company, Inc., the lenders party thereto and Banco Bilbao Vizcaya Argentaria Puerto Rico, as Administrative Agent, and in favor of the Administrative Agent, approximately $15.8 million

              44. Claims arising from and relating to that certain Senior Demand Note dated on or around July 25, 2001 in the approximate principal amount of $11.7 million made by Enron Corp. in favor of United States Trust Company in its capacity as Securities Intermediary for the European Power Limited Company, in connection with Margaux structure

              45. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $22.7 million

              46. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $59.3 million

              47. Claims arising from and relating to that certain Promissory Note dated April 5, 1996 made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $25.1 million

              48. Claims arising from and relating the Demand Promissory Note dated November 21, 2000 executed by Enron Corp., as Maker, and Enron Finance Partners LLC, the Payee by assignment, in the original principal amount of $125,000,000

              49. Claims arising from and relating to the Deed of Indemnity dated March 6, 2000 among Enron Corp., Enron Funding Corp. and Winterthur International Insurance Company Ltd.

              50. Claims arising from and relating to the Master Lease Financing Agreement dated March 29, 2001 between General Electric Capital Corporation, for itself and as agent for certain participants, the Lessor, and Enron Corp., the Lessee

              51. Claim arising from and relating to Fuji software synthetic lease, Claim No. 12085

              52. Claim arising from and relating to the guarantee of ECT Investing Partners' obligations in Steele transaction

              53. Claim of West LB AG, New York Branch, relating to guarantee of drawn letter of credit obligations of Teeside, Claim No. 13676

              54. Claim arising from and relating to the Land and Facilities Lease Agreement dated April 14, 1997 among Brazos Office Holdings, L.P. and Organizational Partner, Inc.

              55. Claim of U.S. Department of Transportation, Claim No. 22453, relating to PQP LLC

              56. Claim of U.S. Department of Transportation, Claim No. 22454, relating to Corinto Bonds

              57. Claim of U.S. Department of Transportation, Claim No. 22455, relating to SECLP Bonds

              58. Claim of ING Bank N.V., London Branch, Claim No. 3793, relating to EEL Loan

              59. Claim of Mizuho Corporate Bank, Ltd., Claim No. 5244, relating to Enron Japan funding agreement

              60. Claim of Bank of America, N.A., Claim No. 90050, relating to drawn letter of credit

              61. Claim of National Australia Bank Limited, Claim No. 131200, relating to drawn letter of credit

              62. Certain Claims arising from and relating to ENE guarantee of limited claims in connection with Riverside structure

         D. CLAIMS ENTITLED TO BENEFITS OF SUBORDINATION OF ENRON CAPITAL LLC, 8% CUMULATIVE PREFERRED SECURITIES

              1. Claims arising from and relating to 4.375% bonds due 4/08/04 (CUSIP XS0096366686)

              2. Claims arising from and relating to that certain U.S. $1.75 billion 364-Day Revolving Credit Agreement dated May 14, 2001 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              3. Claims arising from and relating to that certain U.S. $1.25 billion Long-Term Revolving Credit Agreement dated May 18, 2000 among Enron Corp., as Borrower, Citibank and JMPC as Co-Administrative Agents, and the Banks named therein

              4. Claims arising from and relating to convertible senior note due 2021 (CUSIP 293561CC8/293561CD6)

              5. Claims arising from and relating to floating rate notes due 6/18/03 (Yen CUSIP XS0130764649)

              6. Claims arising from and relating to 0.77% bond due 6/18/03 (CUSIP XS0130765026)

              7. Claims arising from and relating to 0.97% bond due 6/18/04 (CUSIP XS0130823593)

              8. Claims arising from and relating to 0.52% bond due 5/15/02 (CUSIP XS0129515077)

              9. Claims arising from and relating to 0.493% bond due 6/13/02 (CUSIP XS0131599044)

              10. Claims arising from and relating to 7.00% Exchangeable Note Payable due 7/31/02 (CUSIP 293561882)

              11. Claims arising from and relating to 9.125% Note Payable due 4/01/03 (CUSIP 293561AQ9)

              12. Claims arising from and relating to 9.875% Note Payable due 6/15/03 (CUSIP 293561AF3)

              13. Claims arising from and relating to 7.875% Note Payable due 6/15/03 (CUSIP 293561CBO)

              14. Claims arising from and relating to 6.625% Note Payable due 10/15/03 (CUSIP 293561BN5)

              15. Claims arising from and relating to 7.625% Note Payable due 9/10/04 (CUSIP 293561AR7)

              16. Claims arising from and relating to 6.75% Note Payable due 9/01/04 (CUSIP 293561A42)

              17. Claims arising from and relating to 8.375% Note Payable due 5/23/05 (CUSIP 29357WAA5)

              18. Claims arising from and relating to 6.625% Note Payable due 11/15/05 (CUSIP 293561BS4)

              19. Claims arising from and relating to 9.625% Note Payable due 3/15/06 (CUSIP 460575AR4)

              20. Claims arising from and relating to 6.40% Note Payable due 7/15/06 (CUSIP 293561BT2)

              21. Claims arising from and relating to 6.875% Note Payable due 10/15/07 (CUSIP 293561AZ9)

              22. Claims arising from and relating to 6.725% Note Payable due 11/15/08 (CUSIP 293561BP0)

              23. Claims arising from and relating to 6.75% Note Payable due 8/01/09 (CUSIP 293561BA3)

              24. Claims arising from and relating to 7.375% Note Payable due 5/15/19 (CUSIP 293561BX3)

              25. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BW5)

              26. Claims arising from and relating to 6.95% Note Payable due 7/15/28 (CUSIP 293561BU9)

              27. Claims arising from and relating to 6.50% Note Payable due 8/01/02 (CUSIP 293561BL9)

              28. Claims arising from and relating to 6.75% Senior Notes due 9/15/04 (CUSIP 293561BM7)

              29. Claims arising from and relating to 7.125% Senior Notes due 5/15/07 (CUSIP 293561AX4)

              30. Claims arising from and relating to 7.00% Senior Debentures due 8/15/23 (CUSIP 293561AU0

              31. Claim of Prudential Insurance Company of America arising from and relating to 7.0285% Senior Loan due 6/30/15

              32. Claim of Prudential Insurance Company of America arising from and relating to 7.544% Senior Loan due 12/30/15

              33. Claim of Aquila arising from and relating to Note 1 and Note 2 (as defined in Claim No. 12508)

              34. Claim of Bayerische Hypo-Und Vereinsbank AG, arising from and relating to guarantee of Aeolos Loan and Megali Loan (as defined in Claim No. 14154)

              35. Claim of Allied Irish Banks, P.L.C. relating to the $12,000,000 13-Month Term Credit Agreement among Enron Corp., as Borrower, the Banks party thereto, and Toronto-Dominion (Texas) Inc. (the "TD Credit Agreement"), as Agent, Claim No. 12301

              36. Claim of UBS AG, Stamford Branch relating that certain Promissory Note dated November 15, 1993 by Enron Corp. in favor of UBS AG, Stamford Branch, by assignment in the original principal amount of $100,000,000

              37. Claim of Barclays Bank relating to that certain Promissory Note dated March 15, 1991 between Barclays Bank PLC and Enron Corp., Claim No. 11303

              38. Partial Claim of Deutsche Bank, as Trustee, on behalf of Nordea Bank Norge ASA, arising from and relating to $12,000,000 13-Month Term Credit Agreement, Claim No. 5337

              39. Claim of Banco Popolare di Verona e Novara relating to the TD Credit Agreement, Claim No. 5337

              40. Claim of Advanced Mobile Power Systems, LLC arising from and relating to Promissory Note dated January 12, 2000, Claim No. 14316

              41. Claims arising from and relating to issuance of letters of credit

              42. Claim arising from and relating to the Second Amended and Restated Parent Guaranty [Methanol] dated December 7, 2000 by Enron Corp. in favor of State Street Bank and Trust Company of Connecticut, National Association

              43. Claims arising from and relating to the Guaranty dated August 10, 2001 by Enron Corp. in favor of the lenders party from time to time to the Credit Agreement dated August 10, 2001 among San Juan Gas Company, Inc., the lenders party thereto and Banco Bilbao Vizcaya Argentaria Puerto Rico, as Administrative Agent, and in favor of the Administrative Agent, approximately $15.8 million

              44. Claims arising from and relating to that certain Senior Demand Note dated on or around July 25, 2001 in the approximate principal amount of $11.7 million made by Enron Corp. in favor of United States Trust Company in its capacity as Securities Intermediary for the European Power Limited Company, in connection with Margaux structure

              45. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $22.7 million

              46. Claims arising from and relating to that certain Promissory Note made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $59.3 million

              47. Claims arising from and relating to that certain Promissory Note dated April 5, 1996 made by Enron Corp. in favor of Enron Equity Corp. in the approximate amount of $25.1 million

              48. Claims arising from and relating the Demand Promissory Note dated November 21, 2000 executed by Enron Corp., as Maker, and Enron Finance Partners LLC, the Payee by assignment, in the original principal amount of $125,000,000

              49. Claims arising from and relating to the Deed of Indemnity dated March 6, 2000 among Enron Corp., Enron Funding Corp. and Winterthur International Insurance Company Ltd.

              50. Claims arising from and relating to the Master Lease Financing Agreement dated March 29, 2001 between General Electric Capital Corporation, for itself and as agent for certain participants, the Lessor, and Enron Corp., the Lessee

              51. Claim arising from and relating to Fuji software synthetic lease, Claim No. 12085

              52. Claim arising from and relating to the guarantee of ECT Investing Partners' obligations in Steele transaction

              53. Claim of West LB AG, New York Branch, relating to guarantee of drawn letter of credit obligations of Teeside, Claim No. 13676

              54. Claim arising from and relating to the Land and Facilities Lease Agreement dated April 14, 1997 among Brazos Office Holdings, L.P. and Organizational Partner, Inc.

              55. Claim of U.S. Department of Transportation, Claim No. 22453, relating to PQP LLC

              56. Claim of U.S. Department of Transportation, Claim No. 22454, relating to Corinto Bonds

              57. Claim of U.S. Department of Transportation, Claim No. 22455, relating to SECLP Bonds

              58. Claim of ING Bank N.V., London Branch, Claim No. 3793, relating to EEL Loan

              59. Claim of Mizuho Corporate Bank, Ltd., Claim No. 5244, relating to Enron Japan funding agreement

              60. Claim of Bank of America, N.A., Claim No. 90050, relating to drawn letter of credit

              61. Claim of National Australia Bank Limited, Claim No. 131200, relating to drawn letter of credit

              62. Certain Claims arising from and relating to ENE guarantee of limited claims in connection with Riverside structure

   SCHEDULE OF ALLOWED GENERAL UNSECURED CLAIMS HELD BY AFFILIATED NON-DEBTOR ENTITIES AND STRUCTURES CREATED BY THE DEBTORS AND WHICH ARE CONTROLLED OR
                   MANAGED BY THE DEBTORS OR THEIR AFFILIATES



                                        T

                                                                      SCHEDULE T

SCHEDULE OF ALLOWED GENERAL UNSECURED CLAIMS HELD BY NON-DEBTOR AFFILIATES

The schedule set forth below is a listing of Allowed General Unsecured Claims either (i) scheduled in such amount, (ii) reflected in a proof of claim and agreed to by the relevant Debtor or (iii) set forth in an order of the Bankruptcy Court, held by affiliated non-Debtor Entities and structures created by the Debtors and which are controlled or managed by the Debtors or their Affiliates; provided, however, that the schedule does not include (a) any amounts, through a guarantee or otherwise, claimed by a structure or the beneficiaries thereof and not agreed to by the Debtors, (b) any amounts claimed in a timely-filed proof of claim and as to which the Debtors disagree as to the validity, amount or otherwise, or (c) any amounts which may be owing to an Entity which is not indisputably controlled or managed by the Debtors; and, provided, further, that the failure of the Debtors to schedule an Allowed General Unsecured Claim on account of subsection (c) above shall not be deemed, asserted or construed to be an admission by the Debtors that the holder of such Claim is not controlled or managed by the Debtors.

                                                                                                                ALLOWED
DEBTOR -- DUE FROM                                       AFFILIATE/SPE -- DUE TO                                AMOUNT    FOOTNOTE
------------------                                       -----------------------                              ----------  --------
Artemis Associates, L.L.C.                               Transportation Trading Services Company                   5,000
Artemis Associates, L.L.C.                               Enron Transition Company, Inc.                              600
Artemis Associates, L.L.C.                               EES Property Services, Inc.                                 330
Atlantic Commercial Finance, Inc.                        EI Puerto Rico Operations Inc.                        1,284,469
Atlantic Commercial Finance, Inc.                        Enron International Development Services, Inc.        1,161,954
Atlantic Commercial Finance, Inc.                        Enron Guatemala Holdings Ltd.                           730,899
Atlantic Commercial Finance, Inc.                        Enron Panama Management Services L.L.C.                 511,193
Atlantic Commercial Finance, Inc.                        Compression Projects Finance Ltd.                       501,000
Atlantic Commercial Finance, Inc.                        Enron Power Operations Limited                          395,178     (2)
Atlantic Commercial Finance, Inc.                        Enron International Power Barge Ltd.                    318,593
Atlantic Commercial Finance, Inc.                        Enron Kalimantan Power Corp.                             23,364
Atlantic Commercial Finance, Inc.                        Enron Wenchang Investments Ltd.                           1,100
Atlantic Commercial Finance, Inc.                        Enron Dominican Republic Ltd.                             1,010
Atlantic Commercial Finance, Inc.                        Enron Argentina Ventures, Inc.                            1,000
Atlantic Commercial Finance, Inc.                        Enron Brazil Power Holdings V Ltd.                        1,000
Atlantic Commercial Finance, Inc.                        Enron Development Spain Ltd.                              1,000
Atlantic Commercial Finance, Inc.                        Enron International Global Funding Ltd.                   1,000
Atlantic Commercial Finance, Inc.                        Enron Transportadora Holdings Ltd.                        1,000
Atlantic Commercial Finance, Inc.                        Tekarioca Holdings Ltd.                                   1,000
Atlantic Commercial Finance, Inc.                        Enron (Barbados) International Business Corporation          80
Clinton Energy Management Services, Inc.                 EES Property Services, Inc.                             691,043
DataSystems Group Inc.                                   Enron Administrative Services Corp.                         190
E Power Holdings Corp.                                   Enron Power Operations Limited                          378,214     (2)
E Power Holdings Corp.                                   Enron Europe Limited                                    239,562     (2)
E Power Holdings Corp.                                   E Power Nippon Holdings Ltd.                              1,000
ECI-Texas, L.P.                                          Enron Administrative Services Corp.                     178,701
ECT Merchant Investments Corp.                           JSB Asset, L.L.C.                                    23,164,835
ECT Merchant Investments Corp.                           ECT Thailand Investments, Inc.                        3,047,917
ECT Securities GP Corp.                                  Enron Administrative Services Corp.                       1,900
ECT Strategic Value Corp.                                Enron Administrative Services Corp.                      38,350
EFS Construction Management Services, Inc.               EES Property Services, Inc.                             184,631
EFS II, Inc. (f/k/a EFS Construction and Services
  Company)                                               EFS Corporate Services, Inc.                              2,471
EFS IV, Inc. (f/k/a Williard, Inc.)                      Enron Facility Services, Inc.                         7,439,329
EFS VIII, Inc. (f/k/a Limbach Company)                   EFS Corporate Services, Inc.                         18,475,996
EFS VIII, Inc. (f/k/a Limbach Company)                   Enron Facility Services, Inc.                            44,151
EFS X, Inc. (f/k/a Marlin Electric, Inc.)                EFS Corporate Services, Inc.                          8,346,364
EFS X, Inc. (f/k/a Marlin Electric, Inc.)                Enron Facility Services, Inc.                           117,454
EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)                EFS Corporate Services, Inc.                         13,376,546
EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)                Enron Facility Services, Inc.                           487,630
EFS XII, Inc. (f/k/a MEP Services, Inc.)                 Enron Facility Services, Inc.                           128,160
EFS XIII, Inc. (f/k/a Harper Mechanical Corporation)     Enron Facility Services, Inc.                             6,926
EFS XV, Inc. (f/k/a Mechanical Professional
  Services, Inc.)                                        EFS Corporate Services, Inc.                            899,450
EGP Fuels Company                                        Florida Gas Transmission Company                          3,529
Enron Acquisition III Corp.                              EES Property Services, Inc.                               1,757
Enron Asia Pacific/Africa/China LLC                      Enron Nigeria Power Holding Ltd.                     16,189,883
Enron Asia Pacific/Africa/China LLC                      Enron Overseas Services Corp.                         1,945,145
Enron Asia Pacific/Africa/China LLC                      Enron Power Operations Limited                        1,256,026     (2)
Enron Asia Pacific/Africa/China LLC                      EI Guam Operations, L.L.C.                            1,052,504
Enron Asia Pacific/Africa/China LLC                      Batangas Power Corp.                                    446,576
Enron Asia Pacific/Africa/China LLC                      Enron China Services LLC                                258,148
Enron Asia Pacific/Africa/China LLC                      Enron Java Power Corp.                                  220,867
Enron Asia Pacific/Africa/China LLC                      Enron Subic Power Corp.                                 211,955
Enron Asia Pacific/Africa/China LLC                      OEC Nigeria Limited                                      33,720
Enron Asia Pacific/Africa/China LLC                      Enron Wenchang Holdings Company Ltd.                     17,413
Enron Asia Pacific/Africa/China LLC                      E Power Nippon Holdings Ltd.                              6,945
Enron Asia Pacific/Africa/China LLC                      Enron Biomass Ltd.                                        1,000
Enron Asia Pacific/Africa/China LLC                      Enron Changjiang Utilities Holdings Ltd.                  1,000
Enron Asia Pacific/Africa/China LLC                      Enron Cote d'Ivoire Pipelines Ltd.                        1,000
Enron Asia Pacific/Africa/China LLC                      Enron Ghana Power Holdings Ltd.                           1,000
Enron Asia Pacific/Africa/China LLC                      Enron Hainan Ltd.                                         1,000
Enron Asia Pacific/Africa/China LLC                      Enron Hong Kong Investments Ltd.                          1,000
Enron Asia Pacific/Africa/China LLC                      Enron International Chengdu Power Holdings Ltd.           1,000
Enron Asia Pacific/Africa/China LLC                      Enron International China CP Ltd.                         1,000
Enron Asia Pacific/Africa/China LLC                      Enron International China Gas Ltd.                        1,000
Enron Asia Pacific/Africa/China LLC                      Enron International China Pipeline Ltd.                   1,000
Enron Asia Pacific/Africa/China LLC                      Enron International Mariana Holdings Ltd.                 1,000
Enron Asia Pacific/Africa/China LLC                      Enron International Morocco Ltd.                          1,000
Enron Asia Pacific/Africa/China LLC                      Enron International Thailand NSM Ltd.                     1,000
Enron Asia Pacific/Africa/China LLC                      Enron Japan Strategic Investments Ltd.                    1,000
Enron Asia Pacific/Africa/China LLC                      Enron Korea Anyang/Buchon Power Ltd.                      1,000
Enron Asia Pacific/Africa/China LLC                      Enron Nigeria O&M Holdings Ltd.                           1,000

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron Asia Pacific/Africa/China LLC                  Enron Soc Trang Power Holdings II Ltd.                        1,000
Enron Asset Management Resources, Inc.               Northern Plains Natural Gas Company                           1,489
Enron Asset Management Resources, Inc.               Enron Transredes Services L.L.C.                              1,125
Enron Asset Management Resources, Inc.               WRA Services Corp.                                              205
Enron Brazil Power Holdings I Ltd.                   Enron Brazil Power Investments I Ltd.                         2,000
Enron Brazil Power Holdings I Ltd.                   GasMat Holdings Ltd.                                          1,000
Enron Broadband Services, Inc.                       Enron Transition Company, Inc.                           12,963,860
Enron Broadband Services, Inc.                       Enron Overseas Services Corp.                               452,168
Enron Broadband Services, Inc.                       DealBench L.L.C.                                            139,428
Enron Broadband Services, Inc.                       Enron America del Sur S.A.                                  132,718
Enron Broadband Services, Inc.                       Enron Broadband Services Asia/Pacific Pte Ltd               107,290
Enron Broadband Services, Inc.                       Enron Global Communications, Ltd.                           100,926
Enron Broadband Services, Inc.                       Enron Australia Pty Limited                                  14,670
Enron Broadband Services, Inc.                       Portland General Electric Company                             2,183
Enron Broadband Services, Inc.                       NBP Services Corporation                                      1,386
Enron Broadband Services, Inc.                       EBS Global Cable and Satellite, Inc.                          1,085
Enron Broadband Services, Inc.                       ECT Investments, Inc.                                         1,007
Enron Broadband Services, Inc.                       Enron Bandwidth Canada, Inc.                                  1,000
Enron Broadband Services, Inc.                       Enron Bandwidth, Inc.                                         1,000
Enron Broadband Services, Inc.                       Enron Broadband Investments Corp.                             1,000
Enron Broadband Services, Inc.                       Enron Broadband Services of Virginia, Inc.                    1,000
Enron Broadband Services, Inc.                       Enron Communications India I, Ltd.                            1,000
Enron Broadband Services, Inc.                       Enron Transportadora Holdings Ltd.                              632
Enron Broadband Services, Inc.                       Enron International Power Barge Ltd.                            568
Enron Broadband Services, Inc.                       EGEP Services Inc.                                              155
Enron Broadband Services, L.P.                       Enron Media Services, L.P.                                  547,609
Enron Broadband Services, L.P.                       Enron Global Semiconductor Services, L.P.                   378,363
Enron Capital & Trade Resources International Corp.  Enron Capital & Trade Global Resources Corp.              7,987,643
Enron Capital & Trade Resources International Corp.  Enron Europe Finance & Trading Limited                      195,702
Enron Caribbean Basin LLC                            Enron Caribbean Holdings Ltd.                            16,044,226
Enron Caribbean Basin LLC                            Energy Caribbean Finance Company                          2,279,192
Enron Caribbean Basin LLC                            Enron Overseas Services Corp.                             1,577,997
Enron Caribbean Basin LLC                            Enron Reserve I B.V.                                        601,107
Enron Caribbean Basin LLC                            Southern Cone Gas Ltd.                                      600,000
Enron Caribbean Basin LLC                            Enron Brazil Power Holdings IV Ltd.                         433,736
Enron Caribbean Basin LLC                            Enron Transportadora Holdings Ltd.                          171,876
Enron Caribbean Basin LLC                            Enron Global Communications, Ltd.                            84,074
Enron Caribbean Basin LLC                            Enron (Bolivia) C.V.                                         72,188
Enron Caribbean Basin LLC                            Enron Power Operations Limited                               66,991     (2)
Enron Caribbean Basin LLC                            CGNN Holding Company, Inc.                                   47,842
Enron Caribbean Basin LLC                            Enron Capital & Trade Global Resources Corp.                 44,760
Enron Caribbean Basin LLC                            EDC Atlantic Ltd.                                            19,152
Enron Caribbean Basin LLC                            Enron (Barbados) International Business Corporation           5,744
Enron Caribbean Basin LLC                            Enron Brazil Services Ltd.                                    2,522
Enron Caribbean Basin LLC                            Florida Gas Transmission Company                              1,274
Enron Caribbean Basin LLC                            Northern Plains Natural Gas Company                           1,266
Enron Caribbean Basin LLC                            Electricidad Enron de Venezuela Hldg Ltd                      1,000
Enron Caribbean Basin LLC                            Enron Caribbean Basin Energy Services Ltd.                    1,000
Enron Caribbean Basin LLC                            Enron Colombia Holdings Ltd.                                  1,000
Enron Caribbean Basin LLC                            Enron de Nicaragua Ltd.                                       1,000
Enron Caribbean Basin LLC                            Enron Electrica de Venezuela Holdings Ltd.                    1,000
Enron Caribbean Basin LLC                            Enron Industrial de Venezuela Ltd.                            1,000
Enron Caribbean Basin LLC                            Enron International Central America Holdings Ltd.             1,000
Enron Caribbean Basin LLC                            Enron Venezuela Ltd.                                          1,000
Enron Caribbean Basin LLC                            Enron Venezuela Serv. Holdings Ltd.                           1,000
Enron Caribbean Basin LLC                            Enron VenSteel Ltd.                                           1,000
Enron Caribbean Basin LLC                            Transportadora de Gas Oriental Hlds Ltd                       1,000
Enron Caribbean Basin LLC                            Enron Venezuela Services, Inc                                   950
Enron Caribbean Basin LLC                            Enron Palestine Inc.                                            500
Enron Caribe VI Holdings Ltd.                        Enron Caribe VI Ltd.                                          1,000
Enron Commercial Finance Ltd.                        Enron Colombia Transportation B.V.                           73,715
Enron Commercial Finance Ltd.                        Centragas - Transportadora de Gas de la Region
                                                      Central de Enron evelopment & Cia., S.C.A.                   3,792     (2)
Enron Commercial Finance Ltd.                        Enron International Development Services, Inc.                2,466
Enron Commercial Finance Ltd.                        Enron Colombia Transportation Ltd.                              150
Enron Communications Leasing Corp.                   Enron Transition Company, Inc.                              262,487
Enron Communications Leasing Corp.                   Enron Administrative Services Corp.                          82,914
Enron Corp.                                          Enron Facility Services, Inc.                           830,787,387
Enron Corp.                                          Transwestern Pipeline Company                           788,980,137
Enron Corp.                                          Marlin Water Trust / BONY as Trustee                    507,539,108     (1)
Enron Corp.                                          Enron Communications Investments Corp                   455,645,623
Enron Corp.                                          Klondike River Assets, L.L.C.                           403,999,900
Enron Corp.                                          Cerberus Aeneas Heraclespsysche / Royal Bank of Canada  226,300,000     (1)
Enron Corp.                                          Enron Power Services B.V.                               122,757,373
Enron Corp.                                          Northern Plains Natural Gas Company                     119,724,981
Enron Corp.                                          Enron Power I (Puerto Rico), Inc.                        95,930,668
Enron Corp.                                          Portland General Electric Company                        85,122,111
Enron Corp.                                          Enron Power Corp. - U.S.                                 69,209,092
Enron Corp.                                          Enron European Power Investor LLC                        51,875,406
Enron Corp.                                          ECT Investments, Inc.                                    45,772,372
Enron Corp.                                          Enron Europe L.L.C.                                      28,235,995
Enron Corp.                                          ECT-PR-B, L.L.C.                                         28,200,546
Enron Corp.                                          EBS Investments, L.L.C.                                  21,922,898
Enron Corp.                                          Enron Pipe Line Operations                               17,027,903
Enron Corp.                                          ECT Eocene Enterprises II, Inc.                          14,706,975
Enron Corp.                                          Enron International Development Services, Inc.           14,462,026

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron Corp.                                          Enron Power Construction Company                         13,748,191
Enron Corp.                                          ECT-WR-B, L.L.C.                                         11,197,177
Enron Corp.                                          Enron Equipment Installation Company                     10,383,725
Enron Corp.                                          Enron Global Inc.                                        10,239,318
Enron Corp.                                          Enron Development Piti Holdings Corp.                     9,786,123
Enron Corp.                                          Jertovec Management and Finance Limited                   9,766,495
Enron Corp.                                          Azurix Corp.                                              9,579,833
Enron Corp.                                          Enron Trading Services Inc.                               9,430,356
Enron Corp.                                          Enron Finance Corp.                                       8,491,715
Enron Corp.                                          Enron Nigeria Constructors Limited                        8,461,907
Enron Corp.                                          Enron Realty Advisors, Inc.                               7,379,007
Enron Corp.                                          EBS Trading, Inc.                                         7,062,647
Enron Corp.                                          Citadel Corporation Limited                               6,016,516
Enron Corp.                                          LFT Power II, LLC                                         5,036,524
Enron Corp.                                          Enron-Richmond Power Corp.                                4,658,362
Enron Corp.                                          Pan Border Gas Company                                    4,441,416
Enron Corp.                                          Enron Caribe VI Ltd.                                      4,415,106
Enron Corp.                                          Enron Gas Liquids Far East, Ltd.                          3,652,790
Enron Corp.                                          MCTJ Holding Company, LLC                                 2,777,572
Enron Corp.                                          Enron CASH Company No. 2                                  2,642,641
Enron Corp.                                          CommodityLogic LLC                                        2,517,581
Enron Corp.                                          Richmond Power Holdings, Inc.                             2,487,928
Enron Corp.                                          Clickpaper.com, L.L.C.                                    2,422,342
Enron Corp.                                          Riverside Farms Company                                   2,278,464
Enron Corp.                                          Brazil Energy Investments Ltd.                            2,098,088
Enron Corp.                                          EnSerCo, L.L.C.                                           1,900,000
Enron Corp.                                          ECT-PR-Z, L.L.C.                                          1,553,650
Enron Corp.                                          Inversiones Electricas del Caribe Ltd.                    1,405,262
Enron Corp.                                          Enron Energy Services Canada Corp.                        1,365,390
Enron Corp.                                          Advanced Mobile Power Systems, LLC                        1,213,934
Enron Corp.                                          Kenobe, Inc.                                              1,161,062
Enron Corp.                                          Enron Papua New Guinea Ltd.                               1,065,000
Enron Corp.                                          Enron Washington, Inc.                                    1,053,344
Enron Corp.                                          EI Puerto Rico Operations Inc.                            1,043,325
Enron Corp.                                          OEC Holding Ltd.                                          1,000,000
Enron Corp.                                          ECT-WR-Z, L.L.C.                                            977,216
Enron Corp.                                          Thai Nepco Co., Ltd.                                        897,958
Enron Corp.                                          DealBench L.L.C.                                            873,320
Enron Corp.                                          Enron Colombia Inc.                                         808,195
Enron Corp.                                          ET Power 1 LLC                                              785,381
Enron Corp.                                          Enron Transredes Services L.L.C.                            771,568
Enron Corp.                                          Enron Industrial Markets GP Corp.                           732,938
Enron Corp.                                          Enron Venezuela Ltd.                                        705,762
Enron Corp.                                          Pierce Mechanical, Inc.                                     689,239
Enron Corp.                                          Enpak Power Company Ltd.                                    646,419
Enron Corp.                                          Enron International Thailand Ltd.                           573,346
Enron Corp.                                          Pakistan Construction Services, Inc.                        570,771
Enron Corp.                                          Houston Economic Opportunity Fund II, L.P.                  564,953
Enron Corp.                                          EI Guam Operations, L.L.C.                                  515,903
Enron Corp.                                          Enron Coal Pipeline Company                                 419,008
Enron Corp.                                          Enron Cash Company No. 3                                    401,156
Enron Corp.                                          Enron Media Services, L.P.                                  400,561
Enron Corp.                                          Enron EPI Inc.                                              342,418
Enron Corp.                                          Enron India Private Ltd.                                    319,927
Enron Corp.                                          Oswego Cogen Company, LLC                                   307,331
Enron Corp.                                          Enron Global Communications, Ltd.                           300,000
Enron Corp.                                          Enron America do Sul Ltda.                                  288,305
Enron Corp.                                          MicroClimates, Inc.                                         273,589
Enron Corp.                                          PGH II, Inc.                                                178,621
Enron Corp.                                          Enron Solar Energy, Inc.                                    153,059
Enron Corp.                                          Visum Soft LLC                                              151,150
Enron Corp.                                          Enron Power Philippines Corp.                               150,925
Enron Corp.                                          Portland General Distribution, LLC                          149,783
Enron Corp.                                          India Power Ventures Inc.                                   135,039
Enron Corp.                                          EDP Power II                                                124,305
Enron Corp.                                          VENGAS, S.A.                                                 97,873
Enron Corp.                                          Enron China Services LLC                                     82,181
Enron Corp.                                          Enron Broadband Services Japan K.K.                          71,973
Enron Corp.                                          Enron Java Power Corp.                                       50,717
Enron Corp.                                          Enron Capital IV Corp.                                       46,796
Enron Corp.                                          Panhandle Gas Company                                        43,526
Enron Corp.                                          Enron Australia Pty Limited                                  39,885
Enron Corp.                                          Enron Direct Canada Corp.                                    29,294
Enron Corp.                                          Enron Credit Limited                                         25,075     (2)
Enron Corp.                                          Enron Gas de Venezuela Ltd.                                  25,000
Enron Corp.                                          World Trade Center Northwest Corporation                     21,824
Enron Corp.                                          Enron Brazil Power Investments XII Ltd.                      21,193
Enron Corp.                                          Las Vegas Cogeneration                                       18,520
Enron Corp.                                          Enron Canada Power Corp.                                     18,481
Enron Corp.                                          Enron Broadband Services Network Y.K.                        18,047
Enron Corp.                                          Enron Comercializadora de Energia Argentina S.A.             16,324
Enron Corp.                                          Batangas Power Corp.                                         14,469
Enron Corp.                                          Enron Miskolc Power Development Kft.                         13,394
Enron Corp.                                          Enron Caribe IV Ltd.                                         12,500
Enron Corp.                                          Enron Reserve 8 B.V. i.l.                                    10,532

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron Corp.                                          Enron Reserve 9 B.V. i.l.                                     9,674
Enron Corp.                                          Enron International CPO B.V.                                  8,613
Enron Corp.                                          LNG Power I, L.L.C.                                           6,279
Enron Corp.                                          Jertovec Management & Finance B.V.                            5,315
Enron Corp.                                          Enron Capital & Trade Resources Korea Corp.                   5,314
Enron Corp.                                          Enron International CR Holdings Ltd.                          2,939
Enron Corp.                                          Enron Advertising, Inc.                                       1,940
Enron Corp.                                          Enron - SE Corp.                                              1,317
Enron Corp.                                          Mavrix Transportation Trading Corp.                           1,114
Enron Corp.                                          EI Global Fuels Ltd.                                          1,000
Enron Corp.                                          Enron Advisory Services, Inc.                                 1,000
Enron Corp.                                          Enron Americas Limited                                        1,000
Enron Corp.                                          Enron Border Holdings Ltd.                                    1,000
Enron Corp.                                          Enron BPAC Ltd.                                               1,000
Enron Corp.                                          Enron Caribbean Finance Ltd.                                  1,000
Enron Corp.                                          Enron China Power Holdings Ltd.                               1,000
Enron Corp.                                          Enron CI-GH Pipeline Ltd.                                     1,000
Enron Corp.                                          Enron Development (Philippines) Ltd.                          1,000
Enron Corp.                                          Enron Development Turkey Ltd.                                 1,000
Enron Corp.                                          Enron Dominican Republic Operations Ltd.                      1,000
Enron Corp.                                          Enron International (Philippines) Ltd.                        1,000
Enron Corp.                                          Enron International Australia Capital Ltd.                    1,000
Enron Corp.                                          Enron International CPO, L.P.                                 1,000
Enron Corp.                                          Enron International Ennore Ltd.                               1,000
Enron Corp.                                          Enron International Guatemala Ltd.                            1,000
Enron Corp.                                          Enron International Holdings Ltd.                             1,000
Enron Corp.                                          Enron International Korea Energy Ltd.                         1,000
Enron Corp.                                          Enron International Philippines Holdings Ltd.                 1,000
Enron Corp.                                          Enron Int'l Merger L.L.C.                                     1,000
Enron Corp.                                          Enron Korea Gas Holdings Ltd.                                 1,000
Enron Corp.                                          Enron Lawhill Capital Corp.                                   1,000
Enron Corp.                                          Enron Licensing Corp.                                         1,000
Enron Corp.                                          Enron LNG Middle East Ltd.                                    1,000
Enron Corp.                                          Enron Nuclear Services Corp.                                  1,000
Enron Corp.                                          Enron Pipeline Uruguay Ltd.                                   1,000
Enron Corp.                                          Enron Sichuan Holdings Ltd.                                   1,000
Enron Corp.                                          Enron Southern Africa Holdings                                1,000
Enron Corp.                                          Enron Supply Corp.                                            1,000
Enron Corp.                                          Enron Thai Holdings Ltd.                                      1,000
Enron Corp.                                          Enron Transportation Services Ltd.                            1,000
Enron Corp.                                          Enron Vietnam Power Ltd.                                      1,000
Enron Corp.                                          Enron West Africa Power Ltd.                                  1,000
Enron Corp.                                          Enron Xcelerator Services, Inc.                               1,000
Enron Corp.                                          Hainan Funding Ltd.                                           1,000
Enron Corp.                                          Multiva Holdings, Ltd.                                        1,000
Enron Corp.                                          Shelby Ltd.                                                   1,000
Enron Corp.                                          Silkroad Holdings, Ltd.                                       1,000
Enron Corp.                                          Sports Financing Corp.                                          968
Enron Corp.                                          Prairie Hawk, Inc.                                              950
Enron Corp.                                          Kendall New Century Development, L.L.C.                         882
Enron Corp.                                          Zond Maine Development Corporation                              809
Enron Corp.                                          Enron Cayman Reserve 6 Ltd                                      750
Enron Corp.                                          Enron Ennore Holdings Ltd.                                      410
Enron Corp.                                          RMS Management, LLC                                             263
Enron Corp.                                          Chiricahau II LLc                                               100
Enron Corp.                                          Chiricahau VIII LLC                                             100
Enron Corp.                                          Chiricahua I LLC                                                100
Enron Corp.                                          Chiricahua IX LLC                                               100
Enron Corp.                                          Chiricahua V LLC                                                100
Enron Corp.                                          Chiricahua VI LLC                                               100
Enron Corp.                                          Chiricahua VII LLC                                              100
Enron Corp.                                          Chiricahua X LLC                                                100
Enron Corp.                                          Chiricahua XI LLC                                               100
Enron Corp.                                          Chiricahua XII LLC                                              100
Enron Corp.                                          Chiricahua XIII LLC                                             100
Enron Corp.                                          Enron International Gas Sales Company                            42
Enron Corp.                                          Enron Bahrain Gas Operations LLC                                 35
Enron Corp.                                          Enron South Asia LLC                                             35
Enron Corp.                                          Enron Nippon Holdings LLC                                        31
Enron Corp.                                          Enron Energy Services Mexico Holding Co.                         26
Enron Corp.                                          Enron Americas LNG Company                                        9
Enron Corp.                                          Enron Venezuela Services, Inc                                     4
Enron Credit Inc.                                    Enron Credit Limited                                     49,608,439     (2)
Enron Development Corp.                              Enron Development Piti Holdings Corp.                     7,835,670
Enron Development Corp.                              Enron International C.V.                                     31,456
Enron Development Corp.                              Enron Power Philippines Corp.                                 8,871
Enron Development Corp.                              Enron Reserve Holdings                                        1,000
Enron Development Corp.                              Azurix Corp.                                                    778
Enron Development Funding Ltd.                       Enron Canada Corp. (aka Papier Stadacona Ltee)          187,400,000
Enron Development Funding Ltd.                       LNG Power IV Limited                                     94,126,490
Enron Development Funding Ltd.                       Enron Power Philippines Corp.                            90,144,817
Enron Development Funding Ltd.                       Enron Power Holdings (Turkey) B.V.                       42,040,046
Enron Development Funding Ltd.                       VENGAS, S.A.                                             33,031,964
Enron Development Funding Ltd.                       Enron Canada Corp. (aka Papier Stadacona Ltee)           13,412,728
Enron Development Funding Ltd.                       Enron Caribbean Holdings Ltd.                            12,142,763

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron Development Funding Ltd.                       Batangas Power Corp.                                     10,679,342     (2)
Enron Development Funding Ltd.                       Enron Electric Power Brazil C.V.                          7,061,823
Enron Development Funding Ltd.                       Compagnie Papiers Stadacona                               6,518,440
Enron Development Funding Ltd.                       Enron Power Holdings C.V.                                 6,118,383
Enron Development Funding Ltd.                       Enron Power Holdings B.V.                                 5,222,454
Enron Development Funding Ltd.                       Enron Pipeline Colombia Limited Partnership               3,473,007
Enron Development Funding Ltd.                       Compression Projects Finance Ltd.                         2,555,956
Enron Development Funding Ltd.                       Enron Capital & Trade Resources Mexico Holdings B.V.      2,487,272
Enron Development Funding Ltd.                       EIM Holdings (US) Inc.                                    1,958,850
Enron Development Funding Ltd.                       Enron Colombia Investments Limited Partnership            1,844,200
Enron Development Funding Ltd.                       Enron Accro B.V.                                          1,096,153
Enron Development Funding Ltd.                       Enron Americas Limited                                    1,091,986
Enron Development Funding Ltd.                       Electricidad Enron de Guatemala, S.A.                       993,291
Enron Development Funding Ltd.                       Enron Dominican Republic Operations Ltd.                    891,008
Enron Development Funding Ltd.                       Enron Servicios Guatemala, Limitada                         873,603     (2)
Enron Development Funding Ltd.                       Enron Electricidad de Nicaragua, S.A.                        26,801
Enron Development Funding Ltd.                       PQP Limited                                                  22,840
Enron Development Funding Ltd.                       Enron Comercializadora de Energia Argentina S.A.              9,542
Enron Development Management Ltd.                    Enron Guam Piti Corporation                                   1,000
Enron do Brazil Holdings Ltd.                        Enron Servicios de Energia, S.A.                                350
Enron Energy Services North America, Inc.            Enron Facility Services, Inc.                               600,710
Enron Energy Services North America, Inc.            Citrus Corp.                                                    147
Enron Energy Services Operations, Inc.               Integrated Process Technologies, LLC                      1,662,721
Enron Energy Services Operations, Inc.               Enron Energy Services Capital Corp.                         898,034
Enron Energy Services Operations, Inc.               Owens Corning Energy LLC                                     97,948
Enron Energy Services Operations, Inc.               Pierce Mechanical, Inc.                                      62,104
Enron Energy Services Operations, Inc.               Azurix Corp.                                                 58,329
Enron Energy Services Operations, Inc.               Enron Washington, Inc.                                       48,388
Enron Energy Services Operations, Inc.               DealBench L.L.C.                                             27,131
Enron Energy Services Operations, Inc.               Enron Colombia Inc.                                          25,645
Enron Energy Services Operations, Inc.               Enron Transition Company, Inc.                                5,712
Enron Energy Services Operations, Inc.               Affiliated Building Services, Inc.                            4,366
Enron Energy Services Operations, Inc.               Enron Energy Services Canada Corp.                            2,636
Enron Energy Services Operations, Inc.               EGEP Services Inc.                                            1,700
Enron Energy Services Operations, Inc.               EES Property Services, Inc.                                   1,000
Enron Energy Services Operations, Inc.               Enron Acquisition IV Corp.                                    1,000
Enron Energy Services Operations, Inc.               Enron Acquisition V Corp                                      1,000
Enron Energy Services Operations, Inc.               ServiceCo Operations, Inc.                                    1,000
Enron Energy Services Operations, Inc.               Enron Energy Services Mexico Holding Co.                        900
Enron Energy Services Operations, Inc.               Citrus Corp.                                                     54
Enron Energy Services, Inc.                          Enron Facility Services, Inc.                            46,098,797
Enron Energy Services, Inc.                          Enron Energy Services Canada Corp.                        2,552,802
Enron Energy Services, Inc.                          Enron Canada Corp. (aka Papier Stadacona Ltee)            1,056,109
Enron Energy Services, Inc.                          Transwestern Pipeline Company                                24,473
Enron Energy Services, Inc.                          EFS Water Treatment Services                                 23,041
Enron Energy Services, LLC                           Enron Energy Services International Co.                   2,006,830
Enron Energy Services, LLC                           Enron California Municipal Services, Inc.                   582,993
Enron Engineering & Construction Company             Enron Export Sales Ltd.                                  62,165,170
Enron Engineering & Construction Company             Enron Power Operating Company                            13,896,362
Enron Engineering & Construction Company             Enron Europe EPC Services                                 5,906,642     (2)
Enron Engineering & Construction Company             Enron Power Corp. - U.S.                                  4,072,844
Enron Engineering & Construction Company             Enron Power Construction (Brasil) Ltda.                     581,448
Enron Engineering & Construction Company             Enron Overseas Services Corp.                               364,058
Enron Engineering & Construction Company             Florida Gas Transmission Company                             60,347
Enron Engineering & Construction Company             Enron America del Sur S.A.                                   57,390
Enron Engineering & Construction Company             Enron International Power Barge Ltd.                         28,905
Enron Engineering & Construction Company             DealBench L.L.C.                                             12,000
Enron Engineering & Construction Company             Clear Lake Cogeneration L.P.                                  6,064
Enron Engineering & Construction Company             Atlantic India Holdings Ltd.                                  4,530
Enron Engineering & Construction Company             Cogenron, Inc.                                                3,544
Enron Engineering & Construction Company             EGEP Services Inc.                                            1,510
Enron Expat Services Inc.                            Operadora de Buenos Aires S.R.L.                              6,000
Enron Expat Services Inc.                            Enron Pipeline Company - Argentina S.A.                       1,838
Enron Fuels International, Inc.                      Enron Capital & Trade Global Resources Corp.                318,121
Enron Gas Liquids, Inc.                              Enron Capital & Trade Resources Korea Corp. -
                                                      Korean Branch                                              111,968
Enron Global LNG LLC                                 Enron Power Operations Limited                              764,913     (2)
Enron Global LNG LLC                                 Enron Middle East Ltd.                                      353,899
Enron Global LNG LLC                                 Enron Venezuela Ltd.                                        290,067
Enron Global LNG LLC                                 EGEP Services Inc.                                           12,453
Enron Global LNG LLC                                 Enron LNG Development Corp.                                   6,434
Enron Global LNG LLC                                 Enron Americas LNG Company                                    1,000
Enron Global LNG LLC                                 Enron Asia Gas Transport Company                              1,000
Enron Global LNG LLC                                 Enron Dominicana LNG Holdings Ltd.                            1,000
Enron Global LNG LLC                                 Enron Intelligence Exchange                                   1,000
Enron Global LNG LLC                                 Enron International Gas Sales Company                         1,000
Enron Global LNG LLC                                 Enron LNG (BVI) Marketing Ltd.                                1,000
Enron Global LNG LLC                                 Enron LNG Holdings Ltd.                                       1,000
Enron Global LNG LLC                                 Guangdong LNG Holdings                                        1,000
Enron Global LNG LLC                                 Enron Qatar Holdings Ltd.                                       386
Enron Global Markets LLC                             Enron Overseas Services Corp.                                70,896
Enron Global Markets LLC                             Enron Capital & Trade Resources Korea Corp. -
                                                      Korean Branch                                               54,284
Enron Global Markets LLC                             Enron Australia Pty Limited                                  38,067
Enron Global Markets LLC                             DealBench L.L.C.                                              5,000
Enron Global Markets LLC                             Enron LNG Services Ltd.                                       4,903
Enron Global Markets LLC                             Enron Investment Partners Co.                                 4,002

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron Global Markets LLC                             Florida Gas Transmission Company                              3,358
Enron Global Markets LLC                             Enron America do Sul Ltda.                                    2,545
Enron Global Markets LLC                             Enron Market Claims Trading Corp.                             1,000
Enron Global Markets LLC                             Enron International Power Barge Ltd.                            227
Enron India LLC                                      Enron Overseas Services Corp.                             1,623,402
Enron India LLC                                      Enron India Natural Gas, Inc.                             1,240,368
Enron India LLC                                      India Electric Maintenance Ltd.                               5,328
Enron India LLC                                      Enron Cambay Exploration & Production Company                 1,000
Enron India LLC                                      Enron India Power Ltd.                                        1,000
Enron India LLC                                      Enron International Bangladesh Ltd.                           1,000
Enron India LLC                                      Enron International Bangladesh Power Holding Co. Ltd.         1,000
Enron India LLC                                      Enron International CMI Ltd.                                  1,000
Enron India LLC                                      Enron International Haripur Ltd.                              1,000
Enron India LLC                                      Enron International India Ltd.                                1,000
Enron India LLC                                      Enron International PAL India Ltd.                            1,000
Enron India LLC                                      Northern Plains Natural Gas Company                             753
Enron Industrial Markets LLC                         Enron Power Operations Limited                            6,196,360     (2)
Enron Industrial Markets LLC                         DealBench L.L.C.                                              4,345
Enron Industrial Markets LLC                         Clickpaper.com, L.L.C.                                        3,427
Enron Industrial Markets LLC                         Enron Industrial Markets GP Corp.                             1,000
Enron Industrial Markets LLC                         Florida Gas Transmission Company                                624
Enron International Holdings Corp.                   Enron Global Inc.                                        25,134,287
Enron International Holdings Corp.                   Enron Java Power Corp.                                        1,000
Enron International Holdings Corp.                   Verdenergia Enron de Puerto Rico, Inc.                        1,000
Enron International Holdings Corp.                   Enron Global Capital Company                                    765
Enron Liquid Fuels, Inc.                             Enron Fuels Caribbean, L.P.                              16,336,561
Enron Management, Inc.                               Northern Plains Natural Gas Company                         162,818
Enron Management, Inc.                               Florida Gas Transmission Company                            117,452
Enron Mauritius Company                              Enron India Private Ltd.                                    116,083
Enron Metals & Commodity Corp.                       Enron Trade Services Holdings Inc.                        1,281,285
Enron Metals & Commodity Corp.                       Enron Power Operations Limited                              672,105     (2)
Enron Metals & Commodity Corp.                       Enron Metals & Commodity (Canada) Inc.                      469,470     (2)
Enron Metals & Commodity Corp.                       Enron Trading Limited                                           100
Enron Middle East LLC                                Enron Middle East Ltd.                                      716,129
Enron Middle East LLC                                EGEP Services Inc.                                          446,187
Enron Middle East LLC                                Enron Australia Pty Limited                                  21,102
Enron Middle East LLC                                Enron Transition Company, Inc.                               17,255
Enron Middle East LLC                                Enpak Holdings Ltd.                                           2,000
Enron Middle East LLC                                Enron Power Construction Company                              1,354
Enron Middle East LLC                                Enron Egypt Power Ltd.                                        1,000
Enron Middle East LLC                                Enron Gulf Holdings Ltd.                                      1,000
Enron Middle East LLC                                Enron Jebel Ali Power Ltd.                                    1,000
Enron Middle East LLC                                Enron Oman Cooling Ltd.                                       1,000
Enron Middle East LLC                                Enron Oman Gas Ltd.                                           1,000
Enron Middle East LLC                                Enron Oman Gas Pipeline Operations Ltd.                       1,000
Enron Middle East LLC                                Enron Palestine Inc.                                          1,000
Enron Middle East LLC                                Enron Qatar Holdings Ltd.                                     1,000
Enron Middle East LLC                                Enron Saudi Energy Ltd.                                       1,000
Enron Middle East LLC                                Enron Saudi Holdings Ltd.                                     1,000
Enron Natural Gas Marketing Corp.                    Enron Compression Services Company                       14,947,562
Enron Natural Gas Marketing Corp.                    Enron Canada Corp. (aka Papier Stadacona Ltee)            1,986,328
Enron Net Works LLC                                  Enron Europe Limited                                        189,505     (2)
Enron Net Works LLC                                  Enron Overseas Services Corp.                                60,670
Enron Net Works LLC                                  Enron Venezuela Ltd.                                         15,366
Enron North America Corp.                            Citrus Corp.                                             62,922,618
Enron North America Corp.                            Enron Capital & Trade Resources Limited                   8,514,691     (2)
Enron North America Corp.                            WRA Services Corp.                                        6,449,148
Enron North America Corp.                            Crestone Gathering Services, L.L.C.                       6,045,603
Enron North America Corp.                            Compagnie Papiers Stadacona                               5,657,371
Enron North America Corp.                            Las Vegas Cogeneration II, LLC                            5,651,102
Enron North America Corp.                            Enron Compression Services Company                        2,359,739
Enron North America Corp.                            Crestone Powder River, L.L.C.                             2,298,062
Enron North America Corp.                            Enron Capital & Trade Global Resources Corp.              1,289,680
Enron North America Corp.                            Panhandle Gas Company                                     1,155,431
Enron North America Corp.                            East Sour Lake Exploration & Production L.P.              1,109,555
Enron North America Corp.                            Transwestern Pipeline Company                             1,022,090
Enron North America Corp.                            Enron Overseas Services Corp.                               748,077
Enron North America Corp.                            Enron Oregon Services, Inc.                                 450,000
Enron North America Corp.                            Enron Field Services Corp.                                  395,593
Enron North America Corp.                            Enron Power Investments, Inc.                               379,552
Enron North America Corp.                            Enron Europe Operations (Advisor) Limited                   266,552
Enron North America Corp.                            Enron Europe EPC Services                                   236,924     (2)
Enron North America Corp.                            Enron Transition Company, Inc.                              173,784
Enron North America Corp.                            Enron Europe Limited                                        158,869     (2)
Enron North America Corp.                            Portland General Electric Company                           147,177     (2)
Enron North America Corp.                            Enron Capital & Trade Resources Korea Corp. -
                                                      Korean Branch                                              121,667
Enron North America Corp.                            Entrada Energy Ventures, L.L.C.                              62,663
Enron North America Corp.                            Kendall New Century Development, L.L.C.                      60,191
Enron North America Corp.                            EGEP Services Inc.                                           30,847
Enron North America Corp.                            Enron America do Sul Ltda.                                   28,449
Enron North America Corp.                            Citrus Corp.                                                 25,149
Enron North America Corp.                            ECT Coal Company No. 2, L.L.C.                               17,482
Enron North America Corp.                            DealBench L.L.C.                                             15,245
Enron North America Corp.                            SUNCO Ltd.                                                    6,833
Enron North America Corp.                            ECT Cayman Reserve 5 Ltd.                                     1,000

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                   AFFILIATE/SPE -- DUE TO                                   AMOUNT     FOOTNOTE
------------------                                   -----------------------                                 -----------  --------
Enron North America Corp.                            ECT Cayman Reserve 6 Ltd.                                     1,000
Enron North America Corp.                            ECT Coal Company No. 1, L.L.C.                                1,000
Enron North America Corp.                            Mangas Corp.                                                  1,000
Enron North America Corp.                            Enron Power Operating Company                                   778
Enron North America Corp.                            Northern Border P/L - Prebuild                                  652
Enron North America Corp.                            Enron International Power Barge Ltd.                            568
Enron North America Corp.                            Integrated Process Technologies, LLC                            365
Enron North America Corp.                            ECT Thailand Investments, Inc.                                  110
Enron North America Corp.                            Clickpaper.com, L.L.C.                                          102
Enron North America Corp.                            Napa I, L.L.C.                                                  100
Enron North America Corp.                            JSB Asset, L.L.C.                                               100
Enron Operations Services Corp. (ETS)                Enron Pipe Line Operations                                1,220,029
Enron Operations Services Corp. (ETS)                Pan Border Gas Company                                    1,110,911
Enron Operations Services Corp. (ETS)                Enron Administrative Services Corp.                          25,000
Enron Operations Services Corp. (ETS)                EGEP Services Inc.                                            3,909
Enron Operations Services Corp. (ETS)                Azurix Corp.                                                     70
Enron Operations Services Corp. (ETS)                Northern Border Intermediate Limited Partnership                 18
Enron Pipeline Construction Services Company         Enron Equipment Procurement Company                       1,550,078
Enron Pipeline Services Company                      CGNN Holding Company, Inc.                                  171,365
Enron Pipeline Services Company                      Northern Border P/L - Prebuild                                9,529
Enron Pipeline Services Company                      Enron Pipe Line Operations                                    4,167
Enron Pipeline Services Company                      Citrus Corp.                                                  3,685
Enron Power Corp.                                    Enron Power Construction Company                         27,330,260
Enron Power Corp.                                    ECT Europe, Inc.                                         11,921,050
Enron Power Corp.                                    Enron Equipment Procurement Company                          45,692
Enron Power Corp.                                    Enron Export Sales Ltd.                                      37,199
Enron Power Marketing, Inc.                          Portland General Electric Company                           333,009
Enron Power Marketing, Inc.                          Enron Compression Services Company                          193,101
Enron Power Marketing, Inc.                          Elizabethtown Power, LLC                                    112,000
Enron Power Marketing, Inc.                          Lumberton Power, LLC                                        112,000
Enron Property & Services Corp.                      Affiliated Building Services, Inc.                           80,741
Enron Property & Services Corp.                      ECT Investments, Inc.                                        21,302
Enron Renewable Energy Corp.                         Enron Solar Energy, Inc.                                 31,355,095
Enron Renewable Energy Corp.                         Enron Gas Services Corp                                      44,517
Enron Renewable Energy Corp.                         Enron America do Sul Ltda.                                      910
Enron Renewable Energy Corp.                         Zond Constructors II, Inc.                                      121
Enron South America LLC                              Enron Brazil Energy Investments Ltd.                     12,000,000
Enron South America LLC                              GasOriente Boliviano Ltda.                                1,195,000
Enron South America LLC                              Enron Brazil Services Ltd.                                  760,298
Enron South America LLC                              Enron Transredes Services L.L.C.                            649,808
Enron South America LLC                              Enron Overseas Services Corp.                               302,665
Enron South America LLC                              Enron Comercializadora de Energia Argentina S.A.            236,140
Enron South America LLC                              ECT Investments, Inc.                                        92,890
Enron South America LLC                              Enron Brazil Power Investments XII Ltd.                      25,776
Enron South America LLC                              Florida Gas Transmission Company                             10,303
Enron South America LLC                              Enron Brazil Power Holdings III Ltd.                          2,000
Enron South America LLC                              Enron Electric Brazil Holdings Ltd.                           2,000
Enron South America LLC                              Enron International Bahia Ltd.                                2,000
Enron South America LLC                              Transborder Gas Services Ltd.                                 2,000
Enron South America LLC                              Transredes - Transporte de Hidrocarburos S.A.                 1,584
Enron South America LLC                              Belo Horizonte Power Ltd.                                     1,000
Enron South America LLC                              Bijupira-Salema Development Company Ltd.                      1,000
Enron South America LLC                              Brazil Power Investments Ltd.                                 1,000
Enron South America LLC                              EI Communications Holdings Ltd.                               1,000
Enron South America LLC                              Enron Argentina CHESA Holdings, Inc.                          1,000
Enron South America LLC                              Enron Argentina Development Ltd.                              1,000
Enron South America LLC                              Enron Argentina Investments, Inc.                             1,000
Enron South America LLC                              Enron Brazil Power Holdings 19 Ltd.                           1,000
Enron South America LLC                              Enron Brazil Power Holdings 24 Ltd.                           1,000
Enron South America LLC                              Enron Brazil Power Holdings IV Ltd.                           1,000
Enron South America LLC                              Enron Brazil Power Holdings VI Ltd.                           1,000
Enron South America LLC                              Enron Brazil Power Holdings VII Ltd.                          1,000
Enron South America LLC                              Enron Brazil Power Holdings X Ltd.                            1,000
Enron South America LLC                              Enron Brazil Power Holdings XV Ltd.                           1,000
Enron South America LLC                              Enron Brazil Power Holdings XVI Ltd.                          1,000
Enron South America LLC                              Enron Brazil Power Holdings XVII Ltd.                         1,000
Enron South America LLC                              Enron Brazil Power Holdings XVIII Ltd.                        1,000
Enron South America LLC                              Enron Development Belo Horizonte Ltd.                         1,000
Enron South America LLC                              Enron Development Brazil Ltd.                                 1,000
Enron South America LLC                              Enron Energia de Bolivia Holdings Ltd.                        1,000
Enron South America LLC                              Enron South America Energy Services Holdings Ltd.             1,000
Enron South America LLC                              Enron Transportadora de Bolivia Ltd.                          1,000
Enron South America LLC                              Enron Transportadora Uruguay Ltd.                             1,000
Enron South America LLC                              Gas Natural Sudamericano Ltd.                                 1,000
Enron South America LLC                              International Energy Developments of Peru Corp.               1,000
Enron South America LLC                              International Energy Holdings of Peru Corp.                   1,000
Enron South America LLC                              International Energy Investments of Peru Corp.                1,000
Enron South America LLC                              Rio Energia Holdings Ltd.                                     1,000
Enron South America LLC                              Southern Brazil Electric Holdings Ltd.                        1,000
Enron South America LLC                              Southwest Brazil Electric Holdings Ltd.                       1,000
Enron South America LLC                              Transborder Gas Services II Ltd.                              1,000
Enron South America LLC                              Transborder Shipping Services Ltd.                            1,000
Enron South America LLC                              Enron International Power Barge Ltd.                            114
Enron Telecommunications, Inc.                       Enron Administrative Services Corp.                           1,776
Enron Transportation Services Company                CGNN Holding Company, Inc.                                1,001,000

                                                                                                               ALLOWED
DEBTOR -- DUE FROM                                       AFFILIATE/SPE -- DUE TO                               AMOUNT     FOOTNOTE
------------------                                       -----------------------                             -----------  --------
Enron Transportation Services Company                    Northern Plains Natural Gas Company                     191,643
Enron Transportation Services Company                    Transportation Trading Services Company                  90,878
Enron Transportation Services Company                    Mavrix Transportation Trading Corp.                       1,000
Enron Transportation Services Company                    Transwestern Pipeline Company                               997
Enron Transportation Services Company                    Pan Border Gas Company                                      447     (2)
Enron Ventures Corp.                                     KGB, L.L.C.                                                 100
Enron Wind Development Corp.                             Enron Wind International Holding Corp.                1,737,500
EnronOnline, LLC                                         Enron Administrative Services Corp.                     629,497
EnronOnline, LLC                                         Enron Australia Pty Limited                              27,637
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Aeolos, S.A                                           2,300,000
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Management Corporation IV            2,089,550
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Management Corporation V             1,720,850
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Management Corporation               1,445,743
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Management Corporation III           1,385,425
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Sky River LLC                                         1,100,000
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Management Corporation II              713,623
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  IWECO Megali Vrissi, S.A.                               700,000
EREC Subsidiary I, LLC (f/k/a Enron Wind Systems, Inc.)  Zond Windsystems Operating Corporation                  251,759
EREC Subsidiary III, LLC(f/k/a Enron Wind Energy
  Systems Corp.)                                         Crete Hellas Holdings BV                                300,000
EREC Subsidiary III, LLC(f/k/a Enron Wind Energy
  Systems Corp.)                                         Enron Wind Overseas Development, Ltd                    200,000
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Enron Wind International Holding Corp.                8,051,162
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Victory Garden LLC                                    2,000,000
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Enron Wind Cabazon Funding LLC                          213,099
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Zond Iowa Development Corporation                        46,420
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Enron Wind Cabazon LLC                                   13,800
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Zond Windsystems Management Corporation V                 4,968
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Zond Windsystems Management Corporation III               4,759
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Zond Palm Springs Development Corporation                 1,483
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Enron Wind Palm Springs LLC                                 965
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Palm Springs Power Partners LLC                             910
EREC Subsidiary V, LLC (f/k/a Enron Wind Corp.)          Zond Maine Development Corporation                          184
LGMI, Inc.                                               Enron Administrative Services Corp.                      88,931
LINGTEC Constructors L.P.                                Enron Power Services B.V.                             3,627,703
LINGTEC Constructors L.P.                                Enron Mauritius Services Company Ltd                     17,563
LINGTEC Constructors L.P.                                Offshore Power Operations C.V.                           13,175
LOA, Inc.                                                Enron Pipe Line Operations                                1,620
Louisiana Resources Company                              Enron Administrative Services Corp.                       2,966
LRCI, Inc.                                               Enron Power Operating Company                            14,874
National Energy Production Corporation                   Enron Equipment Procurement Company                 335,388,760
National Energy Production Corporation                   Enron Power Operations Limited                          348,695     (2)
National Energy Production Corporation                   Northern Plains Natural Gas Company                       2,851     (2)
National Energy Production Corporation                   EGEP Services Inc.                                           49
NEPCO Services International, Inc.                       Pakistan Construction Services, Inc.                      3,356
NEPCO Services International, Inc.                       Enron Equipment Installation Company                      2,173
Operational Energy Corp.                                 Enron Facility Services, Inc.                        42,015,316
Operational Energy Corp.                                 Enron Power Operations Limited                          144,542     (2)
Operational Energy Corp.                                 Enron Overseas Services Corp.                            87,774
Operational Energy Corp.                                 OEC Holding Ltd.                                          1,000
Paulista Electrical Distribution, L.L.C.                 Enron Brazil Power Holdings V Ltd.                        1,000
PBOG Corp.                                               ECT Investments, Inc.                                 8,500,000
Portland General Holdings, Inc.                          Portland General Electric Company                     5,307,504
Richmond Power Enterprise, L.P.                          Enron Power Operating Company                               275
Risk Management & Trading Corp.                          Chiricahua V LLC                                    953,778,783
Risk Management & Trading Corp.                          Enron Canada Corp. (aka Papier Stadacona Ltee)      820,000,000
Risk Management & Trading Corp.                          Chiricahua IX LLC                                   487,455,963
Risk Management & Trading Corp.                          Chiricahua IV LLC                                   469,340,595
Risk Management & Trading Corp.                          Chiricahau VIII LLC                                 401,232,102
Risk Management & Trading Corp.                          Chiricahua III LLC                                  211,462,314
Risk Management & Trading Corp.                          Chiricahua VII LLC                                  147,109,083
Risk Management & Trading Corp.                          Chiricahau II LLc                                   116,726,261
Risk Management & Trading Corp.                          Chiricahua VI LLC                                   104,440,550
Risk Management & Trading Corp.                          Chiricahua XI LLC                                   103,354,618
Risk Management & Trading Corp.                          Chiricahua X LLC                                     63,888,603
Risk Management & Trading Corp.                          Chiricahua I LLC                                     55,835,247
Risk Management & Trading Corp.                          Transwestern Pipeline Company                        30,740,277
Risk Management & Trading Corp.                          Chiricahua XIV LLC                                   27,627,500
Risk Management & Trading Corp.                          Enron Finance Corp.                                  23,079,405
Risk Management & Trading Corp.                          Chiricahua XII LLC                                   21,886,023
Risk Management & Trading Corp.                          Chiricahua XIII LLC                                  12,623,840
Risk Management & Trading Corp.                          Florida Gas Transmission Company                      7,374,761
Risk Management & Trading Corp.                          Enron Capital & Trade Global Resources Corp.          2,967,921
Risk Management & Trading Corp.                          Enron Compression Services Company                    2,787,332
Risk Management & Trading Corp.                          Enron Fuels Caribbean, L.P.                           2,381,970
Risk Management & Trading Corp.                          Southern Cone Gas Ltd.                                  825,991
Risk Management & Trading Corp.                          East Sour Lake Exploration & Production L.P.            532,248
Risk Management & Trading Corp.                          Enron CASH Company No. 1                                 16,740
Risk Management & Trading Corp.                          Compression Projects Finance Ltd.                         3,341
Risk Management & Trading Corp.                          Enron Holdings 1, S.L.                                    2,857
Risk Management & Trading Corp.                          FS 360 Corp.                                              1,000
San Juan Gas Company, Inc.                               Enron Americas Energy Services, Inc.                    607,440
Superior Construction Company                            Enron Equipment Installation Company                    714,499
Superior Construction Company                            Enron Equipment Procurement Company                     482,874
Superior Construction Company                            Enron Power Services B.V.                                 8,462
Superior Construction Company                            Enron Gaza Operations Ltd.                                2,658
The Protane Corporation                                  Citadel Corporation Limited                           7,389,304

                                                                         ALLOWED
DEBTOR -- DUE FROM                 AFFILIATE/SPE -- DUE TO               AMOUNT     FOOTNOTE
------------------                   -------------------                 ------     --------

Footnotes:

(1)  Amount set forth in an order of the Bankruptcy Court

(2)  Amount reflected in a proof of claim and agreed to by the relevant Debtor

   SCHEDULE SETTING FORTH (1) THE IDENTITY OF THE PROPOSED SENIOR OFFICERS AND DIRECTORS OF REORGANIZED ENE AND (2) THE IDENTITY AND COMPENSATION OF ANY
             INSIDERS TO BE RETAINED OR EMPLOYED BY REORGANIZED ENE


                                      U, V

                                                                   Schedule U, V

                  SCHEDULE OF DIRECTORS, OFFICERS AND INSIDERS

I.       INTRODUCTION(1)

                  The Disclosure Statement requires the Debtors to disclose the identities of (i) the proposed senior officers and directors of Reorganized ENE and (ii) any insiders to be retained or employed by Reorganized ENE and their compensation.(2) This Schedule identifies the individuals the Debtors have preliminarily identified to serve as officers and directors of Reorganized ENE, as well as the other Reorganized Debtors, as of the Effective Date.(3) In addition, this Schedule includes information regarding the directors and senior executives of the Operating Entities as of the Effective Date. This Schedule also identifies the insiders to be retained or employed by the Reorganized Debtors and their compensation.

                  As provided in the Disclosure Statement, in the event that, during the period from the Confirmation Hearing up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve on the (i) board of directors of Reorganized ENE or
(ii) board of directors or board of managers of the Operating Entities, the Debtors will file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person will be deemed to have been selected and disclosed prior to the Confirmation Hearing. In addition, other than the board of directors for Reorganized ENE, it should be noted that the board of directors for each of the Reorganized Debtors may be reconstituted in accordance with the applicable provisions in their corporate governance documents at any time.

II.      BOARDS OF DIRECTORS

         A.       REORGANIZED ENE

                  The board of directors of Reorganized ENE shall consist of five (5) persons selected by the Debtors, after consultation with (a) the Creditors' Committee with respect to four (4) of the Debtors' selections and (b) the ENA Examiner with respect to one (1) of the Debtors' selections. The anticipated board of directors of Reorganized ENE will be Stephen D. Bennett, Eugene I. Davis, Rick A. Harrington, James R. Latimer, III and John J. Ray, III.(4) The annual

-----------------------------
(1) Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Disclosure Statement.

(2) Insider means a "(i) director of the debtor; (ii) officer of the debtor; (iii) person in control of the debtor; (iv) partnership in which the debtor is a general partner; (v) general partner of the debtor; or (vi) relative of a general partner, director, officer, or person in control of the debtor." 11 U.S.C. Section 101(31).

(3) Although there may be additional individuals serving as officers of the Reorganized Debtors as of the Confirmation Date, the Debtors anticipate that there will be further reductions in work force as the Debtors continue their ongoing liquidation and wind-down. As such, the Debtors have listed only those officers who will serve as of the Effective Date.

(4) The Debtors reserve the right to modify this schedule and the identity of the proposed board of directors of Reorganized ENE at any time prior to the commencement of the Confirmation Hearing and after consultation with (a) the Creditors' Committee with respect to four (4) of the Debtors' selections and (b)
compensation for the board members shall be as follows: $200,000 for the chairman and $150,000 for the remaining board members. Each individual will receive such compensation, without duplication, for his service as a board member of Reorganized ENE and for all services rendered by such individual to Reorganized ENE, including, without limitation, any services rendered in connection with any trust board (or similar governing body) or services rendered with respect to the Disputed Claims Reserve.

         B.       REORGANIZED DEBTORS (DOMESTIC)

                  Other than Reorganized ENE, for each of the Reorganized Debtors who will have boards of directors or boards of managers, such boards will be composed of either (i) Raymond M. Bowen, Jr., Robert H. Walls, Jr. and
K. Wade Cline or (ii) Raymond M. Bowen, Jr., Robert H. Walls, Jr., K. Wade Cline and Robert J. Semple, each of whom is identified herein as an officer and insider of Reorganized ENE.

                  Raymond M. Bowen, Jr., 44, was elected as Executive Vice President and Chief Financial Officer of ENE in January, 2002. Mr. Bowen has served the Enron Companies in various management and finance roles since 1996. Prior to joining the Enron Companies, Mr. Bowen was a commercial banker in Houston, Texas.

                  Robert H. Walls, Jr., 43, was elected as Executive Vice President and General Counsel of ENE in March, 2002. Mr. Walls has served the Enron Companies in various senior legal roles since 1992. Before joining the Enron Companies, Mr. Walls practiced law in Houston, Texas.

                  K. Wade Cline, 41, was elected as Managing Director and Assistant General Counsel of ENE in February, 2002. Mr. Cline has served the Enron Companies in various legal and management roles since 1992. Before joining the Enron Companies, Mr. Cline practiced law in Houston, Texas.

                  Robert J. Semple, 58, has served the Enron Companies as Associate Director of Restructuring since January 2002. Mr. Semple is retained by ENE pursuant to an order of the Bankruptcy Court, dated April 4, 2002 (as modified on October 24, 2002, May 29, 2003 and November 20, 2003) authorizing the Debtors to enter into an agreement to employ Stephen Forbes Cooper, LLC ("S.
F. Cooper LLC") as an independent contractor to provide management services for the Debtors. Prior to working on these Chapter 11 Cases, Mr. Semple worked on a variety of restructuring projects for Kroll Zolfo Cooper and its affiliates.

                  Certain of the Reorganized Debtors are limited liability companies and limited partnerships governed by the applicable Reorganized Debtor(s) acting as manager or general partner of those entities. This Schedule includes a listing of such managers or general partners and their respective board of directors or board of managers.

-----------------------------
         the ENA Examiner with respect to one (1) of the Debtors' selections. To the extent modifications are made, the Debtors will file an amended schedule reflecting any such modifications.

         C.       REORGANIZED DEBTORS (INTERNATIONAL)

                  Generally, the boards of directors or boards of managers for each of the Reorganized Debtors located in foreign jurisdictions will be composed of either (i) Raymond M. Bowen, Jr., K. Wade Cline and Robert H. Walls, Jr. or (ii) Raymond M. Bowen, Jr., K. Wade Cline, Robert H. Walls, Jr. and Robert J. Semple, each of whom is identified herein as an officer and insider of Reorganized ENE. However, two of the Reorganized Debtors - Enron Mauritius (a Mauritius company) and NSH (a Netherlands B.V.) - are formed under the laws of foreign jurisdictions that require foreign directors. As such, the composition of the board of directors for each such Reorganized Debtor will vary from the boards listed above.

         D.       OPERATING ENTITIES

                  The anticipated board of managers of CrossCountry and board of directors of Prisma are set forth in the Disclosure Statement. It is anticipated that the current directors of PGE (as disclosed in PGE's public filings, which are available for viewing in the "Related Documents" section at http://www.enron.com/corp/por/) will continue to serve in that capacity.

III.     COMPENSATION

                  For purposes of this Schedule, "annual compensation" represents the individual's base salary. Note that eligible employees of the Reorganized Debtors, including Reorganized ENE, may receive bonus payments pursuant to key employee retention programs that have been approved by the Bankruptcy Court or such other bonus or incentive programs as approved by the board of Reorganized ENE. The senior executive officers of each of the Operating Entities may receive bonus payments and other compensation pursuant to bonus or incentive programs as approved by the board of the respective Operating Entity.

IV.      RETENTION OF STEPHEN FORBES COOPER, LLC

                  The Plan Administrator and/or one or more of the Reorganized Debtors may choose to retain the professional services of S. F. Cooper LLC and, thus, the professionals employed by S. F. Cooper, LLC. The senior professionals of S. F. Cooper LLC who are responsible for various essential aspects of the Debtors' ongoing liquidation and wind-down are listed herein. The compensation for S. F. Cooper, LLC and its professionals is set forth in the Reorganized Debtor Plan Administration Agreement, which is included in this Plan Supplement.

V.       OFFICERS AND INSIDERS OF THE REORGANIZED DEBTORS

         A. ACFI, E Power Holdings, ENE, EDC, Expat Services, EIAC, EIAM, EINT, EI, EIKH, EMI, EPSC, PBOG, PGH, PTC, SSLC, TPC, EBPHI, EBPHXI, EBPIXI, ECHVI, ECFL, EDF, EDM, EBHL, India Holdings, Enron Mauritius,(5) NSH,(6) and OPP

-----------------------------
(5) This entity is formed under the laws of a foreign jurisdiction and in accordance with applicable law, the board of directors shall include, in addition to Messrs. Bowen, Cline and Walls, two residents of Mauritius,

                                                                                                        BOARD OF DIRECTORS OR
      NAME(7)                             TITLE                      ANNUAL COMPENSATION(8)                   MANAGERS(9)
--------------------------  ---------------------------------  --------------------------------  -----------------------------------
Stephen Forbes Cooper, Jr.  President and Chief                See the Reorganized               Raymond M. Bowen, Jr.
                            Restructuring Officer              Debtor Plan
                            (S. F. Cooper LLC)                 Administration Agreement          K. Wade Cline

Robert S. Bingham           Associate Restructuring            See the Reorganized               Robert H. Walls, Jr.
                            Director                           Debtor Plan
                            (S. F. Cooper LLC)                 Administration Agreement

Scott W. Winn               Associate Restructuring            See the Reorganized
                            Director                           Debtor Plan
                            (S. F. Cooper LLC)                 Administration Agreement

Raymond M. Bowen Jr.        Executive Vice President           $400,000
                            and Chief Financial Officer

Robert H. Walls Jr.         Executive Vice President           $400,000
                            and General Counsel

K. Wade Cline               Managing Director and              $300,000
                            Assistant General Counsel

Robert W. Jones             Managing Director, Human           $250,000
                            Resources

Richard A. Lydecker, Jr.    Managing Director,                 $300,000
                            Accounting and Chief
                            Accounting Officer

-----------------------------
         Pierre Dinan and Udkay K. Gujadhur, both employees of Multiconsult Ltd., a Mauritian company that provides corporate secretary and related services to foreign investors.

(6) This entity is formed under the laws of a foreign jurisdiction and in accordance with applicable law, the board of directors shall be Equity Trust Co. N.V., a Netherlands company that provides corporate secretary and related services to foreign investors.

(7) The officers listed herein will serve as officers of Reorganized ENE, and to the extent required by applicable law, the remaining Reorganized Debtors will designate their officers from this list.

(8) Note that the amounts listed herein represent each individual's annual compensation as an officer of each of the Reorganized Debtors. These individuals will not receive the compensation listed herein from each entity for which he/she serves as an officer. As noted above, eligible employees of the Reorganized Debtors, including Reorganized ENE, may receive bonus payments pursuant to key employee retention programs that have been approved by the Bankruptcy Court or such other bonus or incentive programs as approved by the board of Reorganized ENE. The compensation for S. F. Cooper LLC and its professionals is set forth in the Reorganized Debtor Plan Administration Agreement, which is included in this Plan Supplement.

(9) Note that in addition to Messrs. Bowen, Cline and Walls, two residents of Mauritius, Pierre Dinan and Udkay K. Gujadhur, will serve on the board of directors of Enron Mauritius. The board of directors of NSH shall be Equity Trust Co. N.V., a Netherlands company.

                                                                                                        BOARD OF DIRECTORS OR
      NAME(7)                             TITLE                      ANNUAL COMPENSATION(8)                   MANAGERS(9)
--------------------------  ---------------------------------  --------------------------------  -----------------------------------
Paula H. Rieker             Managing Director and              $200,000
                            Corporate Secretary

W. Lance Schuler            Managing Director and              $250,140
                            General Counsel, Corporate
                            Development

Mitchell S. Taylor          Managing Director,                 $255,001
                            Corporate Development

K. George Wasaff            Managing Director,                 $250,000
                            Corporate Services

Melissa A. Becker           Vice President, Claims             $200,000

Richard L. Carson           Vice President, Accounting         $160,001
                            Controls and Procedures

Derryl W. Cleaveland        Vice President, Corporate          $160,005
                            Services

Edward R. Coats             Vice President, Tax                $187,200

George E. Crady             Vice President and                 $201,821
                            Assistant General Counsel,
                            Corporate Development

Angus H. Davis              Vice President and Deputy          $196,915
                            Corporate Secretary

Karen L. Denne              Vice President, Public             $185,015
                            Relations

Brenda Herod                Vice President, Financial          $175,000
                            Planning and Analysis

Mark E. Lindsey             Vice President and                 $187,650
                            Assistant Controller

Drew C. Lynch               Vice President, Financial          $250,200
                            Support

George M. McCormick         Vice President, Corporate          $175,005
                            Development

Jesse E. Neyman             Vice President, Principal          $160,000
                            Investments

D. Andrew Parsons           Vice President, Information        $175,000
                            Technology Services

                                                                                                        BOARD OF DIRECTORS OR
      NAME(7)                             TITLE                      ANNUAL COMPENSATION(8)                   MANAGERS(9)
--------------------------  ---------------------------------  --------------------------------  -----------------------------------

Mary A. Perkins             Vice President, Financial          $165,000
                            Support and Assistant
                            Treasurer

David Roland                Vice President and                 $187,000
                            Assistant General Counsel,
                            Corporate Development

Richard A. Sanders          Vice President and                 $182,000
                            Assistant General Counsel,
                            Litigation

Bonnie J. White             Vice President and General         $210,000
                            Counsel, Litigation

         B. BAM, CEMS, DSG, ECI Nevada, ECTMI, ECT Securities GP, ECT Securities Corp., ECTSVC, EESSH, EESOMI, EFS-CMS, EFS Holdings, EFS I, EFS II, EFS III, EFS IV, EFS IX, EFS V, EFS VII, EFS VIII, EFS X, EFS XI, EFS XII, EFS XIII, EFS XV, EFS XVII, EGP, EGSNVC, EA III, Enron ACS, Alligator Alley, EAMR, EBS, ECTRIC, ECG, Communications Leasing, ECI, EEIS, EEMC, EESNA, EESO, EESI, EECC, EEOSC, EEPC, EFSI, EFM, EFII, EGLI, Enron Gathering, EIFM, ELFI, ELSC, EMMS, EMCC, Methanol, ENGMC, ENA, EPGI, EPCSC, Pipeline Services, EPICC, EPC, EPMI, EPPI, EREC, ERAC, ETI, ETPC, Ventures, Warpspeed, Intratex, LGMI, LOA, LGMC, LRC, LRCI, Modulus, NEPCO, NEPCO Power, NEPCO Services, Omicron, OEC, RMTC, SCC, TSI, NETCO, Transwestern Gathering, LNG Shipping, and San Juan Gas(10)

         NAME                            TITLE                 ANNUAL COMPENSATION(11)        BOARD OF DIRECTORS OR MANAGERS
--------------------------  ------------------------------  ----------------------------  -------------------------------------
Robert J. Semple            Associate Restructuring         See the Reorganized           Raymond M. Bowen, Jr.
                            Director                        Debtor Plan Administration
                            (S. F. Cooper LLC)              Agreement                     K. Wade Cline

Raymond M. Bowen, Jr.       Executive Vice President        $400,000                      Robert J. Semple
                            and Chief Financial
                            Officer                                                       Robert H. Walls, Jr.

Robert H. Walls Jr.         Executive Vice President        $400,000
                            and General Counsel

K. Wade Cline               Managing Director and           $300,000
                            Assistant General
                            Counsel

Anthony Dayao               Managing Director,              $210,000
                            Information Technology

Robert W. Jones             Managing Director,              $250,000
                            Human Resources

Richard A. Lydecker, Jr.    Managing Director,              $300,000
                            Accounting and Chief
                            Accounting Officer

-----------------------------
(10) In accordance with applicable law, these entities will designate their officers from the list below.

(11) Note that the amounts listed herein represent each individual's annual compensation as an officer of each of the Reorganized Debtors. These individuals will not receive the compensation listed herein from each entity for which he/she serves as an officer. As noted above, eligible employees of the Reorganized Debtors, including Reorganized ENE, may receive bonus payments pursuant to key employee retention programs that have been approved by the Bankruptcy Court or such other bonus or incentive programs as approved by the board of Reorganized ENE. The compensation for S. F. Cooper LLC and its professionals is set forth in the Reorganized Debtor Plan Administration Agreement, which is included in this Plan Supplement.

         NAME                            TITLE                 ANNUAL COMPENSATION(11)        BOARD OF DIRECTORS OR MANAGERS
--------------------------  ------------------------------  ----------------------------  -------------------------------------
Paula H. Rieker             Managing Director and           $200,000
                            Corporate Secretary

Vicki Sharp                 Managing Director and           $264,000
                            General Counsel

Alan Aronowitz              Vice President and              $201,000
                            General Counsel, ENA
                            Entities

Edward R. Coats             Vice President, Tax             $187,200

Angus H. Davis              Vice President and              $196,915
                            Deputy Corporate
                            Secretary

Steve Dowd                  Vice President, Special         $175,001
                            Assets

Eric Gadd                   Vice President, Wind            $175,000
                            Entities

John Lamb                   Vice President and              $200,000
                            General Counsel, Wind
                            Entities

Michelle Maynard            Vice President and              $178,500
                            Assistant General
                            Counsel, EES Entities

Mary A. Perkins             Vice President, Financial       $165,000
                            Support and Assistant
                            Treasurer

C. Franklin Sayre           Vice President and              $203,218
                            Assistant General
                            Counsel, ENA Entities

Sara Shackleton             Vice President and              $190,000
                            General Counsel, ENA
                            Entities

Lou Stoler                  Vice President and              $210,001
                            General Counsel, Special
                            Assets

         VI.      OTHER INSIDERS OF THE REORGANIZED DEBTORS

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
ACFI                            APACHI; ECB; Global LNG; ENIL, EIKH; EMDE; Enron          Not Applicable
                                South America; ET Power I LLC; LFT Power I LLC;
                                LFT Power II LLC; LFT Power III LLC; Paulista
---------------------------------------------------------------------------------------------------------------------------------
APACHI                          Enron Nippon Holdings LLC                                 ACFI - 100%
---------------------------------------------------------------------------------------------------------------------------------
Artemis                         Not Applicable                                            Omicron
---------------------------------------------------------------------------------------------------------------------------------
BAM                             Kingfisher I LLC                                          Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
Cabazon Holdings                Cabazon Power                                             Enron Wind Cabazon LLC - 1% Managing
                                                                                          Member; Enron Wind Funding LLC - 99%
                                                                                          Member
---------------------------------------------------------------------------------------------------------------------------------
Cabazon Power                   Not Applicable                                            Cabazon Holdings - 100%
---------------------------------------------------------------------------------------------------------------------------------
Calcasieu                       Not Applicable                                            Delta Land Development Company, LLC -
                                                                                          100%
---------------------------------------------------------------------------------------------------------------------------------
Calvert City Power              Not Applicable                                            ENA - 100%
---------------------------------------------------------------------------------------------------------------------------------
Calypso                         Not Applicable                                            Global LNG - 100%
---------------------------------------------------------------------------------------------------------------------------------
EBF LLC                         Not Applicable                                            ENA - 100%
---------------------------------------------------------------------------------------------------------------------------------
EBS                             Big Island VIII, L.L.C.; EBS Content Systems L.L.C.;      Not Applicable
                                ECI Texas; EnRock Management; EBSLP; McGarret VIII,
                                L.L.C.
---------------------------------------------------------------------------------------------------------------------------------
EBS LP                          Not Applicable                                            EBS - 1% General Partner; EBS - 99%
                                                                                          Limited Partner
---------------------------------------------------------------------------------------------------------------------------------
ECB                             Enron Caribbean Basin Finance LLC; Global Expat           ACFI - 100%
                                Services LLC
---------------------------------------------------------------------------------------------------------------------------------
ECI Texas                       Not Applicable                                            EBS - 1% General Partner; ECI Nevada -
                                                                                          99% Limited Partner
---------------------------------------------------------------------------------------------------------------------------------
ECT Securities Corp.            Not Applicable                                            Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
ECT Securities GP               ECT Securities Limited Partnership                        Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
ECT Securities Limited          Not Applicable                                            ECT Securities GP - 0.01% General
Partnership                                                                               Partner; ECT Securities Corp. - 99.9%
                                                                                          Limited Partner
---------------------------------------------------------------------------------------------------------------------------------
ECTMI                           Brook I LLC, Advanced Mobile Power Systems, LLC;          Not Applicable
                                Enron Ecogas Holdings LLC; Enron McCommas Bluff
                                LLC; Juniper GP LLC; Speckled LLC; TLS, KUCC
                                Cleburne
---------------------------------------------------------------------------------------------------------------------------------

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
ECTRIC                          ECTEF; CashCo 6                                           Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EES                             Bora Bora Z L.L.C.; Desert I LLC; Fiji Z                  ENE - 98.16%; Enron Capital
                                L.L.C; Pronghorn ILLC; Big Island I L.L.C.,               Management II
                                Big Island II L.L.C.; Big Island III L.L.C.;              Limited Partnership - 1.8%; Enron
                                McGarret I L.L.C; McGarret II L.L.C;                      Capital Management III Limited
                                McGarret III L.L.C;                                       Partnership - 0.04%
---------------------------------------------------------------------------------------------------------------------------------
EESNA                           The BMP Team L.L.C.                                       Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EESO                            Aeneas; Big Island X LLC; Blackbird 1 LLC; Blackbird      Not Applicable
                                2 LLC; Brant LLC; Danno II L.L.C.; EES Settlement LLC;
                                Maui II L.L.C.; McGarret X L.L.C.; Merganser LLC;
                                Psyche L.L.C.; Teal LLC
---------------------------------------------------------------------------------------------------------------------------------
EESSH                           Pyramid I                                                 Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EFS I                           Jovinole                                                  Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EFS VI                          Not Applicable                                            EFS IV - 90% General Partner
---------------------------------------------------------------------------------------------------------------------------------
EFS IV                          EFS VI                                                    Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EFS XIII                        Jovinole Associates                                       Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EGM                             Not Applicable                                            ENE - 100%
---------------------------------------------------------------------------------------------------------------------------------
EGPP                            Not Applicable                                            EHC - 62.125%; ENE. - 35.625%; Enron
                                                                                          Equity - 2.190%
---------------------------------------------------------------------------------------------------------------------------------
EHC                             EGPP                                                      Enron Equity - 70.23%; Enron Global
                                                                                          Inc. - 1.01%; EINT - 28.76%
---------------------------------------------------------------------------------------------------------------------------------
EI                              Enron International Funding L.L.C.                        Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EIAC                            EI Guam Operations, L.L.C.                                Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EIAM                            SJG Vendor LLC; Enron International Americas LLC          Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EIKH                            Enron Korea                                               Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EIM                             Not Applicable                                            ENE - 100%
---------------------------------------------------------------------------------------------------------------------------------
EINT                            Enron International Development Services LLC              Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EMDE                            Enron Bahrain Gas Operations LLC                          ACFI -100%
---------------------------------------------------------------------------------------------------------------------------------

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
ENA                             Agave; Antelope Vallye Energy Facility L.L.C; Athens      Not Applicable
                                Green Land Development L.L.C.; Blue Ox Power Marketing
                                L.L.C.; BWT; Calvert City Power; Cedar Hills Power LLC;
                                Clean Energy Solutions L.L.C.; Coventry Land
                                Development Company L.L.C.; Deerfield Beach Enery
                                Center L.L.C.; Delta Land Development Company LLC; East
                                Fork Land Development Company L.L.C.; EBF LLC; CoalCo;
                                ECT Funding L.L.C.; ECT International L.L.C.; ECT-PR-C
                                L.L.C.; ECT-PR-Z L.L.C.; ECT-WR-C L.L.C.; ECT-WR-Z
                                L.L.C.; ENA Upstream Company LLC; ENASCO L.L.C.; Enron
                                Generation Company L.L.C.; Enron MW L.L.C.; Enron
                                Sandhill GP L.L.C.; Enron Sandhill LP L.L.C.; ERC
                                Acquisition Company LLC; Fort Pierce Repowering Project
                                LLC; Hawkeye Land Development Company LLC; KCSE Star
                                LLC; Kendall New Century Development L.L.C.; Lauderdale
                                Land Development Company LLC; Maguey; Master Land
                                Development Holding Company L.L.C.; Millennium Power
                                Gen Company LLC; NAPA I L.L.C.; NETCO Holdings LLC;
                                Oswego; Pompano Beach Energy Center L.L.C.; Roseville
                                Energy Facility L.L.C.; Santa Maria LLC; Tres Caballos
                                LLC; Tularosa LLC; Statordyne LLC
---------------------------------------------------------------------------------------------------------------------------------
ENA Asset Holdings              Not Applicable                                            Blue Heron I LLC - 0.01% General
                                                                                          Partner; Peregrine I LLC - 0.1% Limited
                                                                                          Partner; Whitewing LP - 99.89% Limited
                                                                                          Partner
---------------------------------------------------------------------------------------------------------------------------------

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
ENE                             CrossCountry Energy, LLC; ENA CLO I Holding Company GP    Not Applicable
                                L.L.C.; Enron Capital LLC; Enron Capital Resources
                                L.P.; EES (shareholder not member); Enron Europe; Enron
                                European Power Investor LLC; Enron Finance Management
                                LLC; EGM; EGPP (unitholder); EIM; EPF I; EPF II;
                                Valkyrie; EOC Preferred; L.L.C.; ES Power 1 LLC; ES
                                Power 2 LLC; ES Power 3 LLC; Grampian LLC; Herzeleide
                                LLC; Longhorn Assets L.L.C.; Nikita; PE Holdings LLC;
                                RMS Management LLC; Seminole Capital LLC; Sequoia;
                                Terraco LLC, ENW
---------------------------------------------------------------------------------------------------------------------------------
EnRock                          Not Applicable                                            EnRock Management - 1% General
                                                                                          Partner; ECI Texas - 49.5% Limited
                                                                                          Partner; EBS - 49.5% Limited Partner
---------------------------------------------------------------------------------------------------------------------------------
EnRock Management               EnRock                                                    EBS - 100%
---------------------------------------------------------------------------------------------------------------------------------
Enron South America             Not Applicable                                            ACFI - 100%
---------------------------------------------------------------------------------------------------------------------------------
Enron Wind Storm Lake I         Not Applicable                                            Wind Development
---------------------------------------------------------------------------------------------------------------------------------
Enron Wind Storm Lake II        Storm Lake II Power Associates LLC                        Wind Development
---------------------------------------------------------------------------------------------------------------------------------
EnronOnline                     Not Applicable                                            ENW - 100%
---------------------------------------------------------------------------------------------------------------------------------
ENW                             Enron Net Works Investments L.L.C.; EnronOnline;          ENE - 100%
                                Clickpaper.com L.L.C.; Comoditylogic LLC; Dealbench
                                L.L.C.
---------------------------------------------------------------------------------------------------------------------------------
EREC                            Enron Solar Energy LLC; EREC V                            Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
EREC I                          Zond Mesa VGIV LLC; Zond Pacific; Mesa Wind Developers;   Enron Wind Domestic Holdings LLC - 100%
                                Painted Hills Wind Developers; Zond Windsystems
                                Operating LLC; Zond Windsystem Management LLC; Zond
                                Windsystem Management II LLC; Zond Windsystem
                                Management III LLC; Zond Windsystem Management IV LLC;
                                Zond Windsystem Management V LLC
---------------------------------------------------------------------------------------------------------------------------------

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
EREC II                         Zond Minnesota; Zond Constructors II LLC                  Enron Wind Energy Systems LLC - 100%
---------------------------------------------------------------------------------------------------------------------------------
EREC III                        Enron Wind Constructors LLC; Enron Wind Maintenance LLC   Enron Wind Technology LLC - 100%
---------------------------------------------------------------------------------------------------------------------------------
EREC IV                         Zond Victory Garden Phase IV Maintenance LLC              Enron Wind Energy Systems LLC - 100%
---------------------------------------------------------------------------------------------------------------------------------
EREC V                          Enron Wind Technology LLC; Enron Domestic Holding LLC;    EREC - 100%
                                Enron Wind International Holding LLC
---------------------------------------------------------------------------------------------------------------------------------
ETP                             Not Applicable                                            LFT Power III, LLC - 55.66% Class A
                                                                                          Managing Member; ET Power I LLC -
                                                                                          44.34% Class B Member
---------------------------------------------------------------------------------------------------------------------------------
ETS                             CES; CrossCountry Energy, LLC; EOS                        EOC Preferred - 100%
---------------------------------------------------------------------------------------------------------------------------------
EWLB                            Lake Benton Power Associates LLC                          Wind Development - 100%
---------------------------------------------------------------------------------------------------------------------------------
Garden State                    Not Applicable                                            Sundance Industrial Partners, L.P. -
                                                                                          100%
---------------------------------------------------------------------------------------------------------------------------------
Global LNG                      Calypso; LNG Marketing                                    ACFI - 100%
---------------------------------------------------------------------------------------------------------------------------------
Green Power                     Not Applicable                                            Wind Development - 100%
---------------------------------------------------------------------------------------------------------------------------------
Jovinole                        Not Applicable                                            EFS I, Inc. - Class I General Partner
                                                                                          (Managing Partner); EFS XIII, Inc. -
                                                                                          Class II General Partner
---------------------------------------------------------------------------------------------------------------------------------
KUCC Cleburne                   Not Applicable                                            ECTMI - 100%
---------------------------------------------------------------------------------------------------------------------------------
LOA                             San Marco Pipeline Company                                Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
Omicron                         Artemis                                                   Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
OPP                             Not Applicable                                            Travamark Two B.V. - 0.1% General
                                                                                          Partner A; Travamark Two B.V. - 0.1%
                                                                                          General Partner B; Atlantic India
                                                                                          Holdings Ltd. - 99.7% Limited Partner
                                                                                          A; Travamark Two B.V. - 0.1% - Limited
                                                                                          Partner B
---------------------------------------------------------------------------------------------------------------------------------
Oswego Cogen                    Not Applicable                                            ENA - 100%
---------------------------------------------------------------------------------------------------------------------------------

                                                                                          Entities Which Will Serve as Manager,
                                Entities In Which This Reorganized Debtor Will Serve as   General Partner, Limited Partner or
Reorganized Debtor              General Partner, Manager or Sole Member                   Member of This Reorganized Debtor
---------------------------------------------------------------------------------------------------------------------------------
Palm Beach                      Not Applicable                                            Lauderdale Land Development Company,
                                                                                          LLC - 100%
---------------------------------------------------------------------------------------------------------------------------------
Paulista                        Not Applicable                                            ACFI - 100%
---------------------------------------------------------------------------------------------------------------------------------
PGH                             PGH Leasing LLC                                           Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
Richmond Power                  Not Applicable                                            Enron-Richmond Power Corp. - 1% General
                                                                                          Partner; Richmond Power Holdings, Inc.
                                                                                          - 1% General Partner; Enron-Richmond
                                                                                          Power Corp. - 49% Limited Partner;
                                                                                          Richmond Power Holdings, Inc. - 49%
                                                                                          Limited Partner
---------------------------------------------------------------------------------------------------------------------------------
RMTC                            NETCO Holdings LLC                                        Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
St. Charles Development         Not Applicable                                            Delta Land Development Company, L.L.C.
                                                                                          - 100%
---------------------------------------------------------------------------------------------------------------------------------
TLS                             RADR Emp L.L.C.                                           ECTMI - 100%
---------------------------------------------------------------------------------------------------------------------------------
Ventures                        JSB Asset LLC; KGB L.L.C.                                 Not Applicable
---------------------------------------------------------------------------------------------------------------------------------
Victory Garden                  Not Applicable                                            Wind Development Trust - 100%
---------------------------------------------------------------------------------------------------------------------------------
Wind Development                Zond Iowa Development LLC; Zond Palm Springs              Enron Wind Domestic Holding LLC - 100%
                                Development LLC; EWLB; Enron Lake Benton II LLC; Enron
                                Wind Storm Lake I; Enron Wind Storm Lake II; Green
                                Power
---------------------------------------------------------------------------------------------------------------------------------
Zond Minnesota                  Not Applicable                                            Enron Wind Constructors LLC - 1%; Zond
                                                                                          Constructors II, Inc. - 99%
---------------------------------------------------------------------------------------------------------------------------------
Zond Pacific                    Not Applicable                                            Enron Wind Systems, LLC - 100%
---------------------------------------------------------------------------------------------------------------------------------
ZWHC                            Sagebrush Partner Twenty LLC                              Wind Systems Trust - 100%
---------------------------------------------------------------------------------------------------------------------------------

         VII.     SENIOR EXECUTIVE OFFICERS OF THE OPERATING ENTITIES

     OPERATING ENTITY                NAME                             TITLE                     ANNUAL COMPENSATION(12)
-----------------------------------------------------------------------------------------------------------------------
CrossCountry                Stanley C. Horton         Chairman and Chief Executive Officer              $520,000
-----------------------------------------------------------------------------------------------------------------------
PGE                         Peggy Y. Fowler           President and Chief Executive Officer             $350,004
-----------------------------------------------------------------------------------------------------------------------
Prisma                      Ronald W. Haddock         Chairman of the Board and                         $500,000
                                                      Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------------

-----------------------------
(12) The annual compensation listed excludes any applicable bonus or incentive plans as may be adopted or approved by the board of directors or managers of the applicable Operating Entity.

   SCHEDULE SETTING FORTH THE LITIGATION COMMENCED BY THE DEBTORS ON OR AFTER DECEMBER 15, 2003 TO THE EXTENT THAT SUCH LITIGATION IS NOT SET FORTH IN THE
                              DISCLOSURE STATEMENT



                                        W

                                                                      Schedule W

      LITIGATION COMMENCED BY THE DEBTORS ON OR AFTER DECEMBER 15, 2003(1)

         For purposes of this Schedule, the Debtors utilized the criteria set forth in the Disclosure Statement with regard to the types of litigation being disclosed.(2) The information contained herein is for information purposes only. As with all litigation, there is inherent risk and unpredictability, which makes it impossible to predict with any degree of accuracy the overall impact of the litigation referenced below on the value of the Debtors' estates.

         In many of the cases referenced herein, the Debtors seek declaratory as well as affirmative relief. As these cases are in the early stages of litigation and discovery, it is difficult to predict the likelihood of liability or recovery. As such, the Debtors are unable to value such litigation at this time.

--------------------------

(1) To the extent such litigation has not otherwise been disclosed in the Disclosure Statement, this Schedule sets forth litigation commenced by the Debtors on or after December 15, 2003. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Disclosure Statement.

(2) The Employee Committee has filed several adversary proceedings against certain of the Debtors' employees arising from and relating to payment of the Employee Prepetition Stay Bonus Payments. However, the Debtors have not included such litigation herein because, in accordance with the Severance Settlement Order and the Severance Settlement Fund Trust Agreement, any proceeds from this litigation shall be paid to the Severance Settlement Fund Trust for the benefit of those employees entitled to receive distributions of such proceeds.

          PLAINTIFF                         DEFENDANT                    ADV. NO.          JURISDICTION        RECOVERY SOUGHT(3)
---------------------------------------------------------------------------------------------------------------------------------
EESI                        Amerada Hess Corp.                        04-01007            Bankruptcy Court     $         390,000
---------------------------------------------------------------------------------------------------------------------------------
ENA                         Coast Energy Canada, Inc                  04-01102            Bankruptcy Court     $         353,000
---------------------------------------------------------------------------------------------------------------------------------
EGLI                        Cornerstone Propane, L.P.                 04-01101            Bankruptcy Court     $         420,000
---------------------------------------------------------------------------------------------------------------------------------
ENA                         Cornerstone Propane, L.P.                 04-01100            Bankruptcy Court     $       3,800,000
---------------------------------------------------------------------------------------------------------------------------------
ENA                         E1 Paso Electric Corp.                    04-02327            Bankruptcy Court     $       5,400,000
---------------------------------------------------------------------------------------------------------------------------------
EEMC                        Johns Manville International Inc.         04-01081            Bankruptcy Court     $       2,100,000
---------------------------------------------------------------------------------------------------------------------------------
ENA                         Johns Manville International Inc.         04-01082            Bankruptcy Court     $      10,600,000
---------------------------------------------------------------------------------------------------------------------------------
ECTRIC                      NPower Yorkshire Supply Limited & Innogy  04-02330            Bankruptcy Court     (pound)27,200,000
                            PLC
---------------------------------------------------------------------------------------------------------------------------------
ENE & EESI                  Rich Products Corp.                       04-01105            Bankruptcy Court     $       6,480,000
---------------------------------------------------------------------------------------------------------------------------------
ECTMI & ENA                 Ronald H. Van Den Heuvel et al.           04-02371            Bankruptcy Court     $       5,000,000
---------------------------------------------------------------------------------------------------------------------------------
ENA                         Arizona Public Service Co.                04-02366            Bankruptcy Court     $      11,800,000
---------------------------------------------------------------------------------------------------------------------------------
ENE & EESI                  JP Morgan Chase Bank                      04-02381            Bankruptcy Court     $      23,400,000
---------------------------------------------------------------------------------------------------------------------------------
ENA & EGLI                  Cornerstone Propane Partners, L.P.        04-02460            Bankruptcy Court     $       4,600,000
---------------------------------------------------------------------------------------------------------------------------------
Megan Poe                   SNC-Lavalin Constructors, Inc. & NEPCO    04-1021           U.S. District Court,         Unspecified
                                                                                        Western District of
                                                                                        Arkansas, E1 Dorado
                                                                                              Division
---------------------------------------------------------------------------------------------------------------------------------
Norman B. Trenton, in his   EREC I et al.                             04-02628            Bankruptcy Court           Unspecified
capacity as Trustee of the
Trenton Family Trust dated
April 8, 1996
---------------------------------------------------------------------------------------------------------------------------------
ECTRIC                      Total Coal                                2004 Folio 101  High Court of England &  $         100,000
                                                                                               Wales
---------------------------------------------------------------------------------------------------------------------------------
ENA                         Houston Energy Services Company, LLC      04-02748            Bankruptcy Court     $       2,130,000
---------------------------------------------------------------------------------------------------------------------------------

-----------------------------
(3)      The "Recoveries Sought" set forth herein represent approximate amounts.

  METHODOLOGY OR PROCEDURE AGREED UPON BY THE DEBTORS, THE CREDITORS' COMMITTEE
   AND THE ENA EXAMINER WITH RESPECT TO THE ADJUSTMENT OF ALLOWED INTERCOMPANY CLAIMS, AS REFERENCED IN SECTION 1.21 OF THE PLAN, AND TO THE EXTENT ADJUSTED OR TO BE ADJUSTED PURSUANT TO SUCH METHODOLOGY OR PROCEDURE, AN UPDATED EXHIBIT "F"
   TO THE PLAN AND A RANGE OF ADJUSTMENT WHICH MAY BE MADE IN ACCORDANCE WITH
                          SECTION 1.21(c) OF THE PLAN




                                        X

                                                                      Schedule X

                            PROVISIONS FOR ADJUSTMENT
                         OF ALLOWED INTERCOMPANY CLAIMS

                                    ARTICLE I

                                   DEFINITIONS

         1.1 ADJUSTED BOOK VALUE: The positive or negative value ascribed to an account receivable, account payable or Trading Contract on the books and records of an Enron Settling Party; provided, however, that "Adjusted Book Value" of accounts receivable shall be equal to the value reflected in the Internal Approval Materials in respect of such receivables, if any; provided, further, that in the event there is a third-party replacement value quote reflected in the Internal Approval Materials in respect of a mark-to-market position for a Trading Contract, then "Adjusted Book Value" shall be equal to such replacement value quote; provided, further, that in the event there is no third-party replacement value quote, but there is a bid-to-ask spread adjustment reflected in the Internal Approval Materials in respect to mark-to-market position for a Trading Contract, then "Adjusted Book Value" shall incorporate such adjustment; provided, further, that "Adjusted Book Value" shall not include Ineligible AR and Ineligible ITM Amounts.

         1.2 AFFILIATE CONTRACT: Any written executory contract or unexpired lease, as such terms are used in section 365 of the Bankruptcy Code, other than a Trading Contract, between or among (a) two or more Debtors or (b) a Debtor and any wholly owned Affiliate.

         1.3 ALLOWED 502(h) CLAIM: An Allowed Claim pursuant to section 502(h) of the Bankruptcy Code against a Debtor arising from the recovery of property under section 550 or 553 of the Bankruptcy Code to the extent that the net proceeds of such recovery are allocated in equal amounts among the transferor Debtor and the Debtor on whose behalf an obligation was satisfied, in accordance with Section 28.1 of the Plan.

         1.4 ALLOWED INTERCOMPANY CLAIM: An Intercompany Claim, to the extent it is or has become an Allowed Claim and as set forth on Exhibit "F" to the Plan; provided, however, that, based upon a methodology or procedure agreed upon by the Debtors, the Creditors' Committee and the ENA Examiner and set forth herein, the amount of each such Intercompany Claim may be adjusted pursuant to a Final Order of the Bankruptcy Court entered after the date of the Disclosure Statement Order to reflect (a) Allowed Claims, other than Guaranty Claims, arising from a Debtor satisfying, or being deemed to have satisfied, the obligations of another Debtor, (b) Allowed Claims arising under section 502(h) of the Bankruptcy Code solely to the extent that a Debtor does not receive a full recovery due to the effect of the proviso set forth in Section 28.1 of the Plan or (c) Allowed Claims arising from the rejection of written executory contracts or unexpired leases between or among the Debtors, other than with respect to Claims relating to the rejection damages referenced in Section 34.3 of the Plan.

         1.5 COUNTER-PARTY: Any Entity that is not an Affiliate and that has entered into a Trading Settlement with one or more Enron Settling Parties.

         1.6 COUNTER-PARTY AFFILIATE: Any affiliate (as that term is defined in section 101(2) of the Bankruptcy Code) of a Counter-Party that is a signatory to the Trading Settlement between such Counter-Party and one or more Enron Settling Parties.

         1.7 DISTRIBUTION PERCENTAGE: The Plan General Unsecured Claim Recovery Percentage for a Debtor reflected on Appendix C to the Disclosure Statement, as may be updated through the time of conclusion of the Confirmation Hearing, which percentage distribution shall be deemed fixed and shall not be changed for purposes of adjusting Allowed Intercompany Claims as set forth herein.

         1.8 ENRON SETTLEMENT BENEFICIARY: Any Enron Settling Party, other than an Enron Settlement Contributor, that, pursuant to a Trading Settlement, receives the benefit of one or more Waived AP/OTM Claims.

         1.9 ENRON SETTLEMENT CONTRIBUTOR: Any Enron Settling Party that, pursuant to a Trading Settlement, is due Remaining AR/ITM Amounts.

         1.10 ENRON SETTLING PARTY: Any Affiliate that has entered into a Trading Settlement.

         1.11 FINAL AR: Any net receivable resulting from the excess, if any, of
(a) an Enron Settling Party's Interim AR over (b) such Enron Settling Party's Interim OTM, provided, however, that in no event shall "Final AR" be less than zero.

         1.12 FINAL ITM: Any net in-the-money amount resulting from the excess, if any, of (a) an Enron Settling Party's Interim ITM exceeding (b) such Enron Settling Party's Interim AP, if any, provided, however, that in no event shall "Final ITM" be less than zero.

         1.13 INELIGIBLE AR: Any account receivable due to an Enron Settling Party from a Counter-Party on the books and records of such Enron Settling Party that is reflected in the Internal Approval Materials as unlikely to be recovered.

         1.14 INELIGIBLE ITM AMOUNT: Any amount due under a Trading Contract to an Enron Settling Party from a Counter-Party on the books and records of such Enron Settling Party that is reflected in the Internal Approval Materials as unlikely to be recovered; provided, however, that in the event there is a third-party replacement value quote reflected in the Internal Approval Materials in respect of a mark-to-market position for such Trading Contract, then "Ineligible ITM Amount" shall be equal to such replacement value quote; provided, further, that in the event there is no third-party replacement value quote, but there is a bid-to-ask spread adjustment reflected in the Internal Approval Materials in respect of such mark-to-market position for such Trading Contract, then "Ineligible ITM Amount" shall be equal to such adjusted value.

         1.15 INTERIM AP: With respect to a Trading Settlement, any net payable resulting from the excess, if any, of (a) the product of an Enron Settling Party's Distribution Percentage times Net AP due to all Counter-Party Affiliates over (b) such Enron Settling Party's Net AR from all Counter-Party Affiliates, provided, however, that in no event shall "Interim AP" be less than zero.

         1.16 INTERIM AR: With respect to a Trading Settlement, any net receivable resulting from the excess, if any, of (a) an Enron Settling Party's Net AR from all Counter-Party Affiliates over (b) the product of such Enron Settling Party's Distribution Percentage times Net AP due to such Counter-Party Affiliates, provided, however, that in no event shall "Interim AR" be less than zero.

         1.17 INTERIM ITM AMOUNT: With respect to a Trading Settlement, any net in-the-money amount resulting from the excess, if any, of (a) an Enron Settling Party's Net ITM Amount from all Counter-Party Affiliates over (b) the product of such Enron Settling Party's Distribution Percentage times the Net OTM Amount due to such Counter-Party Affiliates, provided, however, that in no event shall "Interim ITM Amount" be less than zero.

          1.18 INTERIM OTM AMOUNT: With respect to a Trading Settlement, any net out-of-the-money amount resulting from the excess, if any, of (a) the product of an Enron Settling Party's Distribution Percentage times the Net OTM Amount due to all Counter-Party Affiliates over (b) such Enron Settling Party's Net ITM Amount from all Counter-Party Affiliates, provided, however, that in no event shall "Interim OTM Amount" be less than zero.

         1.19 INTERNAL APPROVAL MATERIALS: The final form of settlement evaluation materials and related documents, if any, prepared with respect to a Trading Settlement generated for internal purposes including, for use by the Enron Risk Assessment and Control Group, or any successor committee, individual or group of individuals.

         1.20 NET AP: Any net payable resulting from the excess, if any, of (a) Preliminary AP from an Enron Settling Party to a Counter-Party over (b) Preliminary ITM Amounts due under all Trading Contracts from such Counter-Party to such Enron Settling Party, provided, however, that in no event shall "Net AP" be less than zero.

         1.21 NET AR: Any net receivable resulting from the excess, if any, of
(a) Preliminary AR due to an Enron Settling Party from a Counter-Party over (b) Preliminary OTM Amounts due under all Trading Contracts from such Enron Settling Party to such Counter-Party, provided, however, that in no event shall "Net AR" be less than zero.

         1.22 NET ITM AMOUNT: Any net in-the-money amount resulting from the excess, if any, of (a) Preliminary ITM Amounts due under all Trading Contracts from a Counter-Party to an Enron Settling Party over (b) Preliminary AP from such Enron Settling Party to such Counter-Party, provided, however, that in no event shall "Net ITM Amount" be less than zero.

         1.23 NET OTM AMOUNT: Any net out-of-the-money amount resulting from the excess, if any, of (a) Preliminary OTM Amounts due under all Trading Contracts from an Enron Settling Party to a Counter-Party over (b) Preliminary AR due to such Enron Settling Party from such Counter-Party, provided, however, that in no event shall "Net OTM Amount" be less than zero.

         1.24 PRELIMINARY AP: Any net account payable resulting from the excess, if any, of (a) the aggregate amount of Adjusted Book Value of accounts payable from an Enron Settling Party to a Counter-Party over (b) the aggregate amount of Adjusted Book Value of accounts receivable from such Counter-Party to such Enron Settling Party, provided, however, that in no event shall "Preliminary AP" be less than zero.

         1.25 PRELIMINARY AR: Any net account receivable resulting from the excess, if any, of (a) the aggregate amount of Adjusted Book Value of accounts receivable due to an Enron Settling Party from a Counter-Party over (b) the aggregate amount of Adjusted Book Value of accounts payable from such Enron Settling Party to such Counter-Party, provided, however, that in no event shall "Preliminary AR" be less than zero.

         1.26 PRELIMINARY ITM AMOUNT: Any net in-the-money amount resulting from the excess, if any, of (a) the aggregate amount of Adjusted Book Value of amounts due under all Trading Contracts from a Counter-Party to an Enron Settling Party over (b) the aggregate amount of Adjusted Book Value of out-of-the-money amounts due under Trading Contracts from such Counter-Party to such Enron Settling Party, provided, however, that in no event shall "Preliminary ITM Amount" be less than zero.

         1.27 PRELIMINARY OTM AMOUNT: Any net out-of-the-money amount resulting from the excess, if any, of (a) the aggregate amount of Adjusted Book Value of amounts due under all Trading Contracts from an Enron Settling Party to a Counter-Party over (b) the aggregate amount of Adjusted Book Value of in-the-money amounts due under Trading Contracts from such Counter-Party to such Enron Settling Party, provided, however, that in no event shall "Preliminary OTM Amount" be less than zero.

         1.28 REMAINING AR/ITM AMOUNTS: The aggregate amount of Final AR and Final ITM Amounts of an Enron Settling Party, minus any Cash and assigned distributions from Allowed Administrative Expense Claims provided pursuant to Sections 2.1 and 2.2 hereunder.

         1.29 TRADING CONTRACT: Any contract or confirmation of trade that either the Counter-Party or the Enron Settling Party asserts (1) is subject to section 555, 556, 559 or 560 of the Bankruptcy Code and (2) has (a) been validly satisfied, transferred, liquidated, terminated or rejected by an Affiliate, a Counter-Party or automatically or (b) expired in accordance with its terms.

         1.30 TRADING SETTLEMENT: Any compromise or settlement involving a Trading Contract, Net AR, Net ITM Amounts, Net AP and/or Net OTM Amounts made by or among one or more Enron Settling Parties and a Counter-Party, pursuant to section 363 of the Bankruptcy Code and/or Bankruptcy Rule 9019, to the extent approved by a Final

Order including, without limitation, pursuant to any protocol for the settlement of Trading Contracts.

         1.31 WAIVED AP/OTM CLAIM: With respect to an Enron Settling Party, the greater of (a) zero and (b) the quotient resulting from (i) Interim AP plus Interim OTM minus Interim AR minus Interim ITM divided by (ii) such Enron Settling Party's Distribution Percentage.

                                   ARTICLE II

               ADJUSTMENTS FOR CERTAIN ALLOWED CLAIMS ARISING FROM
                  SATISFACTION OF ANOTHER DEBTOR'S OBLIGATIONS

         2.1 APPLICATION OF CASH PROCEEDS OF SETTLEMENT: In the event multiple Enron Settling Parties receive Cash on account of a Trading Settlement, such Cash shall be used to satisfy the obligations owed to all Enron Settling Parties from all Counter-Party Affiliates in the following order of priority, on a ratable basis: (i) first, to satisfy Final AR; and (ii) second, to satisfy Final ITM Amounts.

         2.2 ASSIGNMENT OF WAIVED ADMINISTRATIVE EXPENSES: In the event that multiple Enron Settling Parties obtain a waiver of one or more Allowed Administrative Expense Claims on account of a Trading Settlement, distributions on such Allowed Administrative Expense Claims shall be deemed to be assigned to all Enron Settling Parties to satisfy the obligations owed to such Enron Settling Parties from all Counter-Party Affiliates, to the extent they remain unpaid following application of Cash pursuant to Section 2.1 hereof, in the following order of priority, on a ratable basis: (i) first, to satisfy Final AR; and (ii) second, to satisfy Final ITM Amounts.

         2.3 APPLICATION OF EXCESS CASH AND WAIVED ADMINISTRATIVE EXPENSES: To the extent that the sum of (a) Cash received and (b) Allowed Administrative Expense Claims waived pursuant to a Trading Settlement exceeds the amount of Final AR and Final ITM Amounts, such excess value shall be distributed in the following order of priority, on a ratable basis: (i) first, to satisfy Ineligible AR; (ii) second, to satisfy Ineligible ITM Amounts; and (iii) third, as excess distributions on account Final AR and Final ITM Amounts.

         2.4 ADJUSTMENTS TO ALLOWED INTERCOMPANY CLAIMS FOR CASH OR ADMINISTRATIVE EXPENSE WAIVERS: In the event of a Trading Settlement involving multiple Enron Settling Parties in accordance with Sections 2.1, 2.2 and 2.3 hereof, there shall be an adjustment to Allowed Intercompany Claims as follows:

                  (a) Each Enron Settlement Contributor shall increase its Allowed Intercompany Claims ratably against all Enron Settlement Beneficiaries, in the following order of priority: first, to satisfy all Final AR; second, to satisfy all Final ITM Amounts; third, to satisfy all Ineligible AR; and fourth, to satisfy all Ineligible ITM.

                  (b) For purposes of increasing Allowed Intercompany Claims in accordance with Section 2.4(a) hereof, the liability of each Enron Settlement Beneficiary shall (i) be proportionate to such Enron Settlement Beneficiary's Waived AP/OTM Claims, as compared with all other Enron Settlement Beneficiaries, and (ii) not exceed such Enron Settlement Beneficiary's Waived AP/OTM Claims.

                  (c) For purposes of determining whether an amount has been satisfied through the increase of an Allowed Intercompany Claim in accordance with this Section 2.4, a Waived AP/OTM Claim shall be deemed to have a value equivalent to the product of (a) such Waived AP/OTM Claim times (b) the Distribution Percentage for the Enron Settling Party against which the Waived AP/OTM Claim was asserted.

         2.5 ADJUSTMENTS TO ALLOWED INTERCOMPANY CLAIMS FOR COMPROMISED ENRON GUARANTY CLAIMS: To the extent a Waived AP/OTM Claim is an Enron Guaranty Claim, unless such Enron Guaranty Claim has been disallowed by the Bankruptcy Court (whether or not by a Final Order), there shall be an Adjustment to Allowed Intercompany Claims as follows:

                  (a) If the Enron Guaranty Claim has become an Allowed Claim, then the Waived AP/OTM Claim in respect of such Enron Guaranty Claim shall be equal to the amount of such Allowed Claim.

                  (b) If the Enron Guaranty Claim was at any time eligible for the compromise described in Section 28.2 of the Plan, then the Waived AP/OTM Claim in respect of such Enron Guaranty Claim shall be equal to the product resulting from (i) 100% minus the percentage discount enumerated in
     Section 28.2 of the Plan times (ii) the amount of the Enron Guaranty Claim, to the extent such Enron Guaranty Claim would have become an Allowed Claim had the holder thereof elected the settlement contained in Section 28.2 of the Plan.

                                   ARTICLE III

                 ADJUSTMENTS FOR CERTAIN ALLOWED CLAIMS ARISING
                     UNDER SECTION 502(h) OF BANKRUPTCY CODE

         3.1 NO ADJUSTMENT IN ABSENCE OF ALLOWED 502(h) CLAIM: Notwithstanding any recovery under sections 544, 547, 548, 550, 551 or 553 of the Bankruptcy Code, no adjustment to Allowed Intercompany Claims shall be made or permitted in the absence of an Allowed 502(h) Claim.

         3.2 ADJUSTMENT WHEN RECOVERIES ALLOCATED EQUALLY: To the extent that a recovery under sections 544, 547, 548, 550, 551 or 553 of the Bankruptcy Code is allocated equally among two Debtors in accordance with Section 28.1 of the Plan, and such recovery results in an Allowed 502(h) Claim against the Debtor on whose behalf the obligation was satisfied, the Allowed Intercompany Claims held by such Debtor against the transferor Debtor shall be increased by one-half of the amount of such Allowed 502(h) Claim.

                                   ARTICLE IV

                 ADJUSTMENTS FOR CERTAIN REJECTION DAMAGE CLAIMS
                  ARISING FROM WRITTEN EXECUTORY CONTRACTS AND
                    UNEXPIRED LEASES BETWEEN OR AMONG DEBTORS

         4.1 METHODOLOGY FOR IDENTIFYING RELEVANT CONTRACTS: The Debtors reviewed each Schedule G filed with the Bankruptcy Court and eliminated contracts that are not Affiliate Contracts. The list was then divided among appropriate business unit personnel within the Debtors most familiar with those particular contracts (the "Assigned Parties"). The Assigned Parties then eliminated from further consideration those contracts identified that:

     -    have already been assumed by the Debtors in the Chapter 11 Cases;

     -    have already terminated or expired pursuant to their terms; and

     -    result in an immaterial damage claim.

         4.2 ADJUSTMENTS TO ALLOWED INTERCOMPANY CLAIMS CAUSED BY REJECTION
DAMAGE: Updated Exhibit "F" to the Plan, attached hereto, reflects adjustments to the Allowed Intercompany Claims caused by rejection of Affiliate Contracts.

         4.3 FUTURE ADJUSTMENTS FOR MATERIAL CLAIMS: As noted above, attached updated Exhibit "F" to the Plan does not reflect certain potential rejection damage claims determined by the Debtors to be immaterial. The Debtors continue to review these potential damage claims and reserves the right to amend updated Exhibit "F," with the consent of the Creditors' Committee and the ENA Examiner, prior to the conclusion of the Confirmation Hearing to the extent an immaterial potential rejection damage claim is later determined to be material. Each Debtor waives, to the extent applicable, any Claim arising from the rejection of an Affiliate Contract not set forth on the attached updated Exhibit "F" (as may be amended prior to the conclusion of the Confirmation Hearing).

                                    ARTICLE V

                               UPDATED EXHIBIT "F"

         See attached updated Exhibit "F" to the Plan.

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F  IDENTIFIED    REVISED
                 DUE FROM                                     DUE TO                        BALANCE       CHANGES      BALANCE
------------------------------------------  ------------------------------------------  --------------- ----------- --------------
Artemis Associates, L.L.C.                  Enron Corp.                                     998,253,644 (2,139,573)    996,114,071
Artemis Associates, L.L.C.                  Enron Energy Services Operations, Inc.            9,493,326          -       9,493,326
Artemis Associates, L.L.C.                  Enron Net Works LLC                               3,063,436          -       3,063,436
Artemis Associates, L.L.C.                  Enron Property & Services Corp.                   2,047,769          -       2,047,769
Artemis Associates, L.L.C.                  Enron Energy Services North America, Inc.           384,111          -         384,111
Artemis Associates, L.L.C.                  Enron Transportation Services Company                25,238          -          25,238
Artemis Associates, L.L.C.                  Enron Asset Management Resources, Inc.               20,515          -          20,515
Artemis Associates, L.L.C.                  EFS Construction Management Services, Inc.            5,020          -           5,020
Artemis Associates, L.L.C.                  Enron Broadband Services, Inc.                        4,402          -           4,402
Artemis Associates, L.L.C.                  Enron Engineering & Construction Company              3,717          -           3,717
Artemis Associates, L.L.C.                  Enron Communications Leasing Corp.                    1,480          -           1,480
Atlantic Commercial Finance, Inc.           Enron Corp.                                   2,398,415,056          -   2,398,415,056
Atlantic Commercial Finance, Inc.           Enron India LLC                                  23,683,443          -      23,683,443
Atlantic Commercial Finance, Inc.           The Protane Corporation                           1,476,147          -       1,476,147
Atlantic Commercial Finance, Inc.           Enron Engineering & Construction Company            101,108          -         101,108
Atlantic Commercial Finance, Inc.           Enron Development Funding Ltd.                       93,846          -          93,846
Atlantic Commercial Finance, Inc.           Enron Commercial Finance Ltd.                        65,472          -          65,472
Atlantic Commercial Finance, Inc.           EREC Subsidiary V, LLC (f/k/a Enron Wind
                                             Corp.)                                               6,000          -           6,000
Atlantic Commercial Finance, Inc.           Enron Caribe VI Holdings Ltd.                         1,000          -           1,000
Atlantic Commercial Finance, Inc.           Enron Brazil Power Holdings XI Ltd.                   1,000          -           1,000
BAM Lease Company                           ENA Asset Holdings L.P.                         430,000,000          -     430,000,000
Cabazon Power Partners LLC                  Enron Wind Development Corp.                        200,000          -         200,000
Cabazon Power Partners LLC                  Enron Corp.                                         200,000          -         200,000
Calvert City Power I, L.L.C.                Enron Corp.                                         650,768          -         650,768
Calvert City Power I, L.L.C.                Enron North America Corp.                           195,137          -         195,137
Calypso Pipeline, LLC                       Enron Global Markets LLC                          1,743,201          -       1,743,201
Calypso Pipeline, LLC                       Atlantic Commercial Finance, Inc.                   792,587          -         792,587
Calypso Pipeline, LLC                       Enron Corp.                                         289,324          -         289,324
Calypso Pipeline, LLC                       Enron Operations Services Corp. (ETS)               167,565          -         167,565
Calypso Pipeline, LLC                       Enron North America Corp.                             1,982          -           1,982
Calypso Pipeline, LLC                       Enron Broadband Services, Inc.                        1,310          -           1,310
Clinton Energy Management Services, Inc.    Enron Energy Services Operations, Inc.          190,028,444          -     190,028,444
Clinton Energy Management Services, Inc.    Enron North America Corp.                        15,797,457          -      15,797,457
Clinton Energy Management Services, Inc.    Enron Energy Services, Inc.                       7,302,801          -       7,302,801
Clinton Energy Management Services, Inc.    Risk Management & Trading Corp.                   4,703,364          -       4,703,364
Clinton Energy Management Services, Inc.    Enron Net Works LLC                                   1,894          -           1,894
Clinton Energy Management Services, Inc.    Enron Property & Services Corp.                       1,379          -           1,379
Clinton Energy Management Services, Inc.    Enron Operations Services Corp. (ETS)                    20          -              20
DataSystems Group Inc.                      Enron Broadband Services, Inc.                    4,803,107          -       4,803,107
DataSystems Group Inc.                      Enron Corp.                                       3,782,065          -       3,782,065
E Power Holdings Corp.                      Enron North America Corp.                         9,599,253          -       9,599,253
E Power Holdings Corp.                      Enron Asia Pacific/Africa/China LLC               3,751,956          -       3,751,956
E Power Holdings Corp.                      Enron Property & Services Corp.                      23,632          -          23,632
ECI-Nevada Corp.                            Enron Corp.                                       5,197,604          -       5,197,604
ECI-Texas, L.P.                             EnRock, L.P.                                      3,618,525          -       3,618,525
ECT Merchant Investments Corp.              Enron Corp.                                      36,347,439          -      36,347,439
ECT Merchant Investments Corp.              Enron Engineering & Construction Company            914,107          -         914,107
ECT Merchant Investments Corp.              Risk Management & Trading Corp.                     144,096          -         144,096
ECT Merchant Investments Corp.              Enron Net Works LLC                                  12,000          -          12,000
ECT Merchant Investments Corp.              Enron Energy Services Operations, Inc.                1,421          -           1,421
ECT Merchant Investments Corp.              Enron Property & Services Corp.                         477          -             477
ECT Securities GP Corp.                     Enron Corp.                                           8,972          -           8,972
ECT Securities GP Corp.                     Enron North America Corp.                                73          -              73
ECT Securities Limited Partnership          Enron Corp.                                          21,109          -          21,109
ECT Securities Limited Partnership          Enron Property & Services Corp.                         183          -             183
ECT Securities LP Corp.                     Enron Corp.                                          10,292          -          10,292
ECT Strategic Value Corp.                   Enron Corp.                                      25,571,688          -      25,571,688
ECT Strategic Value Corp.                   Risk Management & Trading Corp.                   4,595,590          -       4,595,590
ECT Strategic Value Corp.                   Enron North America Corp.                           619,026          -         619,026
ECT Strategic Value Corp.                   Enron Property & Services Corp.                       7,248          -           7,248
ECT Strategic Value Corp.                   Enron South America LLC                               3,740          -           3,740
ECT Strategic Value Corp.                   Enron Net Works LLC                                   1,522          -           1,522
EES Service Holdings, Inc.                  Enron Energy Services Operations, Inc.           15,387,161          -      15,387,161
EESO Merchant Investments, Inc.             Enron North America Corp.                        11,455,402          -      11,455,402
EESO Merchant Investments, Inc.             Enron Corp.                                       3,806,245          -       3,806,245
EFS Construction Management Services, Inc.  Enron Corp.                                       3,444,149   (257,799)      3,186,350
EFS Construction Management Services, Inc.  EFS Holdings, Inc.                                1,431,119          -       1,431,119
EFS Construction Management Services, Inc.  Enron Energy Services Operations, Inc.              145,163          -         145,163
EFS Construction Management Services, Inc.  Enron Energy Services, Inc.                         132,905          -         132,905
EFS Construction Management Services, Inc.  Enron Property & Services Corp.                      20,084          -          20,084
EFS Construction Management Services, Inc.  Enron Net Works LLC                                   9,138          -           9,138
EFS Construction Management Services, Inc.  Enron North America Corp.                               614          -             614
EFS Holdings, Inc.                          Artemis Associates, L.L.C.                      892,025,523          -     892,025,523
EFS Holdings, Inc.                          EFS I, Inc (f/k/a Limbach Facility
                                             Services, Inc.)                                 21,753,409          -      21,753,409
EFS Holdings, Inc.                          EFS X, Inc. (f/k/a Marlin Electric, Inc.)           153,754          -         153,754
EFS Holdings, Inc.                          EFS XV, Inc. (f/k/a Mechanical
                                            Professional Services,Inc.)                          12,000          -          12,000
EFS Holdings, Inc.                          Enron Energy Services Operations, Inc.                9,313          -           9,313
EFS Holdings, Inc.                          EFS VII, Inc (f/k/a Limbach Company
                                             HoldingCompany)                                        171          -             171
EFS I, Inc (f/k/a Limbach Facility          EFS IX, Inc. (f/k/a Limbach Company
  Services, Inc.)                            Investment Company)                              5,103,432          -       5,103,432
EFS I, Inc (f/k/a Limbach Facility
  Services, Inc.)                           Enron Net Works LLC                                 945,730          -         945,730
EFS I, Inc (f/k/a Limbach Facility          EFS XVII, Inc. (f/k/a Harper Mechanical
  Services, Inc.)                            Corporation Investment Company)                    848,251          -         848,251
EFS I, Inc (f/k/a Limbach Facility
  Services, Inc.)                           Artemis Associates, L.L.C.                          607,893          -         607,893
EFS I, Inc (f/k/a Limbach Facility
  Services, Inc.)                           Enron Corp.                                               -    240,573         240,573
EFS I, Inc (f/k/a Limbach Facility          EFS VII, Inc (f/k/a Limbach Company
  Services, Inc.)                            HoldingCompany)                                        443          -             443
EFS II, Inc. (f/k/a EFS Construction and
  ServicesCompany)                          EFS IV, Inc. (f/k/a Williard, Inc.)                  32,108          -          32,108
EFS II, Inc. (f/k/a EFS Construction and
  ServicesCompany)                          Enron Corp.                                           2,182          -           2,182
EFS III, Inc. (f/k/a EFG Holdings, Inc.)    Enron Corp.                                               -    396,066         396,066
EFS III, Inc. (f/k/a EFG Holdings, Inc.)    EFS V, Inc. (f/k/a Williard Inc.
                                             Investment Company)                                  3,201          -           3,201
EFS IV, Inc. (f/k/a Williard, Inc.)         EFS V, Inc. (f/k/a Williard Inc.
                                             Investment Company)                             15,995,191          -      15,995,191
EFS IV, Inc. (f/k/a Williard, Inc.)         EFS III, Inc. (f/k/a EFG Holdings, Inc.)         15,560,734          -      15,560,734
EFS IV, Inc. (f/k/a Williard, Inc.)         Enron Net Works LLC                               1,096,472          -       1,096,472
EFS IV, Inc. (f/k/a Williard, Inc.)         Artemis Associates, L.L.C.                          112,369          -         112,369
EFS IV, Inc. (f/k/a Williard, Inc.)         EFS VI, L.P. (f/k/a Williard Plumbing
                                             Company, L.P.)                                         900          -             900

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F  IDENTIFIED     REVISED
                 DUE FROM                                     DUE TO                        BALANCE       CHANGES       BALANCE
------------------------------------------  ------------------------------------------  --------------- ----------- --------------
EFS IX, Inc. (f/k/a Limbach Company
 InvestmentCompany)                         EFS Holdings, Inc.                               9,496,520           -       9,496,520
EFS IX, Inc. (f/k/a Limbach Company
 InvestmentCompany)                         Enron Corp.                                              -   2,929,510       2,929,510
EFS V, Inc. (f/k/a Williard Inc.
 Investment Company)                        Enron Corp.                                              -   1,416,538       1,416,538
EFS VII, Inc (f/k/a Limbach Company         EFS IX, Inc. (f/k/a Limbach Company
 HoldingCompany)                             InvestmentCompany)                                  3,398           -           3,398
EFS VII, Inc (f/k/a Limbach Company
 HoldingCompany)                            EFS VIII, Inc. (f/k/a Limbach Company)                 200           -             200
EFS VIII, Inc. (f/k/a Limbach Company)      EFS IX, Inc. (f/k/a Limbach Company
                                             InvestmentCompany)                             33,063,053           -      33,063,053
EFS VIII, Inc. (f/k/a Limbach Company)      EFS Holdings, Inc.                              25,857,347           -      25,857,347
EFS VIII, Inc. (f/k/a Limbach Company)      Enron Corp.                                      4,058,232  (3,593,686)        464,546
EFS X, Inc. (f/k/a Marlin Electric, Inc.)   Artemis Associates, L.L.C.                       5,482,254           -       5,482,254
EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)   Artemis Associates, L.L.C.                       6,506,388           -       6,506,388
EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)   EFS X, Inc. (f/k/a Marlin Electric, Inc.)        2,291,575           -       2,291,575
EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)   EFS Holdings, Inc.                                 430,988           -         430,988
EFS XII, Inc. (f/k/a MEP Services, Inc.)    EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)        5,496,562           -       5,496,562
EFS XII, Inc. (f/k/a MEP Services, Inc.)    Artemis Associates, L.L.C.                       1,348,906           -       1,348,906
EFS XII, Inc. (f/k/a MEP Services, Inc.)    EFS Holdings, Inc.                                 168,227           -         168,227
EFS XIII, Inc. (f/k/a Harper Mechanical     EFS XVII, Inc. (f/k/a Harper Mechanical
 Corporation)                               CorporationInvestment Company)                   5,903,565           -       5,903,565
EFS XIII, Inc. (f/k/a Harper Mechanical
 Corporation)                               Enron Corp.                                        271,027     860,231       1,131,258
EFS XIII, Inc. (f/k/a Harper Mechanical
 Corporation)                               EFS Holdings, Inc.                                 859,278           -         859,278
EFS XVII, Inc. (f/k/a Harper Mechanical
 CorporationInvestment Company)             EFS Holdings, Inc.                               1,581,218           -       1,581,218
EFS XVII, Inc. (f/k/a Harper Mechanical
 CorporationInvestment Company)             Enron Corp.                                              -     343,262         343,262
EGP Fuels Company                           Enron Corp.                                    312,043,673           -     312,043,673
EGP Fuels Company                           Enron Management, Inc.                         157,769,677           -     157,769,677
EGP Fuels Company                           Enron Methanol Company                           6,817,785           -       6,817,785
EGP Fuels Company                           Enron North America Corp.                           48,836           -          48,836
EGP Fuels Company                           Enron Operations Services Corp. (ETS)               35,781           -          35,781
EGP Fuels Company                           Enron Net Works LLC                                  2,054           -           2,054
EGP Fuels Company                           Enron Property & Services Corp.                        394           -             394
EGP Fuels Company                           Enron Broadband Services, Inc.                          33           -              33
EGS New Ventures Corp.                      Enron North America Corp.                       36,706,029           -      36,706,029
EGS New Ventures Corp.                      LRCI, Inc.                                       3,455,777           -       3,455,777
ENA Upstream Company, LLC                   Risk Management & Trading Corp.                    403,517           -         403,517
EnRock, L.P.                                Enron Broadband Services, Inc.                   3,028,567           -       3,028,567
EnRock, L.P.                                EnRock Management, LLC                               9,532           -           9,532
Enron Acquisition III Corp.                 Enron Energy Services Operations, Inc.           1,334,178           -       1,334,178
Enron Acquisition III Corp.                 Enron Corp.                                        542,332     621,231       1,163,563
Enron Acquisition III Corp.                 Enron Energy Services North America, Inc.          164,520           -         164,520
Enron ACS, Inc.                             Enron Corp.                                      2,857,061           -       2,857,061
Enron Alligator Alley Pipeline Company      Enron Operations Services Corp. (ETS)              783,476           -         783,476
Enron Asia Pacific/Africa/China LLC         Enron Corp.                                    403,058,760           -     403,058,760
Enron Asia Pacific/Africa/China LLC         Atlantic Commercial Finance, Inc.               11,442,815           -      11,442,815
Enron Asia Pacific/Africa/China LLC         Enron Expat Services Inc.                        9,005,904           -       9,005,904
Enron Asia Pacific/Africa/China LLC         Enron Power Corp.                                4,474,012           -       4,474,012
Enron Asia Pacific/Africa/China LLC         Enron Caribbean Basin LLC                        4,419,698           -       4,419,698
Enron Asia Pacific/Africa/China LLC         Enron Property & Services Corp.                  2,868,256           -       2,868,256
Enron Asia Pacific/Africa/China LLC         Enron Net Works LLC                              1,989,297           -       1,989,297
Enron Asia Pacific/Africa/China LLC         Enron North America Corp.                          243,901           -         243,901
Enron Asia Pacific/Africa/China LLC         Enron Management, Inc.                             149,840           -         149,840
Enron Asia Pacific/Africa/China LLC         Enron Engineering & Construction Company            20,672           -          20,672
Enron Asia Pacific/Africa/China LLC         Enron Middle East LLC                                2,804           -           2,804
Enron Asia Pacific/Africa/China LLC         Enron Industrial Markets LLC                           130           -             130
Enron Asset Management Resources, Inc.      Enron Property & Services Corp.                  2,296,530           -       2,296,530
Enron Asset Management Resources, Inc.      Enron Corp.                                      1,764,767           -       1,764,767
Enron Asset Management Resources, Inc.      Enron Transportation Services Company              313,868           -         313,868
Enron Asset Management Resources, Inc.      Enron Engineering & Construction Company            67,985           -          67,985
Enron Asset Management Resources, Inc.      Enron Broadband Services, Inc.                      19,299           -          19,299
Enron Asset Management Resources, Inc.      Operational Energy Corp.                             4,399           -           4,399
Enron Asset Management Resources, Inc.      Enron Expat Serv ices Inc.                           1,642           -           1,642
Enron Asset Management Resources, Inc.      Enron Caribbean Basin LLC                            1,350           -           1,350
Enron Asset Management Resources, Inc.      Enron Asia Pacific/Africa/China LLC                  1,053           -           1,053
Enron Bra zil Power Holdings XI Ltd.        Enron Corp.                                      5,192,684           -       5,192,684
Enron Brazil Power Holdings I Ltd.          Enron Development Funding Ltd.                  19,003,105           -      19,003,105
Enron Brazil Power Holdings I Ltd.          Enron Corp.                                      1,681,565           -       1,681,565
Enron Brazil Power Holdings I Ltd.          Enron do Brazil Holdings Ltd.                      456,937           -         456,937
Enron Brazil Power Holdings XI Ltd.         Enron Development Funding Ltd.                 204,963,939           -     204,963,939
Enron Brazil Power Holdings XI Ltd.         Enron South America LLC                             41,115           -          41,115
Enron Brazil Power Holdings XI Ltd.         Enron Brazil Power Investments XI Ltd.               2,000           -           2,000
Enron Brazil Power Investments XI Ltd.      Enron Development Funding Ltd.                   2,075,975           -       2,075,975
Enron Broadband Services, Inc.              Enron Corp.                                  1,217,202,935           -   1,217,202,935
Enron Broadband Services, Inc.              Enron North America Corp.                       63,404,528           -      63,404,528
Enron Broadband Services, Inc.              ECI-Texas, L.P.                                 60,225,681           -      60,225,681
Enron Broadband Services, Inc.              Enron Property & Services Corp.                 51,728,730           -      51,728,730
Enron Broadband Services, Inc.              Enron Communications Leasing Corp.              40,905,673           -      40,905,673
Enron Broadband Services, Inc.              Enron Net Works LLC                              6,437,139           -       6,437,139
Enron Broadband Services, Inc.              Enron Expat Services Inc.                        4,713,030           -       4,713,030
Enron Broadband Services, Inc.              Enron Energy Services North America, Inc.          649,268           -         649,268
Enron Broadband Services, Inc.              EnronOnline, LLC                                   501,603           -         501,603
Enron Broadband Services, Inc.              Enron Management, Inc.                             479,585           -         479,585
Enron Broadband Services, Inc.              Enron Asia Pacific/Africa/China LLC                366,372           -         366,372
Enron Broadband Services, Inc.              Enron India LLC                                    318,659           -         318,659
Enron Broadband Services, Inc.              Enron Caribbean Basin LLC                          243,903           -         243,903
Enron Broadband Services, Inc.              Enron Industrial Markets LLC                       116,436           -         116,436
Enron Broadband Services, Inc.              Enron Engineering & Construction Company            47,546           -          47,546
Enron Broadband Services, Inc.              Enron Middle East LLC                                7,867           -           7,867
Enron Broadband Services, Inc.              National Energy Production Corporation               7,835           -           7,835
Enron Broadband Services, Inc.              Enron Telecommunications, Inc.                         950           -             950
Enron Broadband Services, L.P.              Enron Corp.                                      8,019,062           -       8,019,062
Enron Broadband Services, L.P.              Enron Broadband Services, Inc.                   2,032,987           -       2,032,987
Enron Broadband Services, L.P.              Risk Management & Trading Corp.                    429,205           -         429,205
Enron Capital & Trade Resources
 International Corp.                        Enron North America Corp.                      448,007,106           -     448,007,106
Enron Capital & Trade Resources
 International Corp.                        Enron Gas Liquids, Inc.                         14,129,582           -      14,129,582
Enron Capital & Trade Resources
 International Corp.                        Enron Liquid Fuels, Inc.                         1,863,101           -       1,863,101
Enron Capital & Trade Resources
 International Corp.                        EnronOnline, LLC                                   560,492           -         560,492
Enron Capital & Trade Resources
 International Corp.                        Enron Net Works LLC                                 50,852           -          50,852

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                      PLAN, EXHIBIT F   IDENTIFIED       REVISED
                DUE FROM                                    DUE TO                        BALANCE        CHANGES         BALANCE
----------------------------------------  ------------------------------------------  ---------------  ------------  --------------
Enron Capital & Trade Resources
 International Corp.                      Enron Broadband Services, Inc.                      18,720             -           18,720
Enron Capital & Trade Resources
 International Corp.                      Enron Property & Services Corp.                      9,727             -            9,727
Enron Capital & Trade Resources
 International Corp.                      Enron Global Markets LLC                             1,503             -            1,503
Enron Caribbean Basin LLC                 Enron Corp.                                    266,231,857             -      266,231,857
Enron Caribbean Basin LLC                 Enron Net Works LLC                              8,419,052             -        8,419,052
Enron Caribbean Basin LLC                 Atlantic Commercial Finance, Inc.                6,876,976             -        6,876,976
Enron Caribbean Basin LLC                 Enron Property & Services Corp.                  5,916,053             -        5,916,053
Enron Caribbean Basin LLC                 Enron South America LLC                          5,829,504             -        5,829,504
Enron Caribbean Basin LLC                 Enron Expat Services Inc.                        1,886,630             -        1,886,630
Enron Caribbean Basin LLC                 Enron North America Corp.                        1,021,785             -        1,021,785
Enron Caribbean Basin LLC                 Enron Global Power & Pipelines L.L.C.              960,095             -          960,095
Enron Caribbean Basin LLC                 Enron Global Markets LLC                           411,412             -          411,412
Enron Caribbean Basin LLC                 Enron Commercial Finance Ltd.                      302,659             -          302,659
Enron Caribbean Basin LLC                 Enron Management, Inc.                             121,909             -          121,909
Enron Caribbean Basin LLC                 Enron Renewable Energy Corp.                        67,346             -           67,346
Enron Caribe VI Holdings Ltd.             Enron Development Funding Ltd.                       5,083             -            5,083
Enron Caribe VI Holdings Ltd.             Enron Caribbean Basin LLC                            1,383             -            1,383
Enron Commercial Finance Ltd.             Enron South America LLC                             41,692             -           41,692
Enron Commercial Finance Ltd.             Enron International Holdings Corp.                   2,102             -            2,102
Enron Communications Group, Inc.          Enron Broadband Services, Inc.                  11,219,634             -       11,219,634
Enron Communications Group, Inc.          Enron Corp.                                         48,673             -           48,673
Enron Communications Leasing Corp.        Enron Corp.                                    147,335,984             -      147,335,984
Enron Communications Leasing Corp.        Enron Property & Services Corp.                     19,084             -           19,084
Enron Communications Leasing Corp.        Enron Engineering & Construction Company             2,229             -            2,229
Enron Communications Leasing Corp.        Enron Net Works LLC                                    922             -              922
Enron Corp.                               Enron North America Corp.                   12,698,613,736             -   12,698,613,736
Enron Corp.                               Risk Management & Trading Corp.              5,116,703,129   379,986,047    5,496,689,176
Enron Corp.                               Enron Transportation Services Company        1,964,832,702             -    1,964,832,702
Enron Corp.                               Enron Energy Services, LLC                     656,632,849       763,403      657,396,252
Enron Corp.                               Enron Equipment Procurement Company            590,613,645             -      590,613,645
Enron Corp.                               National Energy Production Corporation         467,402,871             -      467,402,871
Enron Corp.                               Enron Operations Services Corp. (ETS)          300,049,411             -      300,049,411
Enron Corp.                               Enron Power Corp.                              257,878,201             -      257,878,201
Enron Corp.                               Enron Global Power & Pipelines L.L.C.          239,882,186             -      239,882,186
Enron Corp.                               Enron Development Corp.                        223,174,753             -      223,174,753
Enron Corp.                               Enron Reserve Acquisition Corp.                182,355,060             -      182,355,060
Enron Corp.                               Enron Holding Company L.L.C.                    94,118,672             -       94,118,672
Enron Corp.                               Enron Metals & Commodity Corp.                  93,768,993             -       93,768,993
Enron Corp.                               Enron Energy Marketing Corp.                    81,798,431     8,233,014       90,031,445
Enron Corp.                               BAM Lease Company                               88,959,929             -       88,959,929
Enron Corp.                               Clinton Energy Management Services, Inc.        84,345,351     1,469,150       85,814,501
Enron Corp.                               Enron Capital & Trade Resources
                                           International Corp.                            75,972,627             -       75,972,627
Enron Corp.                               Transwestern Gathering Company                  63,168,309             -       63,168,309
Enron Corp.                               Enron Energy Information Solutions, Inc.        48,957,332      (266,639)      48,690,693
Enron Corp.                               E Power Holdings Corp.                          43,099,577             -       43,099,577
Enron Corp.                               Operational Energy Corp.                        42,877,566             -       42,877,566
Enron Corp.                               LOA, Inc.                                       34,288,719             -       34,288,719
Enron Corp.                               LINGTEC Constructors L.P.                       31,652,088             -       31,652,088
Enron Corp.                               Enron Liquid Services Corp.                     29,470,581             -       29,470,581
Enron Corp.                               Enron Trailblazer Pipeline Company              26,770,652             -       26,770,652
Enron Corp.                               Louisiana Resources Company                     26,760,484             -       26,760,484
Enron Corp.                               EES Service Holdings, Inc.                      25,322,331     1,349,606       26,671,937
Enron Corp.                               ENA Upstream Company, LLC                       22,052,348             -       22,052,348
Enron Corp.                               LGMI, Inc.                                      18,147,687             -       18,147,687
Enron Corp.                               Enron Permian Gathering Inc.                     8,950,940             -        8,950,940
Enron Corp.                               Modulus Technologies, Inc.                       8,216,825             -        8,216,825
Enron Corp.                               Enron Gas Liquids, Inc.                          4,848,629             -        4,848,629
Enron Corp.                               Enron LNG Marketing LLC                          4,819,671             -        4,819,671
Enron Corp.                               Enron Credit Inc.                                4,517,436             -        4,517,436
Enron Corp.                               EFS XI, Inc. (f/k/a PBM Mechanical, Inc.)                -     3,219,978        3,219,978
Enron Corp.                               EFS Holdings, Inc.                               2,629,317       513,694        3,143,011
Enron Corp.                               EFS IV, Inc. (f/k/a Williard, Inc.)             (1,840,929)    3,767,705        1,926,776
Enron Corp.                               Enron Pipeline Construction Services
                                           Company                                         1,642,030             -        1,642,030
Enron Corp.                               EFS X, Inc. (f/k/a Marlin Electric, Inc.)                -     1,422,112        1,422,112
Enron Corp.                               Enron WarpSpeed Services, Inc.                   1,232,654             -        1,232,654
Enron Corp.                               Superior Construction Company                      950,111             -          950,111
Enron Corp.                               Enron International Asset Management Corp.         623,598             -          623,598
Enron Corp.                               EFS XII, Inc. (f/k/a MEP Services, Inc.)                 -       615,780          615,780
Enron Corp.                               Omicron Enterprises, Inc.                          550,386             -          550,386
Enron Corp.                               Enron International Korea Holdings Corp.           533,359             -          533,359
Enron Corp.                               ECI-Texas, L.P.                                    326,783             -          326,783
Enron Corp.                               Oswego Cogen Company, LLC                          307,331             -          307,331
Enron Corp.                               Enron Commercial Finance Ltd.                      240,848             -          240,848
Enron Corp.                               EFS XV, Inc. (f/k/a Mechanical
                                           Professional Services,Inc.)                            40       105,058          105,098
Enron Corp.                               Enron Wind Storm Lake I LLC                         80,710             -           80,710
Enron Corp.                               Enron Development Management Ltd.                    1,000             -            1,000
Enron Corp.                               EGS New Ventures Corp.                                 432             -              432
Enron Corp.                               Enron International Fuel Management
                                           Company                                                26             -               26
Enron Credit Inc.                         Enron North America Corp.                        5,734,365             -        5,734,365
Enron Credit Inc.                         Enron Net Works LLC                                960,382             -          960,382
Enron Credit Inc.                         Enron Metals & Commodity Corp.                         996             -              996
Enron Development Corp.                   Enron Transportation Services Company          406,088,333             -      406,088,333
Enron Development Corp.                   Enron Power Corp.                                5,362,922             -        5,362,922
Enron Development Corp.                   Enron India LLC                                  4,186,864             -        4,186,864
Enron Development Corp.                   Enron Caribbean Basin LLC                          962,651             -          962,651
Enron Development Corp.                   Enron Asia Pacific/Africa/China LLC                 38,214             -           38,214
Enron Development Funding Ltd.            Enron Corp.                                    579,245,395             -      579,245,395
Enron Development Funding Ltd.            Enron Commercial Finance Ltd.                   11,832,747             -       11,832,747
Enron Development Funding Ltd.            Enron South America LLC                          6,051,500             -        6,051,500
Enron Development Funding Ltd.            Nowa Sarzyna Holding B.V.                        2,027,867             -        2,027,867
Enron Development Funding Ltd.            Enron Caribbean Basin LLC                          537,528             -          537,528
Enron Development Management Ltd.         Enron Development Funding Ltd.                       8,268             -            8,268
Enron Development Management Ltd.         Enron Asia Pacific/Africa/China LLC                    137             -              137

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                       PLAN, EXHIBIT F    IDENTIFIED      REVISED
                DUE FROM                                     DUE TO                        BALANCE         CHANGES        BALANCE
-----------------------------------------  ------------------------------------------  ---------------  -------------  -------------
Enron do Brazil Holdings Ltd.              Enron Development Funding Ltd.                   59,431,846             -      59,431,846
Enron do Brazil Holdings Ltd.              Enron Corp.                                      10,596,256             -      10,596,256
Enron do Brazil Holdings Ltd.              Enron South America LLC                           4,882,330             -       4,882,330
Enron Energy Information Solutions, Inc.   Enron Energy Services Operations, Inc.           69,042,141             -      69,042,141
Enron Energy Information Solutions, Inc.   Enron Property & Services Corp.                     224,593             -         224,593
Enron Energy Information Solutions, Inc.   Artemis Associates, L.L.C.                           43,340             -          43,340
Enron Energy Information Solutions, Inc.   Enron Net Works LLC                                  18,636             -          18,636
Enron Energy Marketing Corp.               Enron Energy Services, Inc.                     353,854,546             -     353,854,546
Enron Energy Marketing Corp.               Enron Energy Services Operations, Inc.           73,720,250             -      73,720,250
Enron Energy Marketing Corp.               Enron Power Marketing, Inc.                      36,360,710             -      36,360,710
Enron Energy Marketing Corp.               Enron Energy Services, LLC                       18,831,337             -      18,831,337
Enron Energy Marketing Corp.               Enron Property & Services Corp.                         739             -             739
Enron Energy Marketing Corp.               Enron Net Works LLC                                     667             -             667
Enron Energy Services North America, Inc.  Enron Corp.                                     192,912,088      (711,285)    192,200,803
Enron Energy Services North America, Inc.  Enron Property & Services Corp.                     958,799             -         958,799
Enron Energy Services North America, Inc.  Enron Energy Services, LLC                          848,219             -         848,219
Enron Energy Services North America, Inc.  EFS Construction Management Services, Inc.          345,923             -         345,923
Enron Energy Services North America, Inc.  Enron Net Works LLC                                  78,267             -          78,267
Enron Energy Services North America, Inc.  Enron North America Corp.                            24,547             -          24,547
Enron Energy Services North America, Inc.  Enron South America LLC                               7,031             -           7,031
Enron Energy Services North America, Inc.  Enron Energy Information Solutions, Inc.              5,000             -           5,000
Enron Energy Services North America, Inc.  EnronOnline, LLC                                      2,000             -           2,000
Enron Energy Services Operations, Inc.     Enron Corp.                                   1,742,009,477   (19,343,589)  1,722,665,888
Enron Energy Services Operations, Inc.     Enron Energy Services, LLC                      691,085,928             -     691,085,928
Enron Energy Services Operations, Inc.     Enron Energy Services North America, Inc.       124,341,377             -     124,341,377
Enron Energy Services Operations, Inc.     Tenant Services, Inc.                            72,241,317             -      72,241,317
Enron Energy Services Operations, Inc.     Enron Property & Services Corp.                  31,125,467             -      31,125,467
Enron Energy Services Operations, Inc.     Enron Net Works LLC                              21,201,639             -      21,201,639
Enron Energy Services Operations, Inc.     Enron North America Corp.                         7,132,174             -       7,132,174
Enron Energy Services Operations, Inc.     Enron Federal Solutions, Inc.                     3,294,898             -       3,294,898
Enron Energy Services Operations, Inc.     Enron Caribbean Basin LLC                         1,366,424             -       1,366,424
Enron Energy Services Operations, Inc.     Enron Management, Inc.                            1,050,540             -       1,050,540
Enron Energy Services Operations, Inc.     Enron Expat Services Inc.                           278,834             -         278,834
Enron Energy Services Operations, Inc.     Enron Broadband Services, Inc.                      156,921             -         156,921
Enron Energy Services Operations, Inc.     Enron Asia Pacific/Africa/China LLC                 124,280             -         124,280
Enron Energy Services Operations, Inc.     Enron Global Markets LLC                             68,561             -          68,561
Enron Energy Services Operations, Inc.     Enron India LLC                                      59,955             -          59,955
Enron Energy Services Operations, Inc.     Enron Power Marketing, Inc.                          47,976             -          47,976
Enron Energy Services Operations, Inc.     Enron Operations Services Corp. (ETS)                16,521             -          16,521
Enron Energy Services Operations, Inc.     Enron South America LLC                              12,834             -          12,834
Enron Energy Services Operations, Inc.     EnronOnline, LLC                                      2,750             -           2,750
Enron Energy Services Operations, Inc.     EESO Merchant Investments, Inc.                         611             -             611
Enron Energy Services Operations, Inc.     Enron Asset Management Resources, Inc.                  344             -             344
Enron Energy Services Operations, Inc.     Enron Reserve Acquisition Corp.                          95             -              95
Enron Energy Services, Inc.                Enron Corp.                                   1,051,320,032  (125,598,663)    925,721,369
Enron Energy Services, Inc.                Risk Management & Trading Corp.                 639,518,995             -     639,518,995
Enron Energy Services, Inc.                Enron Energy Services Operations, Inc.          625,823,097             -     625,823,097
Enron Energy Services, Inc.                Enron North America Corp.                       103,606,046             -     103,606,046
Enron Energy Services, Inc.                Enron Power Marketing, Inc.                      93,371,581             -      93,371,581
Enron Energy Services, Inc.                Enron Energy Services North America, Inc.         8,090,940             -       8,090,940
Enron Energy Services, Inc.                Enron Energy Information Solutions, Inc.          3,333,621             -       3,333,621
Enron Energy Services, Inc.                Enron Acquisition III Corp.                         760,619             -         760,619
Enron Energy Services, Inc.                Operational Energy Corp.                            729,047             -         729,047
Enron Energy Services, Inc.                Enron Global Markets LLC                            416,466             -         416,466
Enron Energy Services, Inc.                ENA Upstream Company, LLC                           293,833             -         293,833
Enron Energy Services, Inc.                Green Power Partners I LLC                           91,197             -          91,197
Enron Energy Services, Inc.                Artemis Associates, L.L.C.                            3,782             -           3,782
Enron Energy Services, LLC                 Enron Energy Services, Inc.                     800,387,526             -     800,387,526
Enron Energy Services, LLC                 Clinton Energy Management Services, Inc.         82,621,042             -      82,621,042
Enron Energy Services, LLC                 Enron Energy Information Solutions, Inc.          5,498,431             -       5,498,431
Enron Energy Services, LLC                 Tenant Services, Inc.                             3,556,341             -       3,556,341
Enron Energy Services, LLC                 Enron Acquisition III Corp.                       1,052,232             -       1,052,232
Enron Energy Services, LLC                 Operational Energy Corp.                              1,404             -           1,404
Enron Energy Services, LLC                 Enron Property & Services Corp.                         492             -             492
Enron Energy Services, LLC                 EESO Merchant Investments, Inc.                         136             -             136
Enron Engineering & Construction Company   Enron Corp.                                   1,241,605,348             -   1,241,605,348
Enron Engineering & Construction Company   Enron Property & Services Corp.                  11,796,233             -      11,796,233
Enron Engineering & Construction Company   Enron Expat Services Inc.                         5,590,935             -       5,590,935
Enron Engineering & Construction Company   Enron South America LLC                           4,985,088             -       4,985,088
Enron Engineering & Construction Company   Enron Net Works LLC                               3,476,726             -       3,476,726
Enron Engineering & Construction Company   Enron Energy Services North America, Inc.           690,102             -         690,102
Enron Engineering & Construction Company   Enron Management, Inc.                              381,847             -         381,847
Enron Engineering & Construction Company   Risk Management & Trading Corp.                      18,323             -          18,323
Enron Engineering & Construction Company   EnronOnline, LLC                                     12,146             -          12,146
Enron Engineering & Construction Company   Enron Energy Services Operations, Inc.               10,603             -          10,603
Enron Engineering & Construction Company   NEPCO Power Procurement Company                       1,996             -           1,996
Enron Engineering & Construction Company   Enron Caribbean Basin LLC                             1,700             -           1,700
Enron Equipment Procurement Company        Enron Engineering & Construction Company        716,755,536             -     716,755,536
Enron Equipment Procurement Company        Enron Caribbean Basin LLC                        50,376,655             -      50,376,655
Enron Equipment Procurement Company        LINGTEC Constructors L.P.                        27,135,399             -      27,135,399
Enron Equipment Procurement Company        Enron North America Corp.                        18,797,456             -      18,797,456
Enron Equipment Procurement Company        Enron Expat Services Inc.                           181,561             -         181,561
Enron Equipment Procurement Company        Operational Energy Corp.                             21,198             -          21,198
Enron Equipment Procurement Company        Enron Asset Management Resources, Inc.                2,000             -           2,000
Enron Equipment Procurement Company        Enron Energy Services North America, Inc.               880             -             880
Enron Equipment Procurement Company        Enron Energy Services Operations, Inc.                   59             -              59
Enron Expat Services Inc.                  Enron Corp.                                      67,828,578             -      67,828,578
Enron Expat Services Inc.                  Enron Property & Services Corp.                   1,144,594             -       1,144,594
Enron Expat Services Inc.                  Enron Capital & Trade Resources
                                            International Corp.                                206,301             -         206,301
Enron Expat Services Inc.                  Enron Management, Inc.                              110,000             -         110,000
Enron Expat Services Inc.                  Enron Net Works LLC                                  15,898             -          15,898
Enron Federal Solutions, Inc.              Enron Energy Services North America, Inc.        12,986,064             -      12,986,064
Enron Federal Solutions, Inc.              Enron Energy Services, Inc.                       1,780,961             -       1,780,961

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS


                                                                                        PLAN, EXHIBIT F   IDENTIFIED      REVISED
                 DUE FROM                                      DUE TO                       BALANCE        CHANGES        BALANCE
------------------------------------------   -----------------------------------------  ---------------  ------------  -------------
Enron Federal Solutions, Inc.                Enron Energy Services, LLC                         277,571            -         277,571
Enron Federal Solutions, Inc.                Operational Energy Corp.                           213,597            -         213,597
Enron Federal Solutions, Inc.                Enron Corp.                                          1,176      123,160         124,336
Enron Freight Markets Corp.                  Enron Global Markets LLC                         1,806,104            -       1,806,104
Enron Freight Markets Corp.                  Enron Corp.                                      1,030,193            -       1,030,193
Enron Freight Markets Corp.                  Risk Management & Trading Corp.                     29,539            -          29,539
Enron Freight Markets Corp.                  Enron Industrial Markets LLC                         3,447            -           3,447
Enron Freight Markets Corp.                  Enron Liquid Fuels, Inc.                             3,000            -           3,000
Enron Freight Markets Corp.                  Enron North America Corp.                            1,074            -           1,074
Enron Fuels International, Inc.              Enron Corp.                                     31,550,875            -      31,550,875
Enron Fuels International, Inc.              Risk Management & Trading Corp.                  5,319,031            -       5,319,031
Enron Fuels International, Inc.              Enron Global Markets LLC                             5,267            -           5,267
Enron Fuels International, Inc.              Enron Energy Services Operations, Inc.                 244            -             244
Enron Fuels International, Inc.              Enron North America Corp.                              186            -             186
Enron Gas Liquids, Inc.                      Risk Management & Trading Corp.                308,066,391            -     308,066,391
Enron Gas Liquids, Inc.                      Enron North America Corp.                      126,603,975            -     126,603,975
Enron Gas Liquids, Inc.                      EGP Fuels Company                               12,663,560            -      12,663,560
Enron Gas Liquids, Inc.                      Enron Liquid Fuels, Inc.                         3,645,703            -       3,645,703
Enron Gas Liquids, Inc.                      Enron Methanol Company                           3,513,291            -       3,513,291
Enron Gas Liquids, Inc.                      Enron Global Markets LLC                         3,164,078            -       3,164,078
Enron Gas Liquids, Inc.                      Enron Property & Services Corp.                    287,559            -         287,559
Enron Gas Liquids, Inc.                      Enron Net Works LLC                                 24,362            -          24,362
Enron Gas Liquids, Inc.                      Enron Energy Services Operations, Inc.                 761            -             761
Enron Gathering Company                      Enron Corp.                                         36,393            -          36,393
Enron Global LNG LLC                         Enron Caribbean Basin LLC                       17,946,975            -      17,946,975
Enron Global LNG LLC                         Enron Corp.                                      5,898,622            -       5,898,622
Enron Global LNG LLC                         Enron Global Markets LLC                         1,503,267            -       1,503,267
Enron Global LNG LLC                         Atlantic Commercial Finance, Inc.                1,483,926            -       1,483,926
Enron Global LNG LLC                         Enron Middle East LLC                              647,537            -         647,537
Enron Global LNG LLC                         Enron Property & Services Corp.                    355,255            -         355,255
Enron Global LNG LLC                         Enron Expat Services Inc.                          169,895            -         169,895
Enron Global LNG LLC                         Enron Net Works LLC                                108,398            -         108,398
Enron Global LNG LLC                         Enron Asia Pacific/Africa/China LLC                 45,516            -          45,516
Enron Global LNG LLC                         Calypso Pipeline, LLC                               29,652            -          29,652
Enron Global LNG LLC                         Enron Broadband Services, Inc.                       5,735            -           5,735
Enron Global LNG LLC                         Enron South America LLC                              1,340            -           1,340
Enron Global LNG LLC                         Enron LNG Shipping Company                           1,000            -           1,000
Enron Global LNG LLC                         Enron International Fuel Management
                                              Company                                             1,000            -           1,000
Enron Global LNG LLC                         Enron Energy Services Operations, Inc.                 140            -             140
Enron Global Markets LLC                     Enron Corp.                                     83,342,587            -      83,342,587
Enron Global Markets LLC                     Enron Net Works LLC                             36,200,441            -      36,200,441
Enron Global Markets LLC                     Enron North America Corp.                       12,193,954            -      12,193,954
Enron Global Markets LLC                     EnronOnline, LLC                                 3,776,769            -       3,776,769
Enron Global Markets LLC                     ECT Merchant Investments Corp.                   3,174,365            -       3,174,365
Enron Global Markets LLC                     Enron Property & Services Corp.                  2,648,613            -       2,648,613
Enron Global Markets LLC                     Enron Expat Services Inc.                        1,896,010            -       1,896,010
Enron Global Markets LLC                     The Protane Corporation                            142,532            -         142,532
Enron Global Markets LLC                     Enron Management, Inc.                             132,878            -         132,878
Enron Global Markets LLC                     Enron Asia Pacific/Africa/China LLC                 88,002            -          88,002
Enron Global Markets LLC                     Enron South America LLC                             79,812            -          79,812
Enron Global Markets LLC                     Enron Metals & Commodity Corp.                      33,129            -          33,129
Enron Global Markets LLC                     Enron Broadband Services, Inc.                      13,664            -          13,664
Enron Global Markets LLC                     Enron Industrial Markets LLC                         1,712            -           1,712
Enron Global Power & Pipelines L.L.C.        Enron North America Corp.                          359,483            -         359,483
Enron Global Power & Pipelines L.L.C.        Enron Asia Pacific/Africa/China LLC                 58,581            -          58,581
Enron Global Power & Pipelines L.L.C.        Enron Commercial Finance Ltd.                        3,765            -           3,765
Enron Holding Company L.L.C.                 Enron Asia Pacific/Africa/China LLC              4,586,965            -       4,586,965
Enron India Holdings Ltd.                    Enron Development Funding Ltd.                      12,144            -          12,144
Enron India LLC                              Enron Corp.                                    176,694,308            -     176,694,308
Enron India LLC                              Enron Expat Services Inc.                        8,077,475            -       8,077,475
Enron India LLC                              Enron Asia Pacific/Africa/China LLC              1,372,767            -       1,372,767
Enron India LLC                              Enron Global LNG LLC                             1,271,553            -       1,271,553
Enron India LLC                              Enron Net Works LLC                              1,183,153            -       1,183,153
Enron India LLC                              Enron Property & Services Corp.                  1,133,233            -       1,133,233
Enron India LLC                              Enron Caribbean Basin LLC                          941,792            -         941,792
Enron India LLC                              Enron Middle East LLC                              729,331            -         729,331
Enron India LLC                              Enron North America Corp.                          199,336            -         199,336
Enron India LLC                              Enron Engineering & Construction Company            56,708            -          56,708
Enron India LLC                              Enron Management, Inc.                              48,996            -          48,996
Enron India LLC                              Operational Energy Corp.                            11,392            -          11,392
Enron Industrial Markets LLC                 Enron Corp.                                     27,339,306            -      27,339,306
Enron Industrial Markets LLC                 Enron Net Works LLC                             18,601,824            -      18,601,824
Enron Industrial Markets LLC                 Enron North America Corp.                       15,652,633            -      15,652,633
Enron Industrial Markets LLC                 Enron Property & Services Corp.                  1,373,057            -       1,373,057
Enron Industrial Markets LLC                 Risk Management & Trading Corp.                  1,250,000            -       1,250,000
Enron Industrial Markets LLC                 EnronOnline, LLC                                   914,171            -         914,171
Enron Industrial Markets LLC                 Enron Capital & Trade Resources
                                              International Corp.                               118,389            -         118,389
Enron Industrial Markets LLC                 Enron Expat Services Inc.                          105,970            -         105,970
Enron Industrial Markets LLC                 Enron Energy Services Operations, Inc.              46,400            -          46,400
Enron Industrial Markets LLC                 Enron Management, Inc.                              34,541            -          34,541
Enron Industrial Markets LLC                 Enron South America LLC                             28,303            -          28,303
Enron Industrial Markets LLC                 Enron India LLC                                     11,439            -          11,439
Enron Industrial Markets LLC                 Enron Caribbean Basin LLC                              774            -             774
Enron Industrial Markets LLC                 Enron Energy Services North America, Inc.              101            -             101
Enron International Asia Corp.               Enron North America Corp.                          624,613            -         624,613
Enron International Asia Corp.               Enron Corp.                                        219,105            -         219,105
Enron International Asia Corp.               Enron Asia Pacific/Africa/China LLC                    220            -             220
Enron International Asset Management Corp.   Enron Caribbean Basin LLC                              110            -             110
Enron International Fuel Management Company  Enron Caribbean Basin LLC                              100            -             100
Enron International Holdings Corp.           Enron Corp.                                    108,987,457            -     108,987,457
Enron International Holdings Corp.           Enron Development Corp.                          9,682,543            -       9,682,543
Enron International Holdings Corp.           Enron Expat Services Inc.                        1,393,427            -       1,393,427
Enron International Inc.                     Enron Corp.                                    442,695,941            -     442,695,941

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F   IDENTIFIED      REVISED
                 DUE FROM                                      DUE TO                       BALANCE        CHANGES        BALANCE
-------------------------------------------  -----------------------------------------  ---------------  ------------  -------------
Enron International Inc.                     Enron Caribbean Basin LLC                         172,544             -         172,544
Enron International Inc.                     Enron South America LLC                             5,793             -           5,793
Enron International Inc.                     Enron Asia Pacific/Africa/China LLC                 1,448             -           1,448
Enron International Inc.                     Enron India LLC                                     1,254             -           1,254
Enron International Inc.                     Risk Management & Trading Corp.                       820             -             820
Enron International Inc.                     Enron North America Corp.                             119             -             119
Enron International Korea Holdings Corp.     Enron Asia Pacific/Africa/China LLC                97,743             -          97,743
Enron International Korea Holdings Corp.     Enron Development Funding Ltd.                      1,580             -           1,580
Enron Liquid Fuels, Inc.                     Enron Corp.                                    51,108,472             -      51,108,472
Enron Liquid Fuels, Inc.                     Risk Management & Trading Corp.                23,671,113             -      23,671,113
Enron Liquid Fuels, Inc.                     Enron North America Corp.                       2,488,408             -       2,488,408
Enron Liquid Fuels, Inc.                     EnronOnline, LLC                                  140,123             -         140,123
Enron Liquid Fuels, Inc.                     Enron Middle East LLC                              58,710             -          58,710
Enron Liquid Fuels, Inc.                     Enron Property & Services Corp.                    45,919             -          45,919
Enron Liquid Fuels, Inc.                     Enron Global Markets LLC                           33,804             -          33,804
Enron Liquid Fuels, Inc.                     Enron Net Works LLC                                 6,741             -           6,741
Enron Liquid Fuels, Inc.                     Enron Operations Services Corp. (ETS)                 151             -             151
Enron Liquid Services Corp.                  Enron Operations Services Corp. (ETS)                 390             -             390
Enron LNG Marketing LLC                      Enron LNG Shipping Company                        935,331             -         935,331
Enron LNG Marketing LLC                      Enron Caribbean Basin LLC                           6,191             -           6,191
Enron Machine and Mechanical Services, Inc.  Enron Corp.                                     1,070,599             -       1,070,599
Enron Management, Inc.                       Enron Corp.                                     6,104,061       786,458       6,890,519
Enron Management, Inc.                       Enron Property & Services Corp.                 1,978,116             -       1,978,116
Enron Management, Inc.                       Enron Global LNG LLC                               16,365             -          16,365
Enron Mauritius Company                      Enron Corp.                                    41,064,225             -      41,064,225
Enron Mauritius Company                      Enron Development Corp.                        38,273,421             -      38,273,421
Enron Mauritius Company                      Enron India LLC                                 1,079,409             -       1,079,409
Enron Mauritius Company                      Atlantic Commercial Finance, Inc.                  10,890             -          10,890
Enron Metals & Commodity Corp.               Enron Net Works LLC                               102,018             -         102,018
Enron Metals & Commodity Corp.               Enron Freight Markets Corp.                        28,900             -          28,900
Enron Metals & Commodity Corp.               Enron Property & Services Corp.                    25,870             -          25,870
Enron Methanol Company                       Enron Corp.                                    45,318,711             -      45,318,711
Enron Methanol Company                       Enron Net Works LLC                                17,639             -          17,639
Enron Methanol Company                       Enron Property & Services Corp.                    10,025             -          10,025
Enron Methanol Company                       Enron Transportation Services Company               6,305             -           6,305
Enron Methanol Company                       Enron Asset Management Resources, Inc.              5,825             -           5,825
Enron Middle East LLC                        Enron Corp.                                    23,699,817             -      23,699,817
Enron Middle East LLC                        Enron Caribbean Basin LLC                       8,738,331             -       8,738,331
Enron Middle East LLC                        Atlantic Commercial Finance, Inc.               5,908,393             -       5,908,393
Enron Middle East LLC                        Enron Expat Services Inc.                       1,341,812             -       1,341,812
Enron Middle East LLC                        Enron Global Markets LLC                          512,700             -         512,700
Enron Middle East LLC                        Enron Property & Services Corp.                   251,800             -         251,800
Enron Middle East LLC                        Enron Net Works LLC                               203,406             -         203,406
Enron Middle East LLC                        Enron Energy Services Operations, Inc.             20,623             -          20,623
Enron Middle East LLC                        Operational Energy Corp.                           11,392             -          11,392
Enron Middle East LLC                        Enron South America LLC                             9,499             -           9,499
Enron Middle East LLC                        Enron Development Funding Ltd.                      5,210             -           5,210
Enron Natural Gas Marketing Corp.            Enron Corp.                                 3,584,017,322             -   3,584,017,322
Enron Net Works LLC                          Enron Corp.                                   346,071,624             -     346,071,624
Enron Net Works LLC                          Enron Property & Services Corp.                 3,030,911             -       3,030,911
Enron Net Works LLC                          Enron Broadband Services, L.P.                    286,070             -         286,070
Enron Net Works LLC                          Enron Management, Inc.                            229,126             -         229,126
Enron Net Works LLC                          Enron Asset Management Resources, Inc.             57,753             -          57,753
Enron North America Corp.                    Enron Power Marketing, Inc.                 5,161,128,638             -   5,161,128,638
Enron North America Corp.                    Enron Natural Gas Marketing Corp.           4,131,527,273             -   4,131,527,273
Enron North America Corp.                    Risk Management & Trading Corp.             2,785,407,913             -   2,785,407,913
Enron North America Corp.                    Enron Transportation Services Company         440,863,566             -     440,863,566
Enron North America Corp.                    Enron Management, Inc.                         89,248,186             -      89,248,186
Enron North America Corp.                    TLS Investors, L.L.C.                          56,558,273             -      56,558,273
Enron North America Corp.                    ECT Merchant Investments Corp.                 34,285,008             -      34,285,008
Enron North America Corp.                    Louisiana Gas Marketing Company                32,632,154             -      32,632,154
Enron North America Corp.                    Enron Expat Services Inc.                      24,634,122             -      24,634,122
Enron North America Corp.                    ENA Upstream Company, LLC                      19,271,939             -      19,271,939
Enron North America Corp.                    Enron South America LLC                        17,163,967             -      17,163,967
Enron North America Corp.                    BAM Lease Company                              12,051,623             -      12,051,623
Enron North America Corp.                    EnronOnline, LLC                                8,497,423             -       8,497,423
Enron North America Corp.                    Louisiana Resources Company                     5,934,701             -       5,934,701
Enron North America Corp.                    Enron Property & Services Corp.                 4,180,099             -       4,180,099
Enron North America Corp.                    Enron Global LNG LLC                            3,783,808             -       3,783,808
Enron North America Corp.                    Enron Engineering & Construction Company        3,534,412             -       3,534,412
Enron North America Corp.                    Enron Middle East LLC                           3,230,788             -       3,230,788
Enron North America Corp.                    Enron Net Works LLC                             2,523,403             -       2,523,403
Enron North America Corp.                    Enron LNG Marketing LLC                           569,296             -         569,296
Enron North America Corp.                    EBF LLC                                           233,211             -         233,211
Enron North America Corp.                    Operational Energy Corp.                          188,670             -         188,670
Enron North America Corp.                    LGMI, Inc.                                         78,360             -          78,360
Enron North America Corp.                    Enron Operations Services Corp. (ETS)              76,761             -          76,761
Enron North America Corp.                    Enron Ventures Corp.                               73,532             -          73,532
Enron North America Corp.                    Enron Asset Management Resources, Inc.             35,871             -          35,871
Enron North America Corp.                    Enron Metals & Commodity Corp.                     18,597             -          18,597
Enron North America Corp.                    Enron Communications Leasing Corp.                 10,267             -          10,267
Enron North America Corp.                    ECT Securities Limited Partnership                  4,380             -           4,380
Enron North America Corp.                    Enron Engineering & Operational Services
                                              Company                                            1,000             -           1,000
Enron North America Corp.                    National Energy Production Corporation                276             -             276
Enron Operations Services Corp. (ETS)        Enron Transportation Services Company         303,045,719             -     303,045,719
Enron Operations Services Corp. (ETS)        Enron Property & Services Corp.                 8,592,735             -       8,592,735
Enron Operations Services Corp. (ETS)        Enron Pipeline Services Company                 4,252,921             -       4,252,921
Enron Operations Services Corp. (ETS)        Enron Pipeline Construction Services
                                              Company                                        3,112,658             -       3,112,658
Enron Operations Services Corp. (ETS)        Enron Machine and Mechanical Services,
                                              Inc.                                             947,663             -         947,663
Enron Operations Services Corp. (ETS)        Enron Asset Management Resources, Inc.            699,525             -         699,525
Enron Operations Services Corp. (ETS)        Enron Net Works LLC                               373,434             -         373,434
Enron Operations Services Corp. (ETS)        Enron Expat Services Inc.                         292,096             -         292,096
Enron Operations Services Corp. (ETS)        Enron Management, Inc.                            265,649             -         265,649

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F   IDENTIFIED      REVISED
                 DUE FROM                                      DUE TO                       BALANCE        CHANGES        BALANCE
------------------------------------------   -----------------------------------------  ---------------  ------------  -------------
Enron Operations Services Corp. (ETS)        Enron Broadband Services, Inc.                    165,709             -         165,709
Enron Operations Services Corp. (ETS)        Artemis Associates, L.L.C.                         20,515             -          20,515
Enron Operations Services Corp. (ETS)        Operational Energy Corp.                            6,641             -           6,641
Enron Operations Services Corp. (ETS)        Enron Engineering & Construction Company            6,175             -           6,175
Enron Operations Services Corp. (ETS)        Enron Asia Pacific/Africa/China LLC                   852             -             852
Enron Pipeline Construction Services
 Company                                     Enron Equipment Procurement Company             1,550,078             -       1,550,078
Enron Pipeline Services Company              Enron Corp.                                     4,689,959             -       4,689,959
Enron Pipeline Services Company              Enron Net Works LLC                               391,088             -         391,088
Enron Pipeline Services Company              Enron Transportation Services Company             219,901             -         219,901
Enron Pipeline Services Company              Enron Property & Services Corp.                   180,897             -         180,897
Enron Pipeline Services Company              Enron Asset Management Resources, Inc.             19,379             -          19,379
Enron Pipeline Services Company              Enron Management, Inc.                             12,047             -          12,047
Enron Pipeline Services Company              Enron Engineering & Construction Company            9,939             -           9,939
Enron Pipeline Services Company              Enron Broadband Services, Inc.                      3,944             -           3,944
Enron Pipeline Services Company              Enron Energy Services Operations, Inc.                124             -             124
Enron Pipeline Services Company              Enron North America Corp.                              62             -              62
Enron Power & Industrial Construction
 Company                                     Enron Corp.                                    15,664,358             -      15,664,358
Enron Power & Industrial Construction
 Company                                     Enron Engineering & Construction Company        3,406,230             -       3,406,230
Enron Power & Industrial Construction
 Company                                     Enron Power Corp.                                  83,872             -          83,872
Enron Power & Industrial Construction
 Company                                     Enron Broadband Services, Inc.                      4,125             -           4,125
Enron Power & Industrial Construction
 Company                                     Enron Net Works LLC                                 3,261             -           3,261
Enron Power & Industrial Construction
 Company                                     Enron Energy Services Operations, Inc.                315             -             315
Enron Power & Industrial Construction
 Company                                     Enron North America Corp.                             102             -             102
Enron Power & Industrial Construction
 Company                                     Enron Operations Services Corp. (ETS)                  50             -              50
Enron Power Corp.                            Enron North America Corp.                      65,261,706             -      65,261,706
Enron Power Corp.                            Enron Engineering & Construction Company       49,051,501             -      49,051,501
Enron Power Corp.                            Superior Construction Company                     969,558             -         969,558
Enron Power Corp.                            Enron Property & Services Corp.                   203,515             -         203,515
Enron Power Corp.                            Enron Net Works LLC                                53,946             -          53,946
Enron Power Corp.                            Enron Caribbean Basin LLC                          47,405             -          47,405
Enron Power Corp.                            Enron Equipment Procurement Company                45,692             -          45,692
Enron Power Corp.                            Enron Expat Services Inc.                          34,291             -          34,291
Enron Power Corp.                            Enron Operations Services Corp. (ETS)              22,794             -          22,794
Enron Power Marketing, Inc.                  Enron Corp.                                 4,759,878,078             -   4,759,878,078
Enron Power Marketing, Inc.                  Risk Management & Trading Corp.             1,883,331,175             -   1,883,331,175
Enron Power Marketing, Inc.                  Enron Net Works LLC                             1,489,080             -       1,489,080
Enron Power Marketing, Inc.                  EnronOnline, LLC                                  980,861             -         980,861
Enron Processing Properties, Inc.            Enron Corp.                                       775,252             -         775,252
Enron Property & Services Corp.              Enron Corp.                                   170,457,843             -     170,457,843
Enron Renewable Energy Corp.                 Enron Corp.                                   199,375,058             -     199,375,058
Enron Renewable Energy Corp.                 EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                        77,747,035             -      77,747,035
Enron Renewable Energy Corp.                 EREC Subsidiary I, LLC (f/k/a Enron Wind
                                              Systems,Inc.)                                  4,457,980             -       4,457,980
Enron Renewable Energy Corp.                 Enron Property & Services Corp.                   378,703             -         378,703
Enron Renewable Energy Corp.                 Enron Net Works LLC                               368,629             -         368,629
Enron Renewable Energy Corp.                 Enron Broadband Services, Inc.                     58,728             -          58,728
Enron Renewable Energy Corp.                 Enron Expat Services Inc.                          53,303             -          53,303
Enron Renewable Energy Corp.                 Enron North America Corp.                          44,517             -          44,517
Enron Renewable Energy Corp.                 Enron Operations Services Corp. (ETS)              27,106             -          27,106
Enron Renewable Energy Corp.                 Enron Management, Inc.                             10,020             -          10,020
Enron Renewable Energy Corp.                 Enron Asia Pacific/Africa/China LLC                 5,096             -           5,096
Enron Renewable Energy Corp.                 Enron Power Corp.                                   4,560             -           4,560
Enron Renewable Energy Corp.                 Enron Energy Services Operations, Inc.              4,229             -           4,229
Enron Renewable Energy Corp.                 Operational Energy Corp.                            1,991             -           1,991
Enron Renewable Energy Corp.                 Enron South America LLC                               311             -             311
Enron Renewable Energy Corp.                 Enron Middle East LLC                                  49             -              49
Enron Reserve Acquisition Corp.              Risk Management & Trading Corp.                71,927,403             -      71,927,403
Enron Reserve Acquisition Corp.              Enron North America Corp.                      56,265,698             -      56,265,698
Enron Reserve Acquisition Corp.              Enron Net Works LLC                               348,605             -         348,605
Enron Reserve Acquisition Corp.              EnronOnline, LLC                                  140,123             -         140,123
Enron Reserve Acquisition Corp.              LOA, Inc.                                         126,466             -         126,466
Enron Reserve Acquisition Corp.              Enron Property & Services Corp.                    33,396             -          33,396
Enron South America LLC                      Atlantic Commercial Finance, Inc.             144,247,334             -     144,247,334
Enron South America LLC                      Enron Corp.                                   140,896,803             -     140,896,803
Enron South America LLC                      Enron Development Corp.                        50,763,530             -      50,763,530
Enron South America LLC                      Enron Expat Services Inc.                      14,265,184             -      14,265,184
Enron South America LLC                      Enron Brazil Power Holdings I Ltd.              8,649,171             -       8,649,171
Enron South America LLC                      Enron Net Works LLC                             5,245,866             -       5,245,866
Enron South America LLC                      Enron Property & Services Corp.                 3,037,841             -       3,037,841
Enron South America LLC                      Enron Asia Pacific/Africa/China LLC               656,411             -         656,411
Enron South America LLC                      Enron Broadband Services, Inc.                    239,867             -         239,867
Enron South America LLC                      Enron Management, Inc.                             99,000             -          99,000
Enron South America LLC                      National Energy Production Corporation             90,434             -          90,434
Enron South America LLC                      Enron India LLC                                    67,614             -          67,614
Enron South America LLC                      Operational Energy Corp.                           11,392             -          11,392
Enron South America LLC                      Enron Asset Management Resources, Inc.             11,147             -          11,147
Enron Telecommunications, Inc.               Enron Corp.                                         4,893             -           4,893
Enron Transportation Services Company        Enron Liquid Services Corp.                     5,898,417             -       5,898,417
Enron Transportation Services Company        Enron Permian Gathering Inc.                       22,625             -          22,625
Enron Transportation Services Company        Operational Energy Corp.                           12,965             -          12,965
Enron Transportation Services Company        Enron Machine and Mechanical Services,
                                              Inc.                                               3,916             -           3,916
Enron Transportation Services Company        Enron Net Works LLC                                 1,159             -           1,159
Enron Transportation Services Company        Enron Alligator Alley Pipeline Company              1,000             -           1,000
Enron Ventures Corp.                         Enron Corp.                                    98,906,211             -      98,906,211
Enron WarpSpeed Services, Inc.               Enron Broadband Services, Inc.                  8,145,699             -       8,145,699
Enron WarpSpeed Services, Inc.               Enron Communications Leasing Corp.                523,769             -         523,769
Enron Wind Development Corp.                 EREC Subsidiary I, LLC (f/k/a Enron Wind
                                              Systems,Inc.)                                110,762,142             -     110,762,142
Enron Wind Development Corp.                 EREC Subsidiary II, LLC (f/k/a Enron
                                              WindConstructors Corp.)                       32,408,392             -      32,408,392
Enron Wind Development Corp.                 ZWHC LLC                                          290,000             -         290,000
Enron Wind Development Corp.                 Enron Corp.                                         3,206             -           3,206
Enron Wind Lake Benton LLC                   EREC Subsidiary III, LLC (f/k/a Enron
                                              Wind EnergySystems Corp.)                      2,371,712             -       2,371,712
Enron Wind Lake Benton LLC                   Enron Corp.                                        75,450             -          75,450
Enron Wind Lake Benton LLC                   Enron Wind Development Corp.                       28,696             -          28,696
Enron Wind Storm Lake I LLC                  EREC Subsidiary II, LLC (f/k/a Enron
                                              WindConstructors Corp.)                          934,343             -         934,343

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F   IDENTIFIED      REVISED
                 DUE FROM                                      DUE TO                       BALANCE        CHANGES        BALANCE
-------------------------------------------  -----------------------------------------  ---------------  ------------  -------------
Enron Wind Storm Lake II LLC                 EREC Subsidiary I, LLC (f/k/a Enron Wind
                                              Systems,Inc.)                                  1,727,500             -      1,727,500
Enron Wind Storm Lake II LLC                 EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                           158,464             -        158,464
Enron Wind Storm Lake II LLC                 Enron Corp.                                        47,488             -         47,488
Enron Wind Storm Lake II LLC                 Enron Wind Development Corp.                        7,645             -          7,645
EnronOnline, LLC                             Enron Net Works LLC                            15,486,309             -     15,486,309
EnronOnline, LLC                             Enron Corp.                                    10,043,268             -     10,043,268
EnronOnline, LLC                             Enron Property & Services Corp.                   648,625             -        648,625
EnronOnline, LLC                             Enron Caribbean Basin LLC                             114             -            114
EREC Subsidiary I, LLC (f/ k/a Enron Wind    EREC Subsidiary IV, LLC (f/k/a Enron
 Systems,Inc.)                                WindMaintenance Corp.)                           252,780             -        252,780
EREC Subsidiary I, LLC (f/k/a Enron Wind     EREC Subsidiary V, LLC (f/k/a Enron Wind
 Systems,Inc.)                                Corp.)                                       215,083,153             -    215,083,153
EREC Subsidiary I, LLC (f/k/a Enron Wind     EREC Subsidiary III, LLC (f/k/a Enron
 Systems,Inc.)                                Wind EnergySystems Corp.)                    208,885,892             -    208,885,892
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Zond Minnesota Construction Company LLC         1,703,598             -      1,703,598
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Cabazon Power Partners LLC                        400,000             -        400,000
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Victory Garden Power Partners I L.L.C.            200,000             -        200,000
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Enron Wind Storm Lake I LLC                       144,820             -        144,820
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               ZWHC LLC                                          100,000             -        100,000
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Enron Wind Lake Benton LLC                         78,116             -         78,116
EREC Subsidiary I, LLC (f/k/a Enron Wind
 Systems,Inc.)                               Enron Corp.                                         7,894             -          7,894
EREC Subsidiary II, LLC (f/k/a Enron         EREC Subsidiary I, LLC (f/k/a Enron Wind
 WindConstructors Corp.)                      Systems,Inc.)                                191,130,164             -    191,130,164
EREC Subsidiary II, LLC (f/k/a Enron
 WindConstructors Corp.)                     Cabazon Power Partners LLC                     (2,200,000)   15,000,000     12,800,000
EREC Subsidiary II, LLC (f/k/a Enron
 WindConstructors Corp.)                     Victory Garden Power Partners I L.L.C.                  -     2,500,000      2,500,000
EREC Subsidiary II, LLC (f/k/a Enron
 WindConstructors Corp.)                     ZWHC LLC                                          430,000             -        430,000
EREC Subsidiary II, LLC (f/k/a Enron
 WindConstructors Corp.)                     Enron Corp.                                         3,670             -          3,670
EREC Subsidiary III, LLC (f/k/a Enron Wind   EREC Subsidiary V, LLC (f/k/a Enron Wind
 EnergySystems Corp.)                         Corp.)                                       252,803,328             -    252,803,328
EREC Subsidiary III, LLC (f/k/a Enron Wind   EREC Subsidiary II, LLC (f/k/a Enron
 EnergySystems Corp.)                         WindConstructors Corp.)                      (17,393,022)  111,600,000     94,206,978
EREC Subsidiary III, LLC (f/k/a Enron Wind
 EnergySystems Corp.)                        Zond Minnesota Construction Company LLC                 -    28,000,000     28,000,000
EREC Subsidiary III, LLC (f/k/a Enron Wind
 EnergySystems Corp.)                        Enron Wind Development Corp.                    1,798,176             -      1,798,176
EREC Subsidiary III, LLC (f/k/a Enron Wind
 EnergySystems Corp.)                        ZWHC LLC                                          200,000             -        200,000
EREC Subsidiary III, LLC (f/k/a Enron Wind
 EnergySystems Corp.)                        Enron Corp.                                         9,955             -          9,955
EREC Subsidiary IV, LLC (f/k/a Enron
 WindMaintenance Corp.)                      Cabazon Power Partners LLC                              -     2,000,000      2,000,000
EREC Subsidiary IV, LLC (f/k/a Enron
 WindMaintenance Corp.)                      Green Power Partners I LLC                              -     1,000,000      1,000,000
EREC Subsidiary IV, LLC (f/k/a Enron
 WindMaintenance Corp.)                      Victory Garden Power Partners I L.L.C.                  -       500,000        500,000
EREC Subsidiary IV, LLC (f/k/a Enron         EREC Subsidiary V, LLC (f/k/a Enron Wind
 WindMaintenance Corp.)                       Corp.)                                           396,797             -        396,797
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Corp.                                   244,538,768             -    244,538,768
EREC Subsidiary V, LLC (f/k/a Enron Wind     EREC Subsidiary II, LLC (f/k/a Enron
 Corp.)                                       WindConstructors Corp.)                      171,337,448             -    171,337,448
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Wind Development Corp.                   88,252,068             -     88,252,068
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Wind Lake Benton LLC                      1,753,152             -      1,753,152
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Cabazon Power Partners LLC                      1,400,000             -      1,400,000
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Zond Minnesota Construction Company LLC           875,726             -        875,726
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Wind Storm Lake I LLC                       179,877             -        179,877
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Power Corp.                                   2,483             -          2,483
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron North America Corp.                             501             -            501
EREC Subsidiary V, LLC (f/k/a Enron Wind
 Corp.)                                      Enron Net Works LLC                                    71             -             71
Garden State Paper Company, LLC              Enron Corp.                                     8,922,710             -      8,922,710
Garden State Paper Company, LLC              Risk Management & Trading Corp.                 8,186,964             -      8,186,964
Garden State Paper Company, LLC              Enron North America Corp.                       5,993,968             -      5,993,968
Garden State Paper Company, LLC              Enron Property & Services Corp.                       632             -            632
Garden State Paper Company, LLC              Enron Net Works LLC                                   483             -            483
Green Power Partners I LLC                   EREC Subsidiary II, LLC (f/k/a Enron
                                              WindConstructors Corp.)                       21,100,000    (7,000,000)    14,100,000
Green Power Partners I LLC                   EREC Subsidiary I, LLC (f/k/a Enron Wind
                                              Systems,Inc.)                                    300,000             -        300,000
Green Power Partners I LLC                   ZWHC LLC                                           90,000             -         90,000
Intratex Gas Company                         Enron Corp.                                    35,669,842             -     35,669,842
Intratex Gas Company                         Enron Net Works LLC                                    91             -             91
LGMI, Inc.                                   LRCI, Inc.                                     61,211,643             -     61,211,643
LGMI, Inc.                                   Louisiana Resources Company                       802,382             -        802,382
LINGTEC Constructors L.P.                    Enron Engineering & Construction Company       90,958,007             -     90,958,007
LINGTEC Constructors L.P.                    Enron Power Corp.                                 167,693             -        167,693
LINGTEC Constructors L.P.                    National Energy Production Corporation            109,823             -        109,823
LINGTEC Constructors L.P.                    Enron Expat Services Inc.                          19,382             -         19,382
LOA, Inc.                                    Enron North America Corp.                      12,681,153             -     12,681,153
LOA, Inc.                                    Enron Operations Services Corp. (ETS)             194,000             -        194,000
LOA, Inc.                                    Enron ACS, Inc.                                    40,000             -         40,000
Louis iana Resources Company                 Enron Net Works LLC                                17,756             -         17,756
Louisiana Gas Marketing Company              Enron Corp.                                   111,799,520             -    111,799,520
Louisiana Gas Marketing Company              LGMI, Inc.                                     28,872,588             -     28,872,588
Louisiana Gas Marketing Company              LRCI, Inc.                                     21,174,401             -     21,174,401
Louisiana Gas Marketing Company              EGS New Ventures Corp.                         21,000,000             -     21,000,000
Louisiana Gas Marketing Company              Enron Net Works LLC                                34,816             -         34,816
Louisiana Resources Company                  LRCI, Inc.                                     29,840,748             -     29,840,748
Louisiana Resources Company                  Louisiana Gas Marketing Company                 4,352,872             -      4,352,872
Louisiana Resources Company                  EGS New Ventures Corp.                             28,460             -         28,460
Louisiana Resources Company                  Enron Property & Services Corp.                    25,403             -         25,403
LRCI, Inc.                                   Enron Corp.                                   284,561,787             -    284,561,787
LRCI, Inc.                                   Enron North America Corp.                       3,333,725             -      3,333,725
LRCI, Inc.                                   Risk Management & Trading Corp.                 1,096,974             -      1,096,974
LRCI, Inc.                                   Enron Net Works LLC                               195,064             -        195,064
LRCI, Inc.                                   Enron Engineering & Construction Company          127,640             -        127,640
Modulus Technologies, Inc.                   Enron Broadband Services, Inc.                    220,000             -        220,000
Modulus Technologies, Inc.                   Enron North America Corp.                             646             -            646
National Energy Production Corporation       Enron Equipment Procurement Company           335,388,760             -    335,388,760
National Energy Production Corporation       NEPCO Power Procurement Company                56,409,266             -     56,409,266
National Energy Production Corporation       Enron Power & Industrial Construction
                                              Company                                       33,391,511             -     33,391,511
National Energy Production Corporation       Enron Engineering & Construction Company        6,837,074             -      6,837,074
National Energy Production Corporation       NEPCO Services International, Inc.              2,638,706             -      2,638,706
National Energy Production Corporation       Enron Net Works LLC                               283,313             -        283,313
National Energy Production Corporation       Enron Management, Inc.                             62,229             -         62,229
National Energy Production Corporation       Enron Power Corp.                                  46,974             -         46,974
National Energy Production Corporation       Enron Property & Services Corp.                    42,004             -         42,004
National Energy Production Corporation       Enron Asia Pacific/Africa/China LLC                38,680             -         38,680
National Energy Production Corporation       Enron Expat Services Inc.                          36,898             -         36,898
National Energy Production Corporation       Enron Energy Services Operations, Inc.              6,395             -          6,395
National Energy Production Corporation       Enron Energy Services North America, Inc.           1,364             -          1,364
NEPCO Power Procurement Company              Enron Corp.                                    41,164,448             -     41,164,448

UPDATED EXHIBIT "F" TO PLAN: ALLOWED INTERCOMPANY CLAIMS

                                                                                        PLAN, EXHIBIT F   IDENTIFIED      REVISED
                 DUE FROM                                      DUE TO                       BALANCE        CHANGES        BALANCE
-------------------------------------------  -----------------------------------------  ---------------  ------------  -------------
NEPCO Services International, Inc.           Enron Corp.                                    2,883,425             -       2,883,425
NEPCO Services International, Inc.           Enron Engineering & Construction Company           3,729             -           3,729
Nowa Sarzyna Holding B.V.                    Enron Corp.                                    1,150,328             -       1,150,328
Nowa Sarzyna Holding B.V.                    Atlantic Commercial Finance, Inc.                 34,640             -          34,640
Offshore Power Production C.V.               Atlantic Commercial Finance, Inc.                 14,493             -          14,493
Offshore Power Production C.V.               Enron India LLC                                    4,729             -           4,729
Omicron Enterprises, Inc.                    Enron Energy Services, LLC                    67,551,667             -      67,551,667
Omicron Enterprises, Inc.                    Artemis Associates, L.L.C.                     2,856,085             -       2,856,085
Omicron Enterprises, Inc.                    Enron Energy Services Operations, Inc.                98             -              98
Operational Energy Corp.                     Enron Property & Services Corp.                  496,871             -         496,871
Operational Energy Corp.                     Enron Caribbean Basin LLC                        280,436             -         280,436
Operational Energy Corp.                     National Energy Production Corporation           224,564             -         224,564
Operational Energy Corp.                     Enron Energy Services Operations, Inc.           220,310             -         220,310
Operational Energy Corp.                     Enron Expat Services Inc.                        191,468             -         191,468
Operational Energy Corp.                     Enron Engineering & Construction Company         125,800             -         125,800
Operational Energy Corp.                     NEPCO Services International, Inc.               114,332             -         114,332
Operational Energy Corp.                     Enron Net Works LLC                               55,227             -          55,227
Operational Energy Corp.                     Enron Energy Services North America, Inc.          2,270             -           2,270
Operational Energy Corp.                     Enron Management, Inc.                             1,328             -           1,328
Operational Energy Corp.                     Artemis Associates, L.L.C.                           180             -             180
Operational Energy Corp.                     Enron Industrial Markets LLC                         130             -             130
Oswego Cogen Company, LLC                    Enron North America Corp.                    388,534,411             -     388,534,411
Paulista Electrical Distribution, L.L.C.     Enron North America Corp.                     11,505,970             -      11,505,970
Paulista Electrical Distribution, L.L.C.     Enron Corp.                                    5,288,084             -       5,288,084
PBOG Corp.                                   Enron Corp.                                  150,175,377             -     150,175,377
Portland General Holdings, Inc.              Enron Corp.                                   37,774,282             -      37,774,282
Richmond Power Enterprise, L.P.              Enron North America Corp.                      1,333,982             -       1,333,982
Richmond Power Enterprise, L.P.              Enron Corp.                                    1,315,546             -       1,315,546
Risk Management & Trading Corp.              Enron Natural Gas Marketing Corp.            320,432,719             -     320,432,719
Risk Management & Trading Corp.              Enron LNG Marketing LLC                       11,088,266             -      11,088,266
Risk Management & Trading Corp.              Enron Capital & Trade Resources
                                              International Corp.                           7,987,888             -       7,987,888
Risk Management & Trading Corp.              Enron Methanol Company                         2,724,521             -       2,724,521
Risk Management & Trading Corp.              Louisiana Gas Marketing Company                1,798,473             -       1,798,473
Risk Management & Trading Corp.              Enron Global Markets LLC                         511,554             -         511,554
Risk Management & Trading Corp.              Enron Development Funding Ltd.                   506,532             -         506,532
Risk Management & Trading Corp.              EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                           73,442             -          73,442
Risk Management & Trading Corp.              Enron Property & Services Corp.                      942             -             942
San Juan Gas Company, Inc.                   The Protane Corporation                        1,901,624             -       1,901,624
San Juan Gas Company, Inc.                   Enron Broadband Services, Inc.                 1,130,082             -       1,130,082
San Juan Gas Company, Inc.                   Enron Ventures Corp.                           1,083,092             -       1,083,092
San Juan Gas Company, Inc.                   Enron Global Markets LLC                         693,215             -         693,215
San Juan Gas Company, Inc.                   Enron Corp.                                      516,767             -         516,767
San Juan Gas Company, Inc.                   Enron Caribbean Basin LLC                         73,561             -          73,561
Smith Street Land Company                    Enron Corp.                                  247,291,337             -     247,291,337
Smith Street Land Company                    Enron Renewable Energy Corp.                 147,885,701             -     147,885,701
Smith Street Land Company                    Enron Property & Services Corp.                2,361,445             -       2,361,445
Smith Street Land Company                    Enron Net Works LLC                                  116             -             116
Smith Street Land Company                    Enron North America Corp.                             34             -              34
Superior Construction Company                Enron Engineering & Construction Company      10,705,242             -      10,705,242
Superior Construction Company                Enron Equipment Procurement Company              482,874             -         482,874
Superior Construction Company                Enron Expat Services Inc.                        434,321             -         434,321
Superior Construction Company                Enron Asset Management Resources, Inc.            49,765             -          49,765
Superior Construction Company                Enron Net Works LLC                               16,152             -          16,152
Superior Construction Company                National Energy Production Corporation             6,803             -           6,803
Superior Construction Company                Operational Energy Corp.                           5,933             -           5,933
Superior Construction Company                Enron South America LLC                              519             -             519
Tenant Services, Inc.                        Enron Corp.                                   71,969,432      (575,929)     71,393,503
Tenant Services, Inc.                        Enron Energy Services, Inc.                   10,177,720             -      10,177,720
The New Energy Trading Company               Enron Corp.                                      302,482             -         302,482
The New Energy Trading Company               Enron Net Works LLC                               62,877             -          62,877
The Protane Corporation                      Enron Corp.                                   26,188,985             -      26,188,985
The Protane Corporation                      Enron Caribbean Basin LLC                     16,182,174             -      16,182,174
The Protane Corporation                      Enron International Holdings Corp.             1,516,305             -       1,516,305
The Protane Corporation                      Risk Management & Trading Corp.                  665,514             -         665,514
The Protane Corporation                      Enron North America Corp.                        170,152             -         170,152
The Protane Corporation                      Enron Expat Services Inc.                         82,352             -          82,352
The Protane Corporation                      Enron Property & Services Corp.                      664             -             664
TLS Investors, L.L.C.                        Enron Corp.                                   23,600,810             -      23,600,810
TLS Investors, L.L.C.                        ECT Merchant Investments Corp.                16,532,054             -      16,532,054
Victory Garden Power Partners I L.L.C.       EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                          200,000             -         200,000
Zond Minnesota Construction Company LLC      EREC Subsidiary II, LLC (f/k/a Enron
                                              WindConstructors Corp.)                       1,510,465             -       1,510,465
Zond Minnesota Construction Company LLC      Enron Wind Lake Benton LLC                       517,173             -         517,173
Zond Minnesota Construction Company LLC      Enron Corp.                                        1,368             -           1,368
Zond Minnesota Construction Company LLC      Enron Wind Development Corp.                         800             -             800
Zond Pacific, Inc.                           EREC Subsidiary I, LLC (f/k/a Enron Wind
                                              Systems,Inc.)                                   406,552             -         406,552
Zond Pacific, Inc.                           EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                          116,637             -         116,637
Zond Pacific, Inc.                           Enron Corp.                                          288             -             288
ZWHC LLC                                     EREC Subsidiary V, LLC (f/k/a Enron Wind
                                              Corp.)                                        1,200,000             -       1,200,000

                    GUIDELINES OF THE DISPUTED CLAIMS RESERVE


                                        Y

                                                                      SCHEDULE Y

                                   GUIDELINES
                                     FOR THE
                             DISPUTED CLAIMS RESERVE

THESE GUIDELINES FOR THE DISPUTED CLAIMS RESERVE (THESE "GUIDELINES") WERE ADOPTED PURSUANT TO THE [FIFTH] AMENDED JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, IN RE ENRON CORP., ET AL., INCLUDING, WITHOUT LIMITATION, THE PLAN SUPPLEMENT AND THE EXHIBITS AND SCHEDULES THERETO (THE "PLAN"), FOR THE DISBURSING AGENT, THE REORGANIZED DEBTOR PLAN ADMINISTRATOR AND THE REORGANIZED DEBTORS TO FOLLOW IN CONNECTION WITH THE RESERVE FOR DISPUTED CLAIMS CREATED PURSUANT TO SECTION 21.3(a) OF THE PLAN (THE "RESERVE"). ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE PLAN.

I.       PURPOSE

The purpose for the Reserve is for the Disbursing Agent to hold Cash, Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests and any dividends, gains or income attributable thereto (collectively, the "Reserved Assets"), in escrow for the benefit of each holder of Disputed Claims.

II.      RESERVED ASSETS IN GENERAL

The Disbursing Agent shall hold and release the Reserved Assets in accordance with the requirements of the Plan, these Guidelines and other applicable law. To the extent that there is a conflict among the provisions of these Guidelines, the provisions of the Plan, and/or the Confirmation Order, each such document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) these Guidelines.

III.     CASH

All Cash held in the Reserve, including, without limitation, any dividends, gains or income paid on account of Plan Securities, Operating Trust Interests, Remaining Asset Trust Interest, Litigation Trust Interests and Special Litigation Trust Interests, shall be, pending release pursuant to the Plan, (i) held in the name of the Disbursing Agent for the benefit of holders of Disputed Claims in an interest bearing account with a depositary institution or trust company organized under the laws of the United States of America or any state thereof, subject to supervision and examination by United States or state banking or depositary institution authorities and having, to the knowledge of the Disbursing Agent at the time such deposit is made, reported capital and surplus in excess of $100 million, or (ii) invested in interest-bearing obligations issued by the United States Government, or by an agency of the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days.

IV.      PLAN SECURITIES

         1. The Disbursing Agent may only vote and sell Plan Securities as record holder of such securities pursuant to the instructions of, or upon the prior approval of, the DCR Overseers pursuant to the Guidelines for the DCR Overseers, subject to applicable law. The Reorganized Debtor Plan Administrator or any member of the DCR Overseers shall promptly call a meeting of the DCR Overseers each time (i) a shareholder vote of Plan Securities is called for a matter, whether by solicitation of proxy or otherwise, or (ii) an offer is made by a third party to the Disbursing Agent or the Reorganized Debtor Plan Administrator to purchase Plan Securities. At such meeting, the Reorganized Debtor Plan Administrator shall provide (to the maximum extent allowed by applicable law) such information as an officer of a public corporation chartered under Delaware would be required to provide to its board of directors in a similar situation.

         2. The Disbursing Agent shall comply with all applicable securities laws with regard to the possession of any material non-public information regarding Plan Securities, including, without limitation, requirements to maintain confidentiality and restrictions on selling.

         3. The Disbursing Agent shall comply as a record holder of Plan Securities with all securities, corporate and other laws applicable to a holder of large amounts of Plan Securities, including, without limitation, filing any required Schedules 13D and forms required under Section 16 of the Securities Exchange Act of 1934.

         4. Upon each release of Plan Securities to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable transfer agent identifying the recipients of such Plan Securities.

V.       OPERATING TRUST INTERESTS AND REMAINING ASSET TRUST INTERESTS

         1. The Disbursing Agent shall hold all Operating Trust Interests and Remaining Asset Trust Interests as a record holder of such interests subject to the requirements and restrictions of the Operating Trust Agreement and Remaining Asset Trust Agreement, respectively, including, without limitation, restrictions on transfer.

         2. Upon each release of Operating Trust Interests and Remaining Asset Trust Interests to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable trustee identifying the recipients of such trust interests.

         3. The Disbursing Agent shall not have the authority to sell or otherwise dispose of any Operating Trust Interests or Remaining Asset Trust Interests, except to release such interests to holders of Allowed Claims as permitted by the Plan.

VI.      LITIGATION TRUST INTERESTS AND SPECIAL LITIGATION TRUST INTERESTS

         1. The Disbursing Agent shall hold all Litigation Trust Interests and Special Litigation Trust Interests as a record holder of such interests subject to the requirements and restrictions of the Litigation Trust Agreement and Special Litigation Trust Agreement.

         2. Upon each release of Litigation Trust Interests and Special Litigation Trust Interests to the holders of Allowed Claims, the Disbursing Agent shall give notice of such release to the applicable trustee or transfer agent identifying the recipients of such trust interests.

         3. The Disbursing Agent shall not have the authority to sell or otherwise dispose of any Litigation Trust Interests or Special Litigation Trust Interests, except to release such interests to holders of Allowed Claims as permitted by the Plan.

         4. The Disbursing Agent shall comply with all applicable securities laws with regard to the possession of any material non-public information regarding Litigation Trust Interests and Special Litigation Trust Interests, including, without limitation, any requirements to maintain confidentiality.

         5. The Disbursing Agent shall comply as a record holder of Litigation Trust Interests and Special Litigation Trust Interests with all securities, trust and other laws applicable to a holder of large amounts of Litigation Trust Interests and Special Litigation Trust Interests, including, without limitation, filing any required Schedules 13D and forms required under Section 16 of the Securities Exchange Act of 1934.

         6. Any sale of Plan Securities from the Reserve may only be made after the holders of Plan Securities other than the Reserve have been given an opportunity to participate in such sale on a pro rata basis by (i) a tender offer to such holders as required by the Securities Exchange Act of 1934, and the rules thereunder (as amended), or (ii) merger of the issuer of such Plan Securities, in either event, in a manner that satisfies
                  Section 1123(a)(4) of the Bankruptcy Code with respect to the holders of Allowed Claims that have received the securities of the same class of the Plan Securities to be sold and the holders of Disputed Claims that would be entitled to distribution of shares in such class of Plan Securities if such Disputed Claims were allowed pursuant to the Plan.

VII.     SELECTION OF DCR OVERSEERS

         1. The initial DCR Overseers shall be selected and appointed by the Debtors prior to the Effective Date, which shall consist of a group of five (5) Persons, with the consent of (a) the Creditors' Committee with respect to four (4) of the Debtors' selections (the "Committee Approved Overseers") and (b) the ENA Examiner with respect to one (1) of the Debtors' selections (the "ENA Examiner Approved Overseer").

         2. A DCR Overseer may be removed by a unanimous vote of the other DCR Overseers; provided, however, such removal may only be made for Cause (hereinafter defined). In the event of a vacancy in a DCR Overseer's position (whether by removal, death or resignation), a new DCR Overseer may be appointed to fill such position by a majority of the other DCR Overseers, with the consent of (i) in the case of a replacement of a Committee Approved Overseer, if the Creditors' Committee has not been dissolved, the Creditors' Committee, and (ii) in the case of a replacement of an ENA Examiner Approved Overseer, if the ENA Examiner has not been discharged, the ENA Examiner; provided, however, in the case of a replacement of an ENA Examiner Appointed Overseer, the remaining DCR Overseers shall select such new member from the list of potential ENA Examiner Appointed Overseers set forth on Exhibit A(1) to the extent that such individuals are available and willing to serve as a DCR Overseer and have not been previously removed as a DCR Overseer for Cause. In the event that there are no remaining DCR Overseers, appointments to fill such vacancies shall be made upon an order entered after an opportunity for a hearing by the Bankruptcy Court, upon motion of the Reorganized Debtor Plan Administrator.

                  For purposes of this Article VII, "Cause" with respect to any DCR Overseer shall be defined as: (i) such DCR Overseer's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property; (ii) such DCR Overseer's violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding;
(iii) such DCR Overseer's recklessness, gross negligence, willful misconduct, breach of fiduciary duty or knowing violation of law, in the performance of its duties; (iv) such DCR Overseer's failure to perform any of its other material duties under these Guidelines or the Guidelines for the DCR Overseers; provided, however, the DCR Overseer shall have been given a reasonable period to cure any alleged Cause under clauses (iii) (other than willful misconduct) and (iv).

VIII.    TAX TREATMENT

Subject to the receipt of contrary guidance from the IRS or a court of competent jurisdiction (including the receipt by the Disbursing Agent of a private letter ruling requested by the Disbursing Agent, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent, or a condition imposed by the IRS in connection with a private letter ruling requested by the Debtors), the Disbursing Agent shall (i) treat the Reserve as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the IRC (Sections 641 et seq.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes.

IX.      FUNDING OF RESERVE EXPENSES

If the Reserve has insufficient funds to pay any expenses, including, without limitation, indemnification of DCR Overseers and applicable taxes imposed upon it or its assets, subject to the provisions contained in the Plan, the Reorganized Debtors shall advance to the Reserve the funds necessary to pay such expenses (an "Expense Advance"), with such Expense Advances

------------------
(1) A list of four (4) potential ENA Examiner Appointed Overseers to be selected by the Debtors after consultation with the ENA Examiner prior to the Effective Date.

repayable from future amounts otherwise receivable by the Reserve pursuant to
Section 21.3 of the Plan or otherwise. If and when a distribution is to be made from the Reserve, the distributee will be charged its pro rata portion of any outstanding Expense Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Disbursing Agent shall be entitled to withhold from such distributee's distribution the amount required to pay such portion of the Expense Advance (including accrued interest charged by the Reorganized Debtors as reasonably determined by the Reorganized Debtor Plan Administrator). If such cash is insufficient to satisfy the respective portion of the Expense Advance and there is also to be made to such distributee a distribution of other Plan Currency or interests in the trusts to be created pursuant to the Plan, the distributee shall, as a condition to receiving such other assets, pay in cash to the Disbursing Agent an amount equal to the unsatisfied portion of the Expense Advance (including accrued interest). Failure to make such payment shall entitle the Disbursing Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Reserve for the unpaid portion of the Expense Advance (including accrued interest).

X.       AMENDMENTS

Any provision of these Guidelines may be amended or waived by the Reorganized Debtor Plan Administrator with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing, provided that such amendment is not in contradiction of the Plan; provided, however, technical amendments to these Guidelines may be made, as necessary to clarify these Guidelines or enable the Reorganized Debtor Plan Administrator, the DCR Overseers and the Disbursing Agent to effectuate the terms of these Guidelines, by the Reorganized Debtor Plan Administrator without the consent of the Creditors' Committee or the approval of the Bankruptcy Court so long as notice of such technical amendment is filed as soon as reasonably practicable with the Bankruptcy Court following its effectiveness.

XI.      GOVERNING LAW

These Guidelines shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require the application of the law of another jurisdiction.

                        GUIDELINES FOR THE DCR OVERSEERS



                                       Z

                                                                      SCHEDULE Z

                                   GUIDELINES
                                     FOR THE
                                  DCR OVERSEERS

THESE GUIDELINES FOR THE DCR OVERSEERS (THESE "GUIDELINES") WERE ADOPTED PURSUANT TO THE [FIFTH] AMENDED JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, IN RE ENRON CORP., ET AL., INCLUDING, WITHOUT LIMITATION, THE PLAN SUPPLEMENT AND THE EXHIBITS AND SCHEDULES THERETO (THE "PLAN"), FOR THE DCR OVERSEERS IN CONNECTION WITH THE RESERVE FOR DISPUTED CLAIMS CREATED PURSUANT TO SECTION 21.3(a) OF THE PLAN (THE "RESERVE"). ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE PLAN.

I.       PURPOSE

The sole purpose of the DCR Overseers shall be to determine how the Disbursing Agent is to vote and whether, and under what terms, the Disbursing Agent is to sell, Plan Securities held in the Reserve.

In discharging their duties, the DCR Overseers are authorized: (i) to review any matter that the DCR Overseers deem appropriate with respect to the Plan Securities, with access to all books, records, facilities and personnel available to the Disbursing Agent and the Reorganized Debtor Plan Administrator, except to the extent prohibited by applicable securities laws, and (ii) to retain independent counsel or other experts, with adequate funding provided by the Reserve.

II.      MEMBERSHIP

The DCR Overseers shall consist of a group selected and maintained pursuant to the "Guidelines for the Disputed Claims Reserve," as amended from time to time (the "Reserve Guidelines").

III.     MEETINGS

         A. The DCR Overseers shall meet on a regularly-scheduled basis four times per year and more frequently as circumstances dictate, including, without limitation, each time a shareholder vote is called with respect to any Plan Securities or an offer is made to purchase Plan Securities held by the Reserve.

         B. The Reorganized Debtor Plan Administrator, or a representative thereof, shall attend all meetings called of the DCR Overseers, but the presence of such Person is not necessary for the DCR Overseers to conduct business at such meeting.

         C. At all meetings of the DCR Overseers, a majority of the DCR Overseers shall constitute a quorum for the transaction of business. If at any meeting of the DCR Overseers there be less than a quorum present, a majority of those present or any DCR Overseer solely present may adjourn the meeting from time to time without further notice. The act of a majority of the DCR Overseers present at a meeting at which a quorum is in attendance shall be the act of the DCR Overseers.

         D. No DCR Overseer shall be permitted to delegate his duties or grant a proxy of his vote.

         E. At the first meeting of the DCR Overseers, the DCR Overseers shall appoint a Secretary of the DCR Overseers, which may be any Person selected by a vote of the DCR Overseers. The Secretary shall act as the secretary of each meeting of the DCR Overseers unless the DCR Overseers appoint another Person to act as secretary of the meeting. The DCR Overseers shall keep regular minutes of their proceedings which shall be placed in a minute book of the DCR Overseers, which shall be available for review by the Reorganized Debtor Plan Administrator.

         F. The Reorganized Debtor Plan Administrator or any member of the DCR Overseers shall call each meeting of DCR Overseers. The Secretary shall give to each DCR Overseer and the Reorganized Debtor Plan Administrator at least two (2) business days' prior notice of each such meeting. Notice of any such meeting need not be given to any DCR Overseer who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the DCR Overseers need be specified in the notice or waiver of notice of such meeting.

         G. DCR Overseers may participate in meetings in person or by telephone.

IV.      KEY RESPONSIBILITIES

The DCR Overseers' role is to determine how the Disbursing Agent should vote, and whether, and under what terms, the Disbursing Agent should sell, Plan Securities as the record holder thereof for the benefit of the holders of Disputed Claims. Such role may be satisfied by instructing the Disbursing Agent to take an action or by approving an action of the Disbursing Agent.

To fulfill their purpose, the DCR Overseers shall:

         A.       When determining how the Disbursing Agent should vote Plan
                  Securities:

                  1. Subject to the remainder of these Guidelines, exercise their business judgment to vote the Plan Securities in a manner that they believe will maximize the value of the Plan Securities, or the proceeds thereof (whether in the form of Cash, Cash Equivalents or securities issued in exchange of Plan Securities, whether by merger, reorganization or otherwise), upon their release from the Reserve to the holders of Allowed Claims as such Claims are allowed in accordance with the Plan.

                  2. Review information available to the holders of Plan Securities in connection with such vote.

                  3. Consult with the Reorganized Debtor Plan Administrator prior to making a decision regarding such vote.

                  4. Take all actions that a board of directors of a public corporation chartered in the State of Delaware would be required to take to satisfy its fiduciary duties when making a decision regarding the voting by such corporation of a comparable proportion of securities it holds in another entity.

         B.       When determining whether the Disbursing Agent should sell Plan
                  Securities:

                  1. Subject to the remainder of these Guidelines, exercise their business judgment to maximize the value of the Plan Securities, or the proceeds thereof (whether in the form of Cash, Cash Equivalents or securities issued in exchange of Plan Securities, whether by merger, reorganization or otherwise), upon their release from the Reserve to the holders of Allowed Claims as such Claims are allowed in accordance with the Plan.

                  2. Review information available to the holders of Plan Securities in connection with such sale.

                  3. Consult with the Reorganized Debtor Plan Administrator prior to making a decision regarding such sale.

                  4. Take all actions that a board of directors of a public corporation chartered in the State of Delaware would be required to take to satisfy its fiduciary duties when making a decision regarding the sale by such corporation of a comparable proportion of securities it holds in another entity.

V. DUTIES; LIABILITIES; STANDARD OF CARE; INDEMNIFICATION; INSURANCE; COMPLIANCE WITH LAW

         A. In the fulfillment of their role set forth in Article IV above, each of the DCR Overseers shall have the same duties, liabilities, defenses and standards of care of a director of a corporation chartered under the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "DGCL").

         B. Any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he is or was a DCR Overseer shall be indemnified by the Reserve to the fullest extent that a corporation is permitted to indemnify its directors under the DGCL, with the determinations that would be made by the directors or stockholders of such corporation being made by the Reorganized Debtor Plan Administrator. Such right shall be a contract right and as such shall run to the benefit of any Person who is appointed and accepts the position of a DCR Overseer or elects to continue to serve as a DCR Overseer. Any repeal or amendment of this indemnification clause shall be prospective only and shall not limit the rights of any such Person or the obligations of the Reserve with respect to any claim arising from or related to the services of such Person prior to any such repeal or amendment to this clause. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives to the extent applicable under the DGCL. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, or otherwise.

         C. The Reorganized Debtor Plan Administrator shall be entitled to cause the Reserve to purchase and maintain insurance utilizing funds from the Reserve on behalf of any DCR Overseer against any liability asserted against such Person or incurred by such Person in such capacity or arising out such Person's status as such, whether or not such Person would be indemnified against such liability as a director of a corporation chartered under, and as provided by, the DGCL.

         D. In fulfilling their duties as DCR Overseers, each DCR Overseer shall comply with all applicable law, including, without limitation, (i) filing any required Schedules 13D or required forms under Section 16 of the Securities Exchange Act of 1934, if any, and (ii) complying with all applicable securities laws regarding the possession of any material non-public information involving Plan Securities.

VI.      CONFLICTS OF INTEREST

Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the DCR Overseers shall report to the DCR Overseers any conflict of interest such member has or may reasonably be expected to have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including without limitation disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may reasonably be expected to have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the DCR Overseers who are not "conflicted members"; and a majority of the DCR Overseers with regard to such vote shall be the majority of DCR Overseers in attendance at such meeting entitled to vote on such issue.

VII.     AMENDMENTS

Any provision of these Guidelines may be amended or waived by the Reorganized Debtor Plan Administrator with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing, provided that such amendment is not in contradiction of the Plan; provided, however, technical amendments to these Guidelines may be made, as necessary to clarify these Guidelines or enable the Reorganized Debtor Plan Administrator and the DCR Overseers to effectuate the terms of these Guidelines, by the Reorganized Debtor Plan Administrator without the consent of the Creditors' Committee or the approval of the Bankruptcy Court so long as notice of such technical amendment is filed as soon as reasonably practicable with the Bankruptcy Court following its effectiveness.

VIII.    GOVERNING LAW

These Guidelines shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require the application of the law of another jurisdiction.

    SCHEDULE OR DESCRIPTION OF LITIGATION TRUST CLAIMS AND SPECIAL LITIGATION
                                  TRUST CLAIMS



                                       AA

                                                                     Schedule AA

    SCHEDULE OF LITIGATION TRUST CLAIMS AND SPECIAL LITIGATION TRUST CLAIMS(1)

I.   LITIGATION TRUST CLAIMS(2)

Adv. Pro. No.
03-9266(AJG)(3)   Enron Corp., et al. v. Citigroup Inc., et al., currently
                  pending in the United States Bankruptcy Court for the Southern
                  District of New York (the "Bankruptcy Court").

03-93597 (AJG)    Enron Corp., et al. v. Barclays Bank plc, et al., currently pending in the Bankruptcy Court.

03-92701 (AJG)    Enron Corp. v. Citibank, N.A., et al., currently pending in the Bankruptcy Court.

03-93611 (AJG)    Enron Corp., et al. v. Citigroup, Inc., et al., currently
                  pending in the Bankruptcy Court.

-----------------

(1) While every effort has been made to file a complete and accurate Schedule of Litigation Trust Claims and Special Litigation Trust Claims (and related Tolling Agreements), inadvertent errors or omissions may exist. The Debtors reserve all rights to amend this Schedule as necessary or appropriate.

(2) Pursuant to the Plan, "Litigation Trust Claims" means all claims and causes of action asserted, or which may be asserted, by or on behalf of the Debtors or the Debtors' estates (i) in the MegaClaim Litigation, as defined below, (ii) in the Montgomery County Litigation, as defined below (other than claims and causes of action against insiders or former insiders of the Debtors), (iii) of the same nature against other financial institutions, law firms, accountants and accounting firms, certain of the Debtors' other professionals and such other Entities as may be described in the Plan Supplement and (iv) arising under or pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code against the Entities referenced in subsections (i), (ii) and (iii) above; provided, however, that certain terms and conditions shall apply as provided in the Plan.

 To the extent an adversary proceeding includes claims and causes of action against defendants that are not among the Entities referenced in subsections
(i), (ii) and (iii) of the preceding paragraph (collectivley, the "Non-Litigation Trust Defendants"), such claims and causes of action against the Non-Litigation Trust Defendants do not constitute Litigation Trust Claims.

(3) This litigation is referred to in the Plan as the "MegaClaim Litigation."

03-93371 (AJG)    Enron Corp. v. Credit Suisse First Boston International, et
                  al., currently pending in the Bankruptcy Court.

03-93596 (AJG)    Enron Corp., et al. v. Credit Suisse First Boston LLC, et al.,
                  currently pending in the Bankruptcy Court.

03-92872 (AJG)    Enron Corp., et al. v. Delta Energy Corporation, currently pending in the Bankruptcy Court.

04-02381 (AJG)    Enron Corp., et al., v. J.P. Morgan Chase Bank, currently
                  pending in the Bankruptcy Court.

03-92677 (AJG)    Enron Corp. v. J.P. Morgan Securities Inc., et al., currently pending in the Bankruptcy Court.

03-92682 (AJG)    Enron Corp. v. Mass Mutual Life Insurance Co., et al.,
                  currently pending in the Bankruptcy Court.

03-92578 (AJG)    Enron Corp. v. Royal Bank of Canada, currently pending in the
                  Bankruptcy Court.

03-93570 (AJG)    Enron Corp. v. Toronto Dominion (Texas), Inc., currently
                  pending in the Bankruptcy Court.

03-2116 (AJG)     Enron Corp. et al. v. Whitewing Associates LP, et al.,
                  currently pending in the Bankruptcy Court.

03-93655 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Andrews & Kurth L.L.P., currently pending in the Bankruptcy Court.

02-3119 (AJG)     The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Arthur Andersen LLP, currently pending in the Bankruptcy Court.

Case No.
02-10-06531(4)    The Official Committee of Unsecured Creditors of Enron Corp.
                  v. Fastow, et al., currently pending in the District Court for the 9th Judicial District, Montgomery County, Texas.

---------------------

(4) This litigation is referred to in the Plan as the "Montgomery County Litigation;" and is referenced herein as a Litigation Trust Claim solely with respect to claims and causes of action against non-insiders or former non-insiders of the Debtors.

II. SPECIAL LITIGATION TRUST CLAIMS(5)

Case No.
02-10-06531(6)    The Official Committee of Unsecured Creditors of Enron Corp.
                  v. Fastow, et al., currently pending in the District Court for the 9th Judicial District, Montgomery County, Texas.

Adv. Pro. No.
03-93601 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. McMahon, currently pending in the Bankruptcy Court.

03-93610 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Fastow, currently pending in the Bankruptcy Court.

03-93613 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Causey, currently pending in the Bankruptcy Court.

03-93614 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Skilling, currently pending in the Bankruptcy Court.

03-93621 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp,
                  et al. v. Glisan, Jr., currently pending in the Bankruptcy
                  Court.

03-93623 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.
                  et al. v. Kopper, currently pending in the Bankruptcy Court.

03-93627 (AJG)    The Official Committee of Unsecured Creditors of Enron Corp.
                  et al. v. Buy, currently pending in the Bankruptcy Court.

-----------------------
(5) Pursuant to the Plan, "Special Litigation Trust Claims" means all claims and causes of action of the Debtors or Debtors in Possession, if any, that asserted, or which may be asserted, by or on behalf of the Debtors or the Debtors' estates
(i) in the Montgomery County Litigation (solely with respect to claims and causes of action against insiders or former insiders of the Debtors), (ii) of the same nature against other of the Debtors' current or former insiders and such other Entities as may be described in the Plan Supplement and (iii) arising under or pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code against the Entities referenced in subsections (i), (ii) and
(iii) above; provided, however, that certain terms and conditions shall apply as provided in the Plan.

(6) The Montgomery County Litigation is referenced herein as a Special Litigation Trust Claim solely with respect to claims and causes of action against insiders or former insiders of the Debtors.

03-2075 (AJG)     The Official Committee of Unsecured Creditors of Enron Corp.,
                  et al. v. Kenneth L. Lay & Linda P. Lay, currently pending in the Bankruptcy Court.

III. COUNTERPARTIES TO CERTAIN TOLLING AGREEMENTS(7)

Merrill Lynch, Pierce, Fenner & Smith Incorporated; Tolling Agreement, dated November 26, 2003.

Bank of America, N.A. (in various capacities as set forth in the Tolling Agreement) and The Bank of New York, as trustee of the Bammel Gas Trust; Tolling Agreement, dated November 26, 2003.

Citibank, N.A. and Citicorp North America, Inc., both in their various capacities as set forth in the Tolling Agreement; CXC, LLC (formerly known as CXC Incorporated); Ponderosa Assets, L.P.; Sundance Assets, L.P. and Rawhide Investors L.L.C.; Tolling Agreement, dated November 28, 2003.

Kenneth Lay; Tolling Agreement, dated October 24, 2003.

Andrews & Kurth LLP; Tolling Agreement, dated November 25, 2003, as amended December 30, 2003.

Kirkland & Ellis LLP; Tolling Agreement, executed November 28, 2003, as amended January 16, 2004.

PricewaterhouseCoopers LLP; Tolling Agreements, dated November 25, 2003 and March 5, 2004, respectively.

Vinson & Elkins LLP; Tolling Agreement, executed prior to December 1, 2003, as amended January 27, 2004.

-----------------------
(7) The Debtors, the Creditors' Committee and certain parties in interest have entered into agreements, as amended (the "Tolling Agreements"), extending the period of time in which claims and causes of action against such parties in interest may be asserted by the Debtors and/or Creditors' Committee, including, but not limited to, the Tolling Agreements set forth in this Schedule.

IV. ADDITIONAL CLAIMS

In addition to the foregoing, certain other claims or causes of action may be asserted by or on behalf of the Debtors or the Debtors' estates as provided for pursuant to the Plan.

                            SCHEDULE OF CREDITOR CASH




                                       BB

                                                                     Schedule BB

                          SCHEDULE OF CREDITOR CASH(1)

As determined jointly by the Debtors and the Creditors' Committee, on the Effective Date, Creditor Cash shall be equal to or greater than $2.2 billion, subject to adjustment in accordance with the terms and conditions of Section
1.63 of the Plan.

-------------
(1) Pursuant to the Plan, "Creditor Cash" means at any time, the excess, if any, of (a) all Cash and Cash Equivalents (i) in the Disbursement Account(s) or (ii) to be distributed in accordance with the provisions of Sections 22.8 and 23.8 of the Plan over (b) such amounts of Cash (i) reasonably determined by the Disbursing Agent as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience Claims and Secured Claims, (ii) necessary to fund the Litigation Trust and Special Litigation Trust in accordance with Articles XXII and XXII of the Plan, respectively, (iii) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims and (iv) such other amounts reasonably determined by the Reorganized Debtors as necessary to fund the ongoing operations of the Reorganized Debtors or the Remaining Asset Trusts, as the case may be, during the period from the Effective Date up to and including such later date as the Reorganized Debtor Plan Administrator shall reasonably determine; provided, however, that certain terms and conditions shall apply as provided in the Plan.

                      SEC ORDER REGARDING PLAN APPLICATION


                                       CC

                                                                     SCHEDULE CC

SECURITIES AND EXCHANGE COMMISSION

(RELEASE NO. 35-27810; 70-10199)

MEMORANDUM OPINION AND ORDER APPROVING PLAN OF REORGANIZATION UNDER SECTION 11(f) AND ISSUING REPORT UNDER SECTION 11(g)

MARCH 9, 2004

THIS ORDER AND REPORT IS REQUIRED BY THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. SECURITY HOLDERS SHOULD READ THE DISCLOSURE STATEMENT PROVIDED TO THEM BY THE DEBTORS-IN-POSSESSION BEFORE DETERMINING WHETHER OR NOT TO ACCEPT THE PLAN.

         Enron Corp. ("Enron"), a public-utility holding company,(1) has filed an application, as amended, with the Securities and Exchange Commission ("Commission"), on its own behalf and on behalf of its subsidiaries and affiliates in the bankruptcy cases under Chapter 11 ("Chapter 11 Cases") of the United States Bankruptcy Code ("Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court") (together with Enron, "Debtors"),(2) for an order: (i) approving the Debtors' Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, dated January 9, 2004 ("Plan") under section 11(f) of the Public Utility Holding Company Act of 1935, as amended ("Act"); (ii) issuing a report on the Plan under section 11(g) of the Act; and (iii) authorizing Debtors under rules 62 and 64 to continue the Bankruptcy Court's authorized solicitation of votes of the Debtors' creditors for acceptances or rejections of the Plan and to make available to

--------------

(1) Enron is a public-utility holding company by reason of its ownership of Portland General Electric Company ("Portland General" and "PGE"), an Oregon electric utility.

(2) The Debtors, other than Enron, are identified in Exhibit H of the application. Portland General is not a Debtor.

creditors a report on the Plan, as prescribed in section 11(g) of the Act. The application is sometimes referred to below as the "Plan Application."

         The Commission issued a notice of the application on February 6, 2004.
(3) No request for a hearing was received.

I.       Background

         A.       Enron and its Subsidiaries

         From 1985 through mid-2001, Enron grew from a domestic natural gas pipeline company into a large global natural gas and power company. Headquartered in Houston, Texas, Enron and its subsidiaries provided products and services related to natural gas, electricity and communications to wholesale and retail customers. As of December 2001, the Enron companies employed approximately 32,000 individuals worldwide. The companies were principally engaged in: (i) the marketing of natural gas, electricity and other commodities, and related risk management and financial services worldwide; (ii) the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors; (iii) the generation, transmission, and distribution of electricity to markets in the northwestern United States; (iv) the transportation of natural gas through pipelines to markets throughout the United States; and (v) the development, construction, and operation of power plants, pipelines, and other energy-related assets worldwide.

         Enron became a public-utility holding company when it acquired Portland General in 1997. Portland General is engaged in the generation, purchase, transmission,

-------------------

(3) Holding Co. Act Release No. 27800.

distribution, and retail sale of electricity in Oregon. It also sells wholesale electric energy to utilities, brokers, and power marketers located throughout the western United States.(4) As of and for the nine months ended September 30, 2003, Portland General and its subsidiaries on a consolidated basis had operating revenues of $1,375 million, net income of $30 million, retained earnings of $517 million and assets of $3,185 million.

         Portland General is not a Debtor in the Chapter 11 Cases. The application states that the utility is extensively insulated from Enron as a result of conditions imposed under Oregon law at the time of the acquisition by Enron in 1997. In addition, in an effort to preserve Portland General's investment grade credit rating, a bankruptcy-remote structure for Portland General was created in 2002.(5)

         B.       Status of Enron under the Act

         After Enron acquired Portland General, it originally claimed exemption from registration under section 3(a)(1) of the Act by filings pursuant to rule
2. Enron subsequently filed two applications for exemption, one requesting an order under section 3(a)(1) of the Act and the other seeking an exemption by order under section 3(a)(3) or section 3(a)(5) of the Act. By order dated December 29, 2003, the Commission denied

--------------------

(4) The Oregon Public Utility Commission ("Oregon Commission") regulates Portland General with regard to its rates, terms of service, financings, affiliate transactions and other aspects of its business. The Federal Energy Regulatory Commission ("FERC") regulates the utility with respect to its activities in the interstate wholesale power markets.

(5) This structure requires the affirmative vote of an independent shareholder, who holds a share of limited voting junior preferred stock of Portland General, before the company can be placed into bankruptcy unilaterally by Enron, except in certain carefully prescribed circumstances in which the reason for the bankruptcy is to implement a transaction pursuant to which all of Portland General's debt will be paid or assumed without impairment.

the requests for exemption.(6) Enron subsequently filed an application for exemption under section 3(a)(4) of the Act on behalf of itself and two other entities.(7) This application, as it related to Enron but not the other two applicants, was set for hearing by order of the Commission dated January 14, 2004.(8)

         The application in this file ("Plan Application") and the companion application in File No. 70-10200 ("Omnibus Application") seeking various authorizations necessary to implement the Plan would result in Enron's withdrawing its remaining application for exemption and registering under the Act.(9) The Omnibus Application supplements the Plan Application. The Enron group companies seek sufficient authorization under the Act to continue the solicitation of acceptances to the Plan, obtain the confirmation of the Plan before the Bankruptcy Court, implement the Plan, and conduct business within the parameters specified in the Omnibus Application, pending the confirmation and full implementation of the Plan. The Plan Application and the Omnibus Application are predicated on Enron registering under the Act prior to or simultaneously with the Commission's issuances of the requested orders.

         If, as proposed under the Plan and discussed further below, Enron sells the common stock of Portland General to an unaffiliated purchaser or distributes the stock to

---------------

(6) Holding Co. Act Release No. 27782.

(7) File No. 70-10190.

(8) Holding Co. Act Release No. 27793.

(9) The Commission issued a notice of the Omnibus Application on February 6, 2004 (Holding Co. Act Release No. 27799).

the Debtors' creditors or to a trust, Enron would deregister as a holding company upon the completion of the transaction.(10)

         C.       The Chapter 11 Cases

         In the last quarter of 2001, the Enron group companies lost access to the capital markets, both debt and equity, and had insufficient liquidity and financial resources to satisfy their current financial obligations. On December 2, 2001 ("Initial Petition Date"), Enron and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. As of February 3, 2004, one hundred eighty (180) Enron-related entities had filed voluntary petitions.(11) Pursuant to sections 1107 and 1108 of the Bankruptcy Code, the Debtors continue to operate their businesses and manage their properties as debtors in possession.

         As noted above, Portland General is not in bankruptcy. Many other Enron companies have not filed bankruptcy petitions and continue to operate their businesses.

-------------------

(10) Enron will file a separate application with the Commission to seek authorization under section 12(d) of the Act for the sale of Portland General to a third party or the distribution of the common stock of Portland General to creditors or to a trust.

(11) As referred to below and in the Plan and Disclosure Statement, the Chapter 11 Cases are those commenced by the Debtors on or after the Initial Petition Date, Docket No. 15303, In re Enron Corp., et al., Chapter 11 Case No. 01-16034
(AJG), Jan. 9, 2004 (U.S. Bankruptcy Court, S.D.N.Y.) ("Disclosure Statement Order").

         On November 29, 2001, and on various subsequent dates, certain foreign affiliates of Enron in England went into administration. Shortly thereafter, various other foreign affiliates also commenced (either voluntarily or involuntarily) insolvency proceedings in Australia, Singapore and Japan. Additional filings have continued worldwide and insolvency proceedings for foreign affiliates are continuing for various companies registered in Argentina, Bahamas, Bermuda, Canada, the Cayman Islands, France, Germany, Hong Kong, India, Italy, Mauritius, the Netherlands, Peru, Spain, Sweden and Switzerland.

II.      The Plan(12)

         A.       Introduction

On July 11, 2003, the Debtors filed a joint Chapter 11 plan and a related Disclosure Statement, both of which were subsequently amended several times. A hearing to consider the adequacy of the information in the Disclosure Statement was held commencing on January 6, 2004. On January 9, 2004, the Bankruptcy Court issued two orders approving the Disclosure Statement, establishing voting procedures, and ordering the solicitation of votes approving or rejecting the Plan.(13) The Bankruptcy Court established April 20, 2004 as the date for commencement of the Confirmation Hearing and March 24, 2004 as the last date for filing objections to confirmation of the Plan. To confirm the Plan, the Bankruptcy Court must find that (i) the Plan is feasible, (ii) it is proposed in good faith, and (iii) the Plan and the proponent of the Plan are in compliance with the Bankruptcy Code.

----------------

(12) All capitalized terms used hereinafter follow the definitions specified in the Plan and attached to this order as Attachment 1. The Plan and Disclosure Statement are attached as Exhibits I-1 and I-2 to the Plan Application. The Plan, Disclosure Statement and other documents related to the Chapter 11 Cases are also available at www.enron.com.

(13) See Order on motion of Enron Corp. approving the Disclosure Statement, setting record date for voting purposes, approving solicitation packages and distribution procedures, approving forms of ballots and vote tabulation procedures, and scheduling a hearing and establishing notice and objection procedures in respect of confirmation of the plan, Disclosure Statement Order, supra note 10; Order establishing voting procedures in connection with the plan process and temporary allowance of claims procedures related thereto, Docket No. 15296, In re Enron Corp., et al., Chapter 11 Case No. 01-16034 (AJG), Jan. 9, 2004 (U.S. Bankruptcy Court, S.D.N.Y.) ("Voting Procedures Order"). Representatives of the Commission were present at the hearing to consider approval of the Disclosure Statement. The orders are attached to the Plan Application as Exhibits J-1 and J-2.

         In accordance with the Disclosure Statement Orders, the Debtors have placed solicitation materials online at www.enron.com, prepared documents and diskettes for distribution and begun distribution of the materials to creditors and equity interest holders. The Debtors note that the order and report of the Commission requested in the Plan Application could be included in the Plan Supplement that is scheduled to be filed with the Bankruptcy Court and placed online at www.enron.com no later than March 9, 2004 or such date as the Bankruptcy Court may authorize. Creditors would then have the opportunity to consider the order and report prior to the expiration of the period to vote on the Plan.

         B.       Overview of the Plan

         The Plan does not provide for Enron to survive in the long term as an ongoing entity with any material operating businesses. Enron's role as a Reorganized Debtor will be to hold and sell assets and to manage the litigation of the estates pending the final conclusion of the Chapter 11 Cases. Although it is expected that several years may be required to conclude the extensive litigation in which the Debtors' estates are involved, the three Operating Entities, including Portland General, are expected to be divested relatively soon after confirmation of the Plan.(14)

         The Debtors believe that holders of all Allowed Claims impaired under the Plan will receive payments under the Plan having a present value as of the Effective Date not less than the amounts that they would likely receive if the Debtors were liquidated in a case under Chapter 7 of the Bankruptcy Code. At the Confirmation Hearing, the


----------------------

(14) The Operating Entities are Portland General, Prisma Energy International Inc. ("Prisma") and CrossCountry Energy Corp. ("CrossCountry").

Bankruptcy Court will determine whether holders of Allowed Claims would receive greater distributions under the Plan than they would have received in a liquidation under Chapter 7 of the Bankruptcy Code.(15)

         The Plan is premised upon the distribution of all of the value of the Debtors' assets. Since the commencement of the Chapter 11 Cases, the Debtors have been engaged in the rehabilitation and disposition of their assets to satisfy the claims of creditors. They have been consolidating, selling businesses and assets, dissolving entities and simplifying their complex corporate structure.(16) They are holding cash from prior sales pending distribution under the Plan and are positioning other assets for sale or other disposition.(17) The Debtors also have been involved in the settlement of numerous contracts related to wholesale and retail trading of various commodities.(18)

----------------------

(15) Disclosure Statement at 626.

(16) In this process, hundreds of corporations have been liquidated. On the Initial Petition Date, the Enron group totaled approximately 2,400 legal entities. Approximately 600 have been sold, merged or dissolved and approximately 1,800 remain. It is anticipated that, by the end of 2004, the number of legal entities will be reduced to that necessary for Enron's operating businesses and the liquidation of assets.

(17) The Debtors and other Enron group companies have completed a number of significant asset sales during the pendency of the Chapter 11 Cases, resulting in gross consideration to the Debtors' bankruptcy estates, non-Debtor associate companies and certain other related companies that aggregates approximately $3.6 billion. In many instances, proceeds from these sales either are segregated or are in escrow accounts. The distribution of the proceeds will require either the consent of the Creditors' Committee or an order of the Bankruptcy Court.

(18) At the commencement of the Chapter 11 Cases, both Debtor and non-Debtor companies had a significant number of non-terminated and terminated positions arising out of physical and financial contracts relating to numerous commodities. The companies have evaluated these contracts and undertaken efforts to perform, sell or settle these positions. The settlement of the contracts is approved under pre-established protocols that the Bankruptcy Court has approved.

         The Debtors state that, since the Initial Petition Date, they have conducted sales efforts for substantially all of the Enron companies' core domestic and international assets.(19) In those instances where an immediate sale maximized the value of the interest, the assets either were sold or are the subject of pending sales. Following consultation with the Creditors' Committee, in those instances where the long-term prospects were anticipated ultimately to produce greater value, assets were retained. As discussed below, these retained assets will either (i) be located in one of the Operating Entities, i.e., Portland General, Prisma and CrossCountry, with the stock or other equity of the Operating Entities to be distributed to Creditors pursuant to the Plan, or (ii) be sold at a later date.

         Specifically, when and to the extent that an interest in any of these businesses or related businesses is sold, the resulting net sale proceeds held by a Debtor will be distributed to Creditors in the form of Creditor Cash. To the extent that Portland General, Prisma and CrossCountry have not been sold as of the Initial Distribution Date, then the value in these Operating Entities will be distributed to Creditors in the form of Plan Securities,(20) free and clear of all liens, claims, interests and encumbrances. Section 32.1(c) of the Plan provides that, commencing on or as soon as practicable after the Effective Date, the stock of the Operating Entities shall be distributed to holders of

-----------------------

(19) As explained in the Disclosure Statement, Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization. Asset sales, stock sales and other disposition efforts, however, can also be conducted during a Chapter 11 case or pursuant to a Chapter 11 plan. Disclosure Statement at 1.

(20) Plan Securities means Prisma Common Stock, CrossCountry Common Equity and PGE Common Stock.

specified claims upon (i) allowance of General Unsecured Claims in an amount that would result in the distribution of 30% of the issued and outstanding shares of the Operating Entity, and (ii) obtaining the requisite consents for the issuance of the shares.

         While the Debtors hope that the 30% threshold is reached before December 31, 2003, there can be no assurance, due to the vagaries of litigation. In the event that the threshold is not reached, the stock of the Operating Entities will be placed in Operating Trusts, discussed in section II., H., infra. In addition to Creditor Cash and Plan Securities, distribution will involve (to the extent that such trusts are created) interests in the Operating Trusts and in the Remaining Asset Trusts, Litigation Trust and the Special Litigation Trust.(21)

----------------------

(21) The Remaining Asset Trust, the Litigation Trust and the Special Litigation Trust are Entities that, if jointly determined by the Reorganized Debtors and (provided that the Creditors' Committee has not been dissolved in accordance with the provisions of Section 33.1 of the Plan) the Creditors' Committee, may be created on or after the Confirmation Date in accordance with the relevant provisions of the Plan and the relevant trust agreement for the benefit of holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims and certain others, in accordance with the terms and provisions of the Plan.

         To the extent that the Litigation Trust and Special Litigation Trust are implemented, these causes shall be deemed transferred to such Creditors on account of their Allowed Claims, and the Creditors will then be deemed to have contributed the causes of actions to either the Litigation Trust or the Special Trust in exchange for beneficial interests in the trusts. Pursuant to the Plan, upon the Effective Date, the Debtors will distribute Litigation Trust Interests and the Special Litigation Trust interests to holders of Allowed Unsecured Claims.

         The Remaining Asset Trust is discussed further in section II., J., infra. The Litigation Trust and the Special Litigation Trust are discussed further in section II., I., infra.

         It is anticipated that Creditor Cash will constitute approximately two-thirds of the Plan Currency. In the event that the Portland General sale transaction described below is consummated, the percentage would increase. Excluding the potential value of interests in the Litigation Trust and Special Litigation Trust, the Debtors estimate that the value of total recoveries will be approximately $12 billion.

         B.       Treatment of Claims

         The Plan generally classifies the creditors of, and other investors in, the Debtors into several classes. The list below illustrates the descending order of priority of the distributions to be made under the Plan:

                  -        Secured Claims

                  -        Priority Claims

                  -        General Unsecured and Convenience Claims

                  - Section 510 Senior Note Claims and Enron Subordinated Debenture Claims

                  -        Penalty Claims and other Subordinated Claims

                  -        Section 510 Enron Preferred Equity Interest Claims

                  -        Enron Preferred Equity Interests

                  - Section 510 Enron Common Equity Interests and Enron Common Equity Interests

         In accordance with the Bankruptcy Code, distributions are made based on this order of priority so that, absent consent, holders of Allowed Claims or Equity Interests in a given Class must be paid in full before a distribution is made to a more junior Class. Notably, the Debtors continue to believe that existing Enron common stock and preferred stock have no value. However, the Plan provides Enron stockholders with a contingent right to receive a recovery in the event that the total amount of Enron's assets, including recoveries in association with litigation and the subordination, waiver or disallowance of Claims in connection with the litigation, exceeds the total amount of Allowed Claims against Enron. No distributions will be made to holders of equity interests, unless and until all unsecured claims are fully satisfied.

         In addition to the distributions on pre-petition Claims described above, the Plan provides for payment of Allowed Administrative Expense Claims in full. The Plan further provides that Administrative Expense Claims may be fixed either before or after the Effective Date.

         The recovery estimates set forth in the Disclosure Statement are based on various estimates and assumptions, including those regarding the allowance and disallowance of Claims. As a result, if the estimate amount of Allowed Claims relied upon to calculate the estimated recoveries varies significantly from the actual amount of Allowed Claims, the actual creditor recoveries will vary significantly as well.(22)

         More than 24,000 proofs of claim have been filed in the Chapter 11 Cases. The aggregate amount of Claims filed and schedules exceeds $900 billion, including duplication, but excluding any estimated amounts for the approximately 5,800 filed unliquidated Claims. These unliquidated Claims currently render it impossible for the Debtors to determine the maximum amount of their potential liability. In addition, the priority of claims and assertions by certain parties as to their entitlement to liens and/or constructive trusts may change the value available to satisfy Allowed General Unsecured Claims.(23)

----------------

(22) Disclosure Statement at 570.

(23) Id. at 570-571.

         D. Basis for Global Resolution of Chapter 11 Cases Embodied in the Plan

         The Debtors state that the Plan represents a compromise and settlement of significant issues disputed by the Debtors, the Official Committee of Unsecured Creditors appointed in the Debtors' Chapter 11 Cases ("Creditors' Committee"), the Bankruptcy Court-appointed examiner to review transactions related to Enron North America Corp. ("ENA") and to represent the creditors of ENA ("ENA Examiner"),(24) and other parties in interest.(25)

         The Debtors explain that, because of the diverse creditor body and the myriad of complex issues posed, the Debtors, the ENA Examiner and the Creditors' Committee spent more than one year engaged in analysis and negotiations concerning the terms of what eventually became the Plan and related matters. These discussions focused on a variety of issues, including: (i) maximizing value to creditors, (ii) resolving issues regarding substantive consolidation(26) and other inter-estate and inter-creditor disputes,

--------------

(24) The Debtors state that ENA is the single largest creditor of Enron and its intercompany claim against Enron is its single largest asset. The ENA Examiner was appointed, among other things, to serve as a plan facilitator for ENA and its subsidiaries. The ENA Examiner has performed this function by engaging in dialogue with the Debtors, representatives of the Creditors' Committee, and certain parties in interest that assert claims against ENA and its subsidiaries, and by filing reports concerning various issues related to the Plan.

(25) The global compromise does not apply to the Portland Debtors, i.e., Portland General Holdings, Inc. and Portland Transition Company, Inc. The Portland Debtors were excluded from the global compromise embedded in the Plan for various reasons, including the fact that, in contrast to the other Debtors, the Portland Debtors were not integrated into the Enron Companies' centralized processes. See Disclosure Statement, Appendix M: Substantive Consolidation Analysis at M-5.

(26) Generally, substantive consolidation is a judicially created equitable remedy whereby the assets and liabilities of two or more entities are pooled, and the pooled assets are aggregated and used to satisfy the claims of creditors of all the consolidated entities. Disclosure Statement at 10.

and (iii) facilitating an orderly and efficient distribution of value to creditors. The Debtors state that the Plan represents the culmination of these efforts and reflects agreements and compromises reached among the Debtors, the ENA Examiner and the Creditors' Committee concerning these issues. The Debtors note that the Creditors' Committee and the ENA Examiner fully support the Plan. The members of the Creditors' Committee have unanimously recommended that creditors vote to accept it, and both the Creditors' Committee and the ENA Examiner have included letters in the solicitation materials endorsing the Plan and urging parties to support confirmation.

         The Plan incorporates various inter-Debtor, Debtor-Creditor and inter-Creditor settlements and compromises designed to achieve a global resolution of the Chapter 11 Cases. Thus, the Plan is premised upon a settlement, rather than litigation, of these disputes.(27) The settlements and compromises embodied in the Plan represent, in effect, a linked series of concessions by Creditors of every individual Debtor in favor of each other. The agreements are interdependent.

         To reach the global compromise, the Debtors and the Creditors' Committee considered, among other things, the most significant inter-estate disputes (including certain issues between Enron and ENA), the issue of substantive consolidation, and the cost and delay that would be occasioned by full-blown, estate-wide litigation of such issues. The Debtors and the Creditors' Committee believe that the Plan will reduce the duration of the Chapter 11 Cases and the expenses that attend protracted disputes.

-----------------------

(27) Nevertheless, as noted above and discussed in section II., I, infra, the Plan does provide for litigation trusts to pursue avoidance and other types of claims against numerous financial institutions, individuals and other entities, including some which may be Creditors of the Debtors' estates.

Although a litigated outcome of each issue might differ from the result produced by the Plan, the Debtors and the Creditors' Committee believe that, if the issues resolved by the Plan were litigated to conclusion, the Chapter 11 Cases would be prolonged for, at a minimum, an additional year, and probably much longer. In that regard, it is important to bear in mind that the professional fees incurred in the Chapter 11 Cases, even without such estate-wide litigation, have been approximately $330 million per year.

         E.       Major Components of the Global Compromise

         There are several components of the global compromise, including, among others: (i) substantive consolidation of the Debtors' estates; (ii) the use of a common currency (referred to as Plan Currency)(28) to make distributions under the Plan; (iii) the treatment of Intercompany Claims and resolution of other inter-estate issues; (iv) the resolution of certain asset ownership disputes between Enron and ENA; (v) the resolution of interstate issues regarding rights to certain claims and causes of action; (vi)

-----------------------

(28) Art. 1.193 of the Plan defines "Plan Currency" to mean the mixture of Creditor Cash, Prisma Common Stock, CrossCountry Common Equity and PGE Common Stock to be distributed to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims pursuant to the Plan; provided, however, that, if jointly determined by the Debtors and the Creditors' Committee, "Plan Currency" may include Prisma Trust Interests, CrossCountry Trust Interests, PGE Trust Interests and the Remaining Asset Trust Interests. Prisma and CrossCountry are described below, as are the Prisma Trust, CrossCountry Trust and PGE Trust. Prisma Common Stock, Cross Country Common Equity and PGE Common Stock are referred to collectively as "Plan Securities." Art. 1.194 of the Plan. With limited exceptions, each holder of an Allowed Unsecured Claim against each Debtor shall receive the same Plan Currency, regardless of the asset composition of such Debtor's estate, on or subsequent to the Effective Date. The mixture of Plan Currency will bear direct relationship to the amount of Creditor Cash available for distribution and the value of the respective Plan Securities, as recalculated in accordance with provisions of
Section 32.1(d) of the Plan. Plan Currency is discussed further in section E.3., infra.

the treatment of Allowed Guaranty Claims, and (vii) a reduction in the administrative costs post-confirmation. Some features of the global compromise are discussed below.

                  1.       Issue of Substantive Consolidation

         The global compromise and settlement forged by the Debtors and the Creditors' Committee is predicated upon a negotiated formula. The formula is a proxy for resolving the numerous inter-estate issues without protracted and expensive litigation. The formula would distribute value to Creditors based on hypothetical cases of substantive consolidation and no substantive consolidation. Specifically, under the global compromise of inter-estate issues embodied in the Plan (except with respect to the Portland Debtors, as noted previously), distributions of Plan Currency will be made on account of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims based on agreed percentages being applied to two scenarios for making distributions: (i) substantive consolidation of all of the Debtors, or (ii) no substantive consolidation of any of the Debtors. Accordingly, for example, subject to certain adjustments, a holder of an Allowed General Unsecured Claim will receive the sum of (i) 30% of the distribution that the Creditor would receive if the Debtors' estates were substantively consolidated, but notwithstanding such substantive consolidation, one-half of Allowed Guaranty Claims were included in the calculation; and (ii) 70% of the distribution that the Creditor would receive if the Debtors were not substantively consolidated. As noted, the 30/70 weighted average is not a precise mathematical quantification of the likelihood of substantive consolidation of each Debtor into each of the other Debtors, but, instead, a negotiated approximation of the likely recoveries if numerous inter-estate issues, including substantive consolidation, were litigated to judgment as to all Debtors.

                  2.       Intercompany Claims

         Typically, substantive consolidation eliminates all intercompany claims among the consolidated entities. In contrast, without substantive consolidation, such intercompany claims may either be treated pari passu with similarly situated third-party claims, subordinated to third-party claims or re-characterized as equity contributions. Moreover, absent substantive consolidation, each debtor may seek to disallow a given intercompany claim or to recover affirmatively on various claims or causes of action against another debtor.(29)

         Prior to the Initial Petition Date, the Debtors maintained a complex corporate structure consisting of thousands of entities, which, in the aggregate, engaged in millions of inter-company transactions in the years leading to the bankruptcy filings. The myriad of prepetition intercompany claims arose from a variety of transactions, including, but not limited to, payables and receivables resulting from the centralized cash management system, asset transfers, and agreements regarding services and operations.

         Under the global compromise, except with respect to the Portland Debtors, Debtors holding Allowed Intercompany Claims (i.e., accounts and notes owed by one Debtor to another Debtor) will receive 70% of the distribution that the Debtor would receive if the Debtors were not substantively consolidated. As the 30% scenario is based on the hypothetical substantive consolidation of all Debtors, no distribution will be made on Intercompany Claims under this scenario.

------------------------

(29) Disclosure Statement at 14.

         All other potential inter-Debtor remedies, such as the potential disallowance, subordination, or re-characterization of Intercompany Claims, and certain affirmative claims or causes of action against any other Debtor, will be waived. Given the sheer volume of intercompany transactions, in an effort to conserve the estates' resources and expedite the Plan process, neither the Debtors nor the Creditors' Committee has conducted detailed diligence or analysis regarding each and every potential inter-Debtor cause of action or remedy being waived by the Debtors under the Plan. The inter-Debtor waivers were negotiated as an integral part of the global compromise in order to ensure that the efficient resolution of the Chapter 11 Cases would not be jeopardized by ongoing inter-estate disputes. These waivers will not affect, however, the Debtors' ability to pursue third parties (including non-Debtor affiliates) on any claims, causes of action or challenges available to any of the Debtors in the absence of substantive consolidation, including any avoidance actions or defenses to setoff for lack of mutuality. Similarly, for purposes of litigation commenced by the Debtors against third parties, these waivers and compromises respecting Intercompany Claims will not constitute a judicial finding that can be used by or against any of the parties to such litigation that any particular Intercompany Claims are valid debt obligations, as opposed to equity contributions or dividends.

                  2.       Plan Currency

         In light of the global compromise and the settlement of inter-estate issues, the actual consideration to be distributed on account of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims will be derived from a common pool consisting of a mixture of Creditor Cash, Prisma Common Stock,

CrossCountry Common Equity and PGE Common Stock (collectively, "Plan Currency").(30) Generally, for purposes of making distributions to Creditors of each of the Debtors, a portion of Plan Currency is allocated to each Debtor following application of the 30/70 weighted average reflecting the likelihood of substantive consolidation. Each Debtor's allocated portion of Plan Currency is referred to in the Plan as the Distributive Assets attributable to the Debtor.

         The following represent certain components of Plan Currency:

                           a.       Creditor Cash

         In addition to Cash available to pay Secured Claims, Administrative Expense Claims, Priority Claims and Convenience Class Claims as provided for in the Plan, Cash distributions will be made from available Creditor Cash to holders of Allowed General Unsecured Claims, Allowed Intercompany Claims and Allowed Guaranty Claims. Creditor Cash available as of the Effective Date will be equal to, or greater than, the amount of Creditor Cash as jointly determined by the Debtors and the Creditors' Committee and set forth in the Plan Supplement, which may be subsequently adjusted with the consent of the Creditors' Committee.(31)

---------------------------

(30) In the event that the Litigation Trust or Special Litigation Trust is created, Plan Currency will not include interests in those trusts. See supra note 21 and section II., I,, infra. In the event that the Remaining Asset Trusts are created, however, interests in such trusts will be valued at the projected realizable value for the assets contained therein and, accordingly, will be included as a component of Plan Currency pending their distribution to Creditors in the form of Cash. See also section II., J., infra.

(31) Notwithstanding the foregoing, upon the joint determination of the Debtors and the Creditors' Committee, the Remaining Assets will be transferred to the Remaining Asset Trust, and the appropriate holders of Allowed Claims will be allocated Remaining Asset Trust Interests. As the Remaining Assets are liquidated, Creditor Cash will be distributed to the holders of the Remaining Asset Trust Interests.

         b.       PGE Common Stock

         Enron recently announced an agreement to sell the common stock of Portland General to Oregon Electric Utility Company, LLC ("Oregon Electric"), a newly formed entity financially backed by investment funds managed by the Texas Pacific Group, a private equity investment firm.(32) The transaction is valued at approximately $2.35 billion, including the assumption of debt. The sale is subject to the receipt of Bankruptcy Court, Commission and Oregon Commission approvals and certain other regulatory authorizations.

         On December 5, 2003, the Bankruptcy Court issued a bidding procedures order specifying January 28, 2004 as the last date on which competing prospective buyers could submit bids to acquire Portland General.(33) Under the Purchase and Sale Agreement, Enron is permitted to accept a bid that represents a "higher or better" offer for Portland General. No qualifying bid was received prior to the January 28, 2004 deadline. Thereafter, by order dated February 5, 2004, the Bankruptcy Court approved the purchase agreement and authorized the sale of Portland General to Oregon Electric.

         In the event that Portland General is sold pursuant to the Purchase and Sale Agreement described above, the net proceeds will be distributed to Creditors in the form of Creditor Cash. If Portland General has not been sold, is no longer the subject of the Purchase and Sale Agreement, and is not the subject of another purchase agreement, then, when there are sufficient Allowed General Unsecured Claims to permit distribution of

-----------------

(32) Enron Corp. Press Release dated November 18, 2003. The Purchase and Sale Agreement is attached to the Plan Application as Exhibit B-2.

(33) Docket No. 14665, In re Enron Corp., et al., Chapter 11 Case No. 01-16034
(AJG), Dec. 5, 2003 (U.S. Bankruptcy Court, S.D.N.Y.).

30% of the PGE Common Stock to holders of Allowed General Unsecured Claims, Enron will cause Portland General to distribute the PGE Common Stock to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims.(34)

         Upon the joint determination of the Debtors and the Creditors' Committee, before the PGE Common Stock is released to the holders of Allowed Claims, the PGE Common Stock may first be issued to the PGE Trust, with the PGE Trust Interests being allocated to the appropriate holders of Allowed Claims and the reserve for Disputed Claims.(35) The issuance of the PGE Common Stock to the PGE Trust is an option available to the Debtors and the Creditors' Committee and, in their sole discretion, may or may not be utilized.

         If formed, the PGE Trust would hold Enron's interest in Portland General as a liquidating vehicle, for the purpose of distributing, directly or indirectly, the shares of Portland General (or the proceeds of a sale of the utility) to the Debtor's creditors and

----------------

(34) To determine the date upon which the PGE Common Stock (and the CrossCountry Common Equity and the Prisma Common Stock, also discussed in this section) will be distributed, the Reorganized Debtor Plan Administrator must determine that the amount of the Allowed General Unsecured Claims against all Debtors constitute 30% or more of the total potential Claims (essentially, the sum of the Allowed Claims, the liquidated non-contingent filed and scheduled Claims and the estimated unliquidated and contingent Claims). At the time that this calculation exceeds 30% in the aggregate for all Debtors, the stock may be distributed. Disclosure Statement at 26, n.15.

(35) The PGE Trust is one of three proposed Operating Trusts under the Plan concerning Portland General, Prisma and CrossCountry. The Operating Trusts are discussed below. To allow the PGE Trust to be formed, as and when necessary under the Plan, Enron is seeking the necessary regulatory approvals for the creation of the trust.

equity holders as required by the Plan.(36) It is possible that PGE Trust also would hold Enron's interest in Portland General for the purposes of consummating the sale of the utility to Oregon Electric.(37)

         As noted previously, Enron will file a separate application with the Commission to seek authorization under section 12(d) of the Act for the sale of Portland General to a third party or the distribution of the common stock of Portland General to creditors or to the PGE Trust.

                           c.       CrossCountry Common Equity

         CrossCountry is a newly formed Delaware non-Debtor indirect subsidiary of Enron.(38) As a (nonutility) holding company, CrossCountry will hold Enron's interests in several gas transportation pipelines located in the United States.(39) Pursuant to the

-----------------------------

(36) The PGE Trust is an applicant in File No. 70-11373 for an exemption from registration under section 3(a)(4) of the Act.

(37) See Article XXIV of the Plan.

(38) CrossCountry was incorporated in Delaware on May 22, 2003. On June 24, 2003, CrossCountry and the CrossCountry Enron Parties entered into the original CrossCountry Contribution and Separation Agreement providing for the contribution of Enron's direct and indirect interests in its interstate pipelines and other related assets to CrossCountry. On September 25, 2003, the Bankruptcy Court issued an order approving the transfer of the pipeline interests and the related assets from the CrossCountry Enron Parties to CrossCountry and other related transactions, pursuant to the original CrossCountry Contribution and Separation Agreement. That order contemplates that the parties may make certain modifications to the original Contribution and Separation Agreement. The parties are negotiating an Amended and Restated Contribution and Separation Agreement that incorporates certain changes to the original Contribution and Separation Agreement.

(39) Among other things, CrossCountry Energy LLC ("CrossCountry LLC") replaces CrossCountry as the holding company that owns the pipeline interests. Docket No. 13381, In re Enron Corp., et al., Chapter 11 Case No. 01-16034 (AJG), Oct. 8, 2003 (U.S. Bankruptcy Court, S.D.N.Y.); Docket No. 14560, In re Enron Corp., et al., Chapter 11 Case No. 01-16034 (AJG), Dec. 1, 2003 (U.S. Bankruptcy Court, S.D.N.Y.).

Amended and Restated Contribution and Separation Agreement, Enron and certain of its affiliates would contribute their ownership interests in certain gas transmission pipeline businesses and certain nonutility service companies to CrossCountry LLC in exchange for equity interests in CrossCountry LLC.(40) The closing of the transactions contemplated by the Amended and Restated Contribution and Separation Agreement is expected to occur as soon as possible. It is anticipated that, following confirmation of the Plan and prior to the CrossCountry Distribution Date, the equity interests in CrossCountry LLC will be exchanged for equity interests in CrossCountry Distributing Company in the CrossCountry Transaction. As a result of the CrossCountry Transaction, CrossCountry Distributing Company will obtain direct or indirect ownership in the Pipeline Businesses and certain services companies.(41)

---------------------

(40) The Debtors expect that the contribution of the interests in the gas pipeline businesses to CrossCountry LLC under the Contribution and Separation Agreement, in exchange for equity interests in CrossCountry LLC, would be exempt capital contributions under rule 45(b)(4) under the Act.

(41) CrossCountry LLC's principal assets will, upon closing of the formation transactions, consist of the following:

         - A 100% indirect ownership interest in Transwestern Holdings Company, Inc. ("Transwestern"), which, through its subsidiary Transwestern Pipeline Company, owns an approximately 2,600-mile interstate natural gas pipeline system that transports natural gas from western Texas, Oklahoma, eastern New Mexico, the San Juan basin in northwestern New Mexico and southern Colorado to California, Arizona, and Texas markets. Transwestern's net income for the year ended December 31, 2002 was $20.7 million.

         - A 50% ownership interest in Citrus Corp. ("Citrus"), a holding company that owns, among other businesses, Florida Gas Transmission Company a company with an approximately 5,000-mile natural gas pipeline system that extends from South Texas to South Florida. An affiliate of CrossCountry operates Citrus and certain of its subsidiaries. Citrus's net income for the year ended

         Unless CrossCountry has been sold or is subject to a purchase agreement, when there are sufficient Allowed General Unsecured Claims to permit distribution of 30% of the CrossCountry Common Equity to holders of Allowed General Unsecured Claims, Enron will cause CrossCountry Distributing Company to distribute the CrossCountry Common Equity to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims. In the event that CrossCountry is sold prior to distribution of the CrossCountry Common Equity, the net proceeds will be distributed to Creditors as Creditor Cash in lieu of CrossCountry Common Equity.

         Upon the joint determination of the Debtors and the Creditors' Committee, before the CrossCountry Common Equity is released to the holders of Allowed Claims, the CrossCountry Common Equity may first be issued to the CrossCountry Trust, with the

------------------

                  December 31, 2002 was $96.6 million, 50% of which, or $48.3 million, comprised Enron's equity earnings. CrossCountry LLC is expected to hold its interest in Citrus through its wholly owned subsidiary, CrossCountry Citrus Corp.

         - A 100% interest in Northern Plains Natural Gas Company ("Northern Plains"), which directly or through its subsidiaries holds 1.65% out of an aggregate 2% general partner interest and a 1.06% limited partner interest in Northern Border Partners, L.P. ("Northern Border") a publicly traded limited partnership that is a leading transporter of natural gas imported from Canada to the Midwestern United States. Pursuant to operating agreements, Northern Plains operates Northern Border's interstate pipeline systems, including Northern Border Pipeline, Midwestern, and Viking. Northern Border also has (i) extensive gas gathering operations in the Powder River Basin in Wyoming, (ii) natural gas gathering, processing and fractionation operations in the Williston Basin in Montana and North Dakota, and the western Canadian sedimentary basin in Alberta, Canada, and (iii) ownership of the only coal slurry pipeline in operation in the United States. Northern Border's net income for the year ended December 31, 2002 was $113.7 million, of which $9.1 million comprised Enron's equity earnings.

CrossCountry Trust Interests being allocated to the appropriate holders of Allowed Claims and the reserve for Disputed Claims. Unless CrossCountry has been sold or is the subject of a purchase agreement, when there are sufficient Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims to permit distribution of 30% of the CrossCountry Common Equity to holders of Allowed Claims, the CrossCountry Common Equity will be released from the CrossCountry Trust to holders of Allowed Claims, with the remainder to be held in reserve for Disputed Claims. The issuance of the CrossCountry Common Equity to the CrossCountry Trust is an option available to the Debtors and the Creditors' Committee and, in their sole discretion, it may or may not be utilized.

                           d.       Prisma Common Stock

         Prisma is a Cayman Islands entity formed initially as a (nonutility) holding company pending the transfer of certain international energy infrastructure businesses that are indirectly owned by Enron and certain of its affiliates. Prisma was organized on June 24, 2003 for the purpose of acquiring the Prisma Assets, which include equity interests in the identified businesses, intercompany loans to the businesses held by affiliates of Enron and contractual rights held by affiliates of Enron. Enron and its affiliates will contribute the Prisma Assets to Prisma in exchange for shares of Prisma Common Stock commensurate with the value of the Prisma Assets contributed.

         It is expected that the contribution of the Prisma Assets will be effected pursuant to the Prisma Contribution and Separation Agreement to be entered into among Prisma and Enron and several of its affiliates. The Debtors anticipate that the Prisma Contribution and Separation Agreement, which is currently being negotiated, will be submitted for Bankruptcy Court approval, either as part of the Plan Supplement or by a separate motion.

         To date, no operating businesses or assets have been transferred to Prisma. Subject to obtaining requisite consents, however, the Debtors intend to transfer the businesses described above, either in connection with the Plan or at such earlier date as may be determined by Enron and approved by the Bankruptcy Court.(42) Prisma will be engaged in the generation and distribution of electricity, the transportation and distribution of natural gas and liquefied petroleum gas, and the processing of natural gas liquids.(43) Applicants intend that Prisma will be a foreign utility company ("FUCO") under section 33 under the Act prior to the transfer of the businesses described above to Prisma. The transfer of such businesses to Prisma in exchange for interests in Prisma would generally be exempt under section 33(c)(1) of the Act.

         Unless Prisma has been sold or is subject to a purchase agreement, when there are sufficient Allowed General Unsecured Claims to permit distribution of 30% of the Prisma Common Stock to holders of Allowed General Unsecured Claims, Enron will cause Prisma to distribute its common stock to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims. In the event that Prisma is

-----------------------

(42) In addition to Bankruptcy Court approval, the transfer of the businesses will require the consent of other parties, including, but not limited to, governmental authorities in various jurisdictions. If any of these consents are not obtained, then at the discretion of Enron, with the consent of the Creditors' Committee, as contemplated in the Plan, one or more of these businesses may not be transferred to Prisma, but remain instead, directly or indirectly, with Enron.

(43) If all businesses are transferred to Prisma as contemplated, the company will own interests in businesses with assets that include over 9,600 miles of natural gas transmission and distribution pipelines, over 56,000 miles of electric transmission and distribution lines and over 2,100 megawatts of electric generating capacity. The businesses will serve 6.5 million liquefied petroleum gas, gas and electricity customers in 14 countries.

sold prior to distribution of the Prisma common stock, the net proceeds will be distributed to Creditors as Creditor Cash in lieu of Prisma Common Stock.

         Upon the joint determination of the Debtors and the Creditors' Committee, before the Prisma Common Stock is released to the holders of Allowed Claims, the Prisma Common Stock may first be issued to the Prisma Trust, with the Prisma Trust Interests being allocated to the appropriate holders of Allowed Claims and the reserve for Disputed Claims. Unless Prisma has been sold or is the subject of a purchase agreement, when there are sufficient Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims to permit distribution of 30% of the Prisma Common Stock to holders of Allowed Claims, the stock will be released from the Prisma Trust to holders of Allowed Claims, with the remainder to be held in reserve for Disputed Claims. The issuance of the Prisma Common Stock to the Prisma Trust is an option available to the Debtors and the Creditors' Committee and, in their sole discretion, it may or may not be utilized.

         Of the approximately 1,800 entities in the Enron group currently, approximately 82 entities would become part of Prisma and 15 would be contributed to CrossCountry. The remaining entities would be sold or liquidated in accordance with the Plan.

         F.       Effectiveness of the Plan

         The Plan will become effective upon the satisfaction of certain conditions. Section 1.94 of the Plan specifies that the Effective Date will occur on the first business day after the Plan is confirmed after which the conditions to the effectiveness of the Plan

------------------------------
have been satisfied or waived, but in no event later than December 31, 2004.(44) The conditions to the effectiveness of the Plan, set forth in Section 37.1, are:
(i) entry of the Bankruptcy Court confirmation order; (ii) the execution of documents and other actions necessary to implement the Plan; (iii) the receipt of consents necessary to transfer assets to and establish Prisma and CrossCountry, and (iv) the receipt of consents necessary to issue the PGE Common Stock under the Plan.(45)

         Implementation of the Plan will involve the required distributions to creditors, reporting on the status of Plan consummation, and applying for a final decree that closes the Chapter 11 Cases after they have been fully administered, including, without limitation, reconciliation of claims. Administration of the estates in conjunction with the Bankruptcy Court will continue post confirmation, in the manner described above, including the resolution of over one thousand adversary proceedings.

         G.       Administration of the Estates

                  1.       Post-Confirmation Administration

         As part of the Plan, the governance and oversight of the Chapter 11 Cases will be streamlined. On the Effective Date, a five-member board of directors of Reorganized

-------------------

(44) Under Section 1.94, the Debtors and the Creditors' Committee, in their discretion, may designate another Effective Date that falls after the Confirmation Date.

(45) As noted previously, in preparation for the distribution of Portland General under the Plan, upon receipt of all appropriate regulatory approvals, Enron may transfer its ownership interest in Portland General to PGE Trust, a to-be-formed entity. There may be an adjustment in the number of Portland common shares prior to contribution to the PGE Trust and in all events prior to distribution to creditors. If the PGE Common Stock is distributed to creditors rather than sold, it is intended that the current Portland General shares of common stock will be canceled and 80 million shares of new Portland General common stock will be authorized and approximately 62.5 million shares issued pursuant to the Plan.

Enron will be appointed, with four of the directors to be designated by the Debtors after consultation with the Creditors' Committee and one of the directors to be designated by the Debtors after consultation with the ENA Examiner.(46) The Debtors intend to file the information required by Section 1129(a)(5) of the Bankruptcy Code in the Plan Supplement no later than fifteen
(15) days prior to the Ballot Date. The terms and manner of selection of the directors of each of the other Reorganized Debtors will be as provided in the Reorganized Debtors Certificate of Incorporation and the Reorganized Debtors By-laws, as they may be amended.

         The ENA Examiner will (i) cease his routine reporting duties, unless otherwise directed by the Bankruptcy Court, and (ii) retain his status (other than his limited investigatory role) pursuant to orders of the Bankruptcy Court entered as of the date of the Disclosure Statement order. Pending the Effective Date of the Plan, the ENA Examiner will continue his current oversight and advisory roles as set forth in prior orders of the Bankruptcy Court, subject to the right of the Debtors, in their sole discretion, to streamline existing internal processes, including cash management and other transaction review committees.

         Although the Debtors may streamline their internal processes, the information typically provided to the ENA Examiner will continue to be provided to ensure that the

---------------------------

(46) Section 1129(a)(5) of the Bankruptcy Code requires that, to confirm a Chapter 11 plan, the plan proponent disclose the identity and affiliations of the proposed officers and directors of the reorganized debtors; that the appointment or continuance of such officers and directors be consistent with the interests of creditors and equity security holders and with public policy; and that there be disclosure of the identity and compensation of any insiders to be retained or employed by the reorganized debtors.

ENA Examiner can fulfill his oversight functions. The Creditors' Committee will be dissolved on the Effective Date, except as provided below.

         2.       Post-Effective Date Administration

           Upon appointment of the new board of Reorganized Enron, from and after the Effective Date, the Creditors' Committee will continue to exist only for limited purposes relating to the ongoing prosecution of estate litigation. Specifically, the Creditors' Committee will continue to exist only (i) to continue prosecuting claims or causes of action previously commenced by it on behalf of the Debtors' estates, (ii) to complete other litigation, if any, to which the Creditors' Committee is a party as of the Effective Date (unless, in the case of (i) or (ii), the Creditors' Committee's role in such litigation is assigned to another representative of the Debtors' estates, including the Reorganized Debtors, the Litigation Trust or the Special Litigation Trust) and
(iii) to participate, with the Creditors' Committee's professionals and the Reorganized Debtors and their professionals, on the joint task force created with respect to the prosecution of the Litigation Trust Claims pursuant to the terms and conditions and to the full extent agreed between the Creditors' Committee and the Debtors as of the date of the Disclosure Statement Order. Thus, virtually all of the decisions that will need to be made with respect to, among other things, (i) the disposition of the Debtors' Remaining Assets, (ii) the reconciliation of Claims and (iii) the prosecution or settlement of numerous claims and causes of action (other than specific litigation involving the Creditors' Committee, as set forth above), will be made by Reorganized Enron through its agents, and the board of Reorganized Enron will oversee such administration. The Debtors believe that this post-Effective Date administration is consistent with the goals of reducing the expenses in the

Chapter 11 Cases and will maximize recoveries to Creditors entitled to distributions under the Plan.

         The Plan does provide, however, that the ENA Examiner may have a continuing role during the post-Effective Date period. Within 20 days after the Confirmation Date, the ENA Examiner or any creditor of ENA or its subsidiaries will be entitled to file a motion requesting that the Bankruptcy Court define the duties of the ENA Examiner for the period following the Effective Date. If no such pleading is timely filed, the ENA Examiner's role will conclude on the Effective Date.(47) The Debtors and the Creditors' Committee intend to object to the continuation of the ENA Examiner during the post-Effective Date period.

         The Plan also provides for the appointment of a Reorganized Debtor Plan Administrator ("Administrator") on the Effective Date for the purpose of carrying out the provisions of the Plan. Pursuant to Section 1.226 of the Plan, the Administrator would be

------------------

(47) The Plan's flexibility in this regard is not intended, nor will it be deemed, to create a presumption that the role or duties of the ENA Examiner should or should not be continued after the Effective Date; provided, however, that in no event will the ENA Examiner's scope be expanded beyond the scope approved by orders entered as of the date of the Disclosure Statement Order. In the event that the Bankruptcy Court enters an order defining the post-Effective Date duties of the ENA Examiner, notwithstanding the narrower scope of the Creditors' Committee envisioned by the Plan, the Creditors' Committee will continue to exist following the Effective Date to exercise all of its statutory rights, powers and authority until the date the ENA Examiner's rights, powers and duties are fully terminated pursuant to a Final Order.

Stephen Forbes Cooper, LLC, an entity headed by Stephen Forbes Cooper, Enron's Acting President, Acting Chief Executive Officer and Chief Restructuring Officer.(48)

         In accordance with Section 36.2 of the Plan, the Administrator shall be responsible for (i) facilitating the Reorganized Debtors' prosecution or settlement of objections to, and estimations of, claims, (ii) prosecution or settlement of claims and causes of action held by the Debtors, (iii) assisting the litigation trustees in performing their duties, (iv) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (v) filing all required tax returns and paying taxes and all other obligations on behalf of the Reorganized Debtors from funds held by the Reorganized Debtors, (vi) periodic reporting to the Bankruptcy Court of the status of the claims resolution process, distributions on allowed claims and prosecution of causes of action, (vii) liquidating the Remaining Assets and providing for the distribution of the net proceeds thereof, in accordance with the Plan, (viii) consulting with, and providing information to, the Disputed Claims Reserve overseers in connection with the voting or sale of Plan Securities to be deposited in the Disputed Claims Reserve, and (ix) such other responsibilities as may be vested in the Administrator under the Plan, the

-----------------------

(48) Mr. Cooper assumed this role at Enron on January 29, 2002, after Enron filed for bankruptcy under Chapter 11. Mr. Cooper is also the chairman of Kroll Zolfo Cooper, LLC ("Kroll"), and Kroll's Corporate Advisory and Restructuring Group. Kroll is a consulting company that provides services in corporate recovery and crisis management, forensic accounting, technology, intelligence, investigations and background screening. The Debtors state that Mr. Cooper, in his capacity as Enron's CEO, has worked with the Enron board, the Creditors' Committee, and other stakeholders in the bankruptcy process to sell non-core businesses, rehabilitate assets, prosecute the Debtors' claims against banks and professional advisors, and to assist employees. Mr. Cooper works under the supervision of Enron's board of directors, which is comprised of four individuals with extensive business and energy industry experience. The Enron board is wholly independent and each has the support of the Creditors' Committee.

Reorganized Debtor Plan Administration Agreement, Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.(49) If the PGE Trust is not formed, the Administrator would also manage, administer, operate and otherwise control Portland General, subject to the supervision of the Board of Directors of the Reorganized Debtors and the consent of the Creditors' Committee.(50)

         In addition, pursuant to the Plan, as of the Effective Date, the Reorganized Debtors will assist the Administrator in performing the following activities: (i) holding the Operating Entities, including Portland General, for the benefit of Creditors and providing certain transition services to such entities, (ii) liquidating the Remaining Assets, (iii) making distributions to Creditors pursuant to the terms of the Plan, (iv) prosecuting Claim objections and litigation, (v) winding up the Debtors' business affairs, and (vi) otherwise implementing and effectuating the terms and provisions of the Plan.

         Finally, in connection with the prosecution of litigation claims against financial institutions, law firms, accounting firms and similar defendants, a joint task force comprised of the Debtors, Creditors' Committee representatives and certain of their professionals was formed in order to maximize coordination and cooperation between the Debtors and the Creditors' Committee. Each member of the joint task force is entitled to, among other things, notice of, and participation in, meetings, negotiations, mediations, or other dispute resolution activities with regard to such litigation. Following the Effective

----------------------------------

(49) Section 36.2 of the Plan.

(50) Section 40.1 of the Plan provides that the board of directors of reorganized Enron shall consist of five persons selected by the Debtors, after consultation with the Creditors' Committee (with respect to four members)and the ENA Examiner (with respect to one member).

Date, the Creditors' Committee representatives, together with the Creditors' Committee's professionals, may continue to participate in the joint task force.

         H.       Operating Trusts

         The Plan describes the purpose of the Operating Trusts (the PGE Trust, the Prisma Trust and the CrossCountry Trusts) and the proposed management of the trusts. The Operating Trusts would be established on behalf of the Debtors and the holders of allowed claims in certain specified classes.(51)

         For all federal income tax purposes, all parties (including the Debtors, the Operating Trustee and the beneficiaries of the Operating Trusts) must treat the transfer of assets to the respective Operating Trusts as a transfer to the holders of certain allowed claims, followed by a transfer by these holders to the respective Operating Trusts. The beneficiaries of the Operating Trusts are treated as the grantors of the trusts.(52)

         The rights of the Operating Trustees to invest assets transferred to the Operating Trusts, the proceeds of the investments, or any income earned by the respective Operating Trusts, will be limited to the right and power to invest the assets (pending

--------------------

(51) Each Trust will be managed in accordance with an Operating Trust Agreement, which must be satisfactory to the Creditors' Committee in form and substance. The Operating Trust Agreement will provide for the management of the trust by the Operating Trustee.

         The Operating Trusts would be formed by the execution of the respective Operating Trust Agreements as soon as is practical after the receipt of all appropriate or required governmental, agency or other consents authorizing the transfer of the respective assets to the Operating Trusts. See Plan Section
24.1. With respect to the PGE Trust, the authorization of the Oregon Commission and the FERC may be required prior to the contribution of the common stock of Portland General into the PGE Trust and the distribution of the stock to the creditors.

(52) Consistent with this view, under the Operating Trust Agreements, the Debtors on the Effective Date will have no obligation to provide any funding with respect to any of the Operating Trusts.

periodic distributions) in cash equivalents. The Operating Trustees must distribute at least annually to the holders of the respective Operating Trust Interests all net cash income plus all net cash proceeds from the liquidation of assets, but the Operating Trustees may retain amounts necessary to satisfy liabilities and to maintain the value of the assets of the Operating Trusts during liquidation and to pay reasonable administrative expenses. The Operating Trusts must terminate no later than the third anniversary of the Confirmation Date, provided, however, that the Bankruptcy Court may extend the term of the Operating Trusts for additional periods not to exceed three years in the aggregate if it is necessary to liquidate the assets of the Operating Trusts.(53)

         I.       Litigation Trust and Special Litigation Trust

         The Plan provides that the Plan Currency and, if applicable, the Trust Interests(54) to be distributed to each holder of an Allowed General Unsecured Claim against each Debtor, shall equal the sum of (i) 70% of the distribution such holder would receive if the Debtors were not substantively consolidated and
(ii) 30% of the distribution such holder would receive if all of the Debtors' estates were substantively consolidated, but

----------------------

(53) The United States Internal Revenue Service has stated that an organization created under Chapter 11 of the Bankruptcy Code to be a liquidating trust will be characterized as such if it meets certain requirements. In particular, the IRS requires the trustee of a liquidating trust to commit to make continuing efforts to dispose of the trust assets, make timely distributions, and not unduly prolong the duration of the trust. The Debtors state that these requirements are all incorporated into the Plan. See generally, Plan Article
XXIV. See also, Rev. Proc. 94-45, 1994-2 CB 684, amplifying and modifying Rev. Proc. 82-58, 1982-2 CB 847, and Rev. Proc. 91-15, 1991-1 CB 484.

(54) Art. 1.262 defines Trust Interests to mean Litigation Trust Interests in the event that the Litigation Trust is created and Special Litigation Trust Interests in the event that the Special Litigation Trust is created.

notwithstanding such substantive consolidation, one-half of Allowed Guaranty Claims were included in such calculation.

         The Plan provides for holders of Allowed Unsecured Claims against Enron (which includes Allowed Guaranty Claims and Allowed Intercompany Claims) to share the proceeds, if any, from numerous potential causes of action. To the extent that the Litigation Trust and Special Litigation Trust are implemented, these causes of action shall be deemed transferred to Creditors, on account of their Allowed Claims, and then be deemed to have contributed such causes of actions to either the Litigation Trust or the Special Litigation Trust, in exchange for beneficial interests in the trusts. The Debtors shall include, in the Plan Supplement, a listing of the claims and causes of action, comprising Litigation Trust Claims and Special Litigation Trust Claims, and which may be transferred to and prosecuted by the Litigation Trust and the Special Litigation Trust.

         J.       Remaining Assets

         It is anticipated that the Reorganized Debtors will retain all assets that will not be transferred to the Litigation Trust, Special Litigation Trust, Severance Settlement Fund Trust, Operating Trusts or Operating Entities. These Remaining Assets may include, among other things, Cash, claims and causes of action against third parties on behalf of the Debtors' estates (including, but not limited to, avoidance actions), proceeds of liquidated assets, the Debtors' stock in the Enron Companies, trading contracts, equity investments, inventory, real property and other miscellaneous assets.

         The Reorganized Debtor Plan Administrator, with assistance from the Reorganized Debtors, will collect and liquidate the Remaining Assets and distribute the proceeds to Creditors pursuant to the terms of the Plan. The board of directors of the Reorganized Debtors will supervise this process.

         Nonetheless, upon joint determination of the Debtors and the Creditors' Committee, the Debtors' interests in the Remaining Assets will be transferred to the holders of certain Allowed Claims, which will be held by the Debtors acting on their behalf. Immediately thereafter, on behalf of the holders of the Allowed Claims, the Debtors will transfer the assets, subject to Remaining Asset Trust Agreements, to the Remaining Asset Trusts for the benefit of the holders of the Allowed Claims in accordance with the Plan. In the event that the Debtors and the Creditors' Committee jointly determine to create the Remaining Asset Trusts on or prior to the date on which the Litigation Trust is created, interests in the Remaining Asset Trusts will be deemed to be allocated to holders of Allowed Claims at the then estimated value of Remaining Assets. The allocation of Remaining Asset Trust Interests will form part of the Plan Currency, in lieu of Creditor Cash, and Creditors holding Allowed Claims will receive distributions on account of such interests in Cash, as and when Remaining Assets are realized upon.

III.     Discussion

         The Debtors request Commission approval of the Plan under section 11(f) of the Act. The Debtors further seek Commission authorization under section 11(g) of the Act and related rules to disseminate the Plan, together with the Disclosure Statement, to parties of interest in order to solicit votes to approve the Plan. Applicants request that the

Commission issue a report pursuant to section 11(g) of the Act to accompany the solicitation.(55)

         Section 11(f) of the Act does not provide a specific standard for the Commission to use in analyzing a plan of reorganization. Instead, in approving a plan of reorganization, the Commission must conclude that the plan meets any applicable requirements of the Act.(56) The record in this matter demonstrates that approval of the Debtors' requests would likely not be detrimental to the protected interests under the Act, i.e., the public interest and the interests of investors and consumers. For the reasons discussed below, it appears that the Plan is fair to the Debtors and their respective Creditors.

         The Plan Application states that the Debtors and the Creditors' Committee firmly believe that the global compromise embodied in the Plan is fair to each of the Debtors and their respective Creditors and falls within the range of reasonableness required for

------------------------

(55) Section 11(g) of the Act in pertinent part makes it unlawful for any person to solicit any consent in respect of a reorganization plan of a registered holding company or subsidiary unless the plan, containing such information as the Commission may deem necessary or appropriate in the public interest or for the protection of investors and consumers, has been submitted to the Commission; each solicitation is accompanied by a copy of a report on the plan made by the Commission after an opportunity for a hearing on the plan; and each solicitation is made not in contravention of such rules or orders as the Commission may deem necessary or appropriate in the public interest or for the protection of investors or consumers.

(56) The Commission has noted that Congress, in imposing the duty under section 11(f) to pass upon reorganizations of registered holding companies and their subsidiaries, recognized that the Commission's efforts should be coordinated with the work of the courts in reorganization cases. The objectives of the Act could not be achieved if, while the Commission was applying the standards of the Act in some cases, reorganizations could be effected through the courts without the application of such standards. Xcel Energy, Inc., Holding Co. Act Release No. 27736 (Oct. 10, 2003), citing Utilities Power and Light Co., 5 SEC 483, 512
(1939), quoting Peoples Light and Power Co., 2 SEC 829, 844 (1937) (Comm. Healy concurring). See also Columbia Gas Transmission Corporation, Holding Co. Act Release No. 26361 (Aug. 25, 1995).

approval by the Bankruptcy Court. The ENA Examiner has also agreed that the global compromise is within the range of reasonableness as to the creditors of ENA and its subsidiaries, and has recommended that the ENA Creditors vote in favor of the Plan.(57)

         Although the Debtors and the Creditors' Committee believe that the settlements contained in the Plan are reasonable, they also emphasize the benefits of avoiding estate-wide litigation by Creditors having conflicting interests. Specifically, they believe that, if a compromise had not been reached, the cost, delay and uncertainty attendant to litigating the complex inter-estate issues resolved by the Plan would have resulted in substantially lower recoveries for most, if not all, Creditors.

         With respect to the common Plan Currency concept for all Creditors, the Debtors and the Creditors' Committee believe that this feature of the global compromise promotes efficiency without being unfair or inequitable. They note that concerns have previously been raised by certain Creditors of ENA that the filing of a joint plan involving ENA and the other Debtors would be unfair, because ENA has been in liquidation since shortly after the Initial Petition Date, and should not be unnecessarily entangled with the estates of the other Debtors, including Enron. However, the ENA Creditors would not be materially disadvantaged by the common Plan Currency feature between the estates of ENA and Enron because, as noted previously, ENA is the single largest Creditor of Enron and its intercompany claim against Enron is ENA's single largest asset. Thus, distributions to ENA Creditors necessarily depend in large part on what ENA recovers on

-----------------

(57) The ENA Examiner has stated that the settlement contained in the Plan is reasonable and that the treatment of the Creditors of ENA and its subsidiaries is fair and reasonable.

Accordingly, the ENA Examiner endorses a vote by the Creditors in favor of the Plan and supports its confirmation.

Enron Power Marketing, Inc. and numerous other Debtors would result in assets of such other Debtors being transferred to Enron for further distribution to Enron's Creditors, including ENA. Thus, while it is an integral feature of the global compromise, the common Plan Currency feature of the Plan is also justifiable for many of the Debtors because of the way in which value is transferred through intercompany claims. In any event, based on the Debtors' current estimates of asset values and Allowed Claims, Plan Currency is expected to be approximately two-thirds in the form of Creditor Cash and approximately one-third in the form of Plan Securities.

         As noted above, the Plan is constructed to conform to the provisions of section 1129 of the Bankruptcy Code. As such, it adheres to the dictates of the "absolute priority" provisions of the Bankruptcy Code and applicable law. Although current valuations of the Debtors' assets do not indicate that a distribution will be made to the Debtors' preferred and common interest holders, the Plan does provide that, if (i) asset sales yield proceeds greater than currently projected, and if (ii) recoveries associated with the resolution of litigation (including, without limitation, the subordination, waiver or disallowance of claims as a result of the Litigation Claims and the Special Litigation Claims) are at a level that Creditors shall have received distributions which, in the aggregate, are equal to 100% of their Claims, the Plan shall be modified to provide for distributions to preferred and common interest holders. In addition, the Plan does not affect in any manner the recoveries that public bondholders and equity interest holders may receive as a result of pending class actions or other third party actions or with respect to the funds that have been recovered by the Commission for the benefit of such entities and individuals.(58)

         The Plan does not otherwise contravene the requirements of the Act. The Commission is today approving the Omnibus Application described above in section I., B., supra, of this order. That application supplements the Plan Application and seeks sufficient authorization under the Act, among other things, to implement the Plan and to conduct business within the parameters specified in the application, pending the confirmation and full implementation of the Plan. As discussed in the companion order, the requested authorizations satisfy the requirements of the Act and do not appear to be detrimental to the public interest and the interest of consumers.

IV.      Conclusion

         The Commission has examined the Debtors' requests and has concluded, based on the complete record before it, that the applicable standards of the Act and rules are satisfied and that no adverse findings are warranted.

         Applicants state that fees, commissions and expenses in the estimated amount of $200,000 are expected to be incurred in connection with the Plan Application.(59) In addition, the Applicants have incurred and will incur fees and expenses related to the

--------------------------

(58) See Section 42.4 of the Plan.

(59) Applicants state that professional fees incurred in their chapter 11 cases, even without such estate-wide litigation, have been approximately $330 million per year. As of December 23, 2003, the Bankruptcy Court had provided interim approval for approximately $271 million in professional fees. Under rule 63 under the Act, the Commission shall approve the "maximum amount" of fees that can be incurred by a registered holding company and its subsidiaries in a bankruptcy proceeding, but carves out from that requirement "any payments approved by a court ... in any proceeding in which the Commission has filed a notice of appearance...." The Commission's appearance in this case has eliminated its obligation to approve the fees, which are subject to review by the Bankruptcy Court.

ongoing Chapter 11 Cases and expenses related to the consummation of the transactions contemplated in the Plan. Pursuant to rule 63, these fees are not subject to Commission approval.

         Due notice of the filing of the Application has been given in the manner prescribed in rule 23 under the Act, and no hearing has been requested of or ordered by the Commission. Upon the basis of the facts in the record, it is hereby found that the applicable standards of the Act and rules under the Act are satisfied, and that no adverse findings are necessary.

         IT IS ORDERED, under the applicable provisions of the Act and rules under the Act, that the Application, as amended, be granted and permitted to become effective immediately, subject to the terms and conditions prescribed in rule 24 under the Act. Further, because certain contemplated transactions may be accomplished over a period of time after this order is issued, authorization is granted to implement the proposed transactions as described in the Application (except for those authorizations that are the subject of the Omnibus Application in SEC File No. 70-10200).

         IT IS FURTHER ORDERED that this order is conditioned upon Enron registering under the Act prior to the issuance of this order and the ordering of the Omnibus Application.

         By the Commission.

                                                        Jill M. Peterson
                                                        Assistant Secretary

         ATTACHMENT 1

                                    GLOSSARY

TERM                                                      DEFINITION                                    SOURCE
ACFI                         Atlantic Commercial Finance, Inc., a Delaware corporation and a Debtor.    Disclosure Statement: A-1

ACFI Guaranty Claim          Any Unsecured Claim, other than an Intercompany Claim, against ACFI        Disclosure Statement: A-1
                             arising from or relating to an agreement by ACFI to guarantee or otherwise satisfy the obligations of another Debtor, including, without limitation, any Claim arising from or relating to rights of contribution or reimbursement.

Adequately Protected Debtor  Any Debtor which transfers property (including cash) following the         Amended Cash
                             Petition Date to or for the benefit of any other Debtor.                   Management Order

Administrative Expense       Any Claim constituting a cost or expense of administration of the          Disclosure Statement: A-3
 Claim                       chapter 11 cases asserted or authorized to be asserted
                             in accordance with sections 503(b) and 507(a)(1) of the Bankruptcy
                             Code during the period up to and including the Effective Date, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the
                             Debtors in Possession, any post-Petition Date loans and advances extended by one Debtor to another Debtor, any costs and expenses of the Debtors in Possession for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any guarantees or indemnification obligations extended by the Debtors in Possession, any Claims for reclamation in accordance with section 546(c)(2) of the Bankruptcy
                             Code allowed pursuant to final order, any Claims for compensation and reimbursement of expenses arising during the period from and after the respective Petition Dates and prior to the Effective Date and awarded by the Bankruptcy Court in accordance with sections 328, 330, 331 or
                             503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of the Plan, whether fixed before or after the Effective
                             Date, and any fees or charges assessed against the Debtors' estates pursuant to section 1930, chapter 123, Title 28, United States Code.

Aggregate                    The aggregate of the Commitments of all the lenders, as changed from       Portland

Commitment                   time to time pursuant to the terms of the Portland General Credit          General Credit Agreement

                             Agreement.

Aggregate Outstanding        At any time, the aggregate of the Outstanding Credit Exposure of all       Portland General Credit
Credit Exposure              the Lenders under the Portland General Credit Agreement.                   Agreement

Allowed Claim/Allowed        Any Claim against or Equity Interest in any of the Debtors or the          Disclosure Statement: A-4
Equity  Interest             Debtors' estates, (i) proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing such proof of Claim against or Equity Interest in any such Debtor or such
                             Debtor's estate, (ii) if no proof of Claim or Equity Interest has been timely filed, which has been or hereafter is listed by such Debtor in its Schedules as liquidated in amount and not disputed or contingent or (iii) any Equity Interest registered in the stock register maintained by or on behalf of the Debtors as of the Record Date, in each such case in clauses (i), (ii) and (iii) above, a Claim or Equity
                             Interest as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation, or as to which an objection has been interposed and such
                             Claim has been allowed in whole or in part by a final order. For purposes of determining the amount of an "Allowed Claim", there shall be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to applicable non-bankruptcy law.
                             Without in any way limiting the foregoing, "Allowed Claim" shall include any Claim arising from the recovery of property in accordance with sections 550 and 553 of the Bankruptcy Code and allowed in accordance with section 502(h) of the Bankruptcy Code, any Claim allowed under or pursuant to the terms of the Plan or any Claim to the extent that it has been allowed pursuant to a final order; provided, however, that (i) Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder unless otherwise specified herein or by order of the Bankruptcy Court, (ii) for any purpose under the Plan, other than with respect to an Allowed ETS
                             Debenture Claim, "Allowed Claim" shall not include interest, penalties, or late charges arising from or relating to the period from and after the Petition Date, and (iii) "Allowed Claim" shall not include any Claim subject to disallowance in accordance with section
                             502(d) of the Bankruptcy Code.

Allowed ETS Debenture        An ETS Debenture Claim, to the extent it is or has become an Allowed       Disclosure Statement: A-5
Claim                        Claim and set forth on Exhibit "E" to the Plan.

Allowed General              A General Unsecured Claim, to the extent it is or has become an            Disclosure Statement: A-5
Unsecured Claims             Allowed Claim.

Allowed Guaranty Claim       A Guaranty Claim, to the extent it is or has become an Allowed Claim.      Disclosure Statement: A-5

Allowed Intercompany Claim   An Intercompany Claim, to the extent it is or has become an Allowed        Disclosure Statement: A-5
                             Claim and as set forth on Exhibit "F" to the Plan; provided, however, that, based upon a methodology or procedure agreed upon by the
                             Debtors, the Creditors' Committee and the ENA Examiner and set forth in the Plan Supplement, the amount of each such Intercompany Claim may be adjusted pursuant to a final order of the Bankruptcy Court entered after the date of the Disclosure Statement Order to reflect (a)
                             Allowed Claims, other than Guaranty Claims, arising from a Debtor satisfying, or being deemed to have satisfied, the obligations of another Debtor, (b) Allowed Claims arising under section 502(h) of the
                             Bankruptcy Code solely to the extent that a Debtor does not receive a full recovery due to the effect of the proviso set forth in Section
                             28.1 of the Plan or (c) Allowed Claims arising from the rejection of written executory contracts or unexpired leases between or among the
                             Debtors, other than with respect to Claims relating to the rejection damages referenced in Section 34.3 of the Plan.

Alternate Base Rate          For any day, a rate of interest per annum equal to the higher of (i)       Portland General Credit
                             the Prime Rate for such day and (ii) the sum of the federal funds          Agreement
                             effective rate for such day plus 0.5% per annum.

Amended Cash                 The Amended order Authorizing Continued Use of Existing Bank Accounts,     Disclosure Statement: A-6
Management Order             Cash Management System, Checks and Business Forms, and Granting
                             Inter-Company Superprioity Claims, Pursuant to 11 U.S.C. Section 361,
                             363(e), 362 and 507(b), as Adequate Protection (Docket #1666).

Amended DIP                  That certain Amended and Restated Revolving Credit and Guaranty            Disclosure Statement: A-6
Credit Agreement             Agreement dated as of June 14, 2002, by and among Enron, as borrower, each of the direct or indirect subsidiaries of Enron as party thereto, as guarantors, the DIP Lenders, JPMCB and Citicorp, as
                             co-administrative agents, Citicorp, as paying agent, and JPMCB, as collateral agent.

Applicable Margin            (a) With respect to Eurodollar Ratable Advances at any time, the           Portland General Credit
                             percentage rate per annum under the heading "Eurodollar Applicable         Agreement
                             Margin" in the Pricing Schedule which is applicable at such time; and
                             (b) with respect to Floating Rate Advances at any time, the percentage rate per annum under the heading "Base Rate Applicable Margin" in the
                             Pricing Schedule which is applicable at such time.

Ardmore Data          The primary internet/telecommunications center for Enron and its Affiliates,                Disclosure
Center                including the Pipeline Businesses.                                                          Statement: A-7

Assets                With respect to a Debtor, (a) all "property" of such Debtor's estate, as defined in         Disclosure
                      section 541 of the Bankruptcy Code, including such property as is reflected on such         Statement: A-7
                      Debtor's books and records as of the date of the Disclosure Statement Order, unless modified pursuant to the Plan or a final order and (b) all claims and causes of action, including those that may be allocated or reallocated in accordance with the provisions of Articles II, XXII, XXIII and XXVIII of the Plan, that have been or may be commenced by such Debtor in Possession or other authorized representative for the benefit of such Debtor's estate, unless modified pursuant to the Plan or a final order; provided, however, that, "Assets" shall not include claims and causes of action which are the subject of the Severance Settlement Fund Litigation or such other property otherwise provided for in the Plan or by a final order; and, provided, further, that, in the event that the Litigation Trust or the Special Litigation Trust is created, Litigation Trust Claims or
                      Special Litigation Claims, as the case may be, shall not constitute "Assets."

Bighorn               Bighorn Gas Gathering, L.L.C.                                                               Omnibus: 35

Bridgeline            Bridgeline Holdings, L.P., Bridgeline Storage and Bridgeline Distribution,                  Disclosure
                      collectively.                                                                               Statement: A-10

Business Day          A day other than a Saturday, a Sunday or any other day on which commercial banks in         Disclosure
                      New York, New York are required or authorized to close by law or executive order.           Statement: A-10

CES                   CrossCountry Energy Services, LLC, (successor-in-interest to CGNN Holding Company,          Disclosure
                      Inc.), a non-Debtor affiliate of Enron and a wholly owned subsidiary of ETS.                Statement: A-12

Citicorp.             Citicorp USA, Inc.                                                                          Disclosure
                                                                                                                  Statement: A-12

Citrus                Citrus Corp.                                                                                Disclosure
                                                                                                                  Statement: A-12

Claim                 Any right to payment from the Debtors or from property of the Debtors or their              Disclosure
                      estates, whether or not such right is reduced to judgment, liquidated, unliquidated,        Statement: A-12
                      fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown or asserted; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors or from property of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured,  unmatured, disputed, undisputed, secured, or unsecured.

Commitment            For each Lender under the Portland General Credit Agreement, the obligation of such         Portland General
                      Lender to make Ratable Loans to, and participate in Facility LCs issued upon the            Credit Agreement
                      application of, Portland General in an aggregate amount not exceeding the amount set forth on Schedule 3 or as set forth in any notice of assignment relating to any assignment that has become effective pursuant to Section 12.3.2 of the Portland
                      General Credit Agreement as such amount may be modified from time to time pursuant to the term thereof.

Common Equity         A common Equity Interest.                                                                   Disclosure
Interest                                                                                                          Statement: A-13

Confirmation Date     The date the clerk of the Bankruptcy court enters the Confirmation Order on the             Disclosure
                      docket of the Bankruptcy Court with respect to the Debtors' chapter 11 cases.               Statement: A-14

Confirmation          The hearing to consider confirmation of the Plan in accordance with section 1129 of         Disclosure
Hearing               the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.       Statement: A-14

Confirmation Order    The order of the Bankruptcy Court confirming the Plan.                                      Disclosure
                                                                                                                  Statement: A-14

Convenience Claim     Except as provided in Section 16.2 of the Plan, any Claim equal to or less than Fifty       Disclosure
                      Thousand Dollars ($50,000.00) or greater than Fifty Thousand Dollars ($50,000.00) but       Statement: A-16
                      with respect to which the holder thereof voluntarily reduces the Claim to Fifty
                      Thousand Dollars ($50,000.00) on the ballot; provided, however, that, for purposes of the Plan and the distributions to be made thereunder, "Convenience Claim" shall not include (i) an Enron Senior Note Claim, (ii) an Enron Subordinated Debenture Claim,
                      (iii) an ETS Debenture Claim, (iv) an ENA Debenture Claim, (v) an Enron TOPRS
                      Debenture Claim and (vi) any other Claim that is a component of a larger Claim, portions of which may be held by one or more holders of Allowed Claims.

Creditor              Any person or entity holding a Claim against the Debtors' estates or, pursuant to           Disclosure
                      section 102(2) of the Bankruptcy Code, against property of the Debtors that arose or        Statement: A-16
                      is deemed to have arisen on or prior to the Petition Date, including, without limitation, a Claim against any of the Debtors or Debtors in Possession of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

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                                       48

CrossCountry          CrossCountry Energy, LLC, a Delaware limited liability company, formed on or prior to       Disclosure
                      the Effective Date, the assets of which shall consist of the CrossCountry Assets;           Statement: A-16
                      provided, however, unless the context required otherwise, references to
                      "CrossCountry" shall also be deemed references to the entity that the Debtors and the
                      Creditors' Committee designate as CrossCountry Distributing Company in accordance with the Plan, whether by consummation of the CrossCountry Transaction or the declaration of CrossCountry as CrossCountry Distributing Company, whether in its current form as a limited liability company or as converted to a corporation.

CrossCountry          The Entity designated jointly by the Debtors and the Creditor's Committee pursuant to       Disclosure
Distributing          the Plan to distribute shares of capital stock or equity interests in accordance with       Statement: A-18
Company               Section 32.1(c) of the Plan representing interests in the CrossCountry Assets.

CrossCountry          Enron, ETS, EOC Preferred (as successor to Enron Operations, L.P.) and EOS, which           Disclosure
Enron Parties         comprise the parties, in addition to CrossCountry, CrossCountry Citrus Corp. and            Statement: A-18
                      CrossCountry Energy Corp., which are parties to the CrossCountry Contribution and
                      Separation Agreement.

CrossCountry          The transaction, described in the Disclosure Statement, Section IX.F.1 "Formation of        Disclosure
Transaction           CrossCountry," entered into by the CrossCountry Enron Parties, CrossCountry and             Statement: A-18
                      CrossCountry Distributing Company, with the consent of the Creditors' Committee and consistent with the Plan, pursuant to which the equity interests in CrossCountry would be exchanged for equity interests in CrossCountry Distributing Company and
                      CrossCountry Distributing Company obtains the direct or indirect ownership of the
                      Pipeline Businesses and services companies held by CrossCountry.

Debtor in             The Debtors as Debtors in possession pursuant to sections 1101(1) and 1107(a) of the        Disclosure
Possession or DIP     Bankruptcy Code.                                                                            Statement: A-21

DIP Credit            Revolving Credit and Guaranty Agreement, dated as of December 3, 2001, by and among         Disclosure
Agreement             Enron and ENA, as borrowers, each of the direct or indirect Debtor subsidiaries             Statement: A-22
                      of Enron and ENA party thereto, as guarantors, JPMCB and Citicorp, as co-administrative agents, Citicorp, as paying agent, JPMCB, as collateral agent, and the lenders party thereto, as lenders.

DIP Lenders           The lenders under the DIP Credit Agreement, as amended.                                     Disclosure
                                                                                                                  Statement: A-22

Disbursing Agent      Solely in its capacity as agent of the Debtors to effectuate distributions pursuant         Disclosure
                      to the Plan, the Reorganized Debtors, the Reorganized Debtor Plan Administrator or          Statement: A-22
                      such other Entity as may be designated by the Debtors, with the consent of the
                      Creditors' Committee, and appointed

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                                       49

                      by the Bankruptcy Court and set forth in the Confirmation Order.

Disputed Claim;       Any Claim against or Equity Interest in the Debtors, to the extent the allowance of         Disclosure
Disputed Equity       such Claim or Equity Interest is the subject of a timely objection or request for           Statement: A-23
Interest              estimation, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, with prejudice or determined by a final order.

Disputed Claims       From and after the Effective Date, and until such time as all Disputed Claims have          Disclosure
Reserve               been compromised and settled or determined by final order, the Disbursing Agent shall       Statement: A-22
                      reserve and hold in escrow for the benefit of each holder of a Disputed Claim, Cash,
                      Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests,
                      Litigation Trust Interests and Special Litigation Trust Interests and any dividends, gains or income attributable thereto, in an amount equal to the pro rata share of distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of: (i) the Disputed Claim
                      Amount, (ii) the amount in which the Disputed Claim shall be estimated by the
                      Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors; provided, however, that, under no circumstances, shall a holder of an Allowed Convenience Claim be entitled to distributions of Litigation Trust Interests, Special Litigation Trusts Interests or
                      the proceeds thereof. Any Cash, Plan Securities, Operating Trust Interests, Remaining
                      Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust
                      Interests reserved and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in Plan Securities in the event the Disputed Claim ultimately becomes an Allowed Claim. Such Cash and any dividends, gains or income paid on account of Plan Securities, Operating Trust
                      Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special
                      Litigation Trust Interests reserved for the benefit of holders of Disputed Claims shall be either: (x) held by the Disbursing Agent, in an interest-bearing account or
                      (y) invested in interest-bearing obligations issued by the United States government, or by an agency of the United States government and guaranteed by the United States government, and having (in either case) a maturity of not more than thirty (30) days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with

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                                       50

                      respect to all or any portion of any Disputed Claim pending the entire resolution thereof by final order.

Effective Date        The earlier to occur of: (a) the first (1st) Business Day following the Confirmation        Disclosure
                      Date that (i) the conditions to effectiveness of the Plan set forth in Section 37.1         Statement: A-29
                      of the Plan have been satisfied or otherwise waived in accordance with Section 37.2 of the Plan, but in no event earlier than December 31, 2004, and (ii) the effectiveness of the Confirmation Order shall not be stayed and (b) such other date following the Confirmation Date that the Debtors and the Creditors' Committee, in their joint and absolute discretion, designate.

ENA Examiner          Harrison J. Goldin, appointed as examiner of ENA pursuant to the Bankruptcy Court's         Disclosure
                      order, dated March 12, 2002.                                                                Statement: A-33

Enron Common          An Equity Interest represented by one of the one billion two hundred million                Disclosure
Equity Interest       (1,200,000,000) authorized shares of common stock of Enron as of the Petition Date or       Statement: A-36
                      any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to or on the
                      Petition Date.

Enron Preferred       An Equity Interest represented by an issued and outstanding share of preferred stock        Disclosure
Equity Interest       of Enron as of the Petition Date, including, without limitation, that certain (a)           Statement: A-38
                      Cumulative Second Preferred Convertible Stock, (b)9.142% Perpetual Second Preferred
                      Stock, (c) Mandatorily Convertible Junior Preferred Stock, Series B, and (d) Mandatorily
                      Convertible Single Reset Preferred Stock, Series C, or any other interest or right to convert into such a preferred equity interest or acquire any preferred equity interest of the Debtors which was in existence immediately prior to the Petition Date.

Enron TOPRS           Any General Unsecured Claim arising from or relating to the Enron TOPRS Indentures.         Disclosure
Debenture Claim                                                                                                   Statement: A-39

Enron TOPRS           The 7.75% subordinated debentures due 2016, issued in the original aggregate                Disclosure
Debentures            principal amount of $181,926,000.00 and the 7.75% subordinated debentures Due 2016,         Statement: A-40
                      Series II, issued in the original aggregate principal amount of $136,450,000.00, pursuant to the Enron TOPRS Indentures.

Enron TOPRS           That certain (1) Indenture, dated as of November 21, 1996, between ENE, as Issuer,          Disclosure
Indentures            and The Chase Manhattan Bank, as Indenture Trustee, and (2) Indenture, dated as of          Statement: A-40
                      January 16, 1997, between Enron, as Issuer, and The Chase Manhattan Bank, as Indenture
                      Trustee.

EOC Preferred         EOC Preferred, L.L.C., a non-Debtor affiliate of Enron.                                     Disclosure
                                                                                                                  Statement: A-40

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                                       51

EOS                   Enron Operations Services, LLC, a Debtor.                                                   Disclosure
                                                                                                                  Statement: A-40

EPC                   Enron Power Corp., a Delaware corporation and a Debtor.                                     Disclosure
                                                                                                                  Statement: A-41

EPC Guaranty          Any Unsecured Claim, other than an Intercompany Claim, against EPC arising from or          Disclosure
Claim                 relating to an agreement by EPC to guarantee or otherwise satisfy the obligations of        Statement: A-41
                      another Debtor, including, without limitation, any Claim arising from or relating to rights of contribution or reimbursement.

Equity                Interests Any equity interest in any of the Debtors represented by duly authorized, validly Disclosure issued and outstanding shares of preferred stock or common stock or any interest or Statement: A-43 right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to or on the Petition Date.

ETS                   Enron Transportation Services, LLC, a Delaware limited liability company and                Disclosure
                      successor-in-interest to Enron Transportation Services Company, one of the Debtors.         Statement: A-44

ETS Debenture         Any General Unsecured Claim arising from or relating to the ETS Indentures.                 Disclosure
Claim                                                                                                             Statement: A-44

ETS Indentures        That certain (1) Indenture, dated as of November 21, 1996, by and among Enron               Disclosure
                      Pipeline Company, now known as ETS, as issuer, Enron, as guarantor, and The Chase           Statement: A-44
                      Manhattan Bank, as Indenture Trustee, and (2) Indenture, dated as of January 16,
                      1997, by and among Enron Pipeline Company, now known as ETS, as issuer, Enron, as guarantor, and The Chase Manhattan Bank, as Indenture Trustee.

ETS Indenture         National City Bank, solely in its capacity as successor in interest to The Chase            Disclosure
Trustee               Manhattan Bank, as indenture trustee under the ETS Indentures, or its duly appointed        Statement: A-44
                      successor.

Eurodollar Advance    A Eurodollar Ratable Advance, a Eurodollar Bid Rate Advance, or both, as the context        Portland General
                      may require.                                                                                Credit Agreement

Eurodollar Bid        With respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant          Portland General
Rate                  Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base          Credit Agreement
                      Rate applicable to such Interest Period, divided by (b) one minus the Reserve
                      Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii)
                      the Competitive Bid Margin offered by such Lender and accepted by Portland General.
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                                       52

Eurodollar Bid        A loan which bears interest at a Eurodollar Bid Rate.                                       Portland General
Rate Loan                                                                                                         Credit Agreement

Eurodollar            With respect to an Eurodollar Advance, a period of one, two, three or six months            Portland General
Interest Period       commencing on a business day selected by the Borrower pursuant to the Portland              Credit Agreement
                      General Credit Agreement.  Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last business day of such next, second, third or sixth succeeding month.  If a
                      Eurodollar Interest Period would otherwise end on a day which is not a business day, such Eurodollar Interest Period shall end on the next succeeding business day, provided that if said next succeeding business day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding business day.

Eurodollar Ratable    A Ratable Advance which bears interest at a Eurodollar Rate requested by Portland           Portland General
Advance               General pursuant to Section 2.2 of the Portland General Credit Agreement.                   Credit Agreement

Eurodollar Ratable    A Ratable Loan which bears interest at a Eurodollar Rate requested by Portland              Portland General
Loan                  General pursuant to Section 2.2 of the Portland General Credit Agreement.                   Credit Agreement

Eurodollar Rate       With respect to a Eurodollar Ratable Advance for the relevant Eurodollar Interest           Portland General
                      Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to           Credit Agreement
                      such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement
                      (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the
                      Applicable Margin.

Facility LCs          Existing and standby letters of credit under the Portland General Credit Agreement.         Portland General
                                                                                                                  Credit Agreement

Floating              For any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for           Portland General
Rate                  such day, changing when and as the Alternate Base Rate changes, plus (ii) the               Credit Agreement
                      Applicable Margin.

Floating Rate         An Advance which, except as otherwise provided in Section 2.9 of the Portland General       Portland General
Advance               Credit Agreement, bears interest at the Floating Rate.                                      Credit Agreement

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                                       53

Initial Petition      December 2, 2001, the date on which Enron and thirteen of its direct and indirect           Disclosure s
Date                  subsidiaries filed their voluntary petitions for relief commencing the chapter 11            Statement: A-50
                      cases.

Intercompany          Any Unsecured Claim held by any Debtor, other than the Portland Debtors, against any        Disclosure
Claims                other Debtor, other than the Portland Debtors.                                              Statement: A-50

Interim DIP Order     Bankruptcy Court order (Docket #63) approving the DIP Credit Agreement on an interim        Disclosure
                      basis.                                                                                      Statement: A-51

IRS                   Internal Revenue Service, an agency of the United States Department of Treasury.            Disclosure
                                                                                                                  Statement: A-51

IRS Code              Internal Revenue Code of 1986, as amended from time to time.                                Disclosure
                                                                                                                  Statement: A-51

General Unsecured     An unsecured Claim, other than a Guaranty Claim, or an Intercompany Claim.                  Disclosure
Claim                                                                                                             Statement: A-48

Guaranty Claims       ACFI Guaranty Claims, ENA Guaranty Claims, Enron Guaranty Claims, EPC Guaranty Claims       Disclosure
                      and Wind Guaranty Claims.                                                                   Statement: A-48

Guardian              Guardian Pipeline, LLC.                                                                     Disclosure
                                                                                                                  Statement: A-49

Junior Liens          Has the meaning set forth in Section IV.A.3 of the Disclosure Statement.                    Disclosure
                                                                                                                  Statement: A-52

Junior                Has the meaning set forth in Section IV.A.3 of the Disclosure Statement.                    Disclosure
Reimbursement                                                                                                     Statement: A-52
Claims

LC Obligations        At any time, the sum, without duplication, of (i) the aggregate undrawn stated              Portland General
                      amount under all Facility LCs outstanding at such time plus (ii) the                        Credit Agreement
                      aggregate unpaid amount of all Reimbursement Obligations at such time.

Lenders               The financial institutions and their respective successors and assigns, which are           Portland General
                      parties to the Portland General Credit Agreement.                                           Credit Agreement

Litigation Trust      The Entity, if jointly determined by the Debtors and, provided that the Creditors'          Disclosure
                      Committee has not been dissolved in accordance with the provisions of Section 33.1 of       Statement: A-53
                      the Plan, the Creditors' Committee, to be
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                                       54

                      created on or prior to December 31st of the calendar year in which the Effective Date occurs, unless such date is otherwise extended by the Debtors and the Creditors'
                      Committee, in their joint and absolute discretion and by notice filed with the
                      Bankruptcy Court, in accordance with the provisions of Article XXII of the Plan and the
                      Litigation Trust Agreement for the benefit of holders of Allowed Claims, as if
                      Litigation Trust Claims were owned by Enron, in accordance with the terms and provisions of the Distribution Model and Article XXII of the Plan.

Litigation Trust      All claims and causes of action asserted, or which may be asserted, by or on behalf of      Disclosure
Claims                the Debtors or the Debtors' estates (i) in the MegaClaim Litigation, (ii) in the            Statement: A-54
                      Montgomery County Litigation (other than claims and causes of action against insiders or former insiders of the Debtors), (iii) of the same nature against other financial institutions, law firms, accountants and accounting firms, certain of the Debtors'
                      other professionals and such other Entities as may be described in the Plan Supplement and (iv) arising under or pursuant to sections 544, 545, 547, 548, 549, 550, 551 and
                      553 of the Bankruptcy Code against the entities referenced in subsections (i), (ii) and
                      (iii) above; provided, however, that, under no circumstances, shall such claims and causes of action include (a) Special Litigation Trust Claims to be prosecuted by the
                      Special Litigation Trust and the Special Litigation Trustee pursuant to Article XXIII of the Plan or (b) any claims and causes of action of the estates of the Debtors waived and released in accordance with the provisions of Sections 28.3 and 42.6 of the Plan;
                      and, provided, further, that, in the event that the Debtors and the Creditors'
                      Committee jointly determine not to form the Litigation Trust, the claims and causes of action referred to in clauses (i), (ii), (iii) and (iv) above shall be deemed to be
                      Assets of Enron, notwithstanding the inclusion of Enron and other Debtors or their estates as a plaintiff in such litigation and without the execution and delivery of any additional documents or the entry of any order of the Bankruptcy Court or such other court of competent jurisdiction.

MegaClaim             The litigation styled Enron Corp. and Enron North America Corp. v. Citigroup, Inc., et      Disclosure
Litigation            al, Adversary Proceeding No. 03-9266 (AJG), pending in the Bankruptcy Court.                Statement: A-56

Montgomery            The litigation styled Official Committee of Unsecured Creditors of Enron Corp. v.           Disclosure
County                Fastow, et al., Case No. 02-10-06531, pending in the District Court for the 9th             Statement: A-57
Litigation            Judicial District, Montgomery County, Texas.

Northern Plains       Northern Plains Natural Gas Company.                                                        Disclosure
                                                                                                                  Statement: A-58

Operating Entities    CrossCountry, PGE, and Prisma, together the operating subsidiaries of                       Disclosure

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                                       55

                      the Reorganized Debtors.                                                                    Statement: A-59

Outstanding Credit    As to any Lender at any time, the sum of (i) the aggregate principal amount of              Portland General
Exposure              its loans outstanding at such time, plus (ii) an amount equal to its pro rata share of      Credit Agreement
                      the LC Obligations at such time.

Petition Date         The Initial Petition Date; provided, however, that, with respect to those Debtors which     Disclosure
                      commenced their chapter 11 cases subsequent to December 2, 2001, "Petition Date" shall      Statement:A-61
                      refer to the respective dates on which such chapter 11 cases were commenced.

PGE Trust             The Entity, if jointly determined by the Debtors and, provided that the Creditors'          Disclosure
                      Committee has not been dissolved in accordance with the provisions of Section 33.1 of       Statement: A-61
                      the Plan, the Creditors' Committee, to be created on or subsequent to the
                      Confirmation Date, but in no event later than the date on which the Litigation Trust is created, to hold as its sole assets the Existing PGE Common Stock or the PGE
                      Common Stock in lieu thereof, but in no event the assets of PGE.

Pipeline              Those pipeline businesses or other energy related businesses associated with the            Disclosure
Businesses            pipeline businesses which are owned or operated by Enron, ETS and EOC Preferred that        Statement: A-62
                      are anticipated to be contributed for equity interests in CrossCountry pursuant to the
                      CrossCountry Contribution and Separation Agreement.

Plan Currency         The mixture of Creditor Cash, Prisma Common Stock, CrossCountry Common Equity, and          Disclosure
                      PGE Common Stock to be distributed to holders of Allowed General Unsecured Claims,          Statement: A-63
                      Allowed Guaranty Claims and Allowed Intercompany Claims pursuant to the Plan;
                      provided, however, that, if jointly determined by the Debtors and the Creditors'
                      Committee, "Plan Currency" may include Prisma Trust Interests, CrossCountry Trust
                      Interests, PGE Trust Interests and the Remaining Asset Trust Interests.

Plan Securities       Prisma Common Stock, CrossCountry Common Equity and PGE Common Stock.                       Disclosure
                                                                                                                  Statement: A-63

Plan Supplement       A separate volume, to be filed with the clerk of the Bankruptcy Court and posted as a       Disclosure
                      "Related Document" at http://www.enron.com/corp/por/, including, among other                Statement: A-63
                      documents, forms of (1) the Litigation Trust Agreement, (2) the Special Litigation
                      Trust Agreement, (3) the Prisma Trust Agreement, (4) the CrossCountry Trust
                      Agreement, (5) the PGE Trust Agreement, (6) the Remaining Asset Trust Agreement(s),
                      (7) the Common Equity Trust Agreement, (8) the Preferred Equity Trust Agreement, (9)
                      Prisma Articles of Association, (10) the Prisma Memorandum of Association, (11) the
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                                       56

                      CrossCountry By-laws/Organizational Agreement, (12) the CrossCountry Charter, (13)
                      the PGE By-Laws, (14) the PGE Certificate of Incorporation, (15) the Reorganized Debtor
                      Plan Administration Agreement, (16) the Reorganized Debtors By-laws, (17) the
                      Reorganized Debtors Certificate of Incorporation, (18) the Severance Settlement Fund
                      Trust Agreement, (19) a schedule of the types of Claims entitled to the benefits of subordination afforded by the documents referred to and the definitions set forth on
                      Exhibit "L" to the Plan, (20) a schedule of Allowed General Unsecured Claims held by affiliated non-Debtor Entities and structures created by the Debtors and which are controlled or managed by the Debtors or their Affiliates, (21) a schedule setting forth the identity of the proposed senior officers and directors of Reorganized Enron, (22) a schedule setting forth the identity and compensation of any insiders to be retained or employed by Reorganized Enron, (23) a schedule setting forth the litigation commenced by the Debtors on or after December 15, 2003 to the extent that such litigation is not set forth in the Disclosure Statement, (24) the methodology or procedure agreed upon by the Debtors, the Creditors' Committee and the ENA Examiner with respect to the adjustment of Allowed Intercompany Claims, as referenced in Section 1.21 of the Plan, and to the extent adjusted or to be adjusted pursuant to such methodology or procedure, an updated Exhibit "F" to the Plan and a range of adjustment, which may be made in accordance with Section 1.21(c) of the Plan, (25) the guidelines of the Disputed Claims reserve to be created in accordance with Section 21.3 of the Plan, (26) the guidelines for the DCR Overseers in connection with the Disputed Claims reserve and (27) a schedule or description of Litigation Trust Claims and Special Litigation Trust Claims,
                      in each case, consistent with the substance of the economic and governance provisions contained in the Plan, (a) in form and substance satisfactory to the Creditors'
                      Committee and (b) in substance satisfactory to the ENA Examiner. The Plan Supplement shall also set forth the amount of Creditor Cash to be available as of the Effective
                      Date as jointly determined by the Debtors and the Creditors' Committee, which amount may be subsequently adjusted with the consent of the Creditors' Committee. The Plan
                      Supplement (containing drafts or final versions of the foregoing documents) shall be
                      (i) filed with the clerk of the Bankruptcy Court as early as practicable (but in no event later than fifteen (15) days) prior to the Ballot Date, or on such other date as the Bankruptcy Court establishes and (ii) provided to the ENA Examiner as early as practicable (but in no event later than thirty (30) days) prior to the Ballot Date.
                      Poliwatt means Poliwatt Limitada. Ponderosa means Ponderosa Assets, LP. Ponderosa Ltd.
                      means Ponderosa Pine Energy Partners, Ltd. Portland Creditor Cash means at any time, the excess, if any, of (a) all Cash and Cash Equivalents in the Disbursement Account(s)
                      relating to each of the Portland Debtors over (b) such

                      amounts of Cash (i) reasonably determined by the Disbursing Agent as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative
                      Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience Claims and
                      Secured Claims relating to each of the Portland Debtors, (ii) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims relating to each of the Portland Debtors were, at such time, Allowed Claims and (iii) such other amounts reasonably determined by each of the Reorganized Portland Debtors as necessary to fund the ongoing operations of each of the Reorganized Portland Debtors during the period from the Effective Date up to and including the date such Debtors' chapter 11 cases are closed.

Portland Debtors      Portland General Holdings, Inc. and Portland Transition Company, Inc.                       Disclosure
                                                                                                                  Statement: A-64

Portland General      The 364-Day Credit Agreement, dated May 28, 2003, among Portland General and the            Portland General
Credit Agreement      Lenders thereunder and Bank One, NA as administrative agent for the Lenders.                Credit Agreement

Pricing Schedule      The Schedule attached to the Portland General Credit Agreement and identified as such.      Portland General
                                                                                                                  Credit Agreement

Prime Rate            A rate per annum equal to the prime rate of interest announced by Bank One or by its        Portland General
                      parent, Bank One Corporation, from time to time, changing when and as said prime rate       Credit Agreement
                      changes.

Priority Non-Tax      Any Claim against the Debtors, other than an Administrative Expense Claim or a Priority     Disclosure
Claim                 Tax Claim, entitled to priority in payment in accordance with sections 507(a)(3), (4),      Statement: A-65
                      (5), (6), (7) or (9) of the Bankruptcy Code, but
                      only to the extent entitled to such priority.

Priority Tax Claim    Any Claim of a governmental unit against the Debtors entitled to priority in payment        Disclosure
                      under sections 502 (i) and 507(a)(8) of the Bankruptcy Code.                                Statement: A-65

Prisma                Prisma Energy International Inc., a Cayman Islands company, the assets of which shall       Disclosure
                      consist of the Prisma Assets.                                                               Statement: A-65

Prisma Assets         The assets to be contributed into or transferred to Prisma, including, without              Disclosure
                      limitation (a) those assets set forth on Exhibit "H" to the Plan; provided, however,        Statement: A-66
                      that, in the event that, during the period from the date of the Disclosure Statement
                      Order up to and including the date of
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

                                       58

                      the initial distribution of Plan Securities pursuant to the terms and provisions of
                      Section 32.1 of the Plan, the Debtors, with the consent of the Creditors' Committee, determine not to include in Prisma a particular asset set forth on Exhibit "H" to the
                      Plan, the Debtors shall file a notice thereof with the Bankruptcy Court and the value of the Prisma Common Stock shall be reduced by the Value attributable to such asset, as set forth in the Disclosure Statement or determined by the Bankruptcy Court at the
                      Confirmation Hearing, and (b) such other assets as the Debtors, with the consent of the
                      Creditors' Committee, determine on or prior to the date of the initial distribution of
                      Plan Securities pursuant to the terms and provisions of Section 32.1 of the Plan to include in Prisma and the Value of the Prisma Common Stock shall be increased by the
                      Value attributable to any such assets.

Prisma Articles of    The articles of association of Prisma, which articles of association shall be in form       Disclosure
Association           and substance satisfactory to the Creditors' Committee and in substantially the form        Statement: A-65
                      included in the Plan Supplement.

Prisma Common         The ordinary shares of Prisma authorized and to be issued pursuant to the Plan, which       Disclosure
Stock                 shares shall have a par value of $0.01 per share, of which fifty million (50,000,000)       Statement: A-66
                      shares shall be authorized and of which forty million (40,000,000) shares shall be issued pursuant to the Plan, and such other rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or the Prisma Memorandum of Association or the Prisma Articles of Association.

Prisma                The agreement to be entered into by the Prisma Enron Parties and Prisma to govern the       Disclosure
Contribution and      contribution of the Prisma Assets to Prisma.                                                Statement: A-66
Separation
Agreement

Prisma                The date on which the Prisma Distribution occurs.                                           Disclosure
Distribution Date                                                                                                 Statement: A-66

Prisma Enron          Enron and its affiliates, other than Prisma, that are party to the Prisma Contribution      Disclosure
Parties               and Separation Agreement.                                                                   Statement: A-66

Prisma Memorandum     Memorandum of association of Prisma, which memorandum of association shall be in form       Disclosure
of Association        and substance satisfactory to the Creditors' Committee and in substantially the form        Statement: A-66
                      included in the Plan Supplement.

Prisma Trust          The entity, if jointly determined by the Debtors and, provided that the Creditors'          Disclosure
                      Committee has not been dissolved in accordance with the provisions of Section 33.1          Statement: A-67
                      of the Plan, the Creditors' Committee, to be created on or subsequent to the
                      Confirmation Date, but in no event later than the date on which the Litigation Trust is created, in addition to the

                      creation of Prisma, and to which Entity shall be conveyed one hundred percent (100%) of the Prisma Common Stock.

Prisma Trust          In the event that the Prisma Trust is created, the Prisma Trust  Agreement, which           Disclosure
Agreement             agreement shall be in form and substance satisfactory to the Creditors' Committee and       Statement: A-67
                      substantially in the form contained in the Plan Supplement, pursuant to which the
                      Prisma Trust Board and the Prisma Trustee shall manage, administer, operate and liquidate the assets contained in the Prisma Trust and distribute the proceeds thereof or the Prisma Common Stock.

Prisma Trust Board    In the event that the Prisma Trust is created, the persons selected by the Debtors,         Disclosure
                      after consultation with the Creditors' Committee, and appointed by the Bankruptcy           Statement: A-67
                      Court, or any replacements thereafter selected in accordance with the provisions of the
                      Prisma Trust Agreement.

Prisma Trustee        In the event that the Prisma Trust is created, Stephen Forbes Cooper, LLC or such           Disclosure
                      other Entity appointed by the Prisma Trust Board and approved by the Bankruptcy Court       Statement: A-67
                      to administer the Prisma Trust in accordance with the provisions of Article XXIV of the Plan and the Prisma Trust Agreement.

RAC                   The Risk Assessment and Control Group for the Enron Companies.                              Disclosure
                                                                                                                  Statement A-68

Remaining Asset       One or more Entities, if jointly determined by the Debtors and, provided that the           Disclosure
Trust(s)              Creditors' Committee has not been dissolved in accordance with the provisions of            Statement: A-69
                      Section 33.1 of the Plan, the Creditors' Committee, to be created on or after the
                      Confirmation Date, but in no event later than the date on which the Litigation Trust is created, occurs in accordance with the provisions of Article XXV of the Plan and the Remaining Asset Trust Agreement(s) for the benefit of holders of Allowed General
                      Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims and such other Allowed Claims and Allowed Equity Interests in accordance with the terms and provisions of the Plan.

Remaining Assets      From and after the Effective Date, all Assets of the Reorganized Debtors; provided,         Disclosure
                      however, that, under no circumstances, shall "Remaining Assets" include (a) Creditor        Statement: A-69
                      Cash on the Effective Date, (b) the Litigation Trust Claims, (c) the Special
                      Litigation Trust Claims, (d) the Plan Securities and (e) claims and causes of action subject to the Severance Settlement Fund Litigation.

Reorganized           The Debtors, other than the Portland Debtors, from and after the Effective Date.            Disclosure
Debtors                                                                                                           Statement: A-70

Reorganized           The respective by-laws of the Reorganized Debtors, including                                Disclosure

Debtors By-laws       Reorganized Enron, which by-laws shall be in form and substance satisfactory to the         Statement: A-70
                      Creditors' Committee and in substantially the form included in the
                      Plan Supplement.

Reorganized           The respective Certificates of Incorporation of the Debtors, which certificates of          Disclosure
Debtors               shall be in form and substance satisfactory to the Creditors' Committee and in              Statement: A-70
Certificate of        substantially the form included in the Plan Supplement.
Incorporation

Reorganized           Stephen Forbes Cooper, LLC, retained, as of the Effective Date, by the Reorganized          Disclosure
Debtor Plan           Debtors as the employee responsible for, among other things, the matters described in       Statement: A-70
Administrator         Section 36.2 of the Plan.

Reorganized           The Portland Debtors, from and after the Effective Date.                                    Disclosure
Portland                                                                                                          Statement: A-70
Debtors

Ratable Advance       A borrowing (i) made by the Lenders on the same Borrowing Date, or (ii) converted or        Portland General
                      continued by the Lenders on the same date of conversion or continuation, consisting         Credit Agreement
                      in either case, of the aggregate amount of the several Ratable Loans of the same type and, in the case of Eurodollar Ratable Loans, for the same interest period.

Reserve               With respect to an Interest Period, the maximum aggregate reserve requirement (including
Requirement           all basic, supplemental, marginal and other reserves) which is imposed under Regulation
                      D on Eurocurrency liabilities.

S&P                   Standard & Poor's, a division of The McGraw-Hill Companies, Inc.                            Disclosure
                                                                                                                  Statement: A-71

Second Amended        The Second Amended and Restated Revolving Credit and Guaranty Agreement dated as of         Disclosure
DIP Credit            May 9, 2003, by and among Enron, as borrower, each of the direct or indirect                Statement: A-72
Agreement             subsidiaries of Enron party thereto, as guarantors, the DIP Lenders, JPMCB and Citicorp, as co-administrative agents, Citicorp, as paying agent, and JPMCB, as collateral agent.

Secured Claim         A Claim against the estates of the Debtors (a) secured by a lien on Collateral or (b)       Disclosure
                      subject to setoff under section 553 of the Bankruptcy Code, to the extent of the            Statement: A-73
                      value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code or as otherwise agreed to, in writing, by the (1) Debtors and the holder of such Claim, subject to the consent of the Creditors' Committee, or (2) the Reorganized Debtors
                      and the holder of such Claim, as the case may be; provided, however, that, to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as a General Unsecured Claim

                      unless, in any such case, the Class of which such Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such
                      Claim treated as a Secured Claim to the extent allowed.

Securities Act        Securities Act of 1933.                                                                     Disclosure
                                                                                                                  Statement: A-73

Severance             Those claims and causes of action arising from and relating to the payment of the           Disclosure
Settlement Fund       Employee Prepetition Stay Bonus Payments to certain of the Debtors' employees, which        Statement: A-74
Litigation            claims and causes of action were assigned to the Employee Committee pursuant to the
                      Severance Settlement Order, including, without limitation, the claims and causes of action which are the subject of litigation styled (a) Theresa A. Allen et al. v.
                      Official Employment-Related Issues Committee; Enron Corp.; Enron North America Corp.;
                      Enron Net Works, L.L.C., Adversary Proceeding No. 03-02084-AJG, currently pending in the Bankruptcy Court, (b) Official Employment-Related Issues Committee of Enron
                      Corp., et al. v. John D. Arnold, et al., Adversary Proceeding No. 03-3522, currently pending in the United States Bankruptcy Court for the Southern District of Texas, (c)
                      Official Employment-Related Issues Committee of Enron Corp., et al. v. James B.
                      Fallon, et al., Adversary Proceeding No. 03-3496, currently pending in the United
                      States Bankruptcy Court for the Southern District of Texas, (d) Official
                      Employment-Related Issues Committee of Enron Corp., et al. v. Jeffrey McMahon,
                      Adversary Proceeding No. 03-3598, currently pending in the United States Bankruptcy
                      Court for the Southern District of Texas, and (e) Official Employment-Related Issues
                      Committee of Enron Corp. v. John J. Lavorato, et al., Adversary No. 03-3721,
                      currently pending in the United States Bankruptcy Court for the Southern District of
                      Texas.

Special Litigation    The Entity, if jointly determined by the Debtors and, provided that the Creditors'          Disclosure
Trust                 Committee has not been dissolved in accordance with the provisions of Section 33.1 of       Statement: A-76
                      the Plan, Creditors' Committee, to be created on or prior to December 31st of the calendar year in which the Effective Date occurs, unless such date is otherwise extended by the Debtors and the Creditors' Committee, in their joint and absolute discretion and by notice filed with the Bankruptcy Court, in accordance with the provisions of Article XXIII of the Plan and the Special Litigation Trust Agreement
                      for the benefit of holders of Allowed Claims against Enron in accordance with the terms and provisions of Article XXIII of the Plan.

Special Litigation    All claims and causes of action of the Debtors or Debtors in Possession, if any, that       Disclosure
Trust Claims          asserted, or which may be asserted, by or on behalf of the Debtors or the Debtors'          Statement: A-77
                      estates (i) in the Montgomery County Litigation

                      (solely with respect to claims and causes of action against insiders or former insiders of the Debtors), (ii) of the same nature against other of the Debtors' current or former insiders and such other Entities as may be described in the Plan Supplement and
                      (iii) arising under or pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code against the Entities referenced in subsections (i) and (ii)
                      above; provided, however, that under no circumstances, shall such claims and causes of action include (a) Litigation Trust Claims to be prosecuted by the Litigation Trust, the Debtors or Reorganized Debtors, as the case may be, and (b) any claims and causes of action waived and released in accordance with the provisions of Sections 28.3 and
                      42.6 of the Plan, and, provided, further, that, in the event that the Debtors and the
                      Creditors' Committee jointly determine not to form the Special Litigation Trust, the claims and causes of action referred to in clauses (i), (ii) and (iii) above shall be deemed to be Assets of Enron, notwithstanding the inclusion of Enron and other Debtors or their estates as a plaintiff in such litigation and with the execution and delivery of any additional documents or the entry of any order of the Bankruptcy Court or such other court of competent jurisdiction.

Subordinated          A Section 510 Enron Senior Notes Claim, a Section 510 Enron Subordinated Debenture          Disclosure
Claim                 Claim, a Section 510 Enron Preferred Equity Interest Claim, a Section 510 Enron             Statement: A-78
                      Common Equity Interest Claim, a Penalty Claim, an Enron TOPRS Subordinated Guaranty
                      Claim or an Other Subordinated Claim.

Transwestern          Transwestern Holding Company, Inc.                                                          Disclosure
                                                                                                                  Statement: A-80

Treasury              Regulations promulgated by the U.S. Department of Treasury pursuant to the IRC.             Disclosure
Regulations                                                                                                       Statement: A-80

Unsecured Claim       Any Claim against the Debtors, other than an Administrative Expense Claim, a Secured        Disclosure
                      Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Subordinated Claim, or a           Statement: A-81
                      Convenience Claim.

                     SEC ORDER REGARDING OMNIBUS APPLICATION



                                       DD

                                                                     SCHEDULE DD

SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35-27809; 70-10200)

ENRON CORP., ET AL.

MEMORANDUM OPINION AND ORDER AUTHORIZING EXTERNAL AND INTRASYSTEM FINANCING AND RELATED TRANSACTIONS; AUTHORIZING SERVICE AGREEMENTS; AND RESERVING JURISDICTION

MARCH 9, 2004

         Enron Corp. ("Enron") Houston, Texas, a public-utility holding company, on its behalf and on behalf of its subsidiaries, including Portland General Electric Company ("Portland General"), Portland, Oregon, a public-utility company (collectively, "Applicants"),(1) have filed an application-declaration, as amended ("Application") with the Securities and Exchange Commission ("Commission") under sections 6(a), 7, 9(a), 10, 12, and 13 of the Public Utility Holding Company Act of 1935, as amended ("Act"), and rules 16, 42-46, 52-53, 54, 80-87, 90-91 under the Act.

         Applicants request authority for certain financing, nonutility corporate reorganizations, dividend, affiliate sales of goods and services and other transactions needed to allow the Applicants to continue their businesses as both debtors in possession in bankruptcy and non-debtors. Such authority is requested commencing on the effective date of an order issued in this matter and ending the earlier of the deregistration of Enron and July 31, 2005 ("Authorization Period"). The Commission issued a notice of the Application on February 6, 2004 (Holding Co. Act Release No. 27799). No request for a hearing was received.


----------------------
(1) Applicants include both debtor and non-debtor subsidiaries of Enron. All capitalized terms not defined in the text of this order ("Omnibus Order") are defined in the glossary (Exhibit A) to the Omnibus Order.

I.       INTRODUCTION

         A.       ENRON AND ITS SUBSIDIARIES

         Enron is a public-utility holding company within the meaning of the Act by reason of its ownership of all of the outstanding voting securities of Portland General, an Oregon electric public-utility company. From 1985 through mid-2001, Enron grew from a domestic natural gas pipeline company into a large global natural gas and power company. Headquartered in Houston, Texas, Enron and its subsidiaries historically provided products and services related to natural gas, electricity, and communications to wholesale and retail customers. As of December 2001, the Enron companies employed approximately 32,000 individuals worldwide. The Enron companies were principally engaged in (a) the marketing of natural gas, electricity and other commodities, and related risk management and finance services worldwide, (b) the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors, (c) the generation, transmission, and distribution of electricity to markets in the northwestern United States, (d) the transportation of natural gas through pipelines to markets throughout the United States, and (e) the development, construction, and operation of power plants, pipelines, and other energy-related assets worldwide.

         B.       STATUS OF ENRON UNDER THE ACT

         Enron became a public-utility holding company when it acquired Portland General in 1997. Enron originally claimed exemption from registration under section 3(a)(1) of the Act by filings pursuant to rule 2. Enron subsequently filed two applications for exemption, one requesting an order under section 3(a)(1) of the Act and the other seeking an exemption by order under section 3(a)(3) or section 3(a)(5) of the Act. By order dated December 29, 2003, the Commission denied the requests for exemption. Enron subsequently filed an application for exemption under section 3(a)(4) of the Act on behalf of itself and two other entities. This application, as it related to Enron but not the other two applicants, was set for hearing by order of the Commission dated January 14, 2004.

         In the last quarter of 2001, the Enron companies lost access to the capital markets, both debt and equity, and had insufficient liquidity and financial resources to satisfy their current financial obligations. On December 2, 2001, Enron and certain of its subsidiaries each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"). As of today, one hundred eighty (180) Enron-related entities have filed voluntary petitions. Under sections 1107 and 1108 of the Bankruptcy Code, Enron and its subsidiaries that have filed voluntary petitions ("Debtors") continue to operate their businesses and manage their properties as debtors in possession. Portland General, Enron's sole public-utility subsidiary company, is not in bankruptcy. Many other Enron companies that are operating companies have not filed bankruptcy petitions and continue to operate their businesses.

         Enron and the Commission's Division of Investment Management have held discussions regarding the registration of Enron as a public-utility holding company under section 5 of the Act, the Debtors' fifth amended plan (the "Plan"), the solicitation of votes accepting or rejecting the Plan, and various transactions in furtherance of the Chapter 11 Cases that may require Commission authorization under the Act, if Enron were a registrant under the Act. In addition, Enron has proposed a comprehensive settlement of the exemption application in Admin. Proc. File No. 3-11373.

         In a companion filing with the Commission noticed on February 6, 2004 ("Plan Application"), Applicants request an order: (i) approving the Plan under section 11(f) of the Act; (ii) issuing a report on the Plan under section 11(g) of the Act; and (iii) authorizing Debtors under rules 60 and 62-64 to continue the Bankruptcy Court's authorized solicitation of votes of the Debtors' creditors for acceptances or rejections of the Plan and to make available to creditors a report on the Plan, as prescribed in section 11(g) of the Act.(2)

         It is intended that the Commission's authorization of both applications would give the Enron group companies sufficient authorization under the Act to solicit creditor votes for the Plan, obtain the confirmation of the Plan before the Bankruptcy Court, implement the Plan, and conduct business within the parameters specified in the Application, pending the confirmation and full implementation of the Plan.(3) The Plan Application and the Omnibus Application and the orders approving them are predicated on Enron registering under the Act prior to or simultaneously with the Commission's issuances of the requested orders.

----------------------
(2) Holding Co. Act Release No. 27800 (notice of the Plan Application).

(3) Applicants submit that, in accordance with existing projections, existing Enron common stock and preferred stock are highly unlikely to receive any distributions pursuant to the Plan. However, the Plan provides Enron stockholders with a contingent right to receive a recovery in the event that the total amount of Enron's assets, including recoveries in association with litigation and the subordination, waiver or disallowance of Claims in connection therewith, exceeds the total amount of Allowed Claims against Enron. No distributions will be made in accordance with the Plan to holders of equity interests unless and until all unsecured claims are fully satisfied.

         If, as proposed under the Plan, Enron sells the common stock of Portland General to an unaffiliated purchaser or distributes the stock to the Debtors' creditors or to a trust, Enron would deregister as a holding company upon the completion of the transaction. Enron will file a separate application with the Commission to seek authorization under section 12(d) of the Act for the sale of Portland General to a third party or the distribution of the common stock of Portland General to creditors or to a trust.

         C.       THE CHAPTER 11 CASES

         The Debtors have been engaged, since the commencement of the chapter 11 cases, in the rehabilitation and disposition of their assets to satisfy the claims of creditors. The Debtors have been consolidating, selling businesses and assets, dissolving entities and simplifying their complex corporate structure. The Debtors also have been involved in the settlement of numerous contracts related to wholesale and retail trading of various commodities. The Debtors are holding cash from prior sales pending distribution under a chapter 11 plan and are positioning other assets for sale or other disposition. In this process, hundreds of corporations have been or will be liquidated. Eventually, substantially all of the Debtors, including Enron, will be liquidated.

         The Debtors have worked with the Official Committee of Unsecured Creditors appointed in the Debtors' chapter 11 cases (the "Creditors' Committee"), the examiner appointed by the Bankruptcy Court with respect to the chapter 11 case of Enron North America Corp. ("ENA") and individual creditor groups to formulate a chapter 11 plan. On July 11, 2003, the Debtors filed a joint chapter 11 plan and a related disclosure statement which documents were subsequently amended several times. On January 12, 2004, the Debtors filed the Plan and a related amended disclosure statement with the

Bankruptcy Court.(4) A hearing to consider the adequacy of the information contained in the disclosure statement was held commencing on January 6, 2004. On January 9, 2004, the Bankruptcy Court issued two orders approving the disclosure statement for the Plan, establishing voting procedures and ordering the solicitation of votes approving or rejecting the Plan.

         The Plan provides for the appointment of a Reorganized Debtor Plan Administrator ("Administrator") on the Effective Date for the purpose of carrying out the provisions of the Plan. Under the Plan, the Administrator would be Stephen Forbes Cooper, LLC, an entity headed by Stephen Forbes Cooper, Enron's Acting President, Acting Chief Executive Officer and Chief Restructuring Officer. In accordance with the Plan, the Administrator shall be responsible for implementing the distribution of the assets in the Debtors' estates to the creditors, including, without limitation, the divestiture of Portland General common stock or the sale of that stock followed by the distribution of the proceeds to the Debtors' creditors and, possibly, equity interest holders. In addition, pursuant to the Plan, as of the Effective Date, the Reorganized Debtors will assist the Administrator in performing the following activities:
(a) holding the Operating Entities, including Portland General, for the benefit of creditors and providing certain transition services to such entities, (b) liquidating the Remaining Assets, (c) making distributions to creditors pursuant to the terms of the Plan, (d) prosecuting Claim objections and litigation, (e) winding up the Debtors' business affairs, and (f) otherwise implementing and effectuating the terms and provisions of the Plan.

----------------------
(4) The Plan and related disclosure statement are available at www.enron.com and are included as exhibits to this Application.

II.      PORTLAND GENERAL

         A.       BACKGROUND

         As stated, Portland General is not a Debtor in the Chapter 11 Cases. Enron became a public-utility holding company when it acquired Portland General in 1997. Portland General is engaged in the generation, purchase, transmission and distribution and retail sale of electricity in Oregon. It also sells wholesale electric energy to utilities, brokers and power marketers throughout the western U.S.

         The Oregon Public Utility Commission ("OPUC") regulates Portland General with respect to its rates, terms of service financings, affiliate transactions and other aspects of its business. The Federal Energy Regulatory Commission ("FERC") regulates its activities in the interstate wholesale power markets. In addition, Portland General may issue stocks, bonds, notes, or other evidences of indebtedness only with the prior approval of the OPUC and can use the proceeds only for the purpose specified in the OPUC order authorizing the issue.

         As of the end of the September 30, 2003, fiscal quarter, Portland General had 52% common stock equity as a percentage of total capitalization. Portland General's secured and unsecured debt ratings are presently investment grade from both Moody's Investors Service and Standard and Poor's. Fitch Ratings rates Portland General's secured debt at investment grade and unsecured debt at below investment grade.

         B.       INSULATION FROM ENRON

         Applicants state that in all material respects Portland General maintains a separate business from Enron. Among other things, Portland General maintains books and records separate from Enron; maintains bank accounts separate from Enron; does not commingle its assets with those of Enron; manages cash separately; holds all of its assets in its own name; conducts its own business in its own name; prepares and maintains separate financial statements; shows its assets and liabilities separate and apart from those of Enron; pays its own liabilities and expenses only out of its own funds; observes all corporate and other organizational formalities; maintains an arm's length relationship with Enron and enters into transactions with Enron only as permitted by state and federal authorities; pays the salaries of its own employees from its own funds; does not guarantee or become obligated for the debts of Enron; does not hold out its credit as available to satisfy the obligations of Enron; uses separate stationery, invoices and checks bearing its own name; does not pledge its assets for the benefit of Enron; maintains its own pension plan; holds itself out solely as a separate entity; corrects any known misunderstanding regarding its separate identity; does not identify itself as a division of Enron; and maintaining adequate capital in light of its contemplated business operations. Portland General, Enron and other affiliates have, however, filed consolidated tax returns and utilized tax-sharing arrangements that are commonly utilized by affiliated corporations that file consolidated tax returns.

         In an effort to preserve Portland General's credit rating, a bankruptcy remote structure was created.(5) In addition, a number of restrictions were put in place with the approval of OPUC at the time of Enron's acquisition of Portland General in 1997. Among other things, Portland General may not make any equity distribution to Enron that would cause Portland General's equity capital to fall below forty-eight percent (48%) of Portland General's total capital without OPUC approval.(6) Portland General has not paid cash dividends to Enron since the second quarter of 2001. Enron is required to disclose to the OPUC on a timely basis (as defined in the condition) its intent to transfer more than five percent of Portland General's retained earnings over a six-month period (60 days before beginning the transfer), its intent to declare a special cash dividend from Portland General (30 days before the declaration); and its most recent quarterly common stock cash dividend payment (30 days after the declaration). Issuance of short-term debt does not require OPUC approval but does require the approval of the FERC. After the registration of Enron, such issuances would also require approval of this Commission.

----------------------
(5) This structure requires the affirmative vote of an independent shareholder who holds a share of limited voting junior preferred stock of Portland General before Portland General can be placed into bankruptcy unilaterally by Enron, except in certain carefully prescribed circumstances in which the reason for the bankruptcy is to implement a transaction pursuant to which all of Portland General's debt will be paid or assumed without impairment.

(6) This obligation is set forth as condition 6 of the stipulation attached as Appendix A and made part of OPUC Order No. 97-196 (the "Enron Merger Order") issued in docket UM 814, the Matter of the Application of Enron Corp. for an Order Authorizing the Exercise of Influence over Portland General Electric Company.

         C.       PROPOSED SALE

         Enron has entered into an agreement to sell its only public-utility subsidiary, Portland General. The Plan also provides that Portland General would be sold or, in the event such transaction cannot be consummated, distributed to creditors as soon as requisite consents can be obtained. As a possible intermediate step, the common stock of Portland General may be contributed to a trust ("PGE Trust")(7) that may be formed by December 31, 2004. As noted previously, Enron will file a separate application with the Commission to seek authorization under section 12(d) of the Act for the sale of Portland General to a third party or the distribution of the common stock of Portland General to creditors or to a trust.(8)

         III.     REQUESTED AUTHORITY(9)

         In addition to the sale of Portland General, other key aspects of the Plan include the formation of two holding companies: Prisma Energy International Inc. ("Prisma") and CrossCountry Energy Corp. ("CrossCountry").

----------------------
(7) There may be an adjustment in the number of Portland common shares prior to contribution to the PGE Trust and in all events prior to distribution to creditors. If the Portland General common stock is distributed to creditors rather than sold as described in this Application, it is intended that the current Portland General shares of common stock will be canceled and 80 million shares of new Portland General common stock will be authorized and approximately
62.5 million shares issued pursuant to the Plan, in each case, representing 100% of the common equity of Portland General.

(8) The requested order in this filing would not authorize those transactions.

(9) Financing parameters that pertain to Portland General are discussed in section III.C.6 of this order; financing parameters that pertain to financings other than those of Portland General are generally discussed in section IV.A. of this order.

         A.       PRISMA

         Prisma, a Cayman Islands limited liability company, was organized on June 24, 2003, for the purpose of acquiring the Prisma Assets, which include equity interests in certain international energy infrastructure businesses that are indirectly owned by Enron and certain of its affiliates, intercompany loans to the businesses held by affiliates of Enron, and contractual rights held by affiliates of Enron. Enron and its affiliates will contribute the Prisma Assets to Prisma in exchange for shares of Prisma Common Stock commensurate with the value of the Prisma Assets contributed.

         Prisma, Enron, and its affiliates also expect to enter into certain ancillary agreements, which may include a new Transition Services Agreement, a tax allocation agreement ("Prisma Tax Allocation Agreement") and a license agreement ("Prisma Cross License Agreement"). As approved by the Bankruptcy Court, Enron and its affiliates entered into four separate Transition Services Agreements, pursuant to which such employees will continue to supervise and manage the Prisma Assets and other international assets and interests owned or operated by Enron and its affiliates. The ancillary agreements, together with the Prisma Contribution and Separation Agreement, will govern the relationship between Prisma and Enron and its affiliates subsequent to the contribution of the Prisma Assets, provide for the performance of certain interim services, and define other rights and obligations until the distribution of shares of capital stock of Prisma pursuant to the Plan or the sale of the stock to a third party. In addition, the Prisma Contribution and Separation Agreement or the ancillary agreements are expected to set forth certain shareholder protection provisions with respect to Prisma and may contain indemnification obligations of the Prisma Enron Parties.

         No operating businesses or assets have been transferred to Prisma at this time; however, subject to obtaining requisite consents, the Debtors intend to transfer the businesses described above to Prisma, either in connection with the Plan or at such earlier date as may be determined by Enron and approved by the Bankruptcy Court.

         Prisma will be an energy infrastructure company engaged in the generation and distribution of electricity, the transportation and distribution of natural gas and liquefied petroleum gas, and the processing of natural gas liquids. Applicants intend that Prisma will certify as a foreign utility company ("FUCO") under section 33 of the Act prior to the transfer of the businesses described above to Prisma.

         Applicants state that certain indemnification agreements between the Enron group(10) companies in connection with the contribution of the Prisma Assets would constitute the extension of credit among associate companies and require Commission authorization under section 12(b) of the Act and rule 45(a) under the Act. In addition, Applicants state that the Prisma Tax Allocation Agreement to be entered into among Prisma and its subsidiaries and Enron would comply with the requirements of rule 45(c) under the Act in all material respects, except that it would permit Enron to receive payment from the subsidiaries filing jointly with Enron for the value of any net operating losses or other tax attributes that resulted in a reduction in the consolidated tax, ratably with any other Enron subsidiary also contributing such tax benefits to the consolidated tax group. Accordingly, Applicants seek authorization to enter into indemnification agreements and the Prisma Tax Allocation Agreement in connection with the formation of Prisma, as authorized by the Bankruptcy Court and as described above.

----------------------
(10) "Enron group" includes all of Enron's subsidiaries, whether or not they are Debtors.

         B.       CROSS COUNTRY

         CrossCountry was incorporated in the State of Delaware on May 22, 2003. On June 24, 2003, CrossCountry and the CrossCountry Enron Parties entered into the original CrossCountry Contribution and Separation Agreement providing for the contribution of Enron's direct and indirect interests in its interstate pipelines and other related assets to CrossCountry. On September 25, 2003, the Bankruptcy Court issued an order approving the transfer of the pipeline interests and the related assets from the CrossCountry Enron Parties to CrossCountry and other related transactions, pursuant to the original CrossCountry Contribution and Separation Agreement.(11)

         Under the Amended and Restated Contribution and Separation Agreement, Enron and certain of its affiliates will contribute their ownership interests in certain gas transmission pipeline businesses and certain nonutility service companies to CrossCountry Energy LLC ("CrossCountry LLC") in exchange for equity interests in CrossCountry LLC.(12) The closing of the transactions contemplated by the Amended and Restated Contribution and Separation Agreement is expected to occur as soon as possible. It is anticipated that, following confirmation of the Plan and prior to the CrossCountry distribution date, the equity interests in CrossCountry LLC will be

----------------------
(11) That order contemplates that the parties may make certain modifications to the original Contribution and Separation Agreement. The parties have negotiated an Amended and Restated Contribution and Separation Agreement that incorporates certain changes to the original Contribution and Separation Agreement, including the substitution of CrossCountry Energy LLC ("CrossCountry LLC") in place of CrossCountry as the holding company owning the pipeline interests.

(12) Pursuant to the Amended and Restated Contribution and Separation Agreement, Enron, Enron Operation, LP, and Enron Transportation Services Company would contribute their interests in Northern Plain Natural Gas Company, Citrus Corp., CGNN Holding Company, Inc. and their respective pipelines to CrossCountry exchanged for equity interests in CrossCountry Distributing Company in the CrossCountry transaction. As a result of the CrossCountry transaction, CrossCountry Distributing Company will obtain direct or indirect ownership in the Pipeline Businesses and certain service companies described below.

         Applicants maintain that the contribution of the interests in the gas pipeline businesses to CrossCountry LLC under the Amended and Restated Contribution and Separation Agreement, in exchange for equity interests in CrossCountry LLC, would be exempt capital contributions under rule 45(b)(4) under the Act. Applicants state that the agreements among companies in the Enron group to indemnify other Enron group companies in connection with the contribution of these businesses and the financing of the CrossCountry entities constitute extensions of credit among associate companies under section 12(b) of the Act and rule 45(a) under the Act. In addition, the Amended and Restated Contribution and Separation Agreement contemplates that a tax allocation agreement ("CrossCountry Tax Allocation Agreement") would be entered into among CrossCountry and its subsidiaries and Enron. Applicants state that the CrossCountry Tax Allocation Agreement would comply with the requirements of rule 45(c) under the Act in all material respects, except that it would permit Enron to receive payment from the subsidiaries filing jointly with Enron for the value of any net operating losses or other tax attributes that resulted in a reduction in the consolidated tax, ratably with any other Enron subsidiary also contributing such tax benefits to the consolidated tax group.

         Therefore, Applicants seek authorization to enter into the CrossCountry Transaction consistent with the authorization granted by the Bankruptcy Court and with the terms and conditions of the Amended and Restated Contribution and Separation

Agreement, including, but not limited to, the indemnification agreements, the Tax Allocation Agreement, and related financing transactions in connection with the formation of CrossCountry, as authorized by the Bankruptcy Court and as described above.

         C.       OTHER FINANCING TRANSACTIONS

                  1.       DEBTOR-IN-POSSESSION ("DIP") FINANCING ARRANGEMENTS

         On December 2, 2001, Enron entered into a DIP Credit Agreement with several banks to provide a debtor-in-possession credit facility of $1.5 billion and a letter of credit sub-facility up to the amount of the aggregate available commitment. On December 4, 2001, the Bankruptcy Court entered the Interim DIP Order approving the DIP Credit Agreement on an interim basis and authorizing borrowings and issuances of letters of credit in an amount up to $250 million. The Debtors subsequently determined that, with the exception of the letters of credit, they did not foresee the need to borrow funds in the form or manner as contemplated by the DIP Credit Agreement. Accordingly, the Debtors sought to amend the DIP Credit Agreement, and on July 2, 2002, the Bankruptcy Court entered an order authorizing the Debtors to obtain post-petition financing through letters of credit only, pursuant to the Amended DIP Credit Agreement.

         The Amended DIP Credit Agreement essentially permitted the Debtors to obtain up to $250 million in letter-of-credit financing, including a sub-limit of $50 million for the issuance of letters of credit, for the benefit of non-Debtor associates, and to use such letters of credit in the operation of their respective businesses. Pursuant to the terms of the Amended DIP Credit Agreement, Enron deposited $25 million in a letter-of-credit cushion account maintained at the offices of JP Morgan Chase Bank ("JPMCB"), and each Debtor for whose benefit a letter of credit is to be issued must place cash collateral in an amount equal to 110% of the face amount of such letter of credit in a separate account maintained at the offices of JPMCB. The Amended DIP Credit Agreement does not require the Debtors to incur any new fees beyond those originally required under the DIP Credit Agreement. The Amended DIP Credit Agreement was scheduled to terminate on June 3, 2003.

         On May 8, 2003, the Bankruptcy Court entered an order approving the extension of the Debtors' post-petition financing, pursuant to the Second Amended DIP Credit Agreement. The extension decreases the aggregate amount available for letters of credit to $150 million, increases the sub-limit for letters of credit issued for the benefit of non-Debtor associates to $65 million, decreases the amount deposited by Enron in the letter-of-credit cushion account to $15 million, and decreases JPMCB's and Citicorp's annual fees as collateral agent and paying agent, respectively, to $200,000 each. The Second Amended DIP Credit Agreement is scheduled to terminate on June 3, 2004. Enron paid an extension fee to the DIP Lenders in an amount equal to 0.20% of the aggregate amount available under the Second Amended DIP Credit Agreement. In addition, the Second Amended DIP Credit Agreement provides that Enron would pay a letter of credit fee of 150 basis points on the issued amount of any letter of credit, a commitment fee on the undrawn balance of the letter of credit facility of 50 basis points, a fronting fee on the issued amount of any letter of credit of 25 basis points and an applicable margin on unreimbursed letters of credit of 50 basis points. Enron has four letters of credit outstanding under the Second Amended DIP Credit Agreement in the approximate aggregate amount of $24.5 million. Applicants seek Commission authorization to continue to obtain letters of credit, or to extend the maturity of previously issued letters of credit, up to an aggregate amount of $150 million under the Second Amended DIP Credit Agreement, as now in effect or as it may subsequently be amended or extended by order of the Bankruptcy Court through The Authorization Period. Applicants also request authorization for additional debtors to become guarantors under the agreement when the Bankruptcy Court enters an applicability order with respect to such debtor making the provisions of the Second Amended DIP Credit Agreement applicable to such entity.

                  2.       PRE-PETITION LETTERS OF CREDIT

         In a limited number of instances, the Debtors may be obligated on reimbursement agreements in connection with certain letters that are still outstanding and which the issuing bank may choose to extend, without the consent or involvement of a Debtor. This renewal is beyond the control of the Debtors and the Debtors do not take any affirmative action in connection with such renewal. Absent such a renewal, the beneficiary of the letter of credit would have a right to draw on the letter of credit, to the detriment of both the lender that issued the letter of credit and the Debtors who have a pre-petition reimbursement obligation to such lenders. To the extent necessary, Applicants seek Commission authorization for such involuntary extension of the maturity of any such letter of credit.

                  3.       ENRON CASH MANAGEMENT

         Enron has managed its cash on a centralized basis with funds loaned to or from Enron and to subsidiaries. On February 25, 2002, after notice and a two-day evidentiary hearing, the Bankruptcy Court entered the Amended Cash Management Order, which was proposed by the Creditors' Committee with the consent of the Debtors. The Amended Cash Management Order authorizes the Debtors to continue using their centralized cash management system, subject to certain amendments. The amendments include, without limitation, a grant of adequate protection for intercompany transfers in the form of superpriority Junior Reimbursement Claims or Junior Liens.

         Such Junior Reimbursement Claims and Junior Liens are junior and subject and subordinate only to the superpriority claims and liens granted to the DIP Lenders and their agent in respect of the Debtors' DIP obligations, and thus provide extensive protections to the Debtors and their creditors. The rate for notes entered into in connection with such loans bear interest at the rate of one-month London Interbank Offered Rate ("LIBOR") plus 250 bases points, measured on the first day of the month.

         Although the Debtors are not substantively consolidated under chapter 11, for purposes of administering the estate and resolving the claims against the Debtors, the Debtors' chapter 11 cases are jointly administered and a global compromise and settlement has been reached among the Debtors, the ENA Examiner and the Creditors' Committee to treat the Enron group as a whole for some purposes.

         Applicants seek Commission authorization to continue to borrow and lend funds between associate companies in accordance with the Amended Cash Management Order, as such order may be amended by the Bankruptcy Court. Portland General is not a lender to Enron or any other Enron group company under the Amended Cash Management Order or otherwise, and will not make loans under the authorization requested herein.

                  4.       PORTLAND GENERAL CASH MANAGEMENT AGREEMENTS

         Portland General has entered into agreements with its wholly owned subsidiaries for cash management. Under the agreements, Portland General periodically transfers from the bank accounts of each subsidiary any cash held in the subsidiary's bank account. If the subsidiary has cash needs in excess of any amount remaining in the account, upon request, Portland General transfers the required amount into the subsidiary's bank account. Portland General does not pay interest on the amounts transferred from a subsidiary's account unless the closing balance of the amount transferred at the end of any month exceeds $500,000. Any interest paid is at an annual rate of 3% and is retained by Portland General until returned to the subsidiary to meets its cash needs. All administrative expenses are borne by Portland General. Portland General seeks authorization to continue to perform under such cash management agreements.

                  5. GLOBAL TRADING CONTRACT AND ASSETS SETTLEMENT AND SALES AGREEMENTS

         Certain settlement agreements and asset sales entered into by Enron and its subsidiaries may involve extensions of credit among associate companies subject to section 12(b) of the Act and rule 45(a) under the Act. Enron's subsidiaries were extensively engaged in the retail and/or wholesale trading in various commodities including, among other things, energy, natural gas, paper pulp, oil and currencies. Subsequent to the bankruptcy filings, these companies now are engaged in settling these contracts with unaffiliated counterparties under a settlement process approved by both the Creditors' Committee and the Bankruptcy Court.

         In addition, asset or stock sale agreements may be entered into between Enron and/or its subsidiaries and unaffiliated counterparties, involving extensions of credit among associate companies, guarantees, and indemnifications. Accordingly, Applicants seek to continue to execute settlement agreements and asset or stock sale agreements.(13)

                  6.       PORTLAND GENERAL SHORT-TERM FINANCING

         Upon Enron's registration under the Act, Commission authorization would be required for Portland General to issue debt with a maturity of less than one year. Such securities are not required to be authorized by OPUC and the exemption provided by rule 52(a), therefore, would not be applicable.(14)

         Portland General requests authorization to issue short-term debt in accordance with an existing short-term revolving credit facility with certain banks under the terms and conditions described below. In addition, Portland General requests authorization, through The Authorization Period, to issue short-term debt in the form of institutional borrowings, bid notes and commercial paper, as necessary to supplement or replace the short-term revolving credit facility. Portland General also requests authorization to issue letters of credit to provide credit support for trading contracts and other uses.

         All issuances of short-term debt would not exceed $350 million in aggregate principal amount outstanding. Pricing and other terms at the time of issuance will be comparable to issuances by companies with comparable credit ratings and credit profile with respect to debt having similar maturities. In addition, Portland General will not issue any additional short-term debt if Portland General's common stock equity as a

----------------------
(13) Any settlement or sale proceeds or costs aggregated as a result of a settlement will be allocated among the Enron group companies as required by the Bankruptcy Court. To the extent Portland General is engaged in a dispute over such a contract, it would resolve that matter independently, without participation of the Enron group companies.

(14) Portland General currently has FERC authorization to issue short-term debt up to $550 million.

percentage of total capitalization is less than 30%, after giving effect to the issuance. The effective cost of capital on short-term debt will not exceed competitive market rates available at the time of issuance for securities having the same or reasonably similar terms and conditions issued by similar companies of reasonably comparable credit quality; provided that in no event will the effective cost of capital on short-term debt exceed 500 basis points over the LIBOR.

         Portland General further commits that it would not issue short-term debt under the authorization requested herein unless, at the time of issuance,
(i) the security to be issued, if rated, is rated investment grade, and (ii) all outstanding securities of the issuer that are rated are rated investment grade, in each case by at least one nationally recognized statistical rating organization. Applicants request that the Commission reserve jurisdiction over the issuance by Portland General of any short-term securities that are rated below investment grade pending completion of the record.

         Under the terms of Portland General's $150 million 364-day revolving credit facility ("Facility"), Portland General currently has approximately $130 million available borrowing capacity. Portland General may borrow, repay and reborrow pursuant to the Facility for a period lasting through May 27, 2004. The Facility is secured by Portland General's first mortgage bonds. The security gives the lenders under the Facility pari passu status with Portland General's first mortgage bondholders.

         Portland General proposes to use funds raised under the short-term authorization requested in this Application for general corporate purposes, including (1) financing, in part, investments by, and capital expenditures of, Portland General, (2) financing the working capital requirements of Portland General, (iii) funding future investments in subsidiary companies, and (iv) repaying, redeeming, refunding or purchasing any securities issued by Portland General. As asserted previously, Portland General also may issue letters of credit to provide credit support for trading contracts and other uses, but would not use any financing authorized herein for businesses other than those conducted by Portland General and its subsidiaries. Portland General is restricted, without prior OPUC approval, from making dividend distributions to Enron that would reduce Portland General's common equity capital below 48% of total capitalization (excluding short-term borrowings).

         Portland General also seeks authorization to issue additional short-term debt generally in the form of, but not limited to, institutional borrowings, commercial paper and bid notes as may be necessary to replace, extend, rearrange, modify or supplement the Facility described above. Portland General may sell commercial paper, from time to time, in established U.S., Canadian or European commercial paper markets. Such commercial paper would be sold through agents at the discount rate or the coupon rate per annum prevailing at the date of issuance for commercial paper of comparable quality and maturities sold to commercial paper dealers generally.

         Portland General also may establish bank lines of credit, directly or indirectly through one or more financing subsidiaries. Loans under these lines will have maturities of less than one year from the date of each borrowing. Alternatively, if the notional maturity of short-term debt is greater than 364 days, the debt security will include put options at appropriate points in time to cause the security to be accounted for as a current liability under U.S. generally accepted accounting principles. Portland General also proposes to engage in other types of short-term financing generally available to borrowers with comparable credit ratings and credit profile, as it may deem appropriate in light of its needs and market conditions at the time of issuance, within the financing parameters detailed in the Application.

                  7.       FOREIGN ASSETS

         Enron's foreign pipeline, gas and electricity distribution and power generation assets typically have FUCO status or exempt wholesale generator ("EWG") status at the project level. Enron has prepared and filed, or is in the process of preparing, FUCO certifications to obtain FUCO status for the Enron holding companies that hold a number of these projects. Most of these holding companies were formed to hold assets along geographical lines (e.g., Enron South America LLC holds many of the Enron interests in South American projects).(15) Some Enron group companies, however, may be related to the business of Prisma, but may not qualify for FUCO status because they may not directly or indirectly own or operate foreign utility assets. Such companies may, for example, have loans outstanding to a FUCO or a subsidiary of a FUCO. In other cases, such as settlements or asset reorganizations, the securities of a FUCO may be acquired by Enron group companies.

         Accordingly, the Enron group companies request authorization under section 33(c) and rule 53(c) under the Act to issue new securities for the purpose of financing FUCOs (or to amend the terms of existing financings) and to acquire FUCO securities in connection with financings, settlements and reorganizations. Authorization to restructure

----------------------
(15) Many of the foreign assets will likely be transferred into Prisma. As indicated above, the shares of Prisma may be distributed to creditors in connection with the implementation of Enron's chapter 11 plan or Prisma may be sold and the proceeds will then be distributed to creditors.

or refinance existing FUCO investments would not be limited. Applicants also request that authorization for purposes of financing new investments in their existing FUCOs be limited to $100 million.

         Applicants assert that the proposed FUCO financing will not have a substantial adverse impact on the financial integrity of the Enron group and that the purpose of the proposed financings is not to invest significant additional sums in FUCOs, but to support existing FUCO projects to maximize their value for the Debtors' estate and to restructure existing financing arrangements as necessary to tailor each financing to the financial condition of the underlying assets. Applicants state that unsound financing that cannot be supported by the cash flow of underlying assets will be novated or restructured as appropriate and consistent with maximizing the value of the estate. Applicants state that the proposed financing is expected to have a positive impact on the financial condition of the Enron group. Applicants state that the proposed FUCO investment will not have an impact on Portland General.(16)

         D.       SALE OF NONUTILITY COMPANIES

         The Debtors, non-Debtor associates, and certain other related companies have completed a number of significant asset sales during the pendency of the chapter 11 cases, resulting in gross consideration to the Debtors' bankruptcy estates, non-Debtor associates, and certain other related companies aggregating approximately $3.6 billion. These asset sales have been completed by numerous Debtors, non-Debtor associates and other related companies. The sale proceeds have, in certain instances, been used to repay

----------------------
(16) Applicants have attached as an exhibit to the Application a letter dated June 23, 1997, in which OPUC states that it does not object to Enron's proposed FUCO investments and that such investments would not adversely affect Portland General.

indebtedness or other claims, and may be further subjected to a variety of claims from related and unrelated parties. In many instances, proceeds from these sales are segregated, or are in escrow accounts, and the distribution of such proceeds will require either consent of the Creditors' Committee or an order of the Bankruptcy Court.

         In most cases, the sale transactions are for all cash consideration. Some sales, however, may involve the acquisition of a security from the purchaser or the company being sold. A security would be accepted only when the transaction could not otherwise be negotiated for all cash consideration. For the most part, the Debtors would seek to convert securities into cash. Any security not converted into cash by the time the assets of the estates are distributed to creditors would reside in the Remaining Assets Trust, and creditors would receive an interest in that liquidating trust.


         Indemnifications and guarantees by and between companies in the Enron group also may be part of the sale of nonutility assets, nonutility securities or settlements on claims with third parties. In the case of sales to third parties, indemnifications are capped at no more than the amount of the sale proceeds received by the seller. Applicants request indemnification and guarantee authority to provide them with the flexibility to manage the process of selling the assets of the estates in a manner that would maximize their value.

         Applicants seek authorization for transactions involving the acquisition of securities, indemnifications and guarantees described above as they would occur in the context of the sale of any Enron group company (except Portland General) if such sale is (i) in the ordinary course of business of a debtor in possession (directly or indirectly through debtor or non-debtor subsidiaries) or, (ii) is authorized by the Bankruptcy Court.(17)

         E.       DIVIDENDS OUT OF CAPITAL OR UNEARNED SURPLUS

         Applicants request general relief from the dividend and acquisition, retirement and redemption restrictions under section 12(c) of the Act and the rules under the Act as necessary in furtherance of the chapter 11 process to reorganize and reallocate value in the Enron group that will ultimately be distributed to creditors, except for any such transaction involving Portland General. Applicants also request specific relief for one subsidiary company, Northern Border Partners, relating to distributions of Available Cash(18) that are largely to be received by the public unit holders of this non-debtor subsidiary.(19) Northern Border Partners, a limited partnership with ninety-one percent (91%) of its partnership interests held by the public, owns and operates interstate gas pipelines, gas gathering and other related facilities not involving distribution at retail.

----------------------
(17) The transactions proposed herein would not involve indemnifications or guarantees made by Portland General and would not have an adverse impact on that company.

(18) Available Cash is defined under the Partnership Agreement to include cash derived from all sources, including partnership holdings, financings and sale of assets and any reductions in a reserve with respect to such quarter from the level of reserve at the end of the prior quarter less cash that is used for operating expenses, taxes, debt service payments, capital expenditures, equity contributions and increases to reserves, including reserves for distributions with respect to one or more of the next four calendar quarters.

(19) Corporations may pay dividends out of current income and retained earnings consistent with the restriction in section 12(c) of the Act, which limits only dividends paid out of capital and capital surplus. Partnerships do not have a retained earnings account, so partnership distributions of available cash would come from current net income of the partnership, and partners' capital to the extent that current net income of the partnership is insufficient to cover the whole distribution. Northern Border Partners' request to pay distributions in the amount of its Available Cash may require authorization under section 12(c) of the Act to the extent that Available Cash exceeds current partnership net income.

Northern Border Partners makes regular quarterly distributions to its unit holders that, for accounting reasons, are in part distributions out of the partners' capital, even though they are derived entirely from operating cash flow. The Applicants seek an exception from the dividend restrictions under the Act as applied to all nonutility subsidiaries in the Enron group, subject to the conditions noted above.

         To permit the Enron group companies to transfer value among the companies in the Enron group as necessary to sell assets or to transfer the proceeds of such sales from subsidiaries to parent companies, Applicants request authorization for the Enron group companies, other than Portland General, to acquire, retire and redeem securities that they have issued.(20)

         F.       NEW ACQUISITIONS

         Through several subsidiaries, Northern Border Partners owns transportation gas systems and gas gathering systems located in the Powder River Basin, the Wind River Basin, and the Williston Basin located in Wyoming, Montana, and the Dakotas. The gathering facilities interconnect to the interstate gas grid pipeline serving natural gas markets in the Rocky Mountains, the Midwest, and California. Northern Border Partners also owns a minority interest in a gas gathering system in Alberta, Canada. Northern Border Partners' 273-mile coal slurry pipeline connects a coal mine in Arizona to a power station in Nevada. After execution of the CrossCountry Transaction, Enron's interests in Northern Border Partners will have been transferred to CrossCountry LLC.

----------------------
(20) Portland General has 249,727 outstanding shares of preferred stock. Should Portland General exercise its right to redeem any of its preferred stock, it would rely on the exemption under rule 42 for the acquisition of stock from unaffiliated entities.

         Northern Border Partners seeks authorization to, directly or indirectly through subsidiaries, issue and sell equity and debt securities to fund general partnership operations and new acquisitions of assets producing qualifying income and to acquire the securities of, or other interests in, gas-related properties.(21)

         Northern Border Partners currently has an effective shelf registration statement on Form S-3 for issuance of $500 million in equity or debt securities, of which approximately $102 million in equity was issued in May and June 2003. Depending on the results of its acquisition program, Northern Border Partners believes that, during the course of the next year, it may need to issue an additional $500 million to remain on an equal footing with its competitors in the acquisition market. Therefore, Northern Border Partners requests authorization under the Act to issue up to $1 billion of equity and debt securities at any one time outstanding through the Authorization Period, and to invest up to that amount in the acquisition of qualifying income assets (described below) without further Commission authorization.

         Northern Border Partners requests authority to continue the ordinary course of its natural gas gathering, processing, storage and transportation operations in the United States and Canada ("Energy Assets"), which are generally conducted through partnerships and other companies, and through the acquisition of partnership or joint venture interests. To that end, Northern Border Partners requests authority to acquire and finance the acquisition of Energy Assets and the securities of companies which solely develop, finance, own and operate such Energy Assets within the United States and

-------------------
(21) Northern Border Partners' senior unsecured debt is rated A-/Baa2/BBB+, and as of September 30, 2003, it had assets of $2,572 million.

Canada up to a total authorized additional investment of $1 billion through the Authorization Period.

         Northern Border Partners further requests authority to finance the foregoing authorized operations of it and its subsidiaries through the issuance of securities by it, its partners or subsidiaries, through it and its partners and subsidiaries acquiring or guaranteeing its securities and those of its partners or subsidiaries, making capital contributions and through acquiring, forming or recapitalizing subsidiaries owning or operating Energy Assets. The requested authorization does not include any authority to acquire utility assets or the securities of public-utility companies; nor does it include any authority to encumber utility assets or to receive an extension of credit from any public-utility company affiliate of Northern Border Partners.

         Northern Border Partners would not issue securities for purposes of financing these acquisitions if it does not have an investment grade credit rating from at least one nationally recognized statistical ratings organization. In addition, Enron's acquisition of Northern Border Partners securities issued in connection with this expansion program would be limited to capital that is required for Enron to retain its existing general partner percentage ownership of Northern Border Partners.(22)

         G. SIMPLIFYING COMPLEX CORPORATE STRUCTURE AND DISSOLVING EXISTING SUBSIDIARIES

         Enron is restructuring many of its subsidiaries in connection with the formation of Prisma and CrossCountry, as well as in conjunction with some of the requirements

------------------
(22) Currently, Enron holds 6.8% of the limited partner interests in Northern Border Partners and 1.65% of the general partner interests (which constitute 82.5% of the general partner voting authority). Lastly, Northern Border Partners would not acquire any assets that would subject it to regulation as a public-utility company under the Act.

imposed by the terms of settlement agreements to resolve various claims against Enron and related Debtors. Enron also is liquidating close to 1,000 surplus legal entities and businesses in which it no longer intends to engage. Eventually, substantially all of the Debtors, including Enron, will be liquidated. Settling claims relating to financing structures and liquidating businesses often involves the redemption or retirement of securities and distributions in liquidation that may involve actual or deemed returns of capital. Reorganizing complex structures may involve the creation of new holding companies and liquidating or other trusts formed for the benefit of the Debtors' estates and their creditors. In the context of restructuring assets and entities, Enron group companies may receive distributions or other returns of capital and may make capital contributions, share exchanges, guaranties, indemnifications, and other transactions to move companies, assets and liabilities within the Enron group as necessary to implement a less complex and more sound corporate structure and as necessary to implement settlements with third parties. Contracts may be assumed by a Debtor and then assigned to another Enron group company or a third party. The assignment of contracts that have value to another Enron group company could be viewed as a dividend or capital contribution. (23)

         Enron seeks Commission authorization to restructure, rationalize and simplify or dissolve, as necessary, all of its nonutility businesses and to implement settlements

-----------------
(23) Portland General is assisting in the sale of the subsidiaries of PGH II, a nonutility Enron subsidiary. PGH II is a holding company with subsidiaries engaged in telecommunications, district heating and cooling, and real estate infrastructure development and construction. PGH II and its subsidiaries have been managed historically by Portland General. With the exception of the transactions related to these sales, Portland General and its subsidiaries would not be involved in any of the proposed reorganization and simplification transactions.

(which may involve transactions as described above regarding substantially all of its remaining direct and indirect assets) to effect all transactions authorized by the Bankruptcy Court and otherwise as necessary to simplify and restructure its businesses in furtherance of the chapter 11 process. Applicants also seek authorization to form, merge, reincorporate, dissolve, liquidate or otherwise extinguish companies. Any newly formed entity would engage only in businesses in which the Enron group continues to engage pending the resolution of the chapter 11 cases. Further, Applicants seek authorization to restructure, forgive or capitalize loans and other obligations; and to change the terms of outstanding nonutility company securities held by other Enron group companies for the purpose of facilitating settlements with creditors, simplifying the business of the group and maximizing the value of the Debtors' estates.

         H.       RULE 16 EXEMPTIONS

         Citrus Corp. ("Citrus"), a holding company which is 50% owned by Enron and 50% owned by El Paso Corp. Bridgeline Holdings, L.P. ("Bridgeline"), is an intrastate gas pipeline partnership that is engaged in the storage, transportation and supply of natural gas in Louisiana. Enron indirectly owns a 40% equity interest in Bridgeline and a 50% voting interest in the partnership, with the remaining equity and voting interest held by ChevronTexaco Corp.

         Besides Northern Border Partners' extensive gas gathering operations in the Williston Basin in Montana and North Dakota as well as in the Powder River Basin in Wyoming, through its wholly owned subsidiary, Crestone Energy Ventures, L.L.C., Northern Border Partners owns a 49% interest in Bighorn Gas Gathering, L.L.C. ("Bighorn"), a 33.3% interest in Fort Union Gas Gathering, L.L.C. ("Fort Union"), and a

35% interest in Lost Creek Gathering, L.L.C. ("Lost Creek"). These three companies collectively own over 300 miles of gas gathering facilities in the Powder River and Wind River Basins in Wyoming. Northern Border Partners also owns an undivided interest in an 86-mile gathering pipeline in Alberta, Canada.

         Northern Border Partners also owns an undivided one-third interest in Guardian Pipeline, L.L.C. ("Guardian"), a 141-mile interstate natural gas pipeline system that transports natural gas from Joliet, Illinois to a point west of Milwaukee, Wisconsin. Subsidiaries of Wisconsin Public Service and Wisconsin Energy Corporation hold the remaining interests in this system.

         Each of Citrus, Bridgeline, Bighorn, Fort Union, Lost Creek and Guardian (the "Rule 16 Companies") seek to rely on an exemption from the obligations, duties and liabilities imposed upon them under the Act as a subsidiary or affiliate of a registered holding company. Accordingly, Applicants request that the Commission authorize Enron to acquire its respective interests in the Rule 16 Companies under sections 9(a)(1) and 10, subject to any requirement in the Plan or as may be imposed by the Bankruptcy Court for the subsequent disposition of these assets.

         I.       AFFILIATE TRANSACTIONS

                  1.       SERVICES BETWEEN ENRON AND PORTLAND GENERAL

         Portland General has entered into a master service agreement ("MSA") with certain affiliates, including Enron. The MSA allows Portland General to provide affiliates with the following general types of services: printing and copying, mail services, purchasing, computer hardware and software support, human resources support, library services, tax and legal services, accounting services, business analysis, product development, finance and treasury support, and construction and engineering services. The MSA also allows Enron to provide Portland General with the following services: executive oversight, general governance, financial services, human resource support, legal services, governmental affairs service, and public relations and marketing services. Portland General would provide services to affiliates at cost under the MSA and affiliate services provided to Portland General also would be priced at cost. (24)

         Enron provides certain employee health and welfare benefits, 401(k), and insurance coverages to Portland General under the MSA that are directly charged to Portland General based upon Enron's cost for those benefits and coverages. The estimated cost of these services for the year 2004 in the aggregate is $30 million. The provision of these services is anticipated to continue until such services are replaced, which Enron expects will occur by the end of 2004.

         In connection with the divestiture of Portland General, Enron may enter into a transition services agreement ("Transition Services Agreement") that would provide for the winding down of the service relationship between Enron and Portland General. It is expected that the services provided under the Transition Services Agreement would be less extensive than those under the MSA and in no event would the Transition Services Agreement provide for the expansion of such services. Any services provided to Portland General under the Transition Services Agreement would be provided at cost. Applicants


-------------------
(24) If cost-based pricing of particular services provided under the MSA would conflict with the affiliate transaction pricing rules of the OPUC, Portland General and Enron would refrain from providing such services, unless they have first obtained specific authorization from the OPUC to use cost-based pricing for such services.

request that the Commission reserve jurisdiction with respect to the Transition Services Agreement, pending completion of the record.

         Portland General provides certain administrative services to Enron's subsidiary Portland General Holdings ("PGH") and its subsidiaries under the MSA. The services that are allocated or directly charged to PGH and its subsidiaries based upon the cost for those services. The estimated cost of these services for the year 2004 in the aggregate is $1.1 million.

         Section 13(a) restricts Enron from providing services or selling goods to associate public utility companies or a company engaged in the business of providing services or selling goods to an associated public-utility company.
(25) Enron seeks an exception from this rule and the restrictions of section 13(a) through July 31, 2005, based on the special or unusual circumstances of its bankruptcy.

                  2.       SERVICES BETWEEN NONUTILITIES

         The nonutility subsidiaries in the Enron group also are engaged in providing services to one another. These services include, without limitation, environmental, right-of-way, safety, information technology, accounting, planning, finance, tax, procurement, accounts payable, human resources, regulatory, and legal services.

         Enron Operation Services Corp. ("EOSC") or its affiliates also provide services to Citrus and its subsidiaries under an operating agreement originally entered into between an Enron affiliate and Citrus. The primary term of the operating agreement expired on June 30, 2001; however, services continue to be provided pursuant to the terms of the

-----------------
(25) Enron provides services to nonutility associated companies that are not mutual service companies. Pursuant to section 13(a) of the Act, these services are not subject to the jurisdiction of the Commission.

operating agreement. Under an implied agreement pursuant to the terms of the operating agreement, Citrus reimburses the service provider for costs attributable to the operations of Citrus and its subsidiaries.

         Northern Plains provides operating services to the Northern Border Partners pipeline system pursuant to operating agreements entered into with Northern Border Pipeline, Midwestern and Viking. Under these agreements, Northern Plains manages the day-to-day operations of Northern Border Pipeline, Midwestern, and Viking, and is compensated for the salaries, benefits, and other expenses it incurs. Northern Plains also utilizes Enron affiliates for administrative and operating services related to Northern Border Pipeline, Midwestern and Viking. NBP Services provides certain administrative and operating services for Northern Border Partners and its gas gathering and processing and coal slurry businesses. NBP Services is reimbursed for its direct and indirect costs and expenses pursuant to an administrative services agreement with Northern Border Partners. NBP Services also utilizes Enron affiliates to provide these services.

         It is anticipated that at the closing of the transactions contemplated by the CrossCountry Amended and Restated Contribution and Separation Agreement, CrossCountry and Enron will enter into a Transition Services Agreement pursuant to which Enron will provide to CrossCountry, on an interim, transitional basis, various services, including, but not limited to, the following categories of services: (i) office space and related services; (ii) information technology services; (iii) SAP accounting system usage rights and administrative support;
(iv) tax services; (v) cash management services; (vi) insurance services; (vii) contract management and purchasing support services; (viii) corporate legal services; (ix) corporate secretary services; (x) off-site and on-site storage; (xi) payroll, employee benefits and administration services; and (xii) services from the Risk Assessment and Control Group for the Enron Companies on a defined project basis.

         CrossCountry will provide to Enron, on an interim, transitional basis, various services, including, but not limited to, the following categories of services: (i) floor space for servers and other information technology equipment; (ii) technical expertise and assistance, including, without limitation, pipeline integrity, safety, environmental and compliance; (iii) accounts payable support; and (iv) accounting services relating to businesses owned directly or indirectly by Enron Transportation Services, LLC (a Delaware limited liability company and successor-in-interest to Enron Transportation Services Company, one of the Debtors) immediately prior to closing.

         The parties are expected to enter into a Transition Services Supplemental Agreement at the closing of the Amended and Restated Contribution and Separation Agreement. Subject to the consent of the Creditors' Committee, the Transition Services Supplemental Agreement will more fully delineate the services provided within each category set forth in the Transition Services Agreement. The charges for such transition services will be cost-based in accordance with section 13(b) and rules 90 and 91. Certain services will be charged on an "as needed" basis.

         Provision of the transition services will commence on the effective date of the Transition Services Agreement and terminate on December 31, 2004, unless otherwise agreed in writing by the parties. However, except as otherwise provided for in the Transition Services Supplemental Agreement, Enron may terminate any transition service upon ninety days' prior written notice to CrossCountry.

         It is also anticipated that at the closing of the transactions contemplated by the CrossCountry Amended and Restated Contribution and Separation Agreement, Enron and certain of its subsidiaries and affiliated companies will enter into a license agreement ("CrossCountry Cross License Agreement"), pursuant to which each party will grant, without warranty of any kind, to each and every other party and its respective subsidiaries, all of the intellectual property rights of the party granting the license in and to certain software programs, documentation, and patents described in the Cross License, a non-exclusive, royalty free, sub-licensable license, with fully alienable rights, to: (i) use, copy, and modify the licensed programs and documentation;
(ii) use, make, have made, distribute, and sell any and all products and services of the party receiving the license as well as such party's subsidiaries and sub-licensees (if any); and (iii) engage in the business of such party receiving the license and business of its subsidiaries and sub-licensees (if any) prior to, on, and after the closing date.

         The CrossCountry Cross License Agreement will become effective on the closing date and the licenses granted will continue in perpetuity unless licenses granted to a breaching party are terminated by any affected non-breaching party in the event such breaching party fails to cure a material breach of the Cross License Agreement within thirty days after delivery of written notice of the breach.

         Finally, prior to or at the closing of the CrossCountry Amended and Restated Contribution and Separation Agreement, Enron and CrossCountry will enter into a license or lease agreement ("Ardmore Collocation License Agreement") under which CrossCountry will lease to Enron adequate floor space in the Ardmore Data Center for servers and other information technology equipment owned by the CrossCountry Enron

Parties. The space will be provided on a cost basis for a term to be specified in the Ardmore Collocation License Agreement.

         Prisma and Enron and its affiliates also expect to enter into certain ancillary agreements, which may include a new Transition Services Agreement, a tax allocation agreement, discussed below, and a Prisma Cross License Agreement. As noted previously, the employees of Enron and its affiliates who have been supervising and managing the Prisma Assets since December 2001, became employees of a subsidiary of Prisma effective on or about July 31, 2003. In connection therewith, as approved by the Bankruptcy Court, Enron and its affiliates entered into four separate Transition Services Agreements pursuant to which such employees will continue to supervise and manage the Prisma Assets and other international assets and interests owned or operated by Enron and its affiliates. The ancillary agreements, together with the Prisma Contribution and Separation Agreement, will govern the relationship between Prisma and Enron and its affiliates subsequent to the contribution of the Prisma Assets, provide for the performance of certain interim services, and define other rights and obligations until the distribution of shares of capital stock of Prisma pursuant to the Plan or the sale of the stock to a third party. In addition, the Prisma Contribution and Separation Agreement or the ancillary agreements are expected to set forth certain shareholder protection provisions with respect to Prisma and may contain indemnification obligations of the Prisma Enron Parties.

         Applicants, other than Enron, that are providing goods and services at terms other than cost to associate companies, other than Portland General, also request authority through the Authorization Period to provide the services specified above at other than cost, due to the special and unusual circumstances of their bankruptcy.

         J.       TAX ALLOCATION AGREEMENTS

         Enron has entered into agreements with Portland General and Transwestern for the payment and allocation of tax liabilities on a consolidated group basis. These agreements generally require the subsidiaries to pay their separate return tax to Enron. In consolidation, Enron offsets the subsidiaries' income with the losses, tax credits and other tax-reducing attributes of Enron and other group companies and pays the resulting lower tax liability amount to the Internal Revenue Service or other taxing authority. Under the agreements, Enron group companies, including Enron, which contributed tax benefits, such as losses or credits, to the consolidated return are paid their proportionate share of the tax reduction resulting from the use of such benefits in the consolidated tax return filing. These consolidated tax filings do not comply with rule 45(c) under the Act, as Enron shares in the tax savings from the consolidation ratably with other members of the consolidated tax filing group that contributed tax benefits to the consolidated return. Enron seeks authorization to continue to perform under these current agreements (or new agreements on similar terms) and authorization for CrossCountry to enter into a new tax allocation agreement with Enron, when Transwestern is contributed to CrossCountry. Further, it is contemplated that the existing tax allocation agreement with Portland General may be amended to provide that Enron would pay Portland General for certain Oregon state tax credits generated by Portland General but not used on the consolidated Oregon tax return. Enron and Portland General also seek authorization to amend the Portland General tax allocation agreement accordingly.

         Regarding the tax agreement with Portland General, to the extent Enron's losses or tax credits reduce the consolidated tax liability, Enron would retain the resulting tax savings. Enron seeks authorization to continue to perform under such agreement or a new agreement under similar terms. Under such agreement, the consolidated tax liability for each taxable period would be allocated to Enron, Portland General and its subsidiaries in proportion to (i) the corporate taxable income of each company, or (ii) the separate return tax of each company, provided that the tax apportioned to any company shall not exceed the separate return tax of such company.

         Enron also has other written and oral tax-related agreements with other Enron group companies. It is contemplated that these agreements will be rejected as executory contracts by the Debtors on the Confirmation Date, with an effective date as of December 2, 2001 (Enron's bankruptcy petition date). Notwithstanding this rejection, Enron will continue to file a consolidated tax return as required by the Internal Revenue Code. In such circumstances, Enron will no longer charge companies with income the stand-alone tax that they would pay on their income but for the consolidated losses. Enron generally would no longer pay loss companies for the benefit of their losses used to offset income on the consolidated return, except that it is expected that payments to Enron under the Portland General and CrossCountry tax allocation agreements would be shared with all loss companies consistent with past practice. Portland General, Transwestern and Prisma are not part of this arrangement. Applicants request authorization for Enron and the other Enron group companies, subject to the contract rejection described above, to file consolidated returns in accordance with the method described above.

         The Applicants have expressly sought authorization for the majority of the jurisdictional transactions relating to the implementation of the Plan in the Application. To the extent that any transaction contemplated by the Plan is not specifically discussed in that application, Applicants request authorization for such transaction.

         K.       U5B REGISTRATION STATEMENT

         Enron seeks a modification to the Commission's reporting requirement to permit it to submit the Disclosure Statement in lieu of a Registration Statement on Form U5B. Applicants state that the Disclosure Statement is a comprehensive document detailing Enron's businesses, assets, its recent history and its planned future under the Plan. The Disclosure Statement contain a substantial portion of the information that is required of a registrant under Form U5B. Enron, if requested by the Commission, will provide additional information required in Form U5B but not included in the Disclosure Statement.

         L.       OTHER REPORTING

   Applicants propose to file with the Commission a report under rule 24 within 60 days of the end of each calendar quarter that would provide the following information:(26)

         1.       With respect to securities and letters of credit issued under
                  (i) the Second Amended DIP Credit Agreement, as it may be amended, (ii) any short-term debt securities issued by Portland General under its short-term revolving credit facility or otherwise, (iii) the cash management arrangements between Enron and its subsidiaries (excluding Portland General), and (iv) the cash management arrangements between Portland General and its subsidiaries, Applicants will disclose the name of the issuer, the principal or face amount of the security or letter of credit issued, the interest rate, the maturity date, and, for borrowings from associated and non-associated companies, the name of the lending company.

------------------
(26) The first rule 24 report would be due 60 days after the end of the first full calendar quarter following the issuance of the Commission's order granting this Application.

         2. Applicants will disclose the names of the associate companies transferred to each of Prisma and CrossCountry. Each such list will show the full roster of companies transferred to Prisma and CrossCountry as of the close of the respective quarterly reporting period.

         3. Applicants will disclose sales of assets, companies and other entities in the Enron group that have been completed within the respective quarterly reporting period. Such disclosure will include the name of the entity or a description of the assets sold and the aggregate consideration received for such sale.

         4. Applicants will disclose the aggregate amount of Northern Border Partners' distributions out of partnership capital and the aggregate amount invested in Energy Assets during the respective quarter. Such disclosure will include a concise description of the Energy Assets acquired.

         5. Applicants will summarize the corporate restructuring, simplification, dissolution and liquidation transactions that have been conducted during the respective quarter.

         6. Applicants will disclose the types of services and goods sold by Enron to Portland General and by Portland General to Enron during the respective quarter. Such disclosure will include a description of services or goods transactions by category, with amounts expended for each category.

         7. For the quarterly period that includes any filing of a consolidated tax return involving both Enron and Portland General, Applicants will disclose Portland General's separate return tax for the period concerned in the consolidated tax return and the amount of its tax payment to Enron for the same period. In addition, Applicants will disclose the aggregate amount of losses, credits or other tax attributes contributed by Enron to the consolidated tax return and the value received by Enron for such tax attributes as a result of the allocation method specified in the consolidated tax filing agreement.

IV.      DISCUSSION

         As described above, Applicants request authorization, among other things, for issuance of securities in connection with Enron's DIP credit facility; pre-petition letters of credit; intrasystem extensions of credit; Portland General's credit facility, issuance of short-term debt and cash management arrangements. Securities issuances are subject to sections 6(a) and 7 of the Act and rules 44 and 54. To the extent that these issuances involve intrasystem extensions of credit, the transactions are also subject to section 12(b) of the Act.

         The requests to enter into indemnification agreements associated with the formation of Prisma and CrossCountry are subject to section 12(b) of the Act. The tax allocation agreements between and among Enron and Portland General, Transwestern, CrossCountry and Prisma are subject to section 12(b) and rule 45 under the Act, as are the Global Trading Contract and Asset Settlement and Sales Agreement. The proposed FUCO financing is governed by section 33(c) of the Act and rule 53(c) under the Act. The requests to sell nonutility assets during the Authorization Period are analyzed under sections 9, 10, and 12(b) of the Act as well as rule 45(a). The request to pay dividends out of unearned surplus or capital is subject to section 12(c) of the Act and rule 46 under the Act. The request of Northern Border Partners to issue and sell equity and debt securities as well as to acquire the securities of, or other interests in, gas-related properties implicates, among other things, sections 6(a), 7, 9(a) and 10 of the Act. Applicants' request to simplify Enron's corporate structure and to dissolve existing subsidiaries is subject to sections 9(a), 10, and 12 of the Act and rule 45 under the Act. The requests regarding the rule 16 exemptions involve sections 9(a) and 10 of the Act as well as rule 16 under the Act. The proposed service arrangements are subject to section 13 and rules 90 and 91. The modified reporting requirements are authorized under rule 20(a)(3) of the Act.

         We have reviewed the proposed transactions and find that the applicable standards of the Act are satisfied. Below, we discuss specifically a number of the requested authorizations that raise difficult or novel issues under the Act. Before turning to that discussion, however, we wish to make a number of general points about Enron's requests.

First, many of the transactions for which Enron requests authority are types that would routinely be approved under the Act. For example, the Act generally encourages the simplification of corporate structures. Hence, Enron's steps to simplify its corporate structure, particularly as that restructuring relates to its myriad of nonutility subsidiaries, simply do not raise any significant issues under the Act. We do not specifically discuss many types of routine transactions below.

         Second, in reviewing Enron's requests, we have been mindful of the facts that Enron registered for the first time in the midst of a complex bankruptcy proceeding and that, given its plans to sell or divest itself of Portland General, it is not likely to remain a holding company for long. (27) These facts do not relieve Enron of the necessity of complying with the requirements of the Act. However, we recognize that Enron is not going to emerge from bankruptcy as a registered holding company conducting business through subsidiaries for an indefinite period of time. (28) Imposing on Enron the same conditions and standards that we normally impose on registered holding companies does not make sense, and, given the current stage and likely future progress of Enron's bankruptcy process, could result in harm to the very interests that the Act directs us to

------------------
(27) Further, we note that should Enron retain Portland General longer than is currently contemplated, the authorization contained in this Omnibus Order will terminate at the end of the Authorization Period, July 31, 2005. We would have an opportunity at that time to examine the transactions we are now authorizing in light of the facts and circumstances as they then exist.

(28) Compare The Columbia Gas System, Inc., Holding Co. Act Release No. 25380 (Sept. 20, 1991).

protect. Therefore, to the extent permitted by the Act, we have reviewed Enron's requests with a view to permitting it to maximize the value of its estate for its creditors, so long as the steps it proposes to take in doing so do not unduly harm the interests protected by the Act.

         Finally, our approval of many of Enron's requests, particularly those that relate to its and its subsidiaries' abilities to continue financing themselves during the authorization period, would normally be conditioned on Enron maintaining an acceptable capital structure. For example, we would normally require Enron to maintain an equity capitalization of 30% or above of its total capital structure. Once again, however, applying typical financial integrity conditions to a holding company that is in bankruptcy - and indeed registered during the course of the bankruptcy proceeding - makes little sense. We therefore believe that it is more appropriate to review requests of this type with the goals of permitting Enron to maximize the value of its estate and not disrupting the bankruptcy proceeding, as long as granting these requests does not unduly harm any interests protected under the Act. In this regard, we especially note that we have not relaxed our standards with respect to Portland General, Enron's sole utility subsidiary. We are thus requiring Portland General, which is not in bankruptcy, to meet the same financial standards that we impose on virtually all utilities in registered systems.

         A.       CERTAIN PROPOSED FINANCING TRANSACTIONS

         Generally, the purpose of the proposed securities issuances and intrasystem financing transactions would be to consolidate and restructure the Enron group of companies and to maintain Enron's operating businesses pending their distribution under the Plan. (29) Among other things, Applicants request authorization for issuances of securities in connection with Enron's DIP credit facility, intrasystem extensions of credit and cash management arrangements.

         The Commission typically authorizes financings of registered holding companies subject to certain general parameters regarding cost of capital, maturity, issuance expenses, common equity ratio and investment grade ratings. The Applicants propose to make such financing parameters applicable to Portland General, as described below. However, the unique circumstances of the financing arrangements that do not involve the utility do not lend themselves to such general parameters. For example, the DIP financing arrangements have already been entered into and have been approved by the Bankruptcy Court. The letters of credit discussed below are not typically made subject to traditional financing parameters. Finally, the cash management arrangements involving Enron are subject to terms specified by the Bankruptcy Court. We discuss these arrangements below.

         1.       THE DEBTOR-IN-POSSESSION ("DIP") FINANCING ARRANGEMENTS

         As noted above, on May 8, 2003, the Bankruptcy Court entered an order approving the extension of the Debtors' post petition financing pursuant to the Second Amended DIP Credit Agreement. (30) The agreement is scheduled to terminate on June 3,

------------------
(29) The securities to be issued by Portland General would be used to finance its business as a public-utility company.

(30) As discussed in section III.C.1., supra, the extension decreases the aggregate amount available for letters of credit to $150 million, increases the sub-limit for letters of credit issued for the benefit of non-Debtor associates to $65 million, decreases the amount deposited by Enron in the letter of credit cushion account to $15 million, and decreases

2004. As of today, Enron has four letters of credit outstanding under the Second Amended DIP Credit Agreement in the approximate aggregate amount of $24.5 million. Applicants seek Commission authorization to continue to obtain letters of credit, or to extend the maturity of previously issued letters of credit, up to an aggregate amount of $150 million under the Second Amended DIP Credit Agreement as now in effect or as it may subsequently be amended or extended by order of the Bankruptcy Court through The Authorization Period.

         Under the agreement, Enron's obligations are guaranteed by its debtor subsidiaries that are parties to the credit agreement. (31) Each new debtor becomes an additional guarantor under the agreement when an applicability order is entered by the Bankruptcy Court shortly after such entity files a petition under Chapter 11. Applicants also request authorization for additional debtors to become guarantors under the agreement when the Bankruptcy Court enters an applicability order with respect to such debtor making the provisions of the Second Amended DIP Credit Agreement applicable to such entity.

         In addition, virtually all the property of Enron and its debtor subsidiaries, including the stock of Portland General, is pledged as collateral to secure the obligations of the borrowers under the credit facility. (32)

------------------

the annual fees of the collateral agent and the paying agent, respectively, to $200,000 each.

(31) As a non-debtor, Portland General is not a party to the agreement.

(32) To induce the DIP Lenders to make loans and issue letters of credit to Enron and certain of its subsidiaries, Enron entered into a Pledge Agreement with JPMCB, as collateral agent, dated December 3, 2001 ("Pledge Agreement"). Under the Pledge Agreement, certain collateral was assigned and pledged by Enron to the collateral agent for the benefit of the DIP Lenders. The collateral included a security interest in the common stock of Portland General and all income, profits, distributions, proceeds or

         Applicants state that it is necessary for Enron to maintain the facility because Enron currently has limited alternative sources of financing and letters of credit are currently required by certain parties, e.g. insurance companies, that will not accept cash collateral or other arrangements to secure Enron's performance obligations under various contracts. The facility also permits Enron to post a letter of credit to secure obligations of the company under trading contracts with counterparties where to post cash collateral would subject the estate to risks associated with the credit of that counterparty. The Second Amended DIP Credit Agreement thereby helps to preserve the assets of the estate for its creditors.

         Applicants add that it would be costly and inefficient to restructure the existing DIP facility and that Enron currently has limited alternative sources of financing. With respect to securities to be issued by other Debtors, these entities also have limited alternative sources of financing. Further, it would be disruptive to the businesses of the non-Debtor subsidiaries to require them to restructure their existing financing arrangements solely because of their status of a subsidiary of a registered holding company, as such status is likely to be short-lived.

-------------------
payments related thereto. Upon an event of default, as defined in the Pledge Agreement, and the receipt of all required regulatory approvals, the collateral agent may sell the collateral at a public or private sale at a price it deems satisfactory. There are currently no defaults under the Pledge Agreement. The Pledge Agreement provides that the DIP Lenders will release their lien on the Portland General shares if Portland General is sold. The Bankruptcy Court authorized Enron to enter into this financing arrangement by order dated July 2, 2002. Docket No. 4888, In re Enron Corp., et al., Chapter 11 Case No. 01-16034
(AJG), July 2, 2002 (U.S. Bankruptcy Court, S.D.N.Y.).

         Section 12(a) of the Act generally prohibits an extension of credit by a subsidiary of a registered holding company to the parent. (33) In this matter, the purpose of the DIP financing is to enable the Debtors, all nonutility companies under the Act, to continue operations prior to the distribution of the estates to Creditors. Moreover, the DIP facility is central to the bankrupt companies' ability to reorganize and was in place prior to Enron's registration under the Act. The DIP financing arrangements do not appear to implicate any of the central abuses against which the Act as a whole is directed. Under the circumstances, we believe it is appropriate to permit the DIP facility to remain in place as the plan of reorganization is implemented and for the limited duration of this Omnibus Order. (34)

         Our analysis of the pledge of the common stock of Portland General involves similar considerations. If Enron had been a registered holding company when it filed its petition under Chapter 11, it would have had to obtain Commission authorization under sections 6(a), (7) and 12(d) of the Act to pledge the common stock. An authorization of the pledge at this time is analogous to the grandfathering of previously issued debt under the Act at the time a company first becomes part of a registered under the Act. (35)

--------------------
(33) Section 12(a) of the Act provides in pertinent part that it is unlawful for a registered holding company to "borrow, or to receive any extension of credit or indemnity" from any subsidiary.

(34) Permitting the DIP facility to remain in place for a limited time is also analogous to our practice of permitting newly registered holding companies a reasonable period of time to divest themselves of impermissible businesses pursuant to section 11 of the Act. See E.ON AG, Holding Co. Act Release No. 27539 (June 14, 2002). Cf. also The Southern Company, Holding Co. Act Release No. 27134 (Feb. 9, 2000).

(35) See, e.g., Ameren Corporation, Holding Co. Act Release No. 27645 (Jan. 29,
2003) (authorizing continued existence of pledge of utility stock to secure the senior notes of its exempt holding company parent)

         Moreover, it does not appear that the pledge would be detrimental to Portland General or its ratepayers. Notably, the pledge is subject to the receipt of all required regulatory authorizations, including the approval of this Commission, should the lenders seek to foreclose on the stock. The full collateralization of the letters of credit under the facility indicates that there is an exceedingly low probability, if any, that the guarantees or the collateral provisions of the facility would ever be invoked. The full cash collateralization of each letter of credit means that, if one is drawn upon, it would be covered by cash held by the collateral agent. Thus, the possibility of foreclosure is remote.

         Finally, insofar as the DIP financing arrangements, involve inter-company extensions of credit under section 12(d) of the Act, we think it appropriate to authorize the facility as it is now structured and as it may be amended from time to time with the consent of the Bankruptcy Court for purposes of granting waivers, extending maturity dates and similar reasons. We note in this regard that (a) the agreement was entered into prior to Enron's registration under the Act, (b) it contains terms that are typical of debtor-in-possession financing arrangements, (c) it has been approved by the Bankruptcy Court, and (d) post-registration it would be used for a limited purpose that is not likely to adversely affect any Enron subsidiaries.

         2.       CASH MANAGEMENT

         Enron has managed its cash on a centralized basis with funds loaned to or from Enron and to or from certain subsidiaries. As discussed in the Disclosure Statement, prior to the Initial Petition Date, Enron's automated banking arrangements caused cash to be transferred on a daily basis from certain collection accounts for certain domestic subsidiaries to an Enron concentration account. Funding for disbursement accounts was also provided on an automated basis. The cash transfers were reflected as intercompany receivables, or payables as the case may be, from an accounting perspective. As reported by the ENA Examiner, the net cash activity from ENA following the Initial Petition Date resulted in an intercompany receivable of approximately $481 million to ENA from Enron. Enron has discontinued this automated process.

         On February 25, 2002, after notice and a two-day evidentiary hearing, the Bankruptcy Court entered the Amended Cash Management Order, which was proposed by the Creditors' Committee, with the consent of the Debtors. The Amended Cash Management Order authorizes the Debtors to continue using their centralized cash management system, subject to certain amendments. The amendments include, without limitation, a temporary prohibition on cash transfers from ENA to affiliates (later permanently extended by separate order) and a grant of adequate protection for intercompany transfers in the form of superpriority Junior Reimbursement Claims or Junior Liens, as defined below.
(36) Such Junior Reimbursement Claims and Junior Liens

-------------------
(36) Docket No. 0034, In re Enron Corp., et al., Chapter 11 Case No. 01-16034
(AJG), Dec. 3, 2001 (U.S. Bankruptcy Court, S.D.N.Y.); Docket No. 1666, In re Enron Corp., et al., Chapter 11 Case No. 01-16034 (AJG), Feb. 25, 2002 (U.S. Bankruptcy Court, S.D.N.Y.) ("Amended Cash Management Order"). These orders are attached to the Omnibus Application as Exhibits J-3 and J-4. The Amended Cash Management Order provides:

         Notwithstanding any other Order of the Court, and as adequate protection for each Debtor for the continued use of the Centralized Cash Management System, to the extent that any Debtor transfers (or transferred) property (including cash) following the Petition Date (the "Adequately Protected Debtor") to or for the benefit of any other Debtor (the "Beneficiary Debtor"), with an aggregate fair value in excess of the aggregate fair value of property (including cash) or benefit received by the Adequately Protected Debtor from are junior and subject and subordinate only to the superpriority claims and liens granted to the DIP Lenders and their agent in respect of the Debtors' DIP obligations, and thus provide extensive protections to the Debtors and their creditors. (37) Although the Debtors are not substantively consolidated under chapter 11, for purposes of administering the estate and resolving the claims against the Debtors, the Debtors' chapter 11 cases are jointly administered and a global compromise and settlement has been reached among the Debtors, the ENA Examiner and the Creditors' Committee to treat the Enron group as a whole for some purposes, as discussed in the Plan Application.

         Applicants seek Commission authorization to continue to borrow and lend funds between associate companies in accordance with the Amended Cash Management Order as the order may be amended by the Bankruptcy Court. Applicants state that such loans are necessary to further the efficient resolution of the Debtors' chapter 11 cases. They

--------------------
         the Beneficiary Debtor following the Petition Date, then...(a) the Adequately Protected Debtor shall have (x) an allowed claim against the Beneficiary Debtor for the fair value of property (including cash) or benefit transferred (net of any reasonable expenses for overhead or other services reasonably allocated or reasonably charged to the Adequately Protected Debtor), under Sections 364(c)(1) and 507(b), having priority over any and all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, which claim shall bear interest at the Prevailing Rate...for the period accruing from and after the date such claim arises until repayment thereof (collectively, the "Junior Reimbursement Claim") and (y) a lien on all property of the Beneficiary Debtor's estate under Section 364(c)(3) of the Bankruptcy Code securing such Junior Reimbursement
         Claim ("Junior Lien"). . . .

Amended Cash Management Order, P. 5(a).

(37) The rate for notes entered into in connection with such loans bear interest at the rate of one-month LIBOR plus 250 basis points, measured on the first day of the month.

explain that it would not be practical to cease using the financing flexibility provided by the Amended Cash Management Order and, for example, to rely solely on the Amended DIP Credit Facility, as that facility is now only for letters of credit and changing it into a borrowing facility would require extensive negotiations with banks. More importantly, however, they state that replacing the intrasystem loans with an amended DIP loan facility would be detrimental to the estates, which would incur fees, expenses and encumbrances in borrowing from banks that they can avoid by borrowing internally.

         Given the joint administration of the Debtors in these chapter 11 cases, it is appropriate that the Amended Cash Management Order provide, as it does, a means for jointly financing these entities. Furthermore, without such loans Enron's ability to operate its business and its work of selling, restructuring and disposing of assets would be significantly impaired. In addition, the superpriority Junior Reimbursement Claims and Junior Liens with respect to loans made under the Amended Cash Management Order assure that the Adequately Protected Debtor's claim to the funds loaned will be secure. Portland General is not a lender to Enron or any other Enron group company under the Amended Cash Management Order or otherwise and will not make loans under the requested authorization. The Commission finds that, on the special facts of this matter, the cash management system is necessary and appropriate and not detrimental to the public interest or the interests of investors and consumers.(38)

--------------------

(38) The cash management arrangements for which Enron seeks authorization permit the efficient use of the cash resources of the Enron group, without any adverse effect on Portland General. In this respect, the cash management arrangements are similar to the money pool financing arrangements authorized by the Commission as a matter of course. See, e.g., NiSource Inc., Holding Co. Act Release No. 27789 (Dec. 30, 2003).

         B.       INTRA-SYSTEM SERVICE TRANSACTIONS

         Section 13(a) prohibits the provision of services or sales by a registered holding company to a public-utility company, but further provides that this prohibition shall not apply to such transactions, involving special or unusual circumstances or not in the ordinary course of business, as the Commission by rules or order may exempt as being necessary or appropriate in the public interest or for the protection of investors or consumers. Given the limited nature of the services and the limited amount of time Portland General will likely continue to be a part of the bankrupt Enron system, it would be unduly disruptive to the process of ongoing divestment to warrant such compliance. In addition, and importantly, these services will be provided at cost. The Commission has in the past allowed holding companies to provide services for limited periods after registration while they formed services company subsidiaries. (39) The Commission finds that special and unusual circumstances exist here so as to permit Enron to provide services to Portland General.

         Under section 13(b) and rule 90, a subsidiary of a registered holding company may provide services or sell goods to an associate company, provided such services are provided "at cost" pursuant to rule 91. Section 13(b) further provides that the "at cost" requirement shall not apply to transactions that the Commission may conditionally or unconditionally exempt as being necessary or appropriate in the public interest or for the

---------------
(39) See, e.g., AGL Resources, Inc., Holding Co. Act Release No. 27243 (Oct. 5,
2000); FirstEnergy Corp., Holding Co. Act Release No. 27549 (Commission granted limited periods of time for AGL Resources, Inc. and FirstEnergy Corp. to continue to provide affiliate services, pending transition of the provision of those services to an authorized service company subsidiary).

protection of investors or consumers, if such transactions, inter alia, involve special or unusual circumstances or are not in the ordinary course of business. (40)

         With respect to Enron's nonutility subsidiaries, compliance with the section 13 "at cost" provisions would require restructuring and re-negotiation of current contracts. We are of the opinion that bankruptcy embodies a host of special or unusual circumstances. Accordingly, we will not require at-cost pricing of the current service agreements.

         C.       TAX ALLOCATION AGREEMENTS

         Tax allocation agreements between a registered holding company and its subsidiaries are subject to section 12(b) of the Act and rule 45. Rule 45(a) generally prohibits any registered holding company or subsidiary company from, directly or indirectly, lending or in any manner extending its credit to or indemnifying, or making any donation or capital contribution to, any company in the same holding company system, unless authorized by order of the Commission.

         While rule 45(c) provides an exception to rule 45(a), section 12(b) and rule 45(a) remain available as a basis for obtaining Commission approval for, among other things, a tax allocation agreement that does not comply with rule 45(c) in all respects. The Commission has previously approved tax allocation methodologies that did not comply with rule 45(c) to the extent that the methodology permitted the registered holding company to retain tax benefits on indebtedness incurred in a merger transaction.

--------------------
(40) See, e.g., New England Electric System, Holding Co. Act Release No. 22309 (Dec. 9, 1981); KeySpan Corporation, Northeast Gas Markets LLC, et al., Holding Co. Act Release No. 27638 (January 14, 2003) (granting exemption from cost standard under section 13(b) due to special or unusual circumstances).

         Portland General has entered into a tax-sharing arrangement with Enron pursuant to which Portland General will be responsible for the amount of income tax that Portland General would have paid on a "stand-alone" basis, and Enron will be obligated to make payments to Portland General as a compensation for the use of Portland General's losses and/or credits to the extent that such losses and/or credits have reduced the consolidated income tax liability. Enron will be responsible for, among other things, the preparation and filing of all required consolidated returns on behalf of Portland General and its subsidiaries, making elections and adopting accounting methods, filing claims for refunds or credits and managing audits and other administrative proceedings conducted by the taxing authorities.

         The consolidated tax filing agreement does not comply with rule 45(c) under the Act because Enron shares in the tax savings from the consolidation ratably with Portland General. In particular, to the extent Enron's losses or tax credits reduce the consolidated tax liability, Enron would retain the resulting tax savings. Enron seeks authorization to continue to perform under such agreement or a new agreement under similar terms. Under such agreement, the consolidated tax liability for each taxable period would be allocated to Enron, Portland General and its subsidiaries in proportion to (i) the corporate taxable income of each company, or (ii) the separate return tax of each company, provided that the tax apportioned to any company shall not exceed the separate return of such company.

         Similar to Portland General, under the agreement, each subsidiary of CrossCountry that is a member of the Enron tax group will be obligated to pay Enron the amount of income tax that such entity would have paid on a stand-alone basis and each of the parties and their respective subsidiaries will be compensated for the use of their respective net operating losses and/or tax credits to the extent utilized in the Enron consolidated return.

         Prior to a subsidiary of Enron that is a party to a tax allocation agreement ceasing to be a member of the Enron consolidated tax group, all intercompany payable accounts and intercompany receivable accounts of such subsidiary will be offset and netted against each other. If the resulting net balance is a payable from such subsidiary to Enron, then such subsidiary will pay the amount due to Enron.

         The value of Enron's tax losses and credits are assets of the bankruptcy estate and it is appropriate that Enron retain these assets for the benefit of the creditors of the estate. The tax losses that Enron and its subsidiaries other than Portland General have incurred resulted from losses incurred by Enron's creditors. Thus, it is appropriate that they should receive the economic benefit of the associated losses.

         Moreover, Applicants state that a change in the allocation of the value of Enron's tax losses and credits would upset the global compromise reached between the Debtors and creditors which is described in more detail in Enron's application for authorization of the Chapter 11 plan and other relief (SEC File No. 70-10199). The compromise was intended to (a) maximize the value of the Debtors' estates to creditors, (b) resolve issues regarding substantive consolidation and other inter-estate and inter-creditor disputes, and (c) facilitate an orderly and efficient distribution of value to creditors. The manner in which Enron's tax losses and credits are proposed to be utilized represents significant value to the Enron estate, which would be unavailable if the provisions of rule 45(c), requiring the distribution of that value to Enron's subsidiaries, were followed. A result other than what is proposed also may require a reevaluation of intercompany claims. The relief requested herein is, therefore, necessary to effect the Chapter 11 plan and the compromises reached therein. The relief also appropriately balances the interests of investors, now creditors, and consumers under the Act.

         The Commission is of the opinion that, as the tax losses at issue were not incurred in connection with Portland General's utility business but are the losses of Enron's creditors, the relief requested from rule 45(c) is appropriate in the unusual situation presented to us. (41)

         D.       FORM U5B

         As mentioned above,Enron seeks a modification to the Commission's reporting requirement to permit it to submit the Disclosure Statement in lieu of a Registration Statement on Form U5B. The Disclosure Statement contains a substantial portion of the information that is required of a registrant under Form U5B. Enron has undertaken, if requested, to provide additional information required in Form U5B but not included in the Disclosure Statement. The Disclosure Statement appears to provide sufficient information to make its filing in lieu of the U5B acceptable.(42)

--------------------
(41) The Commission has previously authorized tax allocation agreements that do not comply with all of the provisions of rule 45(c). SCANA Corporation, et al., Holding Co. Act Release No. 27774 (Dec. 18, 2003); Energy East Corporation, et al., Holding Co. Act Release No. 35-27643 (Jan. 28, 2003); Progress Energy, Inc., et al., Holding Co. Act Release No. 27522 (Apr. 18, 2002).

(42) Section 5(b) of the Act requires that a newly registered holding company file a registration with the Commission "in such form as the Commission shall by rules, regulation or order prescribe as necessary or appropriate in the public interest or for the interest of investors or consumers." Section 5(b) then indicates the information necessary. Form U5B is the form prescribed for collecting the information required by section 5(b).

         At the same time, it is clear that Enron and most of its associate companies, other than Portland General, will never be able to satisfy certain of the requirements of section 5(b). For example, section 5(b) would require, among other things, balance sheets and audited financial statements. These records are not available. Under the circumstances, the company should not be held to these requirements.

V.       CONCLUSION

         The Commission has examined the Applicants' requests and has concluded, based on the record before it, that the applicable standards of the Act and rules under the Act are satisfied and that no adverse findings are necessary.

         Applicants state that the fees, commissions and expenses to be incurred in connection with the proposed transactions are estimated to be $200,000. Applicants state that no state or federal commission, other than this Commission, has jurisdiction over the proposed transactions.

         Due notice of the filing of the post-effective amendment has been given in the manner prescribed by rule 23 under the Act, and no hearing has been requested of or ordered by the Commission. Based on the facts in the record, the Commission finds that the applicable standards of the Act are satisfied and that no adverse findings are necessary.

         IT IS ORDERED, except for matters over which jurisdiction is reserved, that the Application be granted and permitted to become effective immediately, subject to the terms and conditions prescribed in rule 24 under the Act and the reporting conditions set forth above.

         IT IS FURTHER ORDERED that this order is conditioned upon Enron registering under the Act prior to the issuance of this order and the ordering of the Plan Application.

         IT IS FURTHER ORDERED that jurisdiction is reserved over (i) the issuance by Portland General of any short-term securities that are rated below investment grade, from at least one nationally recognized statistical rating organization, and (ii) the Transition Services Agreement, pending completion of the record.

           By the Commission

                                         Jill M. Peterson
                                         Assistant Secretary

           EXHIBIT A

                                    GLOSSARY

Term                         Definition                                                                 Source

ACFI                         Atlantic Commercial Finance, Inc., a Delaware corporation and a            Disclosure
                             Debtor.                                                                    Statement: A-1

ACFI Guaranty                Any Unsecured Claim, other than an Intercompany Claim, against ACFI        Disclosure
Claim                        arising from or relating to an agreement by ACFI to guarantee or           Statement: A-1
                             otherwise satisfy the obligations of another Debtor, including, without limitation, any Claim arising from or relating to rights of contribution or reimbursement.

Adequately                   Any Debtor which transfers property (including cash) following the         Amended Cash
Protected Debtor             Petition Date to or for the benefit of any other Debtor.                   Management Order

Administrative               Any Claim constituting a cost or expense of administration of the          Disclosure
Expense Claim                chapter 11 cases asserted or authorized to be asserted in accordance       Statement: A-3
                             with sections 503(b) and 507(a)(1) of the Bankruptcy Code during the period up to and including the Effective Date, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors in Possession, any post-Petition Date loans and advances extended by one Debtor to another Debtor, any costs and expenses of the Debtors in Possession for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any guarantees or indemnification obligations extended by the Debtors in
                             Possession, any Claims for reclamation in accordance with section
                             546(c)(2) of the Bankruptcy Code allowed pursuant to final order, any
                             Claims for compensation and reimbursement of expenses arising during the period from and after the respective Petition Dates and prior to the Effective Date and awarded by the Bankruptcy Court in accordance with sections 328, 330, 331 or 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of the Plan, whether fixed before or after the Effective Date, and any fees or charges assessed against the Debtors' estates pursuant to section 1930, chapter 123,
                             Title 28, United States Code.

Aggregate Commitment         The aggregate of the Commitments of all the lenders, as changed from       Portland
                             time to time pursuant to the terms of the Portland General Credit          General
                             Agreement.                                                                 Credit

                                                                                                        Agreement

Aggregate Outstanding        At any time, the aggregate of the Outstanding Credit Exposure of all       Portland General
Credit Exposure              the Lenders under the Portland General Credit Agreement.                   Credit Agreement

Allowed                      Any Claim against or Equity Interest in any of the Debtors or the          Disclosure
Claim/Allowed                Debtors' estates, (i) proof of which was filed on or before the date       Statement: A-4
Equity Interest              designated by the Bankruptcy Court as the last date for filing such proof of Claim against or Equity Interest in any such Debtor or such
                             Debtor's estate, (ii) if no proof of Claim or Equity Interest has been timely filed, which has been or hereafter is listed by such Debtor in its Schedules as liquidated in amount and not disputed or contingent or (iii) any Equity Interest registered in the stock register maintained by or on behalf of the Debtors as of the Record Date, in each such case in clauses (i), (ii) and (iii) above, a Claim or Equity
                             Interest as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation, or as to which an objection has been interposed and such
                             Claim has been allowed in whole or in part by a final order. For purposes of determining the amount of an "Allowed Claim", there shall be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to applicable non-bankruptcy law.
                             Without in any way limiting the foregoing, "Allowed Claim" shall include any Claim arising from the recovery of property in accordance with sections 550 and 553 of the Bankruptcy Code and allowed in accordance with section 502(h) of the Bankruptcy Code, any Claim allowed under or pursuant to the terms of the Plan or any Claim to the extent that it has been allowed pursuant to a final order; provided, however, that (i) Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder unless otherwise specified herein or by order of the Bankruptcy Court, (ii) for any purpose under the Plan, other than with respect to an Allowed ETS
                             Debenture Claim, "Allowed Claim" shall not include interest, penalties, or late charges arising from or relating to the period from and after the Petition Date, and (iii) "Allowed Claim" shall not include any Claim subject to disallowance in accordance with section
                             502(d) of the Bankruptcy Code.

Allowed ETS                  An ETS Debenture Claim, to the extent it is or has become an Allowed       Disclosure
Debenture Claim              Claim and set forth on Exhibit "E" to the Plan.                            Statement: A-5

Allowed General              A General Unsecured Claim, to the extent it is or has become an            Disclosure
Unsecured  Claims            Allowed Claim.                                                             Statement: A-5

Allowed Guaranty Claim       A Guaranty Claim, to the extent it is or has become an Allowed Claim.      Disclosure
                                                                                                        Statement: A-5

Allowed                      An Intercompany Claim, to the extent it is or has become an Allowed        Disclosure
Intercompany                 Claim and as set forth on Exhibit "F" to the Plan; provided, however       Statement: A-5
Claim                        that, based upon a methodology or procedure agreed upon by the
                             Debtors, the Creditors' Committee and the ENA Examiner and set forth in the Plan Supplement, the amount of each such Intercompany Claim may be adjusted pursuant to a final order of the Bankruptcy Court entered after the date of the Disclosure Statement Order to reflect (a)
                             Allowed Claims, other than Guaranty Claims, arising from a Debtor satisfying, or being deemed to have satisfied, the obligations of another Debtor, (b) Allowed Claims arising under section 502(h) of the
                             Bankruptcy Code solely to the extent that a Debtor does not receive a full recovery due to the effect of the proviso set forth in Section
                             28.1 of the Plan or (c) Allowed Claims arising from the rejection of written executory contracts or unexpired leases between or among the
                             Debtors, other than with respect to Claims relating to the rejection damages referenced in Section 34.3 of the Plan.

Alternate Base Rate          For any day, a rate of interest per annum equal to the higher of (i)       Portland General
                             the Prime Rate for such day and (ii) the sum of the federal funds          Credit Agreement
                             effective rate for such day plus 0.5% per annum.

Amended Cash                 The Amended order Authorizing Continued Use of Existing Bank               Disclosure
Management Order             Management Order Cash Management System, Checks and Business Forms,        Statement: A-6
                             and Granting Inter-Company Superprioity Claims, Pursuant to 11 U.S.C.
                             Sections 361, 363(e), 362 and 507(b), as Adequate Protection (Docket
                             #1666).

Amended DIP Credit           That certain Amended and Restated Revolving Credit and Guaranty            Disclosure
Agreement                    Agreement Agreement dated as of June 14, 2002, by and among Enron, as      Statement: A-6
                             borrower, each of the direct or indirect subsidiaries of Enron as party thereto, as guarantors, the DIP Lenders, JPMCB and Citicorp, as co-administrative agents, Citicorp, as paying agent, and JPMCB, as collateral agent.

Applicable Margin            (a) With respect to Eurodollar Ratable Advances at any time, the           Portland General
                             percentage rate per annum under the heading "Eurodollar Applicable         Credit Agreement
                             Margin" in the Pricing Schedule which is applicable at such time; and
                             (b) with respect to Floating Rate Advances at any time, the percentage rate per annum under the heading "Base Rate Applicable Margin" in the
                             Pricing Schedule which is applicable at such time.

Ardmore Data Center          The primary internet/telecommunications center for Enron and its           Disclosure
                             Affiliates, including the Pipeline Businesses.                             Statement: A-7

Assets                       With respect to a Debtor, (a) all "property" of such Debtor's estate,      Disclosure
                             as defined in section 541 of the Bankruptcy Code, including such           Statement: A-7
                             property as is reflected on such Debtor's books and records as of the date of the Disclosure Statement Order, unless modified pursuant to the Plan or a final order and (b) all claims and causes of action, including those that may be allocated or reallocated in accordance with the provisions of Articles II, XXII, XXIII and XXVIII of the
                             Plan, that have been or may be commenced by such Debtor in Possession or other authorized representative for the benefit of such Debtor's estate, unless modified pursuant to the Plan or a final order;
                             provided, however, that, "Assets" shall not include claims and causes of action which are the subject of the Severance Settlement Fund
                             Litigation or such other property otherwise provided for in the Plan or by a final order; and, provided, further, that, in the event that the Litigation Trust or the Special Litigation Trust is created,
                             Litigation Trust Claims or Special Litigation Claims, as the case may be, shall not constitute "Assets."

Bighorn                      Bighorn Gas Gathering, L.L.C.                                              Omnibus: 35

Bridgeline                   Bridgeline   Holdings,   L.P.,   Bridgeline   Storage  and  Bridgeline     Disclosure
                             Distribution, collectively.                                                Statement: A-10

Business Day                 A day other than a Saturday, a Sunday or any other day on which            Disclosure
                             commercial banks in New York, New York are required or authorized to       Statement: A-10
                             close by law or executive order.

CES                          CrossCountry Energy Services, LLC, (successor-in-interest to CGNN          Disclosure
                             Holding Company, Inc.), a non-Debtor affiliate of Enron and a wholly       Statement: A-12
                             owned subsidiary of ETS.

Citicorp.                    Citicorp USA, Inc.                                                         Disclosure
                                                                                                        Statement: A-12

Citrus                       Citrus Corp.                                                               Disclosure
                                                                                                        Statement: A-12

Claim                        Any right to payment from the Debtors or from property of the Debtors      Disclosure
                             or their estates, whether or not such right is reduced to judgment,        Statement: A-12
                             liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown or asserted; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors or from property of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured matured, unmatured, disputed, undisputed, secured, or unsecured.

Commitment                   For each Lender under the Portland General Credit Agreement, the           Portland General
                             obligation of such Lender to make Ratable Loans to, and participate in     Credit Agreement
                             Facility LCs issued upon the application of, Portland General in an

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
                             aggregate amount not exceeding the amount set forth on Schedule 3 or as set forth in any notice of assignment relating to any assignment that has become effective pursuant to Section 12.3.2 of the Portland
                             General Credit Agreement as such amount may be modified from time to time pursuant to the term thereof.

Common Equity Interest       A common Equity Interest.                                                  Disclosure
                                                                                                        Statement: A-13

Confirmation Date            The date the clerk of the Bankruptcy court enters the Confirmation         Statement: A-14
                             Disclosure Order on the docket of the Bankruptcy Court with respect to the Debtors' chapter 11 cases.

Confirmation                 The hearing to consider confirmation of the Plan in accordance with        Disclosure
Hearing                      section 1129 of the Bankruptcy Code, as such hearing may be adjourned      Statement: A-14
                             or continued from time to time.

Confirmation Order           The order of the Bankruptcy Court confirming the Plan.                     Disclosure
                                                                                                        Statement: A-14

Convenience Claim            Except as provided in Section 16.2 of the Plan, any Claim equal to or      Disclosure
                             less than Fifty Thousand Dollars ($50,000.00) or greater than Fifty        Statement: A-16
                             Thousand Dollars ($50,000.00) but with respect to which the holder thereof voluntarily reduces the Claim to Fifty Thousand Dollars
                             ($50,000.00) on the ballot; provided, however, that, for purposes of the Plan and the distributions to be made thereunder, "Convenience
                             Claim" shall not include (i) an Enron Senior Note Claim, (ii) an Enron
                             Subordinated Debenture Claim, (iii) an ETS Debenture Claim, (iv) an
                             ENA Debenture Claim, (v) an Enron TOPRS Debenture Claim and (vi) any
                             other Claim that is a component of a larger Claim, portions of which may be held by one or more holders of Allowed Claims.

Creditor                     Any person or entity holding a Claim against the Debtors' estates or,      Disclosure
                             pursuant to section 102(2) of the Bankruptcy Code, against property of     Statement: A-16
                             the Debtors that arose or is deemed to have arisen on or prior to the
                             Petition Date, including, without limitation, a Claim against any of the Debtors or Debtors in Possession of a kind specified in sections
                             502(g), 502(h) or 502(i) of the Bankruptcy Code.

CrossCountry                 CrossCountry Energy, LLC, a Delaware limited liability company, formed     Disclosure
                             on or prior to the Effective Date, the assets of which shall consist       Statement: A-16
                             of the CrossCountry Assets; provided, however, unless the context required otherwise, references to "CrossCountry" shall also be deemed references to the entity that the Debtors and the Creditors'
                             Committee designate as CrossCountry Distributing Company in accordance with the Plan, whether by consummation of the CrossCountry Transaction or the declaration of CrossCountry as CrossCountry Distributing
                             Company, whether in its current form as a limited liability company or as converted to a corporation.
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

CrossCountry Distributing    The Entity designated jointly by the Debtors and the Creditor's            Disclosure
Company                      Committee pursuant to Company the Plan to distribute shares of capital     Statement: A-18
                             stock or equity interests in accordance with Section 32.1(c) of the
                             Plan representing interests in the CrossCountry Assets.

CrossCountry                 Enron, ETS, EOC Preferred (as successor to Enron Operations, L.P.) and     Disclosure
Enron Parties                EOS, which comprise the parties, in addition to CrossCountry,              Statement: A-18
                             CrossCountry Citrus Corp. and CrossCountry Energy Corp., which are parties to the CrossCountry Contribution and Separation Agreement.

CrossCountry Transaction     The transaction, described in the Disclosure Statement, Section IX.F.1     Disclosure
                             "Formation of CrossCountry," entered into by the CrossCountry Enron        Statement: A-18
                             Parties, CrossCountry and CrossCountry Distributing Company, with the consent of the Creditors' Committee and consistent with the Plan, pursuant to which the equity interests in CrossCountry would be exchanged for equity interests in CrossCountry Distributing Company and CrossCountry Distributing Company obtains the direct or indirect ownership of the Pipeline Businesses and services companies held by
                             CrossCountry.

Debtor in Possession         The Debtors as Debtors in possession pursuant to sections 1101(1) and      Disclosure
or DIP                       1107(a) of the Bankruptcy Code.                                            Statement: A-21

DIP Credit Agreement         Revolving Credit and Guaranty Agreement, dated as of December 3, 2001,     Disclosure
                             by and among Enron and ENA, as borrowers, each of the direct or indirect   Statement: A-22
                             Debtor subsidiaries of Enron and ENA party thereto, as guarantors,
                             JPMCB and Citicorp, as co-administrative agents, Citicorp, as paying agent, JPMCB, as collateral agent, and the lenders party thereto, as lenders.

DIP Lenders                  The lenders under the DIP Credit Agreement, as amended.                    Disclosure
                                                                                                        Statement: A-22

Disbursing Agent             Solely in its capacity as agent of the Debtors to effectuate               Disclosure
                             distributions pursuant to the Plan, the Reorganized Debtors, the           Statement: A-22
                             Reorganized Debtor Plan Administrator or such other Entity as may be designated by the Debtors, with the consent of the Creditors'
                             Committee, and appointed by the Bankruptcy Court and set forth in the
                             Confirmation Order.

Disputed Claim; Disputed     Any Claim against or Equity Interest in the Debtors, to the extent the     Disclosure
Equity Interest              allowance of such Claim or Equity Interest is the subject of a timely      Statement: A-23
                             objection or request for estimation, or is otherwise disputed by the
                             Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, with prejudice or determined by a final order.

Disputed Claims Reserve      From and after the Effective Date, and until such time as all Disputed     Disclosure
                             Claims have been compromised and settled or determined by final order,     Statement: A-22
                             the Disbursing Agent shall reserve and hold in escrow for the benefit of each holder of a Disputed Claim, Cash, Plan Securities,
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
                             Operating Trust Interests, Remaining Asset Trust Interests, Litigation
                             Trust Interests and Special Litigation Trust Interests and any dividends, gains or income attributable thereto, in an amount equal to the pro rata share of distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of: (i) the Disputed Claim Amount, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy
                             Court, shall constitute and represent the maximum amount in which such
                             Claim may ultimately become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors; provided, however, that, under no circumstances, shall a holder of an Allowed Convenience Claim be entitled to distributions of Litigation Trust Interests, Special
                             Litigation Trusts Interests or the proceeds thereof. Any Cash, Plan
                             Securities, Operating Trust Interests, Remaining Asset Trust
                             Interests, Litigation Trust Interests and Special Litigation Trust
                             Interests reserved and held for the benefit of a holder of a Disputed
                             Claim shall be treated as a payment and reduction on account of such
                             Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in Plan Securities in the event the
                             Disputed Claim ultimately becomes an Allowed Claim. Such Cash and any dividends, gains or income paid on account of Plan Securities,
                             Operating Trust Interests, Remaining Asset Trust Interests, Litigation
                             Trust Interests and Special Litigation Trust Interests reserved for the benefit of holders of Disputed Claims shall be either: (x) held by the Disbursing Agent, in an interest-bearing account or (y) invested in interest-bearing obligations issued by the United States government, or by an agency of the United States government and guaranteed by the United States government, and having (in either case) a maturity of not more than thirty (30) days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof by final order.

Effective Date               The earlier to occur of: (a) the first (1st) Business Day following        Disclosure
                             the Confirmation Date that (i) the conditions to effectiveness of the      Statement: A-29
                             Plan set forth in Section 37.1 of the Plan have been satisfied or otherwise waived in accordance with Section 37.2 of the Plan, but in no event earlier than December 31, 2004, and (ii) the effectiveness of the
                             Confirmation Order shall not be stayed and (b) such other date following the
                             Confirmation Date that the Debtors and the Creditors' Committee, in their joint and absolute discretion, designate.

ENA Examiner                 Harrison J. Goldin, appointed as examiner of ENA pursuant to the           Disclosure
                             Bankruptcy Court's order, dated March 12, 2002.                            Statement: A-33
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
Enron Common Equity          An Equity Interest represented by one of the one billion two hundred       Disclosure
Interest                     million Interest (1,200,000,000) authorized shares of common stock of      Statement: A-36
                             Enron as of the Petition Date or any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to or on the Petition Date.

Enron Preferred Equity       An Equity Interest represented by an issued and outstanding share of       Disclosure
                             preferred stock Interest of Enron as of the Petition Date, including,      Statement: A-38
                             without limitation, that certain (a) Cumulative Second Preferred
                             Convertible Stock, (b) 9.142% Perpetual Second Preferred Stock, (c)
                             Mandatorily Convertible Junior Preferred Stock, Series B, and (d)
                             Mandatorily Convertible Single Reset Preferred Stock, Series C, or any
                             other interest or right to convert into such a preferred equity interest or acquire any preferred equity interest of the Debtors which was in existence immediately prior to the Petition Date.

Enron TOPRS Debenture        Any General Unsecured Claim arising from or relating to the Enron          Disclosure
Claim                        TOPRS Indentures.                                                          Statement: A-39

Enron TOPRS Debentures       The 7.75% subordinated debentures due 2016, issued in the original         Disclosure
                             aggregate principal amount of $181,926,000.00 and the 7.75%                Statement: A-40
                             subordinated debentures Due 2016, Series II, issued in the original aggregate principal amount of $136,450,000.00, pursuant to the Enron
                             TOPRS Indentures.

Enron TOPRS Indentures       That certain (1) Indenture, dated as of November 21, 1996, between         Disclosure
                             ENE, as Issuer, and The Chase Manhattan Bank, as Indenture Trustee,        Statement: A-40
                             and (2) Indenture, dated as of January 16, 1997, between Enron, as
                             Issuer, and The Chase Manhattan Bank, as Indenture Trustee.

EOC Preferred                EOC Preferred, L.L.C., a non-Debtor affiliate of Enron.                    Disclosure
                                                                                                        Statement: A-40

EOS                          Enron Operations Services, LLC, a Debtor.                                  Disclosure
                                                                                                        Statement: A-40

EPC                          Enron Power Corp., a Delaware corporation and a Debtor.                    Disclosure
                                                                                                        Statement: A-41

EPC Guaranty                 Any Unsecured Claim, other than an Intercompany Claim, against EPC         Disclosure
Claim                        arising from or relating to an agreement by EPC to guarantee or            Statement: A-
                             otherwise satisfy the obligations of another Debtor, including,            41
                             without limitation, any Claim arising from or relating to rights of contribution or reimbursement.

Equity Interests             Any equity interest in any of the Debtors represented by duly               Disclosure
                             authorized, validly issued and outstanding shares of preferred              Statement: A-
                             stock or common stock or any interest or right to convert into such         43
                             an equity interest or acquire any equity interest of the Debtors which was in

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
                              existence immediately prior to or on the Petition Date.
ETS                           Enron Transportation Services, LLC, a Delaware limited liability company                Disclosure
                              and successor-in-interest to Enron Transportation Services Company, one of              Statement: A-
                              the Debtors.                                                                            44
ETS Debenture                 Any General Unsecured Claim arising from or relating to the ETS Indentures.             Disclosure
Claim                                                                                                                 Statement: A-
                                                                                                                      44
ETS Indentures                That certain (1) Indenture, dated as of November 21, 1996, by and among                 Disclosure
                              Enron Pipeline Company, now known as ETS, as issuer, Enron, as                          Statement: A-
                              guarantor, and The Chase Manhattan Bank, as Indenture Trustee, and (2)                  44
                              Indenture, dated as of January 16, 1997, by and among Enron Pipeline
                              Company, now known as ETS, as issuer, Enron, as guarantor, and The
                              Chase Manhattan Bank, as Indenture Trustee.

ETS Indenture                 National City Bank, solely in its capacity as successor in interest to The              Disclosure
Trustee                       Chase Manhattan Bank, as indenture trustee under the ETS Indentures, or its             Statement: A-
                              duly appointed successor.                                                               44
Eurodollar Advance            A Eurodollar Ratable Advance, a Eurodollar Bid Rate Advance, or both, as                Portland
                              the context may require.                                                                General Credit
                                                                                                                      Agreement
Eurodollar Bid Rate           With respect to a Eurodollar Bid Rate Loan made by a given Lender for the               Portland
                              relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the             General Credit
                              Eurodollar Base Rate applicable to such Interest Period, divided by (b) one             Agreement
                              minus the Reserve Requirement (expressed as a decimal) applicable to such
                              Interest Period, plus (ii) the Competitive Bid Margin offered by such Lender and accepted by Portland General.
Eurodollar Bid Rate           A loan which bears interest at a Eurodollar Bid Rate.                                   Portland
Loan                                                                                                                  General
                                                                                                                      Credit
                                                                                                                      Agreement
Eurodollar Interest           With respect to an Eurodollar Advance, a period of one, two, three or six               Portland
Period                        months commencing on a business day selected by the Borrower pursuant to                General Credit
                              the Portland General Credit Agreement. Such Eurodollar Interest Period                  Agreement
                              shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such
                              Eurodollar Interest Period shall end on the last business day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a business day, such Eurodollar Interest
                              Period shall end on the next succeeding business day, provided that if said next succeeding business day falls in a new calendar month, such Eurodollar
                              Interest Period shall end on the immediately preceding business day.
Eurodollar Ratable            A Ratable Advance which bears interest at a Eurodollar Rate requested by                Portland
Advance                       Portland General pursuant to Section 2.2 of the Portland General                        General

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
                              Credit Agreement.                                                                       Credit
                                                                                                                      Agreement
Eurodollar Ratable            A Ratable Loan which bears interest at a Eurodollar Rate requested by                   Portland
Loan                          Portland General pursuant to Section 2.2 of the Portland General Credit                 General
                              Agreement.                                                                              Credit
                                                                                                                      Agreement
Eurodollar Rate               With respect to a Eurodollar Ratable Advance for the relevant Eurodollar                Portland
                              Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate            General
                              applicable to such Eurodollar Interest Period, divided by (b) one minus the             Credit
                              Reserve Requirement (expressed as a decimal) applicable to such Eurodollar              Agreement
                              Interest Period, plus (ii) the Applicable Margin.
Facility LCs                  Existing and standby letters of credit under the Portland General Credit                Portland
                              Agreement.                                                                              General Credit
                                                                                                                      Agreement
Floating Rate                 For any day, a rate per annum equal to the sum of (i) the Alternate Base Rate           Portland
                              for such day, changing when and as the Alternate Base Rate changes, plus (ii)           General Credit
                              the Applicable Margin.                                                                  Agreement

Floating Rate                 An Advance which, except as otherwise provided in Section 2.9 of the                    Portland
Advance                       Portland General Credit Agreement, bears interest at the Floating Rate.                 General Credit
                                                                                                                      Agreement
Initial Petition Date         December 2, 2001, the date on which Enron and thirteen of its direct and                Disclosure
                              indirect subsidiaries filed their voluntary petitions for relief commencing the         Statement: A-
                              chapter 11 cases.                                                                       50
Intercompany Claims           Any Unsecured Claim held by any Debtor, other than the Portland Debtors,                Disclosure
                              against any other Debtor, other than the Portland Debtors.                              Statement: A-
                                                                                                                      50
Interim DIP Order             Bankruptcy Court order (Docket #63) approving the DIP Credit Agreement                  Disclosure
                              on an interim basis.                                                                    Statement: A-
                                                                                                                      51
IRS                           Internal Revenue Service, an agency of the United States Department of                  Disclosure
                              Treasury.                                                                               Statement: A-

IRS Code                      Internal Revenue Code of 1986, as amended from time to time.                            Disclosure
                                                                                                                      Statement: A-
                                                                                                                      51
General Unsecured             An unsecured Claim, other than a Guaranty Claim, or an Intercompany                     Disclosure
Claim                         Claim.                                                                                  Statement: A-
                                                                                                                      48
Guaranty Claims               ACFI Guaranty Claims, ENA Guaranty Claims, Enron Guaranty Claims,                       Disclosure
                              EPC Guaranty Claims and Wind Guaranty Claims.                                           Statement: A-
                                                                                                                      48
Guardian                      Guardian Pipeline, LLC.                                                                 Disclosure
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
                                                                                                                      51
                                                                                                                      Statement: A-
                                                                                                                      49
Junior Liens                  Has the meaning set forth in Section IV.A.3 of the Disclosure Statement.                Disclosure
                                                                                                                      Statement: A-
                                                                                                                      52
Junior                        Has the meaning set forth in Section IV.A.3 of the Disclosure Statement.                Disclosure
Reimbursement                                                                                                         Statement: A-
Claims                                                                                                                52
LC Obligations                At any time, the sum, without duplication, of (i) the aggregate undrawn stated          Portland
                              amount under all Facility LCs outstanding at such time plus (ii) the aggregate          General Credit
                              unpaid amount of all Reimbursement Obligations at such time.                            Agreement
Lenders                       The financial institutions and their respective successors and assigns, which           Portland
                              are parties to the Portland General Credit Agreement.                                   General Credit
                                                                                                                      Agreement
Litigation Trust              The Entity, if jointly determined by the Debtors and, provided that the                 Disclosure
                              Creditors' Committee has not been dissolved in accordance with the                      Statement: A-
                              provisions of Section 33.1 of the Plan, the Creditors' Committee, to be                 53
                              created on or prior to December 31st of the calendar year in which the
                              Effective Date occurs, unless such date is otherwise extended by the Debtors and the Creditors' Committee, in their joint and absolute discretion and by notice filed with the Bankruptcy Court, in accordance with the provisions of
                              Article XXII of the Plan and the Litigation Trust Agreement for the benefit of holders of Allowed Claims, as if Litigation Trust Claims were owned by
                              Enron, in accordance with the terms and provisions of the Distribution Model and Article XXII of the Plan.

Litigation Trust              All claims and causes of action asserted, or which may be asserted, by or on            Disclosure
Claims                        behalf of the Debtors or the Debtors' estates (i) in the MegaClaim Litigation,          Statement: A-
                              (ii) in the Montgomery County Litigation (other than claims and causes of               54
                              action against insiders or former insiders of the Debtors), (iii) of the same nature against other financial institutions, law firms, accountants and accounting firms, certain of the Debtors' other professionals and such other
                              Entities as may be described in the Plan Supplement and (iv) arising under or pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553 of the
                              Bankruptcy Code against the entities referenced in subsections (i), (ii)
                              and (iii) above; provided, however, that, under no circumstances, shall such claims and causes of action include (a) Special Litigation Trust Claims to be prosecuted by the Special Litigation Trust and the Special Litigation Trustee
                              pursuant to Article XXIII of the Plan or (b) any claims and causes of action of the estates of the Debtors waived and released in accordance with the provisions of Sections 28.3 and 42.6 of the Plan; and, provided, further, that, in the event that the Debtors and the Creditors' Committee jointly determine not to form the Litigation Trust, the claims and causes of


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
                              action referred to in clauses (i), (ii), (iii) and (iv) above shall be deemed to be Assets of Enron, notwithstanding the inclusion of Enron and other Debtors or their estates as a plaintiff in such litigation and without the execution and delivery of any additional documents or the entry of any order of the
                              Bankruptcy Court or such other court of competent jurisdiction.

MegaClaim Litigation          The litigation styled Enron Corp. and Enron North America Corp. v.                      Disclosure
                              Citigroup, Inc., et al, Adversary Proceeding No. 03-9266 (AJG), pending                 Statement: A-
                              in the Bankruptcy Court.                                                                56
Montgomery County             The litigation styled Official Committee of Unsecured Creditors of Enron                Disclosure
Litigation                    Corp. v. Fastow, et al., Case No. 02-10-06531, pending in the District                  Statement: A-
                              Court for the 9th Judicial District, Montgomery County, Texas.                          57

Northern Plains               Northern Plains Natural Gas Company.                                                    Disclosure
                                                                                                                      Statement: A-
                                                                                                                      58

Operating Entities            CrossCountry, PGE, and Prisma, together the operating subsidiaries of the               Disclosure
                              Reorganized Debtors.                                                                    Statement: A-
                                                                                                                      59

Outstanding Credit            As to any Lender at any time, the sum of (i) the aggregate principal amount of          Portland
Exposure                      its loans outstanding at such time, plus (ii) an amount equal to its pro rata           General Credit
                              share of the LC Obligations at such time.                                               Agreement

Petition Date The Initial Petition Date; provided, however, that, with respect to those Disclosure Debtors which commenced their chapter 11 cases subsequent to December Statement: A- 2, 2001, " Petition
                              Date" shall refer to the respective dates on which such 61 chapter 11 cases were commenced.

PGE Trust                     The Entity, if jointly determined by the Debtors and, provided that the                 Disclosure
                              Creditors' Committee has not been dissolved in accordance with the                      Statement: A-
                              provisions of Section 33.1 of the Plan, the Creditors' Committee, to be                 61
                              created on or subsequent to the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, to hold as its sole assets the
                              Existing PGE Common Stock or the PGE Common Stock in lieu thereof, but in no event the assets of PGE.
Pipeline Businesses           Those pipeline businesses or other energy related businesses associated with            Disclosure
                              the pipeline businesses which are owned or operated by Enron, ETS and                   Statement: A-
                              EOC Preferred that are anticipated to be contributed for equity interests in            62
                              CrossCountry pursuant to the CrossCountry Contribution and Separation
                              Agreement.

Plan Currency                 The mixture of Creditor Cash, Prisma Common Stock, CrossCountry                         Disclosure
                              Common Equity, and PGE Common Stock to be distributed to holders of                     Statement: A-
                              Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed                   63
                              Intercompany Claims pursuant to the Plan; provided, however,

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
                              that, if jointly determined by the Debtors and the Creditors' Committee,
                              "Plan Currency" may include Prisma Trust Interests, CrossCountry Trust
                              Interests, PGE Trust Interests and the Remaining Asset Trust Interests.
Plan Securities               Prisma Common Stock, CrossCountry Common Equity and PGE Common                          Disclosure
                              Stock.                                                                                  Statement: A-
                                                                                                                      63

Plan Supplement               A separate volume, to be filed with the clerk of the Bankruptcy Court and               Disclosure
                              posted as a "Related Document" at http://www.enron.com/corp/por/,                       Statement: A-
                              including, among other documents, forms of (1) the Litigation Trust                     63
                              Agreement, (2) the Special Litigation Trust Agreement, (3) the Prisma Trust
                              Agreement, (4) the CrossCountry Trust Agreement, (5) the PGE Trust
                              Agreement, (6) the Remaining Asset Trust Agreement(s), (7) the Common
                              Equity Trust Agreement, (8) the Preferred Equity Trust Agreement, (9) the
                              Prisma Articles of Association, (10) the Prisma Memorandum of Association,
                              (11) the CrossCountry By-laws/Organizational Agreement, (12) the
                              CrossCountry Charter, (13) the PGE By-Laws, (14) the PGE Certificate of
                              Incorporation, (15) the Reorganized Debtor Plan Administration Agreement,
                              (16) the Reorganized Debtors By-laws, (17) the Reorganized Debtors
                              Certificate of Incorporation, (18) the Severance Settlement Fund Trust
                              Agreement, (19) a schedule of the types of Claims entitled to the benefits of subordination afforded by the documents referred to and the definitions set forth on Exhibit "L" to the Plan, (20) a schedule of Allowed General
                              Unsecured Claims held by affiliated non-Debtor Entities and structures created by the Debtors and which are controlled or managed by the Debtors or their Affiliates, (21) a schedule setting forth the identity of the proposed senior officers and directors of Reorganized Enron, (22) a schedule setting forth the identity and compensation of any insiders to be retained or employed by Reorganized Enron, (23) a schedule setting forth the litigation commenced by the Debtors on or after December 15, 2003 to the extent that such litigation is not set forth in the Disclosure Statement, (24) the methodology or procedure agreed upon by the Debtors, the Creditors' Committee and the ENA
                              Examiner with respect to the adjustment of Allowed Intercompany Claims, as referenced in Section 1.21 of the Plan, and to the extent adjusted or to be adjusted pursuant to such methodology or procedure, an updated Exhibit "F" to the Plan and a range of adjustment, which may be made in accordance with Section
                              1.21(c) of the Plan, (25) the guidelines of the Disputed Claims reserve to be created in accordance with Section 21.3 of the Plan, (26) the guidelines for the
                              DCR Overseers in connection with the Disputed Claims reserve and (27) a schedule or description of Litigation Trust Claims and Special Litigation Trust Claims,
                              in each case, consistent with the substance of the economic and governance provisions contained in the Plan, (a) in form and substance satisfactory to the
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

                              Creditors' Committee and (b) in substance satisfactory to the ENA commenced by the Debtors on or after December 15, 2003 to the extent that such litigation is not set forth in the Disclosure Statement, (24) the methodology or procedure agreed upon by the Debtors, the Creditors' Committee and the ENA Examiner with respect to the adjustment of Allowed Intercompany Claims, as referenced in
                              Section 1.21 of the Plan, and to the extent adjusted or to be adjusted pursuant to such methodology or procedure, an updated Exhibit "F" to the Plan and a range of adjustment, which may be made in accordance with Section 1.21(c) of the Plan,
                              (25) the guidelines of the Disputed Claims reserve to be created in accordance with Section 21.3 of the Plan, (26) the guidelines for the DCR Overseers in connection with the Disputed Claims reserve and (27) a schedule or description of Litigation Trust Claims and Special Litigation Trust Claims, in each case, consistent with the substance of the economic and governance provisions contained in the Plan, (a) in form and substance satisfactory to the Creditors'
                              Committee and (b) in substance satisfactory to the ENA
                              Examiner. The Plan Supplement shall also set forth the amount of Creditor
                              Cash to be available as of the Effective Date as jointly determined by the
                              Debtors and the Creditor'  Committee, which amount may be subsequently adjusted with the consent of the Creditor' Committee. The Plan Supplement
                              (containing drafts or final versions of the foregoing documents) shall be (i)
                              filed with the clerk of the Bankruptcy Court as early as practicable (but in no event later than fifteen (15) days) prior to the Ballot Date, or on such other date as the Bankruptcy Court establishes and (ii) provided to the ENA
                              Examiner as early as practicable (but in no event later than thirty (30) days)
                              prior to the Ballot Date. Poliwatt means Poliwatt Limitada. Ponderosa means Ponderosa Assets, LP.  Ponderosa Ltd. means Ponderosa Pine
                              Energy Partners, Ltd. Portland Creditor Cash means at any time, the excess, if any, of (a) all Cash and Cash Equivalents in the Disbursement Account(s)
                              relating to each of the Portland Debtors over (b) such amounts of Cash (i)
                              reasonably determined by the Disbursing Agent as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative
                              Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience
                              Claims and Secured Claims relating to each of the Portland Debtors, (ii)
                              necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims relating to each of the Portland Debtors were, at such time, Allowed Claims and (iii) such other amounts reasonably determined by each of the Reorganized Portland Debtors as necessary to fund the ongoing operations of each of the Reorganized Portland Debtors during the period from the Effective Date up to and including the date such Debtors' chapter
                              11 cases are closed.
Portland Debtors              Portland General Holdings, Inc. and Portland Transition Company, Inc.                   Disclosure
                                                                                                                      Statement: A-
                                                                                                                      64
Portland General              The 364-Day Credit Agreement, dated May 28, 2003, among Portland                        Portland
Credit Agreement              General and the Lenders thereunder and Bank One, NA as administrative                   General Credit
                              agent for the Lenders.                                                                  Agreement

Pricing Schedule              The Schedule attached to the Portland General Credit Agreement and                      Portland
                              identified as such.                                                                     General Credit
                                                                                                                      Agreement
Prime Rate                    A rate per annum equal to the prime rate of interest announced by Bank One              Portland
                              or by its parent, Bank One Corporation, from time to time, changing when                General Credit
                              and as said prime rate changes.                                                         Agreement

Priority Non-Tax              Any Claim against the Debtors, other than an Administrative Expense Claim               Disclosure
Claim                         or a Priority Tax Claim, entitled to priority in payment in accordance with             Statement: A-
                              sections 507(a)(3), (4), (5), (6), (7) or (9) of the                                    65
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
                              Bankruptcy Code, but  only to the extent entitled to such priority.
Priority Tax Claim            Any Claim of a governmental unit against the Debtors entitled to priority in            Disclosure
                              payment under sections 502 (i) and 507(a)(8) of the Bankruptcy Code.                    Statement: A-
                                                                                                                      65
Prisma                        Prisma Energy International Inc., a Cayman Islands company, the assets of               Disclosure
                              which shall consist of the Prisma Assets.                                               Statement: A-
                                                                                                                      65
Prisma Assets                 The assets to be contributed into or transferred to Prisma, including, without          Disclosure
                              limitation (a) those assets set forth on Exhibit "H" to the Plan; provided,             Statement: A-
                              however, that, in the event that, during the period from the date of the                66
                              Disclosure Statement Order up to and including the date of the initial distribution of Plan Securities pursuant to the terms and provisions of Section
                              32.1 of the Plan, the Debtors, with the consent of the Creditors' Committee, determine not to include in Prisma a particular asset set forth on Exhibit "H"
                              to the Plan, the Debtors shall file a notice thereof with the Bankruptcy Court and the value of the Prisma Common Stock shall be reduced by the Value attributable to such asset, as set forth in the Disclosure Statement or determined by the Bankruptcy Court at the Confirmation Hearing, and (b)
                              such other assets as the Debtors, with the consent of the Creditors'
                              Committee, determine on or prior to the date of the initial distribution of Plan
                              Securities pursuant to the terms and provisions of Section 32.1 of the Plan to include in Prisma and the Value of the Prisma Common Stock shall be increased by the Value attributable to any such assets.
Prisma Articles of            The articles of association of Prisma, which articles of association shall be in        Disclosure
Association                   form and substance satisfactory to the Creditors' Committee and in                      Statement: A-
                              substantially the form included in the Plan Supplement.                                 65
Prisma Common                 The ordinary shares of Prisma authorized and to be issued pursuant to the               Disclosure
Stock                         Plan, which shares shall have a par value of $0.01 per share, of which fifty            Statement: A-
                              million (50,000,000) shares shall be authorized and of which forty million              66
                              (40,000,000) shares shall be issued pursuant to the Plan, and such other rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or the Prisma Memorandum of Association or the Prisma Articles of Association.
Prisma Contribution           The agreement to be entered into by the Prisma Enron Parties and Prisma to              Disclosure
and Separation                govern the contribution of the Prisma Assets to Prisma.                                 Statement: A-
Agreement                                                                                                             66
Prisma Distribution           The date on which the Prisma Distribution occurs.                                       Disclosure
Date                                                                                                                  Statement: A-
                                                                                                                      66
Prisma Enron Parties          Enron and its affiliates, other than Prisma, that are party to the Prisma               Disclosure
                              Contribution and Separation Agreement.                                                  Statement: A-
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
                                                                                                                      66
Prisma                        Memorandum of association of Prisma, which memorandum of association                    Disclosure
Memorandum of                 shall be in form and substance satisfactory to the Creditors' Committee and             Statement: A-
Association                   in substantially the form included in the Plan Supplement.                              66
Prisma Trust                  The entity, if jointly determined by the Debtors and, provided that the                 Disclosure
                              Creditors' Committee has not been dissolved in accordance with the                      Statement: A-
                              provisions of Section 33.1 of the Plan, the Creditors' Committee, to be                 67
                              created on or subsequent to the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, in addition to the creation of Prisma, and to which Entity shall be conveyed one hundred percent (100%) of the Prisma Common Stock.
Prisma Trust                  In the event that the Prisma Trust is created, the Prisma Trust Agreement,              Disclosure
Agreement                     which agreement shall be in form and substance satisfactory to the Creditors'           Statement: A-
                              Committee and substantially in the form contained in the Plan Supplement,               67
                              pursuant to which the Prisma Trust Board and the Prisma Trustee shall manage, administer, operate and liquidate the assets contained in the Prisma
                              Trust and distribute the proceeds thereof or the Prisma Common Stock.
Prisma                        Trust Board In the event that the Prisma Trust is created, the persons selected
                              Disclosure by the Debtors, after consultation with the Creditors' Committee, and
                              Statement: A- appointed by the Bankruptcy Court, or any replacements thereafter
                              67 selected in accordance with the provisions of the Prisma Trust Agreement.
Prisma                        Trustee In the event that the Prisma Trust is created, Stephen Forbes
                              Cooper, Disclosure LLC or such other Entity appointed by the Prisma Trust
                              Board and Statement: A- approved by the Bankruptcy Court to administer the Prisma Trust in 67 accordance with the provisions of Article XXIV of the Plan and the Prisma Trust Agreement.
RAC                           The Risk Assessment and Control Group for the Enron Companies.                          Disclosure
                                                                                                                      Statement A-
                                                                                                                      68
Remaining Asset               One or more Entities, if jointly determined by the Debtors and, provided that           Disclosure
Trust(s)                      the Creditors' Committee has not been dissolved in accordance with the                  Statement: A-
                              provisions of Section 33.1 of the Plan, the Creditors' Committee, to be                 69
                              created on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, occurs in accordance with the provisions of Article XXV of the Plan and the Remaining Asset Trust
                              Agreement(s) for the benefit of holders of Allowed General Unsecured
                              Claims, Allowed Guaranty Claims and Allowed Intercompany Claims and
                              such other Allowed Claims and Allowed Equity Interests in accordance with the terms and provisions of the Plan.
Remaining Assets              From and after the Effective Date, all Assets of the Reorganized Debtors;               Disclosure
                              provided, however, that, under no circumstances, shall "Remaining Assets"               Statement: A-
                              include (a) Creditor Cash on the Effective Date, (b) the Litigation Trust               69
                              Claims, (c) the Special Litigation Trust Claims, (d)

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
                              the Plan Securities and (e) claims and causes of action subject to the
                              Severance Settlement Fund Litigation.

Reorganized Debtors           The Debtors, other than the Portland Debtors, from and after the Effective              Disclosure
                              Date.                                                                                   Statement: A-
                                                                                                                      70
Reorganized Debtors           The respective by-laws of the Reorganized Debtors, including Reorganized                Disclosure
By-laws                       Enron, which by-laws shall be in form and substance satisfactory to the                 Statement: A-
                              Creditors' Committee and in substantially the form included in the Plan                 70
                              Supplement.

Reorganized Debtors           The respective Certificates of Incorporation of the Reorganized Debtors,                Disclosure
Certificate of                which certificates of incorporation shall be in form and substance satisfactory         Statement: A-
Incorporation                 to the Creditors' Committee and in substantially the form included in the Plan          70
                              Supplement.

Reorganized Debtor            Stephen Forbes Cooper, LLC, retained, as of the Effective Date, by the                  Disclosure
Plan Administrator            Reorganized Debtors as the employee responsible for, among other things,                Statement: A-
Reorganized                   the matters described in Section 36.2 of the Plan.                                      70
Portland Debtors              The Portland Debtors, from and after the Effective Date.                                Disclosure
                                                                                                                      Statement: A-
                                                                                                                      70
Ratable Advance               A borrowing (i) made by the Lenders on the same Borrowing Date, or (ii)                 Portland
                              converted or continued by the Lenders on the same date of conversion or                 General Credit
                              continuation, consisting in either case, of the aggregate amount of the several         Agreement
                              Ratable Loans of the same type and, in the case of Eurodollar Ratable Loans, for the same interest period.
Reserve Requirement           With respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental,
                              marginal and other reserves) which is imposed
                              under Regulation D on Eurocurrency liabilities.
S&P                           Standard & Poor's, a division of The McGraw-Hill Companies, Inc.                        Disclosure
                                                                                                                      Statement: A-
                                                                                                                      71
Second Amended                The Second Amended and Restated Revolving Credit and Guaranty                           Disclosure
DIP Credit                    Agreement dated as of May 9, 2003, by and among Enron, as borrower,                     Statement: A-
Agreement                     each of the direct or indirect subsidiaries of Enron party thereto, as                  72
                              guarantors, the DIP Lenders, JPMCB and Citicorp,
                              as co-administrative agents, Citicorp, as paying
                              agent, and JPMCB, as collateral agent.
Secured Claim                 A Claim against the estates of the Debtors (a) secured by a lien on Collateral          Disclosure
                              or (b) subject to setoff under section 553 of the Bankruptcy Code, to the               Statement: A-
                              extent of the value of the Collateral or to the extent of the amount subject to         73
                              setoff, as applicable, as determined in accordance with section 506(a) of the
                              Bankruptcy Code or as otherwise agreed to, in writing, by the (1) Debtors and the holder of such Claim, subject to the consent of the Creditors'
                              Committee, or (2) the Reorganized Debtors
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
                              and the holder of such Claim, as the case may be; provided, however, that, to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as a General Unsecured Claim unless, in any such case, the Class of which such Claim is a part makes a valid and timely election in accordance with section
                              1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

Securities Act                Securities Act of 1933.                                                                 Disclosure
                                                                                                                      Statement: A-
                                                                                                                      73
Severance                     Those claims and causes of action arising from and relating to the payment of           Disclosure
Settlement Fund               the Employee Prepetition Stay Bonus Payments to certain of the Debtors'                 Statement: A-
Litigation                    employees, which claims and causes of action were assigned to the Employee              74
                              Committee pursuant to the Severance Settlement Order, including, without limitation, the claims and causes of action which are the subject of litigation styled (a) Theresa A. Allen et al. v. Official Employment-Related Issues
                              Committee; Enron Corp.; Enron North America Corp.; Enron Net Works,
                              L.L.C., Adversary Proceeding No. 03-02084-AJG, currently pending in the
                              Bankruptcy Court, (b) Official Employment-Related Issues Committee of
                              Enron Corp., et al. v. John D. Arnold, et al., Adversary Proceeding No. 03-
                              3522, currently pending in the United States Bankruptcy Court for the
                              Southern District of Texas, (c) Official Employment-Related Issues
                              Committee of Enron Corp., et al. v. James B. Fallon, et al., Adversary
                              Proceeding No. 03-3496, currently pending in the United States Bankruptcy
                              Court for the Southern District of Texas, (d) Official Employment-Related
                              Issues Committee of Enron Corp., et al. v. Jeffrey McMahon, Adversary
                              Proceeding No. 03-3598, currently pending in the United States Bankruptcy
                              Court for the Southern District of Texas, and (e) Official Employment-
                              Related Issues Committee of Enron Corp. v. John J. Lavorato, et al.,
                              Adversary No. 03-3721, currently pending in the United States Bankruptcy
                              Court for the Southern District of Texas.

Special Litigation            The Entity, if jointly determined by the Debtors and, provided that the                 Disclosure
Trust                         Creditors' Committee has not been dissolved in accordance with the                      Statement: A-
                              provisions of Section 33.1 of the Plan, Creditors' Committee, to be created             76
                              on or prior to December 31st of the calendar year in which the Effective Date occurs, unless such date is otherwise extended by the Debtors and the
                              Creditors' Committee, in their joint and absolute discretion and by notice filed with the Bankruptcy Court, in accordance with the provisions of Article
                              XXIII of the Plan and the Special Litigation Trust Agreement for the benefit of holders of Allowed Claims against Enron in accordance with the terms and provisions of Article XXIII of the Plan.
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

Special Litigation            All claims and causes of action of the Debtors or Debtors in Possession, if             Disclosure
Trust Claims                  any, that asserted, or which may be asserted, by or on behalf of the Debtors            Statement: A-
                              or the Debtors' estates (i) in the Montgomery County Litigation (solely with            77
                              respect to claims and causes of action against insiders or former insiders of the Debtors), (ii) of the same nature against other of the Debtors' current or former insiders and such other Entities as may be described in the Plan
                              Supplement and (iii) arising under or pursuant to sections 544, 545, 547,
                              548, 549, 550, 551 and 553 of the Bankruptcy Code against the Entities referenced in subsections (i) and (ii) above; provided, however, that under no circumstances, shall such claims and causes of action include (a) Litigation
                              Trust Claims to be prosecuted by the Litigation Trust, the Debtors or
                              Reorganized Debtors, as the case may be, and (b) any claims and causes of action waived and released in accordance with the provisions of Sections
                              28.3 and 42.6 of the Plan, and, provided, further, that, in the event that the
                              Debtors and the Creditors' Committee jointly determine not to form the
                              Special Litigation Trust, the claims and causes of action referred to in clauses
                              (i), (ii) and (iii) above shall be deemed to be Assets of Enron, notwithstanding the inclusion of Enron and other Debtors or their estates as a plaintiff in such litigation and with the execution and delivery of any additional documents or the entry of any order of the Bankruptcy Court or such other court of competent jurisdiction.

Subordinated Claim            A Section 510 Enron Senior Notes Claim, a Section 510 Enron                             Disclosure
                              Subordinated Debenture Claim, a Section 510 Enron Preferred Equity                      Statement: A-
                              Interest Claim, a Section 510 Enron Common Equity Interest Claim, a                     78
                              Penalty Claim, an Enron TOPRS Subordinated Guaranty Claim or an Other
                              Subordinated Claim.

Transwestern                  Transwestern Holding Company, Inc.                                                      Disclosure
                                                                                                                      Statement: A-
                                                                                                                      80
Treasury Regulations          Regulations promulgated by the U.S. Department of Treasury pursuant to the              Disclosure
                              IRC.                                                                                    Statement: A-
                                                                                                                      80
Unsecured Claim               Any Claim against the Debtors, other than an Administrative Expense Claim,              Disclosure
                              a Secured Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a                      Statement: A-
                              Subordinated Claim, or a Convenience Claim.                                             81

